As filed with the Securities and Exchange Commission on April  20, 2007

Registration No. 333-140890

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

——————

AMENDMENT No. 2 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

——————

DGSE COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	3911	88-0097334
(State or Other Jurisdiction of Incorporation or Organization)	(Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

——————

2817 Forest Lane
Dallas, Texas 75234
(972) 484-3662
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

——————

Dr. L.S. Smith
Chairman of the Board and Chief Executive Officer
DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234
(972) 484-3662

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

——————

Copies to:

John J. Hentrich, Esq. Andreas F. Pour, Esq. Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, California 92130-2006 (858) 720-8900	William H. Oyster Chief Executive Officer Superior Galleries, Inc. 9478 West Olympic Blvd. Beverly Hills, California 90212 (310) 203-9855	Thomas G. Brockington, Esq. Richard Marr, Esq. Rutan & Tucker, LLP 611 Anton Boulevard, 14th Floor Costa Mesa, California 92626 (714) 641-5100

——————

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions set forth in the Amended and Restated Agreement and Plan of Merger and Reorganization, made as of January 6, 2007, described in the enclosed joint proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. DGSE Companies, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 SUBJECT TO COMPLETION, DATED APRIL  20, 2007

Dear DGSE Companies, Inc. and Superior Galleries, Inc. Stockholders:

We are pleased to report that the boards of directors of DGSE Companies, Inc., which we refer to as DGSE, and Superior Galleries, Inc., which we refer to as Superior, have each unanimously approved the Amended and Restated Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, providing for a merger and reorganization involving our two companies, which we refer to in this joint proxy statement/prospectus as the combination. Before we can complete the combination, we must obtain the approval of the stockholders of each of our companies. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the merger agreement and various related matters.

Pursuant to the combination, Superior will merge with a wholly-owned subsidiary of DGSE, which we refer to as the merger, and DGSE will acquire all of the outstanding shares of Superior. Superior stockholders will be entitled to receive 0.2731 shares of DGSE common stock for every share of Superior common stock they own at the effective time of the merger, which we refer to in this joint proxy statement/prospectus as the exchange ratio. The value of the merger consideration will fluctuate with changes in the price of DGSE’s common stock. If the price of DGSE’s common stock increases, the value of the merger consideration increases, however, if the price of DGSE’s common stock decreases, the value of the merger consideration decreases. There can be no assurance as to the market price of DGSE common stock at any time prior to the completion of the proposed merger or at any time thereafter. Fractional shares will be rounded up to the nearest whole number of DGSE shares. Fifteen percent of the number of shares of DGSE common stock to be issued at the closing of the merger, less 33,648 shares to which DGSE is entitled as an indemnity under the merger agreement, will be deposited in an escrow account as security for the payment of indemnification claims under the merger agreement in the event Superior’s representations and warranties concerning its capitalization are inaccurate. As a result of the exchange, Superior stockholders will become DGSE stockholders and Superior will become a wholly-owned subsidiary of DGSE. Each outstanding share of DGSE common stock will remain unchanged in the combination.

Both DGSE and Superior have scheduled a special meeting of their respective stockholders to vote on the combination and related proposals. The dates, times and details of these meetings are described in this joint proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to DGSE or Superior, as applicable. We encourage you to read this entire joint proxy statement/prospectus carefully and we especially encourage you to read the section entitled “Risk Factors” beginning on page 22. This document provides you with detailed information about the merger and reorganization and the other related proposals of DGSE and Superior and the meetings of DGSE and Superior. As described in the next few pages, you can also find more information about DGSE and Superior from publicly available documents on file with the Securities and Exchange Commission. DGSE’s common stock trades on the Nasdaq Capital Market under the symbol “DGSE.” Following the combination, DGSE may change its listing to the American Stock Exchange. On [●], 2007, the closing price of DGSE common stock, as reported by the Nasdaq Capital Market, was $[●] per share. The warrants will not be listed on any securities exchange.

We enthusiastically support the merger and reorganization, and we join with the members of our boards of directors in recommending that you vote FOR the merger agreement, the combination and the other proposals.

Dr. L.S. Smith	William H. Oyster
Chairman of the Board and Chief Executive Officer DGSE Companies, Inc.	Chief Executive Officer Superior Galleries, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the DGSE Companies, Inc. common stock to be issued pursuant to the terms set forth in this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated April [●], 2007 and is first being mailed to DGSE and Superior stockholders on or about April [●], 2007.

ADDITIONAL INFORMATION

As used in this joint proxy statement/prospectus, “DGSE” refers to DGSE Companies, Inc., formerly known as Dallas Gold & Silver Exchange, Inc., and its consolidated subsidiaries, and “Superior” refers to Superior Galleries, Inc., formerly known as Tangible Asset Galleries, Inc., and its consolidated subsidiaries, in each case, except where the context otherwise requires or as otherwise indicated.

This joint proxy statement/prospectus:

•

Incorporates important business and financial information about DGSE and Superior from documents filed with the Securities and Exchange Commission that is not included in or delivered with this document but is available online at http://www.sec.gov/, as well as from other sources; and

•

Does not include some information included in the registration statement on Form S-4 filed with the Securities and Exchange Commission by DGSE, of which this joint proxy statement/prospectus forms a part, or information included in the exhibits to the registration statement.

The information described above is available to you without charge upon your written or oral request. You can obtain any of the information described above regarding DGSE by requesting it in writing or by telephone from DGSE at the following address and telephone number:

DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234
Attention: Investor Relations
(972) 484-3662

You can obtain any of the information described above regarding Superior by requesting it in writing or by telephone from Superior at the following address and telephone number:

Superior Galleries, Inc.
9478 West Olympic Blvd.
Beverly Hills, California 90212
Attention: Investor Relations
(800) 421-0754

In order for you to receive timely delivery of the documents in advance of the meetings, DGSE or Superior should receive your request no later than April [●], 2007, which is five business days before the date of each company’s special meeting.

Please also see the section entitled “Where You Can Find More Information” beginning on page 155.

If you have any questions about the combination or the meetings of DGSE and Superior, including the procedures for voting your shares, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, please contact:

For DGSE stockholders:

DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234
Attention: Investor Relations
(972) 484-3662

For Superior stockholders:

Superior Galleries, Inc.
9478 West Olympic Blvd.
Beverly Hills, California 90212
Attention: Investor Relations
(800) 421-0754

The “US Bullion Exchange”, “Dallas Gold and Silver Exchange”, “First Coin Auctions”, “Virtual Auctioneer” and “DGSE” family of related marks, images and symbols are the properties, trademarks and service marks of DGSE. The “Superior Galleries” family of related marks, images and symbols are the properties, trademarks and service marks of Superior. Additional company and product names may be trademarks of their respective owners.

DGSE COMPANIES, INC.
2817 Forest Lane
Dallas, Texas 75234

——————

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held May [●], 2007

To the Stockholders of DGSE Companies, Inc.:

Notice is hereby given that a special meeting of stockholders of DGSE Companies, Inc., a Nevada corporation, will be held at DGSE’s executive offices at 2817 Forest Lane, Dallas, Texas 75234, on [●], May [●], 2007, at 10:00 AM Central Time, for the purpose of considering and voting upon the following matters:

1.

Reorganization. To adopt and approve the Amended and Restated Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, entered into as of January 6, 2007, by and among DGSE, DGSE Merger Corp., a Delaware corporation and wholly-owned subsidiary of DGSE, Superior Galleries, Inc., a Delaware corporation, and Stanford International Bank Ltd., as stockholder agent, and to approve the merger and reorganization contemplated thereby, including the issuance of shares, and options and warrants to acquire shares, of DGSE common stock pursuant to the merger agreement.

2.

Amendment to the Articles of Incorporation. To approve an amendment to DGSE’s articles of incorporation to increase the number of authorized shares of common stock by 20,000,000 shares, to a total of 30,000,000 shares.

3.

Adjournment. To adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals.

While proposals 1 and 2 are being voted on separately, both must be approved for either to be implemented. These proposals are more fully described in the accompanying joint proxy statement/prospectus, which we urge you to read very carefully. A copy of the merger agreement, along with various related agreements and the amendment to DGSE’s articles of incorporation, are attached as Annexes A – J to the joint proxy statement/prospectus.

Only DGSE stockholders of record at the close of business on April 6, 2007, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of stockholders eligible to vote at the special meeting will be available for your review during DGSE’s regular business hours at its principal place of business in Dallas, Texas for at least ten days prior to the special meeting for any purpose germane to the special meeting.

The board of directors of DGSE unanimously recommends you vote FOR Proposal No. 1 for the merger agreement and the issuance of shares of DGSE common stock pursuant to the merger agreement, FOR Proposal No. 2 for the amendment to the DGSE articles of incorporation to increase the number of authorized shares of common stock to 30,000,000 shares, and FOR Proposal No. 3 to adjourn the special meeting, if necessary to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Whether or not you plan to attend the special meeting in person, to ensure that your shares are represented at the special meeting, we encourage you to submit your proxy by mail in the enclosed postage-paid envelope. Returning your proxy does not deprive you of your right to attend the special meeting and to vote your shares in person. You may revoke your proxy in the manner described in the joint proxy statement/prospectus at any time before it has been voted at the special meeting.

By Order of the Board of Directors,

Dated: April [●], 2007

Dr. L.S. Smith, Ph.D.
Chairman of the Board and Secretary

SUPERIOR GALLERIES, INC.
9478 West Olympic Blvd.
Beverly Hills, California 90212

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held May [●], 2007

To the Stockholders of Superior Galleries, Inc.:

Notice is hereby given that a special meeting of stockholders of Superior Galleries, Inc., a Delaware corporation, will be held at Superior’s principal offices at 2817 Forest Lane, Dallas, Texas 75234, on [●], May [●], 2007, at 11:30 AM Central Time, for the purpose of considering and voting upon the following matters:

1.

Merger. To adopt and approve the Amended and Restated Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, entered into as of January 6, 2007, by and among DGSE Companies, Inc., which we refer to as DGSE, DGSE Merger Corp., a wholly owned subsidiary of DGSE, Superior, and Stanford International Bank Ltd., which we refer to as SIBL, as stockholder agent, whom together with any successors in that capacity we refer to as the stockholder agent, and to approve the merger and reorganization contemplated thereby.

2.

Approval of the Stockholder Agent. To irrevocably appoint SIBL, the largest Superior stockholder and Superior’s primary lender, including its successors as stockholder agent, as the exclusive agent, attorney-in-fact and representative of Superior stockholders under the merger agreement and related escrow agreement.

3.

Adjournment. To adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals.

These proposals are more fully described in the accompanying joint proxy statement/prospectus, which we urge you to read very carefully. A copy of the merger agreement and various related agreements are attached as Annexes A – G to the joint proxy statement/prospectus.

Only Superior stockholders of record at the close of business on April 6, 2007, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of stockholders eligible to vote at the special meeting will be available for your review during Superior’s regular business hours at its principal place of business in Beverly Hills, California for at least ten days prior to the special meeting for any purpose germane to the special meeting.

The board of directors of Superior unanimously recommends that you vote FOR Proposal No. 1 for the merger agreement and the merger, FOR Proposal No. 2 to irrevocably appoint SIBL and its successors as the stockholder agent under the merger agreement and related escrow agreement, and FOR Proposal No. 3 to adjourn the special meeting, if necessary to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Whether or not you plan to attend the special meeting in person, to ensure that your shares are represented at the special meeting, we encourage you to submit your proxy by mail in the enclosed postage-paid envelope. Returning your proxy does not deprive you of your right to attend the special meeting and to vote your shares in person. You may revoke your proxy in the manner described in the joint proxy statement/prospectus at any time before it has been voted at the special meeting.

You should not submit any stock certificates with your proxy. A transmittal form with instructions for the surrender of stock certificates for Superior stock will be mailed to you as soon as practicable after completion of the combination.

By Order of the Board of Directors,

Dated: April [●], 2007

William H. Oyster
Chief Executive Officer

TABLE OF CONTENTS

Page

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION, THE DGSE SPECIAL MEETING, THE SUPERIOR SPECIAL MEETING, THE COMPANIES AND THE COMBINATION	1
Stockholder Meetings	7
DGSE Special Meeting	9
Superior Special Meeting	10
The Companies	11
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DGSE	13
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SUPERIOR	16
SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	19
SUMMARY COMPARATIVE PER SHARE MARKET PRICE DATA	21
RISK FACTORS	22
Risks Related to the Combination	22
Risks Related to the Combined Company After the Combination	24
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	29
SPECIAL MEETING OF DGSE STOCKHOLDERS	31
SPECIAL MEETING OF SUPERIOR STOCKHOLDERS	35
DGSE PROPOSAL NO. 1 AND SUPERIOR PROPOSAL NO. 1 — THE COMBINATION	39
Background of the Combination	39
DGSE Reasons for the Combination	42
Superior Reasons for the Combination	43
Other Factors Considered by the DGSE Board	44
Other Factors Considered by the Superior Board	46
Opinion of Financial Advisor to the Board of Directors of Superior	47
Interests of Certain DGSE Persons in the Combination	52
Interests of Certain Superior Persons in the Combination	53
Material United States Federal Income Tax Considerations	55
Anticipated Accounting Treatment	58
Appraisal and Dissenters’ Rights	58
Delisting and Deregistration of Superior Common Stock	60
Governmental and Regulatory Matters	60
Voting Procedures	61
THE MERGER AGREEMENT	62
The Combination	62
Exchange of Superior Common Stock	62
Superior Options and Warrants	62
Completion and Effectiveness of the Combination	63
Share Adjustments	63
Escrow	63
Exchange of Stock Certificates	64
Representations and Warranties	65
Notice of Other Acquisition Proposals	66
Change of Recommendation	66
Obligations of the DGSE Board of Directors and Superior Board of Directors with Respect to their Recommendations and Holding a Meeting of their Stockholders	66
Employee Benefits Matters	67
Refinancings	67
Conversion and Exchange Agreements, Warrants and Registration Rights	67
Required Approvals and Cooperation of the Parties	68
Support Agreements	69
Management Agreement	69
DGSE Corporate Governance	70

Page

Indemnification	70
Stockholder Agent	71
Conditions to Completion of the Combination	72
Termination of the Merger Agreement	73
Fees and Expenses	74
Amendment, Extension and Waiver of the Merger Agreement	74
POST-COMBINATION STANFORD CREDIT FACILITY	76
POST-COMBINATION EMPLOYMENT AGREEMENTS	76
NOTE EXCHANGE AGREEMENT, WARRANTS AND REGISTRATION RIGHTS AGREEMENT	79
DGSE PROPOSAL NO. 2 — AMENDMENT TO ARTICLES OF INCORPORATION	82
DGSE PROPOSAL NO. 3 — POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING	84
SUPERIOR PROPOSAL NO. 2 — APPOINTMENT AND CONSTITUTION OF STANFORD INTERNATIONAL BANK LTD. AS STOCKHOLDER AGENT UNDER THE MERGER AGREEMENT AND ESCROW AGREEMENT	85
SUPERIOR PROPOSAL NO. 3 — POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING	87
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	88
COMPARISON OF RIGHTS OF DGSE STOCKHOLDERS AND SUPERIOR STOCKHOLDERS	92
INFORMATION REGARDING DGSE COMPANIES, INC.	101
Description of DGSE Capital Stock	101
Information Regarding DGSE’s Business	101
Market Price of and Dividends on Common Equity and Related Stockholder Matters — DGSE	104
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of DGSE	105
Management’s Discussion and Analysis of Financial Condition and Results of Operations of DGSE	105
Quantitative and Qualitative Disclosures About Market Risk of DGSE	113
Ownership of DGSE Capital Stock	114
Management of DGSE After the Combination	115
Certain Relationships and Related Transactions of DGSE	125
INFORMATION REGARDING SUPERIOR GALLERIES, INC.	126
Information Regarding Superior’s Business	126
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Superior	133
Quantitative and Qualitative Disclosures About Market Risk of Superior	151
Market Price of and Dividends on Common Equity and Related Stockholder Matters — Superior	151
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of Superior	152
Ownership of Superior Capital Stock	153
Certain Relationships and Related Transactions of Superior	154
LEGAL MATTERS	155
EXPERTS	155
WHERE YOU CAN FIND MORE INFORMATION	155
FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS	F-1
CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 — DGSE	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets	F-4

Page

Consolidated Statements of Operations	F-5
Consolidated Statements of Shareholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-9
CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTH PERIOD ENDED DECEMBER 31, 2006 — SUPERIOR	F-21
Balance Sheets (Unaudited)	F-22
Statement of Operations (Unaudited)	F-23
Statement of Cash Flows (Unaudited)	F-24
Notes to Interim Financial Statements (Unaudited)	F-25
CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2006 — SUPERIOR	F-37
Reports of Independent Registered Public Accounting Firms	F-38
Balance Sheets	F-39
Statements of Operations	F-41
Statements of Stockholders’ Equity (Deficit)	F-43
Statements of Cash Flows	F-44
Notes to Financial Statements	F-46
Supplemental Report of Independent Registered Public Accounting Firm	F-66
Schedule II	F-67
ANNEXES
Annex A Amended and Restated Agreement and Plan of Merger and Reorganization
Annex B Form of Escrow Agreement
Annex C Form of Amended and Restated Commercial Loan and Security Agreement
Annex D Form of Note Exchange Agreement
Annex E Form of Termination and Release Agreement
Annex F Form of Registration Rights Agreement
Annex G Form of Corporate Governance Agreement
Annex H Form of Warrant
Annex I Management Agreement
Annex J Amendment to DGSE Articles of Incorporation
Annex K Opinion of Stenton Leigh Valuation Group, Inc.
Annex L Selected Provisions of the Delaware General Corporation Law Regarding Appraisal Rights

This joint proxy statement/prospectus is based on information provided by DGSE, Superior and other sources that DGSE and Superior believe to be reliable. This joint proxy statement/prospectus summarizes certain documents filed as exhibits hereto. For more information on how you can obtain copies of these documents, see “Where You Can Find More Information” on page 155.

SUMMARY

QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION,
THE DGSE SPECIAL MEETING, THE SUPERIOR SPECIAL MEETING,
THE COMPANIES AND THE COMBINATION

The following questions and answers provide brief responses to some frequently asked questions regarding this proxy solicitation, the DGSE and Superior special meetings, the companies and the reorganization. These questions and answers may not address all of the information that may be important to you. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus and in the documents referred to or incorporated by reference in this joint proxy statement/prospectus.

Q:

What is the combination?

A:

DGSE, DGSE Merger Corp., a Delaware corporation and wholly-owned subsidiary of DGSE, which we refer to as merger sub, and Superior entered into an Amended and Restated Agreement and Plan of Merger and Reorganization as of January 6, 2007, which, as the same may be amended from time to time, we refer to in this joint proxy statement/prospectus as the merger agreement. The merger agreement contains the terms and conditions of the proposed business combination of DGSE and Superior, which we refer to in this joint proxy statement/prospectus as the combination. Under the merger agreement, Superior will merge with and into merger sub, which we refer to in this joint proxy statement/prospectus as the merger, and Superior will survive the merger as a wholly-owned subsidiary of DGSE.

For more information, see “The Merger Agreement — Conversion of Superior Common Stock” beginning on page 62.

Q:

What will Superior stockholders receive in the combination?

A:

Superior stockholders will be entitled to receive 0.2731 shares of DGSE common stock for every share of Superior common stock they own at the effective time of the merger, which we refer to in this joint proxy statement/prospectus as the exchange ratio. Fractional shares will be rounded up to the nearest whole number of DGSE shares. Fifteen percent of the number of shares of DGSE common stock to be issued at the closing of the merger, less 33,648 shares to which DGSE is entitled as an indemnity under the merger agreement due to the fact that Superior’s estimated stockholders’ equity as of December 31, 2006 was inaccurate, will be deposited in an escrow account as security for the payment of indemnification claims made under the merger agreement in the event Superior’s representations and warranties concerning its capitalization are inaccurate. As a result of the exchange, Superior stockholders will become DGSE stockholders and Superior will become a wholly-owned subsidiary of DGSE. Each outstanding share of DGSE common stock will remain unchanged in the combination.

If the combination (including the exchange by SIBL of Superior debt for common stock) had been completed as of February 23, 2007, DGSE would have issued approximately 3,702,713 shares of its common stock to the Superior stockholders (including the 96,971 shares to be issued to Mr. DiGenova pursuant to his warrant), with 33,648 of those shares paid back to DGSE as an indemnity and 521,759 of those shares placed in the escrow account, and options to acquire approximately 95,380 shares of its common stock to the Superior option holders. Accordingly, Superior stockholders would have beneficially owned approximately 43.6% of the outstanding shares of common stock of the combined company (31.2% on a fully diluted basis). Based upon that assumption, the DGSE stock issued to Superior stockholders would have represented a 5% discount to the closing price of Superior stock on the trading day preceding the announcement of the revised terms of the proposed combination. For a more complete description of the combination, see the section entitled “The Combination” beginning on page 39.

Q:

How will the merger affect my stock options to acquire Superior common stock?

A:

At the effective time of the merger, each outstanding option to purchase shares of Superior common stock will be assumed by DGSE and converted into options to purchase shares of DGSE common stock. Each assumed option will be exercisable for a number of shares of DGSE common stock equal to the number of Superior shares covered by the Superior option multiplied by the exchange ratio, rounded to the nearest whole number of shares (with no cash being payable for any fractional share eliminated by such rounding), and with an exercise price equal to the exercise price of the Superior option divided by the exchange ratio. After adjusting the assumed options to reflect the application of the exchange ratio and the substitution of DGSE and DGSE common stock for Superior and Superior common stock, all other terms of the assumed options will remain the same. Superior option holders will need to surrender their option agreement to DGSE to receive the substitute option.

For more information, see “The Merger Agreement — Superior Options and Warrants” beginning on page 62.

Q:

Why are DGSE and Superior combining?

A:

Both DGSE and Superior believe that combining the two companies will expand and better serve the rare coin and precious metals markets and result in greater long-term growth opportunities than either company has operating alone. DGSE and Superior expect completion of the combination will enable the combined company to:

•

expand the product offerings in Superior’s Beverly Hills, California retail outlet;

•

strengthen each company’s Internet and auction businesses;

•

have a broader sales and channel coverage than either company independently;

•

take advantage of financial and regulatory synergies;

•

have the scale to better compete in the marketplace;

•

be led by an experienced management team; and

•

expand the rare coin auction business.

For more information, see the subsections entitled “— DGSE Reasons for the Combination”, “— Superior Reasons for the Combination”, “— Other Factors Considered by the DGSE Board” and “— Other Factors Considered by the Superior Board” beginning on pages 42, 43, 44 and 46, respectively.

Q:

What were the factors considered by the DGSE board of directors in deciding to recommend the combination?

A:

The DGSE board considered many benefits of the combination, including: a greater penetration of the rare coin and precious metals businesses due to an expanded customer base, auction outlets and an improved supply network; a stronger financial position, including credit facilities, and reduced costs; enhanced trading liquidity and better market focus; operational synergies from combined expertise; substantially enhanced growth opportunities; the acquisition of a new retail location to expand DGSE’s jewelry, fine watch, diamond and precious metals businesses; more efficient utilization of DGSE’s staff and expertise in jewelry and watch repair; and the capped dilution of DGSE stockholders due to the fixed range of exchange ratio limits used to calculate the merger consideration. For more information, see the section entitled “The Combination — DGSE’s Reasons for the Combination” beginning on page 42.

The DGSE board also considered numerous other factors and risks in evaluating the proposed combination. For more information, see the section entitled “The Combination — Other Factors Considered by the DGSE Board” beginning on page 44.

Q:

What were the factors considered by the Superior board of directors in deciding to recommend the combination?

A:

The Superior board considered many benefits of and other reasons for the combination, including: SIBL’s unwillingness to continue to finance Superior’s operations with its current operational and management structure and limited market for its securities; inadequate capitalization; small margins and high regulatory compliance costs; high levels of debt; lack of diversification in its businesses; reliance on a few key employees; continued substantial losses; and difficulties in retaining employees. For more information see the sections entitled “The Combination — Superior’s Reasons for the Combination” and “The Combination — Other Factors Considered by the Superior Board”, beginning on pages 43 and 46, respectively.

Q:

Are there risks involved in undertaking the combination?

A:

Yes. The combination (including the possibility that the combination may not be consummated) poses a number of risks. For example, each Superior stockholder will receive 0.2731 shares of DGSE common stock for each share of Superior common stock owned by the stockholder, regardless of the market price of either DGSE common stock or Superior common stock at the effective time of the merger. The market value of DGSE common stock is likely to fluctuate, and no one can accurately predict what the market value will be either at the effective time of the merger or after the merger. In addition, both DGSE and Superior are subject to various risks associated with their respective businesses and industries, certain of which may be heightened by the proposed combination. These risks are discussed in greater detail under the caption “Risk Factors” beginning on page 22. We encourage you to read and consider all of these risks carefully.

Q:

What are the interests of DGSE officers and directors in the combination?

A:

Certain of the directors and officers of DGSE have interests in the approval of the combination that are different from, or in addition to, the general interests of the other stockholders of DGSE. The DGSE board of directors was aware of these interests to the extent they existed at the time and considered them, among other matters, in approving and recommending the reorganization, the merger agreement and the transactions contemplated by the merger agreement. These other interests include the following, among others:

•

Each of Dr. Smith, William H. Oyster, the president and chief operating officer of DGSE, and John Benson, the chief financial officer of DGSE, is expected to enter into a new employment agreement with DGSE contingent upon the effectiveness of the combination.

•

Each of Dr. Smith and Mr. Oyster is entitled to be nominated as a director of DGSE pursuant to a corporate governance agreement expected to be executed in connection with the combination. The corporate governance agreement is attached to this joint proxy statement/prospectus as Annex G.

For more information, see the sections entitled “DGSE Proposal No. 1 and Superior Proposal No. 1 — Interests of Certain DGSE Persons in the Combination” beginning on page 52, and “Post-Combination Employment Agreements” beginning on page 76.

Q:

What are the interests of Superior officers, directors and controlling stockholders in the combination?

A:

Certain of the directors and officers of Superior have interests in the combination that are different from, or in addition to, the general interests of the other stockholders of Superior. The Superior board of directors was aware of these interests to the extent they existed at the time and considered them, among other matters, in approving and recommending the merger, the merger agreement and the transactions contemplated by the merger agreement. These other interests include the following, among others:

•

Silvano DiGenova, the former chairman, president and chief executive officer of Superior and the then beneficial owner of approximately 38.5% of outstanding Superior common stock, had an outstanding subordinated loan made to Superior with an outstanding principal amount of approximately $400,000 repaid in connection with the signing of the merger agreement.

•

In connection with entering into the merger agreement, Superior entered into an independent contractor arrangement with Mr. DiGenova.

•

In connection with entering into the merger agreement, Superior entered into a consulting agreement with Paul Biberkraut. The agreement has an initial term of three months and is renewable by Superior. Pursuant to the agreement, Superior will pay Mr. Biberkraut $4,000 per month for consulting services leading up to the merger.

•

Stanford Financial Group Company, which we refer to in this joint proxy statement/prospectus as SFG, an affiliate of Superior’s largest stockholder and principal lender, Stanford International Bank Ltd., which we refer to in this joint proxy statement/prospectus as SIBL, will enter into an amended and restated loan and security agreement with Superior in connection with the combination. For more information about this credit facility, see the section entitled “Post-Combination Stanford Credit Facility” beginning on page 76.

•

SIBL is expected to exchange approximately $8.4 million of secured notes issued by Superior into approximately 5 million shares of Superior common stock immediately preceding the combination, at the rate of $1.70 per share.

•

In connection with the above-referenced exchange and the above-referenced amended and restated loan and security agreement, DGSE will issue warrants to SIBL and its assignees, each of which can be exercised for a period of seven years after the merger date. The first set of warrants grant the right to purchase 845,634 shares of DGSE common at an exercise price of $1.89 per share, and the second set of warrants grant the right to purchase 863,000 shares of DGSE common stock at an exercise price equal to $0.01 per share.

•

Subject to the approval by the Superior stockholders as provided in this joint proxy statement/prospectus, SIBL, which currently beneficially owns approximately 50.5% of Superior common stock and, after the exchange of its debt as described above, is expected to beneficially own approximately 70.4% of Superior common stock, is expected to act as the stockholder agent under the merger agreement and related escrow agreement.

•

SIBL, DGSE and Dr. L.S. Smith, the chairman and chief executive officer of DGSE, are expected to enter into a corporate governance agreement in connection with the combination, pursuant to which SIBL and Dr. Smith will each have the right to nominate two independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) to DGSE’s seven-member board of directors, and each of Dr. Smith and William H. Oyster, the president and chief operating officer of DGSE and the interim chief executive officer of Superior, will have the right to be nominated to the DGSE board as long as he is an executive officer of DGSE. The corporate governance agreement is attached to this joint proxy statement/prospectus as Annex G.

•

Directors and officers of Superior will have rights to indemnification against specified liabilities that must be maintained by DGSE and DGSE may be required to maintain directors’ and officers’ liability insurance for Superior directors and officers for four years following the combination.

For more information, see the sections entitled “DGSE Proposal No. 1 and Superior Proposal No. 1 — Interests of Certain Superior Persons in the Combination” beginning on page 53, and “The Combination — Stockholder Agent” beginning on page 71.

Q:

Did any financial advisor provide an opinion to the DGSE board?

A:

DGSE did not engage a financial advisor in connection with the proposed combination.

Q:

Did any financial advisor provide an opinion to the Superior board?

A:

Stenton Leigh Valuation Group, Inc., which we refer to as Stenton Leigh, has rendered its written opinion on December 21, 2006 to the Superior board of directors that, as of such date, and based upon and subject to certain matters stated in its opinion, the merger consideration to be paid by DGSE in the merger was fair, from a financial point of view, to the minority stockholders. The full text of Stenton Leigh’s written opinion, dated December 21, 2006, is attached as Annex K to this joint proxy statement/prospectus. Stenton Leigh provided its opinion for the use and benefit of the Superior board of directors in connection with its consideration of the merger. The opinion was not intended to be and did not constitute a recommendation to any stockholder of DGSE or Superior as to how such stockholder should vote with respect to the combination-related proposals.

Q:

What are the material federal income tax consequences of the combination to me?

A:

The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming the merger qualifies as a reorganization, Superior stockholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Superior common stock for shares of DGSE common stock. Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, see the section entitled “The Combination — Material United States Federal Income Tax Considerations” beginning on page 55.

Q:

What is the anticipated accounting treatment for the combination?

A:

The combination will be accounted for as a purchase transaction by DGSE for financial reporting and accounting purposes under United States generally accepted accounting principles. After the combination, the results of operations of Superior will be included in the consolidated financial statements of DGSE. The purchase price, which is equal to the aggregate merger consideration, will be allocated based on the fair values of the Superior assets acquired and the Superior liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Q:

How may the merger agreement be terminated?

A:

The DGSE and Superior boards of directors may jointly agree to terminate the merger agreement without completing the combination. In addition, either DGSE or Superior (acting through its independent committee) may terminate the merger agreement if any of the following events occurs, provided in most cases that the terminating company is not in material breach of the merger agreement and is not responsible for the occurrence of the event which permits the termination:

•

SIBL declares an event of default under the credit facility with Superior, demands payment of the note, or seizes any collateral, or the forbearance period expires and is not renewed upon request;

•

a governmental entity has issued a final, nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the combination or other related transaction;

•

the Superior stockholders do not adopt the merger agreement or appoint the stockholder agent; or

•

the company cannot satisfy one of its closing conditions.

DGSE, Superior or SIBL may also terminate the merger agreement if the combination has not occurred on or before August 26, 2007.

For more information regarding termination of the merger agreement, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” on page 73.

Q:

Who is paying the fees and expenses of the combination?

A:

All fees and expenses incurred in connection with the merger agreement and the combination will be paid by the company incurring the fee or expense. However, all of the following third party charges and expenses related to the combination are being shared equally between Superior and DGSE:

•

legal and accounting fees and expenses;

•

all filing fees and related expenses, such as SEC registration statement filing fees, “blue sky” filing fees, Nasdaq listing and other stock exchange filing fees;

•

due diligence expenses payable to third parties;

•

legal expenses related to separate representation of DGSE or Superior officers who are selected to continue as executive officers of DGSE after completion of the combination in connection with new employment agreements to be entered into or review of other agreements related to the combination; and

•

travel expenses incurred by their respective staff.

Superior will also pay Stenton Leigh Valuation Group, Inc. a fee of $139,500 as consideration for the financial advisory services provided to Superior in connection with the merger.

For more information regarding termination of the merger agreement, see the section entitled “The Merger Agreement — Fees and Expenses” on page 74.

Q:

Are the companies allowed to consider other potential business combination transactions?

A:

Yes. However, DGSE and Superior have agreed to notify each other of inquiries, proposals or offers that constitute alternative transaction proposals. If either party receives an unsolicited alternative transaction proposal that is superior to the combination, that party may engage in negotiations with respect to the superior alternative transaction proposal.

Q:

Should I send in my Superior stock certificates now?

A:

No. After the merger is completed, you will receive written instructions from DGSE or the exchange agent explaining how to exchange your shares of Superior common stock for the merger consideration. You will need to return a completed letter of transmittal, in which you will need to provide, among other items of information, your taxpayer identification number (in the case of individuals, your social security number), together with a completed attached substitute Form W-9. You will also need to send your certificate(s) for your Superior common stock along with the letter.

Q:

When do you expect the combination to be completed?

A:

DGSE and Superior are working to consummate the combination during the first quarter of 2007, promptly following the approval of the merger and reorganization by the stockholders of Superior and DGSE. However, the combination is subject to various closing conditions that could affect the timing of the combination.

Q:

Am I entitled to appraisal or dissenters’ rights?

A:

Under Delaware law, Superior stockholders will have the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of their shares of Superior common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, you must strictly follow the procedures prescribed by Section 262 of the Delaware General Corporation Law. See the section entitled “The Combination — Appraisal and Dissenters’ Rights” beginning on page 58. In addition, the full text of the applicable provisions of Delaware law is included as Annex L to this proxy statement/prospectus.

Under Nevada law, DGSE stockholders will not be entitled to appraisal or dissenters’ rights under the applicable provisions of the Nevada Private Corporation Act.

Q:

Will the rights of a Superior stockholder change as a result of the merger?

A:

Yes. Through the date of the combination, the rights of DGSE stockholders will continue to be governed by DGSE’s articles of incorporation and bylaws, and the rights of Superior stockholders will continue to be governed by Superior’s certificate of incorporation and bylaws. Upon completion of the merger, Superior stockholders will become DGSE stockholders and their rights will then be governed by DGSE’s articles of incorporation and bylaws. Please read carefully the summary of the material differences between the rights of Superior and DGSE stockholders in the section entitled “Comparison of Stockholders’ Rights” beginning on page 92.

Q:

Are there any regulatory consents or approvals that are required to complete the combination?

A:

Neither DGSE or Superior is aware of the need to obtain any regulatory approvals in order to complete the combination other than the declaration by the SEC of the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the registration by coordination or the qualification of the Form S-4 under state securities laws, each of which is expected to be completed successfully.

Q:

Will Superior stockholders be able to trade the DGSE common stock that they receive in the combination?

A:

The shares of DGSE common stock issued in connection with the combination will be freely tradable, unless you are an affiliate of Superior or become an affiliate of DGSE, and are expected to be quoted on the Nasdaq Capital Market under the symbol “DGSE”. Generally, persons who are deemed to be affiliates (generally directors, officers and 10% or greater stockholders) of Superior must comply with Rule 145 under the Securities Act if they wish to sell or otherwise transfer any of the shares of DGSE common stock they receive in the combination. You will be notified if you are known to be an affiliate of Superior.

DGSE common stock may be delisted from the Nasdaq Capital Market upon the completion of the combination. In that event, DGSE will apply to list its common stock on the American Stock Exchange, although no assurances can be provided that the application will be approved. For more information, see the section “Risk Factors” beginning on page 22.

Stockholder Meetings

Q:

What is required to complete the combination?

A:

Both the DGSE and Superior stockholders must approve the combination-related proposals at their respective special meetings. In addition to these stockholder approvals, DGSE and Superior must satisfy or waive numerous other closing conditions set forth in the merger agreement, including the exchange by SIBL of approximately $8.4 million in Superior debt for Superior common stock. Each of the conditions to the combination may be waived by the company entitled to assert the condition except to the extent the condition must be satisfied in order to comply with applicable law or regulatory requirements. For more information on these closing conditions, see the section entitled “The Merger Agreement — Conditions to Completion of the Combination” beginning on page 72.

Q:

What is the impact of the support agreements on the voting?

A:

Concurrently with the execution of the merger agreement, DGSE, Superior and Dr. L.S. Smith, who holds the power to vote approximately 51.7% of the outstanding shares of DGSE common stock, entered into a support agreement, and DGSE, Superior, and SIBL and other Superior stockholders who together hold approximately 75.6% of the outstanding shares of Superior common stock, entered into a support agreement. Pursuant to these support agreements, the stockholders (solely in their capacity as stockholders) agreed to vote all of their shares of DGSE or Superior common stock in favor of the merger and related transactions, and against any proposal or action that could reasonably be expected to delay, impede or interfere with the approval of the merger or any related transaction. The stockholders signing the two support agreements have the power to vote sufficient shares of DGSE and Superior common stock to ensure that each stockholder proposal of DGSE and Superior contained in this joint proxy statement/prospectus will be approved, other than Superior’s proposal no. 2. For more information, see the section entitled “The Merger Agreement — Support Agreements” beginning on page 69.

Q:

Are there any DGSE or Superior officers, directors or stockholders already contractually committed to voting in favor of the merger and reorganization?

A:

Yes. Please see the preceding answer.

Q:

Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either DGSE or Superior, and thus you may be entitled to vote at the upcoming special meeting of stockholders of either DGSE or Superior, as applicable. This document serves as both a joint proxy statement of DGSE and Superior, used to solicit proxies for the meetings, and as a prospectus of DGSE, used to offer shares of DGSE common stock to the Superior stockholders pursuant to the terms of the merger agreement. This document contains important information about the combination, the stockholder proposals of DGSE and Superior and the meetings of DGSE and Superior, and you should read it carefully.

Q:

What do I need to do now?

A:

We urge you to read this joint proxy statement/prospectus carefully and then vote your proxy for the relevant proposals. You may vote in person at the DGSE or Superior special meeting or vote by proxy using the applicable enclosed proxy card.

•

To vote in person, attend the special meeting of your company, and you will be provided a ballot when you arrive.

•

To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the meeting, your shares will be voted as you direct.

Please also see the instructions included with the enclosed proxy card. Regardless of whether you return your proxy card, you may attend the applicable meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the applicable special meeting, you must obtain from the record holder a proxy issued in your name or you must bring an account statement or other acceptable evidence of ownership of DGSE common stock or Superior common stock, as applicable, as of the close of business on April 6, 2007, the record date for voting.

Q:

May I change my vote after I have submitted my proxy?

A:

Yes. You may revoke your proxy at any time before your proxy is voted at the applicable meeting (unless you have signed a support agreement with DGSE and Superior to support the merger). You can do this in any of three ways:

•

First, you can deliver a written, dated notice to the Secretary of DGSE or Superior, as applicable, prior to the date of the applicable special meeting, stating that you would like to revoke your proxy.

•

Second, you can complete, date and prior to the date of the applicable special meeting submit to the Secretary of DGSE or Superior, as applicable, a new, later-dated proxy.

•

Third, you can attend the applicable special meeting and vote in person. Your attendance alone will not revoke your proxy.

If your shares are held in “street” name, please see the next question and answer.

Q:

If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:

If your shares of DGSE or Superior common stock are held in “street name” (that is, through a bank, broker or other nominee), your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares on these proposals without specific instructions from you. If you hold shares in street name and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of DGSE or Superior common stock, as applicable, as of the close of business on April 6, 2007, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the special meeting.

Q:

Who is paying for this proxy solicitation?

A:

DGSE and Superior are jointly conducting this proxy solicitation and will share the cost of soliciting proxies, including the assembly, printing and mailing of this joint proxy statement/prospectus, the proxy cards and any additional information furnished to their respective stockholders.

Q:

Who can help answer my questions?

A:

If you have any questions about the combination, the proposals of DGSE or Superior or the special meetings of DGSE or Superior, including the procedures for voting your shares, or if you need additional copies of the joint proxy statement/prospectus or an enclosed proxy, please contact:

If you are a DGSE stockholder:	If you are a Superior stockholder:

DGSE Companies, Inc. 2817 Forest Lane Dallas, Texas 75234 (972) 484-3662 Attn: Investor Relations	Superior Galleries, Inc. 9478 West Olympic Blvd. Beverly Hills, California 90212 (800) 421-0754 Attn: Investor Relations

You may also obtain additional information about DGSE and Superior from the documents each company files with the Securities and Exchange Commission or by following the instructions in the section entitled “Where You Can Find More Information” on page 155.

DGSE Special Meeting

Q:

What is required of DGSE stockholders to complete the combination?

A.

To complete the combination, DGSE stockholders may need to adopt and approve the merger agreement and approve the reorganization, including the issuance of shares of DGSE common stock in connection with the combination, and will need to approve an amendment to DGSE’s articles of incorporation to increase the number of authorized shares of common stock by 20,000,000 shares to 30,000,000 total shares.

Q:

How many votes do DGSE stockholders have?

A:

Each holder of record of DGSE common stock on April 6, 2007, the record date for the DGSE special meeting, will be entitled to one vote for each share of DGSE common stock held of record on that date.

Q:

How does DGSE’s board of directors recommend that DGSE stockholders vote?

A:

After careful consideration, DGSE’s board of directors unanimously recommends that DGSE stockholders vote FOR Proposal No. 1, to adopt and approve the merger agreement, and to approve the reorganization contemplated thereby, including the issuance of shares of DGSE common stock to Superior stockholders, and the issuance of options and warrants to acquire DGSE common stock, pursuant to the merger agreement; FOR Proposal No. 2, to approve an amendment to DGSE’s articles of incorporation to increase the number of authorized shares of common stock by 20,000,000 shares, to a total of 30,000,000; and FOR Proposal No. 3, to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals. For a description of the reasons underlying the unanimous recommendations of DGSE’s board, see the sections entitled “The Combination — DGSE’s Reasons for the Combination” and “The Combination — Other Factors Considered by the DGSE Board”, beginning on pages 42 and 44, respectively, the section entitled “DGSE Proposal No. 1” on beginning page 39 and the section entitled “DGSE Proposal No. 2” beginning on page 82.

Q:

What DGSE stockholder approvals are required to approve the DGSE proposals?

A:

Proposal No. 1. If the shares of DGSE common stock continue to be listed on the Nasdaq Capital Market at the time of the closing of the combination, pursuant to the Nasdaq Marketplace Rules, the affirmative vote of a majority of the shares of DGSE common stock voting on the proposal will be required to adopt and approve the merger agreement and approve the reorganization, including the issuance of the shares of DGSE common stock to be issued to Superior stockholders, and the issuance of options and warrants to acquire DGSE common stock, pursuant to the merger agreement. If the shares of DGSE common stock are not listed on the Nasdaq Capital Market or another applicable national securities exchange at the time of the closing of the combination, no applicable law or regulation will require DGSE stockholder approval for the adoption and approval of the merger agreement or approval of the reorganization or the issuance of the shares of DGSE common stock to be issued to Superior stockholders in connection with the combination. Nevertheless, in that case, the board of directors of DGSE would still seek stockholder approval of Proposal No. 1 as a matter of good corporate governance, and if the number of votes present in person or represented by proxy cast in favor of Proposal No. 1 does not exceed the number of votes present in person or represented by proxy cast in opposition to Proposal No. 1, the DGSE board of directors would reconsider its decision to approve the merger agreement and the reorganization, including the issuance and reservation for issuance of shares of DGSE common stock in connection with the combination. In either case, abstentions and broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether Proposal No. 1 has been approved.

Proposal No. 2. The affirmative vote of a majority of the outstanding shares of DGSE common stock is required to approve the amendment to DGSE’s articles of incorporation to increase the number of authorized shares of common stock by 20,000,000 shares, to a total of 30,000,000 shares. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 2.

Proposal No. 3. The affirmative vote of holders of a majority of the shares of DGSE common stock present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 3.

In addition, for action to be taken on Proposal No. 1 or Proposal No. 2, a quorum of no less than a majority of outstanding shares of DGSE common stock must be present in person or represented by proxy at the special meeting.

As of the record date for the special meeting, approximately 54.9 percent of the outstanding shares of DGSE common stock were owned by directors and executive officers of DGSE and their affiliates.

Dr. Smith, who has the power to vote 51.7% of the outstanding shares of DGSE common stock, which constitutes sufficient shares to approve all of the DGSE stockholder proposals contained in this joint proxy statement/prospectus, has entered into a support agreement with Superior agreeing to vote all of those shares in favor of those proposals. For more information on this support agreement, see the section entitled “The Merger Agreement – Support Agreements” beginning on page 69.

Q:

What happens if I do not vote?

A:

The failure of a DGSE stockholder to vote in person or by proxy will have the effect of voting AGAINST Proposal No. 2 and, if present at the meeting, will have the same effect of voting AGAINST Proposal No. 3. The failure of a DGSE stockholder to vote in person or by proxy will not affect the outcome of DGSE Proposal No. 1 (provided sufficient shares are present in person or represented by proxy to establish quorum) but will reduce the number of votes required to approve that proposal. While Proposals No. 1 and No. 2 are being voted upon separately, each of Proposals No. 1 and 2 may have to be approved in order for either of them to be implemented.

Superior Special Meeting

Q:

What is required of Superior stockholders to complete the combination?

A.

To complete the combination, Superior stockholders must adopt and approve the merger agreement, approve the merger and irrevocably appoint and constitute Stanford International Bank Ltd. and its successors as the stockholder agent to act as the Superior stockholders’ exclusive agent, attorney-in-fact and representative under the merger agreement and related escrow agreement.

Q:

How many votes do Superior stockholders have?

A:

Each holder of record of Superior common stock on April 6, 2007, the record date for the Superior special meeting, will be entitled to one vote for each share of Superior common stock held of record on that date.

Q:

How does Superior’s board of directors recommend that Superior stockholders vote?

A.

After careful consideration, Superior’s board of directors unanimously recommends that Superior stockholders vote FOR Proposal No. 1, to adopt and approve the merger agreement and to approve the merger contemplated thereby; FOR Proposal No. 2, to approve the irrevocable appointment and constitution of Stanford International Bank Ltd., the largest Superior stockholder and Superior’s primary lender, as the stockholder agent under the merger agreement and the related escrow agreement; and FOR Proposal No. 3, to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals. For a description of the reasons underlying the unanimous recommendations of Superior’s board, see the sections entitled “The Combination — Superior’s Reasons for the Combination” and “The Combination — Other Factors Considered by the Superior Board”, beginning on pages 43 and 46, respectively, the section entitled “Superior Proposal No. 1” beginning on page 39 and the section entitled “Superior Proposal No. 2” beginning on page 85.

Q:

What Superior stockholder approvals are required to approve the Superior proposals?

A:

Proposal No. 1. The affirmative vote of a majority of the outstanding shares of Superior voting stock is required to adopt and approve the merger agreement and approve the merger. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 1.

Proposal No. 2. No applicable law or regulation requires separate Superior stockholder approval for the proposal to appoint and constitute Stanford International Bank Ltd., or SIBL, as the stockholder agent under the merger agreement and related escrow agreement. However, the affirmative vote of holders of a majority of the outstanding shares of Superior common stock, exclusive of the shares held by SIBL and its affiliates, in favor of the proposal may reduce the exposure of Superior directors to liability for approving SIBL acting as stockholder agent under the terms of the merger agreement and related escrow agreement, and of SIBL to liability for acting as stockholder agent. If the proposal does not obtain sufficient votes, SIBL would consider resigning as stockholder agent. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 2.

Proposal No. 3. The affirmative vote of holders of a majority of the shares of Superior voting stock present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 3.

In addition, for action to be taken on Proposal No. 1 or Proposal No. 2, a quorum of no less than a majority of outstanding shares of Superior common stock must be present in person or represented by proxy at the special meeting.

As of the record date for the special meeting, approximately 5.2 percent of the outstanding Superior voting power was owned by directors and executive officers of Superior and their affiliates (including DGSE) and approximately an additional 50.5 percent of the outstanding Superior voting power was beneficially owned by SIBL.

Superior stockholders who have the power to vote 75.6% of the outstanding shares of Superior common stock, which constitutes sufficient shares to approve Superior stockholder proposals nos. 1 and 2, have entered into a support agreement with DGSE agreeing to vote all of those shares in favor of those proposals. For more information on this support agreement, see the section entitled “The Merger Agreement – Support Agreements” beginning on page 69.

Q:

What happens if I do not vote?

A:

The failure of a Superior stockholder to vote in person or by proxy will have the effect of voting AGAINST Proposals No. 1 and 2 and, if present at the meeting, will have the same effect as voting AGAINST Proposal No. 3.

The Companies

Q:

What is the general business of DGSE?

A:

DGSE (formerly Dallas Gold and Silver Exchange, Inc.) sells jewelry and bullion products to both retail and wholesale customers throughout the United States and makes uncollateralized and collateralized loans to individuals. DGSE’s products are marketed through its facilities in Dallas and Carrollton, Texas, Albuquerque, New Mexico, and Mt. Pleasant, South Carolina and through its four internet websites. Through www.DGSE.com, DGSE operates a virtual store and a real-time auction of its jewelry products. Customers and DGSE buy and sell items of jewelry and are free to set their own prices in an interactive market. DGSE also offers customers the ability to buy and sell precious metal assets. Customers have access to DGSE’s two-way markets in all of the most popularly traded precious metal products as well as current quotations for precious metals prices on DGSE’s other internet website www.USBullionExchange.com. www.FairchildWatches.com (Fairchild International) provides wholesale customers a virtual catalog of DGSE’s fine watch inventory. www.CGDEInc.com (Charleston Gold & Diamond Exchange) provides information about the DGSE subsidiary and inventory available to purchase, including find watches, diamonds, rare coins and bullion, and jewelry. Over 7,500 items are available for sale on DGSE’s internet sites, including $10,000,000 in diamonds, consisting of both inventory and consignments.

DGSE’s wholly-owned subsidiary, National Jewelry Exchange, Inc., operates a pawn shop in Carrollton, Texas. DGSE has focused the subsidiary’s operations on sales and pawn loans of jewelry products.

In January 2005, DGSE began offering unsecured payday loans through its wholly-owned subsidiary American Pay Day Centers, Inc.

In July 2004, DGSE sold the goodwill and trade name of Silverman Consultants, Inc.

DGSE’s principal website can be accessed at http://www.DGSE.com/.  None of the information on any of DGSE’s websites forms a part of this joint proxy statement/prospectus. DGSE’s principal executive office is located at 2817 Forest Lane, Dallas, Texas 75234, and its telephone number is (972) 484-3662.

Q:

What is the market for DGSE’s common stock?

A:

The common stock of DGSE is traded on the Nasdaq Capital Market under the ticker symbol “DGSE”. On January 8, 2007, the last full trading day prior to the public announcement of the terms of the proposed combination, the last reported sale price of DGSE’s common stock on the Nasdaq Capital Market was $2.68 per share. On April [●], 2007, the last reported sale price of DGSE’s common stock on the Nasdaq Capital Market was $[●] per share.

Q:

What is the general business of Superior?

A:

Superior (formerly Tangible Asset Galleries, Inc.) sells rare coins on a retail, wholesale and auction basis. Superior’s retail and wholesale operations are conducted in virtually every state in the United States. Superior also provides auction services for customers seeking to sell their own coins. Superior markets its services nationwide through broadcasting and print media and independent sales agents, as well as on the internet through third party websites such as eBay and through its own website at www.SBGH.com. Superior’s headquarters is in Beverly Hills, California.

Superior’s website can be accessed at http://www.SBGH.com/. None of the information on the website forms a part of this joint proxy statement/prospectus. Superior’s principal executive office is located at 9478 West Olympic Boulevard, Beverly Hills, California 90212, and its telephone number is (310) 203-9855.

Q:

What is the market for Superior’s common stock?

A:

The common stock of Superior is traded on the OTC Bulletin Board, which we refer to as the OTCBB, under the ticker symbol “SPGR.OB”. On January 8, 2007, the last full trading day prior to the public announcement of the terms of the proposed merger, the last reported sale price of Superior’s common stock on the OTCBB was $0.75 per share. On April [●], 2007, the last reported sale price of Superior’s common stock on the OTCBB was $[●] per share.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DGSE

The following selected financial information should be read in conjunction with, and is qualified in its entirety by reference to the financial statements of DGSE and accompanying notes included elsewhere in this joint proxy statement/prospectus.

The selected operating data for the fiscal years ended December 31, 2004, 2005 and 2006, and the selected balance sheet data at December 31, 2005 and 2006, that are set forth below are derived from DGSE’s audited consolidated financial statements included in this joint proxy statement/prospectus beginning on page F-2. The selected operating data for the fiscal years ended December 31, 2002 and 2003, and the selected balance sheet data at December 31, 2002, 2003, and 2004, are derived from DGSE’s audited consolidated financial statements that are on file with the SEC but have not been included in this joint proxy statement/prospectus. The following data should be read in conjunction with DGSE’s financial statements and related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DGSE” beginning on page 105.

	Years Ended December 31,
	2002	2003	2004	2005	2006
	(amounts in thousands, except per share figures)
Operating Data:
Sales	$21,083	$25,244	$28,386	$35,319	$43,669
Consumer loan service charges	156	182	256	320	414
Total revenues	21,239	25,426	28,642	35,639	44,083
Cost of goods sold	16,239	20,050	22,743	29,118	36,848
Gross profit	5,000	5,376	5,899	6,521	7,235
Selling, general & administrative expenses	3,948	4,054	4,724	5,349	5,773
Depreciation & amortization	158	160	123	145	139
	4,106	4,214	4,847	5,494	5,912
Operating Income	894	1,162	1,052	1,027	1,323
Other income (expense):
Other income	402	(1,635)	24	18	16
Interest expense	(263)	(268)	(248)	(291)	(408)
Total other income (expense)	139	(1,903)	(244)	(273)	(392)
Income (loss) before income taxes	1,033	(741)	828	755	931
Income tax expense (benefit)	327	(334)	228	270	320
Income (loss from continuing Operations)	706	(407)	600	485	611
Loss from discontinued operations,
Net of income taxes	(277)	(117)	(249)	—	—
Net income (loss)	429	(524)	351	485	611
Earnings (loss) per common share
Basic
From continuing operating	$.14	$(.09)	$.12	$.10	$.12
From discontinued operations	$(.05)	$(.02)	$(.05)	$—	$—
	$.09	$(.11)	$.07	$.10	$.12
Diluted
From continuing operating	$.14	$(.09)	$.12	$.10	$.12
From discontinued operations	$(.05)	$(.02)	$(.05)	$—	$—
	$.09	$(.11)	$.07	$.10	$.12
Weighted average number of common shares:
Basic	4,914	4,913	4,913	4,913	4,913
Diluted	4,917	4,913	5,135	5,037	5,007

	Years Ended December 31,
	2002	2003	2004	2005	2006
Balance Sheet Data:	(amounts in thousands, except per share figures)
Inventory	$6,336	$6,674	$6,791	$7,570	$7,796
Working Capital	5,055	5,570	6,234	7,073	8,178
Long-term debt	3,067	2,719	2,749	3,315	4,304
Shareholders’ equity	4,752	5,362	5,591	6,071	6,680

The following data present unaudited quarterly financial information for each of the eight fiscal quarters beginning with the quarter ended March 31, 2005 and ending with the quarter ended December 31, 2006. The information has been derived from DGSE’s unaudited quarterly financial statements, which have been prepared by DGSE on a basis consistent with its audited financial statements appearing elsewhere in this joint proxy statement/prospectus. The financial information set forth below includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results. The following data should be read in conjunction with DGSE’s financial statements and related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DGSE” beginning on page 105.

STATEMENTS OF OPERATIONS DATA

	Fiscal Quarter Ended				Year Ended December 31, 2006
	Mar. 31, 2006	June 30, 2006	Sep. 30, 2006	Dec. 31, 2006
	(amounts in thousands, except per share data)
Total revenue	$9,721	$12,546	$9,609	$12,207	$44,083
Cost of revenue	8,168	10,760	8,086	9,834	36,848
Gross profit	1,553	1,786	1,523	2,373	7,235
Selling, general and administrative expenses	1,212	1,262	1,251	2,047	5,772
Depreciation and amortization	39	40	30	30	139
Operating income (loss)	302	484	242	295	1,323
Other income (expense)	(77)	(74)	(79)	(162)	(392)
Income (loss) from continuing operations before income tax provision	225	410	164	133	931
Income tax provision (benefit)	77	139	56	48	320
Net income (loss)	$148	$271	$108	$84	$611
Net income (loss) per common share:
from net income (loss), basic	$0.03	$0.05	$0.02	$0.02	$0.12
from net income (loss), fully diluted	$0.03	$0.05	$0.02	$0.02	$0.12
Weighted average shares outstanding:
Basic	4,913	4,913	4,913	4,913	4,913
Fully diluted	4,913	5,045	5,056	5,007	5,007

STATEMENTS OF OPERATIONS DATA

	Fiscal Quarter Ended				Year Ended December 31, 2005
	Mar. 31, 2005	June 30, 2005	Sep. 30, 2005	Dec. 31, 2005
	(amounts in thousands, except per share data)

Total revenue	$6,717	$6,800	$7,215	$14,906	$35,639
Cost of revenue	5,317	5,454	5,838	12,509	29,118
Gross profit	1,400	1,347	1,377	2,397	6,521
Selling, general and administrative expenses	1,059	1,105	1,124	2,060	5,349
Depreciation and amortization	43	49	46	7	145
Operating income (loss)	299	192	206	330	1,027
Other income (expense)	(71)	(72)	(68)	62	(273)
Income (loss) from continuing operations before income tax provision	228	120	139	268	754
Income tax provision (benefit)	78	41	47	104	269
Net income (loss)	$151	$79	$92	$164	$485

Net income (loss) per common share:
from net income (loss), basic	$0.03	$0.02	$0.02	$0.03	$0.10
from net income (loss), fully diluted	$0.03	$0.02	$0.02	$0.03	$0.10

Weighted average shares outstanding:
Basic	4,913	4,913	4,913	4,913	4,913
Fully diluted	5,089	5,069	5,040	5,037	5,037

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF SUPERIOR

The following selected financial information should be read in conjunction with, and is qualified in its entirety by reference to the financial statements of Superior and accompanying notes included elsewhere in this joint proxy statement/prospectus.

The selected operating data for the fiscal years ended June 30, 2004, 2005 and 2006, and the selected balance sheet data at June 30, 2005 and 2006, that are set forth below are derived from Superior’s audited financial statements included in this joint proxy statement/prospectus beginning on page F-37. The selected operating data for the fiscal years ended June 30, 2002 and 2003, and the selected balance sheet data at June 30, 2002, 2003 and 2004, are derived from Superior’s audited consolidated financial statements that are on file with the SEC but have not been included in this joint proxy statement/prospectus. The following data should be read in conjunction with Superior’s financial statements and related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Superior” beginning on page 133.

STATEMENTS OF OPERATIONS DATA

	Years Ended June 30,
	2002	2003	2004	2005	2006
	(amounts in thousands, except per share data)
Total revenue	$18,797	$20,355	$29,997	$39,535	$46,317
Cost of sales	16,092	15,952	23,382	32,027	38,393
Gross profit	2,705	4,403	6,615	7,508	7,924
Selling, general and administrative expenses	6,406	6,676	5,959	7,708	9,792
Impairment of goodwill	—	591	—	—	—
Operating income (loss)	(3,701)	(2,864)	656	(200)	(1,868)
Other income (expense)	(1,174)	(614)	(92)	(415)	(669)
Extraordinary gain from extinguished debt	—	—	—	—	50
Income (loss from continuing operations before income tax provision	(4,875)	(3,478)	564	(615)	(2,487)
Income tax provision (benefit)	(8)	13	12	1	2
Income (loss) from continuing operations	(4,867)	(3,491)	552	(616)	(2,489)
Income (loss) from discontinued operations	(3,038)	—	—	—	—
Net income (loss)	$(7,905)	$(3,491)	$552	$(616)	$(2,489)

Calculation of net income (loss) per share
Net income (loss)	$(7,905)	$(3,491)	$552	$(616)	$(2,489)
Preferred stock accretion	(44)	(67)	(50)	—	—
Preferred stock dividends	(62)	(429)	(37)	—	—
Net income (loss) applicable to common shares	$(8,011)	$(3,987)	$465	$(616)	$(2,489)
Net income (loss) per common share:(1)
from continuing operations	$(2.50)	$(1.75)	$0.11	$(0.13)	$(0.52)
from discontinued operations	(1.53)	—	—	—	—
from net income (loss), basic	$(4.03)	$(1.75)	$0.11	$(0.13)	$(0.52)
from net income (loss), fully diluted	$(4.03)	$(1.75)	$0.06	$(0.13)	$(0.52)
Weighted average shares outstanding:
Basic	1,988	2,278	4,370	4,627	4,817
Fully diluted	1,988	2,278	8,098	4,627	4,817

——————

(1)

Per share data and weighted average shares outstanding have been retroactively adjusted for a twenty-for-one reverse stock split, which was effectuated on June 30, 2003

BALANCE SHEET DATA

	June 30,
	2002	2003	2004	2005	2006
	(amounts in thousands)
Cash and cash equivalents	$33	$689	$447	$417	$4,770
Current assets	5,918	9,597	16,719	19,395	19,410
Total assets	$7,221	$9,827	$16,865	$19,615	$19,794

Current liabilities	$5,528	$9,955	$17,004	$17,879	$20,319
Long-term liabilities	1,007	807	944	400	300
Shareholders’ equity (deficit)	(585)	(1,572)	(1,083)	1,336	(825)
Total liabilities and shareholders’ equity (deficit)	$7,221	$9,827	$16,865	$19,615	$19,794

The following data present unaudited quarterly financial information for each of the ten quarters beginning with September 30, 2004 and ending on December 31, 2006. The information has been derived from Superior’s unaudited quarterly financial statements, which have been prepared by Superior on a basis consistent with its audited financial statements appearing elsewhere in this joint proxy statement/prospectus. The financial information set forth below includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results. The following data should be read in conjunction with Superior’s financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Superior” beginning on page 133.

STATEMENTS OF OPERATIONS DATA

	Fiscal Quarter Ended
	Sept. 30, 2006	Dec. 31, 2006

Total revenue	$11,653	$5,805
Cost of revenue	9,342	4,609
Gross profit	2,311	1,196
Selling, general and administrative expenses	2,301	2,505
Operating income (loss)	10	(1,309)
Other income (expense)	(114)	—
Income (loss) from continuing operations before income tax provision	(104)	(182)
Income tax provision (benefit)	1	1
Extraordinary Gain	—	—
Net income (loss)	$(105)	$(1,492)

Net income (loss) per common share:
from net income (loss), basic	$0.02	$(0.31)
from net income (loss), fully diluted	$0.02	$(0.31)

Weighted average shares outstanding:
Basic	4,820	4,808
Fully diluted	4,820	4,808

STATEMENTS OF OPERATIONS DATA

	Fiscal Quarter Ended				Year Ended June 30, 2006
	Sept. 30, 2005	Dec. 31, 2005	March 31, 2006	June 30, 2006
	(amounts in thousands, except per share data)

Total revenue	$11,653	$9,626	$15,067	$9,972	$46,317
Cost of revenue	9,342	8,440	12,085	8,527	38,393
Gross profit	2,311	1,186	2,982	1,445	7,924
Selling, general and administrative expenses	2,301	2,166	2,404	2,921	9,792
Operating income (loss)	10	(980)	578	(1,476)	(1,868)
Other income (expense)	(114)	(137)	(177)	(240)	(669)
Income (loss) from continuing operations before income tax provision	(104)	(1,117)	401	(1,716)	(2,537)
Income tax provision (benefit)	1	—	—	1	2
Extraordinary Gain	—	—	50	—	—
Net income (loss)	$(105)	$(1,117)	$451	$(1,717)	$(2,489)

Net income (loss) per common share:
from net income (loss), basic	$0.02	$(0.23)	$0.09	$(0.36)	$(0.52)
from net income (loss), fully diluted	$0.02	$(0.23)	$0.05	$(0.36)	$(0.52)

Weighted average shares outstanding:
Basic	4,820	4,820	4,820	4,808	4,817
Fully diluted	4,820	4,820	8,977	4,808	4,817

STATEMENTS OF OPERATIONS DATA

	Fiscal Quarter Ended				Year Ended June 30, 2005
	Sept. 30, 2004	Dec. 31, 2004	March 31, 2005	June 30, 2005
	(amounts in thousands, except per share data)

Total revenue	$9,269	$8,403	$11,658	$10,205	$39,535
Cost of sales	7,215	6,787	9,661	8,364	32,027
Gross profit	2,054	1,616	1,997	1,841	7,508
Selling, general and administrative expenses	1,854	1,642	2,098	2,114	7,708
Operating income (loss)	200	(26)	(101)	(273)	(200)
Other income (expense)	(74)	(104)	(102)	(135)	(415)
Income (loss) from continuing operations before income tax provision	126	(130)	(203)	(408)	(615)
Income tax provision (benefit)	1	—	—	—	1
Net income (loss)	$125	$(130)	$(203)	$(408)	$(616)

Net income (loss) per common share:
from net income (loss), basic	$0.03	$(0.03)	$(0.04)	$(0.09)	$(0.13)
from net income (loss), fully diluted	$0.02	$(0.03)	$(0.04)	$(0.09)	$(0.13)

Weighted average shares outstanding:
Basic	4,497	4,510	4,685	4,743	4,627
Fully diluted	8,170	4,510	4,685	4,743	4,627

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The following table shows information about DGSE’s financial condition and results of operations, including per share data and financial ratios, on a pro forma basis after giving effect to a January 1, 2006 business combination of DGSE and Superior and related transactions. This information is called the pro forma financial information in this document. The table sets forth the information as if the combination and related transactions had become effective on December 31, 2006 (using currently available fair value information), with respect to balance sheet data, and January 1, 2006, with respect to statement of operations data. This unaudited pro forma financial information assumes that the combination will be accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma financial information includes adjustments to record the assets and liabilities of Superior at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed.

The merger agreement was announced on January 9, 2007. Pursuant to the combination, Superior will merge with a wholly-owned subsidiary of DGSE and DGSE will acquire all of the outstanding shares of Superior. Superior stockholders will be entitled to receive 0.2731 shares of DGSE common stock for every share of Superior common stock they own at the effective time of the combination, subject to an escrow arrangement described herein.

This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of DGSE and Superior included in this joint proxy statement/prospectus beginning on page F-1, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 88.

The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors that may result as a consequence of the combination and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

Pro Forma Balance Sheet Data

As of December 31, 2006

(in thousands)
Total Assets	$30,211
Total Liabilities	$9,566
Shareholders’ Equity	$20,645

Pro Forma Statement of Operations Data

	Quarter Ended December 31, 2006	Year Ended December 31, 2006
	(in thousands, except per share data)

Revenues	$18,012	$83,487
Net (loss) income	$(1,040)	$(1,534)
Net (loss) income Per Share:
Basic	$(0.12)	$(.18)
Diluted	$(0.12)	$(.18)

Comparative Per Share Data

The following table sets forth certain historical per share data of DGSE and Superior and per share data on an unaudited pro forma combined basis after giving effect to the combination. This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of DGSE and Superior included in this joint proxy statement/prospectus beginning on page F-1, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 88.

	Quarter Ended December 31, 2006	Year Ended December 31, 2006
DGSE Historical Per Share Data:
Net Income (in thousands)	$84	$611
Basic(a)	0.02	0.12
Diluted(b)	0.02	0.12
Book value(c)	1.33	1.33
Superior Historical Per Share Data:
Net (Loss) Income (in thousands)	$(1,492)	$(3,746)
Basic(a)	(0.31)	(0.78)
Diluted(b)	(0.31)	(0.78)
Book value(c)	(0.68)	(0.68)
Pro Forma Combined Company Per Share Data:
Net (Loss) Income (in thousands)	$(1,040)	$(1,534)
Basic(d)	(0.12)	(0.18)
Diluted(d)	(0.12)	(0.18)
Book value(e)	2.10	2.10

(a)

Based on weighted average number of shares of common stock outstanding for DGSE and Superior for such period, respectively.

(b)

Based on the weighted average number of shares of common stock outstanding plus the potential dilution that would occur if interests in securities (options and other convertible securities) were exercised and converted into common stock of DGSE or Superior for such period.

(c)

Computed by dividing shareholders’ equity by the weighted average number of shares of common stock at the end of such period plus the weighted average dilutive effect of interests in securities (options and other convertible securities).

(d)

Based on the pro forma combined net income presented in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 88 of this joint proxy statement/prospectus which gives effect to the combination under the purchase method of accounting.

(e)

Computed by dividing shareholders’ equity by the weighted average number of outstanding shares of DGSE common stock at the end of such period, adjusted to include the estimated number of shares of DGSE common stock to be issued in the combination plus the weighted average dilutive effect of interests in securities (options and other convertible securities) at the end of such period.

SUMMARY COMPARATIVE PER SHARE MARKET PRICE DATA

DGSE common stock is traded on the Nasdaq Capital Market under the ticker symbol “DGSE”. Superior common stock is traded is traded on the OTC Bulletin Board under the ticker symbol “SPGR.OB”.

The table below sets forth the high and low sales prices per share of DGSE common stock as reported on the Nasdaq Capital Market on January 8, 2006, the last completed trading day prior to the announcement of the combination, and on April [●], 2007, the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus. These equivalent high and low sales prices per share of Superior reflect the fluctuating value of DGSE common stock that Superior stockholders would receive in the combination in exchange for each share of Superior common stock if the combination had been completed on either of those dates, applying the exchange ratio.

	DGSE Common Stock				Superior Equivalent Price Per Share
	High		Low		High		Low

January 8, 2007		$2.65		$2.71		$0.72		$0.74
April [●], 2007	$	[●]	$	[●]	$	[●]	$	[●]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to DGSE and Superior stockholders in determining whether to approve the combination-related proposals described within this joint proxy statement/prospectus. DGSE and Superior stockholders are urged to obtain current market quotations for DGSE common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 155.

Dividend Information (DGSE and Superior)

Neither DGSE nor Superior has ever declared or paid any cash dividends on its capital stock. Both DGSE and Superior currently intend to retain any earnings for use in their respective businesses and neither anticipates paying any cash dividends in the foreseeable future.

RISK FACTORS

The combination involves a high degree of risk. By voting in favor of the merger, Superior stockholders will be choosing to invest in DGSE common stock. In addition to the risks described in DGSE’s reports on Forms 10-K and 10-Q filed with the SEC, you should carefully consider the risks described below relating to the combination and the risks to the combined company’s business after the combination. You should also consider the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus. Please refer to the section of the joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 155. If any of these risks materializes, the business, financial condition or results of operations of DGSE may be seriously harmed. In such case, the market price of DGSE common stock may decline, and you may lose all or part of your investment.

Risks Related to the Combination

If DGSE and Superior fail to effectively integrate their operations, the combined company may not realize the potential benefits of the combination.

The integration of DGSE and Superior will be a time-consuming and expensive process and may disrupt the combined company’s operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the combined company’s results of operations could be harmed, employee morale could decline, key employees could leave, customers could choose not to place new orders and the combined company could have difficulty complying with regulatory requirements. In addition, the combined company may not achieve anticipated synergies or other benefits of the combination. Following the combination, DGSE and Superior must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The combined company may encounter the following difficulties, costs and delays involved in integrating their operations:

•

failure to manage relationships with customers and other important constituents successfully;

•

failure of customers to accept new services or to continue using the products and services of the combined company;

•

difficulties in successfully integrating the management teams and employees of DGSE and Superior;

•

challenges encountered in managing larger, more geographically dispersed operations;

•

the loss of key employees;

•

diversion of the attention of management from other ongoing business concerns;

•

potential incompatibilities of technologies and systems;

•

potential difficulties integrating and harmonizing financial reporting systems; and

•

potential incompatibility of business cultures.

If the combined company’s operations after the combination do not meet the expectations of existing customers of DGSE or Superior, then these customers may cease doing business with the combined company altogether, which would harm the results of operations and financial condition of the combined company.

If the anticipated benefits of the combination are not realized or do not meet the expectations of financial or industry analysts, the market price of DGSE common stock may decline after the combination. The market price of DGSE common stock may decline as a result of the combination if:

•

the integration of DGSE and Superior is unsuccessful;

•

the combined company does not achieve the expected benefits of the combination as quickly as anticipated or the costs of or operational difficulties arising from the combination are greater than anticipated;

•

the combined company’s financial results after the combination are not consistent with the expectations of financial or industry analysts;

•

the anticipated operating and product synergies of the combination are not realized; or

•

the combined company experiences the loss of significant customers or employees as a result of the combination.

Failure to complete the combination could adversely affect the future business and operations of DGSE and Superior as well as the market price of DGSE and Superior common stock.

The combination is subject to the satisfaction or waiver of numerous closing conditions, including the approval of the merger and reorganization by both Superior and DGSE stockholders, and may not be successfully completed.

In the event that the combination is not completed, Superior may be subject to a number of risks, including:

•

SIBL may foreclose on its loans to Superior, which could force Superior into bankruptcy and could result in SIBL owning all of the assets of Superior.

•

Superior could have difficulty attracting new customers or maintaining current customers because of its difficult financial situation.

•

Superior could lose its current management team, which is being provided by DGSE pursuant to the management agreement.

In the event that the combination is not completed, both DGSE and Superior may be subject to a number of risks, including:

•

The price of DGSE’s and Superior’s common stock may decline to the extent that the current market price of the respective companies’ common stock reflects a market assumption that the combination will be completed.

•

DGSE and Superior could suffer the loss of customers, revenues and employees due to uncertainties resulting from the uncompleted combination.

•

DGSE’s and Superior’s costs related to the proposed combination, such as legal, accounting and advisory fees, must be paid even if the combination is not completed, and these costs would reduce each company’s reported earnings or increase reported loss, for the period when it was determined that the combination would not be consummated.

Completion of the combination may result in DGSE being delisted from the Nasdaq Capital Market.

The completion of the combination may result in DGSE being delisted from the Nasdaq Capital Market. Under Nasdaq Marketplace Rule 4340(a), an issuer must apply for initial inclusion following a transaction in which the issuer combines with a non-Nasdaq entity if the combination results in a change of control of the issuer and potentially allows the non-Nasdaq entity to obtain a Nasdaq listing. Superior is a non-Nasdaq entity and DGSE does not currently, and may not at the time of the combination, satisfy the initial listing requirements of the Nasdaq Capital Market. Accordingly, if Nasdaq determines that the combination will result in a “change of control” of DGSE for purposes of its Rule 4340(a), Nasdaq may initiate proceedings to delist DGSE from the Nasdaq Capital Market. In this case, DGSE may seek to be listed on the American Stock Exchange, though it does not currently, and there can be no assurances that it will at the time of the combination, satisfy the initial listing requirements of the American Stock Exchange.

Completion of the combination may result in dilution of future earnings per share to the stockholders of DGSE.

The completion of the combination may not result in improved earnings per share of DGSE or a financial condition superior to that which would have been achieved by either DGSE or Superior on a stand-alone basis. The combination could fail to produce the benefits that the companies anticipate, or could have other adverse effects that the companies currently do not foresee. In addition, some of the assumptions that either company has made, such as the achievement of operating synergies, may not be realized. In this event, the combination could result in a reduction of earnings per share of DGSE as compared to the earnings per share that would have been achieved by DGSE or Superior if the combination had not occurred.

The costs associated with the combination are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

DGSE and Superior estimate that they will incur aggregate direct transaction costs of approximately $400,000 each associated with the combination, and additional costs associated with consolidation and integration of operations, which cannot be estimated accurately at this time. If the total costs of the combination exceed estimates or the benefits of the combination do not exceed the total costs of the combination, the financial results of the combined company could be adversely affected.

The businesses of DGSE and Superior could suffer due to the announcement and closing of the combination.

The announcement and closing of the combination may have a negative impact on DGSE’s or Superior’s ability to sell their respective products and services, attract and retain key management, technical, sales or other personnel, maintain and attract new customers and maintain strategic relationships with third parties. For example, DGSE and Superior may experience deferral, cancellations or a decline in the size or rate of orders for their respective products or services or a deterioration in their respective customer or business partner relationships. Any such events could harm the operating results and financial condition of the combined company following the combination.

DGSE executive officers and directors have interests that are different from, or in addition to, those of DGSE stockholders generally.

The executive officers and directors of DGSE in some cases have interests in the combination that are different from, or are in addition to, those of DGSE stockholders generally. The receipt of compensation or other benefits in connection with the combination, including employment agreements, may influence these officers and directors in making their recommendation that you vote in favor of the adoption of the merger agreement. You should be aware of these interests when you consider the DGSE board’s recommendation that you vote in favor of adoption of the merger agreement. See the sections entitled “Proposal No. 1 — Interests of Certain DGSE Persons in the Combination” beginning on page 52 and “Post-Combination Employment Agreements” beginning on page 76.

Superior executive officers and directors have interests that are different from, or in addition to, those of Superior stockholders generally.

The executive officers and directors of Superior in some cases have interests in the combination that are different from, or are in addition to, those of Superior stockholders generally. The receipt of compensation or other benefits in the combination, including independent contractor agreements, and the provision and continuation of indemnification and insurance arrangements for current directors of Superior following completion of the combination may influence these directors in making their recommendation that you vote in favor of the adoption of the merger agreement. You should be aware of these interests when you consider the Superior board’s recommendation that you vote in favor of adoption of the merger agreement. See the section entitled “The Combination — Interests of Certain Superior Persons in the Combination” below beginning on page 53.

Risks Related to the Combined Company After the Combination

To facilitate a reading of the risks that we believe will apply to DGSE and Superior as a combined company following completion of the combination, in referring to “we”, “us” and other first person declarations in these risk factors, we are referring to the combined company as it would exist following the combination.

Changes in customer demand for our products and services could result in a significant decrease in revenues.

Although our customer base commonly uses our products and services, our failure to meet changing demands of our customers could result in a significant decrease in our revenues.

Changes in governmental rules and regulations applicable to the specialty financial services industry could have a negative impact on our lending activities.

Our lending is subject to extensive regulation, supervision and licensing requirements under various federal, state and local laws, ordinances and regulations. New laws and regulations could be enacted that could have a negative impact on our lending activities.

Fluctuations in our inventory turnover and sales.

We regularly experience fluctuations in our inventory balances, inventory turnover and sales margins, yields on loan portfolios and pawn redemption rates. Changes in any of these factors could materially and adversely affect our profitability and ability to achieve our planned results.

Changes in our liquidity and capital requirements could limit our ability to achieve our plans.

We require continued access to capital, and a significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results. Similarly, if actual costs to build new stores significantly exceeds planned costs, our ability to build new stores or to operate new stores profitably could be materially restricted. The DGSE credit agreement also limits the allowable amount of capital expenditures in any given fiscal year, which could limit our ability to build new stores.

Changes in competition from various sources could have a material adverse impact on our ability to achieve our plans.

We encounter significant competition in connection with our retail and lending operations from other pawnshops, cash advance companies and other forms of financial institutions and other retailers, many of which have significantly greater financial resources than us. Significant increases in these competitive influences could adversely affect our operations through a decrease in the number or quality of payday loans and pawn loans or our ability to liquidate forfeited collateral at acceptable margins.

In the coins and other collectibles business, we will compete with a number of comparably sized and smaller firms, as well as a number of larger firms throughout the United States. Our primary competitors are Heritage Auction Galleries, a large scale coin dealer and auctioneer, and American Numismatic Rarities, a comparably-sized coin auctioneer. Many of our competitors have the ability to attract customers as a result of their reputation and the quality collectibles they obtain through their industry connections. Additionally, other reputable companies that sell or auction rare coins and other collectibles may decide to enter our markets to compete with us. These companies have greater name recognition and have greater financial and marketing resources than we do. If these auction companies are successful in entering the specialized market for premium collectibles in which we participate or if dealers and sellers participate less in our auctions, we may attract fewer buyers and our revenue could decrease.

Our earnings could be negatively impacted by an unfavorable outcome of litigation, regulatory actions, or labor and employment matters.

A failure in our information systems could prevent us from effectively managing and controlling our business or serving our customers.

We rely on our information systems to manage and operate our stores and business. Each store is part of an information network that permits us to maintain adequate cash inventory, reconcile cash balances daily and report revenues and expenses timely. Any disruption in the availability of our information systems could adversely affect our operation, the ability to serve our customers and our results of operations.

A failure of our internal controls and disclosure controls and procedures, or our inability to comply with the requirements of section 404 of the Sarbanes-Oxley Act in a timely fashion could have a material adverse impact on us and our investors’ confidence in our reported financial information.

Effective internal controls and disclosure controls and processes are necessary for us to provide reliable financial reports and to detect and prevent fraud. We are currently performing the system and process evaluation required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. This evaluation may conclude that enhancements, modifications or changes to our controls are necessary. Completing this evaluation, performing testing and implementing any required remedial changes will require significant expenditures and management attention. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of these on our operations. We cannot be certain that significant deficiencies or material weaknesses will not be identified, or that remediation efforts will be timely to allow us to comply with the requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, investors could lose confidence in our reported financial information.

Changes in general economic conditions could negatively affect loan performance and demand for our products and services.

A sustained deterioration in the economic environment could adversely affect our operations by reducing consumer demand for the products we sell.

Interest rate fluctuations could increase our interest expense.

Although the U.S. Federal Reserve halted a sustained period of regular interest rate hikes in August 2006, interest rates could continue to rise which would, in turn, increase our cost of borrowing.

Our success depends on our ability to attract, retain and motivate management and other skilled employees.

Our future success and growth depend on the continued services of our key management and employees. The loss of the services of any of these individuals or any other key employee or contractor could materially affect our business. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting or retaining them. There are a limited number of people with knowledge of, and experience in, our industry. We do not have employment agreements with many of our key employees. We do not maintain life insurance polices on many of our employees. Our loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on sales and our ability to maintain our technological edge. We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

Superior has a history of losses and may incur future losses.

Superior recorded a net loss of $2,489,000 for its fiscal year ended June 30, 2006 and a net loss of $616,000 for its fiscal year ended June 30, 2005. Superior recorded net income of $552,000 for its fiscal year ended June 30, 2004 and has incurred losses in prior fiscal years since July 1999. We cannot be certain that following the combination, Superior will become profitable as a subsidiary of DGSE. If Superior does not become profitable and sustain profitability, the market price of our common stock may decline.

The voting power in our company is substantially controlled by a small number of stockholders, which may, among other things, delay or frustrate the removal of incumbent directors or a takeover attempt, even if such events may be beneficial to our stockholders.

Stanford International Bank Ltd. and Dr. L.S. Smith will collectively have the power to vote approximately 58% of our voting securities, and beneficially own approximately 57% of our voting securities on a fully-diluted basis, upon consummation of the combination. Consequently, these two stockholders may have sufficient voting power to control the outcome of virtually all corporate matters submitted to the vote of our common stockholders. Those matters could include the election of directors, changes in the size and composition of the board of directors, mergers and other business combinations involving DGSE, or the liquidation of DGSE. In addition, SIBL and Dr. Smith are expected to enter into a corporate governance agreement with DGSE in connection with the combination, which entitles SIBL and Dr. Smith to each nominate two independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) to the DGSE board and entitles Dr. Smith, our chairman and chief executive officer, and William H. Oyster, our president and chief operating officer, to be nominated to the DGSE board for so long as he remains an executive officer of DGSE. Through this control of company nominations to the board of directors and through their voting power, SIBL and Dr. Smith are able to exercise substantial control over certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and our acquisition or disposition of assets. Also, the concentration of voting power in the hands of SIBL and Dr. Smith could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our other stockholders, and may adversely affect the market price of our common stock.

We could be subject to sales taxes, interest and penalties on interstate sales for which we have not collected taxes.

Superior has not collected California sales tax on mail-order sales to out-of-state customers, nor has it collected use tax on its interstate mail order sales. We believe that our sales to interstate customers are generally tax-exempt due to varying state exemptions relative to the definitions of being engaged in business in particular states and the lack of current Internet taxation. While we have not been contacted by any state authorities seeking to enforce sales or use tax regulations, we cannot assure you that we will not be contacted by authorities in the future with inquiries concerning our compliance with current statutes, nor can we assure you that future statutes will not be enacted that affect the sales and use tax aspects of our business.

We may incur losses as a result of accumulating inventory.

In addition to auctioning rare coins on consignment, a substantial portion of the rare coins that Superior sells comes from its own inventory. Superior purchases these rare coins from dealers and collectors and assumes the inventory and price risks of these items until they are sold. If Superior is unable to resell the rare coins that it purchases when it wants or needs to, or at prices sufficient to generate a profit from their resale, or if the market value of the inventory of purchased rare coins were to decline, our revenue would likely decline.

If we experience an increase in the rescission of sales, our revenue and profitability could decrease.

Our operating results could suffer if we experience a significant increase in the number of sales that are rescinded due to questions about title, provenance or authenticity of an item. Superior warrants the title, provenance and authenticity of each item that it sells at auction. A buyer who believes that any of these characteristics is in doubt must notify Superior in writing within a certain number of days after the date of sale of the property. If Superior cannot substantiate the questioned characteristics, the buyer may rescind the purchase and Superior will refund the price paid at auction to the buyer. When a purchase is rescinded, the seller is required to refund the item’s sale price less sellers’ commissions and other sellers’ fees.

Our planned expansion and enhancement of our website and Internet operations may not result in increased profitability.

The satisfactory performance, reliability and availability of our website and network infrastructure are and will be critical to our reputation and our ability to attract and retain customers and technical personnel and to maintain adequate customer service levels. Any system interruptions or reduced performance of our website could materially adversely affect our reputation and our ability to attract new customers and technical personnel. We are in the process of development and/or enhancement of several portions of our websites that will offer content and auctions for rare coins that may have a lower average selling price than many of the rare coins in the markets we currently serve, and in the future we plan to integrate various of our websites. Continued development of our websites will require significant resources and expense. If the planned expansion of our websites does not result in increased revenue, we may experience decreased profitability.

Our website may be vulnerable to security breaches and similar threats which could result in our liability for damages and harm to our reputation.

Despite the implementation of network security measures, our websites are vulnerable to computer viruses, break-ins and similar disruptive problems caused by Internet users. These occurrences could result in our liability for damages, and our reputation could suffer. The circumvention of our security measures may result in the misappropriation of customer or other confidential information. Any such security breach could lead to interruptions and delays and the cessation of service to our customers and could result in a decline in revenue and income.

Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which would increase compensation costs and may cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the Public Company Accounting Oversight Board, the SEC and various other bodies. A change in those policies could have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.

For example, we have used stock options and other long-term equity incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with our company. Several regulatory agencies and entities are considering regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. For example, the Financial Accounting Standards Board has issued SFAS 123R that will require us to record a charge to earnings for employee stock option grants. As a result of these changes, we may incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business, operating results and financial condition.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and the Nasdaq Capital Market. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and independent registered public accounting firm reports on internal controls as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value and liquidity of our securities.

In addition, DGSE is currently eligible (and has elected) to be a “controlled company” for purposes of the corporate governance provisions of the Nasdaq Marketplace Rules. As a result, DGSE does not currently have a nominating or compensation committee of its board of directors, or any committee performing similar functions. Upon the consummation of the combination, DGSE may no longer be eligible to be a “controlled company” under applicable rules, and, if not, will need to phase in independent nomination and compensation committees.

The revolving credit facilities with Stanford International Bank Ltd. and Texas Capital Bank, N.A. is each collateralized by a general security interest in Superior’s and DGSE’s assets, respectively. If either company were to default under the terms of its credit facility, the lender would have the right to foreclose on our assets.

In December 2005, DGSE entered into a revolving credit facility with Texas Capital Bank, N.A., which currently permits borrowings up to a maximum principal amount of $4 million. Borrowings under the revolving credit facility are collateralized by a general security interest in substantially all of DGSE’s assets. As of December 31, 2006, $3.785 million was outstanding under the revolving credit facility. If DGSE were to default under the terms and conditions of the revolving credit facility, Texas Capital Bank would have the right to accelerate any indebtedness outstanding and foreclose on our assets in order to satisfy our indebtedness. Such a foreclosure could have a material adverse effect on our business, liquidity, results of operations and financial position.

In October 2003, Superior entered into a revolving credit facility with Stanford Financial Group Company, which we refer to as SFG, which has assigned the facility to SIBL. The facility currently permits borrowings up to a maximum principal amount of $19.89 million, and will be reduced to $11.5 million in connection with the closing of the combination (after the exchange of approximately $8.4 million of outstanding debt into shares of Superior common stock). Borrowings under the revolving credit facility are collateralized by a general security interest in substantially all of Superior’s assets. As of December 31, 2006, $10.85 million was outstanding under the revolving credit facility; however, in connection with the combination, it is expected that $8.4 million of that debt will be exchanged for Superior common stock and up to $6 million of the credit facility will be made available to DGSE. If Superior were to default under the terms and conditions of the revolving credit facility, SIBL would have the right to accelerate any indebtedness outstanding and foreclose on Superior’s assets, and, subject to intercreditor arrangements with Texas Capital Bank, DGSE’s assets, in order to satisfy Superior’s indebtedness. Such a foreclosure could have a material adverse effect on our business, liquidity, results of operations and financial position.

DGSE has not paid dividends on its common stock in the past and does not anticipate paying dividends on its common stock in the foreseeable future.

DGSE has not paid common stock dividends since its inception and does not anticipate paying dividends in the foreseeable future. Our current business plan provides for the reinvestment of earnings in an effort to complete development of our technologies and products, with the goal of increasing sales and long-term profitability and value. In addition, our revolving credit facility with Texas Capital Bank currently restricts, and any other credit or borrowing arrangements that we may enter into may in the future restrict or limit, our ability to pay dividends to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “will” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or expected strategic benefits, advantages and other effects of the combination or any statements about Superior’s business or operating results identify forward-looking statements. In particular, statements that involve risks and uncertainties regarding the expected strategic benefits, objectives, advantages, expectations and intentions and other effects of the combination described in sections such as “The Combination — DGSE Reasons for the Combination”, “The Combination — Superior Reasons for the Combination”, “The Combination — Other Factors Considered by the DGSE Board” and “The Combination — Other Factors Considered by the Superior Board”, on pages 42, 43, 44 and 46, respectively, and elsewhere in this joint proxy statement/prospectus are forward-looking statements. In addition, some statements concerning DGSE’s or Superior’s business, revenues, revenue mix, gross margin, operating expense levels, financial outlook, commitments under existing leases, sales and marketing initiatives and competition, such as the following, are forward-looking statements:

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projections of revenues, synergies and other financial items;

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statements of strategies and objectives for future operations;

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expectations regarding the completion of the combination;

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statements regarding integration plans;

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statements concerning proposed products or services;

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statements regarding future economic conditions, performance or business prospects;

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statements regarding competitors or competitive actions; and

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statements of assumptions underlying any of the foregoing.

All forward-looking statements are present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks related to the combination and to the combined businesses after the combination discussed in the section entitled “Risk Factors” beginning on page 22 of this joint proxy statement/prospectus, among others, could cause actual results to differ materially from those described in the forward-looking statements. Such risks include, among others: the competitive environment and competitive responses to the combination; whether the combined company can successfully develop new products and the degree to which these products will gain market acceptance; whether anticipated cost and product synergies can be achieved; whether the integration of DGSE and Superior will be more difficult and costly than expected; uncertainties as to the timing of the combination; approval of the proposals described herein by the respective stockholders of DGSE and Superior; and the satisfaction of other closing conditions to the combination. Neither DGSE nor Superior makes any representation as to whether any projected or estimated information or results contained in any forward-looking statements will be obtained or achieved. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the documents incorporated by reference in this joint proxy statement/prospectus. Neither DGSE nor Superior is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements after the date of this joint proxy statement/prospectus, whether as a result of new information, future events or otherwise.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors”, beginning on page 22, and the annual reports on Form 10-K and the quarterly reports on Form 10-Q that DGSE and Superior have filed with the SEC.

Please see the section entitled “Where You Can Find More Information” on page 155.

SPECIAL MEETING OF DGSE STOCKHOLDERS

DGSE is furnishing this joint proxy statement/prospectus to you in order to provide you with important information regarding the matters to be considered at the special meeting of DGSE stockholders and at any adjournment or postponement of the special meeting. DGSE first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its stockholders on or about April [●], 2007.

Date, Time and Place of the Special Meeting

DGSE will hold a special meeting of its stockholders at DGSE’s executive offices at 2817 Forest Lane, Dallas, Texas 75234, on [●], May [●], 2007, at 10:00 AM Central Time.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders of DGSE will be asked to consider and vote upon the following proposals:

1.

Proposal No. 1. To adopt and approve the Amended and Restated Agreement and Plan of Merger and Reorganization, which we refer to in this joint proxy statement/prospectus as the merger agreement, made and entered into as of January 6, 2007, by and among DGSE, DGSE Merger Corp., a Delaware corporation and wholly owned subsidiary of DGSE, Superior Galleries, Inc., a Delaware corporation, and Stanford International Bank Ltd., as stockholder agent, and to approve the reorganization contemplated thereby, including the issuance of shares of DGSE common stock to Superior stockholders, and the issuance of options and warrants to acquire shares of DGSE common stock, pursuant to the merger agreement.

2.

Proposal No. 2. To approve an amendment to DGSE’s articles of incorporation to increase the number of authorized shares of common stock by 20,000,000 shares, to a total of 30,000,000 shares.

3.

Proposal No. 3. To adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

While these proposals are being voted upon separately, both of the first two proposals may have to be approved in order for either of them to be implemented.

Record Date; Stockholders Entitled to Vote

The record date for determining the DGSE stockholders entitled to vote at the special meeting is April 6, 2007. Only holders of record of DGSE common stock at the close of business on that date are entitled to vote at the special meeting. On the record date, 4,913,290 shares of DGSE common stock were issued and outstanding.

As of the record date, the directors and executive officers of DGSE and their affiliates beneficially owned 4,214,280 shares of DGSE common stock representing 67.9% of the outstanding shares of DGSE common stock.

A list of stockholders eligible to vote at the special meeting will be available for your review during DGSE’s regular business hours at its principal place of business in Dallas, Texas for at least ten days prior to the special meeting for any purpose germane to the special meeting.

Voting and Revocation of Proxies

The proxy card accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of DGSE for use at the special meeting.

General. Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted as follows: FOR Proposal No. 1, to adopt and approve the merger agreement, and to approve the reorganization contemplated thereby, including the issuance of shares of DGSE common stock to Superior stockholders, and the issuance of options and warrants to acquire shares of DGSE common stock, pursuant to the merger agreement; FOR Proposal No. 2, to approve an amendment to DGSE’s articles of incorporation to increase the number of authorized shares of common stock by 20,000,000 shares, to a total of 30,000,000; and FOR Proposal No. 3. to adjourn the special meeting, if necessary, whether or not a quorum is present, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Abstentions. DGSE will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting with respect to that proposal. Because approval of Proposal No. 2 requires the affirmative vote of a majority of the voting power of the DGSE shares outstanding and approval of Proposal No. 3 requires the affirmative vote of a majority of the voting power of the DGSE shares present in person or by proxy, abstentions on either proposal will have the same effect as a vote AGAINST the proposal. Abstentions will have no direct effect on the outcome of Proposal No. 1. However, while Proposals Nos. 1 and 2 are being voted upon separately, both Proposal No. 1 and 2 may have to be approved in order for either of them to be implemented.

Broker Non-Votes. If your shares are held by your broker, your broker will vote your shares for you if you instruct your broker how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. “Broker non-votes” are shares held by a broker or other nominee that are represented at the special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of the shares to vote on the particular proposal and the broker does not have discretionary voting power on the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of shares represented and voting with respect to a proposal. Failure to instruct your broker on how to vote your shares on Proposal No. 2 or 3 will have the effect of voting AGAINST the proposal. Failure to instruct your broker on how to vote your shares on Proposal No. 1 will have no effect on the outcome of that proposal, assuming that a quorum is present at the special meeting, but will reduce the number of votes required to approve that proposal. While Proposals No. 1 and No. 2 are being voted upon separately, both Proposal No. 1 and 2 may have to be approved in order for either of them to be implemented.

Voting Shares in Person that are Held Through Brokers. If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a DGSE stockholder on the record date for the special meeting, authorizing you to act on behalf of the nominee at the DGSE special meeting and identifying the number of shares with respect to which the authorization is granted.

Revocation of Proxies. If you submit a proxy, unless you have entered into a support agreement to support the combination, you may revoke it at any time before it is voted in three ways:

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First, you can deliver a written, dated notice to the Secretary of DGSE prior to the date of the special meeting, stating that you would like to revoke your proxy.

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Second, you can complete, date and, prior to the date of the special meeting, submit a new, later-dated proxy to the Secretary of DGSE.

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Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

Notices to the Secretary of DGSE should be sent to 2817 Forest Lane, Dallas, Texas 75234, Attention: Corporate Secretary.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Support Agreement. Dr. L.S. Smith, who holds the power to vote approximately 51.7% of the outstanding shares of DGSE common stock, has entered into a support agreement with DGSE and Superior solely in his capacity as a stockholder of DGSE. Pursuant to that agreement, Dr. Smith agreed to vote all of his shares of DGSE common stock in favor of the reorganization and related transactions, and against any proposal or action that could reasonably be expected to delay, impede or interfere with the approval of the reorganization or any related transaction. This constitutes sufficient votes for both Proposals No. 1 and 2 to be approved. For more information, see the section entitled “The Merger Agreement — Support Agreements” beginning on page 69.

Required Stockholder Vote

In order to conduct business at the DGSE special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast by holders of common stock at the special meeting, present in person or represented by proxy, constitutes a quorum under DGSE’s bylaws. DGSE will treat shares of DGSE common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the DGSE special meeting for the purposes of determining the presence of a quorum. If a quorum is not present, it is expected that the special meeting will be adjourned to solicit additional proxies.

With respect to any matter submitted to a vote of the DGSE stockholders at the special meeting, each holder of DGSE common stock will be entitled to one vote, in person or by proxy, for each share of DGSE common stock held in his, her or its name on the books of DGSE on the record date.

Proposal No. 1. If the shares of DGSE common stock continue to be listed on the Nasdaq Capital Market at the time of the closing of the combination, pursuant to the Nasdaq Marketplace Rules, the affirmative vote of a majority of the shares of DGSE common stock voting on the proposal will be required to adopt and approve the merger agreement and approve the reorganization, including the issuance of shares of DGSE common stock to be issued to Superior stockholders, and the issuance of options and warrants to acquire shares of DGSE common stock, pursuant to the merger agreement. If the shares of DGSE common stock are not listed on the Nasdaq Capital Market or another applicable national securities exchange which has a similar rule at the time of the closing of the combination, no applicable law or regulation will require DGSE stockholder approval for the adoption and approval of the merger agreement or approval of the reorganization, including the issuance of the shares of DGSE common stock to be issued to Superior stockholders in connection with the combination. Nevertheless, in that case, the board of directors of DGSE would still seek stockholder approval of Proposal No. 1 as a matter of good corporate governance, and if the number of votes present in person or represented by proxy cast in favor of Proposal No. 1 does not exceed the number of votes present in person or represented by proxy cast in opposition to Proposal No. 1, the DGSE board of directors would, subject to its obligations in the merger agreement, reconsider its decision to approve the merger agreement and the reorganization, including the proposal to issue and reserve for issuance shares of DGSE common stock, and the issuance of options and warrants to acquire shares of DGSE common stock, pursuant to the merger agreement. In either case, abstentions and broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether Proposal No. 1 has been approved.

Proposal No. 2. The affirmative vote of a majority of the outstanding shares of DGSE common stock is required to approve the amendment to DGSE’s articles of incorporation to increase the number of authorized shares of common stock by 20,000,000 shares, to a total of 30,000,000 shares. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 2.

Proposal No. 3. The affirmative vote of holders of a majority of the outstanding shares of DGSE common stock present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, whether or not a quorum is present, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 3.

While Proposals No. 1 and No. 2 are being voted upon separately, both of the proposals may have to be approved in order for either of them to be implemented.

DGSE’s bylaws authorize the shares present at the meeting in person or by proxy to adjourn the special meeting if a quorum is not then in attendance.

The inspector of elections for the DGSE special meeting will tabulate the votes.

Unanimous Recommendations by the Board of Directors

After careful consideration, the board of directors of DGSE has unanimously determined that the reorganization and merger agreement are advisable and in the best interests of DGSE and its stockholders. The board of directors of DGSE unanimously recommends that you vote FOR Proposal No. 1 for the merger agreement and the reorganization, including the issuance of the shares of DGSE common stock to be issued to Superior stockholders, and the issuance of options and warrants to acquire shares of DGSE common stock, pursuant to the terms of the merger agreement.

The DGSE board of directors has also determined that the increase in the number of authorized capital stock of DGSE is necessary for the completion of the combination and advisable and in the best interests of DGSE and its stockholders. The board of directors of DGSE unanimously recommends that you vote FOR Proposal No. 2 for the amendment to the DGSE articles of incorporation to increase the number of authorized shares of common stock from 10,000,000 shares of common stock to 30,000,000 shares of common stock.

The DGSE board of directors has further determined that approving a proposal to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies is advisable and in the best interests of DGSE and its stockholders. The board of directors of DGSE unanimously recommends that you vote FOR Proposal No. 3 to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Solicitation of Proxies

DGSE and Superior are conducting this proxy solicitation and will share the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. DGSE will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to assure sufficient representation at the DGSE special meeting, officers and regular employees of DGSE may solicit the return of proxies from DGSE stockholders by mail, telephone, telegram and personal interview. No compensation in addition to regular salary and benefits will be paid to any such officer or regular employee for such solicitation. The total estimated cost of the solicitation of DGSE proxies is $75,000.

Security Ownership of Principal Stockholders, Directors and Executive Officers

For information regarding the security ownership of DGSE common stock by principal stockholders, directors and executive officers of DGSE, see the section entitled “Ownership of DGSE Capital Stock” beginning on page 114.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder nominations to the board of directors or other proposals to be considered at an annual meeting of DGSE stockholders, the stockholder must have given DGSE timely notice of the proposal or nomination in writing to its Secretary pursuant to Rule 14a-4 (c) under the Exchange Act. To be timely for the 2007 annual meeting, a stockholder’s notice must be delivered to or mailed and received by DGSE’s Secretary at DGSE’s principal executive offices not later than March 26, 2007.

Requirements for Stockholder Proposals to be Considered for Inclusion in DGSE’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8(e) under the Exchange Act for inclusion in DGSE’s proxy materials and intended to be presented at DGSE’s 2007 annual meeting must be received by DGSE’s Secretary in writing not later than January 10, 2007 to be considered for inclusion in DGSE’s proxy materials for that meeting. The proposal also must meet the other requirements of the rules of the SEC relating to stockholder proposals.

The matters to be considered at the special meeting are of great importance to the stockholders of DGSE. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to submit your proxy by mail in the enclosed postage-paid envelope.

SPECIAL MEETING OF SUPERIOR STOCKHOLDERS

Superior Galleries, Inc. is furnishing this joint proxy statement/prospectus to you in order to provide you with important information regarding the matters to be considered at the special meeting of the Superior stockholders and at any adjournment or postponement of the special meeting. Superior first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its stockholders on or about April [●], 2007.

Date, Time and Place of the Special Meeting

Superior will hold its special meeting of its stockholders at Superior’s principal offices at 2817 Forest Lane, Dallas, Texas 75234, on [●], May [●], 2007 at 11:30 AM Central Time.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders of Superior will be asked to consider and vote upon the following proposals:

1.

Proposal No. 1. To adopt and approve the Amended and Restated Agreement and Plan of Merger and Reorganization, which we refer to in this joint proxy statement/prospectus as the merger agreement, made and entered into as of January 6, 2007, by and among DGSE Companies, Inc., a Nevada corporation, which we refer to as DGSE, DGSE Merger Corp., a Delaware corporation and wholly owned subsidiary of DGSE, Superior, and Stanford International Bank Ltd., which we refer to as SIBL, as stockholder agent, whom together with any successors in that capacity we refer to in this joint proxy statement/prospectus as the stockholder agent, and to approve the merger contemplated thereby.

2.

Proposal No. 2. To approve the irrevocable appointment and constitution of SIBL, Superior’s largest stockholder and its primary lender, including its successors as stockholder agent, as the exclusive agent, attorney-in-fact and representative of the Superior stockholders under the merger agreement and the related escrow agreement.

3.

Proposal No. 3. To adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Record Date; Stockholders Entitled to Vote

The record date for determining the Superior stockholders entitled to vote at the special meeting is April 6, 2007. Only holders of record of Superior voting stock at the close of business on that date are entitled to vote at the special meeting. On the record date, 4,818,280 shares of Superior common stock and no shares of Superior preferred stock were issued and outstanding.

As of the record date, the directors and executive officers of Superior and their affiliates (including DGSE) held 380,000 shares of Superior common stock representing approximately 4.4% of the outstanding shares of Superior common stock.

A list of stockholders eligible to vote at the special meeting will be available for your review during Superior’s regular business hours at its principal place of business in Beverly Hills, California for at least ten days prior to the special meeting for any purpose germane to the special meeting.

Voting and Revocation of Proxies

The proxy card accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Superior for use at the special meeting.

General. Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted as follows: FOR Proposal No. 1 for the merger agreement and the merger; FOR Proposal No. 2 to approve the irrevocable appointment and constitution of SIBL and its successors as the stockholder agent under the merger agreement and the related escrow agreement; and FOR Proposal No. 3 to adjourn the special meeting, if necessary, whether or not a quorum is present, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Abstentions. Superior will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting with respect to such proposal. Because approval of Proposal No. 1 requires the affirmative vote of a majority of the voting power of Superior shares outstanding, approval of Proposal No. 2 requires the affirmative vote of a majority of the voting power of Superior shares (other than shares held by SIBL or its affiliates) outstanding, and approval of Proposal No. 3 requires the affirmative vote of a majority of the voting power of the Superior shares present in person or by proxy, abstentions on any proposal will have the same effect as a vote AGAINST the proposal.

Broker Non-Votes. If your shares are held by your broker, your broker will vote your shares for you if you instruct your broker how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. “Broker non-votes” are shares held by a broker or other nominee that are represented at the special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of the shares to vote on the particular proposal and the broker does not have discretionary voting power on the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of shares represented and voting with respect to a proposal. Failure to instruct your broker on how to vote your shares on Proposal No. 1 or 3 will have the effect of voting AGAINST the proposal. Failure to instruct your broker on how to vote your shares on Proposal No. 2 will have no effect on the outcome of that proposal, assuming that a quorum is present at the special meeting, but will reduce the number of votes required to approve that proposal.

Voting Shares in Person that are Held Through Brokers. If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a Superior stockholder on the record date of the special meeting, authorizing you to act on behalf of the nominee at the Superior special meeting and identifying the number of shares with respect to which the authorization is granted.

Revocation of Proxies. If you submit a proxy, unless you have entered into a support agreement to support the merger, you may revoke it at any time before it is voted in three ways:

•

First, you can deliver a written, dated notice to the Secretary of Superior prior to the date of the special meeting, stating that you would like to revoke your proxy.

•

Second, you can complete, date and, prior to the date of the special meeting, submit a new, later-dated proxy to the Secretary of Superior.

•

Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

Notices to the Secretary of Superior should be sent to 9478 West Olympic Blvd., Beverly Hills, California 90212, Attention: Corporate Secretary.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Support Agreement. SIBL and other Superior stockholders who together hold approximately 75.6% of the outstanding shares of Superior common stock have entered into a support agreement with Superior and DGSE pursuant to which the stockholders agreed to vote all of their shares of Superior common stock in favor of the merger and related transactions, and against any proposal or action that could reasonably be expected to delay, impede or interfere with the approval of the merger or any related transaction. This constitutes sufficient votes for both Proposals Nos. 1 and 3 to be approved. For more information, see the section entitled “The Merger Agreement — Support Agreements” beginning on page 69.

Required Stockholder Vote

In order to conduct business at the Superior special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast by holders of Superior voting stock at the special meeting, present in person or represented by proxy, constitutes a quorum under Superior’s bylaws. Superior will treat shares of Superior voting stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Superior special meeting for the purposes of determining the existence of a quorum. If a quorum is not present, it is expected that the special meeting will be adjourned to solicit additional proxies.

With respect to any matter submitted to a vote of the Superior stockholders at the special meeting, each holder of Superior common stock will be entitled to one vote, in person or by proxy, for each share of Superior common stock held in his, her or its name on the books of Superior on the record date. No Superior preferred stock is presently outstanding.

Proposal No. 1. The affirmative vote of shares representing a majority of the voting power of outstanding Superior voting stock is required to adopt and approve the merger agreement and approve the merger. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 1.

Proposal No. 2. No applicable law or regulation requires separate Superior stockholder approval for the proposal to appoint and constitute Stanford International Bank Ltd., or SIBL, as the stockholder agent under the merger agreement and related escrow agreement. However, the affirmative vote of holders of a majority of the outstanding shares of Superior common stock, exclusive of the shares held by SIBL and its affiliates, in favor of the proposal may reduce the exposure of Superior directors to liability for approving SIBL acting as stockholder agent under the terms of the merger agreement and related escrow agreement, and of SIBL to liability for acting as stockholder agent. If the proposal does not obtain sufficient votes, SIBL would consider resigning as stockholder agent. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 2.

Proposal No. 3. The affirmative vote of holders of shares representing a majority of the voting power of Superior stock present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, whether or not a quorum is present, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2. Abstentions and broker non-votes will have the same effect as voting AGAINST Proposal No. 3.

Superior’s bylaws authorize the shares present at the meeting in person or by proxy to adjourn the special meeting if a quorum is not then in attendance.

The inspector of elections for the Superior special meeting will tabulate the votes.

Unanimous Recommendations by the Board of Directors

After careful consideration, the board of directors of Superior has unanimously determined that the merger and merger agreement are advisable and in the best interests of Superior and its stockholders. The board of directors of Superior unanimously recommends that you vote FOR Proposal No. 1 for the merger agreement and the merger.

The Superior board of directors has also determined that the irrevocable appointment and constitution of Stanford International Bank Ltd. and its successors as the stockholder agent under the merger agreement and the related escrow agreement are necessary for the completion of the merger and advisable and in the best interests of Superior and its stockholders. The board of directors of Superior unanimously recommends that you vote FOR Proposal No. 2 for the irrevocable appointment and constitution of Stanford International Bank Ltd. and its successors as the stockholder agent under the merger agreement and the related escrow agreement.

The Superior board of directors has further determined that approving a proposal to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies is advisable and in the best interests of Superior and its stockholders. The board of directors of Superior unanimously recommends that you vote FOR Proposal No. 3 to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Solicitation of Proxies

DGSE and Superior are conducting this proxy solicitation and will share the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Superior will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to assure sufficient representation at the Superior special meeting, officers and regular employees of Superior may solicit the return of proxies from Superior stockholders by mail, telephone, telegram and personal interview. No compensation in addition to regular salary and benefits will be paid to any such officer or regular employee for such solicitation. The total estimated cost of the solicitation of Superior proxies is $75,000.

Security Ownership of Principal Stockholders, Directors and Executive Officers

For information regarding the security ownership of Superior common stock by principal stockholders, directors and executive officers of Superior, see the section entitled “Ownership of Superior Capital Stock” beginning on page 153.

Appraisal and Dissenters’ Rights

Holders of Superior common stock will have appraisal and dissenters’ rights under Delaware law with respect to the proposed merger transaction. For information regarding these rights, see the section entitled “The Combination — Appraisal and Dissenters’ Rights” beginning on page 58.

Interest of Certain Persons in Matters to be Acted Upon

The executive officers and directors of Superior may have interests in the combination that are different from, or are in addition to, those of Superior stockholders generally. For information regarding the interests of Superior’s executive officers and directors in the combination see the section entitled “The Combination — Interests of Certain Superior Persons in the Combination” beginning on page 53.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder nominations to the board of directors or other proposals to be considered at an annual meeting of Superior stockholders, the stockholder must have given Superior timely notice of the proposal or nomination in writing to its Secretary pursuant to Rule 14a-4 (c) under the Exchange Act. To be timely for the 2007 annual meeting, a stockholder’s notice must be delivered to or mailed and received by Superior’s Secretary at Superior’s principal executive offices not later than September 2, 2007.

Requirements for Stockholder Proposals to be Considered for Inclusion in Superior’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8(e) under the Exchange Act for inclusion in Superior’s proxy materials and intended to be presented at Superior’s 2007 annual meeting must be received by Superior’s Secretary in writing not later than June 19, 2007 to be considered for inclusion in Superior’s proxy materials for that meeting. The proposal also must meet the other requirements of the rules of the SEC relating to stockholder proposals.

Due to the pendency of the combination, Superior did not hold an annual meeting of its stockholders in 2006. If the combination occurs, Superior will not hold its annual meeting of Superior stockholders for 2007. In that case, pre-combination Superior stockholder proposals must be submitted to the Secretary of DGSE in accordance with the procedures described in the section entitled “Special Meeting of DGSE Stockholders — Stockholder Proposals and Nominations” beginning on page 34.

The matters to be considered at the special meeting are of great importance to the stockholders of Superior. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to submit your proxy by mail in the enclosed postage-paid envelope.

You should not submit any stock certificates with your proxy. A transmittal form with instructions for the surrender of stock certificates for Superior stock will be mailed to you as soon as practicable after completion of the combination.

DGSE PROPOSAL NO. 1 AND SUPERIOR PROPOSAL NO. 1 — THE COMBINATION

This section of this joint proxy statement/prospectus describes the principal aspects of DGSE Proposal No. 1 and Superior Proposal No. 1, including the merger and reorganization and the merger agreement. While DGSE and Superior believe that this description covers the material terms of the combination and the related transactions, this summary may not contain all of the information that is important to DGSE and Superior stockholders. You can obtain a more complete understanding of the combination by reading the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety.

Background of the Combination

During the summer of 2005, Superior attempted to raise equity capital using Wedbush Morgan as its exclusive investment bank. It was determined that no transaction could be presented that was either economically viable for Superior or acceptable to Stanford International Bank Ltd., which we refer to as SIBL, Superior’s largest stockholder and primary lender.

In October 2005, SIBL indicated that Superior should seek potential merger and acquisition candidates as SIBL was reluctant to offer any additional financing to Superior under Superior’s extant operational and management structure.

In November 2005, Lawrence Fairbanks Abbott, Jr., executive vice-president and former chief operating officer of Superior, contacted William H. Oyster, president and chief operating officer of DGSE, to introduce himself and to explore ways in which the two companies might work together, including scheduling a tour of DGSE’s primary office for November 22. After touring the DGSE facility and meeting with Mr. Oyster, Mr. Abbott contacted Paul Biberkraut, then a director and the chief financial officer and executive vice president of Superior, to report Mr. Abbott’s favorable observations regarding DGSE’s business. Mr. Abbott suggested that Mr. Biberkraut tour the facility and meet DGSE management to gather information and discuss mutual areas of interest to DGSE and Superior. A meeting was arranged for December 6, 2005 between Messrs. Abbott, Biberkraut and Oyster, DGSE chairman and chief executive officer Dr. L.S. Smith, DGSE chief financial officer John Benson, and DGSE executive vice president Scott Williamson.

Shortly after the initial contact, Mr. Abbott inquired whether DGSE would consider being acquired by Superior. Mr. Oyster referred the matter to Dr. Smith. Dr. Smith advised Mr. Oyster that he did not think that the initial concept of DGSE being acquired by Superior was feasible but expressed that DGSE would consider other alternative business combinations. Mr. Oyster informed Mr. Abbott of this position.

On December 6, 2005, Messrs. Abbott and Biberkraut toured the DGSE facility with Mr. Oyster and met with the rest of the DGSE executive team. Dr. L.S. Smith led the meeting and expressed his interest in finding a strong partner to grow the business. The broadly outlined nature of the transaction discussed was that Superior would acquire DGSE and that the transaction would involve the cash purchase of a significant portion of Dr. Smith’s stockholdings in DGSE. During this meeting, both parties indicated interest in moving forward. Superior indicated that, at that time, Superior needed to involve its largest stockholder, SIBL, in the discussion.

On December 6, 2005, in connection with the tour and meeting, DGSE and Superior executed a mutual confidentiality agreement to explore a potential transaction between the parties.

On December 6, 2005, based upon the tours and meeting on that date, and upon review of DGSE’s financial reports, Messrs. Abbott and Biberkraut reported to Silvano DiGenova, then the chairman, president and chief executive officer of Superior, that a merger or acquisition with DGSE held significant promise and deserved serious further investigation and consideration. Mr. Biberkraut also advised SIBL of the meetings.

In December 2005, Messrs. Abbott and Biberkraut approached SIBL’s investment banking division to seek assistance for Superior in developing a case for merging Superior and DGSE. During December 2005, Superior continued to have discussions with SIBL’s investment banking division about both the potential synergies and the structure of the transaction, as well as the associated risks.

Late in December 2005, discussions with DGSE about the structure of a transaction were expanded to include SIBL. Discussions continued in early January 2006, and SIBL began negotiating directly with DGSE.

On January 9, 2006, Dr. Smith and Mr. Oyster had a telephone conference with Michael Guptan and Josh Feidler of SIBL to discuss possible concepts for a business combination between the two entities.

On January 18, 2006, Dr. Smith and Messrs. Oyster, Benson and Williamson met in Dallas, Texas with Messrs. DiGenova, Abbott and Biberkraut, in a meeting designed to acquaint the two companies and to discuss various alternative possible transactions.

On January 23, 2006, the Superior board of directors met and Mr. DiGenova delivered a report on his discussions with Osvaldo Pi, head of the merchant banking division of Stanford Financial Group Company, which we refer to as SFG, an affiliate of SIBL, regarding the viability of a potential merger with DGSE. The Superior board of directors discussed the potential benefits and risks of the merger and appointed Mr. Biberkraut to develop combined pro forma financial statements to facilitate further discussions regarding a potential merger.

On February 1, 2006, Dr. Smith and Mr. Oyster met in Houston, Texas with Danny Bogar, Osvaldo Pi, Ronald Stein, Joe Frisard and James Davis, each a representative of SIBL, to discuss SIBL’s position on DGSE possibly acquiring Superior.

On February 6, 2006, Dr. Smith had a telephone conference with Mitchell T. Stoltz, a director of Superior, regarding Superior’s interest in extending discussions regarding a possible transaction.

On February 7, 2006, Mr. Abbott sent Dr. Smith a plan for the merger developed jointly with Mr. Guptan which outlined terms of debt and equity for the transaction and organizational charts.

On February 8, 2006, Dr. Smith had a telephone conference with Mr. Guptan, who proposed a potential acquisition of DGSE by Superior. Dr. Smith advised Mr. Guptan that the proposal was not acceptable to DGSE.

On February 16, 2006, Dr. Smith met with Mr. Bogar in Dallas, Texas to explore additional areas that might lead to an acquisition of Superior by DGSE. During this meeting Mr. Bogar and Dr. Smith discussed alternatives that might be acceptable to DGSE.

During the month of February, Dr. Smith telephonically apprised the DGSE directors on the direction of the discussions with Superior on at least five separate occasions.

On February 23, 2006, Mr. Pi presented new proposed terms for the merger to DGSE.

On February 27, 2006, Dr. Smith provided a preliminary term sheet to Mr. Pi outlining the proposed terms of a merger between Superior and DGSE.

In March, 2006, DGSE and Superior negotiated a non-binding term sheet regarding the acquisition of Superior by DGSE.

On March 22, 2006, Dr. Smith provided a revised preliminary term sheet to Mr. Pi, outlining, among other things, the terms of a proposed merger between Superior and DGSE as well as the terms of the restructuring of SIBL’s revolving line of credit with Superior.

On March 25, 2006, the Superior board of directors met to discuss the preliminary term sheet proposed by DGSE. After discussion of the preliminary term sheet and the potential issues associated with the contemplated transaction, the board of directors unanimously authorized management to commence due diligence.

On March 29, 2006, DGSE had a telephonic meeting of its board of directors, with all members in attendance, to discuss the current state of the discussions with Superior and SIBL. The board of directors was advised of all of the events leading to the board meeting. The DGSE board authorized management to continue the discussions and to try and finalize terms leading to a definitive agreement.

On March 29, 2006, Superior’s board of directors retained a business advisory and valuation firm, Stenton Leigh Valuation Group, Inc., which we refer to as Stenton Leigh, to perform a fairness analysis in relation to the proposed merger and the resulting valuation to the Superior stockholders. The fairness opinion was presented by Stenton Leigh at a special meeting of Superior’s board of directors on June 27, 2006.

Beginning in February 2006 and continuing through July 2006, the parties conducted extensive due diligence on each others’ businesses and developed an integration plan to integrate the businesses following the merger. During this time the parties also negotiated the definitive merger agreement and set a timeline to complete the combination subject to the approval of each company’s stockholders. From March through June, 2006, Dr. Smith was in almost daily contact with Messrs. Pi and Bogar, on behalf of SIBL, and the Superior management regarding due diligence matters and issues involving a possible transaction.

On April 3, 2006, DGSE, Superior and SIBL entered into a confidentiality agreement and a shared expenses agreement, regarding the confidential treatment of information exchanged and the sharing of specified expenses, respectively, related to the exploration of a possible business combination between DGSE and Superior.

On April 13, 2006, DGSE distributed the initial draft of the original merger agreement for review by Superior and SIBL.

During the period from April 13 through July 14, 2006, the parties negotiated the original definitive merger agreement along with various related documents, including the revised loan documents between SFG and Superior.

On June 21, 2006, Dr. Smith and Mr. Oyster met in Houston, Texas with Messrs. Bogar and Frisard, on behalf of SIBL, and Mr. Stoltz of Superior to discuss possible details that might lead to a definitive agreement.

On June 29, 2006, the Superior board of directors met to discuss the original merger agreement and receive a presentation of an oral fairness opinion and presentation from Stenton Leigh. Following further review and discussion, the board of directors of Superior voted unanimously to adopt and approve the original merger agreement and to approve the merger and the other transactions contemplated by the merger agreement, and resolved to recommend that the Superior stockholders vote to approve and adopt the original merger agreement and to approve the merger and irrevocably to appoint and constitute SIBL and its successors as the stockholder agent under the original merger agreement and the related escrow agreement.

On July 5, 2006, the board of directors of DGSE met to review all of the details of the proposed Superior acquisition and to review all of the financial details and the definitive agreements. After a thorough review and discussion of all of these matters, the present directors voted unanimously to approve and adopt the original merger agreement and to approve the merger and the other transactions contemplated by the original merger agreement, and resolved to recommend that the DGSE stockholders vote to approve and adopt the original merger agreement and to approve the merger and the issuance of the shares of DGSE common stock to be issued to Superior stockholders pursuant to the terms of the original merger agreement. The absent DGSE director, Lee Ittner, later ratified the foregoing actions.

On July 14, 2006, the parties executed the original merger agreement. The signing of the original merger agreement was publicly announced on July 17, 2006, at the time of the opening for trading of the Nasdaq Capital Market.

From August 20 through August 23, 2006 Dr. Smith and Messrs. Oyster and Benson met in Beverly Hills, California with Messrs. DiGenova, Pi and Charles Wiser to discuss Superior operations and financial results.

On November 22, 2006, Dr. Smith and Mr. Oyster met in Houston, Texas with Messrs. Bogar and Pi to discuss the pending transaction and to discuss possible revision of the terms of the original transaction.

Between November 22, 2006 and December 16, 2006, the parties negotiated a revised term sheet for the proposed acquisition. The primary reason for the revisions to the terms of the proposed combination was the material deterioration in Superior’s business, operations and financial condition subsequent to the date of the original merger agreement. In addition, due to the continuing losses at Superior and the delays already encountered in closing the combination, the parties structured the combination in two steps, with the principal objective of providing greater assurances that the combination would be consummated without additional materially adverse changes to the financial condition, business or operations of Superior. An important component of the two-step approach was the entry by DGSE’s merger subsidiary and Superior into a management agreement, pursuant to which three senior executives of DGSE were appointed as the senior management of Superior, and the appointment of these three DGSE executives to the Superior board of directors pursuant to the revised merger agreement. For more information on the management changes at Superior, see the section entitled “The Merger Agreement – Management Agreement” beginning on page 69. The exchange ratio reflected in the revised merger agreement was based on a new valuation of Superior agreed to by the parties and SIBL, Superior’s largest stockholder, in light of Superior’s financial statements for its fiscal quarter ended September 30, 2006. According to the revised term sheet, all preferred stockholders of Superior would convert their preferred stock into Superior common stock and SIBL would exchange sufficient Superior debt for Superior common stock so that Superior’s stockholders’ equity at December 31, 2006 would be at least $5,751,000 (subject to a credit of approximately $482,000 for combination-related expenses). In return, DGSE would issue 3.7 million shares of DGSE common stock to acquire all of Superior’s outstanding common stock. The exchange ratio was calculated accordingly.

On December 7, 2006, the board of directors of Superior engaged Stenton Leigh to perform a fairness analysis in relation to the revised terms of the proposed merger and the resulting valuation to the Superior stockholders. The fairness opinion was presented by Stenton Leigh at a special meeting of Superior’s board of directors on December 21, 2006.

On December 20, 2006, the board of directors of DGSE met to review all of the details of the revised terms of the proposed Superior acquisition and to review all of the financial details and the definitive agreements. After a thorough review and discussion of all of these matters, the directors voted unanimously to approve and adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement, and resolved to recommend that the DGSE stockholders vote to approve and adopt the merger agreement and to approve the merger and the issuance of the shares of DGSE common stock to be issued to Superior stockholders pursuant to the terms of the merger agreement.

On December 21, 2006, the Superior board of directors met to discuss the merger agreement and receive a presentation of an oral fairness opinion and presentation from Stenton Leigh. Following further review and discussion, the board of directors of Superior voted unanimously to adopt and approve the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement, and resolved to recommend that the Superior stockholders vote to approve and adopt the merger agreement and to approve the merger and irrevocably to appoint and constitute SIBL and its successors as the stockholder agent under the merger agreement and the related escrow agreement.

On January 6, 2007, the parties executed the amended and restated merger agreement and the support agreements. The signing of the these agreements was publicly announced on January 9, 2007.

On January 6, 2007, Silvano DiGenova resigned as chairman, chief executive officer, president and interim chief financial officer of Superior, and all board members but Mitchell T. Stoltz and David Rector resigned from the Superior board of directors. On that same date, the remaining Superior directors appointed William H. Oyster, Scott Williamson and John Benson to the Superior board to fill the vacancies. On that same date, Mr. Oyster was appointed interim chief executive officer of Superior, Mr. Williamson was appointed interim chief operating officer of Superior and Mr. Benson was appointed vice president, finance and interim chief financial officer of Superior.

DGSE Reasons for the Combination

At a meeting on December 20, 2006, the DGSE board of directors unanimously approved the merger agreement and related agreements and the merger and reorganization and the related transactions contemplated thereby. The DGSE board believes that the reorganization is in the best interests of DGSE and its stockholders and unanimously recommends that DGSE’s stockholders vote FOR approval and adoption of the merger agreement and the approval of the reorganization, including the issuance of the shares of DGSE common stock to be issued as merger consideration, and the issuance of options and warrants to acquire shares of DGSE common stock, pursuant to the merger agreement.

In reaching its determination, the DGSE board of directors consulted with DGSE’s management and considered the following material factors:

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A greater penetration of the rare coin and precious metals businesses. DGSE is currently one of the largest public companies with activities dedicated to the wholesale and retail trade of rare coins and precious metals. With the acquisition of Superior, DGSE will have access to an expanded nationwide customer base, new activities in the area of auctions and a more robust supply network.

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A stronger financial position and reduced costs. The contemplated structure of the acquisition provides the combined companies with significantly expanded credit facilities, including an $11.5 million line of credit with Stanford Financial Group Company and a $4.0 million line of credit with Texas Capital Bank, NA. The combined company, on a pro forma basis at September 30, 2006, had an estimated $22 million in current assets, total assets of approximately $29 million, current ratio of 4 to 1 and stockholders’ equity of $18 million. This strong balance sheet and the available credit facilities should permit the combined company to expand its share of the market in all of its operating sectors. The acquisition of Superior contemplates the elimination of duplication in administrative functions and regulatory compliance costs, integration of operating staff and economies of scale. The combined company should have substantial professional resources which will allow the optimal deployment of existing personnel.

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Enhanced trading liquidity and better market focus. DGSE expects that the successful completion of the proposed combination will result in increased market capitalization and trading liquidity of the combined company, resulting in better market focus. Because of the increased market capitalization and liquidity of the combined company, DGSE expects that the combined company will have greater access to equity and debt capital markets than DGSE currently has, and greater appeal to institutional investors. DGSE expects that this access will provide management of the combined companies greater flexibility to execute its business plan under various financial market conditions.

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Operational synergies from combined expertise. DGSE believes that Superior has quality employees with broad numismatic expertise. DGSE hopes to retain the majority of these key employees following the successful completion of the acquisition to assist in DGSE’s business and operations going forward. DGSE’s expertise in the jewelry, precious metals, watch and diamond businesses should diversify the operations of Superior and provide for more stable revenue growth and operating earnings. The combined company will have substantial expertise in jewelry, precious metals, numismatics, fine watches and diamonds.

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Substantially enhanced growth opportunities. The DGSE board of directors believes that the larger volume and greater diversity of the combined businesses should enable the combined company to exceed the rates of growth of revenue and cash flows that DGSE might achieve on a stand-alone basis.

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The acquisition provides DGSE with a new location to expand its jewelry, fine watch, diamond and precious metals businesses. DGSE believes that Superior’s retail location in Beverly Hills, California is underutilized and contemplates that DGSE can introduce its SuperStore jewelry, watch and diamond lines with relatively minor modifications to the physical location. DGSE believe that existing Superior personnel can manage the retail location with additional training in DGSE systems and methods. Expanding the activities of Superior in its Beverly Hills, California location will diversify its revenue stream and enhance cash flows, while giving DGSE an additional distribution channel for its inventory. Additional volume generated at the Superior location will also assist DGSE in diversifying its vendor sources.

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DGSE’s staff and expertise in jewelry and watch repair will be more efficiently utilized. The added volume generated by a new Beverly Hills, California location will allow DGSE to achieve higher repair and manufacturing revenue and allow DGSE to better absorb overhead related thereto.

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Fixed range of exchange ratio limits dilution of DGSE stockholders. DGSE will issue approximately 3.7 million shares of its common stock for the proposed acquisition. DGSE’s board of directors believes that the fixed exchange ratio being used for the merger reduces DGSE’s exposure to stock market fluctuations.

Superior Reasons for the Combination

The Superior board of directors has determined unanimously that the merger and reorganization, the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Superior and its stockholders. The Superior board has directed that the proposed merger and reorganization be submitted for consideration by the Superior stockholders and recommended that Superior stockholders vote in favor of the approval of the merger, the merger agreement and the transactions contemplated thereby.

In reaching the determination that the merger, the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Superior and its stockholders, the Superior board considered that the combination will assist Superior with the following competitive challenges:

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Unavailability of Continued Financing from SFG. Superior has historically required, and continues to require, financing for its operations. In the past, SFG and SIBL have provided the majority of this financing, but SFG informed Superior that it is unwilling to provide additional equity or debt financing to Superior so long as it continues to have its current operational and management structure, and so long as there continues to be only a limited market for Superior’s securities.

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Lack of Adequate Capitalization. Superior’s key competitors (both public and private) are better capitalized, have better access to debt financing and are substantially larger than Superior. These competitors’ access to equity and debt financing provides them with greater flexibility to respond to competitive challenges and to take advantage of business opportunities.

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Small Margins. The margins in the rare coin industry are slim and the regulatory compliance requirements of being a small public company in a highly regulated environment add substantial cost. Due to its size, Superior’s legal, accounting and other costs associated with being a publicly held company comprise a much higher percentage of operating overhead, as compared to its competitors.

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High Debt. Superior’s high level of debt has resulted in very high interest costs, further reducing profitability.

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Lack of Diversification. Because its focus is primarily rare coins, Superior has a higher degree of business risk due to lack of diversification, as compared to its competitors.

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Reliance on a Few Key Employees. Superior relies heavily on a few key employees to generate a substantial portion of its revenue.

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Continued Substantial Losses. Over the past 18 months, Superior’s level of net losses has increased, further eroding Superior’s capital base and working capital needed to maintain business operations.

Retention of Employees. Superior’s diminished capacity to operate its business due to financial constraints has resulted in the loss of some sales and operational employees to competitors. There is a continuing risk of further employee losses due to Superior’s worsening financial condition.

Other Factors Considered by the DGSE Board

In reaching its conclusion to approve the merger agreement and recommend that DGSE stockholders vote FOR the approval and adoption of the merger agreement and the approval of the reorganization, including the issuance of the shares of DGSE common stock required to be issued as merger consideration pursuant to the merger agreement, the DGSE board of directors considered a number of factors, including the following:

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The judgment, advice and analysis of DGSE’s management with respect to the potential strategic, financial and operational benefits of the acquisition, including management’s favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Superior.

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The importance of the combination for pursuing DGSE’s strategic plan.

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The potential benefits to DGSE stockholders of growth opportunities following the combination.

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The competitive and market environments in which DGSE and Superior operate.

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The expected qualification of the transaction contemplated by the merger agreement as a reorganization within the meaning of Section 368(a) of the Code.

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The likelihood that DGSE will be able to retain key management and other personnel of Superior who may be critical to the ongoing success of each company and to the successful integration of the businesses.

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The results of operations and financial condition of DGSE and Superior.

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The terms of the merger agreement and the related agreements, including consideration paid by DGSE and the structure of the combination, which were deemed by both the board of directors and management to provide a fair and equitable basis for the transaction.

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The likelihood that the transaction will be completed in a timely manner.

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The nature and depth of the relationship between Superior and SIBL.

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Historical and current information about each of the companies and their respective businesses, prospects, financial performance and condition, operations, management and competitive position, including market data and management’s knowledge of the rare coin, precious metals and jewelry, fine watch and diamond businesses.

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Financial market conditions, historic market prices, volatility and trading information for DGSE and Superior.

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The terms and conditions of the merger agreement and related transactions, including:

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the conversion by SIBL and Silvano DiGenova of all of their shares of Superior preferred stock into Superior common stock in connection with the execution of the merger agreement;

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the condition to closing the merger that SIBL exchange approximately $8.4 million of existing Superior debt for approximately 5 million Superior common stock prior to the closing and that Stanford Financial Group Company, an affiliate of SIBL which we refer to as SFG, provide Superior with a 4 year term credit facility with a committed credit facility of $11.5 million;

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the agreement by SFG to provide the ability of DGSE to upstream loan proceeds from the Superior credit facility to DGSE or any other subsidiary for working capital purposes; and

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the corporate governance agreement.

DGSE’s board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the combination, including in particular:

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The risk that the benefits sought to be achieved by the transaction, including those outlined above, will not be achieved.

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The general challenges and costs of combining the operations of two companies and the substantial expenses to be incurred in connection with the combination.

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The effect of public announcement of the transaction on DGSE’s common stock.

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The risks of unexpected expenses or liabilities associated with the combination, including the potential for inventory valuation issues and contingent liabilities associated with litigation.

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The diversion of management resources from other strategic opportunities and operational matters.

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The risk that the current favorable market for precious metals and other collectibles will cease or deteriorate, thus affecting volume and profit margins.

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The risk that the current economic environment will deteriorate and impact discretionary spending on items such as jewelry.

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The potential disruption of third party business relationships important to either company as a result of the combination.

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The potential that DGSE will experience delays in the approval of registration statements required as a condition of closing.

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The possibility that the combination might not close or that the closing might be delayed.

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The availability of appraisal rights for Superior stockholders under Section 262 of the DGCL.

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The possibility that the company will be delisted from the Nasdaq Capital Market.

The DGSE board did not consider it necessary to, and did not, engage a financial advisor to issue a fairness opinion for the combination.

The foregoing discussion of the information and factors which were given weight by the DGSE board is not intended to be exhaustive. The DGSE board did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors.

Other Factors Considered by the Superior Board

In reaching its conclusion to approve the merger agreement and recommend that Superior stockholders vote FOR the approval and adoption of the merger agreement and the approval of the merger, the Superior board of directors, together with the assistance of its financial and legal advisors, also considered how the following factors would address many of Superior’s competitive challenges:

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Capitalization. SIBL’s conversion into equity of approximately $8.4 million of Superior debt in connection with the merger and DGSE’s capital base should create a more financially stable organization. In addition, SFG has agreed to expand the combined company’s line of credit to facilitate expansion. The increased capitalization is expected significantly to decrease financing expenses and, thus, potentially enhance profitability of the combined entity.

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Economies of Scale. The combined companies should be able to (a) eliminate, over time, duplicate expenses in the areas of regulatory compliance, finance and administration, (b) eliminate certain elements of operational costs, and (c) have increased buying power by virtue of the size of the combined entity.

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Diversification. The combined entity should be able to leverage the complementary expertise and experience of the constituent entities. Superior’s expertise lies in rare coin dealing and auctioneering services, and DGSE’s core competency lies in retail buying and selling of jewelry and watches. Superior’s auction and web expertise may be expanded from rare coins to jewelry and watches. Likewise, DGSE’s retail store experience may be expanded to Superior’s Beverly Hills gallery.

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Potential for Expansion in Many Operating Areas. The combination of financial stability, increased equity capitalization, diversified product lines and stronger management may enhance the combined company’s ability to expand market share in auctions, retail, web-based and wholesale activities in both rare coins and jewelry/watches. The larger capital base and borrowing ability of the combined entity should also aid the combined entity in competing for buying opportunities for very large collections where cash commitments are front-loaded, without hampering the company’s ability to continue other business activities requiring capital and without resorting to expensive short-term bridge financing. The enhanced capital base should also improve the combined company’s ability to take advantage of other opportunities for strategic acquisitions of small rare coin operations, should they arise in the future.

Prior to approving the merger, the Superior board also took the following actions to validate the merger:

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Fairness Opinion. The Superior board received oral and written presentations of Stenton Leigh Valuation Group, Inc. and their opinion that, as of December 21, 2006, the exchange ratio is fair to the minority stockholders of Superior from a financial point of view and the analyses forming the bases for such opinions. See “— Opinions of Superior’s Financial Advisors” beginning on page 47 for a discussion of the factors considered in rendering the opinions. The opinion, which is subject to limitations, qualifications and assumptions, is attached as Annex K to this joint proxy statement/prospectus and should be read in its entirety.

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Alternative Transactions. The Superior Board requested that management approach other potential strategic partners about possible business combinations. Management did investigate other possible business combinations, but these efforts were unsuccessful.

The Superior board also considered certain risks and potential disadvantages associated with the combination, including the following:

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that the positive synergies of the combination will not be realized to the degree anticipated if key management personnel of both companies are not successfully retained and productively integrated into the combined organization;

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the effect of management distractions necessarily associated with such a business combination and the potential disruption to the businesses of DGSE and Superior;

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that the transaction might not be completed as a result of a failure to satisfy the conditions in the merger agreement;

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the effect of the availability of appraisal rights for Superior stockholders under Section 262 of the DGCL;

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the possibility that regulatory authorities might delay or impose unacceptable conditions in connection with qualifying the shares of DGSE common stock to be issued in one or more states;

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the possibility that there will be delays in the approval of registration statements to be filed by DGSE required as a condition of closing;

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the potential adverse effect on customer relationships as a result of the combination; and

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the general costs and challenges of combining the operations of Superior and DGSE.

The foregoing discussion of the information and factors which were given weight by the Superior board is not intended to be exhaustive. The Superior board did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. After considering all such factors, THE SUPERIOR BOARD UNANIMOUSLY RECOMMENDS TO SUPERIOR STOCKHOLDERS THAT THEY VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE APPROVAL OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Opinion of Financial Advisor to the Board of Directors of Superior

Stenton Leigh Valuation Group, Inc., which we refer to in this joint proxy statement/prospectus as Stenton Leigh, delivered its opinion dated December 21, 2006 to the Superior board of directors to the effect that, as of such date and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the merger is fair, from a financial point of view, to the non-affiliated Superior stockholders. The full text of Stenton Leigh’s written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Stenton Leigh, has been attached to this document as Annex K and is incorporated by reference into this joint proxy/prospectus. Stenton Leigh’s opinion is directed only to the fairness to the minority Superior stockholders, from a financial point of view, of the merger consideration, and is not intended to constitute, and does not constitute, a recommendation as to how a stockholder should vote with respect to the adoption and approval of the merger agreement or the approval of the merger. You are urged to read the Stenton Leigh opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Stenton Leigh in rendering its opinion. The summary of the Stenton Leigh opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion.

Pursuant to an engagement letter dated December 7, 2006, the Superior board of directors retained Stenton Leigh to render an opinion as to the fairness to Superior, from a financial point of view, of the merger consideration. Stenton Leigh is a business advisory and valuation firm that is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, corporate restructurings and private placements and for other purposes. Superior engaged the services of Stenton Leigh because it is a recognized business valuation firm that has substantial experience in similar matters. Stenton Leigh does not beneficially own any interest in either Superior or DGSE and has not provided either company with any other services in the past.

On June 27, 2006, at a meeting of the Superior board of directors, Stenton Leigh made an oral presentation and delivered to the Superior board of directors its written opinion, which stated that, as of June 15, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the merger, as originally structured, is fair, from a financial point of view, to the non-affiliated Superior stockholders. On December 22, 2006, at a meeting of the Superior board of directors, Stenton Leigh made an oral presentation and delivered to the Superior board of directors its written opinion, which stated that, as of December 15, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the merger, as amended, is fair, from a financial point of view, to the non-affiliated Superior stockholders.

Stenton Leigh was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the merger as compared to any alternative business strategy that might exist for Superior, Superior’s underlying business decision to proceed with the merger, and other alternatives to the merger that might exist for Superior. Furthermore, Stenton Leigh has not negotiated the terms of the merger on Superior’s behalf and the merger, including the merger consideration to be paid, was negotiated by Superior without any recommendations by Stenton Leigh.

In arriving at its fairness opinion, Stenton Leigh took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Stenton Leigh:

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Reviewed the merger agreement;

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Reviewed publicly available financial information and other data with respect to Superior, including the Annual Report on Form 10-K for the years ended June 30, 2005, and June 30, 2006;

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Reviewed publicly available financial information and other data with respect to Superior, including the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, December 31, 2005, March 31, 2006, and September 30, 2006, and discussed performance to December 15, 2006 with Superior management;

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Reviewed publicly available financial information and other data with respect to DGSE, including the Annual Report on Form 10-K for the year ended December 31, 2005;

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Reviewed publicly available financial information and other data with respect to DGSE, including the Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, and discussed performance to December 15, 2006 with Superior management;

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Reviewed and analyzed the merger’s pro-forma impact on Superior’s capitalization;

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Reviewed and analyzed the merger’s pro-forma impact on Superior’s securities outstanding and stockholder ownership;

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Reviewed the planned conversion features of debt to equity by SIBL and planned issuance of warrants to SIBL at the closing of the merger;

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Considered the historical financial results and present financial condition of Superior and DGSE;

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Reviewed the trading market for the common stock of Superior and DGSE;

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Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Superior and DGSE;

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Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Superior and DGSE; and

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Performed such other analyses and examinations as Stenton Leigh deemed appropriate and held discussions with Superior and DGSE management in relation to certain financial and operating information furnished to Stenton Leigh, including financial analyses with respect to their respective business and operations.

In arriving at its opinion, Stenton Leigh relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Stenton Leigh relied upon the assurances of Superior and DGSE management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Stenton Leigh assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Stenton Leigh did not make a physical inspection of the properties and facilities of Superior or DGSE. In addition, Stenton Leigh did not attempt to confirm whether Superior and DGSE had good title to their respective assets.

Stenton Leigh assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules and regulations. Stenton Leigh assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the stockholders of Superior.

Stenton Leigh’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of December 15, 2006. Accordingly, although subsequent developments may affect its opinion, Stenton Leigh has not assumed any obligation to update, review or reaffirm its opinion. In connection with rendering its opinion, Stenton Leigh performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Stenton Leigh was carried out to provide a different perspective on the merger, and to enhance the total mix of information available. Stenton Leigh did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the merger, from a financial point of view, to the non-affiliated stockholders of Superior. Further, the summary of Stenton Leigh’s analyses described below is not a complete description of the analyses underlying Stenton Leigh’s opinion.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Stenton Leigh made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Stenton Leigh may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Stenton Leigh’s view of the value of Superior’s assets. The estimates contained in Stenton Leigh’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Stenton Leigh’s analyses and estimates are inherently subject to substantial uncertainty. Stenton Leigh believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Stenton Leigh in connection with the preparation of its opinion. The analyses performed were prepared solely as part of Stenton Leigh’s analysis of the fairness, from a financial point of view, of the merger to the non-affiliated Superior stockholders, and were provided to Superior’s board of directors in connection with the delivery of Stenton Leigh’s opinion. The opinion of Stenton Leigh was just one of the many factors taken into account by Superior’s board of directors in making its determination to approve and recommend the merger, including those described in the sections entitled “The Combination — Superior Reasons for the Combination” and “— Other Factors Considered by the Superior Board” beginning on pages 43 and 46. Stenton Leigh undertook a review of Superior’s historical financial data in order to understand and interpret its operating and financial performance and strength.

Superior has paid Stenton Leigh fees of $139,500 for its services in connection with the engagement letter and issuing its fairness opinions. No portion of the fee is contingent upon the consummation of the merger or the conclusions reached in the opinion. No other compensation was paid to Stenton Leigh or any other financial advisor. No instructions or limitations were placed on Stenton Leigh by Superior or DGSE, nor are there any material relationships between Stenton Leigh and Superior or DGSE. Stenton Leigh was selected to render the fairness opinion following interviews with other candidates who each provided proposals for the engagement. The method of determination for selecting the advisor was based upon the quality of the proposal, the experience of the candidates, and the recommendations of legal counsel and other business professionals. In addition, Superior has agreed to indemnify Stenton Leigh for any liabilities that may arise out of the rendering if its services to Superior.

Financial Review

Superior Financial Review. Stenton Leigh reviewed Superior’s historical financial data for the three fiscal years ended June 30, 2006 and the three months ended September 30, 2006 and the two and a half months ended December 15, 2006 and noted the following:

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Revenue increased from $20,355,000 in the fiscal year ended June 30, 2003 to $29,997,000 in the fiscal year ended June 30, 2004. This is an increase of $9,642,000, or 47.4%. Revenue increased another $9,538,000 to $39,535,000 in the fiscal year ended June 30, 2005, or 31.8%, and increased by $6,782,000 to $46,317,000 for the fiscal year ended June 30, 2006, an increase of 17.2%. For the quarter ended September 30, 2006, revenue was $8,560,000, a decline of $3,093,000 from the $11,653,000 for the quarter ended September 30, 2005.

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Similar increases occurred in the cost of sales, which grew from $15,952,000 in the fiscal year ended June 30, 2003 to $23,382,000 in the fiscal year ended June 30, 2004. This is an increase of $7,430,000 or 46.6%, which mirrored the growth rate in revenues. For the fiscal year ended June 30, 2005, the cost of sales increased $8,645,000 to $32,027,000, or 37.0%. This increase exceeded the increase in gross revenues for the year. For the fiscal year ended June 30, 2006, the cost of sales increased $6,366,000 to $38,393,000, or 19.9%, which again exceeded the growth rate in revenues. For the quarter ended September 30, 2006, the cost of sales was $7,054,000, a decline of $2,288,000 from the $9,342,000 for the quarter ended September 30, 2005. Following a discussion with Superior management, no material differences in revenues or cost of sales were noted for the period of September 30, 2006 to December 15, 2006.

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Superior’s net operating income on a normalized basis increased from a loss of nearly $2.9 million in the fiscal year ended June 30, 2003 to an income of $656,000 for the fiscal year ended June 30, 2004, but returned to a loss of $200,000 for the fiscal year ended June 30, 2005, and a loss of over $1.8 million for the fiscal year ended June 30, 2006. For the quarter ended September 30, 2006, the net operating loss was $755,000.

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Similar results occurred in the net income, which was only positive in the fiscal year ended June 30, 2004, in the amount of $552,000. The net loss for the fiscal year ended June 30, 2003 was nearly $3.5 million, while the net loss for the fiscal year ended June 30, 2005 was $616,000, and for the fiscal year ended June 30, 2006, the net loss was nearly $2.5 million. For the quarter ended September 30, 2006, the net loss was $939,000. Following a discussion with Superior management, no material differences were noted for the period of September 30, 2006 to December 15, 2006.

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As of September 30, 2006, Superior had approximately $1,673,000 in cash, $5.8 million in receivables, and $4.8 million in inventory, which accounted for most of the current assets. Superior also had $400,000 in net fixed assets. Total assets exceeded $12.9 million. The current liabilities of Superior amounted to nearly $14.3 million, and long-term liabilities were $300,000 as of September 30, 2006. Total stockholders’ equity was a deficit of $1.7 million as of September 30, 2006. Following a discussion with Superior management, no material differences in account balances were noted for the period of September 30, 2006 to December 15, 2006.

Superior Stock Performance Review. Stenton Leigh reviewed the daily closing market price and trading volume of Superior’s common stock during the period prior to the announcement, and after the announcement of the merger. Stenton Leigh noted the following:

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In the pre-announcement and post announcement period, Superior’s stock had a very sporadic, thinly traded (low volume), and therefore illiquid trading volume, ranging from a low volume of 0 shares to a high volume of 38,400 shares. Superior’s shares traded over the last two years to a high of $4.75 per share and a low of $0.65 per share. In the 30 days prior to the date of the fairness opinion, the shares traded between $0.75 per share and $1.00 per share.

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Stenton Leigh noted that during the current fiscal year. Superior’s stock has traded in a range between $0.75 per share and $1.85 per share.

DGSE Financial Review. Stenton Leigh reviewed DGSE’s historical financial data for the three fiscal years ended December 31, 2005, for the nine months ended September 30, 2006, and for the two and a half months ended December 15, 2006, noted the following:

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Revenue increased from $25,244,000 in the fiscal year ended December 31, 2003 to $28,386,000 in the fiscal year ended December 31, 2004. This is an increase of $3,142,000, or 12.4%. Revenue increased another $6,933,000 to $35,319,000, or 24.4%, in the fiscal year ended December 31, 2005. For the nine months ended September 30, 2006, revenue was $31,876,000, an increase of $11,143,000, or 53.7% over the nine months ended September 30, 2005.

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Similar increases occurred in the cost of sales, which increased from $24,264,000 in the fiscal year ended December 31, 2003 to $27,591,000 in the fiscal year ended December 31, 2004. This is an increase of $3,327,000, or 13.7%, which slightly exceeded the growth rate of revenues. For the fiscal year ended December 31, 2005, the cost of sales increased to $34,612,000, an increase of $7,021,000, or 25.4%, which also exceeded the growth rate of revenues. For the nine months ended September 30, 2006, the cost of sales increased $10,813,000, to $30,848,000, an increase of 54.0% over the nine months ended September 30, 2005, closely in line with the increase in revenues. Following a discussion with management, no material differences in revenues or cost of sales were noted for the period of September 30, 2006 to December 15, 2006.

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The operating income for DGSE declined from $1,162,000 in the fiscal year ended December 31, 2003 to $1,052,000 in the fiscal year ended December 31, 2004. This is a decrease of 9.5% from year to year. The operating income declined again to $1,027,000 in the fiscal year ended December 31, 2005, or another 2.4%. For the nine months ended September 30, 2006, the operating income was $1,028,000, an increase of $330,000, or 47.3% over the nine months ended September 30, 2005. Following a discussion with management, no material differences in operating income were noted for the period of September 30, 2006 to December 15, 2006.

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As of September 30, 2006, DGSE had approximately $217,000 in cash, $948,000 in receivables, and $8.45 million in inventory, which accounted for most of the current assets. DGSE also had over $1.0 million in net fixed assets. Total assets amounted to nearly $12.4 million. The current liabilities of DGSE were nearly $1.8 million, and long-term liabilities were nearly $4.0 million as of September 30, 2006. Total stockholders’ equity was over $6.6 million as of September 30, 2006. Following a discussion with management, no material differences in account balances were noted for the period of September 30, 2006 to December 15, 2006.

Pro Forma Capitalization and Stockholder Ownership Review. In order to better understand the merger and its impact on the capitalization and stockholder ownership of DGSE, Stenton Leigh reviewed DGSE’s estimated pro forma capitalization and pro forma securities ownership. Based upon the pro forma review, Stenton Leigh noted the following:

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The combination is expected to result in the issuance of $9,805,000 worth of DGSE common stock to the Superior stockholders. This consists of 3,700,000 shares currently valued at $2.65 per share.

Valuation Overview

Based upon a review of the historical and forecasted financial data and certain other qualitative data for Superior, Stenton Leigh utilized several valuation methodologies and analyses to determine ranges of values. Stenton Leigh utilized the discounted cash flow method, the comparable company method, and the comparable transaction method of analysis (all of which are discussed in more detail hereinafter) for the valuation of Superior. Stenton Leigh weighted each of the approaches for Superior equally to determine the indicated equity value of approximately $8.2 million, which took into consideration the planned conversion by SIBL of $8.5 million of their debt to equity, at closing of the combination, on terms fair to the minority shareholders.

Discounted Cash Flow Analysis. Based upon management’s forecasted revenues and expenses, Stenton Leigh prepared a discounted cash flow analysis to arrive at the value of Superior stockholders’ equity. The discounted cash flow analysis included the fiscal years ending June 30, 2007 through June 30, 2011. The resulting present value of the net cash flow to equity is $8,416,000 as of December 15, 2006.

Comparable Company Analysis. The selected comparable company analysis reviewed the trading multiples of publicly-traded companies that are similar to Superior with respect to business and revenue model, operating sector, size and target customer base. Because of the unique characteristics of Superior and the limited availability of appropriate comparable companies involved only in the rare coins and precious metals industry, Stenton Leigh identified the following comparable companies:

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 “Rare Coins and Precious Metals” — includes publicly listed companies that are involved in the rare coin and precious metals, wholesale, retail, online and auction business. One of the companies is smaller than Superior in terms of annual revenue, and one company has annual revenues larger than Superior. Two of the comparable companies are larger than Superior in terms of enterprise value, and all are more profitable than Superior. Based on publicly available information as of September 30, 2006, the enterprise value for the comparable companies ranged from approximately $16.5 million to approximately $74.9 million, compared with approximately $15.2 million for Superior. Stenton Leigh noted the following with respect to the multiples generated:

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The enterprise value to Last Twelve Months, or LTM, revenue multiple ranged from 0.353 times revenue to 1.976 times revenue, with a mean and median of 1.165 times revenue.

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The enterprise value to LTM EBIT (earnings before interest and taxes) multiple ranged from 12.696 times EBIT to 14.683 times EBIT, with a mean and median of 13.689 times EBIT.

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The enterprise value to LTM EBITDA (earnings before interest, taxes, depreciation and amortization) multiple ranged from 11.700 times EBITDA to 12.696 times EBITDA, with a mean and median of 12.198 times EBITDA.

Based on the selected multiple ranges, Stenton Leigh calculated a range of enterprise values for Superior based on the LTM period ended September 30, 2006. Stenton Leigh then deducted net debt of approximately $11.350 million to derive an indicated equity value range of approximately $5.6 million.

Based on the selected multiple ranges, Stenton Leigh calculated a range of enterprise values for Superior based on the forecast data for the fiscal year ending June 30, 2007. Stenton Leigh then deducted net debt of approximately of $11.350 million to derive an indicated equity value range of approximately $8.0 million.

None of the comparable companies have characteristics identical to Superior. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis. The comparable transaction analysis was based on a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Superior. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer is willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers). As in the comparable company analysis, Stenton Leigh identified comparable transactions:

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“Rare Coin and Precious Metals” — includes those transactions involving target companies that are involved in the rare coin and precious metals wholesale, retail, online and auction businesses. Due to the unique characteristics of Superior, no reasonably comparable transactions were identified, and no conclusion of value was derived from this methodology.

Conclusion

Based on the information and analyses set forth above, Stenton Leigh delivered its written opinion to Superior’s board of directors, which stated that, as of December 15, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the merger is fair, from a financial point of view, to the Superior minority stockholders.

Stenton Leigh is a business advisory and valuation firm that is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, corporate restructurings and private placements and for other purposes. Superior engaged the services of Stenton Leigh because it is a recognized business valuation firm that has substantial experience in similar matters. Stenton Leigh received a $139,500 fee in connection with the preparation and issuance of its opinions. In addition, Superior has agreed to indemnify Stenton Leigh for any liabilities that may arise out of the rendering of its opinion. Stenton Leigh does not beneficially own any interest in either Superior or DGSE and has not provided either company with any other services in the past.

Interests of Certain DGSE Persons in the Combination

In considering the recommendation of the DGSE board of directors regarding the merger agreement, DGSE stockholders should be aware that some of DGSE’s directors and executive officers may have interests in the combination that are different from, or in addition to, their interests as DGSE stockholders. These interests may create an appearance of a conflict of interest. The DGSE board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the combination and in making its decision to recommend to the DGSE stockholders that they vote to adopt the merger agreement. For more information see “Management of DGSE After the Combination — Information Regarding DGSE’s Directors and Executive Officers” beginning on page 115.

Employment Agreements. The DGSE board of directors has approved amended and restated employment agreements for Dr. L.S. Smith, the chairman and chief executive officer of DGSE, and William H. Oyster, a director and the president and chief operating officer of DGSE and a director and interim chief executive officer of Superior, and a new employment agreement for John Benson, the chief financial officer of DGSE and a director and interim chief financial officer and vice president – finance of Superior, in each case contingent upon the closing of the combination. For more information about these employment agreements, see the section entitled “Post-Combination Employment Agreements” beginning on page 76.

DGSE Board Seats. In connection with the combination, DGSE has agreed to enter into a corporate governance agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex G, with SIBL and Dr. L.S. Smith. Pursuant to this agreement, subject to the applicable fiduciary duties of the DGSE board of directors, and compliance by DGSE in good faith with applicable law and regulations, DGSE has agreed to recommend that, among others, Dr. L.S. Smith, the current chairman and chief executive officer of DGSE, William H. Oyster, a director and the current president and chief operating officer of DGSE and a director and interim chief executive officer of Superior, and two current independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) of the DGSE Board, who are expected to be William P. Cordeiro and Craig Alan-Lee, constitute the DGSE board of directors upon the consummation of the combination. For more information about the corporate governance agreement, see the section entitled “The Merger Agreement — DGSE Corporate Governance” beginning on page 70.

The interests described above may influence DGSE’s directors and executive officers in making their recommendation that you vote in favor of the adoption and approval of the merger agreement and the approval of the combination. You should be aware of these interests when you consider the DGSE board’s recommendation that you vote in favor of adoption and approval of the merger agreement and the approval of the combination.

Interests of Certain Superior Persons in the Combination

In considering the recommendation of the Superior board of directors regarding the merger agreement, Superior stockholders should be aware that some of Superior’s directors and executive officers may have interests in the combination that are different from, or in addition to, their interests as Superior stockholders. These interests may create an appearance of a conflict of interest. The Superior board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to recommend to the Superior stockholders that they vote to adopt the merger agreement. In addition, pursuant to the terms of the merger agreement, the board of directors of DGSE after the combination will have seven members, two of whom are current members of the Superior board. For more information see the section entitled “Information Regarding DGSE Companies, Inc. — Management of DGSE After the Combination” beginning on page 115.

Repayment of DiGenova Note. In connection with the execution of the merger agreement, Superior repaid in full its note in the principal amount of $400,000 owed to Silvano DiGenova, who was then the chairman, president and chief executive officer of Superior and the beneficial owner of approximately 40% of Superior common stock. At the time of the payment, Superior had a negative stockholders’ equity of $3.1 million and Mr. DiGenova’s debt was subordinate to SIBL’s debt, which was at that time undersecured.

Stanford Line of Credit. In connection with the combination, Stanford Financial Group Company, an affiliate of Superior’s largest stockholder, SIBL, is expected to enter into a new credit facility with Superior. In addition, a closing condition to the merger is that SIBL exchange approximately $8.4 million of Superior secured debt into approximately 5 million shares of Superior common stock.

Warrants. In connection with the combination, as consideration for the exchange of debt by SIBL and the new credit facility which will be largely available to DGSE, DGSE will issue seven-year warrants, in the form attached as Annex H to this joint proxy statement/prospectus, to SIBL and its designees. These warrants will entitle the holders thereof to purchase 845,634 shares of DGSE common stock at an exercise price of $1.89 per share and 863,000 shares of DGSE common stock at an exercise price equal to their par value of $0.01 per share.

New Independent Contractor Agreement with DGSE. At the execution of the merger agreement, Silvano DiGenova, who is a former member of the Superior board of directors and a former Superior executive officer, became an independent contractor of Superior with the nominal title of Managing Director-Numismatics. In connection with this arrangement, Mr. DiGenova has entered into a letter agreement with the DGSE merger subsidiary which is contingent upon the closing of the combination. Either DGSE or Mr. DiGenova may terminate the arrangement at any time for any reason with 30 days notice or, upon material breach by the other party and a failure to cure, upon 5 days notice. A summary of the material terms of the independent contractor arrangement with Superior follows:

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Title. Mr. DiGenova has the title of Managing Director-Numismatics. However, this title is purely nominal, and Mr. DiGenova will not be an officer or employee of DGSE, Superior or any of their respective subsidiaries.

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Net Profits Account. Mr. DiGenova is paid a minimum of $25,000 per month, payable bi-monthly from a net profits account, and will also have profit participation in a separate profit center which he heads, subject to the supervision and direction of Superior. The profit center will be allocated $2,500,000 in either inventory or capital to facilitate wholesale activities by Mr. DiGenova, which we will refer to as the allocated inventory, upon the consummation of the merger. Superior will generate monthly profit and loss statements for the profit center. Revenues will include all wholesale and retail revenues generated by the profit center, exclusive of auction commissions but including commissions for retail sales of Superior inventory other than allocated inventory and gross profits realized on allocated inventory. Expenses will include all direct expenses of the profit center, including interest on the allocated inventory at the prime rate. Forty percent of the net profit or loss will be allocated each month to Mr. DiGenova’s net profit account. At the end of each fiscal quarter, Mr. DiGenova will be entitled to receive any positive balance in the net profits account.

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Other Services. Mr. DiGenova will be entitled to separate compensation for other services he performs for DGSE or Superior, including a commission, at the then standard salesman’s rate, for retail auction consignments of inventory (other than allocated inventory), and earned commission, at the then standard salesman’s rate, for any auctions.

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Competitive Activities. Mr. DiGenova will not be obligated to devote any time, energy or skill to Superior and will not be restricted from engaging in independent business activities for his own account, except that during the term of the arrangement, he may not engage in any activity involving rare coins, bullion products and jewelry (other than antique jewelry), solicit retail consignments, service retail clients or solicit auctions, except in each case on behalf of Superior.

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Benefits. As an independent contractor, Mr. DiGenova will not be entitled to participate in DGSE’s employee benefits plans or programs.

DGSE Board Seats. Following the closing of the combination, two current members of the Superior board of directors, Messrs. Stoltz and Rector, will become independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) of DGSE’s board of directors.

Indemnification; Directors’ and Officers’ Insurance. Under the terms of the merger agreement, DGSE has, subject to certain limitations, agreed to cause to be maintained directors’ and officers’ liability insurance policies for acts or omissions occurring prior to the combination covering each Superior officer or director on terms with respect to coverage and amounts, to the extent reasonably available, no less favorable than those of the policy in effect on the date of the merger agreement. As of the date of the merger agreement, Superior maintained directors’ and officers’ liability insurance in the policy amount of $2 million.

Additionally, Article VII of Superior’s certificate of incorporation eliminates the personal liability of a Superior director to Superior or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

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for any breach of the director’s duty of loyalty to Superior or its stockholders;

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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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under Section 174 of the General Corporation Law of the State of Delaware, which provides for director liability in the event of a willful or negligent dividend on or purchase or redemption of a corporation’s capital stock; or

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for any transaction from which the director derived any improper personal benefit.

In addition, Superior has entered into indemnification agreements to indemnify its executive officers and directors. These indemnification agreements provide that Superior will indemnify Superior’s directors and officers to the fullest extent permitted by the DGCL if the officer or director was or is or becomes or is threatened to be made a party to or witness or other participant in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that the officer or director in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism whether civil, criminal, administrative, or investigative, which we collectively refer to as a claim, by reason of or arising out of any event or occurrence related to the fact that the officer or director is or was a director, officer, employee, agent or fiduciary of Superior, or by reason of any action or inaction on the part of the officer or director while serving in such capacity, against any and all expenses (including attorney’s fees, judgments, fines, penalties and amounts paid in settlement if such settlement is approved in advance by Superior) related to the claim.

In addition, Superior is required to advance expenses on behalf of the officer or director in connection with the officer’s or director’s defense in any claim, provided that the officer or director undertakes in writing to repay the amounts advanced to the extent that it is ultimately determined that the officer or director is not entitled to indemnification by Superior.

Superior has no obligation to indemnify or advance expenses to the officer or director (i) for acts, omissions or transactions from which the officer or director may not be relieved of liability under applicable law; (ii) with respect to claims initiated or brought voluntarily by the officer or director and not by way of defense, except (a) with respect to actions or proceedings brought to establish or enforce a right to indemnification under the indemnification agreement or any other agreement or insurance policy or under Superior’s certificate of incorporation or bylaws in effect, (b) in specific cases if the Superiors board of directors has approved the initiation or bringing of the claim, or (c) as otherwise required under Section 145 of the DGCL, regardless of whether the officer or director ultimately is determined to be entitled to indemnification, advance expense payment or insurance recovery, as the case may be; (iii) with respect to any proceeding instituted by the officer or director to enforce or interpret the indemnification agreement, unless a court of competent jurisdiction determines that each of the material assertions made by the officer or director in the proceeding was not made in good faith or was frivolous; and (iv) for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, or any similar successor statute.

To the extent Superior maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, the officer or director has the right to be covered by those policies with the same rights and benefits as are provided to the most favorably insured of Superior’s directors, if the indemnitee is a director; or of Superior’s officers, if the indemnitee is not a director but an officer.

The interests described above may influence Superior’s directors and executive officers in making their recommendation that you vote in favor of the adoption and approval of the merger agreement and the approval of the merger. You should be aware of these interests when you consider the Superior board’s recommendation that you vote in favor of adoption and approval of the merger agreement and the approval of the merger.

Material United States Federal Income Tax Considerations

The following discussion summarizes the anticipated material United States federal income tax consequences of the merger applicable to U.S. holders of Superior common stock. These consequences are based upon tax representation letters from each of DGSE, Merger Sub and Superior. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, which we refer to in this proxy statement/prospectus as the IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

For purposes of this discussion, we use the term “U.S. holder” to mean:

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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state or the District of Columbia;

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a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

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an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that holders of Superior common stock hold their stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be important to a Superior stockholder in light of his or her particular circumstances or particular tax status, including the following:

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stockholders who are not U.S. holders;

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stockholders who are subject to the alternative minimum tax provisions of the Code;

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banks and other financial institutions;

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tax-exempt organizations and governmental entities;

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insurance companies;

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S corporations, entities taxable as partnerships, and other pass-through entities;

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stockholders who have a functional currency other than the U.S. dollar;

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brokers or dealers in securities or foreign currency;

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traders in securities who elect the mark-to-market method of accounting for their securities holdings;

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stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; and

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persons holding shares as part of a hedge, straddle, conversion transaction or risk reduction transaction.

In addition, the following discussion does not address the tax consequences relating to other transactions effectuated prior to, concurrently with, or after the merger (including the conversion of Superior preferred stock into Superior common stock or the exchange of Superior debt for Superior common stock), whether or not such transactions are in connection with the merger. Furthermore, no foreign, state or local tax considerations are addressed. Therefore, we urge you to consult your own tax advisor as to the specific federal, state, local and foreign tax consequences to you of the merger and related transactions and related reporting obligations.

The Merger. Assuming that (i) all representations, warranties and statements made or agreed to by DSGE, Merger Sub and Superior, their managements, employees, officers, directors and shareholders in connection with the merger, including, but not limited to, those set forth in the merger agreement (including the exhibits thereto) and the tax representation letters are true and accurate at all relevant times, (ii) all covenants contained in the merger agreement (including exhibits thereto) and the tax representation letters are performed without waiver or breach of any material provision thereof; (iii) the merger will be consummated in accordance with the merger agreement without any waiver or breach of any material provision thereof (except for waivers not affecting the structure of the merger or the consideration to be paid in connection therewith), and (iv) the merger will be effective under applicable state law, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that it so qualifies, the material United States federal income tax consequences of the merger are as follows:

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No gain or loss will be recognized by Superior, Merger Sub or DGSE solely as a result of the merger.

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No gain or loss will be recognized by holders of Superior common stock solely upon their receipt of DGSE common stock in the merger.

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The aggregate tax basis of the DGSE common stock received in the merger by a holder of Superior common stock will be the same as the aggregate tax basis of the Superior common stock surrendered in exchange therefor.

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The holding period of DGSE common stock received in the merger by a holder of Superior common stock will include the holding period of the Superior common stock surrendered in exchange therefor.

Neither DGSE nor Superior will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Superior stockholders. The actual tax consequences of the merger could be different from the treatment described above.

Dissenting Stockholders. If all of the shares of Superior common stock actually or constructively owned by a Superior stockholder are exchanged solely for cash as a result of the exercise of dissenter rights, the transaction will be treated as a sale by the Superior stockholder of his or her shares of Superior common stock exchanged, and such stockholder will recognize capital gain or loss measured by the difference between such stockholder’s tax basis in the shares of Superior common stock actually owned by him or her and the amount of cash received by him or her in exchange for those shares. If shares of Superior common stock are held by a stockholder as capital assets, gain or loss recognized by that stockholder will be capital gain or loss, which will be long-term capital gain or loss if that stockholder’s holding period for the shares of Superior common stock exceeds one year at the time of the exchange. Capital gains recognized by an individual upon a disposition of shares of Superior common stock held for more than one year generally will be subject to a maximum United States federal income tax rate of 15% or, in the case of shares that have been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Superior common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash.

If a Superior stockholder exchanges all the shares of Superior common stock actually owned by him or her solely for cash as a result of the exercise of dissenter rights, but shares of Superior common stock treated as constructively owned by him or her are exchanged in whole or in part for DGSE common stock, then the tax consequences to that stockholder will depend upon whether the exchange has the “effect of a distribution of a dividend.” If the exchange has the “effect of a distribution of a dividend,” as determined under Section 302 of the Code, then the cash received will be treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the exchanged shares; and (iii) finally, as gain or loss from the sale or exchange of the exchanged shares. Amounts treated as a taxable dividend should be treated as qualified dividend income, taxable at the capital gains rate. Further, a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules. If the exchange does not have the “effect of a distribution of a dividend,” then the cash received will be taxed as capital gain or loss. In certain limited circumstances, and pursuant to certain procedures set forth in the Code, the application of the constructive ownership rules as they apply to family members of the Superior stockholder can be waived, in which case the transaction will be treated as a sale and the stockholder will recognize capital gain or loss on the exchange as described in the preceding paragraph.

Information Reporting and Backup Withholding. Non-corporate dissenting stockholders may be subject to information reporting and backup withholding on any cash payments received in respect of Superior common stock. A non-corporate holder will not be subject to backup withholding, however, if such holder: (i) furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to the holder following the completion of the merger; or (ii) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Reporting. Superior stockholders will be required to attach a statement to their United States federal income tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s tax basis in shares of Superior common stock and a description of the DGSE common stock received.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THE FOREGOING DISCUSSION NEITHER BINDS THE IRS NOR PRECLUDES IT FROM ADOPTING A CONTRARY POSITION. SUPERIOR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES

TO THEM OF THE MERGER, INCLUDING REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY CHANGES IN TAX LAWS.

Anticipated Accounting Treatment

DGSE intends to account for the combination as a purchase transaction for financial reporting and accounting purposes under accounting principles generally accepted in the United States. After the combination, the results of operations of Superior will be included in the consolidated financial statements of DGSE. The purchase price, which is equal to the aggregate merger consideration, will be allocated based on the fair values of the Superior assets acquired and the Superior liabilities assumed. These allocations will be based upon valuations and other studies that have not yet been finalized.

Appraisal and Dissenters’ Rights

Under the Delaware General Corporation Law, which we refer to as the DGCL, any Superior stockholder who does not wish to accept the merger consideration provided in the merger agreement has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of Superior common stock, so long as the stockholder strictly complies with the provisions of Section 262 of the DGCL.

Holders of record of Superior common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures summarized in this joint proxy statement/prospectus will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Superior common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX L TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

Under Section 262 of the DGCL, holders of shares of Superior common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Superior common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This joint proxy statement/prospectus constitutes the required notice to the holders of those Superior shares and the applicable statutory provisions of the DGCL are attached to this joint proxy statement/prospectus as Annex L. Any Superior stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex L carefully, because failure to timely and properly comply with the procedures specified in Annex L will result in the loss of appraisal rights under the DGCL.

A holder of Superior shares wishing to exercise his or her appraisal rights must (a) not vote in favor of the merger agreement, and (b) prior to the vote on the merger agreement and merger at the Superior special meeting, deliver to Superior a written demand for appraisal of his or her Superior shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. The demand must reasonably inform Superior of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of Superior common stock wishing to exercise his or her holder’s appraisal rights must be the record holder of these Superior shares on the date the written demand for appraisal is made and must continue to hold the Superior shares until the consummation of the merger. Accordingly, a holder of Superior common stock who is the record holder of Superior common stock on the date the written demand for appraisal is made, but who thereafter transfers these Superior shares prior to consummation of the merger, will lose any right to appraisal in respect of those Superior shares.

Only a holder of record of Superior common stock is entitled to assert appraisal rights for the Superior shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the Superior shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Superior common stock is owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds Superior common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Superior shares held for one or more beneficial owners while not exercising appraisal rights with respect to the Superior common stock held for other beneficial owners. In this case, the written demand should set forth the number of Superior shares as to which appraisal is sought. If a number of Superior shares is not expressly mentioned, the demand will be presumed to cover all Superior common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO SUPERIOR GALLERIES, INC., 9478 WEST OLYMPIC BLVD., BEVERLY HILLS, CALIFORNIA 90212, ATTENTION: CORPORATE SECRETARY.

Within ten days after the effective time of the merger, DGSE will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the merger agreement of the date the merger became effective.

Within 120 days after the effective time of the merger, but not thereafter, DGSE or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of Superior common stock of all those stockholders. None of DGSE, DGSE Merger Corp. or Superior is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the Superior shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any Superior stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from DGSE a statement setting forth the aggregate number of Superior shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those Superior shares. That statement must be mailed to those stockholders within ten days after a written request therefor has been received by DGSE.

If a petition for an appraisal is timely filed, at a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. After determining those stockholders, the Delaware Chancery Court will appraise the “fair value” of their Superior shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Superior shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their Superior shares and that financial advisor opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Superior shares have been appraised. The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the Superior shares entitled to appraisal.

Any holder of Superior common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Superior shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those Superior shares (except dividends or other distributions payable to holders of record of Superior common stock as of a record date prior to the effective time of the merger).

If any stockholder who properly demands appraisal of his or her Superior common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Superior shares of that stockholder will be converted into the right to receive the consideration receivable with respect to these Superior shares in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers to Superior or DGSE, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the merger will require the written approval of the surviving corporation.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Superior stockholder will be entitled to receive the merger consideration receivable with respect to his or her Superior shares in accordance with the merger agreement.

Delisting and Deregistration of Superior Common Stock

If the combination is completed, the shares of Superior common stock will be delisted from the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934. The stockholders of Superior will become stockholders of DGSE and their rights as stockholders will be governed by DGSE’s articles of incorporation and bylaws and by the laws of the State of Nevada. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 92.

Governmental and Regulatory Matters

To complete the combination, DGSE must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Capital Market in connection with the issuance of the DGSE common stock pursuant to the combination and the filing of this joint proxy statement/prospectus with the SEC and applicable state securities agencies.

Listing of DGSE Common Stock to be Issued in the Combination

The shares of DGSE common stock to be issued in the combination and the shares of DGSE common stock to be reserved for issuance in connection with the assumption of outstanding Superior stock options and the issuance of warrants pursuant to the merger agreement are required to be approved for listing on the Nasdaq Capital Market.

Delisting of DGSE Common Stock

Under Nasdaq Marketplace Rule 4340(a), an issuer must apply for initial inclusion on the Nasdaq Capital Market following a transaction in which the issuer combines with a non-Nasdaq entity if the combination results in a change of control of the issuer and thereby potentially allows the non-Nasdaq entity to obtain a Nasdaq listing. Superior is a non-Nasdaq entity and DGSE does not currently, and may not at the time of the combination, satisfy the initial listing requirements of the Nasdaq Capital Market. Accordingly, if Nasdaq determines that the combination will result in a “change of control” of DGSE for purposes of its Marketplace Rule 4340(a), Nasdaq may initiate proceedings to delist shares of DGSE common stock from the Nasdaq Capital Market. In this case, DGSE may seek to be listed on the American Stock Exchange, though there can be no assurances that it will be successful with its application.

Restriction on Resales of DGSE Common Stock

The DGSE common stock to be issued in the combination will be registered under the Securities Act, thereby allowing such shares to be freely transferable without restriction by all former holders of Superior common stock who are not deemed under the Securities Act to be “affiliates” of Superior at the time of the Superior special meeting and who do not become “affiliates” of DGSE after the combination. Persons who may be deemed to be “affiliates” of DGSE or Superior generally include individuals or entities that control, are controlled by or are under common control with DGSE or Superior, and may include some of their respective executive officers and directors, as well as their respective significant stockholders.

Shares of DGSE common stock received by those stockholders of Superior who are deemed to be “affiliates” of Superior or DGSE under the Securities Act may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or pursuant to Rule 145 under the Securities Act or any other applicable exemption under the Securities Act. Superior has agreed to provide a list of those stockholders considered to be “affiliates” to DGSE prior to the closing of the combination, which list is expected to include SIBL and Mr. DiGenova. The merger agreement requires Superior to use its best efforts to cause each of its directors, executive officers and individuals or entities who Superior believes may be deemed to be “affiliates” of Superior to execute and deliver to DGSE a written agreement to the effect that those persons will not sell, assign or transfer any of the DGSE shares issued to them as a result of the combination unless that sale, assignment or transfer has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.

This joint proxy statement/prospectus does not cover the resale of any DGSE common stock received in the combination by any person who may be deemed to be an “affiliate” of DGSE or Superior, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Voting Procedures

If the shares of DGSE common stock continue to be listed on the Nasdaq Capital Market at the time of the closing of the combination, pursuant to the Nasdaq Marketplace Rules, the affirmative vote of a majority of the shares of DGSE common stock voting on the proposal will be required to approve this proposal. If the shares of DGSE common stock are not listed on the Nasdaq Capital Market or another applicable national securities exchange at the time of the closing of the combination, no applicable law or regulation will require DGSE stockholder approval for this proposal. Nevertheless, in that case, the board of directors of DGSE would still seek stockholder approval of this proposal as a matter of good corporate governance, and if the proposal does not obtain sufficient votes, the DGSE board of directors would reconsider its decision to approve the merger agreement and the reorganization, including the proposal to issue and reserve for issuance shares of DGSE common stock, and to issue options and warrants to acquire shares of DGSE common stock, in connection with the combination. In either case, abstentions and broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

The affirmative vote of a majority of the outstanding shares of Superior common stock is required to approve this proposal. Accordingly, abstentions and broker non-votes by a Superior stockholder will have the same effect as voting AGAINST this proposal.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read it, including the exhibits thereto, carefully in its entirety for a more complete understanding of the merger agreement.

 The merger agreement contains representations and warranties made by DGSE and Superior which DGSE and Superior negotiated with each other. The assertions which appear to be embodied in these representations and warranties are qualified by information in confidential disclosure schedules that DGSE and Superior have exchanged in connection with signing the merger agreement. Neither DGSE nor Superior is required under SEC rules to disclose these disclosure schedules publicly. These disclosure schedules contain information that modifies, qualifies and creates exceptions to these representations and warranties. Moreover, some of these representations and warranties may not be complete or accurate because they are subject to a contractual standard of materiality that is different from that generally applicable under federal or state securities laws. In addition, some of these representations and warranties may not be complete or accurate because they are intended exclusively or primarily to allocate risks between DGSE and Superior, rather than to make assertions or statements of fact about them. The use of representations and warranties to allocate risks is a standard device in merger and similar agreements. In addition, these representations and warranties were made as of a particular date and the relevant facts concerning the two companies may have changed since that date. Accordingly, for each of the foregoing reasons, you should not construe these representations and warranties as embodying the actual state of facts about DGSE or Superior, whether as of the date of the merger agreement or at any other date.

The Combination

The merger agreement provides that, upon the closing, DGSE Merger Corp., a wholly-owned subsidiary of DGSE, will merge with and into Superior, with Superior surviving as a wholly-owned subsidiary of DGSE and Superior stockholders receiving shares of DGSE common stock. We refer to this transaction as the “combination”.

Exchange of Superior Common Stock

As consideration for the merger, Superior stockholders will be entitled to receive 0.2731 shares of DGSE common stock for every share of Superior common stock they own at the effective time of the combination, which we refer to in this joint proxy statement/prospectus as the exchange ratio.

Fifteen percent of the number of shares of DGSE common stock to be issued at the closing of the combination, less 33,648 shares to which DGSE is entitled as an indemnity under the merger agreement due to the fact that Superior’s estimated stockholders’ equity as of December 31, 2006 was inaccurate, will be deposited in an escrow account as security for the payment of indemnification claims made under the merger agreement in the event Superior’s representations and warranties concerning its capitalization are inaccurate. For more information, see the section entitled “— Escrow” beginning on page 63.

As a result of the exchange, Superior stockholders will become DGSE stockholders and Superior will become a wholly-owned subsidiary of DGSE.

Each outstanding share of DGSE common stock will remain unchanged in the combination.

Superior Options and Warrants

At the effective time of the combination, each outstanding option and warrant to purchase shares of Superior common stock will be assumed by DGSE and converted into options or warrants to purchase shares of DGSE common stock. Each assumed Superior option or warrant will be exercisable for a number of shares of DGSE common stock equal to the number of Superior shares covered by the Superior option or warrant, multiplied by the exchange ratio, rounded to the nearest whole number of shares (with no cash being payable for any fractional share eliminated by such rounding), and will have an exercise price equal to the exercise price of the Superior option or warrant divided by the exchange ratio, but not less than the par value of DGSE common stock.

After adjusting the assumed options and warrants to reflect the application of the exchange ratio and the substitution of DGSE for Superior, the other terms of the assumed options and warrants will remain the same. Superior option or warrant holders will need to surrender their option agreement or warrant to DGSE to receive the substitute option or warrant.

If the combination (including the exchange by SIBL of Superior debt for common stock) had been completed as of February 23, 2007, DGSE would have issued approximately 3,702,713 shares of its common stock to the Superior stockholders (including the 96,971 shares to be issued to Mr. DiGenova pursuant to his warrant), with 33,648 of those shares paid back to DGSE as an indemnity and approximately 521,759 of those shares placed in the escrow account, and options to acquire approximately 95,380 shares of its common stock to the Superior option holders. Accordingly, Superior stockholders would have beneficially owned approximately 43.6% of the outstanding shares of common stock of the combined company (31.2% on a fully diluted basis). Based upon that assumption, the DGSE stock issued to Superior stockholders would have represented a 5% discount to the closing price of Superior stock on the trading day preceding the announcement of the revised terms of the proposed combination.

Completion and Effectiveness of the Combination

The parties will consummate the combination when all of the conditions to the completion of the combination contained in the merger agreement, including adoption and approval of the merger agreement by the stockholders of Superior and DGSE and the approval of the increase in the number of authorized shares of DGSE common stock by the stockholders of DGSE, are satisfied or waived. As soon as practicable after the satisfaction or waiver of the closing conditions, the parties will cause the merger to be effected by filing a certificate of merger with the Secretary of State of the State of Delaware. DGSE and Superior will use their best efforts to complete the combination expeditiously, including using their respective reasonable efforts to satisfy each applicable closing condition.

DGSE and Superior plan to complete the combination soon after the special meetings of their stockholders occur and anticipate that they will be in a position to complete the combination on or prior to June 30, 2007.

Share Adjustments

Fractional Shares. DGSE will not issue any fractional shares of DGSE common stock in connection with the combination. Instead, any fractional share will be rounded up to the nearest whole number of shares of DGSE common stock.

Capitalization Adjustments. The number of shares of DGSE common stock which are payable as merger consideration are subject to appropriate adjustment to reflect fully the effect of any capitalization adjustment of DGSE common stock, such as a stock split, reverse stock split, stock dividend, combination, reclassification or similar event.

Escrow

Escrow Account. At the closing of the combination, DGSE will, on behalf of the Superior stockholders, and for the benefit of DGSE and related indemnified parties under the merger agreement, deposit a portion of the shares it is issuing in the merger into an escrow account, which we will refer to in this joint proxy statement/prospectus as the escrow account. The number of shares placed in escrow will equal 15% of the DGSE common stock to be distributed to the Superior stockholders at the closing of the combination, less 33,648 shares to which DGSE is entitled under the merger agreement due to the fact that Superior’s actual December 31, 2006 stockholders’ equity was $89,840 less than the amount estimated for purposes of determining the amount of debt to be converted by SIBL under the note exchange agreement, or about $1.4 million in DGSE common stock. The escrow account will be used as security for the payment of indemnification claims made by DGSE and certain related parties under the merger agreement, and to reimburse the surviving corporation for up to $100,000, or such larger amount as DGSE may in its sole discretion approve, which the surviving corporation may be obligated to pay in cash to the stockholder agent for the out-of-pocket fees and expenses, including reasonable attorneys’ fees, reasonably incurred by the stockholder agent in performing its duties and exercising its powers and rights under the merger agreement and the related escrow agreement. If an eligible person has a claim for indemnification or the surviving corporation has a claim for reimbursement of amounts paid to the stockholder agent against the escrow account, for purposes of satisfying the claim, the shares of DGSE common stock will be valued at $2.67 per-share, which reflects the closing price of the DGSE common stock, as reported by the Nasdaq Capital Market, three days before the execution of the merger agreement.

The escrow account will be opened at the closing and is scheduled to be closed one full year after the consummation of the proposed combination. All shares of DGSE common stock, if any, which are in the escrow account at the end of the escrow period will be distributed by the escrow agent to the pre-merger Superior stockholders, except that if any party entitled to indemnification under the merger agreement makes a claim against the Superior stockholders during the escrow period with respect to the capitalization or balance sheet matters covered by the indemnity, the escrow period will be extended and a sufficient number of shares and other assets will remain in the escrow account as security for that claim and to satisfy the expected maximum reimbursement claims in connection with the claim, and will not be released to the Superior stockholders until that claim (and any other pending claims) have been resolved and satisfied.

Escrow Agreement. The escrow account will be administered pursuant to the terms of an escrow agreement among DGSE, the escrow agent and the stockholder agent. The form of escrow agreement is attached to this joint proxy statement/prospectus as Annex B.

Transfer of Contingent Rights. No person may transfer any interest in, or any right to obtain proceeds from, the escrow account, except for involuntary transfers required by law.

Stockholder Agent. The stockholder agent under the merger agreement will serve as the stockholder agent under the escrow agreement. See the discussion under the caption “— Stockholder Agent” below beginning on page 71. The stockholder agent will serve as the exclusive agent, attorney-in-fact and representative of the pre-merger Superior stockholders in relation to the merger agreement, the escrow agreement and the transactions contemplated thereby, including the combination.

Escrow Agent. The escrow agent will be responsible for establishing, maintaining and administrating the escrow account. DGSE and the stockholder agent have informally agreed to appoint American Stock Transfer & Trust Company as the initial escrow agent under the escrow agreement.

DGSE will pay the escrow agent customary fees for its services and will reimburse the escrow agent’s out-of-pocket expenses. In performing any duties under the escrow agreement, the escrow agent will not be liable to any party for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the escrow agent. The escrow agent will not incur any liability for any action taken or omitted in reliance upon an instrument, including any written statement or affidavit, that the escrow agent in good faith believes to be genuine. DGSE and, to the extent of the assets on deposit in the escrow account, the pre-merger Superior stockholders are obligated jointly and severally to indemnify and hold the escrow agent harmless against any and all losses, including reasonable costs of investigation, attorneys fees and disbursements, that may be imposed on or incurred by the escrow agent in connection with the performance of its duties under the escrow agreement.

The escrow agent may resign at any time by written notice to DGSE and the stockholder agent, and the escrow agent may be removed at any time by DGSE. DGSE will be responsible for appointing a successor escrow agent.

Exchange of Stock Certificates

Surrender of Certificates. Promptly following completion of the combination, the exchange agent for the combination will mail to each record holder of Superior common stock a letter of transmittal and instructions for surrendering and exchanging the record holder’s stock certificates. Only those holders of Superior common stock who properly surrender their Superior stock certificates in accordance with the exchange agent’s instructions will receive (1) the number of shares of DGSE common stock (which may be in uncertificated book-entry form unless a physical certificate is requested) representing the number of whole shares of DGSE common stock to which the holder is entitled (not including the shares being deposited in the escrow account), and (2) dividends or other distributions, if any, to which the holder is entitled under the terms of the merger agreement. See the section entitled “Escrow — Escrow Account” beginning on page 63 for more information about the escrow account. No interest will be paid or accrued on any unpaid dividends and distributions payable to Superior stockholders upon surrender of their stock certificates. The surrendered certificates representing Superior common stock will be canceled. After the completion of the combination, each certificate representing shares of Superior common stock that has not been surrendered will represent only the right to receive the merger consideration described above. Following the completion of the merger, Superior will not register any transfers of Superior common stock on its stock transfer books.

Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to DGSE common stock with a record date thirty or more days after the closing of the combination but prior to the surrender of a certificate (or the delivery of an affidavit and any required bond in lieu of a lost, stolen or mutilated certificate) for Superior common stock will be paid to the holder of that certificate on account of the shares of DGSE common stock for which that stock certificate may be exchanged.

Transfers of Ownership. If any certificate for shares of DGSE common stock is to be issued in a name other than that of the registered holder of the certificates surrendered in the stock transfer books of Superior, it will be a condition of its issuance that the certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting the exchange will have paid to DGSE (or any agent designated by it) any transfer or other taxes required by reason of the issuance of a certificate for shares of DGSE common stock in any name other than that of the registered holder of the certificates surrendered, or established to the satisfaction of DGSE (or any agent designated by it) that the tax has been paid or is not payable.

Lost Stock Certificates. If any certificate evidencing shares of Superior common stock has been lost, stolen or destroyed, DGSE will deliver the merger consideration exchangeable for those shares only upon (i) the making of an affidavit of that fact by the applicable holder of record claiming the certificate to be lost, stolen, or destroyed, and (ii) if DGSE or the exchange agent requires in its discretion, the posting by the holder of a bond in a reasonable amount directed by DGSE or the exchange agent, as applicable, to serve as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The merger agreement contains substantially reciprocal and customary representations and warranties made by Superior, on the one hand, and DGSE, on the other, to each other. You should not construe these representations and warranties as embodying the actual state of facts about DGSE or Superior, whether as of the date of the merger agreement or at any other date, because these representations and warranties: are qualified by information in confidential disclosure schedules that DGSE and Superior have exchanged in connection with signing the merger agreement; are subject to a contractual standard of materiality that is different from that generally applicable under federal or state securities laws; are in many cases intended exclusively or primarily to allocate risks between DGSE and Superior, rather than to make assertions or statements of fact about them; and were made as of a particular date. For more information about the nature of these representations and warranties, please see the introductory text in this “The Merger Agreement” section on page 62.

The representations and warranties relate to, among other things:

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corporate organization, qualification, subsidiaries and similar corporate matters;

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capital structure, including options, warrants and commitments to acquire equity interests, and rights related to equity interests;

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corporate authority to enter into and carry out the obligations under the merger agreement and the related agreements, including board approval, and the enforceability of the merger agreement and the related agreements;

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the absence of any conflict with or violation of corporate charter documents, applicable law, permits or material contracts as a result of entering into and carrying out the obligations under the merger agreement and the related agreements;

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the absence of a need to obtain governmental consents, authorizations or filings in order to complete the combination;

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possession of all material governmental permits and compliance with all material governmental filing, application and registration requirements;

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compliance with applicable law and possession of necessary governmental permits;

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filings and reports with the SEC, compliance with securities laws, including the Sarbanes-Oxley Act of 2002, and the accuracy of financial statements;

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the accuracy and adequacy of the information provided to the other party for inclusion in this joint proxy statement/prospectus;

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absence of certain adverse effects, events or other changes since the date of the last financial statements filed with the SEC;

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employee compensation, benefit plan, labor relations and other matters, including compliance with applicable laws and contracts relating to employee benefit plans;

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disputes or disagreements with significant customers;

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identification of and compliance with material contracts;

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the absence of litigation;

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compliance with environmental laws;

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ownership and disclosure of intellectual property and the absence of misappropriation or infringement of third party intellectual property rights;

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proper preparation and timely filing of tax returns and timely withholding and payment of taxes;

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insurance coverage;

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in the case of Superior, receipt of a written fairness opinion from Stenton Leigh;

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disclosure of broker, investment banker or financial advisor fees;

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ownership and leases of real property;

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disclosure of interested party transactions; and

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completeness of representations and warranties.

Notice of Other Acquisition Proposals

The merger agreement contains provisions requiring each of DGSE and Superior to notify the other of them of the details of any acquisition proposal, including inquiries or expressions of interest that may lead to an acquisition proposal. An acquisition proposal refers to any proposal to purchase 10% or more of outstanding voting securities, a merger, consolidation or other business combination, or the sale (other than in the ordinary course of business) of assets representing 10% or more of total revenues or operating assets.

Change of Recommendation

The board of directors of either Superior or DGSE may withdraw its recommendation to their stockholders to vote to approve and adopt the merger agreement provided the applicable board acts in good faith. Neither company is relieved of its obligation to call and hold a special meeting of its stockholders if the other company’s board withdraws its recommendation.

Obligations of the DGSE Board of Directors and Superior Board of Directors with Respect to their Recommendations and Holding a Meeting of their Stockholders

Both DGSE and Superior have agreed to take all lawful and commercially reasonable action to call, give notice of, convene and hold stockholder meetings for their respective stockholders, and to use their respective best efforts to hold the meeting within forty-five days of the date on which the registration statement, of which this joint proxy statement/prospectus forms a part, becomes effective. Subject to applicable law, both companies have agreed to use their best efforts to obtain the approval of their respective stockholders for the combination-related proposals described in this joint proxy statement/prospectus.

Either company may postpone or adjourn its stockholder meeting to establish a quorum (if insufficient shares are present in person or represented by proxy), to solicit additional proxies (if insufficient votes have been cast to approve a combination-related proposal), or to ensure that any required supplement or amendment to the registration statement or this joint proxy statement/prospectus is provided to its stockholders.

Each company’s obligation to call, give notice and convene and hold its stockholder meeting will not be affected by the commencement, disclosure, announcement or submission to the other company of any acquisition proposal or superior offer, or by the other company’s board of directors withholding, withdrawing or modifying its recommendation to its stockholders to vote in favor of the combination-related proposals.

Employee Benefits Matters

If DGSE does not continue the employee welfare benefit plans sponsored and maintained by Superior, it will take commercially reasonable efforts after the combination to cause Superior employees who continue to work for Superior or DGSE to be eligible for employee welfare benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of DGSE. To the extent DGSE elects to have these continuing employees (and their eligible dependents where applicable) participate in DGSE’s employee benefit plans, programs or policies following the combination, DGSE will allow these continuing employees (and their eligible dependents where applicable) to participate in these plans, programs and policies on terms substantially similar to those provided to similarly situated employees of DGSE; these continuing employees will, to the extent reasonably practicable, receive credit for purposes of eligibility to participate and vesting under these plans, programs and policies for years of service with Superior prior to the combination (provided that the credit does not result in the duplication of benefits); and DGSE, to the extent required by applicable law and as permitted by the terms of the applicable group health plans, will give credit for any co-payments or deductibles paid during the year in which the combination occurs and will use its commercially reasonable efforts to have waived any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of DGSE in which these continuing employees and their eligible dependents will participate.

Subject to the foregoing, the merger agreement further provides that effective as of the day immediately preceding the combination date, Superior must terminate any and all benefit plans intended to include a Code Section 401(k) arrangement (also known as a “401(k) Plan”).

Refinancings

Superior, SFG and SIBL have agreed to amend and restate the Superior credit facility in the form attached as Annex E to this joint proxy statement/prospectus if the combination is consummated. The amendments would extend the maturity date of the credit facility to 2010, and, provided DGSE issues a suitable secured guarantee in favor of SFG, authorize Superior to upstream up to $6.5 million of loan proceeds to DGSE and its subsidiaries. For more information about the amended and restated credit facility, please see the section entitled “Post-Combination Stanford Credit Facility” beginning on page 76.

Conversion and Exchange Agreements, Warrants and Registration Rights

On the date of the execution of the merger agreement, each of SIBL (Superior’s largest stockholder and primary lender) and Mr. DiGenova (Superior’s former chairman, president and chief executive officer) entered into a conversion agreement with Superior. Pursuant to these conversion agreements, SIBL converted all of its 8,500,000 shares of Superior preferred stock into 3,600,806 shares of Superior common stock, and Mr. DiGenova converted all of his 400,000 shares of Superior preferred stock into 202,330 shares of Superior common stock. The conversions were effected in accordance with the conversion provisions of the applicable series of preferred stock. As a result of these conversions, Superior no longer has any shares of preferred stock outstanding.

On the date of the execution of the merger agreement, Mr. DiGenova also entered into a securities exchange agreement with DGSE. Pursuant to this agreement, DGSE issued a non-transferable warrant to Mr. DiGenova to acquire 96,951 shares of DGSE common stock upon consummation of the merger for an exercise price of $0.01 per share, in exchange for 355,000 shares of Superior common stock, which reflects the same exchange ratio being used in the merger. The warrant is only exercisable if the merger is consummated, and will be automatically exercised in full upon the consummation of the merger. Upon exercise, approximately fifteen percent of the shares of DGSE common stock to be issued will be deposited in the escrow account. If the merger is not consummated, the warrant will terminate and DGSE will transfer the 355,000 shares of Superior common stock exchanged by Mr. DiGenova for the warrant to the designee specified by Mr. DiGenova in the securities exchange agreement.

As a condition to the closing of the combination, SIBL must enter into a note exchange agreement with Superior, a copy of which is attached to this joint proxy statement/prospectus as Annex D. The note exchange agreement provides for the exchange by SIBL of approximately $8.4 million of outstanding Superior debt into approximately 5 million shares of Superior common stock, at an exchange rate of $1.70 per share.

In consideration of the exchange by SIBL of its debt for common stock pursuant to the note exchange agreement, and for SIBL’s $11.5 million increase in the amount available under its credit facility with Superior, including the use of up to $6.5 million of that amount by DGSE and its other subsidiaries, the merger agreement provides that upon the consummation of the combination, DGSE will issue to SIBL and its designees two warrants, each of which can be exercised for a period of seven years after the combination date. The “A” warrants grant the right to purchase 845,634 shares of DGSE common stock at an exercise price of $1.89 per share, and the “B” warrants grant the right to purchase 863,000 shares of DGSE common stock at an exercise price of $0.01 per share.

As a condition to the closing of the combination, DGSE must enter into a registration rights agreement, substantially in the form of Annex F attached to this joint proxy statement/prospectus. This agreement grants registration rights to the holders of the “A” warrants and “B” warrants with respect to the shares of DGSE common stock which may be issued upon the exercise of the “A” warrants or “B” warrants. In addition, the registration rights agreement grants SIBL and its designees “piggyback” registration rights (1) with respect to the shares of DGSE common stock which may be issued upon the exercise of the “A” warrants or “B” warrants in the event DGSE files any registration statement, and (2) with respect to those shares and the shares being issued as merger consideration in the event DGSE registers for resale any DGSE common stock, other than stock acquired upon the exercise of stock options, held by Dr. L.S. Smith.

For more information about the note exchange agreement, the “A” and “B” warrants and the registration rights agreement, see the sections entitled “Note Exchange Agreement, Warrants and Registration Rights Agreement” beginning on page 79.

Required Approvals and Cooperation of the Parties

DGSE and Superior have each agreed to use its best efforts to take all actions reasonably necessary or desirable to close the combination, and assist and cooperate with each other in doing so, including the following:

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to obtain and deliver to the other company at or prior to the combination all consents, approvals and waivers which is required under any of its material contracts or from any governmental entity;

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taking all reasonable actions to satisfy the respective closing conditions to the combination; and

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executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the combination and the related transactions.

DGSE and Superior have also generally agreed to work cooperatively in an effort to obtain all required consents and approvals and to promptly consummate the combination, including by doing the following:

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promptly advising and keeping informed the other company orally and in writing of any action or proceeding commenced against it or any of its directors by any of its stockholders relating to the merger agreement or any related agreement, or the combination or any related transaction;

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providing the other company the opportunity to consult with it regarding the defense or settlement of any action or proceeding described above and not settling such an action or proceeding without the prior written consent of the other company;

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providing to each other copies of any press releases or public written statements or filings related to the merger agreement or any related agreement, or the combination or any related transaction, consulting with each other before issuing or making any such release or written public statement or filing and, subject to applicable law, obtaining the prior written consent of the other company before issuing such a release or filing;

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notifying the other company in writing promptly after learning of any notice or other communication from any person alleging that the person’s consent or approval is or may be required in connection with the combination or any other related transaction;

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notifying the other company in writing promptly after learning of any notice or other communication from any governmental entity in connection with the combination or any related transaction, or of any action or proceeding by or before any governmental entity initiated by or against it, or known by it to be threatened against it or any of their respective directors, officers, employees or stockholders;

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notifying the other company in writing promptly after learning of any event not in the ordinary course of business that, individually or in the aggregate with any other such events, has a material adverse effect on it, or is reasonably likely to cause any of the conditions to closing set forth in the merger agreement not to be satisfied;

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notifying the other company in writing promptly after learning of any claim, or any verbal or written inquiry by any tax authority regarding taxes payable; and

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giving prompt notice to the other company of any representation or warranty made by it contained in the merger agreement or any related agreement becoming untrue or inaccurate, or its failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement or any related agreement.

Support Agreements

In connection with the signing of the merger agreement, Dr. L.S. Smith, DGSE’s chairman and chief executive officer and its largest stockholder, and DGSE entered into a support agreement with Superior. Dr. Smith has the power to vote approximately 52% of DGSE’s outstanding shares, which represents sufficient shares to approve all of the DGSE proposals. In addition, SIBL, some individual stockholders of Superior and Superior have entered into a corresponding support agreement with DGSE. These stockholders own approximately 76% of Superior’s outstanding shares, which represents sufficient shares to approve Superior proposals no. 1 and 3.

In the support agreements, the signing stockholders have agreed to vote or consent, or cause to be voted or consented, all of their respective shares of Superior or DGSE common stock, as applicable, including shares of common stock acquired after the date of the support agreement:

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in favor of the merger and related transactions or any matter that could be reasonably expected to facilitate the merger;

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against any proposal or action that could reasonably be expected to delay, impede or interfere with the approval of the merger or any related transaction; and

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against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Superior or DGSE, as applicable, under the merger agreement or any related agreement.

Each of the signing DGSE stockholders has also granted to Superior, and each of the signing Superior stockholders has also granted to DGSE, an irrevocable proxy to vote their shares of DGSE or Superior common stock subject to the support agreements in accordance with its terms.

The support agreements and irrevocable proxies terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the valid termination of the merger agreement in accordance with its terms, and (iii) the mutual agreement of the parties to the support agreement.

Management Agreement

In connection with the merger agreement, DGSE Merger Corp., a wholly-owned subsidiary of DGSE which will merge into Superior as part of the merger, entered into a management agreement with Superior, a copy of which is attached to this joint proxy statement/prospectus as Annex I. Under the management agreement, DGSE Merger Corp. will provide two or three senior executives to serve as the senior management to Superior on a part-time basis until the consummation of the merger or the earlier termination of the merger agreement. The management agreement is intended to turnaround Superior’s business prior to the consummation of the merger.

Pursuant to the management agreement, Mr. Oyster, DGSE’s chief operating officer, has been appointed interim chief executive officer of Superior, Mr. Williamson, DGSE’s executive vice-present, has been appointed interim chief operating officer of Superior, and Mr. Benson, DGSE’s chief financial officer, has been appointed vice president, finance and interim chief financial officer of Superior. All three officers, whom we refer to in this joint proxy statement/ prospectus as the interim Superior executives, are working part-time for Superior pursuant to the management agreement, and continue to provide services to DGSE on a part-time basis as part of senior management. Pursuant to the merger agreement, these three officers have also been elected to the Superior board of directors.

The management agreement prohibits the interim Superior executives from effectuating any material business transaction between DGSE Merger Corp. (or any of its affiliates) and Superior (or any of its affiliates), except if expressly contemplated by the merger agreement, in the ordinary course of business of both companies, consistent with the permitted intercompany transactions on the terms described in the management agreement, or approved by the Special Interim Committee of the Superior board of directors, comprised of the Superior directors who are not affiliated with DGSE, initially to consist of Mitchell T. Stoltz and David Rector. The interim Superior executives must also obtain the approval of the special interim committee prior to materially changing the strategic direction of Superior, except for specific changes in strategic direction set forth in the management agreement.

Superior has agreed to pay DGSE Merger Corp. a monthly fee of $50,000 for the services of the interim Superior executives, plus the hourly compensation rate (without markup) for the services of any other DGSE employees or consultants, and to reimburse DGSE Merger Corp. for its out-of-pocket expenses.

The management agreement will terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the valid termination of the merger agreement in accordance with its terms, and (iii) the “outside date” in the merger agreement.

DGSE Corporate Governance

DGSE has agreed to enter into a corporate governance agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex G, with SIBL and Dr. L.S. Smith. Pursuant to this agreement, subject to the  applicable fiduciary duties of the DGSE board of directors, and compliance by DGSE in good faith with applicable law and regulations, DGSE has agreed to recommend the following directors to constitute the DGSE board of directors upon the consummation of the combination: Dr. L.S. Smith, the current chairman and chief executive officer of DGSE; William H. Oyster, the current president and chief operating officer of DGSE; David Rector, a current director of Superior; two current independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) of the DGSE board who are expected to be William P. Cordeiro and Craig Alan-Lee; and two independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) to be nominated by SIBL, the largest Superior stockholder, who are expected to be Mitchell T. Stoltz and Richard Matthew Gozia. For more information about these nominees, see “Management of DGSE After the Combination — Information Regarding DGSE’s Directors and Executive Officers” beginning on page 115.

Subject to the same limitations, effective as of the combination, each director of the DGSE board of directors not included in the post-combination DGSE board will resign, and the remaining directors of the DGSE board will fill any vacancies on the board as necessary to effectuate the foregoing.

Indemnification

Indemnity. Pursuant to the merger agreement, the Superior stockholders and Mr. DiGenova, which we refer to collectively as the indemnifying parties, will indemnify, defend and hold harmless DGSE, its affiliates (including Superior as the surviving corporation in the merger) and its representatives (including its officers, directors, employees, managers, consultants, contractors, agents and financial, banking or legal advisors), which we refer to collectively as the DGSE indemnified parties, against losses, liabilities and damages, which we refer to collectively as losses, directly or indirectly arising out of or resulting from the inaccuracy or breach of the representations, warranties or certifications of Superior contained in the merger agreement (without giving effect either to the update of Superior disclosure schedules after the signing of the merger agreement) relating to Superior’s capitalization, including outstanding options, warrants and other commitments, or transfer, preemptive, anti-dilutive or registration rights and qualification of the merger consideration under California law.

Exclusions. The indemnity does not apply to losses which were reflected on the estimated balance sheet of Superior used for calculating Superior’s stockholders’ equity at the signing of the merger agreement. For more information regarding the estimated balance sheet, see the section entitled “Conversion and Exchange Agreements, Warrants and Registration Rights Agreement — Note Exchange Agreement” beginning on page 67).

Stockholders’ Equity. In addition, the indemnifying parties will pay to DGSE 33,648 shares of DGSE common stock at the closing of the combination, which represents the amount by which Superior’s stockholders equity at December 31, 2006, as reflected in Superior’s quarterly report filed with the SEC for its fiscal quarter ended on December 31, 2006, was less than Superior’s estimated stockholders equity at December 31, 2006 used for purposes of calculating the merger consideration and the amount of debt SIBL is to exchange for common stock in connection with the merger (-$3,123,428).

Stockholder Agent. In addition, under the merger agreement, the surviving corporation is obligated to reimburse the stockholder agent in cash, up to $100,000 or such larger amount as DGSE may in its sole discretion approve, for the reasonable out-of-pocket fees and expenses incurred by the stockholder agent in performing its duties and exercising its powers and rights under the merger agreement and the related escrow agreement. The surviving corporation has the right to recover any amounts so paid to the stockholder agent from the escrow account.

Limited Recourse. The DGSE indemnified parties may recover the losses described above solely from the escrow account described under the caption “— Escrow — Escrow Account” beginning on page 63, until no additional amounts remain in the escrow account. The Superior stockholders will have no liability for losses in excess of the amounts deposited on their respective behalf in the escrow account.

Survival. The representations and warranties made in the merger agreement will generally remain in effect until, and expire on, the closing of the combination. However, the representations and warranties in the merger agreement relating to capitalization described above will survive for one full year following the close of the combination. No contractual time limitation will apply to claims based on fraud or willful misrepresentation.

Threshold Amount. The DGSE indemnified parties will not be entitled to indemnification until the total of all losses to the DGSE indemnified parties exceeds $100,000 (except in the event of fraud or a willful or intentional breach of the merger agreement or a related agreement or certification, in which case the threshold does not apply), after which case the DGSE indemnified parties will be able to recover all losses, including the $100,000.

Arbitration of Conflicts. The merger agreement provides that any disputes relating to indemnification for losses will be resolved by binding arbitration in Texas, and that the arbitrator’s written decision will be binding on all parties.

Stockholder Agent

By virtue of the approval of this proposal, the Superior stockholders will have irrevocably appointed and constituted SIBL as the stockholders’ exclusive agent, attorney-in-fact and representative, whom we refer to in that capacity as the stockholder agent, under the merger agreement and related agreements, including the escrow agreement. Under the merger agreement and related escrow agreement, the stockholder agent serves as the exclusive agent, attorney-in-fact and representative of all Superior stockholders to do, among other things, the following:

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provide and receive notices and other communications;

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agree to, negotiate, enter into settlements and compromises of, make claims and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims made or any other action to be taken by or on behalf of any Superior stockholders, or on its own behalf in its capacity as stockholder agent, under the merger agreement or the related escrow agreement, and to take all actions necessary or appropriate in the judgment of the stockholder agent for accomplishing the foregoing;

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to use the shares of DGSE common stock, cash, investments and other assets held from time to time in the escrow account, which we refer to collectively as the escrow assets, as collateral to secure the rights, and to demand and withdraw escrow assets to satisfy the claims, of the DGSE indemnified parties under the merger agreement or the related escrow agreement;

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to take all actions necessary or appropriate in the judgment of the stockholder agent for the accomplishment of any of the foregoing; and

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to agree to amendments and waivers of the merger agreement and related escrow agreement, and time extensions under the merger agreement, on behalf of the stockholders, as described in the section entitled “— Amendment, Extension and Waiver of the Merger Agreement” beginning on page 74.

A decision, act, omission, agreement, settlement, claim, consent or instruction of the stockholder agent in relation to any matter referred to in the merger agreement or related escrow agreement will constitute a decision, etc. for, and will be final, binding and conclusive upon, all pre-merger Superior stockholders, and DGSE and the escrow agent may, without further inquiry, conclusively rely thereupon.

The stockholder agent will not receive compensation for its services and is not required to post a bond. The stockholder agent will not be liable for any act done or omitted under the merger agreement or related escrow agreement as stockholder agent while acting in good faith, including pursuant to the advice of counsel, or otherwise, except for the acts of gross negligence or willful misconduct of the stockholder agent.

The stockholder agent may also recover the out-of-pocket fees and expenses, including reasonable attorneys’ fees, reasonably incurred by the stockholder agent in connection with performing and exercising its rights, authorities, powers, duties and obligations on behalf of the Superior stockholders under the merger agreement or related escrow agreement from the surviving corporation in cash, up to an aggregate amount of $100,000 (or such greater amount as DGSE may in its sole discretion agree at the request of the stockholder agent), which we refer to as the stockholder agent expense cap. The surviving corporation will have a claim against the escrow account for any amounts it is obligated to reimburse the stockholder agent. For more information, see the section entitled “— Escrow — Escrow Account” beginning on page 63.

The stockholder agent may resign at any time by written notice to DGSE and the escrow agent. The stockholder agent may also be removed at any time by written notice signed by pre-merger Superior stockholders holding not less than a majority of the shares of Superior outstanding immediately preceding the merger (exclusive of dissenting shares), but since SIBL is expected to beneficially own approximately 68.5% of these shares, the appointment will for practical purposes be irrevocable. The successor stockholder agent must be a pre-combination affiliate of Superior, a current or prior director or officer of Superior or the surviving corporation, or reasonably acceptable to DGSE. If the stockholders fail to appoint a successor stockholder agent within 10 days of the resignation or removal of the stockholder agent, DGSE may, but will not be obligated to, petition a proper court to appoint a successor.

Any successor stockholder agent under the merger agreement will automatically, without any further act or notice, become the successor stockholder agent for all purposes of the escrow agreement.

In addition, Superior is seeking the separate approval of the Superior stockholders at the Superior stockholders special meeting to appoint and constitute SIBL, and its successors as stockholder agent, to act as their exclusive agent, attorney-in-fact and representative in relation to the merger agreement, the escrow agreement and the transactions contemplated thereby. See the section entitled “Superior Proposal No. 2 — Appointment and Constitution of Stanford International Bank Ltd. as Stockholder Agent under the Merger Agreement and Escrow Agreement” beginning on page 85.

Conditions to Completion of the Combination

The obligation of DGSE and Superior to complete the combination is subject to the satisfaction or waiver of the following conditions:

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the approval by the DGSE and Superior stockholders of the combination-related proposals contained in this joint proxy statement/prospectus (except, in case not required by DGSE’s trading market, the approval by DGSE stockholders of the proposal to adopt and approve the merger agreement and to approve the reorganization, including the issuance of the shares of DGSE common stock to Superior stockholders in connection therewith);

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no governmental entity has enacted, issued, promulgated, enforced or entered any law, regulation, order or decree which is in effect and prevents or prohibits consummation of the combination or any related transaction;

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the SEC has not issued a stop order suspending the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and has not initiated or threatened to initiate any proceedings for that purpose;

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any material state securities or “blue sky” laws applicable to the issuance of the shares of DGSE common stock constituting the merger consideration have been complied with and no stop order or similar order or decree has been issued or threatened in respect of those shares by any applicable state securities commissioner or court of competent jurisdiction; and

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no order will be in effect which prohibits, restrains or substantially interferes with the consummation of the merger or any related transaction; relates to the merger or any related transaction and imposes material damages upon DGSE, DGSE Merger Corp. or Superior; prohibits or limits in any respect DGSE’s rights regarding Superior’s common stock or to own, operate or control the surviving corporation or any material portion of the business or property of DGSE or the surviving corporation; or has or would have a material adverse effect on Superior or on DGSE’s ability to operate the surviving corporation’s business, or to own, use and enjoy the property of the surviving corporation.

In addition, the obligation of DGSE to complete the combination is subject to the satisfaction or waiver of the following additional conditions, among others:

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all outstanding shares of Superior preferred stock have been converted into Superior common stock, and all parties are in compliance with the terms of the conversion agreements;

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SIBL will have entered into the note exchange agreement and exchanged its debt for Superior common stock as provided therein;

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Superior and SFG will have amended and restated the Stanford credit facility;

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SIBL, SFG, Stanford Venture Capital Holdings, Inc., Mr. DiGenova and Superior will have executed and delivered a termination and release agreement in the form of Annex E to this joint proxy statement/prospectus, terminating various agreements with Superior and releasing Superior and its affiliates of various liabilities;

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DGSE and the escrow agent will have entered into the escrow agreement;

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SIBL will have entered into the corporate governance agreement;

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both Superior and SIBL will have delivered officers’ certificates and legal opinions; and

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DGSE will have received an affiliate letter from SIBL.

In addition, the obligation of Superior to complete the combination is subject to the satisfaction or waiver of the following additional conditions, among others:

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Texas Capital Bank will have consented to the combination and the SIBL credit facility;

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DGSE will have tendered the “A” and “B” warrants to SIBL and its designees, and shall have executed and delivered the registration rights agreement relating to the “A” and “B” warrants being issued under the merger agreement; and

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DGSE will have delivered an officers’ certificates and a legal opinion.

Termination of the Merger Agreement

DGSE and Superior may jointly agree to terminate the merger agreement without completing the combination pursuant to resolutions adopted by their respective boards of directors. In addition, either DGSE or Superior (acting through its independent committee) may terminate the merger agreement if any of the following events occurs:

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the combination has not occurred on or before August 26, 2007, which we refer to as the outside date, but this termination right is not available to either company if it is in material breach of the merger agreement or its failure to comply with the merger agreement resulted in the failure to complete the combination by that date;

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if SIBL declares an event of default under the Superior credit facility, forecloses on any collateral, exercises any of its rights or remedies as a creditor of Superior or makes demand for repayment of any of the Superior principal, or the forbearance period under the forbearance agreement executed concurrently with the merger agreement expires;

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a governmental entity has issued a final, nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the combination or other related transaction, but this termination right is not available to either company if it is in material breach of the merger agreement or its failure to comply with the merger agreement resulted in the order, decree, ruling or other action;

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the Superior stockholders do not adopt the merger agreement or appoint SIBL as the stockholder agent, but this termination right is not available to either company if it is in material breach of the merger agreement or its failure to comply with the merger agreement resulted in failure to obtain the necessary approval; or

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the other company cannot satisfy one of its closing conditions, but this termination right is not available to either company if it is in material breach of the merger agreement or its failure to comply with the merger agreement caused the impossibility to satisfy the closing condition.

SIBL may also terminate the merger agreement if the merger has not been consummated by the outside date.

Fees and Expenses

Subject to the terms of a letter agreement between Superior, DGSE and SIBL relating to sharing expenses, which is described below and remains in full force and effect, and to the stockholder agent expense reimbursement provisions in the merger agreement and related escrow agreement, each of DGSE, Superior and SIBL will bear all expenses it incurs in connection with the merger agreement or related agreements or the combination or the related transactions.

On April 3, 2006, Superior, DGSE and SIBL executed an expense sharing agreement related to the exploration of a possible business combination between DGSE and Superior. The agreement covers all of (but only) the following third party charges and expenses which are incurred between February 27, 2006 and the date DGSE or Superior informs the other company that it is no longer interested in pursuing a possible business combination, which will be shared equally by DGSE and Superior:

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all legal and accounting fees and expenses;

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all filing fees and related expenses, such as SEC registration statement filing fees, “blue sky” filing fees, Nasdaq listing and other stock exchange filing fees, including fees confirming eligibility for continued listing related to the combination;

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due diligence expenses payable to third parties;

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legal expenses related to the separate legal representation of Superior or DGSE officers who are selected to continue as executive officers of DGSE after completion of the combination, both in connection with new employment agreements to be entered into or to review other agreements related to the combination; and

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travel expenses incurred by DGSE or Superior staff related to pursuit of the combination.

For more information on the reimbursement of the expenses of the stockholder agent, see the section entitled “— Stockholder Agent” beginning on page 71.

Amendment, Extension and Waiver of the Merger Agreement

The merger agreement may be amended or otherwise modified prior to the combination by mutual written consent of DGSE, DGSE Merger Corp., Superior and SIBL. In addition, at any time prior to completion of the combination, any party to the merger agreement may extend any other party’s time for the performance of any of its obligations or other acts under the merger agreement, waive any inaccuracies in any other party’s representations and warranties and waive compliance by any other party with any of the agreements or conditions contained in the merger agreement. Any amendment or modification made or waiver granted after obtaining the required approvals of the stockholders of DGSE and Superior may not be made without the further approval of those stockholders if an additional stockholder approval is required by applicable law or the rules of the applicable trading market for the shares of DGSE or Superior common stock.

The DGSE board of directors unanimously recommends a vote FOR Proposal No. 1 to approve and adopt the merger agreement and to approve the reorganization, including the issuance of shares of DGSE common stock to holders of Superior securities, and the issuance of options and warrants to acquire shares of DGSE common stock, pursuant to the merger agreement.

The Superior board of directors unanimously recommends a vote FOR Proposal No. 1 to approve and adopt the merger agreement and approve the merger.

POST-COMBINATION STANFORD CREDIT FACILITY

Superior has agreed in the merger agreement to use its best efforts to amend and restate the existing commercial loan and security agreement in effect between Superior and SIBL upon the consummation of the combination in the form attached as Annex C to this joint proxy statement/prospectus. We refer to the amended and restated commercial loan and security agreement between Superior and SFG as the amended credit facility.

The amended credit facility will decrease the current credit line from $19.89 million to $11.5 million, split into two revolving loans of $5 million and $6.5 million, respectively. After giving effect to the conversion by SIBL of $8.4 million of debt into Superior common stock, as required for the consummation of the merger, however, the amended credit facility will continue to have the same availability as the current credit line. Interest on the outstanding principal balance will continue to accrue at the prime rate, as reported in the Wall Street Journal, or, during an event of default, at a rate 5% greater than the prime rate as so reported. Both loans mature and will be due in full four years after the combination, unless SFG extends the maturity, provided that in case any of several customary events of default occurs, SFG may declare the entire principal amount of both loans will be due immediately and take possession and dispose of the collateral described below.

Loan proceeds can only be used for customer loans consistent with specified loan policies and procedures and for permitted inter-company transactions. Permitted inter-company transactions are loans or dividends paid to DGSE, provided DGSE has guaranteed the repayment of the proceeds pursuant to a secured guaranty. In connection with the secured guarantee, SFG and Texas Capital Bank, N.A., DGSE’s primary lender, have agreed to enter into an intercreditor agreement acknowledged by DGSE, which subordinates SFG’s security interests to those of Texas Capital Bank. Superior will be obligated to repay the first revolving loan from the proceeds of the inventory or other collateral purchased with the proceeds of the loan.

The credit facility will be secured by a first priority security interest in substantially all of Superior’s assets, including inventory, accounts receivable, promissory notes, books and records and insurance policies, and the proceeds of the foregoing.

The credit facility includes a number of customary covenants applicable to Superior, including, among others: punctual payments of principal and interest under the credit facility; prompt payment of taxes, leases and other indebtedness; maintenance of corporate existence, qualifications, licenses, intellectual property rights, property and assets; maintenance of satisfactory insurance; preparation and delivery of financial statements for DGSE and separately for Superior in accordance with generally accepted accounting principles, tax returns and other financial information; inspection of offices and collateral; notice of certain events and changes; use of proceeds; notice of governmental orders which may have a material adverse effect, SEC filings and stockholder communications; maintenance of property and collateral; and payment of SFG expenses.

In addition, Superior has agreed not to do a number of things, including, among others: create or suffer a lien or other encumbrance on any collateral, subject to customary exceptions; incur, guarantee or otherwise become liable for any indebtedness, subject to customary exceptions; acquire indebtedness of another person, subject to customary exceptions and permitted inter-company transactions; issue or acquire any shares of its capital stock; pay dividends other than permitted inter-company transactions or specified quarterly dividends, or directors’ fees; sell or abandon any collateral except in the ordinary course of business or consolidate or merge with another entity; enter into affiliate transactions other than in the ordinary course of business on fair terms or permitted inter-company transactions; create or participate in any partnership or joint venture; engage in a new line of business; pay principal or interest on subordinate debt except as authorized by the credit facility; or make capital expenditures in excess of $100,000 per fiscal year.

POST-COMBINATION EMPLOYMENT AGREEMENTS

The DGSE board of directors has approved amended and restated employment agreements for Dr. L.S. Smith, the chairman and chief executive officer of DGSE, and William H. Oyster, a director and the president and chief operating officer of DGSE and a director and the interim chief executive officer of Superior, and a new employment agreement for John Benson, the chief financial officer of DGSE and a director and the vice president, finance and interim chief financial officer of Superior, in each case contingent upon the closing of the combination.

Smith Employment Agreement

The revised employment agreement for Dr. Smith amends and restates his existing employment agreement with DGSE and sets forth the terms of his employment with DGSE as chairman and chief executive officer. The agreement has an initial 3-year term, and will be automatically renewed thereafter for successive one-year terms unless either party provides at least 120 days notice not to renew. It provides for a signing bonus of $100,000 upon execution of the agreement and a base annual salary of at least $425,000. In addition, it provides for an annual bonus in an amount not less than one-half of his annual salary, payable on each January 31 in respect of the prior calendar year, with half of the payment being contingent upon the DGSE stock price having increased at least 10% during that calendar year. For purposes of the 2007 calendar year, the first day will be deemed to be the date of the closing of the combination and the 10% increase requirement will be prorated accordingly. In addition, Dr. Smith will be entitled to life insurance of $2,000,000, disability insurance equal to half of his base salary, medical insurance and other benefits.

Oyster Employment Agreement

The revised employment agreement for Mr. Oyster amends and restates his existing employment agreement with DGSE and sets forth the terms of his employment with DGSE as president and chief operating officer. The agreement has an initial 5-year term, and will be automatically renewed thereafter for successive one-year terms unless either party provides at least 120 days notice not to renew. It provides for a signing bonus of $50,000 upon execution of the agreement and a base annual salary of at least $250,000. In addition, it provides for an annual bonus in an amount not less than one-half of his annual salary, payable on each April 30 in respect of the prior calendar year, with half of the payment being contingent upon the DGSE EBIT (earnings before interest and taxes) having increased at least 6% during that calendar year. In addition, Mr. Oyster will be entitled to life insurance of $1,000,000, disability insurance equal to half of his base salary, medical insurance and other benefits.

Benson Employment Agreement

The employment agreement for Mr. Benson sets forth the terms of his employment with DGSE as chief financial officer. The agreement has an initial 2-year term. It provides for a base annual salary of $175,000 and an annual bonus to be determined by the DGSE board of directors. Upon the termination of his employment, Mr. Benson will be entitled to, among other things, (1) in case of termination by DGSE during the initial term other than for cause, base salary for the remainder of the initial term plus six months; and (2) in case of termination by DGSE after the initial term other than for cause, three months of annual base salary.

Potential Payments Upon Termination Or Change-In-Control

Under the revised employment agreements of Dr. Smith and Mr. Oyster, if the executive is terminated due to an illness, injury or other incapacity which prevents him from carrying out or performing fully the essential functions of his duties for a period of 180 consecutive days, or due to his death, the executive (or his legal representative) will be entitled to receive his salary for a period of one year following the date of termination and the pro rata portion of this bonus for the prior calendar year. If Dr. Smith would have been terminated for either reason on January 1, 2007 and his revised employment agreement had then been in effect, DGSE would have been obligated to pay him $425,000 in 26 bi-weekly installments of $16,346 each. If Mr. Oyster would have been terminated for either reason on January 1, 2007 and his revised employment agreement had then been in effect, DGSE would have been obligated to pay him $250,000 in 26 bi-weekly installments of $9,615 each.

In the event either executive is terminated for “cause”, he would be entitled to the pro rata share of the bonus paid to him for the calendar year immediately preceding his termination. If either executive would have been terminated for “cause” on January 1, 2007 and his revised employment agreement had then been in effect, DGSE would not have been obligated to pay him any additional severance pay.

In the event either executive is terminated other than for “cause”, or if either executive resigns for “good reason”, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the current year, plus (ii) the maximum bonus he would have been entitled to receive for the current year, plus (iii) three years salary based on the salary then in effect. If Dr. Smith would have been terminated other than for “cause” or resigned for “good reason” on January 1, 2007 and his revised employment agreement had then been in effect, DGSE would have been obligated to pay him a lump sum payment of $1.91 million. If Mr. Oyster would have been terminated other than for “cause” or resigned for “good reason” on January 1, 2007 and his revised employment agreement had then been in effect, DGSE would have been obligated to pay him a lump sum payment of $1.13 million.

In the event either executive resigns other than for “good reason”, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the current year, plus (ii) a pro rata share of the maximum bonus he would have been entitled to receive for the current year, plus (iii) one year salary based on the salary then in effect. If Dr. Smith would have been resigned other than for “good reason” on January 1, 2007 and his revised employment agreement had then been in effect, DGSE would have been obligated to pay him a lump sum payment of $850,000. If Mr. Oyster would have been resigned other than for “good reason” on January 1, 2007 and his revised employment agreement had then been in effect, DGSE would have been obligated to pay him a lump sum payment of $500,000.

In addition, in the event of the termination of Dr. Smith’s employment, DGSE would be required to maintain medical health benefits for Dr. Smith and his wife until both are covered by a comparable health insurance plan provided by a subsequent employer or their earlier death. This obligation has an estimated present cost to DGSE of $32,100 (assuming payment for a 36-month period). In the event of the termination of Mr. Oyster’s employment, DGSE would be required to maintain medical health benefits for Mr. Oyster and his wife for a period of 18 months or, if earlier, until both are covered by a comparable health insurance plan provided by a subsequent employer. This obligation has an estimated cost to DGSE of $17,200.

In the event of the termination of either executive’s employment, other than for termination by the executive for “good reason”, the executive may not for a period of two years compete with DGSE in the state in which DGSE conducts business during the employment term.

For purposes of the two executives’ revised employment agreements:

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“cause” is defined as (i) conviction of the executive for a felony involving dishonest acts during the term of the agreement, (ii) any “willful” and material misapplication by the executive of DGSE funds, or any other material act of dishonesty committed by him, or (iii) the executive’s “willful” and material breach of the agreement or “willful” and material failure to substantially perform his duties thereunder (other than a failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the DGSE board of directors which specifically identifies the manner in which the board believes the executive has not substantially performed his duties and the executive fails to cure his nonperformance. DGSE is obligated to provide the executive 30 days written notice setting forth the specific reasons for its intention to terminate the executive for cause and an opportunity for the executive to be heard before the DGSE board of directors, and to deliver to the executive a notice of termination from the board of directors stating that a majority of the board found, in good faith, that the executive had engaged in the “willful” and material conduct referred to in the notice;

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an act or failure to act is “willful” if done, or omitted to be done, by the executive in bad faith and without reasonable belief that his action or omission was in the best interest of DGSE;

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“good reason” is defined as (i) a change in the executive’s status or positions with DGSE that, in his reasonable judgment, represents a demotion, (ii) the assignment to the executive of any duties or responsibilities that, in the executive’s reasonable judgment, are inconsistent with his existing status or position, (iii) layoff or involuntary termination of the executive’s employment, except in connection with the termination of the executive’s employment for “cause” or as a result of his retirement, disability or death, (iv) a reduction by DGSE in the executive’s base salary, (v) any “change in control” occurring more than one year after the effective date of the agreement, (vi) the failure by DGSE to continue in effect any employee benefit plan in which the executive is participating at the effective date of the agreement, other than as a result of the normal expiration of the plan in accordance with its terms, except to the extent that DGSE provides the executive without substantially equivalent benefits, (vii) the imposition of any requirement that the executive be based outside the Dallas-Fort Worth metropolitan area, (viii) DGSE’s failure to obtain the express assumption of the agreement by any successor to DGSE, or (ix) any violation by DGSE of any agreement (including the revised employment agreement) between it and the executive; and

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“change in control” is defined as (A) any person or group becomes the beneficial owner of shares representing 20% or more of the combined outstanding voting power of DGSE, (B) in any 12-month period, the DGSE directors at the beginning of that period cease to constitute a majority of the DGSE board of directors and a majority of the initial directors still in office neither elected all of the new directors nor nominated them all for election by the DGSE stockholders, or (C) a person or group acquires in any 12-month period gross assets of DGSE constituting at least 50% of the fair market value of all DGSE gross assets.

Under the revised employment agreement of Mr. Benson, if DGSE terminates Mr. Benson’s employment during the initial 2-year term, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the initial term, plus (ii) six months salary based on the salary then in effect. If Mr. Benson would have been terminated by DGSE on January 1, 2007 and his revised employment agreement had then been in effect, DGSE would have been obligated to pay him a lump sum payment of $437,500. If DGSE terminates Mr. Benson’s employment after the initial 2-year term, he would be entitled to receive a lump sum payment three months salary based on the salary then in effect.

In the event Mr. Benson resigns upon not less than 30 days notice to DGSE, and DGSE immediately relieves Mr. Benson of his duties, he would be entitled to receive a lump sum payment of his salary until the date his resignation was to be effective. If Mr. Benson would have delivered a resignation notice to DGSE on January 1, 2007 indicating his decision to resign on March 1, 2007, his revised employment agreement had then been in effect and DGSE immediately relieved him of his duties and terminated the employment agreement, DGSE would have been obligated to pay him a lump sum payment of $29,000.

NOTE EXCHANGE AGREEMENT, WARRANTS
AND REGISTRATION RIGHTS AGREEMENT

The following summary describes the material provisions of the note exchange agreement (referred to in this joint proxy statement/prospectus as the note exchange agreement), the “A” and “B” warrants and the registration rights agreement which pertain to the shares issuable upon exercise of the “A” and “B” warrants and the shares being issued by DGSE as merger consideration. This summary may not contain all of the information about these documents that is important to you. The following summary is qualified in its entirety by reference to the complete text of the note exchange agreement, which is attached to this joint proxy statement/prospectus as Annex D; the form of warrant, which is attached to this joint proxy statement/prospectus as Annex H; and the registration rights agreement, which is attached to this joint proxy statement/prospectus as Annex F. Each of the foregoing agreements and warrants is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read them carefully in their entirety for a more complete understanding of the conversion and exchange agreement, the warrants and the registration rights agreement.

Note Exchange Agreement

As a condition to the closing of the merger, Superior and SIBL, which is Superior’s largest stockholder and primary lender, are required to execute and deliver the note exchange agreement. The note exchange agreement provides for the exchange by SIBL of approximately $8.4 million of outstanding Superior debt for approximately 5 million shares of Superior common stock, at an exchange rate of $1.70 per share.

In addition, the merger agreement provides for the issuance of “A” and “B” warrants. For more information about these warrants, see the section entitled “— A and B Warrants” below.

A and B Warrants

In consideration of SIBL exchanging outstanding Superior debt for shares of Superior common stock, as described above, increasing the credit facility to $11.5 million (after giving effect to the exchange of debt), and making a substantial portion of the credit facility available to DGSE and its subsidiaries (other than Superior), the merger agreement provides that at the closing of the merger or as soon thereafter as practicable, DGSE will issue to SIBL and its designees warrants, in the form attached to this joint proxy statement/prospectus as Annex H,

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to purchase 845,634 shares of DGSE common stock at an exercise price of $1.89 per share for a period of seven years after the combination date, which we refer to as the “A” warrants; and

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to purchase 863,000 shares of DGSE common stock at an exercise price of $0.01 per share for a period of seven years after the combination date, which we refer to as the “B” warrants.

Both the “A” warrants and “B” warrants contain anti-dilution provisions which would adjust the exercise price and number of shares subject to the warrant in the event DGSE takes the following actions (except with respect to the first 100,000 shares of common stock issued or issuable upon the exercise of options or warrants or the conversion or exchange of convertible securities issued during any fiscal year of the issuer, which are exempt from these adjustment provisions):

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If DGSE pays or effects stock dividends on its common stock or splits its common stock, or issues by reclassification of common stock any shares of capital stock, then the exercise price will be multiplied by a fraction equal to the number of shares of common stock outstanding prior to the event divided by the number of shares of common stock outstanding after the event, and the number of shares to which the warrant is subject will be proportionately adjusted by the inverse of that fraction.

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If DGSE declares a dividend payable in rights, options, warrants or other securities (except for excluded securities) to acquire shares of common stock for less than the effective exercise price of the warrant then the exercise price will be multiplied by a fraction equal to the number of shares of common stock outstanding immediately prior to the event plus the number of shares of common stock which the aggregate consideration received by the issuer (including the exercise price paid for convertible securities) would purchase at the warrant’s exercise price, divided by the number of shares of common stock outstanding immediately prior to the issuance date plus the number of additional shares of common stock subject to the rights, options, warrants or other securities to acquire shares of common stock.

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If DGSE distributes to its common stock holders evidence of its indebtedness or assets or rights, options, warrants or other security to acquire any other security, then the exercise price will be multiplied by a fraction equal to the per-share market price of the common stock on the record date for the action less the fair market value at the record date of the portion of the assets or evidence of indebtedness so distributed applicable to one outstanding share of common stock., as determined by the issuer’s board of directors in good faith, divided by the per-share market price of the common stock.

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If DGSE sells shares of its common stock at a purchase price, or options or warrants to purchase shares of its common stock having an exercise price, less than the exercise price of the applicable warrant (with the adjustment in this case being based on the weighted average dilution), except in either case for excluded securities, then the exercise price will be multiplied by a fraction equal to the sum of the number of shares of common stock outstanding immediately prior to the event, plus the number of shares of common stock which the aggregate consideration received by the issuer for the common stock, options or warrants, together, in the case of options or warrants, with any consideration receivable upon their exercise or conversion, would purchase at the exercise price, divided by the sum of the number of shares of common stock outstanding immediately after the event plus the number of shares of common stock then issued or issuable upon the exercise of any options or warrants then issued.

Some of the above adjustments do not apply to the following “excluded securities”: (i) options granted pursuant to a stock option plan approved by the stockholders of the issuer or by SIBL, (ii) warrants, options or other securities which are or become outstanding on the date of issuance of the warrants, (iii) shares of common stock or securities issued or deemed issued in connection with a strategic acquisition by the issuer, provided the acquisition has been approved by the stockholders of the issuer or SIBL, (iv) issuances of rights in connection with the adoption of a stockholder rights plan, or (v) any other issuance of securities for which an adjustment to the exercise price is made pursuant to the first three paragraphs in the list above.

In case of any merger or consolidation of DGSE in which the holders of its securities do not hold at least 50% of the outstanding securities after the transaction, or the sale, lease or other transfer of all or substantially all of the assets of DGSE, all of which we refer to as a change of control transaction, or any compulsory share exchange for the DGSE’s common stock, provisions must be made so the holder of a warrant will have the right to exercise the warrant for the shares of stock and other securities, cash and property receivable by holders of common stock following the event, subject to reasonably necessary adjustments to account for the applicable transaction.

The warrants also feature a net exercise provision, which enables the holder to choose to exercise the warrant without paying cash by receiving a number of shares having a market value equal to the excess of the aggregate market value of the shares for which the warrant is being exercised over the aggregate exercise price due under the warrant. This right is available only if the shares are being publicly traded. In addition, the warrants feature an “easy sale” exercise provision, which enables the holder to pay the exercise price from the proceeds of the “same day” sale of the shares of common stock issued upon the exercise of the warrant. This right is available only if permitted by applicable law and applicable trading market regulations.

The warrants must be exercised for at least 10,000 shares (or, if less, the total number of shares subject to the warrant).

Registration Rights Agreement

As a condition to the closing of the combination, DGSE must enter into a registration rights agreement, attached to this joint proxy statement/prospectus as Annex F. The registration rights agreement obligates DGSE to register for resale under the Securities Act the shares of DGSE common stock which may be issued upon the exercise of the “A” warrants or the “B” warrants, as liquidated damages upon a default under the registration rights agreement or as a distribution on any of the foregoing shares, which we refer to collectively as the registrable shares. DGSE must, at its own expense, file the registration statement not later than five days after the closing of the combination and use its commercially reasonable efforts to have the registration statement declared effective not later than 90 days after the combination. DGSE must maintain the effectiveness of the registration statement at its expense for a period of up to three years.

If DGSE fails to do any of the foregoing within or for the specified periods, DGSE will be obligated to pay liquidated damages to each holder of an “A” warrant as of the first day of the failure and for every consecutive quarter in which the failure is occurring warrants to purchase 5% of the number of shares of common stock issuable upon the exercise in full of the holder’s “A” warrant.

In addition, for so long as SIBL or its designees hold any registrable shares and DGSE is eligible to register the registrable shares for resale on a Form S-3, DGSE must maintain the effectiveness of a registration statement covering the resale of the registrable shares at the expense of SIBL and its designees.

The warrant holders also have limited piggyback registration rights. These rights are triggered with respect to the registrable shares if DGSE registers shares of its common stock under the Securities Act at a time when registrable shares are not covered by an effective registration statement. These rights are triggered with respect to the registrable shares or shares of DGSE common stock acquired by SIBL or its designees in the merger if DGSE registers for resale any shares of DGSE common stock held by Dr. L.S. Smith, other than shares acquired upon the exercise of stock options, at a time when registrable shares or any such merger shares are not covered by an effective registration statement.

The registration rights agreement also provides the warrant holders with customary indemnification rights.

DGSE PROPOSAL NO. 2 — AMENDMENT TO ARTICLES OF INCORPORATION

In July 2006, DGSE’s board of directors approved an amendment to DGSE’s articles of incorporation to increase the number of authorized shares of common stock from 10,000,000 to 30,000,000. The form of articles of amendment is attached to this joint proxy statement/prospectus as Annex J.

The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of common stock. Adoption of the amendment would not affect the rights of the holders of currently outstanding common stock, except to the extent additional shares are actually issued, which may have certain effects, including dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of the articles of amendment with the Secretary of State of the State of Nevada. If the amendment is adopted, the articles of amendment giving effect to the amendment will be filed as soon as practicable. At April [●], 2007, 4,913,290 shares of DGSE common stock were outstanding, and 1,433,134 shares were reserved for options, employee equity plans and other purposes (not including shares issuable as merger consideration in the combination described in proposal no. 1). Upon the approval of this proposal no. 2, approximately 22,653,576 authorized and unreserved shares would be available for issuance by DGSE, including for the purposes described in proposal no. 1.

The affirmative vote of a majority of the outstanding shares of DGSE common stock is required to approve this proposal. Accordingly, abstentions and broker non-votes will have the same effect as voting AGAINST this proposal.

Purpose and Effect of the Amendment

The principal purposes of this amendment are to provide DGSE with sufficient authorized shares to effect the combination and related transactions, and with the flexibility to issue shares of common stock for proper corporate purposes, which may be identified in the future, such as to raise equity capital, make acquisitions through the use of stock (including the reorganization described in proposal no. 1), reserve additional shares for issuance under equity incentive plans, or adopt a stockholder rights plan. DGSE intends to use a portion of the newly authorized shares of common stock to perform its obligations under the merger agreement described in proposal no. 1. Except as discussed above, DGSE does not have any plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares of common stock at this time.

The increased reserve of shares available for issuance may be used to facilitate public or private financings. If required operating funds cannot be generated by operations or by use of credit facilities, DGSE may need to, among other things, issue and sell unregistered common stock, or securities convertible into common stock, in private transactions. Such transactions might not be available on terms favorable to DGSE, or at all. DGSE may sell common stock at prices less than the public trading price of the common stock at the time, and may grant additional contractual rights to purchase shares of common stock not available to other holders of common stock, such as warrants to purchase additional shares of common stock or anti-dilution protections.

The increased reserve of shares available for issuance also may be used in connection with potential acquisitions. The ability to use its stock as consideration provides DGSE with negotiation benefits and increases its ability to execute its growth strategy which may include the acquisition of other businesses or technologies.

In addition, the increased reserve of shares available for issuance may be used for DGSE’s future equity incentive plans for grants to its employees, consultants and directors. Such equity incentive plans could also be used to attract and retain employees of acquired companies in connection with potential acquisitions.

The flexibility of the board of directors to issue additional shares of common stock could also enhance the ability of DGSE’s board of directors to negotiate on behalf of the stockholders in a takeover situation. The authorized, but unissued shares of common stock could be used by the board of directors to discourage, delay or make more difficult a change in the control of DGSE. For example, such shares could be privately placed with purchasers who might align themselves with the board of directors in opposing a hostile takeover bid. The issuance of additional shares could dilute the stock ownership of persons seeking to obtain control and increase the cost of acquiring a given percentage of the outstanding stock. DGSE could also use the additional shares to adopt a stockholder rights plan. A stockholder rights plan may be used to protect DGSE’s stockholders against abusive or coercive takeover tactics and other takeover tactics not in the best interests of DGSE and its stockholders. Stockholders should therefore be aware that approval of the amendment could facilitate future efforts by DGSE to deter or prevent changes in control of DGSE, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The availability of additional shares of common stock is particularly important in the event that the board of directors needs to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action. If this proposal is approved by the stockholders, the board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or rules. For example, under the rules and policies of the Nasdaq Capital Market, stockholder approval is required for any issuance of 20% or more of our outstanding shares in connection with acquisitions or discounted private placements. DGSE reserves the right to seek a further increase in the authorized number of shares from time to time as considered appropriate by the board of directors.

Existing Anti-Takeover Mechanisms

DGSE’s articles of incorporation and bylaws contain provisions that may make it less likely that our management would be changed, or someone would acquire voting control of us, without the consent of our board of directors. These provisions include the ability of our board of directors to increase the number of directors up to seven and to fill the vacancies created by that action.

Other than as described above, there are no anti-takeover mechanisms present in DGSE’s governing documents, and DGSE has no present plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The DGSE board of directors unanimously recommends a vote FOR Proposal No. 2 to approve the amendment to DGSE’s articles of incorporation to increase the authorized number of shares of common stock from 10,000,000 to 30,000,000 shares.

DGSE PROPOSAL NO. 3 — POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If DGSE fails to receive a sufficient number of votes in person or by proxy to approve any of the proposals presented at the special meeting of its stockholders, DGSE may propose to adjourn the special meeting, whether or not a quorum is present, for a period of not more than 45 days for the purpose of soliciting additional proxies to approve any proposal that fails to receive a sufficient number of votes. DGSE currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve the proposals presented at the special meeting. If approval of the proposal to adjourn the DGSE special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of holders of a majority of the shares of DGSE common stock present in person or represented by proxy at the special meeting and entitled to vote.

The DGSE board of directors unanimously recommends a vote FOR Proposal No. 3 to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

SUPERIOR PROPOSAL NO. 2 — APPOINTMENT AND CONSTITUTION OF STANFORD
INTERNATIONAL BANK LTD. AS STOCKHOLDER AGENT UNDER
THE MERGER AGREEMENT AND ESCROW AGREEMENT

Stockholders are being asked to appoint and constitute Stanford International Bank Ltd., which we refer to as SIBL, as the stockholders’ exclusive agent, attorney-in-fact and representative of the pre-combination Superior stockholders in relation to the merger agreement, the escrow agreement and the transactions contemplated thereby, including the combination. We refer to the person acting in that capacity as the stockholder agent. The purpose of appointing a stockholder agent in an acquisition agreement containing an escrow for indemnification claims, such as is the case with the merger agreement, is to have a single representative who the acquiring company can deal with in matters relating to indemnification claims and the escrow account. Absent such a representative, it would be impractical to defend the interests of the Superior stockholders in the escrowed shares.

The appointment of the stockholder agent is also part of the approval and adoption of the merger agreement and, by approving the merger agreement, you are also approving the irrevocable appointment of SIBL as stockholder agent. However, due to the nature of the relationships between SIBL and Superior, Superior is seeking separate stockholder approval of the appointment of SIBL as the stockholder agent. In particular, SIBL is the largest stockholder of Superior and as of the date of this joint proxy statement/prospectus beneficially owned approximately 50.5% of the outstanding common stock of Superior, and at the time of the consummation of the combination is expected to beneficially own approximately 68.5% of the outstanding shares of Superior common stock. In addition, SIBL is the primary lender to Superior. For more information about this credit facility, see the section entitled “Post- Combination Stanford Credit Facility” beginning on page 76.

Because of these relationships, SIBL is considered a controlling stockholder of Superior, and a transaction between Superior and SIBL may be deemed an interested transaction, under Delaware’s corporate law. Under that law, an interested transaction between a corporation and its controlling stockholder may be subject to a higher standard of judicial review of the actions of the controlling stockholder and the corporation’s directors, and a burden of proof less favorable to the stockholder and directors if challenged in court. A transaction between a corporation and a third party which is challenged in court is generally reviewed using the “business judgment” rule, which provides directors with a presumption of having acted on an informed basis, in good faith and with appropriate care. However, in an interested transaction involving a corporation and a controlling stockholder, the disinterested directors may have the burden of proving the entire fairness of the transaction, which means that both the procedures used to adopt the transaction and its economic terms must be fair. By obtaining the approval of the transaction by a majority of the minority stockholders, the actions of the directors in approving the interested transaction may nevertheless be entitled to the protection of the business judgment rule, or the burden may shift to those challenging the transaction to prove it was unfair (rather than the directors having to prove it was fair). Moreover, a controlling stockholder may have fiduciary duties to minority stockholders which might require the controlling stockholder to prove the entire fairness of a transaction with the company if the transaction is challenged in court. Approval of the transaction by a majority of the minority stockholders may eliminate the controlling stockholder’s obligation to prove the entire fairness of the transaction.

Under the merger agreement and related escrow agreement, the stockholder agent serves as the exclusive agent, attorney-in-fact and representative of all Superior stockholders to do, among other things, the following:

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provide and receive notices and other communications;

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agree to, negotiate, enter into settlements and compromises of, make claims and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims made or any other action to be taken by or on behalf of any Superior stockholders, or on its own behalf in its capacity as stockholder agent, under the merger agreement or the related escrow agreement, and to take all actions necessary or appropriate in the judgment of the stockholder agent for accomplishing the foregoing;

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to use the shares of DGSE common stock, cash, investments and other assets held from time to time in the escrow account, which we refer to collectively as the escrow assets, as collateral to secure the rights, and to demand and withdraw escrow assets to satisfy the claims, of the DGSE indemnified parties under the merger agreement or the related escrow agreement;

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to demand the reimbursement by Superior in cash of the reasonable out-of-pocket fees and expenses of the stockholder agent as expressly permitted by the merger agreement or the related escrow agreement, for which Superior may seek reimbursement from the escrow assets;

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to take all actions necessary or appropriate in the judgment of the stockholder agent for the accomplishment of any of the foregoing; and

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to agree to amendments and waivers of the merger agreement and related escrow agreement, and time extensions under the merger agreement, on behalf of the stockholders, as described in the section entitled “The Merger Agreement — Amendment, Extension and Waiver of the Merger Agreement” beginning on page 74.

A decision, act, omission, agreement, settlement, claim, consent or instruction of the stockholder agent in relation to any matter referred to in the merger agreement or related escrow agreement will constitute a decision, etc. for, and will be final, binding and conclusive upon, all pre-combination Superior stockholders, and DGSE and the escrow agent may, without further inquiry, conclusively rely thereupon.

The stockholder agent will not receive compensation for its services and is not required to post a bond. THE STOCKHOLDER AGENT WILL NOT BE LIABLE FOR ANY ACT DONE OR OMITTED UNDER THE MERGER AGREEMENT OR RELATED ESCROW AGREEMENT AS STOCKHOLDER AGENT WHILE ACTING IN GOOD FAITH, AND ANY ACT TAKEN OR OMITTED PURSUANT TO THE ADVICE OF COUNSEL WILL BE CONCLUSIVE EVIDENCE THAT THE STOCKHOLDER AGENT HAS ACTED IN GOOD FAITH. IN PERFORMING ANY DUTIES UNDER THE MERGER AGREEMENT OR ESCROW AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE STOCKHOLDER AGENT WILL NOT BE DIRECTLY OR INDIRECTLY LIABLE TO ANY PARTY, OR ANY AFFILIATES OF ANY PARTY, FOR DAMAGES, LOSSES, EXPENSES OR OTHER LIABILITIES, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE, ARISING FROM ITS ACTS OR OMISSIONS, INCLUDING FOR THE ACTIVE NEGLIGENCE OR OTHER WRONGFUL ACT OF THE STOCKHOLDER AGENT, EXCEPT FOR ACTS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE STOCKHOLDER AGENT.

The stockholder agent may recover the out-of-pocket fees and expenses, including reasonable attorneys’ fees, reasonably incurred by the stockholder agent in connection with performing and exercising its rights, authorities, powers, duties and obligations on behalf of the Superior stockholders under the merger agreement or related escrow agreement from the surviving corporation in cash, up to an aggregate amount of $100,000 (or such greater amount as DGSE may in its sole discretion agree at the request of the stockholder agent), which we refer to as the stockholder agent expense cap. The surviving corporation will have a claim against the escrow account for any amounts it is obligated to reimburse the stockholder agent. For more information, see the section entitled “The Merger — Escrow — Escrow Account” beginning on page 63.

The stockholder agent may resign at any time by written notice to DGSE and the escrow agent.  The stockholder agent may also be removed at any time by written notice signed by pre-merger Superior stockholders holding not less than a majority of the shares of Superior outstanding immediately preceding the merger (exclusive of dissenting shares), but since SIBL is expected to beneficially own approximately 68.5% of these shares, the appointment will for practical purposes be irrevocable. The pre-merger Superior stockholders will be responsible for appointing a successor stockholder agent by act of such stockholders holding not less than a majority of the shares of Superior outstanding immediately preceding the merger (exclusive of dissenting shares). The successor stockholder agent must be a pre-merger affiliate of Superior, a current or prior director or officer of Superior or the surviving corporation, or reasonably acceptable to DGSE. If the pre-merger Superior stockholders fail to appoint a successor stockholder agent within 10 days of the resignation or removal of the stockholder agent, DGSE may, but will not be obligated to, petition a proper court to appoint a successor. Any successor stockholder agent under the merger agreement will automatically, without any further act or notice, become the successor stockholder agent for all purposes of the escrow agreement.

No applicable law or regulation requires separate Superior stockholder approval for this proposal. However, the approval of this proposal by holders of a majority of the outstanding shares of Superior common stock, exclusive of the shares held by SIBL and its affiliates, may reduce the exposure of Superior directors to liability for approving SIBL acting as stockholder agent under the terms of the merger agreement and related escrow agreement, and of SIBL to liability for acting as stockholder agent. If the proposal does not obtain sufficient votes, SIBL would reconsider its decision to act as stockholder agent under the merger agreement and escrow agreement. If SIBL resigns as stockholder agent, a successor stockholder agent may be appointed as described in the preceding paragraph. If no successor stockholder agent is appointed, the interests of the Superior stockholders in the escrow account may not be adequately protected.

Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of Superior common stock, exclusive of the shares held by SIBL and its affiliates. Accordingly, abstentions and broker non-votes will have the same effect as a vote AGAINST this proposal.

The Superior board of directors unanimously recommends a vote FOR Proposal No. 2 to approve the irrevocable appointment and constitution of Stanford International Bank Ltd. as the stockholder agent under the merger agreement and the related escrow agreement.

SUPERIOR PROPOSAL NO. 3 — POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Superior fails to receive a sufficient number of votes in person or by proxy to approve any of the proposals presented at the special meeting of its stockholders, Superior may propose to adjourn the special meeting, whether or not a quorum is present, for a period of not more than 45 days for the purpose of soliciting additional proxies to approve any proposal that fails to receive a sufficient number of votes. Superior currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve the proposals presented at the special meeting. If approval of the proposal to adjourn the Superior special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of holders of a majority of the shares of Superior common stock present in person or represented by proxy at the special meeting and entitled to vote.

The Superior board of directors unanimously recommends a vote FOR Proposal No. 3 to adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are not sufficient votes in favor of the proposals.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of DGSE and Superior may have appeared had the business actually been combined as of December 31, 2006 (with respect to the balance sheet information using currently available fair value information) or as of January 1, 2006 (with respect to the statements of operations information). The unaudited pro forma condensed financial information shows the impact of the combination of DGSE and Superior on the historical financial position and results of operations under the purchase method of accounting with DGSE treated as the acquirer. Under this method of accounting, the assets and liabilities of Superior are recorded by DGSE at their estimated fair values as of the date the combination is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of DGSE on a pro forma basis, taking into account DGSE’s acquisition of Superior as of and for the year ended December 31, 2006. The unaudited pro forma condensed combined balance sheet as of December 31, 2006 assumes the combination was completed on that date. The unaudited pro forma condensed combined statements of operations gives effect to the combination with Superior, as if it had been completed on January 1, 2006.

Pursuant to the combination, Superior will merge with a wholly-owned subsidiary of DGSE, and DGSE will acquire all of the outstanding shares of Superior. Superior stockholders will be entitled to receive 0.2731 shares of DGSE common stock for every share of Superior common stock they own at the effective time of the combination.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon the effective time of the combination.

DGSE COMPANIES INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
(Unaudited)
As of December 31, 2006

	DGSE Historical	Superior Historical	Combination Adjustments		Pro Forma Combined
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$1,210	$1,615	$—		$2,825
Accounts receivable	1,054	4,146	—		5,200
Inventories	7,796	1,857	—		9,653
Prepaid expenses and other	290	292	—		582
Total Current Assets	$10,350	$7,910	$—		$18,260

Marketable securities	$58	$—	$—		$58
Property and equipment, net	1,024	414	—		1,438
Deferred income taxes	7	—	—		7
Goodwill	837	—	8,741	(C)	9,553
Other assets	870	—	—		870
Total Assets	$13,146	$8,324	$8,741		$30,186
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable	$184	$8,733	$(8,733)	(A)	$184
Current maturities of long-term debt	259	100	—		359
Accounts payable and accrued expenses	1,722	2,446	—		4,168
Federal income taxes payable	—	—	—		—
Total Current Liabilities	$2,165	$11,279	$(8,733)		$4,711
Long-term Debt	4,304	300	251	(A),(C)	4,855
Deferred income taxes	—	—	—		—
Total Liabilities	$6,469	$11,579	$(8,482)		$9,566
Stockholders’ Equity:
Preferred Stock	$—	$7,386	$(7,386)	(B)	$—
Common Stock	49	5	(98)	(D)	86
			37 38 55	(C) (B) (A)
Additional Paid-in Capital	5,709	8,787	(24,562)	(D)	19,640
			13,931	(C)
			7,348	(B)
			8,427	(A)
Accumulated Other Comprehensive (loss)	(132)	—	—		(132)
Retained Earnings (Deficit)	1,051	(19,433)	19,433		1,051
Total Stockholders’ Equity	$6,677	$(3,255)	$17,233		$20,645
Total Liabilities and Stockholders’ Equity	$13,146	$8,324	$8,741		$30,211

DGSE COMPANIES INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)

	Fiscal Year Ended December 31, 2006
	DGSE Historical	Superior Historical	Combination Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Revenue	$44,083	$39,404	$—		$83,487
Cost of sales	36,848	32,274	—		69,122
Gross profit	7,235	7,130	—		14,365
Selling, general and administrative expenses	5,912	10,091	(1,072)	(E)	14,931
Operating income	1,323	(2,961)	(1,072)		(566)
Other expense
Interest expense	(392)	(783)	400	(F)	(775)
Income before income taxes	931	(3,744)	1,472		(1,341)
Income tax expense	320	2	(129)	(G)	193
Net income	$611	$(3,746)	$1,601		$(1,534)

Earnings per common share:
Basic	$0.12	$(.78)	—		$(.18)
Diluted	$0.12	$(.78)	—		$(.18)

Weighted average number of common shares outstanding:
Basic	4,913	4,808	—		8,613
Diluted	5,007	4,808	—		9,832

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited DGSE pro forma financial data has been prepared to give effect to DGSE’s acquisition of Superior in 2006. Information under the heading “Combination Adjustments” gives effect to the adjustments related to the acquisition of Superior. The unaudited pro forma consolidated statements are not necessarily indicative of the results of DGSE’s future operations.

(A)

To reflect the conversion of $8,482,000 of Superior’s short-term notes payable into Superior common stock and the reclassification of $251,000 of Superior’s short-term notes payable to long-term debt.

(B)

To reflect the conversion of $7,386,000 of Superior’s preferred stock into Superior common stock.

(C)

To record the preliminary purchase price allocation to evaluated property, deferred income tax asset and goodwill and to record the retirement and issuance of debt and equity instruments, and related costs, in connection with the combination.

(D)

To eliminate the Superior equity accounts.

(E)

To reflect anticipated cash cost reductions that DGSE expects to realize as a result of its integration plans that will result in a positive annualized effect on pro forma earnings when compared to recent operating history of the separate companies.

(F)

To record the expected interest expense savings resulting from the conversion of $8.4 million of Superior debt into Superior common stock.

(G)

To adjust income tax expense of the unaudited pro forma combined statements of operations.

COMPARISON OF RIGHTS OF DGSE STOCKHOLDERS AND SUPERIOR STOCKHOLDERS

Superior is a Delaware corporation, subject to Delaware law, and DGSE is a Nevada corporation, subject to Nevada law. Upon the closing of the combination, the Superior stockholders will become stockholders of DGSE and the rights of Superior stockholders will no longer be defined and governed by the Superior certificate of incorporation and bylaws or Delaware law. Instead, each Superior stockholder’s rights as a stockholder of DGSE will be defined by the DGSE articles of incorporation and bylaws and Nevada law. The following is a summary of the material differences between the rights of Superior stockholders and the rights DGSE stockholders. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important or that you deem important do not exist. This summary, therefore, is qualified by reference to Nevada law, Delaware law, Superior’s certificate of incorporation and bylaws, and DGSE’s articles of incorporation and bylaws. You should carefully read this entire joint proxy statement/prospectus and any other documents to which we refer for a more complete understanding of the differences between being a stockholder of Superior and being a stockholder of DGSE.

DGSE	Superior

Authorized Capital Stock

DGSE’s Articles of Incorporation authorizes:

10,000,000 shares of common stock, $0.01 par value per share.

DGSE proposal no. 2 in this joint proxy statement/ prospectus would increase the number of authorized shares of common stock to 30,000,000 shares.

Superior’s Certificate of Incorporation authorizes: 20,000,000 shares of common stock, $0.001 par value per share; and 10,000,000 shares of preferred stock, $0.001 par value per share.
Number of Directors

The DGSE Bylaws provide that the board of directors shall consist of not less than four nor more than seven members, the exact number to be determined from time to time by resolution of the board of directors. Currently, DGSE’s board of directors consists of five members. The number of directors may be changed by an amendment to the Articles of Incorporation or by an amendment to the Bylaws, duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote thereon. No reduction of the authorized number of directors shall have the effect of removing any director before the expiration of his term of office. The Articles of Incorporation provide that in no event shall the corporation have less than three directors.

The Superior Certificate provides that the authorized number of directors of Superior shall be fixed from time to time by, or in the manner provided in, the Bylaws.

The Superior Bylaws provide that the board of directors shall consist of not less than five nor more than nine members. The exact number of directors which constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors or by the written consent of a majority of the stockholders. Currently, Superior’s board of directors consists of 6 directors.

DGSE	Superior

Cumulative Voting

The DGSE Bylaws provide for cumulative voting for the election of directors at meetings of stockholders. Accordingly, DGSE stockholders have cumulative voting rights in connection with the election of directors; provided that no stockholder can cumulate votes for any nominee unless the nominee has been nominated as a candidate for director prior to voting and the stockholder has given notice prior to voting of his intention to cumulate his votes. If any one stockholder has given such notice, all stockholders may cumulate their votes.

The Superior Certificate of Incorporation and Bylaws do not provide for cumulative voting. Accordingly, Superior stockholders do not have cumulative voting rights in connection with the election of directors.

Classification of Board of Directors
The DGSE Articles of Incorporation and Bylaws do not classify the DGSE board of directors into separate classes with staggered terms.	The Superior Certificate of Incorporation and Bylaws do not classify the Superior board of directors into separate classes with staggered terms.
Removal of Directors

DGSE’s Bylaws provide that any director of DGSE or its entire board of directors may be removed by the affirmative vote of not less than 66 2/3% of the shares then entitled to vote at an election of directors; provided that no director may be removed (unless the entire board is removed) when the votes cast against removal (or, if such action is taken by written consent, the shares held by persons not consenting in writing to such removal) or not consenting in writing to such removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is take by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the directors’ most recent election were then being elected.

Superior’s Bylaws provide that any director of Superior or its entire board of directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors; provided that no director may be removed (unless the entire board is removed) when the votes cast against removal or not consenting in writing to such removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of directors authorized at the time of the directors’ most recent election were then being elected.

Filing of Vacancies on the Board of Directors

Under Nevada law, any vacancy on the board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the Articles of Incorporation. Under DGSE’s Bylaws, vacancies, except a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, or by a sole remaining director. In addition, a vacancy may be filled by the stockholders by a written consent of a majority of the outstanding shares entitled to vote. The stockholder may also elect a director to fill any vacancy not filled by the directors, or which occurs by reason of the removal of a director.

Under Delaware law, unless otherwise provided in the Certificate of Incorporation or the Bylaws, (i) vacancies on a board of directors; and (ii) newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, though less than a quorum. The Bylaws of Superior provide that any vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors in office, even if less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the stockholders, or by a court order, may be filled only by vote of a majority of the shares entitled to vote. The stockholder may also elect a director to fill any vacancy not filled by the directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

DGSE	Superior

Special Meetings of the Stockholders

The DGSE Bylaws provide that a special meeting of stockholders may be convened at any time by the president, the chairman of the board of directors, the board of directors, or by the stockholders holding not less than 10% of the voting shares of DGSE.

The Superior Bylaws provide that a special meeting of stockholders may be convened at any time by the president, the chairman of the board of directors, the board of directors, or by the stockholders holding not less than 10% of the voting stock of Superior.

Advance Notice Provisions for Meetings of Stockholders

The DGSE Bylaws provide that written notice of all meetings of stockholders not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. The notice shall state the place, date and hour of the meeting and the general nature of the business to be transacted. If it is annual meeting, the notice shall also include those matters which the board of directors intend to present for action by the stockholders.

The Superior Bylaws provide that written notice of a stockholder meeting must state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in case of a special meeting, the general nature of the business to be transacted and that no other business may be transacted, or, in the case of an annual meeting, those matters which the board, at the date of mailing of notice, intends to present for action by the stockholders. The notice must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the meeting.

Action by Written Consent of the Stockholders

The DGSE Bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, except election of directors, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

Under Delaware law, unless otherwise provided i the Certificate of Incorporation, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all share entitled to vote thereon were present and voted. The Superior Certificate of Incorporation does not contain a prohibition against written consents.

Proxies

Under Nevada law and the DGSE Bylaws, at any meeting of the stockholders of a corporation, a stockholder may designate another person to act as proxy. A proxy is effective only for a period of six months, unless otherwise provided in the proxy. No proxy shall be valid for more than seven years.

Under Delaware law, at any meeting of the stockholders of a corporation, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

DGSE	Superior

Charter Amendment

Under Nevada law, unless the Articles of Incorporation require a greater vote, a proposed amendment to the Articles of Incorporation requires a resolution adoption by the board of directors and the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series.

Under Delaware law, unless the Certificate of Incorporation requires a greater vote, an amendment to the Certificate of Incorporation requires (i) the approval and recommendation of the board of directors; (ii) the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment; and (iii) the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment as a class. The affirmative vote of a majority of each of the Superior Series B, D, and E Preferred stockholders, voting as a separate class, is required in order to amend the Certificate of Incorporation.

Amendment of Bylaws

The DGSE Bylaws provide that the Bylaws may be adopted, amended or repealed either by the board of directors or a majority of the outstanding shares entitled to vote, except that only the stockholders may amend the Bylaws to change the authorized number of directors.

The Superior Bylaws provide that the Bylaws may be adopted, amended or repealed either by the board of directors or a majority of the outstanding shares entitled to vote, except that only the stockholders may amend the Bylaws to change the authorized number of directors. The affirmative vote of a majority of each of the Superior Series B, D, and E Preferred stockholders, voting as a separate class, is required in order to amend the Bylaws.

Dividends and Repurchases of Shares

Under Nevada law, the board of directors may make distributions to stockholders, unless otherwise provided in the Articles of Incorporation. However, no distribution may be made if it would cause: (a) the corporation to be unable to pay its debts as they become due; or (b) except as otherwise specifically allowed by the Articles of Incorporation, the corporation’s assets to be less than the sum of its liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential stockholders whose rights are superior to those receiving the distribution.

Under Delaware law, the board of directors of a corporation may, subject to any restrictions contained in its Certificate of Incorporation, declare and pay dividends upon the shares of its capital stock either
(i) out of its surplus; or (ii) if there is not surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, provided that if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distributions of the assets of the corporation, then the board of directors may not declare and pay dividends out of net profits. Delaware law generally provides that a corporation may redeem or purchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The affirmative vote of a majority of each of the Superior Series B, D, and E Preferred stockholders, voting as a separate class, is required in order to make any distributions on, or redemption of, any capital stock, except pursuant to the certificates of designation of the Series B Preferred stock.

DGSE	Superior

Appraisal and Dissenters’ Rights

Under Nevada law, except as otherwise provided by the Nevada law, stockholders have the right to demand and receive payment in cash of the fair value of their stock in the event of a merger or exchange in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders unless the articles of incorporation provide otherwise; the holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except cash, owners interests or owner’s interests and cash in lieu of fractional owner’s interests of (i) the surviving or acquiring entity; (ii) any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner’s interests of record; or (iii) a combination of cash and owner’s interests of the kind described in (i) or (ii). In addition, no right of dissent exists for any holders of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under Nevada law.

Under Delaware law, stockholders of a corporation that is a constituent corporation in a merger generally have the right to demand and receive payment of the fair value of their stock in lieu of receiving the merger consideration. However, appraisal rights are not available to holders of shares: (i) listed on a national securities exchange; (ii) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or (iii) held of record by more than 2,000 stockholders; unless holders of stock are required to accept in the merger anything other than any combination of: (a) shares of stock or depositary receipts of the surviving corporation in the merger;
(b) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either: (1) listed on a national securities exchange; (2) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or
(3) held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of the stock or depositary receipts received; or (d) any combination thereof.

In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.

Liability and Indemnity

The DGSE Articles of Incorporation eliminate the personal liability of DGSE directors and officers to the fullest extent permitted by Nevada law. The DGSE Bylaws grants DGSE the power to indemnify its directors, officers, employees and agents to the fullest extent permitted by Nevada law.

The Superior Certificate of Incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. The Bylaws do not provide for indemnification for directors or officers; however, the corporation has entered into separate indemnification agreements with each officer and director of the corporation.

DGSE	Superior

Indemnity Insurance

Neither the Articles of Incorporation nor the DGSE Bylaws provide for the purchase of indemnity insurance for the benefit of any director, officer, employee or other agent of DGSE; nevertheless, DGSE has purchased indemnity insurance.

Neither the Superior Certificate of Incorporation or Bylaws provide for the purchase of indemnity insurance for the benefit of any person; nevertheless, Superior has purchased directors’ and officers’ insurance.

Preemptive Rights

Under Nevada law, absent an express provision in a corporation’s Articles of Incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of its stock. The DGSE Articles of Incorporation provide that no stockholder shall be entitled as a matter of right to subscribe for any additional stock or other securities.

Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the Certificate of Incorporation. The Superior Certificate of Incorporation do not provide for any such preemptive rights.

Certain Business Combination Restrictions

Nevada law prohibits certain business combinations between a corporation and an “interested stockholder” (one beneficially holding, directly or indirectly, at least 10% of the outstanding voting stock) for three years after such person became an interested stockholder unless such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the board of directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder.

Nevada law will permit, however, business combinations that meet all requirements of the corporation’s articles of incorporation and either: (i) are approved by the board of directors before the interested stockholder became an interested stockholder (or as to which the purchase of shares made by the interested stockholder had been approved by the board of directors before the date of purchase), (ii) are approved by the affirmative vote of the holders of stock representing a majority of the voting stock (excluding voting stock of the interested stockholder and its affiliates and associates) at a meeting called for such purpose no earlier than three years after the interested stockholder became an interested stockholder, or (iii) the form and amount of consideration to be received by stockholders (excluding the interested stockholder) of the corporation satisfies certain tests and, with limited exceptions, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation after becoming an interested stockholder and before the business combination is consummated.

A corporation may expressly exclude itself from application of the foregoing business combination provisions of Nevada law, but DGSE has not done so.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, for three years after the person or entity becomes an interested stockholder, unless (i) prior to the time that the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted the stockholder becoming an interested stockholder;
(ii) after completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including: (a) shares held by directors who are also officers and (b) shares granted under certain employee benefit plans; or (iii) after the stockholder becomes an interested stockholder, the business combination is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder. A Delaware corporation may elect in its Certificate of Incorporation not to be governed by Section 203. The Superior Certificate of Incorporation, however, does not contain such an opt-out provision.

DGSE	Superior

Vote on Extraordinary Corporate Transactions

Nevada law limits the acquisition of a “controlling interest” in a Nevada corporation. An acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares.

Under Nevada law, a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (1) one-fifth (1/5) or more but less than one-third (1/3), (2) one-third (1/3) or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. “Control shares” are those outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition and acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person.

The control share provisions do not apply if the corporation opts out of such provisions in the Articles of Incorporation or Bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person. DGSE has not opted out of the control share acquisition statute.

Under Nevada law, unless the Articles of Incorporation or the board of directors require a greater vote, Nevada law generally requires the affirmative vote of the holders of a majority of the outstanding shares in each class entitled to vote to approve a merger. The DGSE Articles and Bylaws do not contain any specific provisions relating to stockholders approval of mergers.

Under Delaware law, unless otherwise provided in the Certificate of Incorporation, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or a consolidation of the corporation with another corporation requires the affirmative vote of a majority of the board of directors (except in certain limited circumstances) and, with certain exceptions, the affirmative vote of a majority of the outstanding shares entitled to vote on the matter.

Furthermore, under Delaware law, unless otherwise provided in the corporation’s Certificate of Incorporation, approval of the stockholders of a surviving corporation in a merger is not required if:
(i) the agreement of merger does not amend in any respect the Certificate of Incorporation of the surviving corporation; (ii) the shares outstanding immediately before the effectiveness of the merger are not changed by the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into this stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the merger.

DGSE	Superior

Interested Party Transactions

Under Nevada law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, is not void or voidable solely for that reason, or solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if the director’s or officer’s interest in the contract or transaction is known to the board of directors or stockholders, and the contract or transaction is fair to the corporation at the time it is authorized or approved.

Under Delaware law, no contract or transaction that is between a corporation and one or more of its directors or officers, between a corporation and another corporation in which one or more of the corporation’s directors or officers are directors or officers, or between a corporation and another corporation in which one or more of the corporation’s directors or officers has a financial interest is void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee that authorizes the contract or transaction, or solely because the director’s or officer’s vote was counted for this purpose, if one or more of the following is true: (i) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the board of directors or a committee of the board of directors, and the board of directors or the committee in good faith authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even though these directors are less than a quorum); (ii) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the stockholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or (iii) the contract or transaction is fair to the corporation as of the time it was authorized, approved or ratified.

DGSE	Superior

Inspection of Books and Records

Under Nevada law, any person who has been a stockholder of record of a Nevada corporation for at least six months immediately preceding a demand, or any person holding or authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days’ written demand is entitled to inspect the copy certified by the secretary of state of its articles of incorporation, and all amendments thereto; a copy certified by an officer of the corporation of its bylaws and all amendments thereto; and a stock ledger, revised annually, containing the names of all persons who are stockholders, places of residence, and number of shares held by them respectively. The inspection rights authorized by this provision of the Nevada Revised Statutes may be denied to a stockholder upon the stockholder’s refusal to furnish to the corporation an affidavit that the inspection is not desired for any other purpose other than the business of the corporation. In addition, any stockholder of a Nevada corporation owning not less than 15 percent of all issued and outstanding shares, or who has been authorized in writing by the holders of at least 15 percent of all its issued and outstanding shares, upon at least five days written demand, is entitled to inspect the books of account and all financial records of the corporation, to make extracts therefrom, and to conduct an audit of such records. This right may not be limited in the articles or bylaws of any corporation but may be denied to any stockholder upon the stockholder’s refusal to furnish the corporation an affidavit that such inspection, extracts or audit is not desired for any purpose not related to the stockholder’s interest in the corporation as a stockholder. However, the right to inspect and audit financial records does not apply to any corporation listed and traded on any recognized stock exchange or to any corporation that furnishes to its stockholders a detailed, annual financial statement.

Under Delaware law, any stockholder is entitled to inspect and copy books and records, including the corporation’s stock ledger and a list of its stockholders, as long as the inspection is for a proper purpose and during the usual hours of business, and the demand is made in writing and under oath.

INFORMATION REGARDING DGSE COMPANIES, INC.

DESCRIPTION OF DGSE CAPITAL STOCK

The following is a summary of the rights of DGSE common stock and related provisions of DGSE’s articles of incorporation and bylaws. This summary is not complete. For more detailed information, please see DGSE’s articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.

Pursuant to DGSE’s articles of incorporation, DGSE’s authorized capital stock consists of 10,000,000 shares of common stock, par value $0.01 per share. DGSE’s proposal no. 2 in this joint proxy statement/prospectus would increase the number of authorized shares of capital stock to 30,000,000 shares of common stock, par value $0.01 per share.

As of April [●], 2007, 4,913,290 shares of DGSE common stock were issued and outstanding.

Dividend Rights. The holders of outstanding shares of DGSE common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as DGSE’s board of directors may from time to time determine. To date, DGSE has not paid any cash dividends.

Voting Rights. Each holder of shares of DGSE common stock is entitled to one vote for each share held on all matters submitted to a vote of DGSE stockholders. Pursuant to the requirements of the Nevada Private Corporations Law and DGSE’s bylaws, the holders of DGSE common stock may cumulate their votes for the election of directors of DGSE if any stockholder gives notice, at the annual meeting prior to voting, of his or her intention to cumulate his or her votes.

No Preemptive or Similar Rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions. Upon a liquidation, dissolution or winding-up of DGSE, the assets legally available for distribution to stockholders are distributable ratably among the holders of the DGSE common stock outstanding at that time.

Amendment of Bylaws. The DGSE stockholders have the right to adopt, amend or repeal the DGSE bylaws. Subject to this right of the DGSE stockholders, the DGSE board of directors may adopt, amend or repeal the bylaws, other than to change the authorized number of directors.

Anti-Takeover Provisions

See the section entitled “Comparison of Rights of DGSE Stockholders and Superior Stockholders” beginning on page 92 for a discussion of provisions contained in DGSE’s articles of incorporation, bylaws and Nevada law that may delay, defer or discourage another party from acquiring control of DGSE.

Transfer Agent

The transfer agent for DGSE common stock is Registrar & Transfer Company.

Listing

DGSE common stock is quoted on the Nasdaq Capital Market under the symbol “DGSE”.

INFORMATION REGARDING DGSE’S BUSINESS

DGSE sells jewelry, bullion products and rare coins to both retail and wholesale customers throughout the United States and makes collateralized loans to individuals. DGSE’s products are marketed through its facilities in Dallas and Carrollton, Texas and Mt. Pleasant, South Carolina and through its internet web sites DGSE.com; USBullionExchange.com; and FairchildWatches.com.

DGSE operates three internet sites on the World Wide Web. Through DGSE.com, DGSE operates a virtual store and a real-time auction of its jewelry products. DGSE and its customers buy and sell items of jewelry and are free to set prices in an interactive market. DGSE also offers customers the key unlimited trading power to buy and sell precious metal assets. Customers have access to DGSE’s competitive two-way markets in all of the most popularly traded precious metal products as well as current quotations for precious metals prices on its internet site USBullionExchange.com. FairchildWatches.com provides wholesale customers a virtual catalog of DGSE’s fine watch inventory. Over 7,500 items are available for sale on DGSE’s internet sites, including $2,000,000 in diamonds.

DGSE’s wholly-owned subsidiary, National Pawn, formerly Jewelry Exchange, Inc. (“NJE”), operates a pawn shop in Dallas, Texas. DGSE has focused the operations of the pawn location on sales and pawn loans of jewelry products.

In January 2005, DGSE began offering unsecured payday loans through its wholly-owned subsidiary American Pay Day Centers, Inc., which operates three locations in New Mexico.

In July 2004, DGSE sold the goodwill and trade name of Silverman Consultants, Inc. for $150,000 in cash and a non-interest bearing note with a discounted value of $203,100.

Products and Services

DGSE’s jewelry operations include sales to both wholesale and retail customers. DGSE sells finished jewelry, gem stones, and findings (gold jewelry components) and makes custom jewelry to order. Jewelry inventory is readily available from wholesalers throughout the United States. In addition, DGSE purchases inventory from pawn shops and individuals. Jewelry repair is also available to DGSE’s customers in its Dallas, Texas and Mt. Pleasant, South Carolina locations.

DGSE’s bullion and rare coin trading operations buy and sell all forms of precious metals products, including United States and other government coins, medallions, art bars and trade unit bars.

Bullion and rare coin products are purchased and sold based on current market price. The availability of precious metal products is a function of price as virtually all bullion items are actively traded. Precious metals sales amounted to 36.9% of total revenues for 2006, 30.0% in 2005 and 26.4% in 2004.

During December 2000 DGSE opened a new jewelry super store located in Mt. Pleasant, South Carolina. The store operates through a wholly-owned subsidiary, Charleston Gold and Diamond Exchange, Inc. (“CGDE”). CGDE operates in a leased facility located in Mt. Pleasant, South Carolina.

DGSE make pawn loans through DGSE’s headquarter facility and through DGSE’s National Jewelry Exchange, Inc. subsidiary. Pawn loans, which we refer to as loans, are made on the pledge of tangible personal property, primarily jewelry, for one month with an automatic sixty-day extension period, which we refer to as the loan term. Pawn service charges are recorded on a constant yield basis over the loan term. If the loan is not repaid, the principal amount loaned plus accrued pawn service charges become the carrying value of the forfeited collateral and are transferred to inventory.

In January 2005, DGSE began offering unsecured payday loans through DGSE’s wholly-owned subsidiary, American Pay Day Centers, Inc. Payday loans are made based on a limited review of several factors, including a customer’s employment and check-writing history, and generally are made for periods of less than 30 days, averaging about 14 days. The services charge for these loans ranges between $15 and $25 per $100 loaned. DGSE currently operates three Mono-line payday loan stores in New Mexico.

DGSE’s primary presence on the internet is through its website DGSE.com. This web site serves as a corporate information site, a retail store where DGSE sell DGSE’s products and an auction site for jewelry and other products. The internet store functions as a CyberCash™ authorized site which allows customers to purchase products automatically and securely on line. Auctions close at least five times per week.

DGSE’s internet activities also includes a web site, USBullionExchange.com, which allows customers unlimited access to current quotations for prices on approximately 200 precious metals, coins and other bullion related products. In March 2005 this web site was significantly expanded to allow customers to enter immediate real-time buy and sell orders in dozens of precious metal products. This newly redesigned functionality allows DGSE’s customers to fix prices in real time and to manage their precious metals portfolios in a comprehensive way.

DGSE also offer wholesale customers a virtual catalog of DGSE’s fine watch inventory through its web site Fairchildwatches.com.

DGSE did not have any customer or supplier that accounted for more than 10% of total sales or purchases during its fiscal year 2006, 2005 or 2004.

Sales and Marketing

All of DGSE’s activities rely heavily on local television, radio and print media advertising. Marketing activities emphasize DGSE’s broad and unusual array of products and services and the attractiveness of its pricing and service.

DGSE markets its bullion and rare coin trading services through a combination of advertising in national coin publications, local print media, coin and bullion wire services and DGSE’s internet web site. Trades are primarily with coin and bullion dealers on a “cash on confirmation” basis, which is prevalent in the industry. Cash on confirmation means that once credit is approved, the buyer remits funds by mail or wire concurrently with the mailing of the precious metals. Customer orders for bullion or rare coin trades are customarily delivered within three days of the order or upon clearance of funds, depending on the customer’s credit standing. Consequently, there was no significant backlog for bullion orders as of December 31, 2006, 2005 or 2004. DGSE’s backlogs for fabricated jewelry products were also not significant as of December 31, 2006, 2005 and 2004.

Seasonality

The retail and wholesale jewelry business is seasonal. DGSE realized 27.7%, 41.8% and 32.5% of DGSE’s annual sales in the fourth quarters of 2006, 2005 and 2004, respectively.

While DGSE’s bullion and rare coin business is not seasonal, management believes it is directly impacted by the perception of inflation trends. Historically, anticipation of increases in the rate of inflation has resulted in higher levels of interest in precious metals as well as higher prices for such metals. DGSE’s other business activities are not seasonal.

Competition

DGSE operate in a highly competitive industry where competition is based on a combination of price, service and product quality. DGSE’s jewelry and consumer loan activities compete with numerous other retail jewelers and consumer lenders in Dallas, Texas and Mt. Pleasant, South Carolina and the surrounding areas.

The bullion and rare coin industry in which DGSE competes is dominated by substantially larger enterprises which wholesale bullion, rare coin and other precious metal products.

DGSE attempts to compete in all of its activities by offering high quality products and services at prices below that of its competitors and by maintaining a staff of highly qualified employees.

Employees

As of December 31, 2006, DGSE employed 50 individuals, all of whom were full-time employees.

Available Information

DGSE’s website is located at www.dgse.com. Through this website, DGSE make available free of charge all of its Securities and Exchange Commission filings. In addition, a complete copy of DGSE’s Code of Ethics is available through this website.

Properties

DGSE owns a 6,000 square foot building in Dallas, Texas which houses retail and wholesale jewelry, consumer lending, bullion and rare coin trading operations and DGSE’s principal executive offices. The land and building are subject to a mortgage maturing in January 2014, with a balance outstanding of approximately $427,756 as of December 31, 2006.  DGSE also leases 2,000 square feet of space in an office complex next to its headquarters in

Dallas, Texas. The lease expires on November 30, 2008 and requires monthly lease payments in the amount of $2,707.

At December 31, 2006 DGSE was leasing a 3,600 square foot facility in Carrollton, Texas which housed National Jewelry Exchange. The lease was due to expire on July 31, 2007 and requires monthly lease payments in the amount of $2,452. In January 2007, DGSE renamed and relocated DGSE’s pawn location. National Pawn, the new name of DGSE’s pawn store, is now located in Dallas, Texas. The new facility is a 4,700 square foot facility and it requires monthly lease payments in the amount of $6,552. The current lease is due to expire on December 31, 2009.

CGDE operates in a leased 22,000 square foot facility in Mt. Pleasant, South Carolina. The lease expires in June 2010 and requires monthly lease payments in the amount of $4,575.

American Pay Day Centers operates in three leased facilities averaging 800 square feet in Albuquerque, New Mexico. The leases expire on February 28, 2007, September 28, 2008 and October 31, 2007 and require monthly lease payments in the amount of $1,300, $1,400 and $1,000, respectively.

DGSE also maintain a resident agent office in Nevada at the office of its Nevada counsel, McDonald, Carano, Wilson, McClure, Bergin, Frankovitch and Hicks, 241 Ridge Street, Reno, Nevada 89505.

Legal Proceedings

DGSE is not a party to any material pending legal proceedings which are expected to have a material adverse effect on it and none of its property is the subject of any material pending legal proceedings.

Financial Information About Segments

Financial information about DGSE’s business segments can be found under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DGSE — General” beginning on page 105.

Financial Information About Geographic Areas

Primarily all of DGSE’s revenues from external customers currently are attributed to DGSE’s domestic operations, and primarily all of DGSE’s long-lived tangible assets currently are maintained in the United States.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS — DGSE

Market Information

On June 29, 1999 DGSE’s Common Stock began trading on the NASDAQ SmallCap Market (now the Nasdaq Capital Market) under the symbol “DGSE”. Previously, DGSE’s Common Stock was traded on the American Stock Exchange (“ASE”) pursuant to its “Emerging Companies” listing program under the symbol “DLS.EC”. The following table sets forth for the period indicated, the per share high and low bid quotations as reported by NASDAQ for the common stock.

The following quotations reflect inter-dealer prices without retail mark-ups, mark-downs or commissions and may not reflect actual transactions. High and low bid quotations for the last two years and interim quarterly periods were:

	2007		2006		2005
Quarter	High	Low	High	Low	High	Low

First	2.98	2.38	2.49	1.50	3.05	2.21
Second	—	—	2.85	2.09	3.15	2.08
Third	—	—	3.34	1.95	2.78	2.18
Fourth	—	—	4.48	2.10	3.38	1.99

On April [●], 2007, the closing sales price for DGSE’s common stock was $[●] per share.

Holders

On April 6, 2007, DGSE had [●] stockholders of record. Within the holders of record of DGSE’s common stock are depositories such as Cede & Co. that hold shares of stock for brokerage firms which, in turn, hold shares of stock for beneficial owners.

The combination is expected to result in the issuance of approximately 3.7 million shares of DGSE’s common stock to the Superior stockholders. This corresponds to approximately 73% of DGSE’s currently outstanding shares of common stock. In addition, the combination is expected to result in the issuance of options to acquire 98,112 shares of DGSE’s common stock to the Superior option holders and warrants to acquire 1,708,634 shares of DGSE’s common stock to SIBL and its designees. The table in the section entitled “Ownership Of DGSE Capital Stock” beginning on page 114 indicates the potential effect of the combination on the stockholdings in the combined company of DGSE’s officers, directors and nominees.

Dividends

During the past three years, DGSE has not declared any dividends with respect to its common stock. DGSE intends to retain all earnings to finance future growth; accordingly, it is not anticipated that cash dividends will be paid to holders of common stock in the foreseeable future. DGSE’s primary credit facility prohibits DGSE from declaring or paying any dividends on its common stock so long as the credit facility is in place or any amounts are owed to the lender.

Securities Authorized for Issuance Under Equity Compensation Plans

DGSE has granted options to certain officers, directors and key employees to purchase shares of DGSE’s common stock. Each option vests according to a schedule designed by the board of directors of DGSE, not to exceed three years. Each option expires 180 days from the date of termination of the employee or director. The exercise price of each option is equal to the market value of DGSE’s common stock on the date of grant. These option plans have been approved by DGSE’s stockholders.

The following table summarizes options outstanding as of December 31, 2006:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance

Equity compensation plan approved by stockholders	1,403,134	$2.10	264,336

Equity compensation plan not approved by stockholders	—	—	—

Total	1,403,134	$2.10	264,336

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE OF DGSE

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DGSE

General

DGSE’s bullion trading operation has the ability to significantly increase or decrease sales by adjusting the “spread” or gross profit margin added to bullion products. In addition, economic factors such as inflation and interest rates as well as political uncertainty are major factors affecting both bullion sales volume and gross profit margins. Historically, DGSE has earned gross profit margins of from 2.0% to 3.0% on DGSE’s bullion trading operations compared to 29.0% to 32.0% on the sale of jewelry products.

Marketable equity securities have been categorized as available-for-sale and are carried at fair value. Unrealized gains and losses for available-for-sale securities are included as a component of shareholders’ equity net of tax until realized. Realized gains and losses on the sale of securities are based on the specific identification method.

During 2004, DGSE sold the operations of Silverman Consultants, Inc. As a result, operating results from this subsidiary has been reclassified to discontinued operations for all periods presented. As of December 31, 2004, there were no operating assets to be disposed of or liabilities to be paid in completing the disposition of these operations.

Segment Information

Management identifies reportable segments by product or service offered. Each segment is managed separately. Corporate and other includes certain general and administrative expenses not allocated to segments, pay day lending and pawn operations. DGSE’s operations by segment for the years ended December 31 were as follows:

	Retail Jewelry	Wholesale Jewelry	Bullion	Rare Coins	Discontinued Operations	Corporate and Other	Consolidated
	(amounts in thousands)
Revenues
2006	$16,519	$5,997	$16,252	$4,697	$—	$618	$44,083
2005	14,917	4,781	10,688	4,575	—	679	35,640
2004	14,601	4,451	7,482	1,574	—	534	28,642

Net income (loss)
2006	143	270	148	101	—	(51)	611
2005	195	250	79	267	—	(306)	485
2004	267	266	63	92	(249)	(88)	351

Identifiable assets
2006	10,020	1,940	114	235	—	837	13,146
2005	9,015	1,733	209	203	—	670	11,830
2004	7,519	1,679	117	158	7	802	10,282

Capital Expenditures
2006	11	—	—	—	—	31	42
2005	202	—	—	—	—	83	285
2004	85	—	—	—	1	7	92

Depreciation and Amortization
2006	107	—	—	—	—	32	139
2005	107	10	—	—	—	25	142
2004	92	22	—	—	25	9	148

Recent Developments

On January 6, 2007, DGSE entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, with Superior Galleries, Inc., a Delaware corporation, DGSE Merger Corp., a wholly-owned subsidiary of DGSE’s company which we refer to as DGSE’s merger subsidiary, and Stanford International Bank Ltd., which we refer to as SIBL and which is Superior’s largest stockholder and principal lender, as stockholder agent. The merger agreement materially amends the original Agreement and Plan of Merger and Reorganization the parties entered into on July 12, 2006. Pursuant to the terms and subject to the conditions of the merger agreement, DGSE will acquire Superior though the merger of Superior with DGSE’s merger subsidiary. At the effective time of the merger, DGSE will issue approximately 3.6 million shares of DGSE common stock to the holders of Superior common stock, using an exchange ratio of 0.2731 shares of DGSE common stock for each outstanding share of Superior common stock, subject to a limited escrow, and Superior will become DGSE’s wholly-owned subsidiary. DGSE will also assume a number of options (including options granted to Superior employees, officers and directors pursuant to Superior’s stock option plans) disclosed by Superior in connection with the merger. Each outstanding share of DGSE’s common stock will remain unchanged in the merger.

One condition to the closing of the merger is SIBL’s conversion of approximately $8.4 million in Superior debt into approximately 5 million shares of Superior common stock, at a conversion ratio of $1.70 per share. In consideration of this exchange of debt and an $11.5 million increase in the SIBL credit facility, which will be available to Superior and in part to DGSE, at the closing of the merger, DGSE will issue seven-year warrants to SIBL and its designees entitling the holders thereof to purchase 845,634 shares of DGSE’s common stock at an exercise price of $1.89 per share, and 863,000 shares of DGSE’s common stock at an exercise price of their par value of $0.01 per share.

DGSE and Superior have made customary representations, warranties and covenants in the merger agreement, including, among others, covenants (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or provide information in connection with alternative business combination transactions, (ii) to cause stockholder meetings to be held to consider approval of the merger agreement, and (iii) subject to certain exceptions, for DGSE’s and Superior’s board of directors to recommend adoption of the merger agreement to their respective stockholders.

Consummation of the merger is subject to numerous closing conditions, including stockholder approval of the merger agreement by DGSE’s and Superior’s stockholders; approval by DGSE’s stockholders of an increase in the number of authorized shares of DGSE’s common stock; absence of governmental restraints; effectiveness of DGSE’s registration statement on Form S-4, File No. 333-140890, which DGSE filed with the SEC on February 26, 2007, registering the shares of DGSE’s common stock to be issued to Superior stockholders; the exchange by SIBL of approximately $8.4 million in debt for shares of Superior common stock; the effectiveness of a corporate governance agreement relating to the nomination of DGSE’s directors after the merger; and the provision by SIBL or one of its affiliates of a new secured credit facility of $11.5 million to Superior. The merger agreement allows DGSE or Superior to terminate the merger agreement upon the occurrence (or non-occurrence) of certain events.

In connection with the closing, SIBL and Dr. Smith, DGSE’s chairman and chief executive officer, are expected to enter into a corporate governance agreement with DGSE. Pursuant to this agreement, for so long as SIBL and its affiliates beneficially own at least 15% of DGSE’s outstanding common shares, SIBL will have the right to nominate two independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) to DGSE’s board; for so long as Dr. Smith and his affiliates and immediate family beneficially own at least 10% of DGSE’s outstanding common shares, Dr. Smith will have the right to nominate two independent directors (as so defined) to DGSE’s board; for so long as Dr. Smith is DGSE’s executive officer, he will have the right to be nominated to DGSE’s board; and for so long as William H. Oyster is DGSE’s executive officer, he will have the right to be nominated to DGSE’s board. The DGSE board will consist of seven members.

Upon consummation of the merger, SIBL will own approximately 29 percent of the outstanding shares of DGSE (and will beneficially own approximately 28 percent on a fully diluted basis); all pre-merger Superior stockholders will own approximately 43 percent of the outstanding shares of DGSE (and will beneficially own approximately 39 percent on a fully diluted basis); and Dr. L.S. Smith, DGSE’s chairman and chief executive officer, will own approximately 26 percent of the outstanding shares of DGSE (and will beneficially own approximately 26 percent on a fully-diluted basis).

In connection with the parties entering into the merger agreement, DGSE’s merger subsidiary entered into a management agreement with Superior. Pursuant to this agreement, DGSE’s merger subsidiary has been providing the senior management to Superior since January 6, 2007, and will continue to provide these services until the consummation of the merger or the earlier termination of the merger agreement. In particular, Mr. Oyster has been appointed a director interim chief executive officer of Superior, Mr. Williamson has been appointed a director and interim chief operating officer of Superior, and Mr. Benson has been appointed a director and vice president, finance and interim chief financial officer of Superior.  All three officers manage Superior on a part-time basis pursuant to the management agreement, while continuing to provide services to DGSE as part of DGSE’s senior management. Superior is paying DGSE a monthly fee of $50,000, plus DGSE’s expenses, for these services.

In connection with the merger agreement, Dr. L.S. Smith, DGSE’s chairman and chief executive officer and DGSE’s largest stockholder, entered into a support agreement with DGSE and Superior, pursuant to which Dr. Smith agreed to vote all of his shares of DGSE’s common stock in favor of the merger and related transactions, and against any proposal or action that could reasonably be expected to delay, impede or interfere with the approval of the merger or any related transaction. Dr. Smith has the power to vote approximately 52% of DGSE’s outstanding shares, which represents sufficient shares to approve the acquisition and related stockholder matters. SIBL and

Superior have entered into a corresponding support agreement with DGSE, pursuant to which SIBL and some individual stockholders of Superior have agreed to vote all of their shares of Superior common stock in favor of the merger and related transactions, and against any proposal or action that could reasonably be expected to delay, impede or interfere with the approval of the merger or any related transaction. These stockholders own approximately 76% of Superior’s outstanding shares, which represents sufficient shares to approve the merger and possible adjournment of the special meeting.

DGSE expects the acquisition to close in the second quarter of its fiscal year 2007, subject to the satisfaction or waiver of the various closing conditions in the merger agreement.

Results of Operations

Comparison of the Years Ended December 31, 2006 and 2005

Revenues increased by $8,443,335, or 23.7%, in 2006. This increase was primarily the result of a $5,564,000, or 53.6%, increase in the sale of precious metals products, a $1,670,000, or 11.2%, increase in retail jewelry sales, and a $1,113,000, or 23.3%, increase in wholesale jewelry sales. These increases were the result of a nation-wide improvement in the retail environment, a 23.0% price increase in gold products and a 5% price increase in diamonds and other jewelry products. Pawn and pay day loan service fees increased by $94,000 in 2006 due to increased loans in the three pay day loan stores opened in 2005. Cost of goods as a percentage of sales increased from 82.4% in 2005 to 84.4% in 2006 and gross margins decreased from 17.6% in 2005 to 15.6% in 2006. These changes were due to the increase in the precious metals sales volume as a percentage of total sales and the increase in the cost of gold products.

Selling, general and administrative expenses increased by $420,683, or 7.9%. This increase was primarily due to an increase in staff ($294,927) and higher advertising cost ($130,944). The increase in staff was necessary to maintain a high level of customer service as sales increased. The increase in advertising was necessary in order to attract new customers in DGSE’s local markets. Interest expense increased $117,525 due to an increase in debt outstanding during the year and higher interest rates.

Historically, changes in the market prices of precious metals have had a significant impact on both revenues and cost of sales in the rare coin and precious metals segments in which DGSE operates. It is expected that due to the commodity nature of these products, future price changes for precious metals will continue to be indicative of DGSE’s performance in these business segments. Changes in sales and cost of sales in the retail and wholesale jewelry segments are primarily influenced by the national economic environment. It is expected that this trend will continue in the future due to the nature of these products.

Marketable equity securities are comprised of investments in three small companies with thinly traded securities and low market prices. These investments have been categorized as available-for-sale and are carried at fair value. Unrealized gains and losses for available-for-sale securities are included as a component of shareholders’ equity net of tax until realized. Realized gains and losses on the sale of securities are based on the specific identification method. During 2003, DGSE determined that the decline in the market value of DGSE’s investments in these securities was other than temporary, and as a result these investments were written-down to their fair value. This write-down resulted in a charge to 2003 earnings in the amount of $1,134,950, net of income tax benefits. This determination was based on the length of time during which the trading range of these securities was below their cost. During the reporting period, these securities traded at prices which were both higher and lower than the closing market prices. As a result, management determined that the decline in value as of December 31, 2006 was temporary. This determination was based on the conclusion that the quoted market prices for these investments provide the most reliable measure of their respective values.

Comparison of the Years Ended December 31, 2005 and 2004

Revenues increased by $6,998,000 (24.4%) in 2005. This increase was primarily the result of a $3,206,000 (42.8%) increase in the sale of precious metals products, a $316,000 (2.1%) increase in retail jewelry sales, a $330,000 (7.4%) increase in wholesale jewelry sales and a $3,001,000 (190.6%) increase in the sale of rare coin products. These increases were the result of a nation-wide improvement in the retail environment, a 20.0% price increase in gold products and a 5% price increase in diamonds and other jewelry products. Pawn and pay day loan service fees increased by $64,000 in 2005 due to the opening of three pay day loan stores during the year. Cost of goods as a percentage of sales increased from 80.1% in 2004 to 82.4% in 2005 and gross margins decreased from

19.9% in 2004 to 17.6% in 2005. These changes were due to the increase in the precious metals sales volume as a percentage of total sales and the increase in the cost of gold products.

Selling, general and administrative expenses increased by $652,000 or 13.9%. This increase was primarily due to an increase in staff ($373,000), higher advertising cost ($85,000) and the opening of three pay day loan stores ($194,000). The increase in staff was necessary to maintain a high level of customer service as sales increased. The increase in advertising was necessary in order to attract new customers in DGSE’s local markets. Interest expense increased $48,000 due to an increase in debt outstanding during the year and higher interest rates.

Historically, changes in the market prices of precious metals have had a significant impact on both revenues and cost of sales in the rare coin and precious metals segments in which DGSE operates. It is expected that due to the commodity nature of these products, future price changes for precious metals will continue to be indicative of DGSE’s performance in these business segments. Changes in sales and cost of sales in the retail and wholesale jewelry segments are primarily influenced by the national economic environment. It is expected that this trend will continue in the future due to the nature of these product.

Marketable equity securities are comprised of investments in three small companies with thinly traded securities and low market prices. These investments have been categorized as available-for-sale and are carried at fair value. Unrealized gains and losses for available-for-sale securities are included as a component of shareholders’ equity net of tax until realized. Realized gains and losses on the sale of securities are based on the specific identification method. During 2003 management determined that the decline in the market value of its investments in these securities was other than temporary, and as a result these investments were written-down to their fair value. This write-down resulted in a charge to 2003 earnings in the amount of $1,134,950, net of income tax benefits. This determination was based on the length of time during which the trading range of these securities was below their cost. During 2005 these securities traded at prices which were both higher and lower than the closing market prices at December 31, 2005. As a result, management determined that the decline in value as of December 31, 2005 was temporary. This determination was based on the conclusion that the quoted market prices for these investments provides the most reliable measure of their respective values.

During 2004 DGSE sold the goodwill ($314,003) and trade name of Silverman Consultants, Inc. The sale of this goodwill resulted in a gain on the disposal of this reporting unit in the amount of $39,098. This gain is included in the caption (Other income) in the consolidated statements of operations for the year ended December 31, 2004.

Loss from discontinued operations during 2004 and 2003 in the amounts of $248,890 and $117,097 net of income taxes is the combined results of operations of three subsidiaries of DGSE. DLS Financial Services, Inc. which offered financial consulting services, and eye media, inc. which offered internet software, have not solicited or received any new clients during the past two years and do not anticipate doing so in the future. Silverman Consultants, Inc., which offered consulting liquidation services, was sold in July 2004.

Liquidity and Capital Resources

DGSE’s short-term debt, including current maturities of long-term debt, totaled $442,981 as of December 31, 2006. During December 2005 DGSE re-financed DGSE’s outstanding bank debt. This credit facility in the amount of $4,000,000 extended the maturity of DGSE’s bank debt to January 12, 2008.

DGSE expects capital expenditures to total approximately $150,000 during 2007. It is anticipated that these expenditures will be funded from working capital and DGSE’s credit facility. As of December 31, 2006 there were no commitments outstanding for capital expenditures.

In the event of significant growth in retail and or wholesale jewelry sales, the demand for additional working capital will expand due to a related need to stock additional jewelry inventory and increases in wholesale accounts receivable. Historically, vendors have offered DGSE extended payment terms to finance the need for jewelry inventory growth and DGSE believes that they will continue to do so in the future. Any significant increase in wholesale accounts receivable will be financed under DGSE’s bank credit facility.

DGSE’s ability to finance DGSE’s operations and working capital needs are dependent upon DGSE’s ability to negotiate extended terms or refinance DGSE’s debt. DGSE has historically renewed, extended or replaced short-term debt as it matures and DGSE believes that it will be able to continue to do so in the near future.

From time to time, DGSE has adjusted its inventory levels to meet seasonal demand or in order to meet working capital requirements. DGSE is of the opinion that if additional working capital is required, additional loans can be obtained from individuals or from commercial banks. If necessary, inventory levels may be adjusted or a portion of DGSE’s investments in marketable securities may be liquidated in order to meet unforeseen working capital requirements.

On January 6, 2007, DGSE entered into an Amended and Restated Agreement and Plan of Merger and Reorganization with Superior Galleries, Inc. For further information please refer to the section entitled “DGSE Proposal No. 1 and Superior Proposal No. 1 – The Combination” beginning on page 39. As of December 31, 2006 DGSE has incurred $569,782 in legal and other costs related to this acquisition.

Critical Accounting Policies Involving Critical Estimates, Uncertainties or Assessments in DGSE’s Financial Statements

DGSE’s reported results are impacted by the application of certain accounting policies that require it to make subjective estimates or judgments. Changes in estimates and judgments could significantly affect DGSE’s results of operations, financial condition and cash flows in future years. DGSE believes that the following critical accounting policies are affected by significant judgments and estimates used in the preparation of its consolidated financial statements.

Goodwill

Goodwill was accounted for in accordance with APB 16 “Business Combinations” (ABP 16) for acquisitions and SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of” (SFAS 121) for the periodic evaluation of goodwill impairment. Purchase accounting required by APB 16 involved judgment with respect to the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. DGSE believes that the estimates that it has used to record prior acquisitions were reasonable and in accordance with APB 16.

Effective January 1, 2002, DGSE adopted Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, SFAS No. 142, Goodwill and Intangible Assets, and SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

SFAS No. 141, SFAS No. 142 and SFAS No. 144

Major provisions of theses statements and their effective dates are as follows:

•

intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights and are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability;

•

effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization;

•

effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually or whenever there is an impairment indicator; and

•

all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

DGSE assesses the impairment of investments and long-lived assets, which includes goodwill and property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include: (i) underperformance relative to expected historical or projected future operating results, (ii) changes in the manner of use of the assets or the strategy for DGSE’s overall business, and (iii) negative industry or economic trends.

When DGSE determines that the carrying value of goodwill and long-lived assets may not be recoverable, an impairment charge is recorded. Impairment is generally measured based on a projected discounted cash flow method using a discount rate determined by DGSE’s management to be commensurate with the risk inherent in DGSE’s current business model or prevailing market rates of investment securities, if available.

DGSE performs a goodwill impairment test at the reporting unit level annually or more frequently if events occur which indicate a potential reduction in the fair value of a reporting unit’s net assets below its carrying value. To perform the impairment test DGSE estimates the fair value of the reporting unit using the expected present value of corresponding future cash flows. Impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. As of December 31, 2006, DGSE performed its annual review for impairment of goodwill related to its Fairchild acquisition. DGSE concluded that there was no evidence of impairment related to the Goodwill for this reporting unit.

Goodwill consists of the following:

Wholesale Segment

Goodwill	$837,117

Stock-based Compensation

Prior to January 1, 2006, DGSE elected to follow Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for DGSE’s employee and director stock options, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Effective January 1, 2006, DGSE adopted the fair value recognition provision of SFAS No. 123 (revised 2004), Share-Based Payments, (SFAS No. 123(R)) for all share-based payment awards to employees and directors, including employee stock options. In addition, DGSE has applied the provisions of Staff Accounting Bulletin No. 107 (SAB No. 107), issued by the Securities and Exchange Commission, in DGSE’s adoption of SFAS No. 123(R).

DGSE adopted SFAS No. 123(R) using the modified-prospective-transition method. Under this transition method, stock-based compensation expense recognized after the effective date includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimate in accordance with the original provisions of SFAS No. 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimate in accordance with the provision of SFAS No. 123. Results from prior periods have not been restated and do not include the impact of SFAS No. 123(R). Stock-based compensation expense under SFAS No. 123(R) for the year ended December 31, 2006 was $0, relating to employee and director stock options and DGSE’s employee stock purchase plan. Stock-based compensation expense under the provision of APB No. 25 for the year ended December 31, 2006 was insignificant.

Stock-based compensation expense recognized each period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In DGSE’s pro forma disclosures required under SFAS No. 123 for periods prior to 2006, DGSE accounted for forfeitures as they occurred.

Upon adoption of SFAS No. 123(R), DGSE elected to use the Black-Scholes-Merton option-pricing formula to value share-based payments granted to employees subsequent to January 1, 2006 and elected to attribute the value of stock-based compensation to expense using the straight-line single option method. These methods were previously used for DGSE’s pro forma information required under SFAS No. 123.

On November 10, 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards”, which detailed an alternative transition method for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123(R). This alternative transition method included simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation and to determine the subsequent impact on the APIC pool and Consolidated Statement of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS No. 123(R). As all options outstanding have vested prior to December 31, 2005, DGSE has not recorded the tax effects of employee stock-based compensation and has made no adjustments to the APIC pool.

Prior to the adoption of SFAS No. 123(R) tax benefits of deductions resulting from the exercise of stock options were required to be presented as operating cash flows in the Consolidated Statement of Cash Flows. SFAS No. 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. As there have been no stock options exercised, DGSE has not reported these excess tax benefits as of December 31, 2006.

Effective January 1, 2006, DGSE adopted the fair value recognition provisions of SFAS No. 123(R) for all share based payment awards to employees and directors including employee stock options granted under its employee stock option plan. As all options outstanding have vested prior to December 31, 2005, no stock based compensation expense has been recorded as of December 31, 2006.

The following table presents the effect on net income and net income per share compared with pro forma information as if DGSE had adopted SFAS No. 123 for the periods ended December 31,

	Year Ended December 31,
	2006		2005	2004

Net earnings (loss), as reported		$611,245	$485,192	$350,829
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		N/A	(4,544)	N/A
Pro forma net income	$	N/A	$480,638	$350,829
Earnings per share:
Basic – as reported		$0.12	$0.10	$0.07
Basic – pro forma		$0.12	$0.10	$0.07
Diluted – as reported		$0.12	$0.10	$0.07
Diluted – pro forma		$0.12	$0.10	$0.07

Impairment of Investment Securities

Impairment of investment securities results in a charge to operations when a market decline below cost is other than temporary. DGSE regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds market value, the duration of that market decline and the financial health of and specific prospects for the issuer. DGSE’s investment securities amounted to approximately $57,879 as of December 31, 2006. Gross unrealized losses were $171,717 at December 31, 2006.

Inventory Obsolescence Accruals

Inventory obsolescence accruals may be required based on management’s estimation of obsolescence or unmarketable inventory, in order to write-down inventory to its estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, inventory write-downs may be required. No inventory write downs were required for the periods covered by this joint proxy statement/prospectus.

Contractual Cash Obligations

	Payments Due by Period
	Total	2006	2007-2008	2009-2010	Thereafter

Notes payable	$183,708	$183,708	$—	$—	$—
Long-term debt and capital leases	4,562,958	280,911	4,039,780	123,800	118,467
Federal income taxes	319,807	319,807	—	—	—
Operating leases	547,483	216,042	313,141	18,300	—
Total	$5,613,956	$1,000,468	$4,352,921	$142,100	$118,467

In addition, DGSE estimates that it will pay approximately $320,000 in interest during the next twelve months.

Significant Accounting Policies

DGSE’s significant accounting policies are summarized below and in the Notes to DGSE’s consolidated financial statements beginning on page F-9.

Inventory. Jewelry and other inventory is valued at lower-of-cost-or-market (specific identification). Bullion inventory is valued at lower-of-cost-or-market (average cost).

Accounts Receivable. DGSE records trade receivables when revenue is recognized. No product has been consigned to customers. DGSE’s allowance for doubtful accounts is primarily determined by review of specific trade receivables. Those accounts that are doubtful of collection are included in the allowance. These provisions are reviewed to determine the adequacy of the allowance for doubtful accounts. Trade receivables are charged off when there is certainty as to their being uncollectible. Trade receivables are considered delinquent when payment has not been made within contract terms.

Revenue Recognition. Sales revenue consists of direct sales to customers for jewelry, rare coins and bullion. Sales are recognized when title and risk of loss have passed to the customer, which is generally at the point-of-sale. Provisions for discounts and rebates to customers and returns, bad debts, and other adjustments are provided in the period the related sales are recorded.

Pawn loans, which we refer to as loans, are made with the collateral of tangible personal property for one month with an automatic 60-day extension period. Pawn service charges are recorded at the time of redemption at the greater of $15 or the actual interest accrued to date. If the loan is not repaid, the principal amount loaned plus accrued interest (or the fair value of the collateral, if lower) becomes the carrying value of the forfeited collateral (“inventories”) which is recovered through sales to customers.

Effect of New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS 157 are effective as of the beginning of DGSE’s 2008 fiscal year. DGSE is currently evaluating the impact of adopting SFAS 157; however, DGSE does not believe it will have a material effect on DGSE’s financial statements or financial condition.

On July 13, 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies Statement 109, Accounting for Income Taxes, to indicate the criteria that an individual tax position would have to meet for some or all of the benefit of that position to be recognized in an entity’s financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. DGSE is currently evaluating the requirements under FIN 48 and the effect, if any, that the adoption of FIN 48 will have on its consolidated financial statements, statement of cash flows or earnings per share.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF DGSE

The following discussion about DGSE’s market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. DGSE is exposed to market risk related to changes in interest rates, foreign currency exchange rates, and gold values. DGSE also is exposed to regulatory risk in relation to its payday loans. DGSE does not use derivative financial instruments.

DGSE’s earnings and financial position may be affected by changes in gold values and the resulting impact on pawn lending and jewelry sales. The proceeds of scrap sales and DGSE’s ability to liquidate excess jewelry inventory at an acceptable margin are dependent upon gold values. The impact on DGSE’s financial position and results of operations of a hypothetical change in gold values cannot be reasonably estimated.

OWNERSHIP OF DGSE CAPITAL STOCK

The following sets forth information as of March 31, 2007 with respect to DGSE’s common stock owned beneficially by DGSE directors, the individuals expected to join DGSE’s board of directors effective upon the consummation of the combination, the named executive officer in DGSE’s most recent Annual Report on Form 10-K (as amended), and by directors and officers as a group. The information contained herein has been obtained from DGSE’s records, from various filings made by the named individuals with the SEC, or from information furnished directly by the individual to DGSE:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)	Pro Forma Percent of Class(2)

Dr. L. S. Smith, Ph.D. Director, chairman and chief executive officer 519 Interstate 30, #243 Rockwall, Texas 75087	3,164,665	(3),(9)	54.95%	33.45%
William H. Oyster Director and president(4)	290,115	(5)	5.62%	3.27%
John Benson Chief financial officer(4)	161,500	(6)	3.19%	1.84%
S. Scott Williamson Executive vice president(4)	20,000	(7)	*	*
William P. Cordeiro Director 1340 E. Alosta #200 Glendora, CA 91740	27,500	(8)	*	*
Craig Alan-Lee Director 11230 Dilling Street North Hollywood, California 91602	325,000	(9),(10)	6.61%	3.77%
Alfred W. Slayton Director 3007 Washington Blvd., Suite 220 Marina Del Rey, CA 90292	8,200		*	*
David Rector Director nominee(10)	—	(11)	*	*
Mitchell T. Stoltz Director nominee(10)	—	(12)	*	*
Richard Matthew Gozia Director nominee 123 22nd Street S. La Crosse, Wisconsin 54601	—		*	*

All directors and officers as a group (10 individuals)	3,993,280	(13)	64.29%	40.29%

——————

(1)

Based upon information furnished to DGSE by the directors and executive officers or obtained from DGSE’s stock transfer books showing 4,913,290 shares of common stock outstanding as of February 5, 2007. DGSE is informed that these persons hold the sole voting and dispositive power with respect to the common stock except as otherwise stated in the footnotes below. For purposes of computing “beneficial ownership” and the percentage of outstanding common stock held by each person or group of persons named above as of January 31, 2007, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. A “*” indicates less than one percent.

(2)

Giving pro forma effect to the combination. The combination is expected to result in the issuance to Superior stockholders of approximately 3.7 million shares of DGSE common stock. A “*” indicates less than one percent.

(3)

Includes 577,777 and 267,857 shares currently exercisable under stock options with exercise prices of $2.25 and $1.12 per share, respectively, and 493,282 shares subject to proxies pursuant to which Dr. L.S. Smith holds sole voting power.

(4)

The address for Messrs. Oyster, Benson and Williamson is 2817 Forest Lane, Dallas, Texas  75234.

(5)

Includes 250,000 shares currently exercisable under stock options with an average exercise price of $2.23 per share. In addition, W.H. Oyster has granted Dr. L.S. Smith a proxy to vote 38,615 of his currently outstanding shares.

(6)

Includes 150,000 shares currently exercisable under stock options with an average exercise price of $2.02 per share. In addition, John Benson has granted Dr. L.S. Smith a proxy to vote his 11,500 shares currently outstanding.

(7)

Includes 20,000 shares currently exercisable under stock options with an exercise price of $2.43 per share.

(8)

Includes 22,500 shares currently exercisable under stock options with an exercise price of $2.47 per share and 5,000 shares owned by Bartik, Cordeiro & Associates, as to which Mr. Cordeiro has shared voting and investment powers.

(9)

Craig Alan-Lee has granted Dr. L.S. Smith a proxy to vote his 320,000 shares currently outstanding.

(10)

 The address for Messrs. Rector and Stoltz is 9478 West Olympic Blvd., Beverly Hills, California  90212.

(11)

 Mr. Rector holds stock options to acquire 30,000 shares of Superior common stock, which would be converted into stock options to acquire 8,193 shares of DGSE common stock upon completion of the combination.

(12)

 Mr. Stoltz holds stock options to acquire 10,000 shares of Superior common stock, which would be converted into stock options to acquire 2,371 shares of DGSE common stock upon completion of the combination.

(13)

 Includes 577,777, 267,857, 250,000, 150,000, 45,000, 10,000 and 20,000 shares currently exercisable under stock options with an exercise price or average price, as the case may be, of $2.25, $1.12, $2.23, $2.02, $2.47, $2.82 and $2.43, respectively, and 493,282 shares subject to proxies granting Dr. L.S. Smith sole voting powers.

MANAGEMENT OF DGSE AFTER THE COMBINATION

Information Regarding DGSE’s Directors and Executive Officers

The following are the current executive officers and directors of DGSE and their background and ages as of March 31, 2007.

Name	Age	Position	Year First Elected Director or Appointed Officer

Dr. L.S. Smith, Ph.D.(1)	60	Chairman of the board of directors, chief executive officer and secretary	1980
William H. Oyster(2)	54	Director, president and chief operating officer	1990
John Benson(3)	61	Chief financial officer	1992
S. Scott Williamson(4)	48	Executive vice president — consumer finance	2004
William P. Cordeiro(5)	62	Director	1999
Alfred W. Slayton(6)	70	Director	2007
Craig Alan-Lee(7)	49	Director	2004

——————

Business Experience During Last Five Years

(1)

Director, chairman, chief executive officer and secretary of DGSE since 1980.

(2)

Director, president and chief operating officer of DGSE since January 1990 and interim chief executive officer of Superior since January 6, 2007. Member of the board of directors of Superior since January 6, 2007.

(3)

Chief financial officer of DGSE since December 1992 and interim chief financial officer and interim vice president-finance of Superior since January 6, 2007. Member of the board of directors of Superior since January 6, 2007.

(4)

Executive vice president — consumer finance of DGSE and president of American Pay Day Centers, Inc., a DGSE subsidiary, since May 2004. Between 2002 and 2004, Mr. Williamson was president of Texas State

Credit Co., a finance company with 63 locations. From 2001 to 2002, Mr. Williamson was the chief financial officer for Westgate Fabrics, LLC, a distributor of decorative fabrics. Before that, Mr. Williamson was an executive vice president of operations for First Cash Financial Services, Inc., a national markets finance company. Member of the board of directors of Superior Galleries, Inc. since January 6, 2007.

(5)

Director and independent member and financial expert of the DGSE audit committee since June 1999. Director, Smith School of Business and Economics, California State University — Channel Islands since June 1990. Partner, Bartik, Cordeiro & Associates, Inc., a management consulting firm, since January 1990.

(6)

 Director and member of the Audit Committee of DGSE since March 28, 2007. Independent financial advisor for brokerage services, asset management, insurance and real estate finance brokerage through Grant Bettingen, Inc., a licensed NASD firm providing diversified investment banking and securities transaction services, and Wedbush Morgan Securities, a full-service investment banking and brokerage firm, since 1987.

(7)

Director and independent member of the DGSE audit committee since December 2004. Senior loan consultant with Castle Funding, Inc., a mortgage loan company, since November 1994.

The following information is also provided for Lawrence Fairbanks Abbott, Jr., who is expected to become an executive officer of the combined business, and Mitchell T. Stoltz, Richard Matthew Gozia and David Rector, each of whom is expected to join DGSE’s board of directors effective upon the consummation of the combination. In accordance with the merger agreement, Messrs. Stoltz, Gozia and Rector are being nominated to the board by SIBL. Mr. Abbot is expected to continue his current employment with Superior under the employment agreement now in effect.

Name	Age	Position	Year First Elected Director or Appointed Officer of Superior

Mitchell T. Stoltz(1)	53	Director of Superior	2005
Richard Matthew Gozia(2)	61	N.A.	N.A.
David Rector(3)	60	Director of Superior	2003
Lawrence Fairbanks Abbott, Jr.(4)	43	Executive vice president, Superior	2005

——————

Business Experience During Last Five Years

(1)

Director of Superior since December 2005 and director of NWS Illinois d/b/a Union Beverage/Hamburg Distribution since 1999. Independent consultant to the beverage distribution industry as well as other industries since January 2001.

(2)

Chief executive officer of Fenix Companies, a subsidiary of Union Pacific Corporation responsible for transportation-related software development and data management, since 2001. Director of ForeFront Holdings, Inc. (f/k/a Datrek Miller International, Inc.) since June 2005.

(3)

Principal of David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries, since 1985. President, chief executive officer and chief operating officer of Nanoscience Technologies, Inc., a development stage company engaged in the development and commercialization of DNA nanotechnology, from June 2004 to December 2006. Director of Senesco Technologies, Inc. since 2002.

(4)

Executive vice president of Superior since June 2005 and chief operating officer of Superior from January 2006 until January 2007. Executive vice president of Heritage Rare Coin Galleries, a privately-held rare coin dealer and auctioneers, from May 1999 to May 2005. Consultant to Divine Imaging Commodities, an MAS contractor reselling an array of office products and equipment to the Federal Government, since October 15, 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)

William P. Cordeiro	1,000	—	(1)	1,000
Craig Alan-Lee	1,000	—	(2)	1,000

——————

(1)

Mr. Cordeiro has been granted options to purchase 22,500 shares of DGSE’s common stock at an exercise price equal to the then fair market value of DGSE’s common stock.

(2)

Mr. Alan-Lee has been granted an option to purchase 5,000 shares of DGSE’s common stock at an exercise price equal to the then fair market value of DGSE’s common stock.

Directors who are also employees of DGSE do not receive any compensation for serving as a director or as a member of a committee of the board of directors. Directors who are not employees of DGSE receive a fee in the amount of $500 for each meeting of the board of directors and each committee meeting of the board of directors attended.

Director Independence

The rules of the Nasdaq Capital Market generally require listed companies to have a majority of on their board of directors qualify as “independent” under the Nasdaq Marketplace Rules. However, because our chairman and chief executive officer, Dr. L.S. Smith, has voting power over 2,539,031 shares of the Company’s common stock, or 51.7 percent of the voting power currently outstanding, we have elected to be treated as a “Controlled Company” under Rule 4350 of the Nasdaq Marketplace Rules. As a consequence, we are not required under the Nasdaq Marketplace Rules to have a majority of “independent” directors, nor to have a nominating or compensation committee of our board.

After review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, its senior management and its independent auditors, our board of directors has affirmatively determined that two of our five directors — Messrs. Cordeiro and Alan-Lee — are “independent” within the meaning of the applicable listing standards of the Nasdaq Capital Market.

Compensation Discussion and Analysis — DGSE

Overview

Because DGSE is a “controlled company” for purposes of the Nasdaq listing rules, we are not required to have, and do not have, a compensation committee. Instead, our board of directors has the overall responsibility for evaluating, approving, administering and interpreting our compensation and benefit policies affecting our executive officers, including:

•

the corporate goals and objectives relating to the overall compensation of executive officers,

•

the actual compensation of executive officers, including their annual base salaries and their annual incentive opportunities (which includes cash-based and equity-based compensation),

•

any employment agreements, severance arrangements and change in control agreements that affect elements of the executive officers’ compensation and benefits,

•

the supplemental compensation and benefits of executive officers, and

•

perquisites provided to executive officers both during and after employment with us.

Compensation Philosophy

Though our compensation philosophy is informal, we believe compensation should include a mixture of a competitive base salary, bonus incentives to encourage retention and reward individual responsibility and productivity, equity grants to align the interests of officers with those of our stockholders, and case-specific compensation plans to accommodate individual circumstances or non-recurring situations. Generally, we believe that overall executive compensation should be targeted near the mean of salaries for executives in similar positions with similar responsibilities at comparable companies. Our board of directors uses its judgment and experience and works closely with our executive officers to determine the appropriate mix of compensation for each individual.

Benchmarking

While we do not believe it is appropriate to establish compensation levels primarily based on benchmarking, we do believe that compensation practices at comparable companies serve as a useful metric for us to remain competitive in the marketplace. Therefore, we informally consider competitor market practices with respect to the salaries, bonuses, benefits and total compensation paid to our executive officers.

Elements of Compensation

Currently, our named executive officers’ compensation has three primary components – base compensation or salary, discretionary annual cash bonuses, and equity awards. In addition, we provide our executive officers with a variety of benefits that are generally available to all salaried employees.

We view the various components of compensation as related but distinct. Although our board of directors reviews each executive officers’ total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as to reward extraordinary performance and increased responsibility and commitment. Our board of directors has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Our annual process of determining overall compensation begins with recommendations made by Dr. Smith, our chairman, chief executive officer, and largest stockholder. In making his recommendation, Dr. Smith considers a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the individual’s long-term commitment to our company, and the scarcity of individuals with similar skills. Acting with the recommendation from Dr. Smith, our board of directors makes the final determination of compensation for our executive officers, including for Dr. Smith. In making compensation decisions, our management and board look at various metrics of our company’s performance, including gross revenues, the fair market value of our common stock, and operating earnings (such as EBIT, EBITDA and net earnings).

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of executive officers, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the mean of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, with the Board of Directors examining detailed compensation surveys in all markets in which we operate, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

In connection with the proposed acquisition by our company of Superior, our board of directors re-evaluated the appropriate base salaries of our executive officers in light of the increased size of the combined business and the increased responsibilities of our executive officers. Based on this analysis, the board of directors has agreed to increase the base salaries of our executive officers effective upon the completion of the acquisition, as more fully discussed in the section entitled “Post-Combination Employment Agreements” beginning on page 76.

Discretionary Annual Cash Bonus. Our board of directors has the authority to award discretionary annual cash bonuses to our executive officers. The annual incentive bonuses are intended to compensate our executive officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to financial factors such as revenue growth, improving our results of operations and increasing the price per share of our capital stock, and individual performance factors such as responsibilities, improvement and diligence.

The discretionary bonus is normally paid in a single installment in the first quarter following the completion of our fiscal year. The actual amount of a discretionary bonus will be determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter in 2007. The board of directors has not fixed a maximum payout for any annual discretionary cash bonus.

In connection with the proposed acquisition by our company of Superior, our board of directors re-evaluated the bonus structure of our executive officers in light of the increased size of the combined business and increased responsibilities of our executive officers. Based on this analysis, our board of directors has made the annual bonus for certain of our executive officers upon the completion of the acquisition mandatory, based in part on the executive serving as an officer throughout the year and in part on a specified increase in either the market value of our common stock or in our earnings before interest and taxes (EBIT), as more fully discussed in the section entitled “Post-Combination Employment Agreements” beginning on page 76.

Our board of directors has not considered whether it would attempt to recover bonuses paid based on our financial performance where our financial statements are restated in a downward direction sufficient to reduce the amount of bonus that should have been paid under any applicable bonus criteria.

Equity Compensation. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our board of directors believes that the use of stock and stock-based awards offers the best approach to achieving this goal. We have not adopted stock ownership requirements or guidelines. Aside from Dr. Smith, our stock compensation plans have provided the principal method for our executive officers and directors to acquire equity or equity-linked interests in our company.

Our 2006 equity incentive plan authorizes us to grant options to purchase shares of common stock and stock awards to our employees (including executives), directors and consultants. Our board has appointed our chairman of the board, Dr. Smith, as the administrator of the plan. In the case of awards intended to qualify as “performance-based-compensation” excludable from the deduction limitation under Section 162(m) of the Internal Revenue Code, the administrator will consist of two or more “outside directors” within the meaning of Section 162(m). The administrator has the authority, among other things, to:

•

select the individuals to whom awards will be granted and to determine the type of award to grant;

•

determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards, and the form of consideration payable upon exercise;

•

provide for a right to dividends or dividend equivalents; and

•

interpret the plan and adopt rules and procedures relating to administration of the plan.

Except to the extent prohibited by any applicable law, the administrator may delegate to one or more individuals the day-to-day administration of the plan.

Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Stock options have an exercise price equal to the fair market value of our common stock on the day of grant. The plan permits payment in the form of cash, check or wire transfer, other shares of our common stock, cashless exercises, any other form of consideration and method of payment permitted by applicable laws, or any combination thereof.

An option granted under the plan generally cannot be exercised until it vests. The administrator establishes the vesting schedule of each option at the time of grant and the option will expire at the times established by the administrator. After termination of the optionee’s service, he or she may exercise his or her option for the period stated in the option agreement, to the extent the option is vested on the date of termination. If termination is due to death or disability, the option generally will remain exercisable for twelve months following such termination. In all other cases, the option generally will remain exercisable for three months. Nevertheless, an option may never be exercised later than the expiration of its term. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Severance Payments. Dr. Smith has a current severance arrangement in his current employment agreement. In addition, in connection with the proposed acquisition by our company of Superior, our board of directors has agreed to make severance payments to Dr. Smith and Messrs. Oyster and Benson in new employment agreements conditioned upon the completion of the acquisition, as more fully discussed in the section entitled “Post-Combination Employment Agreements” beginning on page 76. Our board has agreed to these severance provisions in recognition of the longevity of service by these executive officers to our company, and to protect these executive officers should our company acquire Superior. We believe that most of the severance provisions are customary and in accordance with market practice. The single trigger for the payment of severance in the event of a “change in control” of our company to some executives was to protect our senior executives and in consideration of the agreement by Dr. Smith to relinquish his majority voting power in our company.

Impact on Compensation of Proposed Acquisition by Our Company of Superior. Our board of directors has the discretion to revise, amend or add to the benefits and perquisites of our executive officers. Based on the review of other executive compensation arrangements in the equivalent industries and markets and in connection with the proposed acquisition by our company of Superior, our board of directors re-evaluated the appropriate compensation structure of our executive officers in light of the increased size of the combined business and the increased responsibilities and commitment required of our executive officers. Based on this evaluation, our board of directors has agreed to add additional benefits, including but not limited to increases in salary, increases in bonuses, and life and disability insurance, to certain of our executive officers upon the consummation of the combination, as more fully discussed in the section entitled “Post-Combination Employment Agreements” beginning on page 76.

Tax and Accounting Implications

Deductibility of Executive Compensation. As part of its role, our board of directors reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Our board of directors believes that compensation paid to our executive officers are generally fully deductible for federal income tax purposes. However, in certain situations, certain of the independent members of our board of directors may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation of our executive officers.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe the Company is operating in good faith compliance with the statutory provisions which became effective January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided in the section entitled “Nonqualified Deferred Compensation” beginning on page 120.

Accounting for Stock-Based Compensation. Effective January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Conclusion

Our compensation practices are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding performance.

Executive Compensation — DGSE

The following information is furnished with respect to each of the most highly compensated executive officers of DGSE whose cash compensation from DGSE and its subsidiaries during DGSE’s last fiscal year exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)

Dr. L.S. Smith Chief executive officer	2006 2005	180,000 178,739	100,000 67,500	30,000 30,000	(1) (1)	310,000 276,239
John Benson Chief financial officer	2006 2005	102,308 98,443	30,000 25,200	— —		132,308 123,443
William H. Oyster President and chief operating officer	2006 2005	165,000 163,735	60,000 45,400	— —		225,000 207,735
S. Scott Williamson Executive vice president — consumer finance	2006 2005	105,000 99,933	3,500 2,500	— —		108,500 102,433

——————

(1)

Dr. Smith is provided a monthly automobile allowance and a $2,000 per month home office allowance.

Grants of Plan-Based Awards

DGSE did not grant any awards under any plan in fiscal year 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes unexercised options to purchase shares of DGSE common stock and equity plan awards outstanding at December 31, 2006 for each executive officer identified in the DGSE Summary Compensation Table above. All options were fully vested and exercisable at the time of grant and expire 180 days after termination of service:

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)

Dr. L.S. Smith Chief executive officer	577,777 267,857	2.25 1.12
John Benson Chief financial officer	150,000	2.02
William H. Oyster President and chief operating officer	250,000	2.23
S. Scott Williamson Executive vice president — consumer finance	20,000	2.43

Option Exercises and Stock Vested

No executive officer identified in the DGSE Summary Compensation Table above exercised an option in fiscal year 2006, and no shares of stock vested with respect to any of those executive officers.

Pension Benefits

DGSE does not have any plan which provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

DGSE does not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

On July 1, 1997, DGSE entered into an Amended and Restated Employment Agreement with Dr. Smith pursuant to which Dr. Smith was employed as an executive officer of DGSE. The agreement has an initial term of ten years, and may be extended by the DGSE board of directors for additional five-year renewal terms. Under the agreement, Dr. Smith is entitled to (i) a base annual salary of $180,000, or such greater amount as the board of directors or the compensation committee approves, (ii) a discretionary cash bonus or other incentive compensation in an amount determined by the board of directors, (iii) participation in DGSE’s employee benefit programs, (iv) a $5,000 annual allowance for professional legal and accounting services rendered to Dr. Smith personally, and (v) an allowance for the maintenance of a home office and an automobile. The agreement may be terminated by DGSE at any time, with or without cause, and by Dr. Smith upon sixty days notice.

Mr. Oyster is an at-will employee and his current base salary is $165,000 per year. Mr. Oyster participates in a DGSE bonus program and benefit and other incentives at the discretion of the compensation committee of the DGSE board of directors.

Mr. Benson is an at-will employee and his current base salary is $110,000 per year. Mr. Benson participates in a DGSE bonus program and benefit and other incentives at the discretion of the compensation committee of the DGSE board of directors.

Mr. Williamson is an at-will employee and his current base salary is $105,000 per year. Mr. Williamson participates in a DGSE bonus program and benefit and other incentives at the discretion of the compensation committee of the DGSE board of directors.

The DGSE board of directors has approved amended and restated employment agreements for Dr. Smith, and a new employment agreement for Mr. Oyster and Mr. Benson, in each case contingent upon the closing of the combination. For more information about these contingent employment agreements, see the section entitled “Post-Combination Employment Agreements” beginning on page 76.

Potential Payments Upon Termination Or Change-In-Control

Under Dr. Smith’s employment agreement, in the event DGSE terminates Dr. Smith’s employment due to death or incapacity, Dr. Smith (or his legal representative) will be entitled to continue receiving his current base salary for one year. If Dr. Smith would have been terminated for either reason on January 1, 2007, DGSE would have been obligated to pay him $180,000 in 26 bi-weekly installments of $6,923 each.

In the event DGSE (i) does not elect to renew the employment agreement upon the expiration of the initial term or a renewal term, (ii) terminates Dr. Smith other than for “due cause” and other than for death or incapacity, (iii) demotes Dr. Smith to a non-executive position, or (iv) decreases Dr. Smith’s annual salary or other benefits below the minimum level specified above, other than for amendments to or terminations of employee benefit plans applicable to all executives; which the agreement refers to as a constructive termination, Dr. Smith will be entitled to receive (i) a lump sum payment of his base salary for the remainder of the current year, and (ii) subject to Dr. Smith complying with his non-compete obligations specified in the agreement, his “salary” until the date ending on the expiration of the initial term or, if later, 36 months from his constructive termination, payable monthly in 36 equal installments. If Dr. Smith would have constructively terminated on January 1, 2007, DGSE would have been obligated to pay him $180,000 as a lump sum payment and $6,981 per month for a period of 36 months.

In the event after a “change in control” of DGSE occurs and within one year thereafter either Dr. Smith voluntarily terminates his employment upon 60 days notice, or DGSE either does not elect to renew the employment agreement upon the expiration of the initial term or a renewal term or terminates Dr. Smith other than for “due cause”, DGSE would be obligated to pay him his “salary” for the remainder of the current year plus five additional years (discounted at 8% per annum), payable at Dr. Smith’s option in a lump sum or in four equal installments over a three-year period at 8% interest. If a “change in control” were to have occurred and Dr. Smith’s employment were to have terminated under one of those circumstances on January 1, 2007, DGSE would have been obligated to pay him, at his election, either $1.25 million as a lump sum payment, or payments of $314,000, $339,000, $366,000 and $395,000 on the date 30 days, 12 months, 24 months and 36 months after the date of termination of his employment.

For purposes of Dr. Smith’s employment agreement:

•

“salary” is defined as Dr. Smith’s base salary plus his average cash bonus and other cash incentive compensation paid over the three most recent years;

•

“due cause” is defined as (A) an intentional and material misapplication by Dr. Smith of DGSE funds, or any other material act of dishonesty committed by Dr. Smith, (B) Dr. Smith’s continued material breach or nonperformance of his employment agreement 30 days after notice of the breach has been provided, or
(C) any other act by Dr. Smith involving willful and material malfeasance or gross negligence in the performance of his duties; and

•

“change in control” is defined as (A) any person or group becomes the beneficial owner of shares representing 30% or more of the voting power of DGSE, (B) in any 12-month period, the DGSE directors at the beginning of that period cease to constitute a majority of the DGSE board of directors and a majority of the initial directors still in office neither elected all of the new directors nor nominated them all for election by the DGSE stockholders, or (C) a person or group acquires in any 12-month period gross assets of DGSE constituting at least 50% of the fair market value of all DGSE gross assets.

For potential payments upon termination or change in control under the proposed post-combination employment agreements, see the section entitled “Post-Combination Employment Agreements — Potential Payments Upon Termination Or Change-In-Control” beginning on page 77.

Compensation Committee Interlocks and Insider Participation

Since DGSE has elected to be classified as a “Controlled Company” under Nasdaq Marketplace Rule 4350, DGSE does not have a compensation committee of the board of directors, or any committee performing similar functions. During 2006, none of DGSE’s directors or executive officers is known by DGSE to have served on the board of directors or compensation (or equivalent) committee of any entity one of whose directors or officers serve on DGSE’s board of directors. On January 6, 2007, William H. Oyster, a director and named executive officer of DGSE, became a director and named executive officer of Superior.

Dr. Smith and Mr. Oyster, who are DGSE named executive officers, served on DGSE’s board of directors in 2006 and participated in deliberations of the board concerning executive officer compensation. No other current or past executive officers of DGSE serve on DGSE’s board of directors.

Executive Compensation — Superior

The following information is furnished with respect to each of the most highly compensated executive officers of Superior who are expected to remain executive officers of DGSE or a DGSE subsidiary following the combination, and who would have been included in the DGSE’s Summary Compensation Table if such officers had been serving as executive officers of DGSE (or a subsidiary) as of the end of DGSE’s last fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		Total ($)

Lawrence Fairbanks Abbott, Jr., Executive vice president(1)	2006	200,000	177,529	4,750	(1)	365,683

——————

(1)

The value of this option award has been estimated pursuant to SFAS No. 123(R). Mr. Abbott will not realize the estimated value of this award in cash until this award is vested and exercised or sold.

Lawrence Fairbanks Abbott, Jr. has served as Superior’s executive vice president since June 2005. On January 25, 2006, the Board of Directors of Superior appointed Mr. Abbott as the acting secretary of Superior until the appointment of his replacement. Mr. Abbott has over twenty years of experience in management roles in numismatic sales and marketing, and executive management. Prior to joining Superior, Mr. Abbott held various sales and management positions including, most recently, executive vice president, at Heritage Rare Coin Galleries, a privately-held rare coin dealer and auctioneer from May 1999 to May 2005.

Grants of Plan-Based Awards

The following table summarizes plan-based awards that Superior granted during the fiscal year ended June 30, 2006 to each of the Superior executive officers identified in the Superior Summary Compensation Table above.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)

Lawrence Fairbanks Abbott, Jr.	10/24/2005	5,000	$1.20

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes unexercised options to purchase shares of Superior common stock and equity plan awards outstanding at June 30, 2006 for each executive officer identified in the Superior Summary Compensation Table above:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Lawrence Fairbanks Abbott, Jr.	25,000	75,000	$4.00	5/31/2014
	5,000	—	$1.20	6/01/2011

Option Exercises and Stock Vested

No executive officer identified in the Superior Summary Compensation Table above exercised an option in fiscal year 2006, and no shares of stock vested with respect to any of those executive officers.

Pension Benefits

Superior does not have any plan which provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

Superior does not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

On June 1, 2005 Superior entered into an employment agreement with Mr. Abbott, pursuant to which Mr. Abbott was employed as its chief sales officer. Under the agreement, Superior agreed to pay Mr. Abbott an annual salary of $200,000 and bonus arrangements of up to 150% of base salary based on Superior’s performance. This agreement would survive the combination and expires on June 1, 2008.

Potential Payments Upon Termination or Change-In-Control

Under his employment agreement, if Mr. Abbott is terminated without cause upon 15 days notice, or due to his death or disability, he will be entitled to receive his salary and continued medical insurance coverage for a period of 6 months following the date of termination. If Mr. Abbott would have been terminated for any of the foregoing reasons on January 1, 2007, Superior would have been obligated to pay him a lump sum payment of $112,886. In addition, Superior’s obligation to maintain medical health benefits for Mr. Abbott and his dependents for a period of six months has an estimated present cost to Superior of $3,000. For purposes of the employment agreements, “cause” is defined as Mr. Abbott’s (i) conviction of a felony or a misdemeanor involving moral turpitude, (ii) breach of any confidentiality covenants with Superior, or of any conflict of interest or ethics policies from time to time adopted by its board of directors and made applicable generally to the officers of Superior, which continues unremedied for a period of ten days following written notice or which is not susceptible to cure, or (iii) breach of any of his material covenants or obligations in the employment agreement which continues unremedied for a period of thirty days following written notice or which is not susceptible to cure.

Compensation Committee Interlocks and Insider Participation

No Superior director or executive officer is known by Superior to serve as an officer, director or member of the compensation committee of any other entity for which an executive officer or director thereof is also a member of Superior’s board of directors.

Changes of Control

Other than possibly for the transactions contemplated by the merger agreement, DGSE is not aware of any arrangements which may result in a change of control of DGSE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF DGSE

None.

INFORMATION REGARDING SUPERIOR GALLERIES, INC.

INFORMATION REGARDING SUPERIOR’S BUSINESS

Company Overview

Superior’s principal line of business is the sale of rare coins on a retail, wholesale, and auction basis. Superior’s retail and wholesale operations are conducted in virtually every state in the United States. Superior also provides auction services for customers seeking to sell their own coins. Superior markets its services nationwide through broadcasting and print media and independent sales agents, as well as on the Internet through third party websites such as eBay, Overstock.com and Amazon.com and through its own website at SGBH.com. Its headquarters are in Beverly Hills, California. Information regarding Superior’s revenues, profit or loss, and total assets is contained in Superior’s financial statements included in this joint proxy statement/prospectus.

Superior was originally organized as a Nevada corporation in 1995. On June 30, 2003, Superior stockholders approved and Superior completed a reincorporation of the company in the State of Delaware and changed its corporate name from Tangible Asset Galleries, Inc. to Superior Galleries, Inc. These changes were effective at the close of business on June 30, 2003. Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Superior” refers to Superior Galleries, Inc. and Tangible Asset Galleries, Inc., as Superior’s predecessor.

History of the Company

Tangible Investments of America, Inc., which we refer to as TIA, Superior’s predecessor, was originally founded by Superior’s former chief executive officer, Silvano DiGenova, in 1977 when Mr. DiGenova first exhibited his coins at a national coin dealer’s convention. That same year, Mr. DiGenova first became involved in other collectibles such as fine arts and antiques. Mr. DiGenova has collected rare coins since 1971 (when he was nine years old). While attending the Wharton School of Business in the early 1980s, Mr. DiGenova continued to develop TIA, and in May 1984, prior to graduating, Mr. DiGenova took a leave of absence from Wharton and incorporated TIA in Pennsylvania.

In 1991, Mr. DiGenova relocated TIA to Laguna Beach, California and continued to develop its rare coin, fine art and collectibles retail and wholesale business, continuing to expand on a national level. Superior acquired TIA on April 28, 1999 through a reverse-merger acquisition.

In December 1999, Superior acquired all of the outstanding common shares of Gehringer and Kellar, Inc. d.b.a. Keystone Coin & Stamp Exchange, or Keystone. Keystone is a wholesaler, retailer and auctioneer of rare coins located in Allentown, Pennsylvania. Superior transferred the operations of this company to certain members of its management in November 2001 and completed the sale of the assets of this company in February 2002. In June 2001, Superior acquired all of the outstanding common shares of HotelInteractive, Inc., or HI, an Internet-based publisher of news and information. In February 2002, Superior sold this company to a corporation controlled by Mr. Richard Viola, who was serving as a director on Superior’s board at that time.

In November 2002, Superior began to reduce its operations that were focused on the fine art, jewelry and collectibles, which we refer to collectively as art, segment of its business. By March 2003, with the exception of activities specifically related to the liquidation of Superior’s remaining art inventory, all art business segment operations had ceased. Superior completed the liquidation of its art inventory in October 2003. Superior may, at some future date and on a limited basis, re-enter some of the art business segment as a consignment auctioneer.

Background of the Coin and Collectibles Industry

Throughout history, coins have been highly prized and universally regarded as a store of value, particularly those struck in precious metals. Over the past 300 years, coin collecting for enjoyment and profit has gained increasing prominence. The coin industry has been active in trading since the 17th century. Today, coins and collectibles are bought and sold throughout the world in galleries, shops, stores, auctions and on the Internet at fixed prices.

According to experts in the field, it is difficult to determine the total annual sales volume of the coin and collectibles business. Sotheby’s, one of the two largest auctioneers in the world in the coin and collectibles market, reported annual auction and related revenue from the sale of art and collectibles of $502 million for the year ended December 31, 2005, which is an increase of 13% over the prior year. With specific regard to coins, the U.S. Mint, in its Report to Congress for the year ending September 30, 2005, reported that Americans continue to collect the new quarter dollar coins from the 50 State Quarters™ program developed by the Mint. This program was designed to increase coin collecting and the number of collectors by minting five new designs annually of the quarter dollar with each design featuring one each of the 50 states over a ten year period from 1998 through 2008. During the year, the U.S. Mint also released the “Ocean in View” nickel, the “Return to Monticello” nickel, the “Marine Corps 230” silver dollar, the “Chief Justice John Marshall” silver dollar, the “Benjamin Franklin” silver dollar and the “Jamestown Commemorative” five dollar gold coin. In addition, the U.S. Mint reported non-bullion numismatic revenue of $360 million for 2005, which is an increase of 3% over the prior year.

Typically, the coins that Superior buys and sells were originally manufactured in the late 1700’s to the mid-20th century. Many of the items that Superior sells are one-of-a-kind, or have very few examples on the market at any time. Superior believes that coin buyers generally start with a modest purchase amount and increase the size of their transactions and the rarity of the items that they purchase as they gain experience as a buyer in the market.

Coin Grading and Trading Systems

Determining the market value of a given coin plays a vital role in buying and selling rare coins. Rare coins are graded on a numerical scale from 0 to 70. Zero represents the basal state (or lowest condition or state of preservation) and 70 represents an uncirculated (or mint state) specimen that is perfect in condition or state of preservation in every aspect. As a result of this numerical scale relating to condition or quality, there is a correlation to value in that the higher its numerical grade, the more valuable a coin is to collectors or dealers. A one point difference, not even discernible to a layman’s eye, can result in a difference in value of thousands of dollars. Therefore, consistent grading according to a standard universally accepted by the marketplace is very important. In 1986, the first uniform grading system was implemented by the Professional Coin Grading Service, or the PCGS. Silvano DiGenova, Superior’s former chief executive officer, was a co-founder of the PCGS and assisted in the development of the grading system used by the PCGS. Mr. DiGenova sold his interest in the PCGS in 1987 and, since that time, has not been affiliated with the PCGS, except as a customer of its services. A year after the PCGS was founded, the Numismatic Guaranty Corporation, or the NGC, was formed. Mr. DiGenova is not affiliated with NGC except as a customer of its services.

These two firms established a uniform coin-grading standard, which has gained almost universal acceptance throughout the world. Once a coin has been graded and certified, both firms encapsulate the coin in tamper-proof acrylic holders and register them by number, grade, date and mintmark. If applicable, they identify variety and pedigree as well. Rare coins graded and certified by either one of these services can then be traded with confidence. The advent of certified grading has led to the formation of the Certified Coin Exchange, or the CCE, which is a nationwide computerized trading network for rare coins. The CCE is also the number one source of instantaneous price information. Coins can be bought and sold sight unseen because of the certification and confidence instilled in the market place by the CCE, the PCGS and the NGC. Mr. DiGenova was a founder and board member of the CCE, and assisted in the organization of the association. Mr. DiGenova sold his interests in the CCE in the late 1980s and has not been affiliated with that entity since that time except as a user of its services.

Retail and Wholesale Sales

Superior sells rare coins on a wholesale and retail basis. On a wholesale basis, Superior’s contacts include approximately 5,000 rare coin dealers across the country who Superior contacts through telephone, email, fax, electronic exchanges and in person at the approximately 30 shows or expositions annually. Wholesale transactions are usually completed with recognized dealers in the trade and are often for immediate payment or with approved credit relationships, by payment within 30 days from the date of sale. Retail transactions typically do not involve the extension of any credit terms and payment is made at the time of sale.

Superior’s CEO in consultation with senior management team members approves trade credit . In wholesale transactions, selling prices for rare coins are determined by the marketplace and usually individually negotiated with the buyer. There are several printed pricing guides, some published weekly, which provide pricing indications as well as the CCE, a real-time exchange with bids and asks on many of the coins in the market. Often, a wholesale customer is buying rare coins from Superior because the wholesale customer has another customer, whether wholesale or retail, already identified. Wholesale sales prices for rare coins are determined primarily by the grade of the coins and are often influenced by non-market factors such as the purchasing or selling dealer’s liquidity, the relative desire or need for the specific rare coin, the length of time the selling dealer has held the rare coins and other factors.

When selling rare coins on a retail basis, Superior utilizes direct mail, telephone, fax, email and Internet-based retail and auctions, both private and public, as channels of distribution. Superior maintains a database of over 50,000 potential customers for rare coins who are solicited regularly through these channels. Superior currently maintains its website www.SGBH.com to offer rare coins both at retail and at private auction. Superior also has ongoing campaigns on eBay and Overstock.com, third party websites, to sell rare coins at their Internet public auction and listing sites. At retail, Superior typically sells for immediate payment, holding the rare coins until good funds are received. In a few instances, on large purchases, Superior will consider financing a sale for a retail buyer. In these situations, Superior will hold the rare coins as collateral. In retail transactions, the market determines sale prices for rare coins and there are several pricing guides available to the retail buyer including monthly and weekly publications and auction prices realized. The price to be paid by a retail buyer for a rare coin is primarily based on the coin’s condition and rarity as determined by its grade but is also influenced by the buyer’s desire for the particular rare coin, the time it has taken to find a suitable example for the buyer’s collection, the relative rarity of the coin to others held by the buyer and other factors. In retail transactions, Superior principally sells rare coins that have been certified for authenticity and quality by an independent recognized authority.

Acquisition of Inventory

Superior acquires inventory of rare coins at wholesale through other dealers in the trade, retail customers, trusts or estates desiring to sell their holdings or by auction. Superior is not dependent on any major suppliers. During the year ended June 30, 2006, one supplier provided approximately 10.5% of Superior’s aggregate purchases of coins. All other suppliers provided less than 6% of its inventory. When purchasing from other dealers in the trade, Superior is typically offered 15 days to pay the net invoice amount. Purchases from retail customers, trusts and estates or at auction by an independent auction company require immediate payment upon taking title and possession of the property. On occasion, Superior may trade items from its inventory to either a dealer or a retail customer in exchange for property from the dealer or retail customer. When buying inventory from a dealer, the majority of these purchases are completed at shows and expositions around the country, although a significant volume is transacted over the telephone. Purchasing at auction is another major source of inventory in rare coins. Purchase prices are negotiated by Superior’s buyers with dealers in the trade and with the retail customers, trusts and estates. When buying at auction, Superior’s buyers compete with other buyers in determining the final bid for any given lot of property.

Auction Operations

On July 6, 2001, Superior acquired substantially all of the assets of Superior Galleries, Inc., a California corporation (and not the same legal entity as Superior), a company that was an auctioneer of rare coins and collectibles located in Beverly Hills, California, which we refer to as SGBH, for cash and a note. Through June 30, 2003, Superior operated this business as a subsidiary under the name Superior Galleries Beverly Hills, Inc., although the seller retained certain rights to the “Superior Galleries” name in the stamp and space memorabilia markets for a period of two years from the date of the acquisition. As a result, Superior was restricted until July 6, 2003 from doing business in either the rare stamp or space memorabilia markets under this name for such period. Effective July 1, 2003, the auction operations of SGBH were combined with the remainder of Superior’s operations.

Superior, as an auctioneer of rare coins and collectibles, has a history dating back to 1929 with sales primarily in the rare coin and rare stamp markets. With its long time location in Beverly Hills, Superior customers and clients include many well-recognized names in the entertainment and sports fields.

Superior solicits and accepts consignments of rare coins from individuals, dealers and trusts and estates and charge a seller’s commission along with a buyer’s premium on each lot sold. The combination of the seller’s commission and the buyer’s premium on each lot equals approximately 5%-30% but averages approximately 11.8%.

Superior markets its services by advertising in trade journals, direct mail and telemarketing and through attendance at major shows and exhibitions and by personal visits. Each consignment of goods is evidenced by a contract signed by both the consignor and Superior. In some instances, Superior may loan the consignor funds in an amount up to approximately 70% of the expected prices realized from the sale of the property in the consignment.

The consignor loan amount maximums are determined by a loan-to-value ratio based on Superior’s estimate of the wholesale liquidation value in the event the consigned items do not sell at auction. In this event, the consignor also executes a note and security agreement evidencing the debt and providing a security interest to Superior in the consigned items. The proceeds from the sale of the property are used to repay the loan amount and the excess funds are paid to the consignor. Upon receipt of the consigned goods, Superior records the receipt on its records and then catalogs and photographs the items, storing the information in digital format.

Auction sale dates are established approximately one year in advance. As deadlines for each auction date approaches, Superior organizes all of the digitized information into a catalog of goods with photographs and subcontracts the printing and mailing of the catalog to be sent to its mailing list of buyers. In addition, Superior loads the digitized catalog on its web-site and into software managed by Internet seller eBay, so that bidders on the Internet worldwide may also leave absentee bids to be executed by Superior at the live auction. eBay’s software also allows for Internet bidders to bid competitively with the live auction in real time in competition with the bidders present at the auction site.

Generally, the purchase price from the sale of rare coins is due upon the completion of the auction, although Superior maintains credit relationships with certain dealers in the trade and offers payment terms of up to 60 days to those selected dealers. A contract with a consignor requires payment to the consignor, less any loan amounts, accrued interest and commissions, to be made within 45 days of the sale date.

Competition

The business of selling rare coins is highly competitive. Methods of competition include pricing coins at levels that are lower than the published prices of Superior’s competitors, charging reduced auction commissions to sellers, increasing advertising and expanding Internet presence, and providing more personalized service. Superior competes with a number of smaller, comparably sized, and larger firms throughout the United States. These include: Heritage Auction Galleries, a large scale coin dealer and auctioneer; Bowers and Merena Auctions; and American Numismatic Rarities, a comparably-sized coin auction company. These competitors are generally larger and better capitalized than Superior is.

Regulation

The rare coin markets are not currently subject to direct federal, state or local regulation. However, the Federal Trade Commission, or FTC, and many state attorneys general have shown an interest in regulating the sales of rare coins and other tangible assets as investments. The State of New York has determined that under certain circumstances, rare coins may be treated as securities under state law, thereby requiring rare coin dealers to register as broker-dealers and permitting investors all legal and equitable remedies otherwise available to buyers of securities. Superior relies upon a 1998 U.S. Federal Court ruling that the ordinary retail sale of rare coins to investors does not constitute the sale of a security under the federal securities laws, and Superior believes that its operations are not subject to regulation as involving the sale of securities. There is no assurance, however, that at some time in the future, the sale of rare coins will not be subject to increased regulation, and that Superior’s business will not be materially adversely affected by such regulation. Any increased regulation of Superior’s business could increase its costs of operation or require it to change its business practices, either of which could have a material and adverse impact on its business.

Over the past 15 years, the FTC has filed suits against numerous rare coin dealers alleging that the dealers’ representations about coins were false or misleading or that the dealers’ retail markups were so high that their representations about investment risk and appreciation potential became misleading or untrue. These cases have not, however, created any clear rules by which dealers such as Superior can assure themselves of compliance. On January 1, 1996, the FTC’s Telemarketing Sales Rule, authorized by the 1994 Telemarketing and Consumer Fraud and Abuse Prevention Act, took effect. “Telemarketing” is defined as any plan, program, or campaign that is conducted to induce payment for goods and services by use of more than one interstate telephone call. This rule applies to all sales of “investment opportunities,” which are defined by whether the seller’s marketing materials generally promote items on the basis of representations about “income, profit, or appreciation.” Superior believes that all of its retail sales are covered by this rule, even those to collectors.

The Telemarketing Sales Rule requires Superior to inform customers of the following before accepting payment: the number of items being sold, the purchase price, and Superior’s refund/exchange/buyback policy. The rule also prohibits Superior from misrepresenting the “risk, liquidity, earnings potential, and profitability” of the items that it sells. This in itself did not materially change prior law. However, during debates on the Telemarketing Sales Rule in 1995, FTC staff attorneys tried to impose additional specific requirements that dealers in “tangible assets” disclose to retail customers their actual cost for the items they sell, and also disclose “all material facts” about their goods before accepting any money from the customer. This would have required Superior to disclose its actual margins to its retail customers, as well as impose on Superior the burden of determining what facts were material to the purchase of coins or other collectibles. Although the FTC ultimately removed these additional requirements from the final version of the rule, the behavior of the FTC staff has demonstrated its particular concern for telemarketing of coins as investments. Superior cannot provide assurances that the FTC will not amend the rule in the future to impose these or other additional regulations, or that individual states will not impose such regulations. If the FTC or any state agency proposed additional regulations relating to the telemarketing of coins, Superior could be required to expend additional funds in order to hire staff and provide training. The expense of complying with these requirements would likely reduce Superior’s profitability.

In addition, many investors favor rare coins because they can be bought, owned and sold privately, i.e., without registering with or notifying any government agency. However, the Internal Revenue Service (“IRS”) now requires dealers such as Superior to report all sales of coins in which more than $10,000 in cash or a cash-like instrument is used as payment. The private nature of rare coin ownership has occasionally resulted in rare coins being purchased by taxpayers for the purpose of concealing unreported income, or used to “launder” income derived from unlawful activities. As a coin dealer, which falls under the definition of a “dealer,” Superior is subject to the Bank Secrecy Act and the newly enacted Section 352 of the USA Patriot Act effective January 1, 2006. Superior must comply with requirements to collect certain information about customer transactions and report it to the IRS on Form 8300 or on a Suspicious Activity Report Form. As a second hand dealer of jewelry, Superior must also collect and report customer information to the Beverly Hills Police Department within 72 hours of the item purchase. Superior cannot provide assurances that additional regulations will not be imposed upon Superior in the future, and that its business will not be harmed as a result.

Taxation of Mail Order Sales

Superior does not collect California sales tax on mail order sales to out-of-state customers, because interstate sales generally are tax-exempt. Nor does Superior collect use tax on its interstate mail order sales. Most states impose a use tax on “retailer(s) engaged in business in this state” on sales of “tangible personal property for storage, use, or other consumption in this state.” Use tax is usually set at the same rate as sales tax, and its purpose is to equalize the tax affects on local retailers who pay sales tax and out-of-state mail order companies who do not. Some states exempt rare coin sales over $1,000 from sales or use tax, but most do not. Although the United States Constitution restricts the right of states to tax interstate commerce, states can assess use tax on any transaction where the out-of-state mail order firm is deemed to be “engaged in business” in the state. A retailer which has a “nexus” with the state, i.e., any physical presence in the state, regardless of whether the sales themselves arise from that local presence, is deemed to be “engaged in business” in the state. “Nexus” includes attending conventions, although at least one state (California) provides a seven-day “safe harbor” for out-of-state dealers attending conventions and whose sales are less than a certain dollar threshold. It also would include attending auctions or making buying or selling trips. On that basis, Superior may be deemed to have “nexus” in many states.

Payment of use tax is the buyer’s obligation, but states require retailers engaged in business in that state to collect the tax on sales to customers in that state and remit it to the state along with a use tax return. There is no statute of limitations for use tax if the dealer has filed no returns. To date, Superior has not been assessed for use tax by the taxing authority of any other state for sales to customers in that state claiming that Superior is engaged in business in that state and therefore required to collect and remit the tax, nor has Superior received any inquiry indicating that Superior was being audited for the purposes of such an “assessment”. However, there is no assurance that Superior will not be audited by state taxing authorities and be assessed for unpaid use taxes (plus interest and penalties) for a period of many years.

In addition to use tax, many states impose income and franchise taxes on out-of-state companies that derive net income from business with their residents. For example, California applies an income-based franchise tax to out-of-state corporations operating in California for the privilege of using the corporate form. The maximum California corporate tax rate is approximately 9%, with a minimum tax of $400 per year. Income derived outside of California is not taxed, and in-state income of taxpayers liable for tax in more than one state is calculated using a formula contained in the Uniform Division of Income for Taxation Purposes Act, a statute in effect in about one-half of the states. As with use tax, nexus principles apply, and the U.S. Supreme Court requires “a minimal connection between the interstate activities and the taxing state, and a rational relationship between the income attributed to the State and the intrastate values of the enterprise.”

Assuming the existence of nexus, Superior could be subject to income-based taxes in each of the states in which it had a physical presence at conventions, auctions or otherwise. The only exceptions would be in states where Superior is protected by a federal law, 15 U.S.C. § 381, which immunizes companies from state income taxes if the company’s only business activities in the taxing state consists of “solicitation of orders for interstate sales.” There is no statute of limitations for income or franchise tax if the dealer has filed no return. To date, Superior has not been assessed for income tax or franchise tax by the taxing authority of any other state, nor has Superior received any inquiry indicating that Superior was being audited for purposes of such an assessment. However, Superior cannot provide assurances that it will not be audited by state taxing authorities and be assessed for unpaid income or franchise taxes (plus interest and penalties) for a period of many years.

Customers/Dependence on Key Customers

Superior generally sells to a large variety of individual retail purchasers as well as several wholesale purchasers throughout the nation and world. During the fiscal year ended June 30, 2006, none of Superior’s customers accounted for more than 10% of its sales.

On May 18, 2005, Superior entered into a Primary Supplier Agreement with Stanford Coins & Bullion, Inc., which we refer to as Stanford C&B, under which Superior has been provided with a preferential right to source coins that Stanford C&B is seeking for its customers. When the agreement expired in December 2005, the business relationship between the parties continued under the same terms of the previous agreement. During the fiscal year ended June 30, 2006, Stanford C&B purchased $2,277,000 of rare coins from Superior, and during the current fiscal year, Stanford C&B has purchased greater than $2,117,012 of rare coins from Superior. Stanford C&B is an affiliate of its principal stockholder and lender, Stanford International Bank Limited.

Number of Employees

As of February 22, 2007, Superior co-employed or obtained contract services from 21 persons, all of whom were full-time co-employees. Superior’s co-employment relationship is with Administaff, as a professional employer organization. Superior believes that its future success depends in part upon its ability to recruit and retain qualified numismatists, marketing and other personnel. Superior considers its relations with its employees to be good. None of Superior’s employees are represented by a labor union.

Properties

Superior’s corporate headquarters are located in an approximately 7,000 square foot storefront facility located at 9478 West Olympic Boulevard, Beverly Hills, California, which Superior leases from a company controlled by another rare coin dealer. This facility includes administrative, customer support, auction, gallery and retail space. One lease for the store front lease expires on September 30, 2012; and one lease for the office space expires July 31, 2010. The combined monthly rental rate is $21,147, plus an additional $6,353 for parking fees and rent of storage space, subject to annual increases based on increases in the consumer price index. Superior believes that its facilities are adequate for its needs in the near future.

Legal Proceedings

On June 6, 2006 Superior was sued in the U.S. District Court for Central California by Elaine and Dean Sanders in connection with a loan made to them against 32 coins placed on consignment on June 26, 2004. Fourteen of the coins were sold, and the proceeds from this sale of approximately $186,750 were insufficient to repay the remaining loan balance of $359,471 that Superior made to the Sanders. The plaintiffs subsequently paid an additional $155,000 in December 2005 with respect to the loan, but now allege that Superior violated its agreement with them relating to the sale of the coins. Superior strongly denies that it violated the agreement or that it acted improperly in any way. The complaint seeks undefined dollar amounts, accrued interest and reimbursement of plaintiffs’ legal costs.

In April 2004 Superior sued its former chief financial officer, Malingham Shrinivas, in Los Angeles Superior Court for breach of contract, fraud and conspiracy. In that lawsuit, Superior alleged that Mr. Shrinivas fraudulently arranged to receive more salary than he was entitled to, to pay personal expenses using Superior funds, and to pay third party vendors with Superior funds for services which were not rendered. In July 2004 Mr. Shrinivas filed a counterclaim in this litigation, claiming that he was terminated without just cause and was therefore entitled to $58,250 in severance pay. Although the case had been scheduled for trial in August 2006, prior to that time the case was stayed by order of the Superior Court because the Court had been advised that criminal charges against Mr. Shrinivas related to this matter were imminent. Those criminal charges were subsequently filed, and therefore further proceedings in connection with the civil case continue to be stayed. Superior believes that Mr. Shrinivas was terminated with cause and that he is therefore not entitled to any severance pay. If and when the stay of Superior’s civil case is terminated, Superior intends to vigorously pursue its claims and defend Mr. Shrinivas’ claims for severance pay.

On September 26, 2006 Superior was sued in the California Superior Court by a former customer, Michael Iatesta, for breach of contract and intentional and negligent misrepresentation. The suit relates to Superior’s sale of the plaintiff’s coins at an auction in September 2005. The plaintiff claims that Superior made errors in connection with the marketing and sale of his coins, and that as a result his coins were sold for approximately $123,000 instead of their alleged full value of from $225,000 to $250,000. Superior sold the plaintiff’s coins at or above the minimum price set by the plaintiff. Superior believes that his allegations are without merit and intends to vigorously defend this suit.

On November 7, 2006 Superior was sued in the United States District Court for the Northern District of Texas by a competitor, Heritage Numismatic Auctions, Inc., which we refer to as Heritage. In its complaint, Heritage alleges that Superior violated Heritage’s copyright rights by copying Heritage’s catalog descriptions of certain coins and currency offered for sale by Heritage. Heritage claims that these alleged actions also violate the California Unfair Competition Act. Heritage seeks an injunction ordering Superior to cease the alleged acts of infringement and to destroy the infringing items and damages in unspecified amounts. Superior denies that it has infringed any of Heritage’s legal rights and intends to vigorously defend this suit. Superior has reserved for its own legal costs, estimated to be $50,000.

Superior may from time to time be involved in various claims, lawsuits or disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of its business. Superior is not currently involved in any litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

Financial Information About Segments

Superior views its operations and manages its business as one segment, collectibles.

Financial Information About Geographic Areas

Primarily all of Superior’s revenues from external customers currently are attributed to Superior’s domestic operations, and primarily all of Superior’s long-lived tangible assets currently are maintained in the United States.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUPERIOR

Uncertainties Resulting from Planned Merger with DGSE

On July 12, 2006, Superior entered into an Agreement and Plan of Merger and Reorganization with DGSE and SIBL. On January 6, 2007, Superior entered into a revised Merger Agreement with DGSE and SIBL, as described in the section entitled “Merger Agreement” beginning on page 62, which amended and restated the merger agreement of July 12, 2006. If the merger is consummated, DGSE Merger Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of DGSE, will merge with and into Superior. Superior would survive the merger as a wholly-owned subsidiary of DGSE, and therefore would cease to be an independent publicly traded company at that time. The closing of the merger is subject to certain conditions, however, and if these conditions are not satisfied the merger may not be consummated.

Superior has incurred costs of approximately $490,000 in connection with the combination during the due diligence and closing process through December 31, 2006. Superior expects to incur additional costs related to the combination during fiscal 2007, including substantial legal and accounting costs, but Superior is presently unable to quantify these costs. In addition, Superior has entered into an agreement with DGSE under which Superior will pay one-half of the total costs and expenses incurred in connection with the combination by both Superior and DGSE, if the combination is not consummated. These expenses would include, among others, legal fees, accounting fees and investment banking fees. Under this arrangement, if the combination is not consummated, Superior’s share of the total expenses may be substantially more than the amount of expenses Superior has directly incurred.

Trends and Uncertainties

As a dealer and auctioneer of rare coins, Superior’s revenue and profitability can be materially affected by economic factors such as interest rates, inflation, stock market performance, the price of gold and other precious metals and world political stability. The demand for and therefore the price of rare coins tends to increase with the price of gold. During times of unstable stock market performance and low interest rates rare coins may become more attractive as an investment as compared to the stock market or interest bearing securities. In times of strong stock market returns and high interest rates, rare coins may be viewed as a less favorable investment. Political instability may also increase the demand for rare coins as individuals may perceive the security and portability of rare coins more favorably as compared to other financial assets such as stocks, bonds or cash. Future changes in the economy such as rapid increases in interest rates, a decrease in the price of gold or strong growth in the stock market could materially reduce Superior’s revenue, margins and profitability and affect Superior’s liquidity as inventory turns would diminish.

Furthermore, certain types of rare coins, as is the case with other collectibles, may become more or less popular based on market trends that Superior cannot predict. Although Superior carries a diverse range of categories of rare coins, a decrease in popularity in a particular category could result in diminished liquidity as inventory turns decrease for the affected category.

Within the rare coin industry many of Superior’s customers and suppliers are other dealers. Superior may be materially affected by both external and internal factors that could affect the financial stability and liquidity of other dealers with whom Superior conducts business. Superior’s revenues and profitability could significantly decrease if several dealers faced financial difficulties that curtailed their ability to sell or purchase rare coins either directly or at Superior’s auctions.

Over the past five years, except for the year ended June 30, 2004, Superior incurred substantial losses that severely diminished its capital base and liquidity. As a result, Superior has negative shareholders’ equity and working capital. In addition, most of Superior’s debt is short-term and bears a variable interest rate. Any significant unfavorable change in the economic environment or in Superior’s industry could quickly result in declining revenue and operating losses. Superior’s challenge is to both raise additional permanent equity capital and restructure its debt to include a larger long-term portion, which may be accomplished through the intended combination with DGSE described below. Although Superior cannot assure you that it will be able to accomplish these objectives either with or without the combination, it is Superior’s hope that if it is able to restructure its debt and raise additional equity, Superior will mitigate some of the impact of a future negative economic environment and conversely will benefit more sharply from a positive environment.

Critical Accounting Policies

Superior’s financial statements are based on the selection and application of significant accounting policies, which require Superior’s management to make estimates and assumptions that affect the amounts reported in the balance sheets and the statements of operations. Superior believes that the following are the most critical areas that may affect its financial condition and results of operations.

Revenue Recognition. Superior generates revenue from wholesale and retail sales of rare coins, precious metals bullion and second-hand jewelry and artifacts. The recognition of revenue varies for wholesale and retail transactions and is, in large part, dependent on the type of payment arrangements made between the parties.

Superior sells rare coins to other wholesalers/dealers within its industry on credit, generally for terms of 15 to 60 days, but in no event greater than one year. Superior grants credit to new dealers based on extensive credit evaluations and for existing dealers based on established business relationships and payment histories. Superior generally does not obtain collateral with which to secure its accounts receivable when the sale is made to a dealer. Superior recognizes revenue for monetary transactions (i.e., cash and receivables) with dealers when the merchandise is shipped to a dealer.

Superior also sells rare coins to retail customers on credit, generally for terms of 30 to 60 days, but in no event greater than one year. Superior grants credit to retail customers based on credit evaluations and for existing retail customers based on established business relationships and payment histories. When a retail customer is granted credit, Superior generally collects a payment of 25% of the sales price, establishes a payment schedule for the remaining balance and holds the merchandise as collateral as security against the customer’s receivable until all amounts due under the credit arrangement are paid in full. If the customer defaults in the payment of any amount when due, Superior may declare the customer’s obligation in default, liquidate the collateral in a commercially reasonable manner using such proceeds to extinguish the remaining balance and disburse any amount in excess of the remaining balance to the customer. Under this retail arrangement, Superior recognizes revenue when its customer agrees to the terms of the credit and makes the initial payment. Superior has limited-in-duration money back guaranty policies for its retail customers only, as discussed below.

In limited circumstances, Superior exchanges merchandise for similar merchandise and/or monetary consideration with both dealers and retail customers, for which it recognizes revenue in accordance with APB No. 29, “Accounting for Non-monetary Transactions.” When Superior exchanges merchandise for similar merchandise and there is no monetary component to the exchange, it does not recognize any revenue. Instead, the basis of the merchandise relinquished becomes the basis of the merchandise received, less any indicated impairment of value of the merchandise relinquished. When Superior exchanges merchandise for similar merchandise and there is a monetary component to the exchange, Superior recognizes revenue to the extent of monetary assets received and determines the cost of sale based on the ratio of monetary assets received to monetary and non-monetary assets received multiplied by the cost of the assets surrendered.

Superior has a return policy (money-back guarantee). The policy covers retail transactions involving graded rare coins only. Superior’s customers may return graded rare coins purchased within 7 days of the receipt of the rare coins for a full refund as long as the rare coins are returned in exactly the same condition as they were delivered. In the case of rare coin sales on account, Superior’s customers may cancel the sale within 7 days of making a commitment to purchase the rare coins. The receipt of a deposit and a signed purchase order evidences the commitment.

Revenues from the sale of consigned goods are recognized as commission income on such sale if Superior is acting as an agent for the consignor. If in the process of selling consigned goods, Superior makes an irrevocable payment to a consignor for the full amount due on the consignment and the corresponding receivable from the buyer(s) has not been collected by Superior at that payment date, then Superior records that payment as a purchase and the sale of the consigned good(s) to the buyer as revenue as Superior has assumed all collection risk.

Superior’s auction business generates revenue in the form of commissions charged to buyers and sellers of auction lots. Auction commissions include buyers’ commissions, sellers’ commissions, and buyback commissions, each of which is calculated based on a percentage of the hammer price. Buyers’ and sellers’ commissions are recognized upon the confirmation of the identification of the winning bidders. Funds charged to winning bidders include the hammer price plus the commission. Only the commission portion of the funds received by winning bidders is recorded as revenue. Buyback commissions represent an agreed upon rate charged by Superior for goods entered in the auction and not sold. Goods remain unsold when an auction lot does not meet the consignor reserve, which is the minimum sales price as determined prior to auction, and when items sold at auction are returned subsequent to the winning bidder taking possession. Buyback commission is recognized along with sellers’ commission or at the time an item is returned. Returns from winning bidders are very limited and primarily occur when a rare coin sold auction has an error in its description which the winning bidder relied upon to purchase the item.

Accounts Receivable. Superior is required to estimate the collectibility of its accounts receivables. A considerable amount of judgment is required in assessing the collectibility of these receivables, including judgments about the current creditworthiness and financial condition of each client and related aging of past due balances. Superior evaluates specific accounts receivable balances when it becomes aware of a situation where a client may not be able to meets its financial obligations to it. The amount of the required allowance is based on the facts available to Superior and is reevaluated and adjusted as additional information is available, including Superior’s right to offset debts with accounts payable balances and the proceeds from consigned inventory sales. Allowances are also established for probable loss inherent in the remainder of the accounts receivable based on a factor of 0.1% of annualized total gross sales. As a result of the expansion of Superior’s rare coin auction business, Superior may attract new customers that may adversely affect its estimates of accounts receivable collectibility, and the creditworthiness of its clients may deteriorate. These factors would require the reassessment of Superior’s estimates and additional allowances resulting in a reduction of its operating results.

Auction and Customer Advances. Superior is required to estimate the collectibility of its auction and dealer customer advances. All of Superior’s advances are secured by rare coins. Although Superior makes its decision to advance funds based on customers’ creditworthiness, business history, and collateral valuation; the collectibility of advances is primarily based on Superior’s estimate of sale prices for customers’ rare coin collateral on a wholesale liquidation basis. Superior evaluates specific advance balances when it becomes aware of situations where a client may not be able to meet its financial obligations to Superior or the value of collateral securing the advance is impaired. During fiscal 2007, advances for auction consignments and dealer purchases have been made from operating cash flows as there was no availability under Superior’s line of credit from SIBL. Superior has not had any significant history of losses on this type of asset. It is difficult to assess future performance of the rare coin market. A rapid adverse change in the rare coin market could diminish the value of the collateral and the creditworthiness of Superior’s clients may deteriorate. These factors would require the reassessment of Superior’s estimates and any additional allowances would result in a reduction of its operating results.

Inventory Valuation. Superior values its inventory at the lower of cost or market in accordance with generally accepted accounting principles related to the fair market valuation of assets. On a periodic basis Superior’s numismatic staff will review market data from recognized industry sources, published auction results in the Bluesheets and Greysheets and offers made by customers on specific items to determine whether or not the cost of its inventory is above or below market price. If the market value of a coin is significantly less than its cost to Superior, Superior will establish a reserve against inventory to reflect that the market value of its rare coin inventory in the aggregate is below cost, which results in reflecting the value of its inventory at the lower of cost or market.

Stock-Based Compensation. Superior’s 2003 Omnibus Stock Option Plan (“2003 Plan”) is shareholder approved and permits the granting of up to 1,200,000 options to purchase Superior common stock to Superior employees, directors and outside consultants. Stock option awards are granted with an exercise price that is equal to or greater than the market price of Superior’s common stock on the date of the grant. The options vest generally over a range of one to five years and expire five years after the final vesting date. Stock options under the 2003 Plan provide for accelerated vesting if there is a change in control (as defined by the 2003 Plan).

The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and factors in an estimated forfeiture based on management assessment of historical employee termination experience. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based the U.S. Treasury Bill rate with a maturity based on the expected life of the options and on the closest day to an individual stock option grant. Dividend rates are based on Superior’s dividend history. The stock volatility factor is based on the past three years of market prices of Superior’s common stock. The expected life of an option grant is based on its vesting period. The fair value of each option grant is recognized as compensation expense over the expected life of the option on a straight line basis.

Results of Operations

For the Six Months Ended December 31, 2006 and 2005

The following table sets forth the percentage of net revenue represented by each item in Superior’s statement of operations for the periods presented and the net changes and percentage of change for each item in Superior’s statement of operations between the periods indicated:

	Six Months Ended (dollars in thousands)				Change	% Change
	December 31, 2006%		December 31, 2005%

Net sales	$12,863	90%	$20,433	96%	$(7,570)	(37%)
Commission Income	1,503	10%	846	4%	658	78%
Total revenue	14,366	100%	21,279	100%	(6,913)	(32%)
Cost of sales	11,663	81%	17,782	84%	(6,119)	(34%)

Gross profit	2,703	19%	3,497	16%	(793)	(23%)
Selling, general and administrative expenses	4,766	33%	4,467	21%	299	7%

Loss from operations	(2,063)	(14%)	(970)	(5%)	(1,093)	113%
Other income (expense)	(366)	(3%)	(252)	(1%)	(114)	45%

Loss before provision for taxes	(2,429)	(17%)	(1,222)	(6%)	(1,207)	99%
Income tax provision	1	0%	1	0%	—	0%

Net Income (loss)	$(2,430)	(17%)	$(1,223)	(6%)	$(1,207)	99%

Superior’s net loss for the six months ended December 31, 2006 was $2,430,000 or $0.51 per share on both a basic and diluted basis as compared to a net loss of $1,223,000 or $0.25 per share on both a basic and diluted basis for the six months ended December 31, 2005. The 99% decline in Superior’s operating results was primarily due to 32% lower sales revenues available to cover operating costs, allowances for uncollectible accounts receivable, inventory adjustments, higher net interest expenses, and costs incurred in connection with the proposed combination with DGSE.

Revenues

The table below sets forth Superior’s primary sources of revenue for the periods indicated:

	Six Months Ended (dollars in thousands)				Change	% Change
	December 31, 2006%		December 31, 2005%
Net Sales
Rare Coin-Wholesale	$10,484	73%	$13,801	65%	$(3,317)	(24%)
Rare Coin-Retail	2,379	17%	6,632	31%	(4,253)	(64%)
Total Net Sales	12,863	90%	20,433	96%	(7,570)	(37%)
Commission Income	1,503	10%	846	4%	658	78%
Total Revenue	$14,366	100%	$21,279	100%	$(6,913)	(32%)

Total revenue for the six months ended December 31, 2006 decreased $6,913,000 or 32% to $14,366,000 from $21,279,000 for the six months ended December 31, 2005. This decrease in revenues is primarily due to the decrease in retail sales of rare coins. Retail rare coin sales for the six months ended December 31, 2006 decreased $4,253,000 or 64% from the comparable period in 2005. Wholesale rare coin sales for the six months ended December 31, 2006 also decreased $3,317,000 or 24% over the comparable period in 2005. Due to the transfer of $2,117,000 of coins to SIBL to reduce the balance on Superior’s commercial line of credit, those coins were not available for sale to other wholesale customers. On a combined basis, sales of rare coins decreased $7,570,000 or 37% from the comparable period in 2005.

This decrease in rare coin sales was primarily due to a refocusing of Superior’s marketing efforts away from the direct wholesale and retail customers and toward the auction market for consigned collector coins held in private portfolios. This change was made to mitigate a perceived weakened market demand for quantity purchases which was caused by a recent decrease in the price of gold, rising interest rates and new record highs set in the stock market. It also was necessitated by Superior’s lower levels of owned inventory available for sale, which resulted from the lack of availability of operating cash flow to purchase that inventory and the need to repay debt in-kind with coins.

Auction sales (hammer prices realized) were $16,757,000 for the six months ended December 31, 2006 as compared to $18,726,000 for the six months ended December 31, 2005 reflecting a decrease of 11%; however the commission income for these auction sales increased due to a higher sell through rate. During the six months ended December 31, 2006 the buybacks were 21% of auction sales as compared to 51% of auction sales for the comparable period in 2005. Commissions on concluded sales are approximately 15% of the hammer price and for buybacks they are approximately 5% of the reserved price. Commission income for the six months ended December 31, 2006 was $1,504,000, an increase of $658,000, or 78% over the comparable period in 2005 due to the refocus of Superior’s business strategy.

Superior’s revenue and profitability during the year is subject to seasonality. Superior’s first and third fiscal quarters have traditionally been its strongest because two well-attended auctions are normally scheduled during each of these quarters and during these quarters there are more frequent and better-attended trade shows. The second fiscal quarter has traditionally been Superior’s weakest, because it conducts only one auction event and there are fewer, less popular trade shows.

To expand its wholesale sales efforts, in October 2005 Superior entered into an informal preferred supplier arrangement with Stanford Coins and Bullion, Inc. (“Stanford C&B”), a rare coin retailer and affiliate of Superior’s principal stockholder, SIBL. This arrangement replaced a Primary Supplier Agreement that terminated upon the completion of the parties’ obligations in September 2005. In addition to providing us a preferred status as a supplier, Stanford C&B will exclusively refer their customers wishing to sell rare coins via auctions to Superior’s auction division. Superior expects that this arrangement will continue after the combination. Superior believes that it will likely result in increased coins sales by Superior, but Superior is unable to predict the magnitude of that increase.

Superior’s growth strategy for wholesale type distribution channels changed as of January 6, 2007 under the revised merger agreement. In addition to growing the wholesale business through the hiring of additional numismatic traders, acquiring small rare coin dealers and supplying rare coins to other retailers, Superior has created a new profit center with Silvano DiGenova, the former chief executive officer of Superior, serving as Managing Director-Numismatics, which will, along with other activities, provide services to wholesale customers.

To expand Superior’s retail distribution channel, Superior plans to remodel the gallery space located in Beverly Hills following the combination. The product mix will be diversified to include new high-end jewelry and watches in addition to second-hand jewelry. Superior is in the process of obtaining a pawnbroker license to make loans against jewelry and other artifacts. The retail business will be supported by local advertising in print, radio and television media.

To expand Superior’s auction distribution channels, Superior plans to find more consigners of rare coins for its auction events through new functions available on its internet website (www.SGBH.com) and to integrate that website with DGSE’s websites: www.DGSE.com, www.USBullionExchange.com, www.FairchildWatches.com (Fairchild International), and www.CGDEInc.com (Charleston Gold & Diamond Exchange). Superior does not hold an internet-only auction during the week that it holds a live auction as its live auctions are simultaneously broadcast over its website to take bids over the internet. Superior plans to hold seven “Elite” live auction events in the fiscal year ending June 30, 2007. Superior currently has a strategic relationship with eBay.com for the daily sale of rare coins and jewelry. Superior pays eBay.com a commission of 5% on sales it makes, and when Superior sells goods in this manner Superior increases the charge to its customer by 5%, to offset the commission paid to eBay.com. Under this relationship, Superior has agreed that when it conducts internet-only auctions through eBay.com, Superior will not simultaneously offer the auctioned items through any other internet-based auction.

The implementation of these strategies may not result in increased revenues. Superior will seek to determine whether the expected benefits from these strategies, measured principally in terms of increased revenue, justifies the costs of implementing them. If Superior determines that any of these strategies is not cost-effective, Superior will terminate or amend the strategy. Superior cannot assure you that its growth plans will generate enough revenue to cover the additional operating costs associated with these growth plans.

Cost of Revenue

Cost of revenue is primarily comprised of the acquisition price Superior pays for coins, and is dependent on Superior’s skill in identifying coins that may be offered for sale at advantageous prices, as well as the supply and demand factors at the time that Superior is purchasing coins. Commission income has minimal cost of revenue associated with it.

Cost of revenue for the six months ended December 31, 2006 decreased $6,119,000 or 34% to $11,663,000 or 81% of total revenue, from $17,782,000 or 84% of total revenue for the six months ended December 31, 2005. The decrease in aggregate dollar cost of revenue in the current period over the comparable period in 2005 was primarily due to the decrease in wholesale and retail rare coin sales as discussed in “Total Revenue” above.  The cost of revenue as a percentage of total revenue in the current period varied from 81% to 84% in the comparable period of the previous year; but as auction commission income has negligible cost of revenue, the true comparison is 91% of net rare coin sales in the six months ended December 31, 2006 to 87% of net rare coin sales in the six months ended December 31, 2005.

However, in the six months ended December 31, 2006, mark to market reserves and adjustments to inventory values totaled $545,000 as compared to $125,000 reserved during the six months ended December 31, 2005. Excluding the effect of the mark to market inventory reserve of $490,000, the $245,000 inventory adjustment for the physical count taken, cost of goods actually sold for the six months ended December 31, 2006 would have been 76%. Management’s mark to market reserve was focused on the fair market valuation of the coins and the other items in Superior’s inventory, on an item-by-item basis, and a reserve was recorded if the fair market value was determined to be less than Superior’s cost.

Gross Profit

Gross profit for the six months ended December 31, 2006 decreased $794,000 to $2,703,000 or 19% of total revenue from $3,497,000 or 16% of total revenue for the six months ended December 31, 2005. The decrease in gross profit dollars in the current period over the comparable period in 2005 was primarily due the reduced level of sales as discussed in “Total Revenue” above. Excluding the effects of the mark to market inventory reserve and the inventory adjustments in cost of goods sold, the gross profit margin for the six months ended December 31, 2006 would have been 23.9%. The gross profit as a percentage of revenue will vary from period to period due to variations in the factors discussed in “Cost of Revenue” above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended December 31, 2006 increased $299,000 to $4,766,000 or 33% of total revenue from $4,467,000 or 21% of total revenue for the six months ended December 31, 2005. The net $299,000 increase in the dollar amount of expenses was primarily due to additional spending of approximately $929,000 comprised of (i) merger related legal, audit and consulting fees of $413,000 related to the proposed combination with DGSE; (ii) office rent increases of $18,000; (iii) insurance premiums of $29,000 to cover higher levels of consigned coins in Superior’s possession; (iv) additional bad debt expense of $394,000 and (v) lesser miscellaneous operational expenses of $75,000.

Net cost reductions of $630,000 offset some of the additional expenditures for the six months ended December 31, 2006. Cost reductions were comprised of: (i) $207,000 decrease in expenditures for marketing operations and auction operations expenses associated with the logistics of attending trade shows, advertising and having coins graded by professional associations; (ii) reduced employee compensation costs of $282,000 which resulted from decreased commissions paid to salespersons on Superior’s lower level of sales and reversal of over-stated stock option expenses; (iii) $12,000 decrease in freight and postage due to a change in vendors; (iv) $74,000 saved by the cancellation of a public relations service contract; (v) $36,000 decrease in travel and entertainment expense and
(vi) $19,000 resulting from lesser changes in all other selling, general and administrative expense categories.

Other Income and Expenses

Other expenses for the six months ended December 31, 2006 increased $114,000 to $366,000 from $252,000 for the six months ended December 31, 2005. This increase was primarily due to increased interest expense, resulting from the combination of the increased use of Superior’s SIBL line of credit to finance its own receivables and inventory and increases in the rate of interest charged on its SIBL line of credit and on notes from other private lenders for the six months ended December 31, 2006 as compared to the six months ended December 31, 2005.

Provision for Income Taxes

Although Superior reported a net loss for the six months ended December 31, 2006, Superior incurred income taxes for state franchise and other minimum taxes totaling $600. Similarly, although Superior reported a net loss the six months ended December 31, 2005, Superior incurred income taxes for state franchise and other minimum taxes totaling $800.

For the Three Months Ended December 31, 2006 and 2005

The following table sets forth the percentage of net revenue represented by each item in Superior’s statement of operations for the periods presented and the net changes and percentage of change for each item in Superior’s statement of operations between the periods indicated:

	Three Months Ended (dollars in thousands)				Change	% Change
	December 31, 2006%		December 31, 2005%

Net sales	$5,388	93%	$9,485	99%	$(4,097)	-43%
Commission Income	417	7%	141	1%	276	196%
Total revenue	5,805	100%	9,626	100%	(3,821)	-40%
Cost of sales	4,609	79%	8,440	88%	(3,831)	-45%
Gross profit	1,196	21%	1,186	12%	10	1%
Selling, general and administrative expenses	2,505	43%	2,166	23%	339	16%
Loss from operations	(1,309)	-23%	(980)	-11%	(329)	34%
Other income (expense)	(182)	-3%	(137)	-1%	(45)	33%
Loss before provision for taxes	(1,491)	-26%	(1,117)	-12%	(374)	33%
Income tax provision	1	0%	—	0%	1	0%
Net Income (loss)	$(1,492)	-26%	$(1,117)	-12%	$(375)	33%

Superior’s net loss for the three months ended December 31, 2006 was $1,492,000 or $0.31 per share on both a basic and diluted basis as compared to a net loss of $1,117,000 or $0.23 per share on both a basic and diluted basis for the three months ended December 31, 2005. The 16% decline in Superior’s operating results was primarily due to 40% lower sales revenues available to cover operating costs, allowances for uncollectible accounts receivable, inventory adjustments, lower interest income on auction advances and costs incurred in connection with the proposed combination with DGSE.

Revenues

The table below sets forth Superior’s primary sources of revenue for the periods indicated:

	Three Months Ended (dollars in thousands)				Change	% Change
	December 31, 2006%		December 31, 2005%
Net Sales
Rare Coin-Wholesale	$4,632	80%	$7,267	75%	$(2,635)	-36%
Rare Coin-Retail	756	13%	2,218	23%	(1,462)	-66%
Total Net Sales	5,388	93%	9,485	99%	(4,097)	-43%
Commission Income	417	7%	141	1%	276	196%
Total Revenue	$5,805	100%	$9,626	100%	$(3,821)	-40%

Total revenue for the three months ended December 31, 2006 decreased $3,821,000 or 40% to $5,805,000 from $9,626,000 for the three months ended December 31, 2005. This decrease in revenues is primarily due to the decrease in sales of rare coins to both wholesale and retail customers. Wholesale rare coin sales for the three months ended December 31, 2006 decreased $2,635,000 or 36% from the comparable period in 2005. Due to the transfer of $2,117,000 of coins to SIBL to reduce the balance on Superior’s commercial line of credit, those coins were not available for sale to other wholesale customers. Retail rare coin sales for the three months ended December 31, 2006 decreased $1,462,000 or 66% over the comparable period in 2005. On a combined basis, sales of rare coins decreased $4,097,000 or 43% over the comparable period in 2005.

This decrease in rare coin sales was primarily due to a refocusing of Superior’s marketing efforts away from the direct wholesale and retail customers and toward the auction market for consigned collector coins held in private portfolios. This change was made to mitigate a perceived weakened market demand for quantity purchases which was caused by a recent decrease in the price of gold, rising interest rates and new record highs set in the stock market. It also was necessitated by Superior’s lower levels of owned inventory available for sale, which resulted from the lack of availability of operating cash flow to purchase that inventory and the need to repay debt in-kind with coins.

Commission income for the three months ended December 31, 2006 was $417,000, an increase of $276,000 or 196% over the comparable period in 2005. This increase was primarily due to Superior’s efforts to attract higher quality consignments with higher average commission rates. Auction sales (hammer prices realized) were $3,695,000 for the three months ended December 31, 2006 as compared to $1,862,000 for the three months ended December 31, 2005, reflecting an increase of 98% in volume and a 12% decrease in the buy back/return rate for the auctions completed during the three months ended December 31, 2006.

Superior’s revenue and profitability during the year is subject to seasonality. Superior’s first, third and fourth fiscal quarters have traditionally been its strongest because two well-attended Elite live auctions are normally scheduled during each of these quarters and during these quarters there are more frequent and better-attended trade shows. Superior’s second fiscal quarter has traditionally been its weakest because it conducts only one auction event and there are fewer, less popular trade shows.

Cost of Revenue

Cost of revenue is primarily comprised of the acquisition price Superior pays for coins, and is dependent on Superior’s skill in identifying coins that may be offered for sale at advantageous prices, as well as the supply and demand factors at the time that Superior is purchasing coins. Commission income has minimal cost of revenue associated with it. Cost of revenue for the three months ended December 31, 2006 decreased $3,831,000 or 45% to $4,609,000 or 79% of total revenue, from $8,440,000 or 88% of total revenue for the three months ended December 31, 2005. The decrease in aggregate dollar cost of revenue in the current period over the comparable period in 2005 was primarily due to the decrease in wholesale and retail rare coin sales as discussed in “Total Revenue” above.

The cost of revenue as a percentage of total revenue in the current period varied 9% from 79% to 88% in the comparable period of the previous year; but as auction commission income has negligible cost of revenue, the true comparison is 86% of net rare coin sales in the three months ended December 31, 2006 to 89% of net rare coin sales in the three months ended December 31, 2005. The cost of goods sold as a percent of net rare coin sales decreased by 7% because fewer wholesale rare coins were sold with unfavorable margins during the three months ended December 31, 2006 than during the comparable period of the previous year.

However, in the three months ended December 31, 2006, mark to market reserves and adjustments to inventory values totaled $735,000 as compared to $125,000 reserved during the three months ended December 31, 2005. Excluding the effect of the mark to market inventory reserve of $490,000, the $245,000 inventory adjustment for the physical count taken, cost of goods sold for the three months ended December 31, 2006 would have been 72%. Management’s mark to market reserve was focused on the fair market valuation of the coins and the other items in Superior’s inventory, on an item-by-item basis, and a reserve was recorded if the fair market value was determined to be less than its cost.

Although the cost of revenue as a percentage of total revenue in the current period may be similar to that in the comparable period of the previous year, this may result from a coincidental combination of factors that are not always consistent. These factors, which Superior cannot predict from period to period, include Superior’s success in buying coins that generate substantial margin, the supply of coins that Superior’s customers wish to purchase, and the level of auction sales and the percentage of commission on these sales that Superior earns.

Gross Profit

Gross profit for the three months ended December 31, 2006 increased $10,000 to $1,196,000 or 21% of total revenue from $1,186,000 or 12% of total revenue for the three months ended December 31, 2005. Superior’s gross profit margin increased 1% because (i) fewer wholesale rare coins were sold with unfavorable margins during the three months ended December 31, 2006 than during the comparable period of the previous year and (ii) the $276,000 increase in auction commissions during the three months ended December 31, 2006 had a minimal cost of revenue associated with the consigned coins sold. Excluding the effects of the mark to market inventory reserve and the inventory adjustments in cost of goods sold, the gross profit margin for the three months ended December 31, 2006 would have been 33%. The gross profit as a percentage of revenue will vary from period to period due to variations in the factors discussed in “Cost of Revenue” above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended December 31, 2006 increased $339,000 or 16% to $2,505,000 from $2,166,000 for the three months ended December 31, 2005. These expenses represent 43% of total revenue for the three months ended December 31, 2006 as compared to 23% of total revenue for the three months ended December 31, 2005. The higher percentage that selling, general and administrative expenses for the three months ended December 31, 2006 is a function of there being 40% less total revenue for that fiscal period and because there was additional expenses incurred in the three months ended December 31, 2006 than during the comparable period of the previous year.

The net increase in the dollar amount of expenses was primarily due to additional spending of approximately $832,000 comprised of (i) legal, audit and consulting fees of $335,000 related to the proposed combination with DGSE; (ii) internet web hosting fee increases of $12,000; (iii) additional bad debt expense of $448,000 and
(iv) other miscellaneous operational expenses of $37,000.

Net cost reductions of $493,000 offset some of the additional expenditures for the three months ended December 31, 2006. Cost reductions were comprised of: (i) $96,000 decrease in expenditures for marketing operations and auction operations expenses associated with the logistics of attending trade shows, advertising and having coins graded by professional associations; (ii) reduced employee compensation costs of $262,000 which resulted from decreased commissions paid to salespersons on Superior’s lower level of rare coin sales and a one-time reversal of over-stated stock option expenses; (iii) $22,000 decrease in dues and subscriptions to professional organizations; (iv) $39,000 saved by the cancellation of a public relations service contract; (v) $31,000 decrease in travel and entertainment expense; (vi) $13,000 decrease in the purchase of office supplies; and (vii) $30,000 resulting from lesser changes in all other selling, general and administrative expense categories.

Other Income and Expenses

Other expenses for the three months ended December 31, 2006 increased $45,000 or 33% to $182,000 from $137,000 for the three months ended December 31, 2005. This increase was primarily due to $45,000 less interest earned on auction advances and dealer loans because outstanding loan balances were reduced to $1,646,000 for the three months ended December 31, 2006 from $3,155,000 for the three months ended December 31, 2005. Interest expense to finance Superior’s own receivables and inventory remained the same for the three months ended December 31, 2006 as compared to the three months ended December 31, 2005.

Provision for Income Taxes

Although Superior reported a net loss for the three months ended December 31, 2006, Superior incurred income taxes for state franchise and other minimum taxes totaling $800. Superior reported a net loss the three months ended December 31, 2005, and incurred no income taxes for state franchise and other minimum taxes during that period.

For the Years Ended June 30, 2006 and 2005

The following table sets forth the percentage of net revenue represented by each item in Superior’s statements of operations for the periods presented and the net changes and percentage of change for each item in its statement of operations between the periods indicated:

	Year Ended (dollars in thousands)				Change	% Change
	June 30, 2006%		June 30, 2005%

Net sales	$43,302	93%	$37,340	94%	$5,962	16%
Commission Income	3,015	7%	2,195	6%	820	37%
Total revenue	46,317	100%	39,535	100%	6,782	17%
Cost of sales	38,393	83%	32,027	81%	6,366	20%
Gross profit	7,924	17%	7,508	19%	416	6%
Selling, general and administrative expenses	9,792	21%	7,708	19%	2,084	27%
Income (loss) from operations	(1,868)	-4%	(200)	-1%	(1,668)	834%
Other income (expense)	(669)	-1%	(415)	-1%	(254)	61%
Income (loss) before provision for taxes and extraordinary item	(2,537)	-5%	(615)	-2%	(1,922)	313%
Income tax provision	2	0%	1	0%	1	100%
Income (loss) before extraordinary item	$(2,539)	-5%	$(616)	-2%	$(1,923)	312%
Extraordinary item	50	0%	—	0%	50	100%
Net Income (loss)	$(2,489)	-5%	$(616)	-2%	$(1,873)	304%

Superior’s net loss for the year ended June 30, 2006 was $2,489,000 or $0.52 per share on both a basic and fully diluted basis as compared to a net loss of $616,000 or $0.13 per share on a basic and fully diluted basis for the year ended June 30, 2005. The decline in Superior’s operating results was primarily due to additional infrastructure costs to support current and anticipated future growth, increased reserves against accounts receivable and inventory values, higher net interest expenses, and costs incurred in connection with the proposed combination with DGSE.

Total Revenue

The table below sets forth Superior’s primary sources of revenue for the periods indicated:

	Year Ended (dollars in thousands)				Change	% Change
	June 30, 2006%		June 30, 2005%
Net Sales
Rare Coin-Wholesale	$30,021	65%	$24,533	62%	$5,488	22%
Rare Coin-Retail	13,281	28%	12,807	32%	474	4%
Art, Collectibles and Other	—	0%	—	0%	—	0%
Total Net Sales	43,302	93%	37,340	94%	5,962	16%
Commission Income	3,015	7%	2,195	6%	820	37%
Total Revenue	$46,317	100%	$39,535	100%	$6,782	17%

Superior recorded total revenue of $46,317,000 for the year ended June 30, 2006, an increase of $6,782,000 or 17% over the total revenue of $39,535,000 recorded for the year ended June 30, 2005. The increase in revenue is primarily due to increased wholesale coin sales. Wholesale rare coin sales increased $5,488,000 or 22% over last year’s sales to other coin dealers. This increase was primarily due to continued strength in demand for rare coin inventory. Retail rare coin sales increased marginally by $474,000 or 4% over last year. This moderate increase was primarily due to the focus of Superior’s print advertising campaign toward wholesalers and the slow ramp up of internet capabilities for the retail market.

Commission income for the year ended June 30, 2006 increased $820,000 or 37% over the last year ended June 30, 2005. This improvement was primarily due to an increase in the volume of consignments and the average rate of commission earned. Auction sales (hammer prices realized, which are the aggregate amount of winning bids at Superior’s auctions excluding the buyer’s commission) were $28,665,000 for the year ended June 30, 2006 as compared to $23,234,000 for the year ended June 30, 2005, which also contributed to the increased commission income for the current year.

Superior’s revenue and profitability during the year is subject to seasonality. Superior’s first and third fiscal quarters have traditionally been its strongest because two well-attended auctions are normally scheduled during each of these quarters and during these quarters there are more frequent and better-attended trade shows. Superior’s second fiscal quarter has traditionally been its weakest because Superior conducts only one auction event and there are fewer, less popular trade shows.

Superior believes that for its revenue to continue to grow in the future it must continue to expand and diversify its distribution channels. Superior has recently begun to consider, test and implement several growth strategies.

To expand its wholesale sales efforts, Superior began to supply a television home shopping channel with rare coins on a test basis in October 2004. Superior evaluated its arrangement with this supplier through February 2005, and decided to discontinue this arrangement and to examine other home shopping opportunities at some future date. In January 2005, Superior began to supply Internet retailer Amazon.com with rare coins on a test basis. Superior’s current relationship with Amazon.com is simply to provide that company, on a nonexclusive basis, with coins to be offered for sale on its website. Superior pays Amazon.com a commission, which is presently 15%, on any sales it makes through this relationship. Superior has yet to determine the length of the test period with Amazon.com. Over the medium and long-term Superior’s growth strategy for wholesale type distribution channels includes hiring of additional numismatic traders, acquiring small rare coin dealers and supplying rare coins to gift and catalog retailers. Superior has yet to determine the associated costs of its medium and long-term growth strategies in the areas discussed above. Superior may extend or terminate any of these arrangements at any time.

To expand its retail distribution channels, Superior completed a significant upgrade of its web-site last year. This upgrade included software tools to improve the ease of use of Superior’s Internet shopping cart, enhance the presentation of items for sale, automate its listing capabilities with e-Bay.com, Amazon.com and Overstock.com, increase traffic to its web-site where coins may also be purchased and improve on-line bidding and customer want-list capabilities. The costs incurred last year for this upgrade were approximately $80,000 and the annual maintenance cost associated with this upgrade will be approximately $42,000. Superior is considering further upgrades to its website in the coming year, but has yet to determine the costs associated with these potential upgrades. In March 2005, Superior began listing rare coins with Overstock.com both in their regular listing format and on their auction platform. Other growth plans include the expansion of Superior’s direct mail advertising targeting high net worth collectors who are currently buying rare coins or other fine collectibles.

Superior plans to expand its auction operations to include bi-monthly Internet-only auctions through its strategic relationship with e-Bay.com. Under this relationship, Superior has agreed that when it conducts Internet-only auctions through e-Bay.com, Superior will not simultaneously offer the auctioned items through any other Internet-based auction. Superior pays e-Bay.com a commission of 5% on sales it makes, and when Superior auctions coins in this manner it increases the charge to its customer by 5%, to offset the commission paid to e-Bay.com. This arrangement will complement the seven major live auctions that Superior currently holds during a year. Superior anticipates ramping toward bi-monthly Internet-only auctions by October 2006. Subsequent to the completion of the proposed combination with DGSE, Superior plans to expand its Internet website (www.SGBH.com) significantly and to integrate the website with DGSE’s websites: www.DGSE.com, www.USBullionExchange.com, www.FairchildWatches.com (Fairchild International), and www.CGDEInc.com (Charleston Gold & Diamond Exchange).

Superior would not hold an Internet-only auction during the week that it held a live auction as Superior’s live auctions are simultaneously broadcast over the Internet. Superior has seven live auction elite events in the fiscal year ending June 30, 2006 and is currently planning to hold two live auctions per quarter next year.

Superior’s ability to expand its wholesale, retail and auction operations is dependent in part upon the success of these strategies, which Superior has not yet evaluated. The implementation of these strategies may not result in increased revenues. Superior will seek to determine whether the expected benefits from these strategies, measured principally in terms of increased revenue, justifies the costs of implementing them. If Superior determines that any of these strategies is not cost-effective, it will terminate or amend the strategy. Superior cannot assure you that its growth plans will generate enough revenue to cover the additional operating costs associated with these growth plans.

Superior’s ability to expand its revenue is significantly contingent on the availability of additional permanent equity and debt financing. As indicated in “Other Liquidity Plans” below Superior has plans to raise additional equity and debt, but there is no assurance that it will be successful in doing so on terms and conditions that are acceptable to it.

Cost of Sales

Cost of sales is primarily comprised of the acquisition price Superior pays for coins, and is dependent on Superior’s skill in identifying coins that may be offered for sale at advantageous prices, as well as supply and demand factors at the time it is purchasing coins. Commission income on consigned coins has minimal cost of sales associated with it. Cost of sales increased $6,366,000 or 20% to $38,393,000 for the year ended June 30, 2006, compared to $32,027,000 for the year ended June 30, 2005. The cost of goods sold remained stable at approximately 81% of total revenue for both years, excluding the effect of the mark to market inventory reserve of $840,000 that was recorded for the year ended June 30, 2006 as an inventory adjustment in cost of goods sold. Management’s inventory adjustment was focused on the fair market valuation of the coins and other items in Superior’s inventory, on an item by item basis, and a reserve was recorded if the fair market value was determined to be less than Superior’s cost.

The increase in the aggregate dollar cost of sales was primarily due to the increased sale of wholesale rare coins as discussed in “Total Revenue” above, rather than factors that might have influenced the cost of any particular item of inventory. During Superior’s 2006 and 2005 fiscal years, Superior had comparable success in purchasing coins at advantageous prices, which resulted in its cost of sales as a percentage of revenue remaining similar. Although cost of sales as a percentage of total revenue may be similar from year to year, this may result from a coincidental combination of factors that are not always consistent. These factors, which Superior cannot predict from year to year, include Superior’s success in buying coins that generate substantial margin, the supply of coins that Superior’s customers wish to purchase, and the level of auction sales and the percentage of commission on these sales that Superior earns.

Gross Profit

Gross profit for the year ended June 30, 2006 increased $416,000 or 6% to $7,924,000 from $7,508,000 for the year ended June 30, 2005. Superior’s gross profit margin remained at approximately 19% of total revenue for both years excluding the effect of the mark to market inventory reserve of $840,000 that was recorded for the year ended June 30, 2006 as an inventory adjustment in cost of goods sold. Due to recording the fair market reserve on inventory value, the gross profit margin was 17% for the year ended June 30, 2006, compared to 19% for the year ended June 30, 2005. The adjusted $1,256,000 increase in the total gross profit figure in 2006 over 2005 was primarily due to the increase in Superior’s wholesale rare coin sales and greater number of consigned coin sales. Gross profit as a percentage of revenue will vary from period to period due to variations in the factors discussed in “Cost of Sales,” above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $2,084,000 or 27% to $9,792,000 for the year ended June 30, 2006, from $7,708,000 for the year ended June 30, 2005. These expenses represented 21% of total revenue for the year ended June 30, 2006, as compared to 19% of total revenue for the year ended June 30, 2005. The dollar increase in these expenses was due principally to the following factors: (i) additional employee compensation costs of $572,000, which resulted from increased headcount and increased commissions that resulted from Superior’s higher level of sales; (ii) $446,000 increase in other compensation comprised of non-cash expenses associated with common stock grants of $36,000 and stock option awards of $410,000 realized according to FASB 123(R); (iii) an additional $286,000 of marketing and operations expenses associated with the logistics of attending trade shows, advertising and having coins graded by professional associations; (iv) $232,000 increase in legal fees primarily related to the proposed combination with DGSE and (v) a net increase of $548,000 resulting from changes in all other selling, general and administrative expense categories.

Other Income and Expenses

Other expenses for the year ended June 30, 2006 increased $254,000 or 61% to $669,000 from $415,000 for the year ended June 30, 2005. This increase was primarily due to: (i) a decrease in interest income of $15,000 that resulted from the lower levels of lending to Superior’s customers; (ii) increases in interest expenses of $241,000 that resulted from the combination of increased use of Superior’s lines of credit to finance its own inventory and increases in rates charged to Superior by its lenders for the year ended June 30, 2006, as compared to the year ended June 30, 2005; and (iii) a decrease in the gain on the sales of fixed assets of $3,000.

Provision for Income Taxes

Superior incurred a net loss of $2,489,000 for the year ended June 30, 2006 and a net loss of $616,000 for the year ended June 30, 2005. Superior recorded income taxes expense of $2,000 for state and other minimum taxes for the year ended June 30, 2006 and $1,000 for state and other minimum taxes for the year ended June 30, 2005. Superior has net operating losses (“NOL”) carried forward from previous years. For federal income tax purposes, Superior has a NOL carry forward of approximately $10,358,000 which is available to offset future federal taxable income through 2025. For state income tax purposes, Superior also has a NOL carry forward of approximately $5,097,000, which is available to offset state taxable income through 2015. The use of these NOL carry forwards in future years will be limited due to past changes in Superior’s ownership and will be further limited if the merger is consummated. The full effect of these limitations has yet to be calculated. In addition, NOL carry forwards for the purposes of offsetting California state taxable income have been limited to 50% for tax years 1998 and 2001, and limited to 60% for the tax years 2002 and 2003, only. All other tax years can carry forward 100% of NOL.

Extraordinary Gain

On March 31, 2006, Superior repaid the balance of its line of credit from a private lender of $1,900,000 by applying the accounts receivable from the sale of $1,000,000 of rare coins to the lender, a payment of $850,000 in cash and the application of a $50,000 discount for early payment. The $50,000 discount was classified as an extraordinary gain on the Statement of Operations.

For the Years Ended June 30, 2005 and 2004

The following table sets forth the percentage of net revenue represented by each item in Superior’s statements of operations for the periods presented and the net changes and percentage of change for each item in its statement of operations between the periods indicated:

	Year Ended (dollars in thousands)				Change	% Change
	June 30, 2005%		June 30, 2004%

Net sales	$37,340	94%	$26,916	90%	$10,424	39%
Commission Income	2,195	6%	3,081	10%	(886)	(29%)
Total revenue	39,535	100%	29,997	100%	9,538	32%
Cost of sales	32,027	81%	23,382	78%	8,645	37%
Gross profit	7,508	19%	6,615	22%	893	13%
Selling, general and administrative expenses	7,708	19%	5,959	20%	1,749	29%
Income (loss) from operations	(200)	(1%)	656	2%	(856)	(130%)
Other income (expense)	(415)	(1%)	(92)	0%	(323)	351%
Income (loss) before provision for taxes	(615)	(2%)	564	2%	(1,179)	(209%)
Income tax provision	1	0%	12	0%	(11)	(92%)
Net Income (loss)	$(616)	(2%)	$552	2%	$(1,168)	(212%)

Superior’s net loss for the year ended June 30, 2005 was $616,000 or $0.13 per share on both a basic and fully diluted basis as compared to a net income of $552,000 or $0.11 and $0.06 per share on a basic and fully diluted basis for the year ended June 30, 2004. The year-to-year decline in Superior’s operating results was primarily due to increased competition in its auction business, infrastructure costs to support current and anticipated future growth and higher net interest expenses.

Total Revenue

The table below sets forth Superior’s primary sources of revenue for the periods indicated:

	Year Ended (dollars in thousands)				Change	% Change
	June 30, 2005%		June 30, 2004%
Net Sales
Rare Coin-Wholesale	$24,533	62%	$19,195	64%	$5,338	28%
Rare Coin-Retail	12,807	32%	7,345	24%	5,462	74%
Art, Collectibles and Other	—	0%	376	1%	(376)	(100%)
Total Net Sales	37,340	94%	26,916	90%	10,424	39%
Commission Income	2,195	6%	3,081	10%	(886)	(29%)
Total Revenue	$39,535	100%	$29,997	100%	$9,538	32%

Superior recorded total revenue of $39,535,000 for the year ended June 30, 2005, an increase of $9,538,000 or 32% over the total revenue of $29,997,000 recorded for the year ended June 30, 2004. The increase in revenue is primarily due to increased rare coin sales. Wholesale coin sales for fiscal 2005 increased $5,338,000 or 28% over the prior year. This increase was primarily due to the strong market demand which was caused, Superior believes, by an increase in the price of gold, low interest rates and uncertainty in the stock market, and due to Superior’s higher level of inventory available for sale, which resulted from the availability to Superior of new financing to purchase that inventory. Retail coin sales for fiscal 2005 increased $5,462,000 or 74% over the prior year. This increase was primarily due to continued strength in demand for rare coins as described above.

Superior completed its exit of the Art business in October 2003 and as a result Superior had no sales of art, collectibles and other for the years ended June 30, 2005 and 2004.

Commission income for the year ended June 30, 2005 decreased $886,000 or 29% over the prior year. This decrease was primarily due to the entry of additional auction houses into the rare coin market and aggressive pricing by Superior’s competitors. Both of these factors served to reduce Superior’s market share and resulted in a reduction in Superior’s average commission percentage. Auction sales (hammer prices realized, which are the aggregate amount of winning bids at Superior’s auctions excluding the buyer’s commission) were $23,234,000 for the year ended June 30, 2005 as compared to $30,033,000 for the year ended June 30, 2004, which also contributed to the reduced commissions for the current year.

Cost of Sales

Cost of sales increased $8,645,000 or 37% to $32,027,000 for the year ended June 30, 2005, representing 81% of total revenue, compared to $23,382,000, for the year ended June 30, 2004, which represented 78% of total revenue. The increase in the aggregate cost of sales was primarily due to the increased sale of rare coins as discussed in “Total Revenue” above, rather than factors that might have influenced the cost of any particular item of inventory. Superior’s cost of sales as a percentage of revenue increased over last year as a result of the decrease in its commission income. During Superior’s 2005 and 2004 fiscal years, Superior had comparable success in purchasing coins at advantageous prices, which resulted in Superior’s cost of sales as a percentage of revenue remaining similar.

Gross Profit

Gross profit for the year ended June 30, 2005 increased $893,000 or 13% to $7,508,000 or 19% of total revenue, from $6,615,000 or 22% of total revenue for the year ended June 30, 2004. The increase in the total gross profit in 2005 over 2004 was primarily due to the increase in Superior’s rare coin sales. Gross profit as a percentage of revenue will vary from period to period due to variations in the factors discussed in “Cost of Sales,” above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $1,749,000 or 29% to $7,708,000 for the year ended June 30, 2005 from $5,959,000 for the year ended June 30, 2004. These expenses represented 19% of total revenue for the year ended June 30, 2005 as compared to 20% of total revenue for the year ended June 30, 2004. The increase in these expenses was due to the following factors: the hiring of new employees to enhance Superior’s operational infrastructure; additional employee compensation costs of $711,000, which included commissions that resulted from Superior’s higher level of sales; investor and public relations efforts that began during the current year with a cost of $333,000; legal and audit cost increases primarily associated with the preparation of registration statements, in the amount of $164,000; increases in travel and entertainment costs of $160,000 due to the larger number of trade shows Superior attended; and auction operation costs increased by $262,000.

Other Income and Expenses

Other expenses for the year ended June 30, 2005 increased $323,000 to $415,000 from $92,000 for the year ended June 30, 2004. This increase was primarily due to: (i) a decrease in interest income of $100,000 that resulted from the decline in interest rates charged to Superior’s customers and lower levels of lending; and (ii) increases in interest expenses of $253,000 that resulted from the combination of increased use of Superior’s lines of credit to finance its own inventory and increases in rates charged to Superior by its lenders for the year ended June 30, 2005 as compared to the year ended June 30, 2004.

Provision for Income Taxes

Although Superior incurred a loss for the year ended June 30, 2005, Superior recorded income taxes expense of $1,000 for state and other minimum taxes for that year. Although Superior recorded income for the year ended June 30, 2004, Superior had net operating losses (“NOL”) carried forward from previous years and Superior had only recorded income tax expenses of $12,000 for state and other minimum taxes for the year ended June 30, 2004.

Liquidity and Capital Resources

At December 31, 2006, Superior had negative working capital of $3,369,000 and a current ratio of 0.68:1.00. Superior recorded net losses of $2,430,000. Given Superior’s December 31, 2006 cash balance of $1,615,000 and its projected operating cash requirements, Superior anticipates that its existing capital resources will probably be adequate to satisfy its cash flow requirements through the close of the combination with DGSE. Until the combination is closed, Superior entered into a forbearance agreement with SIBL, waiving certain defaults and enabling draw downs under its existing commercial line of credit facility despite its negative stockholders’ equity. The forbearance agreement is effective until six months after the date DGSE files a registration statement on Form S-4 with the SEC related to the combination, or upon the earlier notice by SIBL of the occurrence of a new event of default under the credit facility. Superior’s cash flow estimates are based upon achieving certain levels of sales and reductions in operating expenses. Should sales be less than forecast or expenses become higher than forecast, then Superior may require additional financing through debt and/or equity, and Superior may not have adequate resources to fund operations. Superior expects future fixed obligations through the close of the combination to be paid solely by cash generated from operating activities. However, if Superior is unable to do so, Superior intends to satisfy fixed obligations from: (i) additional debt/equity financings; (ii) extending vendor payments; and (iii) liquidation of inventory. No assurance can be given that Superior will be able to pay or satisfy its fixed obligations from these sources. Although Superior anticipates being able to satisfy its fixed obligations, if Superior is unable to satisfy its fixed obligations as they become due, its creditors will be entitled to take legal action against it. If they do, Superior’s business could be materially harmed.

Operating Activities

Cash increased $4,353,000 during the year ended June 30, 2006 to $4,770,000 from $417,000 at June 30, 2005. Cash increased $904,000 during the six months ended December 31, 2006 to $1,616,000 from $712,000 at December 31, 2005.

Net cash used in operating activities totaled $158,000. Cash used in Superior’s operating activities totaled $9,022,000 resulting primarily from its net loss of $2,240,000; decreases in its accounts payable of $6,173,000; non-cash decrease in its inventory reserves of $350,000 due to the sale of revalued coins; decreases in its prepaid expenses of $60,000 and non-cash net reversals of stock option expense of $10,000. Cash provided by operations totaled $8,864,000 resulting from decreases in inventories of $6,085,000; pay downs of accounts receivable of $2,029,000; increases in non-cash allowances for accounts receivable of $458,000; increases in auction and customer advances of $183,000; non-cash depreciation expense of $100,000 and non-cash fair value of common stock grants of $10,000.

To generate cash to be used for operations, in the six months ended December 31, 2006, Superior made fewer advances against consigned coins and sold off inventory. Cost cutting measures were implemented for all expenses related to trade shows, the marketing of the inventory and delivery of goods. Superior will continue to strive to gain operating efficiencies by turning its inventory more quickly and monitoring the amount of inventory that it carries, although there is no assurance Superior will achieve these efficiencies.

Investing Activities

Cash used in investing activities during year ended June 30, 2006 was $310,000 consisting of purchases of property and equipment. Cash used in investing activities for the three months ended December 31, 2006 was $130,000 consisting of purchases of property and equipment.

Financing Activities

Until the quarter ending March 31, 2004, Superior had incurred losses since July 1999 and has financed these losses through short-term and long-term borrowings, by issuing shares in various private placement transactions and by liquidating assets. Losses in fiscal 2007 and 2006 have been financed primarily through the restructuring of debt and conversion of revolving debt to equity by SIBL. Net cash used by financing activities totaled $2,867,000 for the six months ended December 31, 2006, resulting from the transactions described below.

Financing Activities — Debt

On April 10, 2002 Superior executed a subordinated note payable to its then CEO, Silvano DiGenova, bearing interest at 9% per annum with quarterly installment payments of $150,000 plus interest. No principal payments had been made through February 2003. On February 10, 2003, the terms of the note were modified to provide for repayment of principal in the amount of $50,000 per quarter commencing on September 30, 2003 and for interest to be paid monthly. Superior was in arrears of $150,000 of principal payments that were due on December 31, 2004, March 31, 2005 and June 30, 2005 of $50,000 each. However, the former CEO agreed to delay these principal repayments to September 30, 2005 when $50,000 was paid. During the year ended June 30, 2006, the note was reduced by $250,000 and the interest rate was increased to 12%. During the six month period ended December 31, 2006, there was a principal repayment of $100,000. At December 31, 2006, the balance due was $400,000 and there was no accrued interest payable.

On October 13, 2003, Superior executed a Commercial Loan and Security Agreement with SFG, an affiliate of Superior’s principal stockholder, SIBL, to provide Superior with a $7,500,000 line of credit for purposes of financing its inventory, auction advances and inventory loans to other rare coin dealers and collectors. A portion of this indebtedness was assigned to SIBL, and on March 31, 2005, as described below, pursuant to SIBL’s purchase of $2,500,000 of Superior’s Series E Preferred Stock, SIBL assumed, converted and cancelled $2,500,000 of this indebtedness under the line of credit. In addition, SFG further amended the line of credit increasing the line of credit to $10,000,000, and subsequently assigned the indebtedness to SIBL. Effective July 21, 2005, the line of credit was renewed through October 1, 2006. On May 2, 2006, the line of credit was further amended to increase the line of credit to $10,850,000 to reflect an additional advance made March 30, 2006, and to partially fund the repayment of the private line of credit described in the next paragraph. On September 5, 2006, the SIBL line of credit was renewed through October 1, 2007. On November 21, 2006, Superior entered into an agreement with SIBL pursuant to which the outstanding balance on the line of credit would be reduced by up to $2,408,481 through the transfer of rare coins to SIBL. As of December 29, 2006 the final amount of the transfer of coins was determined to be $2,117,012. As of December 31, 2006, the outstanding balance was $8,732,987 and there was no accrued interest payable. The line of credit bears interest at the prime-lending rate (8.25% at December 31, 2006) and is secured by substantially all of Superior’s assets. Superior is currently in compliance with all of the financial covenants or has waivers in effect with respect to any covenants with which it is not in compliance. If Superior defaults in the performance of its obligations under this loan the lender could foreclose its security interest, which could lead to a termination of Superior’s business or require Superior to file a bankruptcy petition.

During October 2004 Superior executed three demand notes payable with a private lender totaling $650,000 bearing interest at 10% per annum secured by specific inventory. Interest was payable monthly. As of January 1, 2006, the interest rate increased to 12% per annum. During the six months ended December 31, 2006, the entire outstanding balance of $650,000 was repaid.

Anticipated Equity Transactions

As documented in the merger agreement, one hundred percent of the issued and outstanding shares of Superior’s capital stock will be converted into the right to receive shares of DGSE common stock. The conversion will be made in accordance with the DGCL, Chapters 78 and 92A of Title 7 of the NPCA and the approvals of Superior’s and DGSE’s respective boards of directors. In supporting documents, Superior entered into conversion agreements with each of SIBL and Silvano DiGenova, Superior’s former chairman, chief executive officer and interim chief financial officer.

Pursuant to the conversion agreement with SIBL, on January 6, 2007 SIBL converted and exchanged all of its shares of preferred stock, which included (i) 3,000,000 shares of the Series B $1.00 Convertible Preferred Stock,
(ii) 2,000,000 shares of the Series D $1.00 Convertible Preferred Stock, and (iii) 2,500,000 shares of the Series E $1.00 Convertible Preferred Stock, into an aggregate of 3,600,806 shares of Superior common stock. In addition, in connection with the closing of the combination, Superior anticipates that SIBL will convert $8,392,340 in debt owed under its commercial line of credit into 4,936,671 shares of Superior common stock at a conversion ratio of $1.70 per share.

Pursuant to the merger agreement, fifteen percent of the number of shares of DGSE common stock to be issued at the closing of the combination, less 33,648 shares to which DGSE is entitled under the merger agreement due to the fact that Superior’s actual December 31, 2006 shareholders’ equity was $89,840 less than Superior’s estimated December 31, 2006 shareholders’ equity used for purposes of determining the amount of debt to be converted by SIBL under the note exchange agreement, will be deposited in an escrow account as security for the payment of indemnification claims made under the merger agreement in the event Superior’s representations and warranties concerning its capitalization are inaccurate. The escrow will expire one year after the consummation of the Merger. The stockholder agent, which will initially be SIBL, will have the exclusive right to defend the escrow against claims made by DGSE or its related parties on behalf of Superior’s stockholders.

Pursuant to the conversion agreement with Silvano DiGenova, Superior’s former chairman, chief executive officer and interim chief financial officer, Mr. DiGenova converted his 400,000 shares of Series B $1.00 Convertible Preferred Stock into 202,330 shares of Superior’s common stock.

Other Liquidity Plans

As a condition to the closing of the combination, Superior expects to enter into a note exchange agreement with SIBL, as described more fully in the section entitled “Note Exchange Agreement, Warrants and Registration Rights Agreement — Note Exchange Agreement” beginning on page 79. Pursuant to the note exchange agreement, SIBL would convert $8,392,340 in debt into 4,936,671 shares of Superior’s common stock immediately prior to the consummation of the combination. SIBL would also provide a secured commercial line of credit in the amount of $11,500,000 to replace the existing facility, which new facility will be available to both Superior and DGSE. These transactions are subject to satisfaction of all of the other conditions to closing of the merger, and if the merger is not consummated, these transactions will not occur.

Although Superior will seek to secure additional financing and/or to raise additional capital if the combination is not closed as presently anticipated, Superior cannot assure you that it will be successful in completing these critical tasks. If Superior is unable to successfully obtain such financing, Superior may be forced to significantly and materially reduce its operations and/or liquidate inventory at amounts below current carrying value to generate the necessary working capital to fund any ongoing operations.

Capital Expenditures

Superior incurred approximately $310,000 of capital expenditures for property and equipment during the year ended June 30, 2006, relating primarily to needed leasehold improvements and development of its website. Superior does not have any plans for material capital expenditures through the current fiscal year ending June 30, 2007. Superior did not incur any material capital expenditures for property and equipment during the three months ended December 31, 2006 and does not presently have any plans to make material capital expenditures through the current fiscal year ending June 30, 2007.

Contractual Obligations

The following table outlines payments due under Superior’s significant contractual obligations over the periods shown, exclusive of interest:

	Payments Due by Period
Contract Obligations At June 30, 2006	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years

Long Term Debt	$300,000	$—	$300,000	$—	$—
Operating Leases	1,296,088	301,803	994,285	576,967	—
Short Term Debt	11,700,000	11,700,000	—	—	—
Total Contractual Obligations	$13,296,088	$12,001,803	$1,294,285	$576,967	$—

The above table outlines Superior’s obligations as of June 30, 2006 and does not reflect any changes in its obligations that have occurred after that date.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF SUPERIOR

Market risk represents the risk of loss that may impact Superior’s financial position, results of operations or cash flows due to adverse changes in financial market prices, including interest rate risk, foreign currency exchange rare risk, commodity price risk and other relevant market rate or price risks.

Superior is exposed to a degree of market risk through changes in short-term interest rates. At January 7, 2007, Superior had a line of credit from a related party, SIBL, with a balance payable of $8,392,340. This line of credit bears an interest rate that is tied to the bank prime rate. Superior is exposed to the risk of increasing short-term interest rates, but Superior does not consider this risk to be material.

Superior has no activities that would expose it to foreign currency exchange rate risk or commodity price risks.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS — SUPERIOR

Market Information

Superior’s common stock is traded on the NASDAQ over-the-counter Bulletin Board under the ticker symbol “SPGR.OB”. Prior to July 1, 2003, Superior’s trading symbol was “TAGZ.”

The following table shows the trading price data for Superior’s common stock as reported by NASDAQ as the range of representative bid prices for its common stock for the quarters indicated. Superior’s common stock is quoted in the National Quotation Bureau’s Pink Sheets and listed on the NASD’s Electronic Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, may not represent actual transactions.

	2007		2006		2005
Fiscal Quarter Ended	High	Low	High	Low	High	Low

September 30	1.31	1.00	4.00	1.50	2.00	1.25
December 31	1.00	.75	1.80	0.92	1.52	0.65
March 31	—	—	1.90	0.82	4.20	1.50
June 30	—	—	1.25	0.81	4.75	2.90

On March [●], 2007, the closing sales price for Superior’s common stock was $[●] per share.

Holders

On January 6, 2007, Superior had 176 stockholders of record. Within the holders of record of Superior’s common stock are depositories such as Cede & Co. that hold shares of stock for brokerage firms which, in turn, hold shares of stock for beneficial owners.

The combination is expected to result in the issuance of approximately 3.6 million shares of DGSE common stock to the Superior stockholders. This corresponds to approximately 73% of DGSE’s currently outstanding shares of common stock. The table in the section entitled “Ownership Of Superior Capital Stock” beginning on page 153 indicates the potential effect of the combination on the stockholdings in the combined company of Superior’s officers, directors and nominees.

Dividends

To date, Superior has declared no common stock dividends, and Superior does not expect to pay cash dividends on its common stock in the near future. Superior intends to retain future earnings, if any, to provide funds for the operation of its business. All of Superior’s outstanding shares of Series A Redeemable 8% Convertible Preferred Stock, or Series A Preferred Stock, were redeemed by cash payments by the end of fiscal 2006, and therefore all restrictions on the payment of dividends that were previously associated with these securities have been terminated. All of Superior’s outstanding shares of Series B $1.00 Convertible Preferred Stock, or Series B Preferred Stock, Series D $1.00 Convertible Preferred Stock, or Series D Preferred Stock, and Series E $1.00 Convertible Preferred Stock, or Series E Preferred Stock, were converted into shares of Superior common stock on January 6, 2007 in connection with the entry into the merger agreement, and therefore all restrictions on the payment of dividends that were previously associated with these securities have been terminated.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about Superior’s common stock that may be issued upon the exercise of options, warrants and rights that Superior has granted under (a) its 2003 Omnibus Stock Option Plan and (b) individual compensation arrangements in exchange for consideration in the form of goods or services as of December 31, 2006:

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance

Equity compensation plan approved by stockholders(2)	356,250	$2.68	843,750
Equity compensation plan not approved by stockholders(3)	3,000	$20.00	—
Total	359,250	$2.82	843,750

——————

(1)

Number of shares is subject to adjustment in the future for changes in capitalization resulting from stock splits, stock dividends and similar events.

(2)

Consists of Superior’s 2003 Omnibus Stock Option Plan. This Plan authorizes Superior to grant options to purchase up to 1,200,000 shares of its common stock during the term of the Plan. The Plan permits grants of both incentive stock options and non-qualified stock options. Options under all plans generally vest over 1 to 5 years, though the vesting periods may vary from person to person, and are exercisable subject to continued employment and other conditions.

(3)

Consists of remaining options to purchase Superior’s common stock granted to employees prior to the adoption of Superior’s 2000 Omnibus Stock Option Plan which was replaced by Superior’s 2003 Omnibus Stock Option Plan that came into effect on June 30, 2003.

Superior’s 2003 Omnibus Stock Option Plan was adopted by its board of directors on May 1, 2003 and approved by its stockholders at its annual stockholders’ meeting on June 30, 2003. This plan permits Superior to grant both incentive stock options and nonqualified stock options. Options under this plan generally vest over one to five years, though the vesting periods may vary from person to person, and are exercisable subject to continued employment and other conditions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE OF SUPERIOR

None.

OWNERSHIP OF SUPERIOR CAPITAL STOCK

The following table sets forth, as of February 5, 2007, certain information with respect to the beneficial ownership of Superior’s common stock by (i) each of its executive officers named in the summary compensation table above, (ii) each of its directors, (iii) each person known to Superior to be the beneficial owner of more than 5% of each class of its outstanding voting securities, and (iv) all of its directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)	Pro Forma Percent of Class(2)

Lawrence Fairbanks Abbott, Jr.(3)	55,000	(4)	*	*
David Rector(3)	30,000	(4)	*	*
Mitch Stoltz(3)	10,000	(5)	*	*
William H. Oyster(6)	—		*	*
S. Scott Williamson(6)	—		*	*
John Benson(6)	—		*	*
Silvano DiGenova 32001 S. Coast Highway Laguna Beach, California 92651	1,583,264	(7)	18.32%	6.14%
Stanford International Bank Ltd. 6075 Poplar Avenue Memphis, Tennessee 38119	4,350,806	(8)	50.47%	35.81	%(9)
All Executive Officers and Directors as a Group (6 persons)	95,000	(10)	1.09%	*

——————

(1)

Based upon information furnished to Superior by the directors and executive officers or obtained from Superior’s stock transfer books showing 8,621,416 shares of common stock outstanding as of February 5, 2007. Superior is informed that these persons hold the sole voting and dispositive power with respect to the common stock except as otherwise stated in the footnotes below. For purposes of computing “beneficial ownership” and the percentage of outstanding common stock held by each person or group of persons named above as of February 5, 2007, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. A “*” indicates less than one percent.

(2)

Giving pro forma effect to the combination. The combination is expected to result in the issuance to Superior stockholders of approximately 3.7 million shares of DGSE common stock, as well as the issuance to Mr. DiGenova of 96,951 shares of DGSE common stock upon the automatic exercise of a warrant and the issuance to SIBL of warrants to purchase up to 854,317 shares of DGSE common stock. The table shows the percentage stockholdings of DGSE common stock of the individuals and entities listed in the table after the consummation of the combination. A “*” indicates less than one percent.

(3)

The address for Messrs. Abbott, Rector and Stoltz is 9478 West Olympic Blvd., Beverly Hills, California 90212.

(4)

Includes 30,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days.

(5)

Includes 10,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days.

(6)

The address for Messrs. Oyster, Williamson and Benson is 2817 Forest Lane, Dallas, Texas 75234.

(7)

Includes 20,000 shares of common stock issuable upon the exercise of options and warrants, all of which were exercisable within 60 days of the date of this table, and 1,000 shares held by Mr. DiGenova’s minor children, over which Mr. DiGenova exercises voting control.

(8)

This figure does not include the estimated 4,936,671 shares of Superior common stock which are to be exchanged for $8.4 million of SIBL’s debt in connection with the closing of the merger.

(9)

This percentage gives pro forma effect to the exchange of 4,936,671 shares of Superior common stock for $8.4 million of SIBL’s debt, and the issuance to SIBL of warrants to purchase 854,317 shares of DGSE common stock, in connection with the closing of the merger.

(10)

Includes 75,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days.

Changes of Control

Other than the transactions contemplated by the merger agreement, Superior is not aware of any arrangements which may result in a change of control of Superior.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF SUPERIOR

On January 31, 2003, Superior entered into a consulting agreement with Stanford Group Company, an affiliate of its principal stockholder, Stanford International Bank Limited (“SIBL”), to provide financial and advisory services to Superior for a three year period commencing on April 1, 2003. The annual fee for such services was $60,000 and was payable on a quarterly basis. These fees are comparable to or lower than those that would be charged to Superior by an unrelated third party. The consulting agreement expired on March 31, 2006 and was not renewed.

On October 13, 2003, Superior executed a Commercial Loan and Security Agreement (“Commercial LOC”‘) with Stanford Financial Group Company, an affiliate of its principal stockholder, SIBL, to provide Superior with a $7.5 million line of credit for purposes of financing its inventory, auction advances and inventory loans to other rare coin dealers and collectors. On March 31, 2005, the lending limit on the Commercial LOC was increased to $10 million. Effective July 21, 2005 the Commercial LOC was renewed through October 1, 2006. On May 2, 2006 Stanford Financial further amended the Commercial LOC increasing the line of credit to $10,850,000 to reflect an additional advance made March 30, 2006. On September 5, 2006, the Commercial LOC was renewed through October 1, 2007. The Commercial LOC bears interest at the prime-lending rate (8.25% at June 30, 2006) and is secured by substantially all of Superior’s assets. As of June 30, 2006 the outstanding balance was $10,850,000 and there was no accrued interest payable.

On May 18, 2005 Superior entered into a Primary Supplier Agreement with Stanford Coins & Bullion, Inc. (“Stanford C&B”), which is an affiliate of SIBL. Under this arrangement, which had a term of six months commencing June 1, 2005, Stanford C&B was required to provide Superior with a preferential right to source coins on a wholesale basis for that company. Stanford C&B paid a flat 7% over Superior’s bid for all rare coins and 3.5% over Superior’s bid for all generic coins. Superior provided marketing services for Stanford C&B, including providing information on possible sales leads and making its inventory of coins available on Stanford C&B’s web site. For Stanford C&B’s customers that sell coins through Superior’s auctions, Superior paid Stanford C&B a fee of 6%, and paid their sales person a commission of 2%. When the agreement expired in December 2005, the business relationship between the parties continued under the same terms of the previous agreement. During the fiscal year ended June 30, 2006, Stanford C&B purchased $2,276,946 of rare coins from Superior.

On July 5, 2006, Superior agreed to engage its former Chief Financial Officer and then-director, Paul Biberkraut, as a consultant to the company in connection with the combination with DGSE. On January 6, 2007, Superior entered into a new three-month consulting agreement with Mr. Biberkraut, who resigned as a director of Superior on that date. His fee is $4,000 per month.

From time to time in fiscal years prior to 2006 Superior borrowed funds from its CEO. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Superior — Liquidity and Capital Resources; Financing Activities.” On January 6, 2007, Superior repaid in full all of its debt to Mr. DiGenova.

On January 6, 2007, Superior entered into Conversion Agreements with each of SIBL and Mr. DiGenova. Pursuant to the Conversion Agreement with Stanford, Stanford converted and exchanged all of its shares of preferred stock, which included (i) 3,000,000 shares of the Series B $1.00 Convertible Preferred Stock; (ii) 2,000,000 shares of the Series D $1.00 Convertible Preferred Stock; and (iii) 2,500,000 shares of the Series E $1.00 Convertible Preferred Stock; into an aggregate of 3,600,806 shares of common stock of Superior. Pursuant to the Conversion Agreement with Mr. DiGenova, Mr. DiGenova converted his 400,000 shares of Series B $1.00 Convertible Preferred Stock into 202,330 shares of common stock of Superior. All of the shares of common stock of Superior Galleries issued pursuant to the Conversion Agreements were issued pursuant to current conversion rights under the terms of the preferred shares.

On January 6, 2007, Superior entered into a Management Agreement with DGSE Merger Corp., a wholly-owned subsidiary of DGSE. Pursuant to the Management Agreement, DGSE Merger Corp. will provide two to three senior executives to serve as the senior management of Superior. The initial individuals are (i) William Oyster, a director and the president and chief operating officer of DGSE, who has been appointed interim chief executive officer, (ii) John Benson, the chief financial officer of DGSE, who has been appointed interim chief financial officer and vice president, finance, and (iii) Scott Williamson, the executive vice president — consumer finance of DGSE and president of American Pay Day Centers, Inc., a DGSE subsidiary, who has been appointed interim chief operating officer. These individuals do not have an employment agreement with, and are not being paid any compensation by, Superior. Upon termination of the Management Agreement, if the merger has not been consummated, these individuals are expected to resign their offices.

LEGAL MATTERS

Selected legal matters with respect to this offering and the validity of the common stock and warrants offered by this prospectus and certain tax matters with respect to the combination will be passed upon for DGSE by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

EXPERTS

The financial statements of DGSE included in this joint proxy statement/prospectus have been audited by BKR Cornwell Jackson, an independent registered public accounting firm, to the extent and for the periods set forth in its report, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Superior included in this joint proxy statement/prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

DGSE and Superior each files annual, quarterly and current reports, proxy statements and other documents with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934. These filings may be read and copied at the SEC’s Public Reference Room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. In addition, the SEC maintains an Internet site (http://www.sec.gov/) that contains certain reports, proxy statements and other information regarding DGSE and Superior.

DGSE and Superior will provide you with copies of this information, without charge, excluding all exhibits, unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus, upon your written or oral request. In order for you to receive timely delivery of the documents in advance of the special meetings, DGSE or Superior should receive your request no later than May [●], 2007, which is five business days before the date of DGSE’s and Superior’s special meetings.

You can obtain any of the information described above regarding DGSE by requesting it in writing or by telephone from DGSE at the following address and telephone number:

DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234
Attention: Investor Relations
(972) 484-3662

You can obtain any of the information described above regarding Superior by requesting it in writing or by telephone from Superior at the following address and telephone number:

Superior Galleries, Inc.
9478 West Olympic Blvd.
Beverly Hills, California 90212
Attention: Investor Relations
(800) 421-0754

DGSE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS FOR
THE FISCAL YEAR ENDED DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of DGSE Companies, Inc.

We have audited the accompanying consolidated balance sheets of DGSE Companies, Inc. and its subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2006, 2005, and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We have not been engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and 2005, and the consolidated results of operations and its cash flows for the years ended December 31, 2006, 2005, and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ BKR Cornwell Jackson
Plano, Texas
April 1, 2007

DGSE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005

ASSETS

Current Assets:
Cash and cash equivalents	$1,210,282	$1,042,834
Trade receivables	1,053,454	688,810
Inventories	7,796,028	7,570,120
Prepaid expenses	192,379	215,560
Prepaid federal income tax	97,472	—
Total current assets	10,349,615	9,517,324

Marketable securities – available for sale	57,879	65,444
Property and equipment, net	1,024,405	1,121,662
Deferred income taxes	7,152	779
Goodwill	837,117	837,117
Other assets	869,398	287,790
	$13,145,566	$11,830,116

LIABILITIES
Current Liabilities:
Notes payable	$183,708	$594,183
Current maturities of long-term debt	259,273	259,152
Accounts payable – trade	828,323	789,724
Accrued expenses	721,305	580,823
Customer deposits	171,912	206,320
Federal income taxes payable	—	13,920
Total current liabilities	2,164,521	2,444,122

Long-term debt, less current maturities (Note 8)	4,303,685	3,314,886
Deferred income taxes	—	—
	6,468,206	5,759,008

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; 10,000,000 shares authorized; 4,913,290 shares issued and outstanding at the end of each period in 2006 and 2005	49,133	49,133
Additional paid-in capital	5,708,760	5,708,760
Accumulated other comprehensive loss	(132,245)	(127,252)
Retained earnings	1,051,712	440,467
	6,677,360	6,071,108

	$13,145,566	$11,830,116

The accompanying notes are an integral part of these consolidated financial statements.

DGSE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004

Revenue
Sales	$43,668,973	$35,319,133	$28,385,770
Consumer loan service charges	413,933	320,438	256,447
	44,082,906	35,639,571	28,642,217

Costs and expenses
Cost of goods sold	36,848,382	29,117,784	22,743,073
Selling, general and administrative expenses	5,772,422	5,349,010	4,699,107
Depreciation and amortization	139,315	145,337	148,327
	42,760,119	34,612,131	27,590,507
Operating income	1,322,787	1,027,440	1,051,710

Other (income) expense
Other income	(16,534)	(18,038)	(23,500)
Interest expense	408,269	290,744	247,694
Earnings before income taxes	931,052	754,734	827,516

Income tax expense	319,807	269,542	227,797
Net earnings from continuing operations	611,245	485,192	599,719

Loss from discontinued operations, net of income taxes	—	—	248,890
Net earnings	$611,245	$485,192	$350,829

Earnings per common share
Basic
From continuing operations	$.12	$.10	$.12
From discontinued operations	—	—	(.05)
	$.12	$.10	$.07
Diluted
From continuing operations	$.12	$.10	$.12
From discontinued operations	—	—	(.05)
	$.12	$.10	$.07
Weighted average number of common shares:
Basic	4,913,290	4,913,290	4,913,290
Diluted	5,006,909	5,037,073	5,135,457

The accompanying notes are an integral part of these consolidated financial statements.

DGSE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Other Comprehensive (Loss)		Total Shareholders’ Equity
	Shares	Amount

Balance at January 1, 2004	4,913,290	$49,133	$5,708,760	$(395,554)	$	−	$5,362,339
Net earnings				350,829			350,829
Unrealized loss on marketable securities, net of tax						(122,582)	(122,582)
Balance at December 31, 2004	4,913,290	$49,133	$5,708,760	$(44,725)		$(122,582)	$5,590,586
Net earnings				485,192			485,192
Unrealized loss on marketable securities, net of tax						(4,670)	(4,670)
Balance at December 31, 2005	4,913,290	$49,133	$5,708,760	$440,467		$(127,252)	$6,071,128
Net earnings				611,245			611,245
Unrealized loss on marketable securities, net of tax						(4,993)	(4,993)
Balance at December 31, 2006	4,913,290	$49,133	$5,708,760	$1,051,712		$(132,245)	$6,677,360

The accompanying notes are an integral part of these consolidated financial statements.

DGSE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004

Cash flows from operating activities
Net earnings	$611,245	$485,192	$350,829
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	139,395	145,337	148,327
Deferred taxes	(3,801)	21,832	(10,535)
(Gain) / Loss on sale of marketable securities	—	(3,845)	15,600
Gain on sale of assets	—	—	(39,098)
(Increase) decrease in operating assets and liabilities
Trade receivables	(317,694)	183,578	42,251
Other receivables	—	—	204,730
Inventories	(225,908)	(778,735)	(117,518)
Prepaid expenses and other current assets	23,181	(53,577)	10,840
Decrease in other long term assets	(11,826)	182	—
Accounts payable and accrued expenses	179,081	266,360	(460,838)
Change in customer deposits	(34,408)	139,147	(82,915)
Federal income taxes payable	(111,392)	(132,290)	(366,781)
Net cash provided by (used in) operating activities	247,793	273,131	(305,108)

Cash flows from investing activities
Pawn loans made	(485,595)	(602,987)	(633,873)
Pawn loans repaid	417,124	454,707	406,524
Recovery of pawn loan principal through sale of forfeited collateral	100,960	248,695	90,523
Pay day loans made	(274,973)	(177,775)	—
Pay day loans repaid	195,534	112,210	—
Purchase of property and equipment	(42,058)	(285,456)	(43,662)
Merger costs paid	(569,782)	—	—
Proceeds from sale of assets	—	—	150,000
Proceeds from sale of marketable securities	—	4,226	—
Net cash used in investing activities	(658,790)	(246,380)	(30,488)

Cash flows from financing activities
Proceeds from notes issued	1,247,350	8,371,525	1,132,849
Repayments of notes payable	(668,905)	(7,670,339)	(1,217,649)
Net cash provided by financing activities	578,445	701,186	(84,800)
Net increase (decrease) in cash and cash equivalents	167,448	727,937	(420,396)
Cash and cash equivalents at beginning of period	1,042,834	314,897	406,524
Cash and cash equivalents at end of period	$1,210,282	$1,042,834	$314,897

The accompanying notes are an integral part of these consolidated financial statements.

DGSE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)

	Years Ended December 31,
	2006	2005	2004

Supplemental disclosures:

Cash paid during the year for:
Interest	$378,562	$300,866	$242,697
Income taxes	$435,000	$385,000	$504,430

In July 2004 we sold the goodwill and trade name of Silverman Consultants, Inc. for $150,000 in cash and a note with a discounted value of $203,100.

Non-cash investing and financing activities:
Pawn loans forfeited and transferred to inventory	$100,960	$248,695	$114,069
Equipment financed through capital lease obligations	$—	$93,492	$—

The accompanying notes are an integral part of these consolidated financial statements.

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 1 — Summary of Accounting Policies and Nature of Operations

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation and Nature of Operations

DGSE Companies, Inc. and its subsidiaries (the “Company”), sell jewelry and bullion products to both retail and wholesale customers throughout the United States through its facilities in Dallas, Texas, Mt. Pleasant, South Carolina, and through its internet sites.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Investments in Marketable Equity Securities

Marketable equity securities have been categorized as available-for-sale and carried at fair value. Unrealized gains and losses for available-for-sale securities are included as a component of shareholders’ equity net of tax until realized. Realized gains and losses on the sale of securities are based on the specific identification method. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in the fair values is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the consolidated statements of operations.

Inventory

Jewelry and other inventory is valued at lower-of-cost-or-market (specific identification). Bullion inventory is valued at lower-of-cost-or-market (average cost).

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are being provided on the straight-line method over periods of five to thirty years. Machinery and equipment under capital leases are amortized on the straight-line method over the life of the lease. Expenditures for repairs and maintenance are charged to expense as incurred.

Goodwill

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under that pronouncement, goodwill is not being amortized but is subject to periodic tests to determine the amount of impairment, if any, to be reflected during the period.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets (including intangible assets) based on their current and anticipated future undiscounted cash flows. An impairment occurs when the discounted cash flows (excluding interest) do not exceed the carrying amount of the asset. The amount of the impairment loss is the difference between the carrying amount of the asset and its estimated fair value.

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 1 — Summary of Accounting Policies and Nature of Operations – (continued)

Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, marketable securities, short-term debt, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these consolidated financial instruments. The carrying amount reported for long-term debt approximates fair value because substantially all of the underlying instruments have variable interest rates which reprice frequently or the interest rates approximate current market rates.

Advertising Costs

Advertising costs are expensed as incurred and amounted to $823,106, $719,080 and $633,873 for 2006, 2005 and 2004, respectively.

Accounts Receivable

The Company records trade receivables when revenue is recognized. No product has been consigned to customers. The Company’s allowance for doubtful accounts is primarily determined by review of specific trade receivables. Those accounts that are doubtful of collection are included in the allowance. These provisions are reviewed to determine the adequacy of the allowance for doubtful accounts. Trade receivables are charged off when there is certainty as to their being uncollectible. Trade receivables are considered delinquent when payment has not been made within contract terms.

Pawn loans receivable in the amount of $95,422 and $110,782 as of December 31, 2006 and 2005, respectively, are included in the Consolidated Balance Sheets caption trade receivables. The related pawn service charges receivable in the amount of $33,998 and $30,451 as of December 31 2006 and 2005, respectively, are also included in the Consolidated Balance Sheets caption trade receivables. Pay day loan receivables in the amount of $91,670 and $50,842 as of December 31, 2006 and 2005, respectively, are included in the Consolidated Balance caption trade receivables.

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the consolidated financial statements and tax basis of assets and liabilities.

Revenue Recognition

Sales revenue consists of direct sales to customers for jewelry. Sales are recognized when title and risk of loss have passed to the customer, which is at point-of-sale for jewelry. Provisions for discounts and rebates to customers and returns, bad debts, and other adjustments are provided in the period the related sales are recorded.

Pawn loans (“loans”) are made with the collateral of tangible personal property for one month with an automatic 60-day extension period. Pawn service charges are recorded at the time of redemption at the greater of $15 or the actual interest accrued to date. If the loan is not repaid, the principal amount loaned plus accrued interest (or the fair value of the collateral, if lower) becomes the carrying value of the forfeited collateral (“inventories”) which is recovered through sales to customers.

As of December 31, 2006, based on subsequent collections and operating history, management estimated no allowance for discounts, returns, bad debts and other adjustments.

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 1 — Summary of Accounting Policies and Nature of Operations – (continued)

Direct Cost of Pawn Loan Service Charge Revenue

The direct cost of pawn loan service charge revenue is included in the Consolidated Statements of Operations caption “Selling, general and administrative expenses”.

Shipping and Handling Costs

Shipping and handling costs are included in selling general and administrative expenses, and amounted to $178,999, $155,876 and $112,777 for 2006, 2005 and 2004, respectively.

Earnings (Loss) Per Share

Basic earnings per common share is based upon the weighted average number of shares of common stock outstanding. Diluted earnings per share is based upon the weighted average number of common stock outstanding and, when dilutive, common shares issuable for stock options.

Comprehensive Income

The Company reports all changes in comprehensive income in the consolidated statements of changes in shareholders’ equity, in accordance with the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income.

Stock-based Compensation

The Company accounts for stock-based compensation to employees using the intrinsic value method. Accordingly, compensation cost for stock options to employees is measured as the excess, if any, of the quoted market price of the Company’s common stock at the date of the grant over the amount an employee must pay to acquire the stock.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,
	2006		2005	2004

Net earnings (loss), as reported		$611,245	$485,192	$350,829
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		N/A	(4,554)	N/A
Pro forma net income	$	N/A	$480,638	350,829
Earnings per share:
Basic – as reported		$0.12	$0.10	$0.07
Basic – pro forma		$0.12	$0.10	$0.07
Diluted – as reported		$0.12	$0.10	$0.07
Diluted – pro forma		$0.12	$0.10	$0.07

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants after 1998, expected volatility of 70% to 96%, risk-free rate of 3.9 to 6.6%, no dividend yield and expected life of 5 to 8 years.

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 1 — Summary of Accounting Policies and Nature of Operations – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications were made to the prior years’ consolidated financial statements to conform to the current year presentation.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS 157 are effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impact of adopting SFAS 157; however, the Company does not believe it will have a material effect on its financial statements or financial condition.

On July 13, 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies Statement 109, Accounting for Income Taxes, to indicate the criteria that an individual tax position would have to meet for some or all of the benefit of that position to be recognized in an entity’s financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the requirements under FIN 48 and the effect, if any, that the adoption of FIN 48 will have on its consolidated financial statements, statement of cash flows or earnings per share.

Note 2 — Concentration of Credit Risk

The Company maintains cash balances in financial institutions in excess of federally insured limits.

Note 3 — Inventories

A summary of inventories at December 31, is as follows:

	2006	2005

Jewelry	$7,022,453	$6,730,931
Scrap gold	374,284	353,288
Bullion	113,867	209,167
Rare coins	235,099	202,872
Other	50,325	73,862
Total	$7,796,028	$7,570,120

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 4 — Investments in Marketable Equity Securities

Marketable equity securities have been classified in the consolidated balance sheet according to management’s intent. The carrying amount of available-for-sale securities and their fair values at December 31, 2006 and 2005 are as follows:

	Cost	Gross Unrealized Losses		Fair Value
		Classified as Operating Losses Due to Long-Term Impairment	Classified as Unrealized Losses in Other Comprehensive Income

Equity securities 2006	$1,864,441	$(1,634,845)	$171,717	$57,879
Equity securities 2005	$1,864,441	$(1,634,845)	$164,152	$65,444

At December 31, 2006, management believes the equity shares owned in the publicly traded stocks have declined on a temporary basis as these stocks are thinly traded which results in volatile price flections that temporarily changes the fair value of the stocks. Management also believes its intent and ability to hold these investments supports the Company’s position to categorize the fluctuation in value as temporary.

Note 5 — Property and Equipment

A summary of property and equipment at December 31, 2006 and 2005, is as follows:

	2006	2005

Buildings and improvements	$712,239	$951,416
Machinery and equipment	247,962	849,420
Furniture and fixtures	73,725	272,137
	1,033,926	2,072,973
Less accumulated depreciation and amortization	560,851	1,501,611
	473,075	570,362
Land	551,330	551,300
Total Property and Equipment	$1,024,405	$1,121,662

During 2006, we retired $1,078,268 in fully depreciated and unused assets.

Note 6 — Goodwill

At December 31, goodwill was reflected for the following reporting units:

	2006	2005

Wholesale watch sales	$837,117	$837,117

No impairment losses were recognized during 2006, 2005 or 2004 and no goodwill was acquired during 2006, 2005, or 2004.

During 2004 the Company sold the goodwill ($314,003) and trade name of Silverman Consultants, Inc. The sales of this goodwill resulted in a gain on the disposal of this reporting unit in the amount of $39,098. This gain is included in the caption (“Other income”) in the consolidated statements of operations for the year ended December 31, 2004.

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 7 — Notes Payable

At December 31, 2006, the Company was obligated to various individuals under unsecured, demand notes bearing annual interest rates of 8% to 12% totaling $183,708.

At December 31, 2005, the Company was obligated to various individuals under unsecured, demand notes bearing annual interest rates of 8% to 12% totaling $594,183.

At December 31, 2004, the Company was obligated to various individuals under unsecured, demand notes bearing annual interest rates of 8% to 14% totaling $548,093.

At December 31, 2003, one of the notes in the amount of $135,000 was payable to a shareholder. During January 2004, the principal amount of this note was paid in full, and the note holder forgave $24,226 of accrued interest. As a result, no interest was paid or expensed on this note during 2003. At December 31, 2003, one of the notes in the amount of $16,301 was payable to a relative of an officer of the Company. During 2004, the principal amount of this note was paid in full.

Note 8 — Long-Term Debt

A summary of long-term debt and short-term debt expected to be refinanced at December 31, follows:

	2006	2005

Revolving promissory notes payable to bank, a note of $2,985,000 and $1,744,500 at December 31, 2006 and 2005, respectively, which bears interest at prime plus
1-1/2% (9.75% and 8.75% at December 31, 2006 and 2005, respectively, and is due January 12, 2008 and a note of $1,000,000 which bears interest at prime plus 1-3/4% (10.0% and 9.0% at December 31, 2006 and 2005), respectively, is due in equal monthly installments of $16,667 through January 2008. The defined borrowing base requirement is based on eligible trade receivables and inventory. As of December 31, 2006, available but unused borrowing capacity on the revolver was $15,000. These notes are secured by all accounts receivable, inventory, property and equipment and intangible assets. The notes contain certain covenants, restricting payment of dividends, and requiring the Company to maintain certain financial ratios.

	$3,785,000	$2,744,500

Mortgage payable, due in monthly installments of $5,881, including interest based on 30 year U.S. Treasury note rate plus 2-1/2% (7.23% and 7.32% at December 31, 2006 and 2005); respectively, balance due in January 2014	386,770	427,755

Note payable, due January 2, 2008. Interest is payable monthly at a rate of 8%	310,556	310,556

Capital lease obligations	80,632	91,227
	4,562,958	3,574,038
Less current maturities	(259,273)	(259,152)
	$4,303,685	$3,314,886

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 8 — Long-Term Debt – (continued)

The following table summarizes the aggregate maturities of long-term debt and payments on the capital lease obligations and reflects the revised maturities from refinancing of certain long-term debt subsequent to year-end:

December 31,	Long-Term Debt	Obligations Under Capital Leases	Totals

2007	$243,590	$23,837	$267,427
2008	3,942,711	23,837	3,966,548
2009	49,395	23,837	73,232
2010	52,689	15,891	68,580
2011	55,220	—	55,220
Thereafter	138,721	—	138,721
	4,482,326	87,402	4,569,728

Amounts representing interest (interest rates at approximately 10%)	—	(6,770)	(6,770)
		80,632	4,562,958
Less current portion	(243,590)	(15,683)	(259,273)
	$4,238,736	$64,949	$4,303,685

Note 9 — Earnings Per Common Share

A reconciliation of the income and shares of the basic earnings per common share and diluted earnings per common share for the years ended December 31, 2006, 2005 and 2004 is as follows:

Net Earnings	Income	Shares	Per Share
	(In thousands, except per share data)
Year ended December 31, 2006
Basic earnings per common share	$611,245	4,913,920	$0.12
Effect of dilutive stock options	—	92,989

Diluted earnings per common share	$611,245	5,006,909	$0.12
Year ended December 31, 2005
Basic earnings per common share	$485,192	4,913,920	$0.10
Effect of dilutive stock options	(4,554)	123,783

Diluted earnings per common share	$485,192	5,037,073	$0.10
Year ended December 31, 2004
Basic earnings per common share	$350,829	4,913,920	$0.07
Effect of dilutive stock options	—	221,537
Diluted earnings per common share	$350,829	5,135,457	$0.07

Note 10 — Stock Options

The Company has granted stock options to key employees to purchase shares of the Company’s common stock. Each option issued vests according to schedules designated by the Board of Directors, not to exceed three years. The exercise price is based upon the estimated fair market value of the Company’s common stock at the date of grant, and is payable when the option is exercised.

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 10 — Stock Options – (continued)

Prior to January 1, 2006, the Company elected to follow Accounting Principles Board Opinion (APB) NO.25, Accounting for Stock Issued to Employees, and related interpretations to account for its employee and director stock options, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Effective January 1, 2006, the Company adopted the fair value recognition provision of SFAS No. 123 (revised 2004), Share-Based Payments, (SFAS No. 123(R) for all share-based payment awards to employees and directors including employee stock options. In addition, the Company has applied the provisions of Staff Accounting Bulletin No. 107 (SAB No. 107), issued by the Securities and Exchange Commission, in our adoption of SFAS No. 123(R).

The Company adopted SFAS No. 123(R) using the modified-prospective-transition method. Under this transition method, stock-based compensation expense recognized after the effective date includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimate in accordance with the original provisions of SFAS No. 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimate in accordance with the provision of SFAS No. 123. Results from prior periods have not been restated and do not include the impact of SFAS No. 123(R). Stock-based compensation expense under SFAS No. 123(R) for the year ended December 31, 2006 was $0, relating to employee and director stock options and our employee stock purchase plan. Stock-based compensation expense under the provision of APB No. 25 for the year ended December 31, 2006 was insignificant.

Stock-based compensation expense recognized each period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma disclosures required under SFAS No. 123 for periods prior to 2006, the Company accounted for forfeitures as they occurred.

Upon adoption of SFAS No. 123(R), the Company elected to use the Black-Scholes-Merton option-pricing formula to value share-based payments granted to employees subsequent to January 1, 2006 and elected to attribute the value of stock-based compensation to expense using the straight-line single option method. These methods were previously used for the Company’s pro forma information required under SFAS No. 123.

On November 10, 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards”, which detailed an alternative transition method for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123(R). This alternative transition method included simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation and to determine the subsequent impact on the APIC pool and Consolidated Statement of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS No. 123(R). As all options outstanding have vested prior to December 31, 2005, the Company has not recorded the tax effects of employee stock-based compensation and has made no adjustments to the APIC pool.

Prior to the adoption of SFAS No. 123(R) tax benefits of deductions resulting from the exercise of stock options were required to be presented as operating cash flows in the Consolidated Statement of Cash Flows. SFAS No. 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. As there have been no stock options exercised, the Company has not reported these excess tax benefits as of December 31, 2006.

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 10 — Stock Options – (continued)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R) for all share based payment awards to employees and directors including employee stock options granted under its employee stock option plan. As all options outstanding have vested prior to December 31, 2005, no stock based compensation expense has been recorded as of December 31, 2006.

The following table summarizes the activity in common shares subject to options for the years ended December 31, 2006, 2005 and 2004:

	At December 31,
	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	1,403,134	$2.03	1,420,634	$2.09	1,420,634	$2.09
Granted	—	0.00	35,000	2.60	—	0.00
Exercised	—	0.00	—	0.00	—	0.00
Forfeited	—	0.00	(52,500)	4.10	—	0.00

Outstanding at end of year	1,403,134	$2.03	1,403,134	$2.03	1,420,634	$2.09

Options exercisable at end of year	1,403,134	$2.03	1,403,134	$2.03	1,420,634	$2.09

We did not grant any new grants during the year ended December 31, 2006.

Information about Plan stock options outstanding at December 31, 2006 is summarized as follows:

	Options Outstanding
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$1.12	267,857	6 years	$1.12
$1.13 to $2.25	1,082,777	6 years	$2.21
$2.26 to $2.82	35,000	6 years	$2.60
$2.83 to $4.19	17,500	3 years	$3.88
	1,403,134

	Options Exercisable
Range of Exercise Prices	Number Exercisable	Weighted Average Exercise Price

$1.12	267,857	$1.12
$1.13 to $2.25	1,082,777	$2.21
$2.26 to $2.82	35,000	$2.60
$2.83 to $4.19	17,500	$3.88
	1,403,134

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 11 — Comprehensive Income

Comprehensive income at December 31, 2006, 2005 and 2004 is as follows:

	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount

Accumulated comprehensive income (loss) at January 1, 2004	$—	$—	$—
Unrealized holding losses arising during 2004	(150,784)	28,202	(122,582)
Accumulated comprehensive income (loss) at December 31, 2004	(150,784)	28,202	(122,582)
Unrealized holding losses arising during 2005	(11,287)	6,617	(4,945)
Accumulated comprehensive income (loss) at December 31, 2005	(162,071)	34,819	(127,252)
Unrealized holding losses arising during 2006	(7,519)	2,572	(4,993)
Accumulated comprehensive income (loss) at December 31, 2006	(169,590)	37,391	(132,245)

Note 12 — Income Taxes

The income tax provision reconciled to the tax computed at the statutory Federal rate follows:

	2006	2005	2004

Tax expense at statutory rate	$316,484	$256,609	$162,502
Other	3,323	12,933	24,616
Benefit of discontinued operations	—	—	100,679
Change in valuation allowance	—	—	(60,000)
Tax expense	$319,807	$269,542	$227,797

Current	$323,653	$247,710	$238,332
Deferred	(3,846)	21,832	(10,535)
Total	$319,807	$269,542	$227,797

Deferred income taxes are comprised of the following at December 31, 2006 and 2005:

	2006	2005

Deferred tax assets (liabilities):
Inventory	$62,077	$30,657
Unrealized loss on available for sale securities	37,345	34,819
Property and equipment	(78,446)	4,607
Capital loss carryover	16,457	9,142
Goodwill	(95,715)	(78,446)
Total deferred tax assets	$7,152	$779

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 13 — Operating Leases

The Company leases certain of its facilities under operating leases.  The minimum rental commitments under noncancellable operating leases as of December 31, 2006 are as follows:

Year Ending December 31,	Lease Obligations

2007	$216,042
2008	179,618
2009	133,523
2010	18,300
Thereafter	—
$547,483

Rent expense for the years ended December 31, 2006, 2005 and 2004 was approximately $201,810, $174,988 and $198,050, respectively, was decreased by sublease income of approximately $0, $45,300 and $75,300, respectively.

Note 14 — Discontinued Operations

During 2004, the Company sold the operations of Silverman Consultants, Inc.  As a result, operating results from this subsidiary has been reclassified to discontinued operations for all periods presented. As of December 31, 2004 there were no operating assets to be disposed of or liabilities to be paid in completing the disposition of these operations.

DGSE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004

Note 15 — Segment Information

Management identifies reportable segments by product or service offered. Each segment is managed separately. Corporate and other includes certain general and administrative expenses not allocated to segments, pay day lending and pawn operations. The Company’s operations by segment were as follows:

	Retail Jewelry	Wholesale Jewelry	Bullion	Rare Coins	Discontinued Operations	Corporate and Other	Consolidated
	(in thousands)
Revenues
2006	$16,519	$5,997	$16,252	$4,697	—	$618	$44,083
2005	14,917	4,781	10,688	4,575	—	679	35,640
2004	13,179	4,451	7,482	1,574	—	534	28,642
Net income (loss)
2006	143	270	148	101	—	(53)	609
2005	195	250	79	267	—	(306)	485
2004	267	266	63	92	(249)	(88)	351
Identifiable assets
2006	10,020	1,940	114	235	—	837	13,146
2005	9,015	1,733	209	203	—	670	11,830
2004	7,519	1,679	117	158	7	802	10,282
Capital Expenditures
2006	11	—	—	—	—	25	36
2005	202	—	—	—	—	83	285
2004	85	—	—	—	1	7	92
Depreciation and amortization
2006	107	—	—	—	—	32	139
2005	107	10	—	—	—	25	142
2004	92	22	—	—	25	9	148

Note 16 — Quarterly Results of Operations (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(in thousands, except per share data)
Year ended December 31, 2006
Revenues	$9,721	$12,546	$9,609	$12,207
Operating profit	302	484	242	295
Net earnings	148	271	108	84
Basic earnings per common share	$0.03	$0.05	$0.02	$0.02
Diluted earnings per common share	$0.03	$0.05	$0.02	$0.02
Year ended December 31, 2005
Revenues	$6,718	$6,800	$7,215	$14,906
Operating profit	299	192	206	330
Net earnings	151	79	92	164
Basic earnings per common share	$0.03	$0.02	$0.02	$0.03
Diluted earnings per common share	$0.03	$0.02	$0.02	$0.03
Year ended December 31, 2004
Revenues	$6,799	$6,217	$6,308	$9,318
Operating profit	402	296	312	42
Net earnings	186	100	110	(45)
Basic earnings per common share	$0.04	$0.02	$0.02	$(0.01)
Diluted earnings per common share	$0.04	$0.01	$0.02	$0.02

 SUPERIOR GALLERIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE
SIX-MONTH PERIOD ENDED DECEMBER 31, 2006

SUPERIOR GALLERIES, INC.

BALANCE SHEETS
(In Thousands)

	December 31, 2006	June 30, 2006
	(Unaudited)
	(amounts in thousands)
ASSETS
Current Assets
Cash	$1,615	$4,770
Accounts receivable, net of allowance for uncollectible
accounts of $821 (Dec 2006) and $363 (June 2006)	2,500	4,987
Auction and customer advances	1,646	1,829
Inventories, net of reserve of $490 (Dec 2006) and $840 (June 2006)	1,857	7,592
Prepaid expense and other	292	232
Total Current Assets	7,910	19,410

Long-term assets
Property and equipment, net	414	384
Total long-term assets	414	384

Total assets	$8,324	$19,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit – related party	$8,733	$10,850
Accounts payable and accrued expenses	2,446	8,619
Notes payable to a related party	100	200
Notes payable	—	650
Total current liabilities	11,279	20,319

Long-term liabilities
Notes payable to a related party, net of current portion	300	300
Total long-term liabilities	300	300
Total liabilities	11,579	20,619
Commitments and Contingencies
Stockholders’ deficit
Preferred stock, 1,975 shares undesignated, none outstanding	—	—
Series B convertible preferred stock, $1.00 par value,
3,400 shares designated, 3,400 shares issued
and outstanding with a liquidation preference of $3,400	2,967	2,967
Series D convertible preferred stock, $1.00 par value, 2,000 shares designated, 2,000 shares issued and outstanding with a liquidation preference of $2,000	1,931	1,931
Series E convertible preferred stock, $1.00 par value, 2,500 shares designated, 2,500 shares issued and outstanding with a liquidation preference of $2,500	2,488	2,488
Common stock, $0.001 par value, 20,000 shares authorized; 4,808 and 4,808 shares issued and outstanding as of December 31, 2006 and June 30, 2006, respectively	5	5
Additional paid in capital	8,787	8,788
Accumulated deficit	(19,433)	(17,004)
Total stockholders’ deficit	(3,255)	(825)
Total liabilities and stockholders’ deficit	$8,324	$19,794

See accompanying notes to unaudited interim financial statements.

SUPERIOR GALLERIES, INC.

STATEMENT OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Data)

	Six Months Ended
	December 31, 2006	December 31, 2005

Net Sales	$12,863	$20,433
Total revenue	1,503	846
Total Revenue	14,366	21,279

Cost of Revenue	11,663	17,782
Gross profit	2,703	3,497
Selling, general and administrative expenses	4,766	4,467
Loss from operations	(2,063)	(970)
Other expense
Interest income	148	214
Interest expense	(514)	(466)
Total other expense	(366)	(252)
Loss before provision for taxes	(2,429)	(1,222)
Income tax provision	1	1
Net loss	$(2,430)	$(1,223)

Net loss per share
Basic	$(0.51)	$(0.25)
Fully diluted	$(0.51)	$(0.25)
Weighted average shares outstanding:
Basic	4,808	4,820
Fully diluted	4,808	4,820

See accompanying notes to unaudited interim financial statements.

SUPERIOR GALLERIES, INC.

STATEMENT OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended
	December 31, 2006	December 31, 2005

Cash flows from operating activities
Net loss	$(2,430)	$(1,223)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	100	55
Fair value of common stock options granted	(10)	205
Fair value of common stock issued for services	10	10
Provision for doubtful accounts receivable	458	33
Provision for inventory reserve	(350)	—
Increase (decrease) in cash from changes in assets and liabilities:
Accounts receivable	2,029	1,954
Auction and customer advances	183	1,795
Inventories, net of adjustment of $490 (Dec. 2006) and $165 (Dec. 2005)	6,085	(583)
Prepaid expenses and other	(60)	46
Accounts payable and accrued expenses	(6,173)	(1,963)
Net cash provided by (used in) operating activities	(158)	296
Cash flows from investing activities
Purchases of property and equipment	(130)	(164)
Net cash used in investing activities	(130)	(164)

Cash flows from financing activities
Borrowings under related party line of credit	—	7,500
Repayments under related party line of credit	(2,117)	(7,500)
Repayments under line of credit	—	(150)
Repayments under related party debt	(100)	(50)
Borrowings under notes payable	—	500
Repayments under notes payable	(650)	—
Payments under Series A preferred stock redemption	—	(137)
Net cash provided by (used in) financing activities	(2,867)	163
Net increase (decrease) in cash and equivalents	(3,155)	295
Cash and cash equivalents, beginning of period	4,770	417
Cash and cash equivalents, end of period	$1,615	$712

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$514	$466
Income taxes	$1	$1

See accompanying notes to unaudited interim financial statements.

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

1. Basis of Presentation and Accounting Policies

Unaudited Interim Financial Information. The accompanying unaudited interim financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for the presentation of interim financial information, but do not include all the information and footnotes required by accounting principles generally accepted in the United States of America. The balance sheet as of June 30, 2006 has been derived from the audited financial statements of Superior Galleries, Inc. (“Superior” or the “Company”) at that date.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six month and three-month period ended December 31, 2006 are not necessarily indicative of the results that may be expected for the year ending June 30, 2007. For further information, refer to the financial statements for the year ended June 30, 2006 contained in Superior’s financial statements included in its Annual Report on Form 10-K filed on September 28, 2006.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company places its cash with high credit quality institutions. The Federal Deposit Insurance Corporation (“FDIC”) insures cash accounts at each institution for up to $100,000. From time to time, the Company maintains cash in excess of the FDIC limit.

Accounts Receivable

The Company evaluates specific accounts receivable balances when it becomes aware of a situation where a client may not be able to meet its financial obligations to the Company, as indicated by delinquent payments. The amount of the required allowance is based on the facts available to the Company and is reevaluated and adjusted as additional information is available, including its right to offset debts with accounts payable balances and the proceeds from consigned inventory sales. Allowances are also established for probable loss inherent in the remainder of the accounts receivable based on a factor of 0.1% of total gross sales. As of December 31, 2006, the Company had an allowance of $821,000.

Inventories

Inventories consisting of rare coins, bullion and second-hand jewelry are stated (on a specific identification basis) at the lower of cost or fair market value. As of December 31, 2006, the Company’s inventory had a fair market value reserve of $490,000, set primarily against graded coins.

Property and Equipment

Property and equipment are stated at cost and are depreciated or amortized (as applicable) using the straight-line method over the estimated useful lives of the related assets, ranging from two to seven years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations.

The Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of property and equipment over its remaining life can be recovered through projected un-discounted future cash flows. The amount of property and equipment impairment, if any, is measured based on fair value and is charged to operations in the period in which property and equipment impairment is determined by management. At December 31, 2006 and June 30, 2006, management of the Company has not identified any impaired assets.

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

1. Basis of Presentation and Accounting Policies – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Areas where significant estimation is involved include, but are not limited to, the evaluation of the collectibility of accounts receivable, auction and customer advances, the realizability and valuation of inventories, and valuation of stock-based compensation.

Revenue Recognition

The Company generates revenue from wholesale and retail sales of rare coins, precious metals bullion and second-hand jewelry. The recognition of revenue varies for wholesale and retail transactions and is, in large part, dependent on the type of payment arrangements made between the parties. We recognize sales on an F.O.B. shipping point basis.

The Company sells rare coins to other wholesalers/dealers within its industry on credit, generally for terms of 14 to 60 days, but in no event greater than one year. The Company grants credit to new dealers based on extensive credit evaluations and for existing dealers based on established business relationships and payment histories. The Company generally does not obtain collateral with which to secure its accounts receivable when the sale is made to a dealer. The Company maintains reserves for potential credit losses based on an evaluation of specific receivables and the Company’s historical experience related to credit losses. As of December 31, 2006 and June 30, 2006, management has established an accounts receivable reserve of $821,000 and $363,000, respectively.

Revenues for monetary transactions (i.e., cash and receivables) with dealers are recognized when the merchandise is shipped to the related dealer.

The Company also sells rare coins to retail customers on credit, generally for terms of 30 to 60 days, but in no event greater than one year. The Company grants credit to retail customers based on extensive credit evaluations and for existing retail customers based on established business relationships and payment histories. When a retail customer is granted credit, the Company generally collects a payment of 25% of the sales price, establishes a payment schedule for the remaining balance and holds the merchandise as collateral as security against the customer’s receivable until all amounts due under the credit arrangement are paid in full. If the customer defaults in the payment of any amount when due, the Company may declare the customer’s obligation in default, liquidate the collateral in a commercially reasonable manner using such proceeds to extinguish the remaining balance and disburse any amount in excess of the remaining balance to the customer.

Under this retail arrangement, revenues are recognized when the customer agrees to the terms of the credit and makes the initial payment. The Company’s has a limited-in-duration money back guaranty policy (as discussed below).

In limited circumstances, the Company exchanges merchandise for similar merchandise and/or monetary consideration with both dealers and retail customers, for which the Company recognizes revenue in accordance with APB No. 29, “Accounting for Non-monetary Transactions.” When the Company exchanges merchandise for similar merchandise and there is no monetary component to the exchange, the Company does not recognize any revenue. Instead, the basis of the merchandise relinquished becomes the basis of the merchandise received, less any indicated impairment of value of the merchandise relinquished. When the Company exchanges merchandise for similar merchandise and there is a monetary component to the exchange, the Company recognizes revenue to the extent of monetary assets received and determines the cost of sale based on the ratio of monetary assets received to monetary and non-monetary assets received multiplied by the cost of the assets surrendered.

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

1. Basis of Presentation and Accounting Policies – (continued)

The Company has a return policy (money-back guarantee). The policy covers retail transactions involving graded rare coins only. Customers may return graded rare coins purchased within 7 days of the receipt of the rare coins for a full refund as long as the rare coins are returned in exactly the same condition as they were delivered. In the case of rare coin sales on account, customers may cancel the sale within 7 days of making a commitment to purchase the rare coins. The receipt of a deposit and a signed purchase order evidences the commitment. Any customer may return a coin if they can demonstrate that the coin is not authentic, or there was an error in the description of a graded coin.

Revenues from the sale of consigned goods are recognized as commission income on such sale if the Company is acting as an agent for the consignor. If in the process of selling consigned goods, the Company makes an irrevocable payment to a consignor for the full amount due on the consignment and the corresponding receivable from the buyer(s) has not been collected by the Company at that payment date, the Company records that payment as a purchase and the sale of the consigned good(s) to the buyer as revenue as the Company has assumed all collection risk.

The Company’s auction businesses generate revenue in the form of commissions charged to buyers and sellers of auction lots. Auction commissions include buyers’ commissions, sellers’ commissions, and buyback commissions, each of which is calculated based on a percentage of the hammer price.

Buyers’ and sellers’ commissions are recognized upon the confirmation of the identification of the winning bidders. Funds charged to winning bidders include the hammer price plus the commission. Only the commission portion of the funds received by winning bidders is recorded as revenue.

Buyback commissions represent an agreed upon rate charged by the Company for goods entered in the auction and not sold. Goods remain unsold when an auction lot does not meet the consignor reserve, which is the minimum sales price as determined prior to auction, and when items sold at auction are returned subsequent to the winning bidder taking possession. Buyback commission is recognized along with sellers’ commission or at the time an item is returned. Returns from winning bidders are very limited and primarily occur when a rare coin sold at auction has an error in its description in which the winner bidder relied upon to purchase the item.

Stock Based Compensation

The Company has a stock based compensation plan (“2003 Omnibus Stock Option Plan” or “2003 Plan”) for the benefit of its employees, directors and outside consultants. The 2003 Plan was shareholder approved and permits the granting of up to 1,200,000 options to purchase the Company’s common stock.

Effective with the Company’s fiscal year that began on July 1, 2005, the Company adopted the accounting and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments.”  SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments.

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

1. Basis of Presentation and Accounting Policies – (continued)

Currently the Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted to employees for its adoption of SFAS No. 123(R). The fair value of stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following range of assumptions for 2007 and 2006. No options have been granted during the first six months of fiscal 2007.

	2007	2006

Risk free interest rate	—	3.8 – 5.1%
Dividends	—	—
Volatility factor	—	246%
Expected life	—	1 – 4 years

Segment Reporting

The Company adopted SFAS No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information,” during fiscal 1999. SFAS 131 establishes standards for the way that public companies report information about operating segments and related disclosures about products and services, geographic areas and major customers in annual financial statements. The Company views its operations and manages its business as one segment, collectibles.

Comprehensive Income

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 established new rules for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS 130 had no effect on the accompanying financial statements, because the Company had and continues to have no other components of comprehensive income.

2. Description of Business

Superior is primarily a wholesaler, retailer and auctioneer of rare coins, bullion and second-hand jewelry. The Company is based in Beverly Hills, California.

3. Inventories

Inventory totaling $160,000 and $1,327,000 of owned coins was on consignment with third parties at December 31, 2006 and June 30, 2006, respectively. The balance of inventory was located in the Company’s vault, at trade shows or at grading services. As of December 31, 2006, management reserved $490,000 against the gross inventory cost to reflect its analysis of the fair market of each inventory item. The coins were valued by us using our combined experience buying and selling in the wholesale and retail market places. The valuations are supported by current market prices quoted in the “Certified Coin Dealer Newsletter” by the Bluesheet and Greysheet services. All coins were priced according to eye appeal and demand for specific series of mint dates. Any average or poor-looking coins were valued less than popular coins with a great look. Coins with problems, such as damaged, cleaned or repaired surfaces were valued less, accordingly.

The Company, from time to time, enters into informal partnerships with third parties who are either vendors or customers for the purchase and sale of specific rare coins. These arrangements include joint ownership of the rare coin and equal participation in profit or loss on specific transactions adjusted for agreed upon expenses and interest costs. When the rare coins are purchased the Company records its proportional ownership as inventory and upon the sale of the rare coins, the Company records its proportional sale and profit or loss. In most instances, the Company elects to buy-out the partnership interest in rare coins prior to its sale and the recording of a proportional sale and

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

3. Inventories – (continued)

profit or loss are no longer applicable. At any given time, the Company may be involved in a few of these agreements. The following table provides information regarding the Company’s lower of cost or market reserve for inventory as of the dates indicated:

	December 31, 2006	September 30, 2006	June 30, 2006
	(in thousands)
Inventory	$2,347	$5,695	$8,432
Less Lower of Cost or Market Reserve	(490)	(862)	(840)
Net Inventory	$1,857	$4,833	$7,592

4. Auction and Customer Advances

Superior has established two short-term lending programs consisting of (i) advancing consignment customers cash based on consigned inventory acquired for upcoming auctions, and, (ii) advancing customers cash based on the customer’s assigning specific rare coins in their inventory to Superior as collateral. Superior can advance a customer up to 70% of consigned, or assigned, rare coin(s)’ wholesale value. For auction advances, Superior will advance cash to a customer and take control of the inventory to be held on consignment for auction. The customer will sign a note receivable for the funds advanced to be secured by the consigned inventory. As consigned inventory is sold, the proceeds will be collected, repaying Superior for the auction advance and any auction fees, with the remaining amount due to the consignor. For customer inventory advances, Superior will advance cash to a customer and take control of the assigned inventory. The customer will sign a promissory note for the funds advanced to be secured by the assigned inventory. Auction and customer advances bear interest at rates between prime plus 6% and 14% based primarily on the customer’s creditworthiness and the loan size. The average term of the loan is approximately three months and no individual loan will exceed one year. Customers may require minimum prices for their consigned coins, and if the coin has not sold by the loan maturity date, the customer must refinance the loan, repay the loan, or permit Superior to liquidate the coin. Superior will retain control of the assigned inventory until the customer repays the advance. Auction and customer advances consist of the following:

	December 31, 2006	September 30, 2006	June 30, 2006
	(in thousands)
Auction advances	$1,521	$1,058	$1,386
Customer inventory advances	125	197	443
	$1,646	$1,255	$1,829

5. Line of Credit – Related Party

Line of Credit – Related Party

On October 13, 2003, we executed a Commercial Loan and Security Agreement (“Commercial LOC”) with Stanford Financial Group Company (“SFG”), an affiliate of our principal stockholder, Stanford International Bank Limited (“SIBL” or “Stanford”), to provide us with a $7,500,000 line of credit for purposes of financing our inventory, auction advances and inventory loans to other rare coin dealers and collectors. A portion of this indebtedness was assigned to SIBL, and on March 31, 2005, pursuant to SIBL’s purchase of $2,500,000 of our Series E Preferred Stock, SIBL assumed, converted and cancelled $2,500,000 of this indebtedness under the Commercial LOC. The remaining indebtedness was subsequently assigned to SIBL, and further amended the Commercial LOC increasing the line of credit to $10,000,000. Effective July 21, 2005 the Commercial LOC was renewed through October 1, 2006. On May 2, 2006, SIBL further amended the Commercial LOC increasing the line of credit to $10,850,000 to reflect an additional advance made March 30, 2006, to partially fund the repayment of a private line of credit. On September 5, 2006, the Commercial LOC was renewed through October 1, 2007.

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

5. Line of Credit – Related Party – (continued)

On November 21, 2006, the Company entered into an agreement with SIBL pursuant to which the outstanding balance on the Commercial LOC would be reduced by up to $2,408,481.81 through the transfer of rare coins to SIBL. As of December 29, 2006 the final amount of the transfer of coins was determined to be $2,117,012.04. The Commercial LOC bears interest at the prime-lending rate (8.25% at December 31, 2006) and is secured by substantially all of Superior’s assets. As of December 31, 2006, the outstanding balance was $8,732,987.96 and there was no accrued interest payable. We are currently in compliance with all of the financial covenants contained in our existing Commercial LOC agreements or have waivers in place through December 31, 2006 that cover variances and the over-advances on collateral.

In connection with the DGSE Merger, the Company expects to execute an Amended and Restated Commercial Loan and Security Agreement with SIBL to provide us with a $19,892,340 line of credit expiring January 2011 that bears interest at the prime-lending rate (8.25% at December 31, 2006). Of the note amount, $8,392,340 is immediately convertible at the closing of the merger to common stock under a Note Exchange Agreement. The remaining $11,500,000 will be made available to the Company under two revolving loans:  $5,500,000 for the acquisition of inventory subject to a monthly borrowing base calculation and $6,000,000 that is not subject to any collateral limitation and that may be used for any purpose. Until the Merger is closed, the Company entered into a Forbearance Agreement with SIBL, waiving certain defaults and enabling draw downs under the existing $10,850,000 Commercial LOC despite the Company’s negative stockholders’ equity. The Forbearance Agreement is effective until six months after the date DGSE files a registration statement on Form S-4 with the SEC related to the merger, or upon the earlier notice by SIBL of the occurrence of a new event of default under the credit facility.

See Note 11, “Subsequent Events,” below.

6. Note Payable to a Related Party

On April 10, 2002 we executed a subordinated note payable for $1,000,000 to our CEO, Silvano DiGenova, bearing interest at 9% per annum with quarterly installment payments of $150,000 plus interest. No principal payments had been made through February 2003. On February 14, 2003, the terms of the note were modified to provide for repayment of principal in the amount of $50,000 per quarter commencing on September 30, 2003 and for interest to be paid monthly. Effective January 1, 2006 the interest rate was changed to 12%. During the six month period ended December 31, 2006, there was a principal payment of $100,000. At December 31, 2006, the balance due was $400,000 and there was no accrued interest payable.

On January 6, 2007, the Company, DGSE Companies, Inc., a Nevada corporation (“DGSE”) and SIBL, as stockholder agent, entered into an Amended and Restated Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which changed some of the terms and conditions of the original Agreement and Plan of Merger and Reorganization dated July 12, 2006. The revised Merger Agreement allowed for the replacement of the Company’s management team and three of its Directors with persons provided by DGSE which was documented by a Management Agreement by and between DGSE and the Company. In accordance with the Merger Agreement, the Company repaid in full its outstanding indebtedness of $400,000 owed to its former Chief Executive Officer Silvano DiGenova and the note evidencing that indebtedness was terminated.

See Note 11, “Subsequent Events,” below.

7. Equity

Stock Options

The Company’s 2003 Omnibus Stock Option Plan (“2003 Plan”) is shareholder approved and permits the granting of up to 1,200,000 options to purchase the Company’s common stock to its employees, directors and

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

7. Equity – (continued)

outside consultants. Stock option awards are granted with an exercise price that is equal to or greater than the market price of the Company’s common stock on the date of the grant. The options vest generally over a range of one to five years and expire five years after the final vesting date. As of December 31, 2006, 55,000 stock options had been exercised. Stock options under the 2003 Plan provide for accelerated vesting if there is a change in control (as defined by the 2003 Plan).

The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and factors in an estimated forfeiture based on management assessment of historical employee termination experience. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based the U.S. Treasury Bill rate with a maturity based on the expected life of the options and on the closest day to an individual stock option grant. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the past three years of market prices of the Company’s common stock. The expected life of an option grant is based on its vesting period. The fair value of each option grant is recognized as compensation expense over the expected life of the option on a straight line basis.

During the six-month period ended December 31, 2006, the Company did not grant to employees and directors any stock options to purchase common shares. During this period, 12,500 options vested, 1,250 expired and 208,100 were forfeited.

The weighted average remaining contractual lives of the options outstanding and options exercisable at December 31, 2006, were 6.2 years and 5.3 years respectively.

The following tables summarize information about stock options for the periods shown:

	Six Month Period Ended December 31, 2006		Six Month Period Ended December 31, 2005
All Options		Weighted Average Exercise Price		Weighted Average Exercise Price

Outstanding at beginning of period	568,600	$2.49	636,000	$2.41
Options granted	—	—	65,000	2.50
Options forfeited	(208,100)	1.94	(76,667)	1.90
Options expired	(1,250)	2.00	—	—
Options exercised	—	—	—	—
Outstanding at end of period	359,250	$2.82	624,333	$2.49
Exercisable at end of period	188,000	$2.54	221,083	$2.56

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

7. Equity – (continued)

	Six Month Period Ended December 31, 2006		Six Month Period Ended December 31, 2005
Non-Vested Options		Weighted Average Exercise Price		Weighted Average Exercise Price

Non-vested at beginning of period	242,000	$2.55	464,000	$2.28
Options granted	—	—	65,000	2.50
Options forfeited	(58,250)	1.20	(76,667)	1.90
Options expired	—	—	—	—
Options vested	(12,500)	1.58	(49,083)	1.83
Non-vested at end of period	171,250	$3.14	403,250	$2.44

During the six months ended December 31, 2006, the company determined that certain stock options, related to terminated employees, were not cancelled in the previous period. As a result, the share-based expense was overstated in the previous period. The Company in the current period adjusted its share-based compensation expense reflecting the expense related to cancelled stock options. The Company determined that the impact of this adjustment on the previous financial statements was not material. At December 31, 2006 there was a total of $537,000 of unrecognized compensation costs related to non-vested share-based compensation arrangements under the 2003 Plan. The cost is expected to be recognized over a weighted average period of 2.5 years. The total fair value of 12,500 shares vested during the six-month period ended December 31, 2006 was approximately $19,800.

8. Contingencies

Guaranteed Liquidity and Buy Back

The Company provides a two-way market or Guaranteed Buy/Sell Spread (the Guarantee”) to its retail rare coin customers. Retail rare coin sales amounted to $2,379,000 and $6,632,000 for the six months ended December 31, 2006 and 2005, respectively. The policy grants the customer the opportunity to sell their coins back to the Company at the prevailing market “bid” price (below the current wholesale price in most cases). The Company determines the “bid” price based on the prevailing market price at which the Company believes it could readily liquidate the coin. The “bid” price may be substantially below what the customer originally paid for the coin.

The values of the rare coins sold to retail customers continually fluctuate. Furthermore, retail customers continually resell or trade coins purchased from the Company with third parties. Once retail customers resell the rare coins to third parties, the Guarantee is void. Lastly, the Company has had minimal historical experience with customers exercising the Guarantee. As a result, it is not possible for the Company to determine the potential repurchase obligation pursuant to the Guarantee that it may be subject to as a result of previous sales of retail rare coins.

Legal Proceedings

On June 6, 2006 the Company was sued in the U.S. District Court for Central California by Elaine and Dean Sanders in connection with a loan made to them against 32 coins placed on consignment on June 26, 2004. Fourteen of the coins were sold, and the proceeds from this sale of approximately $186,750 were insufficient to repay the remaining loan balance of $359,471 that the Company made to the Sanders. The plaintiffs subsequently paid an additional $155,000 in December 2005 with respect to the loan, but now allege that the Company violated its agreement with them relating to the sale of the coins. The Company strongly denies that it violated the agreement or that it acted improperly in any way. The complaint seeks undefined dollar amounts, accrued interest and reimbursement of plaintiffs’ legal costs.

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

8. Contingencies – (continued)

In April 2004 the Company sued its former Chief Financial Officer, Malingham Shrinivas, in Los Angeles Superior Court for breach of contract, fraud and conspiracy. In that lawsuit, the Company alleged that he fraudulently arranged to receive more salary than he was entitled to, to pay personal expenses using Company funds, and to pay third party vendors with Company funds for services which were not rendered. In July 2004 Mr. Shrinivas filed a counterclaim in this litigation, claiming that he was terminated without just cause and was therefore entitled to $58,250 in severance pay. Although the case had been scheduled for trial in August 2006, prior to that time the case was stayed by order of the Superior Court because the Court had been advised that criminal charges against Mr. Shrinivas related to this matter were imminent. Those criminal charges were subsequently filed, and therefore further proceedings in connection with the civil case continue to be stayed. The Company believes that Mr. Shrinivas was terminated with cause and that he is therefore not entitled to any severance pay. If and when the stay of our civil case is terminated, the Company intends to vigorously pursue its claims and defend Mr. Shrinivas’ claims for severance pay. On September 26, 2006 the Company was sued in the California Superior Court by a former customer, Michael Iatesta, for breach of contract and intentional and negligent misrepresentation. The suit relates to the Company’s sale of the plaintiff’s coins at an auction in September 2005. The plaintiff claims that the Company made errors in connection with the marketing and sale of his coins, and that as a result his coins were sold for approximately $123,000 instead of their alleged full value of from $225,000 to $250,000. The Company sold the plaintiff’s coins at or above any minimum prices set by the plaintiff. The Company believes that the plaintiff’s allegations are without merit and intends to vigorously defend this suit.

On November 7, 2006 the Company was sued in the United States District Court for the Northern District of Texas by a competitor, Heritage Numismatic Auctions, Inc. (“Heritage”). In its complaint, Heritage alleges that the Company violated Heritage’s copyright rights by copying Heritage’s catalog descriptions of certain coins and currency offered for sale by Heritage. Heritage claims that these alleged actions also violate the California Unfair Competition Act. Heritage seeks an injunction ordering the Company to cease the alleged acts of infringement and to destroy the infringing items and damages in unspecified amounts. The Company denies that it has infringed any of Heritage’s legal rights and intends to vigorously defend this suit. The Company has reserved for its own legal costs, estimated to be $50,000.

The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of its business. Except as set forth above, the Company is not currently involved in any such litigation which it believes could have a material adverse effect on its financial condition or results of operations, liquidity or cash flows.

State Sales and Use Taxes

The Company does not collect sales and use taxes for interstate sales. Management believes that the Company’s sales to interstate customers are generally tax-exempt due to varying state exemptions relative to the definitions of being engaged in business in particular states and the lack of current internet taxation. We do collect sales taxes on retail sales made, if any, while at conventions and auctions held out of state and file related state tax returns. While the Company has not been contacted by any state authorities seeking to enforce sales or use tax regulations, there is no assurance that the Company will not be contacted by authorities in the future with inquiries relative to compliance with current statutes, nor is there any assurance that future statutes will not be enacted that affect the sales and use aspects of the Company’s business.

9. Merger Expenses

On July 12, 2006, the Company entered into a Merger Agreement with DGSE which was subsequently superseded by the Amended and Restated Agreement and Plan of Merger and Reorganization dated January 6, 2007. If the merger contemplated by this agreement is consummated (the “Merger”), DGSE Merger Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of DGSE, will merge with and into the Company. The

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

9. Merger Expenses – (continued)

Company would survive the Merger as a wholly-owned subsidiary of DGSE, and therefore would cease to be an independent publicly traded company at that time. The closing of the Merger is subject to certain conditions, however, and if these conditions are not  satisfied the Merger may not be consummated. The Company has incurred costs of approximately $490,000 in connection with the Merger during the due diligence and closing process through December 31, 2006.

10. Recently Issued Accounting Pronouncements

SFAS No. 157

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is encouraged, provided that the Company has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company is currently evaluating the impact SFAS 157 may have on its results of operations and financial condition.

SFAS No. 158

In September 2006, the FASB issued SFAS No. 158, “Employer’s accounting for Defined Benefit Pension and Other Post Retirement Plans”. SFAS No. 158 requires employers to recognize in its statement of financial position an asset or liability based on the retirement plan’s over or under funded status. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company is currently evaluating the effect that the application of SFAS No. 158 will have on its results of operations and financial condition.

SAB No. 108

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the company’s balance sheets, statements of operations and related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company is currently evaluating the impact SAB 108 may have on its results of operations and financial condition.

11. Subsequent Events

On January 6, 2007, the Company; DGSE and SIBL, as stockholder agent, entered into an Amended and Restated Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement contemplates that DGSE Merger Corp., a wholly-owned subsidiary of DGSE, will merge with and into the Company would survive the merger as a wholly-owned subsidiary of DGSE, and each share of the Company’s common stock would be exchanged for 0.2731 shares of DGSE common stock.

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

11. Subsequent Events – (continued)

Pursuant to the Merger Agreement, fifteen percent (15%) of the number of shares of DGSE common stock to be issued at the closing of the Merger, less 33,648 shares to which DGSE is entitled under the Merger Agreement due to the fact that our actual December 31, 2006 stockholders’ equity was $89,840 less than our estimated December 31, 2006 stockholders’ equity used for purposes of determining the amount of debt to be converted by SIBL, will be deposited in an escrow account as security for the payment of indemnification claims made under the Merger Agreement in the event the Company’s representations and warranties concerning its capitalization are inaccurate. The escrow will expire one year after the consummation of the Merger. The stockholder agent, which will initially be SIBL, will have the exclusive right to defend the escrow against claims made by DGSE or its related parties on behalf of the Company’s stockholders.

Consummation of the Merger is subject to certain closing conditions, including, among others, stockholder approval of the Merger Agreement; DGSE stockholder approval of an increase in the number of authorized shares of common stock of DGSE; absence of governmental restraints; and effectiveness of a Form S-4 registration statement registering the shares of DGSE common stock to be issued as merger consideration. The Merger Agreement allows DGSE and the Company to terminate the Merger Agreement upon the occurrence (or non-occurrence) of certain events. DGSE and the Company expect the acquisition to close late in March 2007, subject to the satisfaction or waiver of the various closing conditions in the Merger Agreement and depending in part on the length of regulatory review of this transaction.

The Company has entered into a Support Agreement with DGSE and certain stockholders of the Company whereby such stockholders have agreed to vote their shares in favor of the Merger. Such stockholders of the Company hold sufficient voting power to approve the Merger. Similarly, the Company has entered into a Support Agreement with DGSE and Dr. L.S. Smith, the chairman and chief executive officer of DGSE, whereby Dr. Smith has agreed to vote his shares, which constitutes approximately 46% of the outstanding DGSE shares, in favor of the Merger.

As a condition to the closing of the Merger, the Company expects to enter into a Note Exchange Agreement with SIBL. Pursuant to the Note Exchange Agreement, SIBL would convert $8,392,340 in debt into 4,936,671 shares of common stock of the Company. This conversion would occur immediately prior to the consummation of the Merger. A Commercial Line of Credit in the amount of $11,500,000 is provided in the related Amended and Restated Commercial Loan and Security Agreement with SIBL.

Related to the Merger Agreement, on January 6, 2007, the Company entered into a Management Agreement with DGSE Merger Corp., a wholly-owned subsidiary of DGSE. Pursuant to the Management Agreement, DGSE Merger Corp. will provide two to three senior executives to serve as the senior management of the Company. The initial individuals are (i) William Oyster, who has been appointed interim chief executive officer, (ii) John Benson, who has been appointed interim chief financial officer and vice president, finance, and (iii) Scott Williamson, who has been appointed interim chief operating officer. Mr. Oyster, age 53, has served as a director and president of DGSE since 1990. Mr. Benson, age 60, has served as Chief Financial Officer of DGSE since 1992. Mr. Williamson, age 48, has served as Executive Vice President - Consumer Finance of DGSE and President of American Pay Day Centers, Inc., a DGSE subsidiary, since May 2004. Between 2003 and 2004, Mr. Williamson was president of Texas State Credit Co., a finance company with 63 locations. From 2001 to 2003, Mr. Williamson was the Chief Financial Officer for Westgate Fabrics, LLC, a distributor of decorative fabrics. These individuals do not have an employment agreement with, and are not being paid any compensation by, the Company. However, the Company pays a management fee of $ 50,000 per month to DGSE for the management services provided under this agreement, as well as certain hourly fees and expense reimbursements. Upon termination of the Management Agreement, these individuals are expected to resign their offices with the Company.

SUPERIOR GALLERIES, INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
December 31, 2006
(Unaudited)

11. Subsequent Events – (continued)

Related to the Merger Agreement described above, on January 6, 2007 Silvano DiGenova entered into a Termination and Release Agreement with the Company, whereby he resigned as a director, chief executive officer, president, interim chief financial officer and chairman effective January 6, 2007. Pursuant to this agreement, Mr. DiGenova and the Company released each other from claims either might have against the other related to his relationship with the Company as a stockholder, officer, employee, director or otherwise, subject to specified exceptions. The Company then entered into a consulting agreement with Mr. DiGenova, whereby he will continue to provide services to the Company in the Wholesale Coin Division. On January 6, 2007 Mr. DiGenova was paid the outstanding balance of his $400,000 Note from the Company.

SUPERIOR GALLERIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS FOR
THE FISCAL YEAR ENDED JUNE 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Superior Galleries, Inc.
Beverly Hills, California

We have audited the balance sheets of Superior Galleries, Inc. (the “Company”) as of June 30, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2006. Our audits also included the financial statement schedule of Superior Galleries, Inc. listed in Item 8. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superior Galleries, Inc. as of June 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
September 21, 2006

SUPERIOR GALLERIES, INC.

BALANCE SHEETS
(In Thousands)

	June 30, 2006	June 30, 2005

Current assets
Cash and cash equivalents (Note 1)	$4,770	$417
Accounts receivable, net of allowance for doubtful
accounts of $363 (2006) and $122 (2005) (Note 1)	4,987	4,969
Auction and customer advances (Notes 1, 5 and 6)	1,829	4,950
Inventories, net of reserve of $840 (2006) and $0 (2005) (Notes 1, 2, 6, 7, 8 and 9)	7,592	8,713
Prepaid expense	232	346

Total current assets	19,410	19,395

Property and equipment, net (Notes 1 and 3)	384	220

Total assets	$19,794	$19,615

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit – related party (Note 6)	$10,850	$9,250
Line of credit (Note 7)	—	2,200
Accounts payable and accrued expenses	8,619	5,154
Notes payable to a related party (Note 8)	200	350
Series A stock redemption payable (Note 11)	—	275
Notes payable (Note 9)	650	650

Total current liabilities	$20,319	$17,879

See accompanying Notes to Financial Statements

SUPERIOR GALLERIES, INC.

BALANCE SHEETS – (continued)
(In Thousands)

	June 30, 2006	June 30, 2005

Long-term liabilities
Notes payable to a related party, net of current portion (Note 8)	$300	$400

Total long-term liabilities	300	400

Total liabilities	20,619	18,279

Commitments, contingencies and subsequent events (Notes 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 16)

Stockholders’ equity (Note 11)
Preferred Stock, 1,975 shares undesignated, none outstanding	—	—
Series B convertible preferred stock $1.00 par value, 3,400 shares designated 3,400 shares issued and outstanding with a liquidation preference of $3,400.	2,967	2,967
Series D convertible preferred stock $1.00 par value, 2,000 shares designated 2,000 shares issued and outstanding with a liquidation preference of $2,000.	1,931	1,931
Series E convertible preferred stock $1.00 par value, 2,500 shares designated 2,500 shares issued and outstanding with a liquidation preference of $2,500.	2,488	2,488
Common stock, $.001 par value, 12,500 shares authorized, 4,820 (2005) and 4,486 (2004) issued and outstanding.	5	5
Additional paid in capital	8,788	8,459
Accumulated deficit	(17,004)	(14,514)
Total stockholders’ equity	(825)	1,336
Total liabilities and stockholders’ equity	$19,794	$19,615

See accompanying Notes to Financial Statements

SUPERIOR GALLERIES, INC.

STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Year Ended June 30, 2006	Year Ended June 30, 2005	Year Ended June 30, 2004

Net sales	$43,302	$37,340	$26,916
Commission income	3,015	2,195	3,081
Total revenue	46,317	39,535	29,997

Cost of sales	38,393	32,027	23,382
Gross profit	7,924	7,508	6,615
Selling, general and administrative expenses	9,792	7,708	5,959

Income (loss) from operations	(1,868)	(200)	656

Other income (expense)
Interest income	361	376	476
Interest expense (Notes 6, 7, 8 and 9)	(1,030)	(788)	(535)
Other expense, net	—	(3)	(33)

Total other income (expense)	(669)	(415)	(92)

Income (loss) before provision for income taxes and extraordinary item	(2,537)	(615)	564

Income tax provision (Note 10)	2	1	12

Income (loss) before extraordinary item	(2,539)	(616)	552

Extraordinary gain from extinguishment of debt, net of applicable taxes (Notes 7 and 16)	50	—	—

Net income (loss)	$(2,489)	$(616)	$552

See accompanying Notes to Financial Statements

SUPERIOR GALLERIES, INC.

STATEMENTS OF OPERATIONS – (continued)
(In Thousands, Except Per Share Data)

	Year Ended June 30, 2006	Year Ended June 30, 2005	Year Ended June 30, 2004

Calculation of net income (loss) per share:
Net income (loss)	$(2,489)	$(616)	$552
Preferred stock accretion	—	—	(50)
Preferred stock dividend	—	—	(37)

Net income (loss) applicable to common shares	$(2,489)	$(616)	$465

Net income (loss) per common share:
Basic:
Income (loss) before extraordinary item	(0.53)	(0.13)	0.11
Extraordinary item net of applicable taxes	0.01	—	—
Net income (loss)	$(0.52)	$(0.13)	$0.11
Fully diluted:
Income (loss) before extraordinary item	(0.53)	(0.13)	0.06
Extraordinary item net of applicable taxes	0.01	—	—
Net income (loss)	$(0.52)	$(0.13)	$0.06

Weighted average number of common shares outstanding:

Basic	4,817	4,627	4,370
Fully diluted	4,817	4,627	8,098

See accompanying Notes to Financial Statements

SUPERIOR GALLERIES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended June 30, 2006, 2005 and 2004
(In Thousands)

	Series B Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Common		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance June 30, 2003	3,400	$2,967	2,000	$1,931	—	$—	2,641	$3	$7,940	$(14,412)	$(1,572)

Issuance of common stock (Note 11)							1,845	1			2
Fair value of options granted							—	—	22	—	22
Accretion of redemption value of Series A Preferred Stock (Note 11)									(50)	—	(50)
Dividends on preferred stock									—	(38)	(38)
Net income	—	—	—	—	—	—	—	—	—	552	552
Balance June 30, 2004	3,400	$2,967	2,000	$1,931	—	$—	4,486	$4	$7,912	$(13,898)	$(1,084)

Issuance of Series E Preferred stock , net of offering cost (Note 11)					2,500	2,488					2,488
Issuance of common stock (Note 11)							105	—	77		77
Fair value of options granted									92		92
Fair value of common stock issued for services (Note 11)							229	1	378		379
Net loss	—	—	—	—	—	—	—	—	—	(616)	(616)
Balance, June 30, 2005	3,400	$2,967	2,000	$1,931	2,500	$2,488	4,820	$5	$8,459	$(14,514)	$1,336

Issuance/cancellation of common stock (Note 11)							(12)	—	(24)		(24)
Fair value of options granted									410		410
Fair value of common stock issued for services (Note 11)									(57)		(57)
Net loss	—	—	—	—	—	—	—	—	—	(2,489)	(2,489)
Balance, June 30, 2006	3,400	$2,967	2,000	$1,931	2,500	$2,488	4,808	$5	$8,788	$(17,004)	$(825)

See accompanying Notes to Financial Statements

SUPERIOR GALLERIES, INC.

STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended June 30, 2004	Year Ended June 30, 2005	Year Ended June 30, 2006

Cash flows from operating activities

Net income (loss)	$(2,489)	$(616)	$552
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	145	77	94
Loss on retirement of property and equipment	—	3	33
Fair value of common stock options granted	410	379	22
Fair value of common stock issued for services rendered	36	92	—
Increase (decrease) in cash from changes in assets and liabilities
Accounts receivable	(18)	(1,256)	(887)
Auction and customer advances, net	3,121	1,451	(2,907)
Inventories	1,122	(2,606)	(3,609)
Prepaid expenses and other	114	(296)	39
Other assets	—	11	3
Accounts payable and accrued expenses	3,348	(2,107)	423

Net cash provided by (used in) operating activities	5,788	(4,868)	(6,237)

Cash flows from investing activities

Purchases of property and equipment	310	(164)	(56)
Proceeds from sale of property and equipment	—	—	10

Net cash provided by (used in) investing activities	310	(164)	(46)

See accompanying Notes to Financial Statements

SUPERIOR GALLERIES, INC.

STATEMENTS OF CASH FLOWS – (continued)
(In Thousands)

	Year Ended June 30, 2006	Year Ended June 30, 2005	Year Ended June 30, 2004

Cash flows from financing activities

Borrowings under related party line of credit	$10,600	$8,400	$11,000
Repayments under related party line of credit	(9,000)	(5,750)	(4,400)
Borrowings under lines of credit	—	—	3,300
Extraordinary gain on early payoff of line of credit	(50)	—	—
Repayments under lines of credit	(2,150)	(300)	(3,300)
Borrowings under notes payable	—	650	—
Repayments under notes payable	—	—	(64)
Borrowings under related party debt	—	—	—
Repayments under related party debt	(250)	(150)	(460)
Payments under Series A preferred stock redemption	(275)	(413)	—
Issuance of common shares	—	77	2
Issuance of Series E preferred shares, net of offering expenses	—	2,488	—
Payment of dividends on preferred stock	—	—	(37)
Net cash provided by (used in) financing activities	(1,125)	5,002	6,041

Net (decrease) increase in cash and equivalents	4,353	(30)	(242)

Cash and cash equivalents beginning of year	417	447	689
Cash and cash equivalents, end of year	$4,770	$417	$447

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$1,030	$788	$749
Income taxes	$2	$1	$9

Supplemental disclosure of non-cash investing and financing activity

During the years ended June 30, 2006, 2005 and 2004, the Company completed non-cash transactions as follows:

	Year Ended June 30, 2006	Year Ended June 30, 2005	Year Ended June 30, 2004

Non-cash investing and financing activities

Accretion of redemption value of Series A Preferred stock	—	—	50
Series A preferred stock redemption liability	—	—	688
Cancellation of treasury common stock	(40)	—	—

See accompanying Notes to Financial Statements

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Organization and Business

Superior Galleries, Inc. (“Superior” or the “Company”) is a wholesaler, retailer, and auctioneer of rare coins. The Company is based in Beverly Hills, California. On June 30, 2003 as part of a reincorporation in the State of Delaware the Company’s name was changed to Superior Galleries, Inc. from Tangible Asset Galleries, Inc. Additionally, the Company’s subsidiary Superior Galleries, Inc., a Nevada corporation, name was changed to Superior Galleries Beverly Hills, Inc. (“SGBH”). As of July 1, 2003, all operations in SGBH ceased and were transferred to Superior.

Reclassifications

Certain amounts for the fiscal year ended June 30, 2005 have been reclassified to conform with the presentation of the June 30, 2006 amounts. These reclassifications have no effect on reported net income (loss).

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company places its cash with high credit quality institutions. The Federal Deposit Insurance Corporation (“FDIC”) insures cash accounts at each institution for up to $100,000. From time to time, the Company maintains cash in excess of the FDIC limit.

Accounts Receivable

The Company evaluates specific accounts receivable balances when it becomes aware of a situation where a client may not be able to meet its financial obligations to the Company, as indicated by delinquent payments. The amount of the required allowance is based on the facts available to the Company and is reevaluated and adjusted as additional information is available, including its right to offset debts with accounts payable balances and the proceeds from consigned inventory sales. Allowances are also established for probable loss inherent in the remainder of the accounts receivable based on a factor of 0.1% of total gross sales.

Inventories

Inventories consisting of rare coins and second-hand jewelry are stated (on a specific identification basis) at the lower of cost or fair market value. As of June 30, 2006, management of the company recorded a fair market reserve of $840,000 primarily against ungraded coins and coins held over one year.

Property and Equipment

Property and equipment are stated at cost and are depreciated or amortized (as applicable) using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations.

The Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of property and equipment over its remaining life can be recovered through projected un-discounted future cash flows. The amount of property and equipment impairment, if any, is measured based on fair value and is charged to operations in the period in which property and equipment impairment is determined by management. At June 30, 2006 and 2005, management of the Company has not identified any impaired assets.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies – (continued)

Goodwill

Effective July 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”  SFAS 142 requires that goodwill be tested for impairment on an annual basis. As the Company recorded goodwill for its purchase of its SGBH subsidiary in July 2001, it tested the goodwill for impairment during the quarter ended December 31, 2002. Management estimated the fair value of the reporting unit (i.e. Company as a whole) using a present value model on estimated future cash flows. This value was then adjusted to calculate the implied fair value of goodwill based on the allocation of the reporting units assets and liabilities. The calculation identified that the implied fair value was less than the carrying amount of goodwill, indicating that the goodwill had been impaired. Based on this analysis, goodwill was determined to be fully impaired and the Company recorded an impairment of goodwill charge to operations of $591,000 during the quarter ended December 31, 2002, which removed the goodwill account from the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Areas where significant estimation is involved include, but are not limited to, the evaluation of the collectibility of accounts receivable, and, auction and customer advances, and the realizability and valuation of inventories.

Revenue Recognition

The Company generates revenue from wholesale and retail sales of rare coins, precious metals bullion and second-hand jewelry. The recognition of revenue varies for wholesale and retail transactions and is, in large part, dependent on the type of payment arrangements made between the parties. We recognize sales on an F.O.B. shipping point basis.

The Company sells rare coins to other wholesalers/dealers within its industry on credit, generally for terms of 15 to 60 days, but in no event greater than one year. The Company grants credit to new dealers based on extensive credit evaluations and for existing dealers based on established business relationships and payment histories. The Company generally does not obtain collateral with which to secure its accounts receivable when the sale is made to a dealer. The Company maintains reserves for potential credit losses based on an evaluation of specific receivables, offset rights and the Company’s historical experience related to credit losses. As of June 30, 2006 and 2005, management established an accounts receivable reserve of $363,000 and $122,000, respectively.

The Company also sells rare coins to retail customers on credit, generally for terms of 30 to 60 days, but in no event greater than one year. The Company grants credit to retail customers based on extensive credit evaluations and for existing retail customers based on established business relationships and payment histories. When a retail customer is granted credit, the Company generally collects a payment of 25% of the sales price, establishes a payment schedule for the remaining balance and holds the merchandise as collateral as security against the customer’s receivable until all amounts due under the credit arrangement are paid in full. If the customer defaults in the payment of any amount when due, the Company may declare the customer’s obligation in default, liquidate the collateral in a commercially reasonable manner using such proceeds to extinguish the remaining balance and disburse any amount in excess of the remaining balance to the customer.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies – (continued)

Under this retail arrangement, revenues are recognized when the customer agrees to the terms of the credit and makes the initial payment. The Company’s has a limited-in-duration money back guaranty policies (as discussed below).

In limited circumstances, the Company exchanges merchandise for similar merchandise and/or monetary consideration with both dealers and retail customers, for which the Company recognizes revenue in accordance with APB No. 29, “Accounting for Non-monetary Transactions.” When the Company exchanges merchandise for similar merchandise and there is no monetary component to the exchange, the Company does not recognize any revenue. Instead, the basis of the merchandise relinquished becomes the basis of the merchandise received, less any indicated impairment of value of the merchandise relinquished. When the Company exchanges merchandise for similar merchandise and there is a monetary component to the exchange, the Company recognizes revenue to the extent of monetary assets received and determines the cost of sale based on the ratio of monetary assets received to monetary and non-monetary assets received multiplied by the cost of the assets surrendered.

The Company has a return policy (money-back guarantee). The policy covers retail transactions involving graded rare coins only. Customers may return graded rare coins purchased within 7 days of the receipt of the rare coins for a full refund as long as the rare coins are returned in exactly the same condition as they were delivered. In the case of rare coin sales on account, customers may cancel the sale within 7 days of making a commitment to purchase the rare coins. The receipt of a deposit and a signed purchase order evidences the commitment. Any customer may return a coin if they can demonstrate that the coin is not authentic, or there was an error in the description of a graded coin.

Revenues from the sale of consigned goods are recognized as commission income on such sale if the Company is acting as an agent for the consignor. If in the process of selling consigned goods, the Company makes an irrevocable payment to a consignor for the full amount due on the consignment and the corresponding receivable from the buyer(s) has not been collected by the Company at that payment date, the Company records that payment as a purchase and the sale of the consigned good(s) to the buyer as revenue as the Company has assumed all collection risk.

The Company’s auction businesses generate revenue in the form of commissions charged to buyers and sellers of auction lots. Auction commissions include buyers’ commissions, sellers’ commissions, and buyback commissions, each of which are calculated based on a percentage of the hammer price.

Buyers’ and sellers’ commissions are recognized upon the confirmation of the identification of the winning bidders. Funds charged to winning bidders include the hammer price plus the commission. Only the commission portion of the funds received by winning bidders is recorded as revenue.

Buyback commissions represent an agreed upon rate charged by the Company for goods entered in the auction and not sold. Goods remain unsold when an auction lot does not meet the consignor reserve, which is the minimum sales price as determined prior to auction, and when items sold at auction are returned subsequent to the winning bidder taking possession. Returns from winning bidders are very limited and primarily occur when a rare coin sold auction has an error in its description in which the winner bidder relied upon to purchase the item. Buyback commission is recognized along with sellers’ commission or at the time an item is returned.

Advertising

Advertising costs are expensed as incurred. During the years ended June 30, 2006, 2005 and 2004, advertising expenses were $762,000, $633,000 and $578,000, respectively.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies – (continued)

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Stock-Based Compensation

In March 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”. SFAS 123(R) amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting For Stock Issued To Employees”. SFAS No. 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after March 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after March 15, 2005. Currently the Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted to employees and is evaluating option valuation models including Black Scholes to determine which model the Company will use upon the adoption of SFAS No. 123(R). The Company adopted SFAS No. 123(R) effective with its fiscal year beginning July 1, 2005.

Earnings (Loss) Per Share

Basic “Earnings Per Share (“EPS”),” is computed as net income (loss) applicable to common shares divided by the weighted average number of common shares outstanding for the period. Net income (loss) applicable to common shares is calculated as net income (loss) less dividends and accretion on preferred stock. No dividends were paid nor were there any accretion on preferred stock for the years ended June 30, 2006 and 2005. Dividends and accretion on preferred stock totaled $37,000 and $50,000, respectively, for the year ended June 30, 2004. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The total potential common shares that have not been included in the calculation of diluted net loss per common share totaled 4,250,000 on June 30, 2006 and 3,808,000 at June 30, 2005 as the effects of such are anti-dilutive for those years. All share and per share amounts have been retroactively adjusted for the effect of a one-for-twenty reverse stock split of the Company’s common stock at June 30, 2003.

Customer and Vendor Concentrations

During the years ended June 30, 2006, 2005 and 2004, the Company had no customer that accounted for 10% or more of the Company’s net sales. As of June 30, 2006, the Company had one customer that represented 18.7% or more of accounts receivable as of such date; and all other customers represented less than 9.2% of accounts receivable. As of June 30, 2005, the Company had no customer that represented 10% or more of accounts receivable as of such date. As of June 30, 2004, the Company had one customer that represented 18% of accounts receivable as of such date.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies – (continued)

During the year ended June 30, 2006, the Company purchased 10.5% of its inventories from one vendor, and all other vendors represented less than 6.0% of inventory purchases. During the years ended June 30, 2005 and 2004, the Company did not purchase 10% or more of its inventories from any single vendor. As of June 30, 2006, the Company had one vendor that represented 32% of accounts payable; two vendors that represented approximately 16% each, and all other venders represented less than 4% each as of such date. As of June 30, 2005, the Company had one vendor that represented 20% of accounts payable of such date; and as of June 30, 2004 the Company had no vendor that represented 10% or more of accounts payable as of such date.

Fair Value of Financial Instruments

SFAS No. 107

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” issued in December 1991, requires the disclosure of the fair value, if reasonably obtainable, of the Company’s financial instruments including assets and liabilities that both (a) impose on one entity a contractual obligation (1) to deliver cash or another financial instrument to a second entity or (2) to exchange other financial instruments on potentially unfavorable terms with the second entity; and (b) convey to that second entity a contractual right (1) to receive cash or another financial instrument from the first entity or (2) to exchange other financial instruments on potentially favorable terms with the first entity.

The Company’s financial instruments consist of its cash, accounts receivable, line of credit, accounts payable and accrued expense; note payable and notes payable to related parties. Management has determined that, except for the allowance for doubtful accounts receivable, the fair values of the Company’s financial instruments approximate their carrying values at June 30, 2006 and 2005.

Recently Issued Accounting Pronouncements

SFAS No. 151

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.”  SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing.”  Paragraph 5 of ARB No. 43, Chapter 4, previously stated that. “ . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company’s financial statements.

SFAS No. 152

In March 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions.”  The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies – (continued)

SFAS No. 153

In March 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after March 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company’s financial statements.

FAS No. 154

In May 2005, the FASB issued Statement of Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors. SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.

FIN No. 47

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.”  FIN No. 47 clarifies the meaning of the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations” and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required.  Management does not expect adoption of FIN No. 47 to have a material impact on the Company’s financial statements.

FIN No. 48

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect that the application of FIN 48 will have on its results of operations and financial condition.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

2. Inventories

Inventories are comprised of rare coins, bullion and second-hand jewelry.

Inventory totaling $1,327,000 and $1,286,000 of owned coins was on consignment with third parties at June 30, 2006 and 2005, respectively. The balance of inventory was located in the Company’s vault, at trade shows or with appraisal agencies. As of June 30, 2006, management reserved $840,000 against the gross inventory cost to reflect its analysis of the fair market of each inventory item as determined by third party industry sources such as the Certified Coin Exchange, offers received from customers on specific coins or publicly documented auction results for similar coins.

The Company, from time to time, enters into informal partnerships with third parties who are either vendors or customers for the purchase and sale of specific rare coins. These arrangements include joint ownership of the rare coin and equal participation in profit or loss on specific transactions adjusted for agreed upon expenses and interest costs. When the rare coins are purchased the Company records its proportional ownership as inventory and upon the sale of the rare coins, the Company records its proportional sale and profit or loss. In most instances, the Company elects to buy-out the partnership interest in rare coins prior to its sale and the recording of a proportional sale and profit or loss are no longer applicable. At any given time, the Company may be involved in a few of these agreements.

3. Property and Equipment

Property and equipment consists of the following:

	June 30, 2006	June 30, 2005
	(in thousands)
Furniture and equipment	$214	$143
Computer equipment and software	528	351
Leasehold improvements	182	121
	924	615
Accumulated depreciation and amortization	(540)	(395)
	$384	$220

Depreciation expense for the years ended June 30, 2006, 2005 and 2004 were $145,000; $77,000 and $94,000, respectively.

4. Goodwill

On July 6, 2001, the Company recorded goodwill for its purchase of its SGBH subsidiary in the amount of $591,000. The Company tested the goodwill for impairment during the quarter ended December 31, 2002. Management estimated the fair value of the reporting unit (i.e. Company as a whole) using a present value model on estimated future cash flows. This value was then adjusted to calculate the implied fair value of goodwill based on the allocation of the reporting unit’s assets and liabilities. The calculation identified that the implied fair value was less than the carrying amount of goodwill, indicating that the goodwill had been impaired. Based on this analysis, goodwill was determined to be fully impaired and the Company recorded an impairment of goodwill charge to operations of $591,000 during the year ended June 30, 2003.

5. Auction and Customer Advances

Superior has established two short-term lending programs consisting of (i) advancing consignment customers cash based on consigned inventory acquired for upcoming auctions, and, (ii) advancing customers cash based on the customer’s assigning specific rare coins in their inventory to Superior as collateral. According to the terms of its Commercial Line of Credit, Superior can advance a customer up to 70% of consigned or assigned rare coin(s)’ wholesale value. For auction advances, Superior will advance cash to a customer and take control of the inventory to be held on consignment for auction. The customer will sign a note receivable for the funds advanced to be secured

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

5. Auction and Customer Advances – (continued)

by the consigned inventory. As consigned inventory is sold, the proceeds will be collected, repaying Superior for the auction advance and any auction fees, with the remaining amount due to the consignor. For customer inventory advances, Superior will advance cash to a customer and take control of the assigned inventory. The customer will sign a promissory note for the funds advanced to be secured by the assigned inventory. Auction and customer advances bear interest at rates between 10% and 18% based primarily on the customer’s creditworthiness and the loan size. The average term of the loan is approximately three months and no individual loan will exceed one year. Customers may require minimum prices for their consigned coins, and if the coin has not sold by the loan maturity date, the customer must choose to refinance the loan, repay the loan, or permit Superior to liquidate the coin. Superior will retain control of the assigned inventory until the customer repays the advance. Auction and customer advances consist of the follows:

	June 30, 2006	June 30, 2005
	(in thousands)
Auction advances	$1,386	$3,358
Customer inventory advances	443	1,592
	$1,829	4,950

6. Line-of-Credit – Related Party

On October 13, 2003, we executed a Commercial Loan and Security Agreement (“Commercial LOC”) with Stanford Financial Group Company (“SFG”), an affiliate of our principal stockholder, Stanford International Bank Limited (“SIBL” or “Stanford”), to provide us with a $7,500,000 line of credit for purposes of financing our inventory, auction advances and inventory loans to other rare coin dealers and collectors. A portion of this indebtedness was assigned to SIBL, and on March 31, 2005, as described below, pursuant to SIBL’s purchase of $2,500,000 of our Series E Preferred Stock, SIBL assumed, converted and cancelled $2,500,000 of this indebtedness under the Commercial LOC. In addition, SFG further amended the Commercial LOC increasing the line of credit to $10,000,000. Effective July 21, 2005 the Commercial LOC was renewed through October 1, 2006. On May 2, 2006, SFG further amended the Commercial LOC increasing the line of credit to $10,850,000 to reflect an additional advance made March 30, 2006, to partially fund the repayment of a private line of credit. On September 5, 2006, the Commercial LOC was renewed through October 1, 2007. The Commercial LOC bears interest at the prime-lending rate (8.25% at June 30, 2006) and is secured by substantially all of Superior’s assets. As of June 30, 2006, the outstanding balance was $10,850,000 and there was no accrued interest payable. During the years ended June 30, 2006, 2005 and 2004, Superior incurred interest expense on the line of credit – related party totaling $701,000; $394,000 and $104,000, respectively.

7. Lines-of-Credit

On July 9, 2002 and July 26, 2002 the Company entered into temporary working capital loan agreements with a private Lender (“Lender”) in the amounts of $1,500,000 and $1,000,000 respectively. These loans bore interest at the prime lending rate plus 7% per annum (11% at June 30, 2003), were secured by the inventory of the Company and a personal guarantee of the Company’s chief executive officer and a principal stockholder, and, were due to be repaid in 60 days. On August 8, 2002 the Company converted the two loans from the Lender into a Line of Credit with the Lender by executing a Secured Revolving Line of Credit Agreement (“Private Line of Credit”). The Private Line of Credit was modified and extended a number of times between August 2002 and March 2006. On March 31, 2006, the Company repaid the balance of the line of credit of $1,900,000 by applying the accounts receivable from the sale of $1,000,000 of rare coins to the Lender, by making a payment of $850,000 in cash and by receiving a $50,000 discount for early payment. The $50,000 discount was classified as an extraordinary gain on the Statement of Operations. As of June 30, 2005, the outstanding Private Line of Credit balance was $2,200,000 and there was no accrued interest payable. As of June 30, 2006, the outstanding Private Line of Credit balance was $0 and there was no accrued interest payable.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

8. Notes Payable to a Related Party

On April 10, 2002 we executed a subordinated note payable for $1,000,000 to our CEO, Silvano DiGenova, bearing interest at 9% per annum with quarterly installment payments of $150,000 plus interest. No principal payments had been made through February 2003. On February 14, 2003, the terms of the note were modified to provide for repayment of principal in the amount of $50,000 per quarter commencing on September 30, 2003 and for interest to be paid monthly. The Company was in arrears of $150,000 of principal payments that were due on December 31, 2004, March 31, 2005 and June 30, 2005 of $50,000 each. However, Mr. DiGenova agreed to delay these principal repayments to September 30, 2005. As of the year ending June 30, 2005, the outstanding balance was $750,000 and all interest payments were paid to date and continued to be paid current on a monthly basis. During the year ended June 30, 2006, the note was reduced by $250,000 and the interest rate was changed to 12%. At June 30, 2006, the balance due was $500,000 and there was no accrued interest payable. The remaining balance is due as follows:

	June 30, 2006	June 30, 2005
	(in thousands)
Total	$500	$750
Less current portion	(200)	(350)
Long-term	$300	$400

Interest expense incurred to notes payable to related parties during the year ended June 30, 2006, 2005 and 2004 totaled $66,000, $78,000 and $101,000, respectively. Future minimum payments under notes payable to a related party are as follows:

Year Ending June 30,	Amount
(in thousands)
2007	$200
2008	$300
$500

9. Notes Payable

During October 2004 the Company executed three demand notes payable with a private lender totaling $650,000 bearing interest at 10% per annum secured by specific inventory. Interest is payable monthly. As of January 1, 2006 the interest rate increased to 12% per annum. As of June 30, 2006, the outstanding balance was $650,000 and there was no accrued interest payable.

10. Income Taxes

The provision for income taxes consists of the following components:

	Year Ended June 30, 2006	Year Ended June 30, 2005	Year Ended June 30, 2004
	(in thousands)
Current:
Federal	$—	$—	$—
State	2	1	12
	2	1	12
Deferred:
Federal	—	—	—
State	—	—	—
	—	—	—
	$—	$1	12

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

10. Income Taxes – (continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The income tax effects of significant items comprising the Company’s net deferred income tax assets and liabilities are as follows:

	June 30, 2006	June 30, 2005	June 30, 2004
	(in thousands)
Deferred tax assets:
Unearned income	$—	$7	$7
Net operating loss carryforwards	3,972	3,592	3,747
Inventory reserve	360	—	—
Goodwill	169	186	203
Intangible asset	—	8	8
Accrued vacation pay	35	23	29
Allowance for doubtful accounts	155	52	111
Contributions	1	1	1
Options and warrants not exercised	287	95	54
Depreciation	2	26	12
Other	8	8	8
Gross deferred tax assets	4,989	3,998	4,180
Valuation allowance	(4,740)	(3,836)	(3,988)
Deferred tax assets, net of reserve	249	162	192
Deferred tax liabilities:
Repairs and maintenance	(26)	—	—
State tax benefit	(223)	(162)	(192)
Net deferred tax liabilities	$—	$—	$—

At June 30, 2006, 2005 and 2004, a 100% valuation allowance has been provided on the net deferred income tax assets since the Company cannot determine that it is “more likely than not” they will be realized.

The income tax benefit differs from the amount of income tax determined by applying the expected U.S. Federal income tax rate to pretax loss for the fiscal periods as a result of:

	Year Ended June 30, 2006	Year Ended June 30, 2005	Year Ended June 30, 2004

Computed tax benefit	$(846)	$(209)	$192
Decrease (increase) in income tax benefit resulting from:
Nondeductible expenses	35	21	12
State income tax expense	(145)	(32)	46
Change in valuation allowance	958	221	(238)
Other	—	—	—
	$2	$1	$12

At June 30, 2006, the Company has a Federal tax net operating loss (“NOL”) carryforward of approximately $10,358,000 which expires at various dates though 2025, and a state net operating loss carryforward of approximately $5,097,000, which expires at various dates through 2015.

A portion of the NOLs described above are subject to provisions of the Internal Revenue Code §382 which limits the use of NOL carryforwards when changes of ownership of more than 50% occur during a three-year testing period. During the year ended June 30, 2003, the cumulative effects of SIBL’s investment in the Company through the Sale of Series B and Series D preferred stock on April 3, 2002 and February 14, 2003, respectively, the Company ownership changed by more than 50%. The issues of common and preferred stock during the years-ended

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

10. Income Taxes – (continued)

June 30, 2002 and 2003 will limit the use of these NOLs. Further changes in common or preferred stock ownership in future years potentially limit the use of NOLs. The effect of such limitations has yet to be determined. In addition, NOL carry forwards for the purposes of offsetting California state taxable income have been limited to 50% for tax years 1998 and 2001, and limited to 60% for the tax years 2002 and 2003, only. All other tax years can carry forward 100% of NOL.

11. Equity

Common Stock Transactions

On June 30, 2003, the Company’s stockholders at the Annual Meeting of the Shareholders approved both an amendment to the Company’s articles of incorporation to effect a one-for-twenty reverse split of the Company’s common shares and the Company’s re-incorporation into the State of Delaware with authorized common stock of 12,500,000 and preferred stock of 10,000,000. The Series A, B and D preferred shares issued before this date retained the same rights and privileges as previously granted. All common share amounts presented have been retroactively adjusted to reflect a one-for-twenty reverse stock split.

On July 24, 2003, the Company issued 1,845,100 common shares pursuant to the exercise of 1,845,100 warrants to purchase the Company’s common stock with an exercise price of $0.001 per common share (see additional discussion of warrants in Sale of Series D Convertible Preferred Stock below).

On August 20, 2004, the Company issued 24,000 common shares to an investor and public relations firm in exchange for services. The services were valued at $30,000 and were based on the closing price of the Company’s common stock as listed on NASDAQ’s Over-the-counter Bulletin Board on the day the shares were issued.

On January 4, 2005, the Company issued 180,000 common shares to an investor relations firm in exchange for services. The services were valued at $270,000 and were based on the closing price of the Company’s common stock as listed on NASDAQ’s Over-the-counter Bulletin Board on the day the shares were issued.

Between March 17, 2005 and June 6, 2005, the Company issued 55,000 common shares for cash of $27,000 pursuant to the exercise of stock options under our 2003 Omnibus Stock Option Plan

On June 20, 2005, the Company issued 50,000 shares for cash of $50,000 pursuant to the exercise of stock warrants.

On June 20, 2005, the Company issued 25,000 restricted common shares in exchange for future services of an employee. The shares vest over a four year period on either a quarterly or annual basis at the option of the employee. The services were valued at $79,000 based on the closing price of the Company’s common stock as listed on NASDAQ’s Over-the-counter Bulletin Board on the day prior to the day the shares were issued. As of June 30, 2006, $57,785 remained unamortized.

On March 27, 2006, the Company issued 15,000 shares of Common Stock to Mr. Paul Biberkraut, the former Chief Financial Officer and one of our directors, for services performed for the Company.

On March 31, 2006, the Company cancelled 26,662 shares of Common Stock that had been granted to American Capital Ventures pursuant to the terms of a public relations service agreement that expired on March 31, 2006.

Sale and Redemption of Series A Convertible Preferred Stock

On July 3, 2001, the Board of Directors of the Company authorized the issuance of shares of $.001 par value preferred stock and simultaneously, the Company commenced a private placement of Series A $5.00 Redeemable 8% Convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock carried an annual dividend of $0.40 per share payable quarterly in cash or common stock of the Company at the Company’s election, was convertible into 11 shares of the Company’s common stock and provided for cash redemption or conversion into common  stock of the Company based on elections by the holder or by the Company with certain contingencies.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

11. Equity – (continued)

The Company originally issued 125,000 shares of Series A Preferred Stock. On March 31, 2004, in accordance with the redemption provisions of the Series A Preferred Stock, all the holders of the Series A Preferred Stock requested the redemption of their shares. However, at the time, because the Company’s liabilities exceeded its assets, the Company was prohibited under Delaware corporation law from commencing the redemption. As of March 31, 2005, the Company was no longer prohibited from commencing the redemption and in April 2005, the Company began the redemption. As of June 30, 2005, the amount payable with respect to the Series A Preferred Stock redemption was shown as a liability of $275,000 on the balance sheet. All of our shares of Series A Redeemable 8% Convertible Preferred Stock, or Series A Preferred Stock, were redeemed by cash payments by the end of fiscal 2006. The 125,000 shares of Series A Preferred Stock that were redeemed are no longer available for reissuance.

Series B Convertible Preferred Stock

The Company currently has 3,400,000 shares of Series B $1.00 Convertible Preferred Stock, or Series B Preferred Stock, outstanding. These shares were issued on April 10, 2002. In connection with this transaction, the Company issued to the purchasers warrants to purchase an aggregate of 1,700,000 shares of its common stock, at exercise prices ranging from $2.00 to $4.00 per share. Management estimated the fair value of these warrants at $434,000, based on an appraisal of previously issued options with similar terms and the trading price of the Company’s stock, and this amount was recorded as additional paid-in capital. The Series B Preferred Stock has voting rights with respect to all matters presented to our stockholders, and is entitled to the number of votes equal to the number of shares of Common Stock into which it is convertible. The Series B Preferred Stock is not entitled to dividends or preemptive rights.

Each share of Series B Preferred Stock is convertible into 0.5 shares of Common Stock at the election of the holder subject to certain adjustments, and is adjustable upon our issuance of Common Stock or securities convertible into Common Stock at a price less than $1.00 per share.

Sale of Series D Convertible Preferred Stock

On February 14, 2003, the Company issued 2,000,000 shares of newly created Series D $1.00 convertible preferred stock (“Series D stock”) for a purchase price of $2,000,000 pursuant to a stock purchase and warrant agreement (“purchase agreement”) with Stanford. On that date $1,500,000 of the purchase price was paid with $500,000 in cash and the conversion of $1,000,000 in bridge loans that Stanford granted to the Company in anticipation of the closing of the purchase agreement. The balance of the purchase price less interest due on the converted bridge loans and legal fees was paid on March 14, 2003. The Series D stock is convertible into common shares of the company at any time at the option of Stanford at the conversion rate 0.833333 common shares for each Series D share subject to certain anti-dilution adjustments. The Series D stockholders are entitled to vote on all matters requiring a vote of the shareholders and are entitled to the number of votes equal to the number of common shares into which the Series D stock is convertible. The purchase agreement also provided for the reduction to $0.001 per common share of the purchase price of 1,500,000 warrants that were issued to Stanford and their designated warrant holders as part of the Series B stock sale in April 2002. In connection with warrant price reduction the Company recorded a dividend of $300,000 on the Series B stock as its estimate of the fair value of the transaction. The reduced warrant price contemplated the reverse stock split that was provided for in the purchase agreement and that was subsequently approved by the Company’s stockholders on June 30, 2003. The warrants were exercised on July 24, 2003. Concurrently with the closing of the purchase agreement, the Company, Stanford and the CEO entered into a share exchange and note modification agreement (“modification agreement”). Under the modification agreement the CEO exchanged 7,000 Series C shares of the Company for 583,333 common shares of the Company. The modification agreement provided for a reduction to $0.001 per common share of the exercise price of 345,100 warrants that were previously issued to the CEO. The previously issued warrants consist of 200,000 warrants issued in connection with the Series B stock in April 2002 and 145,100 warrants issued in connection with personal loan guarantees by the CEO for the Company’s debt. In connection with the warrant price reductions the

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

11. Equity – (continued)

Company recorded a dividend of $40,000 on the Series B stock and interest expense of  $29,000 as its estimates of the fair value of the transactions. The reduced warrant price contemplated a reverse stock split that was provided for in the purchase agreement and that was subsequently approved by the Company’s stockholders on June 30, 2003. The warrants were exercised on July 24, 2003. Additionally, the CEO agreed to amend his $1,000,000 promissory note due from the Company, to provide for quarterly principal payments of $50,000 that were to commence on September 30, 2003 (Note 8).

The shareholders of preferred stock issued by the Company have a liquidation preference over the common shareholders. The Series A Preferred shareholders have primary preferential liquidation rights at $5.10 per share, followed by the Series B, Series D and Series E Preferred shareholders at $1.00 per share each.

Sale of Series E Convertible Preferred Stock

On March 31, 2005, The Company issued 2,500,000 shares of newly created Series E $1.00 convertible preferred stock (“Series E stock”) for a purchase price of $2,500,000 pursuant to a stock purchase agreement (“purchase agreement”) with SIBL, a principal stockholder of the Company. On that date the purchase price of $2.5 million was paid by the conversion and cancellation of $2.5 million of indebtedness under the Company’s Commercial LOC with Stanford Financial, an affiliate of Stanford (see Note 6). The Series E stock is convertible into common shares of the Company at any time at the option of Stanford at a conversion rate of six Series E shares into one common share subject to certain anti-dilution adjustments. The Series E stockholders are entitled to vote on all matters requiring a vote of the shareholders and are entitled to the number of votes equal to the number of common shares into which the Series E stock is convertible.

12. Share-Based Stock Option Plans

Stock Options

2003 Omnibus Stock Option Plan

On May 1, 2003, the Company’s Board of Directors approved, subject to shareholder approval which was obtained on June 30, 2003, a stock option plan (the “2003 Plan”) to attract and retain competent personnel and to provide to participating officers, directors, employees and consultants long-term incentive for high levels of performance and for unusual efforts to improve the financial performance of the Company. The 2003 Plan provides for both incentive stock options specifically tailored to the provisions of the Internal Revenue Code and for options not qualifying as incentive stock options. Employees and consultants of the Company, including officers and directors, are eligible to receive options granted under the 2003 Plan. The shares subject to the options will generally be made available from authorized, but unissued shares. The Board of Directors (“Board”) will administer the 2003 Plan. The Board has full authority to award options under the 2003 Plan, to establish the terms of the option agreements, and to take all other action deemed appropriate for administration of the 2003 Plan. The 2003 Plan replaced the 2000 Omnibus Stock Option Plan.

2000 Omnibus Stock Option Plan

On August 1, 2000, the Company’s Board of Directors approved, subject to shareholder approval which was obtained, a stock option plan (the “2000 Plan”) to attract and retain competent personnel and to provide to participating officers, directors, employees and consultants long-term incentive for high levels of performance and for unusual efforts to improve the financial performance of the Company. The 2000 Plan provides for both incentive stock options specifically tailored to the provisions of the Internal Revenue Code and for options not qualifying as incentive stock options. Employees and consultants of the Company, including officers and directors, were eligible to receive options granted under the 2000 Plan. The shares subject to the options were made available from authorized, but unissued shares. The Board of Directors (“Board”) administered the 2000 Plan. The Board had full authority to award options under the 2000 Plan, to establish the terms of the option agreements, and to take all other action deemed appropriate for administration of the 2000 Plan. The 2000 Plan was terminated on May 1, 2003 and was replaced by the 2003 Omnibus Stock Option Plan.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

12. Share-Based Stock Option Plans – (continued)

During the year ended June 30, 2006, the Company granted to certain employees and non-employees, 65,000 stock options to purchase common stock at an average exercise price of $2.50. The range of exercise prices of options issued during the year was $1.20 to $3.02. The stock options vest after one year and are exercisable over period of up to five years after vesting and expire at earlier of five years after the vesting date of each option or one month after the termination of employment or service agreement with the Company. The stock options were granted at strike prices, which were set at closing price of the Company’s stock as listed on the NASDAQ Over-the-counter Bulletin Board and Pink Sheets as of the date of grant, except for one grant priced at the higher price of the prior week. During the year ended June 30, 2006, the Company cancelled 35,733 stock options and 96,667 stock options were forfeited that expired or had not vested at the time of employees and non-employees discontinued service agreements with the Company. The stock option grants during the year ended June 30, 2006 include 60,000 stock options to directors of the Company.

During the year ended June 30, 2005, the Company granted to certain employees and non-employees, 360,000 stock options to purchase common stock at an average exercise price of $2.80. The range of exercise prices of options issued during the year was $1.01 to $4.25. The stock options vest over time of up to four years. All are exercisable over period of up to five years after vesting and expire at earlier of five years after the vesting date of each option or one month after the termination of employment or service agreement with the Company. The stock options were granted at strike prices, which were set at closing price of the Company’s stock as listed on the NASDAQ Over-the-counter Bulletin Board and Pink Sheets as of the date of grant. During the year ended June 30, 2005, the Company cancelled 95,000 stock options that expired or had not vested at the time of employees and non-employees discontinued service with the Company and 55,000 stock options were exercised. The stock option grants during the year ended June 30, 2005 include 60,000 stock options to directors of the Company.

During the year ended June 30, 2004, the Company granted to certain employees and non-employees, 410,000 stock options to purchase common stock at an average exercise price of $0.77. The range of exercise prices of options issued during the year was $0.24 to $1.01. Certain stock options vest immediately and others vest over time. All are exercisable over period of up to five years after vesting and expire at earlier of five years after the vesting date of each option or one month after the termination of employment or service agreement with the Company. The stock options were granted at strike prices, which were set at closing price of the Company’s stock as listed on the NASDAQ Over-the-counter Bulletin Board and Pink Sheets as of the date of grant. During the year ended June 30, 2004, the Company cancelled 97,750 stock options that expired or had not vested at the time of employees and non-employees discontinued service with the Company. The stock option grants during the year ended June 30, 2004 include 50,000 stock options to directors of the Company.

The following table summarizes information about stock option transactions for the years shown:

	Year Ended June 30, 2006		Year Ended June 30, 2005		Year Ended June 30, 2004
	Option Shares	Weighted Average Exercise Price	Option Shares	Weighted Average Exercise Price	Option Shares	Weighted Average Exercise Price

Outstanding at beginning of period	636,000	$2.41	426,000	$1.50	113,750	$6.05
Options granted	65,000	2.50	360,000	2.80	410,000	0.77
Options canceled	(35,733)	3.21	(95,000)	0.91	(97,750)	3.74
Options forfeited	(96,667)	1.72	—	—	—	—
Options exercised	—	—	(55,000)	0.49	—	—
Outstanding at end of period	568,600	$2.49	636,000	$2.41	426,000	$1.50
Exercisable at end of period	326,600	$2.45	182,000	$2.68	121,250	$2.96

The weighted average remaining contractual life of the options outstanding at June 30, 2006, is 6.2 years.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

12. Share-Based Stock Option Plans – (continued)

The following table provides information for the stock options granted during the year ended June 30, 2006:

	Number	Weighted Exercise Average Price	Weighted Average Fair Value

Options exercise price equal to stock price	55,000	$2.40	$1.90
Options exercise price exceeds the stock price	10,000	$3.02	$2.15

The following table provides additional information for stock options outstanding at June 30, 2006:

		Outstanding			Exercisable		Unexercisable
Range		Number	Weighted Average Exercise Price	Weighted Average Contractual Life	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
From	To

$0.30	$0.33	35,000	$0.31	5.5	28,750	$0.31	6,250	$0.30
$1.00	$2.20	282,500	$1.25	5.9	170,500	$1.32	112,000	$1.15
$2.75	$5.00	240,000	$3.81	6.8	116,250	$3.68	123,750	$3.93
$8.75	$20.00	11,100	$12.40	2.6	11,100	$12.40		$0.00
		568,600			326,600		242,000

As of June 30, 2006, 2005 and 2004, the Company had reserved shares of common stock for the following purposes:

	June 30, 2006	June 30, 2005	June 30, 2004

Options	568,600	636,000	426,000
Warrants	120,000	132,500	189,063
Series A Convertible Preferred Stock	—	—	—
Series B Convertible Preferred Stock	1,719,802	1,719,802	1,700,000
Series D Convertible Preferred Stock	1,666,667	1,666,667	1,666,667
Series E Convertible Preferred Stock	416,667	416,667	—
Total	4,491,736	4,571,636	3,981,730

Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS 123R, and is to be determined as if the Company had accounted for its employee stock options granted under the fair value method pursuant to SFAS 123R, rather than the intrinsic method pursuant to APB 25. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following range of assumptions for 2006, 2005 and 2004:

	2006	2005	2004

Risk free interest rate	3.8 – 5.1%	2.6 – 3.7%	1 – 2%
Dividends	—	—	—
Volatility factor	246%	250 – 275%	275%
Expected life	1 – 4 years	1 – 4 years	1 – 3 years

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

12. Share-Based Stock Option Plans – (continued)

For purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro-forma information for years ending June 30, 2006, 2005 and 2004 as follows:

	2006	2005	2004
	(in thousands)
Net income (loss) applicable to common shares, as reported	$(2,489)	$(616)	$465
Add: Stock-based employee compensation included in reported net income (loss)	—	—	—
Less: Total stock-based employee compensation expense determined under Black-Scholes option pricing model, net of tax effects	—	247	21

Pro forma net income (loss)	$(2,489)	$(863)	$444

Earnings (loss) per share – as reported:
Basic	$(0.52)	$(0.13)	$0.11
Diluted	$(0.52)	$(0.13)	$0.06

Earnings (loss) per share – pro forma:
Basic	$(0.52)	$(0.19)	$0.10
Diluted	$(0.52)	$(0.19)	$0.05

13. Commitments and Contingencies

Leases

The Company leases office space in Beverly Hills under two operating lease agreements, one of which expiries in September 2012, the other in July 2010. Future minimum rental payments required under the above leases as of June 30, 2006 are as follows:

Years ending June 30,

2007	$302,000
2008	324,000
2009	331,000
2010	339,000
2011 and beyond	577,000
$1,873,000

Rent expense including parking fees and storage for all leases for the years ended June 30, 2006, 2005 and 2004 was $322,000; $274,000 and $386,000, respectively.

Guaranteed Liquidity and Buy Back

The Company provides a Guaranteed Liquidity and Buy Back at Grade warranty (the “Guarantee”) to its retail rare coin customers. Retail rare coin sales amounted to $13,281,000; $12,807,000 and $7,345,000 for years ended June 30, 2006, 2005 and 2004 respectively. The policy grants the customer the opportunity to sell their coins back to the Company at the prevailing market “bid” (below the current wholesale price). The Company determines the “bid” price based on the prevailing market price at which the Company believes it could readily liquidate the coin. The “bid” price may be substantially below what the customer originally paid for the coin.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

13. Commitments and Contingencies – (continued)

The values of the rare coins sold to retail customers continually fluctuate. Furthermore, retail customers continually resell or trade coins purchased from the Company with third parties. Once retail customers resell the rare coins to third parties, the Guarantee is void. Lastly, the Company has had minimal historical experience with customers exercising the Guarantee. As a result, it is not possible for the Company to determine the potential repurchase obligation pursuant to the Guarantee that it may be subject to as a result of previous sales of retail rare coins.

Profit Sharing Plans

The Company had a 401(k) profit sharing plan covering all employees who have met certain service requirements. Through December 31, 2002, employees were allowed to make contributions to the plan of up to 15% of their salary. The Company was required to make nondiscretionary matching contributions of 3% of eligible employees’ salaries. Effective January 1, 2003, no further contributions by employees were permitted as all of the Company’s employees became co-employees of Administaff, a professional employer organization. The Company terminated the plan effective January 1, 2004. The Company had failed to make timely nondiscretionary matching contributions, caught up prior to the plan termination, but may be subject to penalties. The amount of the potential penalties, if any, is indeterminable at this time.

Legal Proceedings

Superior Galleries, Inc. was sued by Heritage Capital Corporation (“Heritage”), a competitor of ours, in connection with our employment of Larry Abbott, a former employee of Heritage. The petition was filed on June 3, 2005 in the Dallas County District Court in Texas. The parties to this case included Heritage, Superior Galleries, Inc. and Mr. Abbott. In this case, Heritage sued Mr. Abbott for breach of his employment agreement with that company, following his resignation in May 2005. This lawsuit has been completely settled in accordance with a settlement agreement dated March 27, 2006, at no cost to the Company, other than its own legal costs, estimated to be $50,000.

Superior Galleries, Inc. was being sued by Elaine and Dean Sanders in connection with a loan made to them against 32 coins placed on consignment on June 26, 2004. Fourteen of the coins were sold, and the proceeds from this sale of approximately $186,750 were insufficient to repay the loan of $359,471 that the Company made to the Sanders. The plaintiffs subsequently paid an additional $155,000 in December 2005 with respect to the loan, but now allege that the Company violated its agreement with them relating to the sale of the coins. The Company strongly denies that it violated the agreement or that it acted improperly in any way. The complaint was filed on June 6, 2006 in the U.S. District Court for Central California and seeks undefined dollar amounts, accrued interest and reimbursement of plaintiffs’ legal costs.

In April 2004 the Company sued its former Chief Financial Officer, Malingham Shrinivas, in Los Angeles Superior Court for breach of contract, fraud and conspiracy. In that lawsuit, the Company alleged that he fraudulently arranged to receive more salary than he was entitled to, to pay personal expenses using Company funds, and to pay third party vendors with Company funds for services which were not rendered. In July 2004 Mr. Shrinivas filed a counterclaim in this litigation, claiming that he was terminated without just cause and was therefore entitled to $58,250 in severance pay. Although the case had been scheduled for trial in August 2006, prior to that time the case was stayed by order of the Superior Court because the Court had been advised that criminal charges against Mr. Shrinivas related to this matter were imminent. Those criminal charges were subsequently filed, and therefore further proceedings in connection with the civil case continue to be stayed. The Company believes that Mr. Shrinivas was terminated with cause and that he is therefore not entitled to any severance pay. If and when the stay of our civil case is terminated, the Company intends to vigorously pursue its claims and defend Mr. Shrinivas’ claims for severance pay.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

13. Commitments and Contingencies – (continued)

The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of its business. Except as set forth above, the Company is not currently involved in any such litigation which it believes could have a material adverse effect on its financial condition or results of operations, liquidity or cash flows.

State Sales and Use Taxes

The Company does not collect sales and use taxes for interstate sales. Management believes that the Company’s sales to interstate customers are generally tax-exempt due to varying state exemptions relative to the definitions of being engaged in business in particular states and the lack of current internet taxation. While the Company has not been contacted by any state authorities seeking to enforce sales or use tax regulations, there is no assurance that the Company will not be contacted by authorities in the future with inquiries relative to compliance with current statutes, nor is there any assurance that future statutes will not be enacted that affect the sales and use aspects of the Company’s business.

14. Related Party Transactions

On January 31, 2003, the Company entered into a consulting agreement with Stanford Group Company, and affiliate of SIBL, a principal stockholder of the Company to provide financial and advisory services for a three year period commencing on April 1, 2003. The annual fee for such services is $60,000 and is payable on a quarterly basis. The agreement was not extended beyond the April 1, 2006 expiration date.

On October 23, 2003, the Company’s Board of Directors approved the sale of Superior’s remaining fine art inventory to the Company’s chief executive officer (“CEO”) and a principal stockholder, who is also an independent dealer of fine art, for $350,000. The Company solicited bids from third parties and the bid from the CEO was the highest. The Company realized a gross profit of $16,000 on sale of the art inventory to the CEO. The sale was paid in full by reductions of notes payable to the CEO.

On May 28, 2004, the Company’s Board of Directors approved a short-term sub-lease of a portion of Superior’s vacant Newport Beach facility to the CEO. The lease term was from June 1, 2004 through September 30, 2004 and provided for a monthly rental payment of $4,000. The sub-lease terminated concurrently with the Company’s master lease of the Newport Beach facility on September 30, 2004.

On May 18, 2005 the Company entered into a Primary Supplier Agreement with Stanford Coins & Bullion, Inc. (“Stanford C&B”), which is an affiliate of a principal shareholder, SIBL. Under this arrangement, which has a term of six months commencing June 1, 2005, Stanford C&B is required to provide Superior with a preferential right to source coins on a wholesale basis for that company. Stanford C&B will pay a flat 7% over Superior’s bid for all rare coins and 3.5% for all generic coins. Superior will provide marketing services for Stanford C&B, including providing information on possible sales leads and making Superior’s inventory of coins available on Stanford C&B’s web site. For Stanford C&B’s customers that sell coins through Superior’s auctions, Superior will pay Stanford C&B a fee of 6%, and will pay their sales person a commission of 2%. Although the agreement was not extended on the December 1, 2005 expiration date, the two parties continue to operate under the terms of the prior agreement. During the year ended June 30, 2006 Stanford C&B purchased $2,276,946 of rare coins from Superior.

On July 5, 2006, the Company entered into a consulting arrangement with the former Chief Financial Officer, Paul Biberkraut, who is also a member of the Board of Directors. Under this arrangement, Mr. Biberkraut will assist management with the activities involved in the proposed Merger with DGSE. Superior is paying $4,000 per month under this arrangement until the Merger closes.

See also notes 2, 6, 7, 8 and 11 for discussion of additional transactions with related parties.

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

15. Selected Quarterly Financial Data

The following data present unaudited quarterly financial information for each of the eight quarters beginning with September 30, 2004 and ending on June 30, 2006. The information has been derived from our unaudited quarterly financial statements, which have been prepared by us on a basis consistent with our audited financial statements appearing elsewhere in this Form 10-K. The financial information set forth below includes all necessary adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the unaudited quarterly results. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this report.

	Year Ended June 30, 2006	Fiscal Quarter Ended
		June 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005
Statements of Operations Data	(in thousands, except per share data)
Total revenue	$46,317	$9,972	$15,067	$9,626	$11,653
Cost of sales	38,393	8,527	12,085	8,440	9,342
Gross profit	7,924	1,445	2,982	1,186	2,311
Selling, general and administrative expenses	9,792	2,921	2,404	2,166	2,301
Operating income (loss)	(1,868)	(1,476)	578	(980)	10
Other income (expense)	(669)	(240)	(177)	(137)	(114)
Income (loss) from before income tax provision	(2,537)	(1,716)	401	(1,117)	(104)
Income tax provision (benefit)	2	1	—	—	1
Net income (loss) before extraordinary gain	$(2,539)	$(1,717)	$401	$(1,117)	$(105)
Extraordinary Gain from extinguished debt	50	50
Net income (loss)	$(2,489)	$(1,717)	$451	$(1,117)	$(105)
Net income (loss) per common share:
from net income (loss), basic	$(0.52)	$(0.36)	$0.09	$(0.23)	$(0.02)
from net income (loss), fully diluted	$(0.52)	$(0.36)	$0.05	$(0.23)	$(0.02)
Weighted average shares outstanding:
Basic	4,817	4,808	4,820	4,820	4,820
Fully diluted	4,817	4,808	8,977	4,820	4,820

	Year Ended June 30, 2005	Fiscal Quarter Ended
		June 30, 2005	Mar. 31, 2005	Dec. 31, 2005	Sept. 30, 2004
	(in thousands, except per share data)
Statements of Operations Data
Total revenue	$39,535	$10,205	$11,658	$8,403	$9,269
Cost of sales	32,027	8,364	9,661	6,787	7,215
Gross profit	7,508	1,841	1,997	1,616	2,054
Selling, general and administrative expenses	7,708	2,114	2,098	1,642	1,854
Operating income (loss)	(200)	(273)	(101)	(26)	200
Other income (expense)	(415)	(135)	(102)	(104)	(74)
Income (loss) from before income tax provision	(615)	(408)	(203)	(130)	126
Income tax provision (benefit)	1	—	—	—	1
Net income (loss)	$(616)	$(408)	$(203)	$(130)	$125
Net income (loss) per common share:
from net income (loss), basic	$(0.13)	$(0.09)	$(0.04)	$(0.03)	$0.03
from net income (loss), fully diluted	$(0.13)	$(0.09)	$(0.04)	$(0.03)	$0.02
Weighted average shares outstanding:
Basic	4,627	4,743	4,685	4,510	4,497
Fully diluted	4,627	4,743	4,685	4,510	8,170

SUPERIOR GALLERIES, INC.

NOTES TO FINANCIAL STATEMENTS

16. Extraordinary Gain

On March 31, 2006, the Company repaid the balance of its line of credit from a private lender of $1,900,000 by applying the accounts receivable from the sale of $1,000,000 of rare coins to the lender, a payment of $850,000 in cash and the application of a $50,000 discount for early payment. The $50,000 discount was classified as an extraordinary gain on the Statement of Operations.

17. Subsequent Events

After the fiscal year ended June 30, 2006, on July 17, 2006, the Company announced a proposed Merger with DGSE Companies, Inc. As a condition to the Merger, the Company’s lender, Stanford Financial Group, will convert $5,500,000 in debt outstanding under its Commercial LOC described in Note 6 into common stock of the Company. In addition, in connection with the Merger a Stanford affiliate will provide a new secured credit facility of $11,500,000 to the combined company. Also in connection with the proposed Merger, the Company will restructure the outstanding indebtedness to its Chief Executive Officer, Mr. DiGenova, as described in Note 8. Under the terms of the revised promissory note, the principal amount of the note shall be set to the current outstanding principal amount of $500,000, the maturity date of the note will be extended to December 31, 2007, payable in five equal quarterly installments commencing September 30, 2006, and the interest rate shall be set to the prime rate plus one percent.

After the fiscal year ended June 30, 2006, on August 3, 2006, the Company paid off three demand notes payable to a private lender totaling $650,000 as described in Note 9, which bore interest at 12% per annum and were secured by specific inventory, as described in a Form 8-K filed by the Company August 9, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Superior Galleries, Inc.
Beverly Hills, California

Our audits as of June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006 were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
September 21, 2006

SUPERIOR GALLERIES, INC.

SCHEDULE II
Allowance for Doubtful Accounts and Inventory Reserves

	Balance at Beginning of Year	Charged to Expenses/ Against Revenue	Application Against Assets	Balance at End of Year
	(in thousands)
Allowance for doubtful accounts:
Year ended June 30, 2004	$271	20	(32)	$259
Year ended June 30, 2005	$259	—	(137)	$122
Year ended June 30, 2006	$122	241	—	$363
Inventory reserve:
Year ended June 30, 2004	$665	—	(665)	$—
Year ended June 30, 2005	$—	—	—	$—
Year ended June 30, 2006	$—	840	—	$840

ANNEX A

IMPORTANT NOTICE

THE FOLLOWING AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE “MERGER AGREEMENT”) IS BEING FILED IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AS A MATERIAL PLAN OF ACQUISITION, AND IS INTENDED BY DGSE COMPANIES, INC. (“DGSE”) SOLELY TO ESTABLISH THE TERMS OF THE AGREEMENT REACHED BY THE PARTIES THERETO. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES (THE “REPRESENTATIONS”) NEGOTIATED BY DGSE IN FAVOR OF SUPERIOR GALLERIES, INC. (“SUPERIOR”), AND BY SUPERIOR IN FAVOR OF DGSE.

THE ASSERTIONS WHICH APPEAR TO BE EMBODIED IN THESE REPRESENTATIONS ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES WHICH DGSE AND SUPERIOR HAVE EXCHANGED IN CONNECTION WITH SIGNING THE MERGER AGREEMENT. NEITHER PARTY IS REQUIRED UNDER THE SEC RULES TO DISCLOSE THESE DISCLOSURE SCHEDULES PUBLICLY. THESE DISCLOSURE SCHEDULES CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS. MOREOVER, SOME OF THE REPRESENTATIONS MAY NOT BE COMPLETE OR ACCURATE BECAUSE THEY ARE SUBJECT TO A CONTRACTUAL STANDARD OF MATERIALITY THAT IS DIFFERENT FROM THE STANDARD OF MATERIALITY GENERALLY APPLICABLE UNDER FEDERAL OR STATE SECURITIES LAWS. IN ADDITION, SOME OF THE REPRESENTATIONS MAY NOT BE COMPLETE OR ACCURATE BECAUSE THEY ARE INTENDED EXCLUSIVELY OR PRIMARILY TO ALLOCATE RISKS BETWEEN DGSE AND SUPERIOR, RATHER THAN TO MAKE ASSERTIONS OR STATEMENTS OF FACT ABOUT THEM. THE USE OF REPRESENTATIONS AND WARRANTIES TO ALLOCATE RISK IS A STANDARD DEVICE IN MERGER AND SIMILAR AGREEMENTS. IN ADDITION, THE REPRESENTATIONS WERE MADE AS OF A PARTICULAR DATE AND THE RELEVANT FACTS CONCERNING THE TWO COMPANIES MAY HAVE CHANGED SINCE THAT DATE. ACCORDINGLY, FOR EACH OF THE FOREGOING REASONS, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AS EMBODYING THE ACTUAL STATE OF FACTS ABOUT DGSE OR SUPERIOR, AS OF THE DATE OF THE MERGER AGREEMENT OR AS OF ANY OTHER DATE.

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

DGSE COMPANIES, INC.

DGSE MERGER CORP.

SUPERIOR GALLERIES, INC.

and

STANFORD INTERNATIONAL BANK, LTD.,
as Stockholder Agent

__________________

January 6, 2007
__________________

i

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Amended and Restated Commercial Loan and Security Agreement
Exhibit E	Form of Warrant
Exhibit F	Form of Note Exchange Agreement
Exhibit G	Form of Stanford Termination and Release Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Corporate Governance Agreement
Exhibit J	Form of Stanford Officer’s Certificate
Exhibit K	Form of Company Legal Opinion
Exhibit L	Form of Stanford Legal Opinion
Exhibit M	Form of Parent Officers’ Certificate
Exhibit N	Form of Parent Legal Opinion

INDEX OF DEFINED TERMS

401(k) Plan	62	Company Stock Option Plan	4
A Warrants	63	Company Stockholder Approval	23
Acquisition Proposal	2	Company Stockholders Meeting	23
Actions	2	Company Subsidiaries	20
Actual Knowledge	2	Company Subsidiary	20
Affiliate	2	Company Warrant	4
Affiliate Letter	60	Company-Owned IP	34
Agreement	1	Confidentiality Agreement	60
Amend	2	Consent	4
Amended and Restated Stanford LOC	63	Continuing Employees	61
Applicable Time	2	Contract	4
B Warrants	63	Control	4
Balance Sheet Correction	67	controlled by	4
Basket Amount	68	Conversion Agreements	4
Beneficial Owner	3	D&O Insurance	63
Beneficial Ownership	3	Defending Party	72
Beneficially Own	3	DGCL	1
Beneficially Owning	3	DiGenova	19
Best Efforts	3	DiGenova Warrant	4
Blue Sky Laws	3	Dissenting Shares	18
Board Recommendation	3	Dissenting Stockholders	4
Breach	3	Effective Time	13
Business Day	3	Employment Agreements	4
Capitalization Adjustment	3	Encumber	5
Certificate of Merger	13	Encumbrance	4
Certificates	3	Entity	5
Claim Notice	67	Environment	5
Closing	13	Environmental Claims	5
Closing Company Common Shares	3	Environmental Laws	5
Closing Date	13	Environmental Release	5
COBRA	29	Environmentally Released	5
Code	3	Equity Interest	5
Commitment	3	ERISA	5
Company	1	ERISA Affiliate	5
Company Affiliate	60	Escrow Account	19
Company Balance Sheet	3	Escrow Agent	5
Company Balance Sheet Date	3	Escrow Agreement	19
Company Benefit Plans	28	Escrow Assets	70
Company Board	1	Escrow Period	19
Company Board Recommendation	4	Escrow Stock	19
Company Bylaws	21	Escrow Termination Date	5
Company Certificate of Incorporation	21	Event	5
Company Common Share	4	Exchange Act	5
Company Common Stock	4	Exchange Agent	15
Company Disclosure Schedules	20	Exchange Ratio	14
Company Financial Advisor	38	Exemption Conditions	23
Company Financial Statements	25	Expenses	6
Company Group	36	Facilities	6
Company Information	4	Forbearance Agreement	73
Company Insider	17	Foreign Plan	29
Company IP	34	Form S-4	6
Company Material Contract	31	GAAP	6
Company Option	4	Governmental Entity	6
Company Permits	24	Governmental Permit	6
Company Preferred Shares	21	Group	6
Company Products	34	Hazardous Substances	6
Company SEC Reports	4	Indebtedness	6

v

Indemnified Parties	67	Parent Permits	42
Indemnifying Parties	67	Parent Products	51
Independent Committee	6	Parent SEC Reports	9
Insured Parties	63	Parent Stock Option Plan	9
Intellectual Property	7	Parent Stockholder Approval	41
Interim Company Board	62	Parent Stockholders Meeting	41
IRS	7	Parent Subsidiaries	39
JAMS	72	Parent Subsidiary	39
Key Employee	7	Parent Warrant	9
Knowledge	7	Parent-Owned IP	51
Law	7	PCAOB	9
Lease	7	Person	9
Letters of Transmittal	15	Post-Merger Parent Board	62
Liability	7	Principal Market	10
Liable	7	Property	10
Lien	7	Prosecuting Party	72
Limited Joinder Agreement	1	Proxy Statement	10
Lock-Up Agreement	8	Registered Intellectual Property	10
Losses	7	Registration Rights Agreement	66
Made Available	8	Related Agreement	10
Management Agreement	8	Representative	10
Material	8	Repurchase Rights	10
Material Adverse Effect	8	SEC	10
Materially	8	SEC Reports	10
Materials of Environmental Concern	8	SEC Rules	10
Maximum Amount	63	Securities	10
Merger	1	Securities Act	10
Merger Sub	1	Security Interest	11
Minimum Company Stockholders Equity	8	SFG	65
Minute Books	8	Shared Expenses Agreement	74
New Option	17	Significant Company Customer	31
Note Exchange Agreement	65	Significant Parent Customer	49
NPCA	1	SOX	11
Open Source Materials	9	Specified Consents	24
Order	9	Stanford	1
Ordinary Course of Business	9	Stanford LOC	63
Organizational Documents	9	Stockholder Agent	1
Original Agreement	1	Stockholder Agent Expense Cap	72
OTCBB	9	Stockholders	11
Other Filings	9	Subsidiary	11
Other Merger Filings	57	Superior	1
Outside Date	73	Superior Offer	11
Outstanding Company Common Shares	23	Support Agreements	11
Parent	1	Surviving Corporation	13
Parent Authorized Stock Increase	57	SVCH	65
Parent Balance Sheet	9	Tangible Personal Property	11
Parent Balance Sheet Date	9	Tax Authority	11
Parent Benefit Plans	46	Tax Return	12
Parent Board	1	Taxes	11
Parent Board Recommendation	9	Termination and Release Agreement	65
Parent Bylaws	40	Third Party Intellectual Property Rights	12
Parent Certificate of Incorporation	40	Transaction	12
Parent Common Share	9	Transaction Document	12
Parent Disclosure Schedules	39	Transfer	12
Parent Financial Advisor	55	Transferred	12
Parent Financial Statements	43	Transferring	12
Parent Group	54	U.S. Export and Import Laws	12
Parent Information	9	under common control with	4
Parent IP	51	Unvested Company Shares	18
Parent Material Contract	49	WARN Act	31
Parent Option	9

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of January 6, 2007 (together with all schedules and exhibits hereto, this “Agreement”), by and among (i) DGSE Companies, Inc., a Nevada corporation (together with its successors and permitted assigns, “Parent”), (ii) DGSE Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (together with its successors and permitted assigns, “Merger Sub”), (iii) Superior Galleries, Inc., a Delaware corporation (f/k/a Tangible Asset Galleries, Inc., a Nevada corporation) (together with its successors, the “Company” or “Superior”), and (iv) Stanford International Bank Ltd., a company organized under the laws of Antigua and Barbuda (together with its successors, “Stanford”), as agent, attorney-in-fact and representative for the stockholders of the Company (together with its successors in such capacity, the “Stockholder Agent”). Stanford is not a signatory to this Agreement but is joining, and becoming a party to, this Agreement in its individual capacity and as Stockholder Agent to the limited extent provided in that certain Limited Joinder Agreement, made and entered into as of even date herewith (the “Limited Joinder Agreement”), by and among the parties hereto (including Stanford).

R E C I T A L S

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation;

WHEREAS, on July 12, 2006, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger and Reorganization (the “Original Agreement”), and Stanford joined the Original Agreement pursuant to that certain Limited Joinder Agreement, made and entered into as of July 12, 2006, relating to the Merger;

WHEREAS, the “Outside Date” (as defined in the Original Agreement) has transpired without the consummation of the Merger;

WHEREAS, since the date of the Original Agreement, the financial statements of the Company have changed in material respects;

WHEREAS, the parties hereto desire to amend and restate the Original Agreement and that certain Limited Joinder Agreement, made and entered into as of July 12, 2006, by and among the parties hereto, in its entirety;

WHEREAS, the parties hereto wish to state herein their mutual agreements and obligations and to set forth certain requirements with respect to the disposition of Company Common Shares, the issuance of Parent Common Shares, access to information about the Company and the management of the Company;

WHEREAS, in the Merger, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive shares of Common Stock of Parent (as set forth in Article III), on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Chapters 78 and 92A of Title 7 of the Nevada Revised Statutes (the “NPCA”); and

WHEREAS, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Parent (the “Parent Board”) has each resolved to recommend to its stockholders the adoption and approval of this Agreement and the Merger.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

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ARTICLE I.
DEFINED TERMS; CONSTRUCTION

Section 1.1 Certain Definitions. Unless otherwise expressly provided herein, the following terms, whenever used in this Agreement, shall have the meanings ascribed to them below or in the referenced Sections of this Agreement:

“Acquisition Proposal” means, (A) with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of any intention to make any offer, proposal or indication of interest, relating to or involving (i) the purchase from the Company or any Company Subsidiary or any acquisition by any Person of more than a 10% interest (or, with respect to any Person holding more than a 10% interest on the date hereof, of an additional interest) in the total outstanding voting securities of the Company or any Company Subsidiary (other than acquisitions of voting securities of a Company Subsidiary by the Company) or any tender offer or exchange offer that if consummated would result in any Person Beneficially Owning 10% or more of the total outstanding voting securities of the Company or any Company Subsidiary, (ii) any merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary, or (iii) any sale (other than in the Ordinary Course of Business) or disposition of the assets of the Company and the Company Subsidiaries in any single transaction or series of related transactions that constitute or represent 10% or more of the total revenue or operating assets of the Company and the Company Subsidiaries taken as a whole, in each case other than (x) the Merger, (y) the exercise of Company Options, or (z) the conversion or exchange of Company Preferred Shares or Company Indebtedness by Stanford, as contemplated by Article VII; and (B) with respect to Parent, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by the Company), or any public announcement of intention to enter into any such agreement or of any intention to make any offer, proposal or indication of interest, relating to or involving (i) the purchase from the Parent or any Parent Subsidiary or any acquisition by any Person of more than a 10% interest (or, with respect to any Person holding more than a 10% interest on the date hereof, of an additional interest) in the total outstanding voting securities of Parent or any Parent Subsidiary (other than acquisitions of voting securities of a Parent Subsidiary by Parent) or any tender offer or exchange offer that if consummated would result in any Person Beneficially Owning 10% or more of the total outstanding voting securities of Parent or any Parent Subsidiary, (ii) any merger, consolidation, business combination or similar transaction involving the Parent or any Parent Subsidiary, or (iii) any sale (other than in the Ordinary Course of Business) or disposition of the assets of Parent and the Parent Subsidiaries in any single transaction or series of related transactions that constitute or represent 10% or more of the total revenue or operating assets of Parent and the Parent Subsidiaries taken as a whole, in each case other than the Merger and the exercise of Parent Options.

“Actions” means any action, appeal, petition, plea, charge, complaint, claim, suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public, private or otherwise, whether at law or in equity), demand, litigation, arbitration, mediation, hearing, inquiry, investigation, audit or similar event, occurrence, or proceeding, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, arbitrator or mediator.

“Actual Knowledge” means, with respect to a particular fact or other matter, (i) with respect to an individual, that such individual is actually aware of such fact or other matter, and (ii) with respect to an Entity, that any Person who is serving, or who has at any time served, as a director, officer, management-level employee, partner, executor or trustee of such Entity (or, in all cases above, in any similar or equivalent capacity), or any employee of such Entity charged with responsibility for a particular functional or regional area of such Entity’s business or operations, has, or at any time had, Actual Knowledge of such fact or other matter.

“Affiliate” shall have the meaning ascribed to such term in Rule 144 promulgated under the Securities Act.

“Amend” means, with respect to any Contract, Law, filing or Organizational Document, to amend, supplement, extend, waive a provision of or otherwise modify such Contract, Law, filing or Organizational Document. The related terms “Amended” and “Amendment” shall have the correlative meanings.

“Applicable Time” means (i) with respect to the Form S-4, the time the Form S-4, or any amendment or supplement thereto, is filed with the SEC, the time the Form S-4 becomes effective under the Securities Act and at the Effective Time, (ii) with respect to the Proxy Statement, the date the Proxy Statement, or any amendment or supplement thereto, is first mailed to the stockholders of Parent or the Company, at the times of the Parent

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Stockholder Meeting and the Company Stockholder Meeting, and at the Effective Time, or (iii) with respect to any Other Filing, the date such Other Filing, or any amendment or supplement thereto, is filed with the applicable Governmental Entity.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The related terms “Beneficially Own”, “Beneficially Owning” and “Beneficial Ownership” shall have the correlative meanings.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously and effectively as possible.

“Board Recommendation” means the Company Board Recommendation or the Parent Board Recommendation.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Breach” means (a) any breach of, or inaccuracy in, any representation or warranty, (b) any breach or violation of, default under (including any designated “event of default”), failure to perform, failure to comply with or failure to notify, or noncompliance with, any covenant, agreement or obligation, or (c) any one or more other Events the existence of which, individually or together, whether unconditionally or with the passing of time or the giving of notice, or both, would (i) constitute a breach, violation, default, failure or noncompliance referred to in clauses (a) and (b) next above, (ii) result in the acceleration of, or permit any Person to accelerate, any monetary obligation, (iii) result in the abridgement, modification, acceleration, termination, revocation, rescission, redemption, cancellation or vesting of, or permit any Person to abridge, modify, accelerate, delay, condition, terminate, revoke, rescind, redeem or cancel, any right, license, liability, benefit, debt, power, authority, privilege or obligation, or (iv) require, or permit any Person to require, the payment of a monetary penalty or liquidated damages.

“Business Day” means any day other than (i) a Saturday or Sunday, and (ii) any day on which the SEC shall be closed for business.

“Capitalization Adjustment” means, with respect to any class of shares, an adjustment based on any stock split, reverse stock split, combination, consolidation, reorganization or reclassification of, or any stock dividend (including any dividend or distribution of Securities convertible into capital stock) on, such class of shares, the recapitalization of the issuer thereof, or any like change.

“Certificates” means, collectively, the stock certificates representing Company Common Shares immediately before the Effective Time.

“Closing Company Common Shares” means the Company Common Shares outstanding immediately at the Effective Time, including any Company Common Shares issued or issuable upon the exercise or conversion, before or at the Effective Time, of any Company Options, Company Warrants or other Commitments therefor, including the conversions and exchanges contemplated by the Conversion Agreements and Note Exchange Agreement, but, for avoidance of doubt, excluding Company Common Shares (i) to be cancelled pursuant to Section 3.1(b), or (ii) issuable upon the exercise of any Company Options or Company Warrants being assumed by Parent pursuant to Section 3.7 and Section 3.9, respectively.

“Code” means the United States Internal Revenue Code of 1986, as Amended.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, purchase or acquisition rights, conversion rights, exchange rights, or other Contracts that require an Entity to issue any of its Equity Interests, (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for, in each case with or without consideration, any Equity Interest of an Entity, (c) statutory pre-emptive rights or pre-emptive rights granted under an Entity’s Organizational Documents, (d) rights of first refusal, tag-along rights, co-sale rights, drag-along rights, registration rights, piggyback rights, buy-sell arrangements, or voting agreements, or (e) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to an Entity.

“Company Balance Sheet” means the balance sheet of the Company as of the Company Balance Sheet Date, as previously Made Available to Parent.

“Company Balance Sheet Date” means September 30, 2006.

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“Company Board Recommendation” means the unanimous recommendation by the Company Board that the Company’s stockholders vote in favor of (i) the adoption and approval of this Agreement and the Merger, and (ii) the Stockholder Agent Appointment.

“Company Common Share” means a share of Company Common Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Information” means the statements regarding the Company, its operations, business, directors, officers, Subsidiaries and stockholders contained in the Form S-4, Proxy Statement or Other Filings.

“Company Option” means any option granted, to the extent not exercised, expired or terminated, to a current or former employee, director, officer or consultant of the Company or any Company Subsidiary, or any predecessor of any of the foregoing, to purchase or otherwise acquire Company Common Shares pursuant to any Company Stock Option Plan.

“Company SEC Reports” means all SEC Reports filed by the Company with the SEC, including those that the Company may file subsequent to the date hereof.

“Company Stock Option Plan” means any equity incentive, stock option, stock bonus, stock award or stock purchase plan, program or arrangement, as amended to date, of the Company or any Company Subsidiary, or any predecessor of any of the foregoing, including the Company’s 2003 Omnibus Stock Option Plan and 2000 Omnibus Stock Option Plan.

“Company Warrant” means a warrant or similar right to purchase any Company Common Shares.

“Consent” means any consent, approval, authorization, permit, ratification, favorable vote, authorization, waiver, or other similar action.

“Contract” means any agreement, contract, subcontract, lease, sublease, power of attorney, note, loan, evidence of indebtedness, letter of credit, binding undertaking, covenant not to compete, license, instrument, obligation, binding commitment, binding understanding, indenture, option or warranty; in each case whether oral or written, express or implied.

“Control” means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise. The related terms “controlled by” and “under common control with” shall have the correlative meanings.

“Conversion Agreements” means those certain Conversion Agreements, made and entered into as of the date hereof, by and between the Company, on the one hand, and Stanford or DiGenova, on the other hand.

“DiGenova Warrant” means that certain Warrant, issued by Parent to DiGenova on the date hereof pursuant to that certain Securities Exchange Agreement, dated as of the date hereof, by and between Parent and DiGenova.

“Dissenting Stockholders” means stockholders of the Company who have perfected their appraisal rights pursuant to Section 262 of the DGCL, or are otherwise duly exercising dissenters’ or appraisal rights under applicable Law, in respect of the Merger.

“Employment Agreements” means the executive employment agreements between Parent, on the one hand, and Dr. L.S. Smith or William H. Oyster, on the other hand, previously approved by the Parent Board and Made Available to the Company.

“Encumbrance” means, with respect to any Property, any Order, Lien, easement, right of way, encroachment, servitude, right of first option, right of first refusal or similar restriction, drag-along or similar rights, community or other marital property interest, condition, equitable interest, license, encumbrance or other binding restriction of any kind (including restrictions on use, Transfer, receipt of income or exercise of any other attribute or indicia of ownership) on such Property or any interest therein or right thereto, whether directly or indirectly (through one or more intermediary Persons or otherwise), whether voluntarily, involuntarily or by operation of law, and, where applicable, any restriction on voting thereof or receipt of income thereon and any Commitments in respect thereof;

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provided that Transfer restrictions under federal securities and Blue Sky Laws and regulations shall be deemed not to be an Encumbrance. The term “Encumber” shall have the correlative meaning.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, labor organization, unincorporated organization, or other enterprise, association, organization or business entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Claims” means, with respect to any Person, all accusations, allegations, notices of violation, Encumbrances, claims, demands, suits or causes of action for any damage, arising out of or related to the presence or Release of, or exposure to, any Hazardous Substances at any of such Person’s Facilities, or the material failure by such Person to comply with any applicable Environmental Laws.

“Environmental Laws” means any Law that requires or relates to (i) advising appropriate authorities, employees or the public of intended, threatened or actual Environmental Releases of Materials of Environmental Concern, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (ii) preventing or reducing to acceptable levels the Environmental Release of Materials of Environmental Concern into the Environment, (iii) reducing the quantities, preventing the Environmental Release or minimizing the hazardous characteristics of wastes that are generated, (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (v) protecting the Environment, resources, species or ecological amenities, (vi) reducing to acceptable levels the risks inherent in the transportation of Materials of Environmental Concern, (vii) cleaning up Materials of Environmental Concern that have been Environmentally Released, preventing the threat of Environmental Release or paying the costs of such clean up or prevention, (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, or (ix) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the protection of human health or the Environment.

“Environmental Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property. The related term “Environmentally Released” shall have the correlative meaning.

“Equity Interest” means (a) with respect to any corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to any general or limited partnership, limited liability company, trust or similar Entity, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) with respect to any other Entity, any other direct or indirect equity ownership, participation or interest therein and any Commitments with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as Amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any Entity or trade or business (whether or not incorporated), other than such Person, that together with such Person is considered under common control and treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Event” means any act, omission, occurrence, circumstance, development, change, condition or other event or effect.

“Escrow Agent” means the escrow agent appointed by Parent to act as escrow agent under the Escrow Agreement, together with its successors as escrow agent thereunder.

“Escrow Termination Date” means the last day of the Escrow Period.

“Exchange Act” means the Securities Exchange Act of 1934, as Amended, and the rules and regulations promulgated thereunder.

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“Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the Form S-4 and Proxy Statement and the solicitation of stockholder approvals and all other matters related to the Transactions.

“Facilities” means (i) plants, offices, manufacturing facilities, stores, warehouses, administration buildings and real property and related facilities, and (ii) with respect to any Person, all Facilities owned, leased, operated or occupied at any time by such Person or any of such Person’s Subsidiaries.

“Form S-4” means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance of the Parent Common Shares constituting the Merger Consideration in the Merger, including the joint proxy statement/prospectus forming a part thereof.

“GAAP” means generally accepted accounting principles for financial reporting, as applied in the United States and in effect from time to time.

“Governmental Entity” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) supranational, national, federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any legislature, agency, board, bureau, branch, department, division, commission, instrumentality, court, tribunal, magistrate, justice or other entity exercising governmental or quasi-governmental powers), (iv) multi-national organization or body, (v) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, military, regulatory or taxing authority or power, (v) any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or any other governmental or quasi-governmental authority, or (vi) any official of any of the foregoing.

“Governmental Permit” means any permit, license, certificate, Consent, clearance, certificate, registration, approval, accreditation, or other similar authorization required by any Law or Governmental Entity.

“Group” has the meaning ascribed to such term in Section 13 of the Exchange Act.

“Hazardous Substances” means all pollutants, contaminants, chemicals, wastes, and any other infectious, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under applicable Environmental Laws, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including radioactive materials, petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any Encumbrance on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such Person to purchase Securities (or other Property) that arise out of or in connection with the sale of the same or substantially similar Securities or Property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Independent Committee” has the meaning ascribed to such term in the Management Agreement.

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“Intellectual Property” means any and all worldwide intellectual property and intellectual property rights, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists; all designs and any registrations and applications therefor; all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; Internet domain names and toll-free numbers; all copyrights, copyright registrations and applications therefor; all computer software, including all source code, object code, firmware, and development tools, game engines, game rules, scripts, voice-overs, characters, images, drawings, graphics, files, records and data; all rights in prototypes; all databases and data collections and all rights therein; all moral and economic rights of authors and inventors; and all other intellectual property of any kind or nature.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Key Employee” means, with respect to any Entity, any employee at the vice president level or higher, or who is otherwise material to such Entity and such Entity’s Subsidiaries taken as a whole.

“Knowledge” means, with respect to a particular fact or other matter, (a) in the case of an individual, (i) that such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to have discovered or otherwise have become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter, and (b) in the case of an Entity, that any Person who is serving, or who has at any time served, as a director, officer, management-level employee, partner, executor or trustee of such Entity (or, in all cases above, in any similar or equivalent capacity), or any employee of such Entity charged with responsibility for a particular functional or regional area of such Entity’s business or operations, has, or at any time had, Knowledge of such fact or other matter.

“Law” means any federal, state, local, domestic, foreign, international or multi national law (statutory, common, or otherwise), constitution, treaty, statute, code, order, writ, injunction, decree, award, stipulation, ordinance or administrative doctrine, ordinance, equitable principle, code, rule, regulation, executive order, request, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as Amended.

“Lease” means any lease of real or personal property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which the Company is a party or subject, and any other Contract of the Company pertaining to the leasing or use of any Tangible Personal Property. The related terms “Lease” and “Leased” used as a verb shall have the correlative meanings.

“Liability” or “Liable” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, vested or unvested, joint or several, due or to become due, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on financial statements.

“Lien” means, in respect of any Property, any security interest, deed of trust, mortgage, pledge, lien, statutory liens of any kind or nature, hypothecation, charge, claim, lease or other similar interest or right in respect of such Property.

“Losses” means, without duplication, all damages, losses (including loss due to business interruption or operation shutdowns, increased costs of operation, the loss of any available tax deduction, and including special, exemplary, punitive or incidental loss or damage), deficiencies, costs of mitigation or avoidance, Liabilities, expenses of whatever nature, costs (including increased costs of business or operations), obligations, fines, interest, penalties, and payments, whether incurred by or issued against a Person, including (i) with respect to environmental liabilities and losses, clean-up, remedial correction and responsive action, and (ii) with respect to any Action or threatened Action, amounts paid in defense, settlement and discovery, costs associated with obtaining injunctive relief, administrative costs and expenses, reasonable fees and expenses of attorneys, expert witnesses, accountants and other professional advisors, and other out-of-pocket costs of investigation, preparation, and litigation in connection therewith. In computing the amount of Losses, an offset shall be taken into account for tax savings (net of reasonable costs and expenses incurred in obtaining such savings, and taking into account the tax effect of any

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indemnity to which the Person may be entitled) and for insurance benefits (without duplication of any amounts credited or repaid pursuant to Section 8.1(d)).

“Lock-Up Agreement” means that certain Lock-Up Agreement, made and entered into as of the date hereof, by and between DGSE and DiGenova.

“Made Available” means (a) in the case of Parent, that either (i) the Company or its Representatives has delivered such materials to Parent or its designated representatives via email or otherwise on or before December 31, 2006 (or such later date as Parent and the Company may agree in writing), or (ii) such material constitutes part of the Parent SEC Reports filed with the SEC prior to the date of this Agreement which are currently available through the SEC’s EDGAR system, and (b) in the case of the Company, that either (i) Parent or its Representatives has delivered such materials to the Company or its designated representatives via email or otherwise on or before December 31, 2006 (or such later date as Parent and the Company may agree in writing), or (ii) such material constitutes part of the Company SEC Reports filed with the SEC prior to the date of this Agreement which are currently available through the SEC’s EDGAR system.

“Management Agreement” means that certain Management Agreement, made and entered into as of the date hereof, by and between Merger Sub and the Company.

“Material” or “Materially” means, with respect to any Person and any Event, violation or Breach, any of the foregoing which, alone or in combination with any other Events, violations or Breaches, is reasonably likely to result in or have a Material Adverse Effect, taken as a whole, on such Person and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means, with respect to any Person and any Events, that such Events, taken individually or in the aggregate, (i) have had, or are reasonably likely to have, a materially adverse effect on the assets (including intangible assets), Properties, business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) materially impede or delays, or are reasonably likely materially to impede or delay, the ability of such Person or its Subsidiaries to perform its obligations under this Agreement or any Related Agreements to which it is a signatory, or to consummate the Transactions, in accordance with the terms hereof and thereof and applicable Laws; provided, however, that no such Events to the extent resulting from or arising out of any of the following shall be deemed to constitute, in and of itself, a Material Adverse Effect, nor shall it be taken into consideration when determining whether there has occurred a Material Adverse Effect: (i) any change in applicable Laws, GAAP, regulations or application or interpretations of such Laws, GAAP or regulations, but only to the extent that such changes do not adversely affect such Person and its Subsidiaries in a disproportionate manner from others in the industry or market generally, (ii) the negotiation, execution, delivery, pendency or announcement of this Agreement, the Related Agreements or the consummation of the Transactions, including any loss of or adverse impact on relationships with employees, customers, suppliers, licensors, licensees, or distributors of such Person or its Subsidiaries as a result thereof, (iii) any Events affecting the industry in which such Person operates generally, but only to the extent that such Events do not adversely affect such Person and its Subsidiaries in a disproportionate manner, (iv) changes in United States or world general political, economic or capital market conditions, but only to the extent that such changes do not adversely affect such Person and its Subsidiaries in a disproportionate manner, (v) actual or threatened stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement or the Related Agreements, including related claims with respect to disclosure of the Merger or this Agreement, or (vi) any delay in the mailing of the Form S-4 or Proxy Statement due to the SEC or Blue Sky Laws review process related thereto.

“Materials of Environmental Concern” means chemicals, pollutants, pollution, contaminants, wastes, Hazardous Substances and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the Environment.

“Merger Consideration” means 3,700,000 Parent Common Shares.

“Minimum Company Stockholders Equity” means negative Three Million One Hundred Twenty-Three Thousand Four Hundred Twenty-Eight Dollars and no cents (-$3,123,428).

“Minute Books” means, (i) with respect to any corporation, minute books of such corporation containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors, stockholders and committees of stockholders of such corporation, or (ii) with respect to any other Entity, minutes or similar books and records of such Entity containing records of all proceedings, consents, actions and

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meetings of the equivalent governing bodies, including managing members in the case of a limited liability company or general partners in case of a partnership, and owners of such Entity.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, award, judgment, injunction, assessment, or other similar determination or finding by, before, or under the supervision of any Governmental Entity, arbitrator or mediator.

“Ordinary Course of Business” means, with respect to any action by any Person, that such action (i) is consistent in nature, scope, quality, frequency and magnitude with the past customs and practices of such Person, to the extent practicable if such Person has a rapidly growing business, and is taken in the ordinary course of the normal, day-to-day operations of such Person, and (ii) does not require authorization by (1) such Person’s board of directors (or any committee thereof), (2) such Person’s stockholders (or by any Person or group of Persons exercising similar authority), or (3) more than one of such Person’s (A) principal executive officer, (B) principal operating officer, (C) principal financial officer, and (D) other officer performing substantially similar functions.

“Organizational Documents” means, with respect to any Entity, (i) if a corporation, its articles or certificate of incorporation and its bylaws, or (ii) if another type of Entity, any other charter, regulations or similar document, including Contracts, adopted or filed in connection with the creation, formation or organization of such Entity; in each case as Amended.

“OTCBB” means the OTC Bulletin Board.

“Other Filings” means all filings made by, or required to be made by, the Company or Parent, as the case may be, with the SEC in connection with the Transactions, other than the Form S-4 and Proxy Statement.

“Open Source Materials” means all software or other copyrightable work that is distributed as “free software” or “open source software” or under substantially similar licensing or distribution terms, including any software licensed under a license approved as “Open Source” by the Open Source Initiative, http://www.opensource.org/, or as “Free Software” by The Free Software Foundation, http://www.fsf.org/.

“Parent Balance Sheet” means the balance sheet of Parent as of the Parent Balance Sheet Date, as contained in the Parent SEC Reports.

“Parent Balance Sheet Date” means September 30, 2006.

“Parent Board Recommendation” means the unanimous recommendation by the Parent Board that the Parent’s stockholders vote in favor of (i) the adoption and approval of this Agreement and the Merger, and (ii) the Parent Authorized Stock Increase.

“Parent Common Share” means a share of common stock, par value $0.01 per share, of Parent.

“Parent Information” means the statements regarding Parent, its operations, business, directors, officers, Subsidiaries and stockholders contained in the Form S-4, Proxy Statement or Other Filings.

“Parent Option” means any option granted, to the extent not exercised, expired or terminated, to a current or former employee, director, officer or consultant of Parent or any Parent Subsidiary, or any predecessor of any of the foregoing, to purchase or otherwise acquire Parent Common Shares pursuant to any Parent Stock Option Plan.

“Parent SEC Reports” means all SEC Reports filed by Parent with the SEC, including those that Parent may file subsequent to the date hereof.

“Parent Stock Option Plan” means any equity incentive, stock option, stock bonus, stock award or stock purchase plan, program or arrangement, as amended to date, of Parent or any Parent Subsidiary, or any predecessor of any of the foregoing, including Parent’s Stock Option Plan, effective as of January 1, 2004 and, if approved at Parent’s 2006 annual meeting of its stockholders, Parent’s 2006 Equity Incentive Plan (as such plan is described in Parent’s proxy statement filed with the SEC on April 27, 2006).

“Parent Warrant” means a warrant or similar right to purchase any Parent Common Shares.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“Person” means any individual, Group, Governmental Entity or Entity.

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“Principal Market” means, with respect to any Entity, the Nasdaq Capital Market, the New York Stock Exchange, the Nasdaq National Market, the American Stock Exchange, the OTCBB or any other national securities exchange registered under Section 6 of the Exchange Act, whichever is at the time the principal trading exchange, market or inter-dealer or automated quotation system for the shares of common stock of such Entity.

“Property” means any present or future, legal or equitable, vested or contingent right to or interest in any fixture, real property, personal property or any other property or asset, including goods, leases, securities (whether or not certificated), commercial paper, financial assets, commodities, accounts, equipment, chattel paper, derivatives, instruments, money, claims, licenses, Contracts, Intellectual Property, royalties and general intangibles, and any proceeds of any of the foregoing.

“Proxy Statement” means the proxy materials constituting part of the joint proxy state-ment/pro-spectus forming part of the Form S-4 or otherwise communicated to Parent or Company stockholders in connection with the Merger or relating to the Company Stockholders Meeting or the Parent Stockholders Meeting.

“Registered Intellectual Property” means, with respect to any Person, all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, (iii) registered Internet domain names or toll-free numbers, and (iv) registered copyrights and applications for copyright registration, in each case of clauses (i) through (iv) next preceding, that is owned by, registered or filed in the name of, such Person or any Subsidiary of such Person.

“Related Agreements” means the Confidentiality Agreement, the Shared Expenses Agreement, the Escrow Agreement, the Limited Joinder Agreement, the Certificate of Merger, the Employment Agreements, the A Warrants, the B Warrants, the DiGenova Warrant, the Registration Rights Agreement, the Termination and Release Agreements, the Management Agreement, the Conversion Agreements, the Note Exchange Agreement, the Securities Exchange Agreement, the Support Agreements, the Lock-Up Agreement, the Consulting Agreement, the amendment to the Stanford LOC dated the date hereof, the Forbearance Agreement, the Amended and Restated Stanford LOC, and any other agreement delivered on the date hereof or at or in connection with the Closing.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, managers, consultants, contractors, agents, investment bankers, brokers, agents, and other financial, banking and legal advisors or other representatives.

“Repurchase Rights” means, with respect to any Entity, outstanding rights held by such Entity to repurchase or redeem Equity Interests in such Entity, or similar restrictions in such Entity’s favor with respect to any of its Equity Interests.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means any forms, statements, schedules, requests, reports and documents (including items incorporated by reference) required or authorized to be filed with the SEC pursuant to the Securities Act or the Exchange Act or the rule and regulations promulgated by the SEC thereunder.

“SEC Rules” means the rules and regulations promulgated by the SEC under the Securities Act, the Exchange Act or SOX.

“Securities Act” means the Securities Act of 1933, as Amended, and the rules and regulations promulgated thereunder.

“Securities” means any stock, capital stock or similar security, shares, partnership (general or limited) interests, membership or limited liability company interests or units, interests in a joint venture, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement or business trust, voting trust certificate, investment contract, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, or any certificates of interest or participations in, temporary or interim certificates for, receipt for, guarantees of, warrants or rights to subscribe to, purchase or otherwise acquire, or any other Commitments, puts or other options, futures, or certificate of deposit for, any of the foregoing.

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“Security Interest” means any Lien, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Company Financial Statements in an amount equal to the Liability for which the lien is asserted, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s or other like liens (including contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent, or with respect to amounts being contested in good faith by appropriate proceedings, and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“SOX” means the Sarbanes-Oxley Act of 2002, as Amended, and the rules and regulations promulgated thereunder.

“Stockholders” means all of the stockholders of the Company from time to time, other than stockholders who do not hold any Company Common Shares other than Dissenting Shares.

“Subsidiary” means, with respect to any Person, (a) any corporation in which a controlling interest in the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors of such corporation is owned by such Person directly or through one or more other Subsidiaries of such Person, and (b) any Person other than a corporation of which at least a controlling interest of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers, or others that will control the management of such Entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Superior Offer” means, with respect to the party receiving an offer, any bona fide written offer, not solicited after the date of this Agreement by the party or on behalf of the party by any of its Representatives, made by a Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger), all or substantially all of the assets of the party receiving the offer or all of the total outstanding voting securities of such party and as a result of which (i) Equity Interests held by stockholders of such party immediately preceding such transaction would represent or be converted into less than 50% of the Equity Interests in the surviving or resulting Entity of such transaction or any direct or indirect parent or Subsidiary thereof, or (ii) such third party acquiring, directly or indirectly, all or substantially all of the assets of the party receiving the offer and such party’s Subsidiaries, taken as a whole, in each case for consideration consisting exclusively of cash or publicly-traded equity securities, on terms that such party’s Board of Directors has in good faith determined (after consulting with such party’s legal counsel and financial advisors), to be more favorable to its stockholders than the terms of the Merger and taking into consideration whether such offer is reasonably capable of being consummated, and whether financing to the extent required by the Person making such offer, is then fully committed and available, and is not contingent.

“Support Agreements” means those certain Support Agreements, made and entered into as of the date hereof, by and between certain stockholders of the Company and Parent, and by and between Dr. L.S. Smith and the Company.

“Tangible Personal Property” means, with respect to any Person, all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than inventories) of every kind owned or leased by such Person, wherever located and whether or not carried on such Person’s books.

“Taxes” means (i) all taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges, imposed by any Governmental Entity responsible for the imposition of any such tax (each, a “Tax Authority”), including any interest, penalties or additions to tax applicable or related thereto, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) all liability for the payment of any

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amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Tax Return” means any report, return, statement, declaration, claim for refund, information return or other written information (including any related or supporting schedules, statements or information and amended returns) filed or required to be filed in connection with any Taxes, including the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Third Party Intellectual Property Rights” means, with respect to any Person, any Intellectual Property owned by, or exclusively licensed by, another Person (other than a Subsidiary of such first Person).

“Transaction Documents” means this Agreement, the Related Agreements and any certificates, instruments, proxies or documents delivered or to be delivered pursuant to or in connection with this Agreement, any Related Agreement or any Transaction.

“Transactions” means all of the transactions contemplated by this Agreement, including the Merger.

“Transfer” means, with respect to any Property, to sell, deed, dividend, distribute (including upon liquidation or distribution), exchange, convey, consign, negotiate, gift, devise, bequeath, pass by intestate succession, assign, issue, or otherwise alienate, transfer or dispose of such Property or any interest therein or right thereto, whether directly or indirectly (through another Person or otherwise), whether voluntarily, involuntarily or by operation of law, and whether with or without consideration. The related terms “Transferred” and “Transferring” shall have the correlative meanings.

“U.S. Export and Import Laws” means all United States export and import Laws and controls, including the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Subchapter M), the Export Administration Act of 1979, as amended (50 U.S.C. §§ 2401-2420), the Export Administration Regulations (EAR) (15 C.F.R. 730-774), and all other laws and regulations of the United States Government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United States of America and non-U.S. parties.

Section 1.2 Other Definitions. All other capitalized terms used in this Agreement and not defined in Section 1.1 shall have the meanings ascribed to such terms elsewhere in this Agreement.

Section 1.3 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to a similar subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, or covenant. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions, or to designated “Exhibits,” “Schedules” or “Appendices,” are to the designated Articles, Sections and other subdivisions of, or the designated Exhibits, Schedules or Appendices to, this Agreement;

(b) references to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) references to any agreement, document or instrument means such agreement, document or instrument as Amended and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, annexes, appendices, exhibits, schedules and other attachments thereto;

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(d) reference to any Law means such Law as Amended, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive Amendment, codification, replacement or reenactment of such section or other provision;

(e) references to “dollars” or “cash”, and the “$” symbol, are references to the lawful money of the United States of America;

(f) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(g) the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”;

(h) the term “or” shall not be exclusive;

(i) pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender;

(j) whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa;

(k) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(l) all accounting terms shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

ARTICLE II.
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (together with its successors, the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

Section 2.2 The Closing. The closing of the Merger (the “Closing”) shall take place (i) on the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VII, or (ii) at such other time as Parent and the Company shall agree in writing (the date of the Closing, the “Closing Date”). The Closing shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 12275 El Camino Real, Suite 200, San Diego, California 92130-2006, or at such other location as Parent and the Company agree in writing.

Section 2.3 Effective Time. On the Closing Date, or on such other date as may be mutually agreed by Parent and the Company, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit A (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware, executed and otherwise filed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or if another date and time is specified in the Certificate of Merger, such specified date and time, the “Effective Time”).

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the Property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Indebtedness, Liabilities and duties of the Company and Merger Sub shall become the Indebtedness, Liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation; Bylaws. The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall constitute the certificate of incorporation and bylaws of the Surviving Corporation at and after the Effective Time; provided, however, that (i) Article I of the certificate of

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incorporation of the Surviving Corporation will be amended at the Effective Time to read “The name of the corporation is Superior Galleries, Inc.” (or as Parent and the Company may otherwise agree prior to the filing of the Certificate of Merger), and (ii) at the election of Parent, such election to be made in Parent’s sole discretion and effected by delivery of a notice to the Company on or before the Closing Date, Article IV of the certificate of incorporation of the Surviving Corporation will be amended at the Effective Time to read “The total number of shares of capital stock which the corporation shall have authority to issue is 6,000,000 shares of common stock, $0.0001 par value per share.”; in each case until thereafter amended.

Section 2.6 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the sole directors and officers of the Surviving Corporation effective as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Company Common Shares. Each Closing Company Common Share issued and outstanding immediately prior to the Effective Time (exclusive of Dissenting Shares referred to in Section 3.10) shall be automatically be cancelled and retired and shall cease to exist, and the holder of a stock certificate that, immediately prior to the Effective Time, represented issued and outstanding Closing Company Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates (or delivery of the affidavit and bond, if any, specified in Section 3.4(i)) and upon the terms and subject to the conditions set forth in this Article III and elsewhere in this Agreement, 0.2731 Parent Common Shares for each Company Common Share (the “Exchange Ratio”).

(b) Cancellation of Certain Shares. Each Company Common Share held immediately prior to the Effective Time by the Company, Parent, Merger Sub or any Subsidiary of the Company, Parent or Merger Sub, and each share of any class of capital stock of the Company other than the Company Common Stock (including each series of preferred stock of the Company), shall be automatically cancelled and retired and shall cease to exist, without any conversion thereof or consideration therefor, and no payment shall be made with respect thereto.

(c) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become (i) if Article IV of the certificate of incorporation of the Surviving Corporation is amended at the Effective Time as provided in clause (ii) in the proviso in Section 2.5, five thousand, or (ii) otherwise, one; in either case, validly issued, fully paid and non-assessable share(s) of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

Section 3.2 Capitalization Adjustments to Shares. In the event of any Capitalization Adjustment with respect to the Company Common Shares or Parent Common Shares occurring after the date of this Agreement and prior to the Effective Time, or with respect to Parent Common Shares being held in the Escrow Account pursuant to the Escrow Agreement after the Effective Time for so long as held therein, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such Capitalization Adjustment.

Section 3.3 Allocation and Distribution of Merger Consideration. Subject to Section 3.1(b), Section 3.5, Section 3.14 and other provisions of this Article III, the Merger Consideration shall be allocated among all pre-Closing Stockholders pro rata according to the respective number of Closing Company Common Shares held by each such

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stockholder. Parent (and, to the extent applicable, the Stockholder Agent) shall deliver the Merger Consideration to the Exchange Agent for distribution to such stockholders, provided that Parent may retain any consideration in respect of any Dissenting Stockholders for distribution pursuant to Section 3.10 or for paying any settlement, award or judgment of any Actions relating to such stockholder’s Dissenting Shares.

Section 3.4 Surrender of Certificates; Payment.

(a) Exchange Procedures.

(1) Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of Closing Company Common Shares (i) a letter of transmittal, substantially in the form of Exhibit B (collectively, the “Letters of Transmittal”), and (ii) instructions for use in effecting surrender by such holder of its Certificates to the Exchange Agent in exchange for the Merger Consideration.

(2) The holder of each Certificate, upon the surrender of such Certificate by such holder to the Exchange Agent (or the delivery of the affidavit and bond, if any, specified in Section 3.4(i)), together with a Letter of Transmittal duly completed and validly executed by such holder in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, shall, subject to Section 3.4(e) and Section 3.14, be entitled to receive in exchange for such Certificate a certificate representing the number of Parent Common Shares for which the Company Common Shares theretofore represented by such Certificate may be exchanged pursuant to Section 3.1, and such surrendered Certificate shall forthwith thereafter be cancelled and retired.

(3) Each Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive, upon exchange as contemplated in this Section 3.4, the Merger Consideration to which the holder of the Company Common Shares formerly represented by such Certificate is entitled to receive in the Merger.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date thirty or more days after the Effective Time but prior to the surrender of a Certificate (or the delivery of the affidavit and bond, if any, specified in Section 3.4(i)) will be paid or due to the holder of such Certificate in respect of the Parent Common Shares exchangeable therefor.

(c) Transfers of Ownership. In the event of a transfer of ownership of Company Common Shares that is not registered on the transfer records of the Company, the Merger Consideration payable hereunder with respect to such Company Common Shares may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, but only if (i) such Certificate shall be properly endorsed and otherwise be in proper form for transfer, and (ii) that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) Exchange Agent. Prior to the Effective Time, Parent or a direct or indirect Subsidiary of Parent shall make available to Registrar & Transfer Company (or such other transfer agent which Parent may appoint to act as the exchange agent hereunder from time to time), as exchange agent hereunder (in such capacity, together with its successors in such capacity, the “Exchange Agent”), for distribution by the Exchange Agent in accordance with this Article III, certificates representing Parent Common Shares to deliver to the holders of outstanding Company Common Shares (other than any Company Common Shares to be canceled pursuant to Section 3.1(b) and Dissenting Shares referred to in Section 3.10), as the aggregate Merger Consideration payable to such holders pursuant to Section 3.1 in exchange for such Company Common Shares. Parent shall deliver irrevocable instructions to the Exchange Agent to cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued pursuant to Section 3.1 as promptly as reasonably practicable upon receipt of the documents, including Letters of Transmittal and Certificates, described above. Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent, the Exchange Agent shall (i) deliver to the holder of such Certificate a certificate representing the number of Parent Common Shares that such holder has the right to receive as Merger Consideration pursuant to this Article III, and (ii) deliver to the Escrow Agent

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under the Escrow Agreement on behalf of such holder a certificate in the name of the Escrow Agent with respect to the portion of the Escrow Shares that such holder has placed in escrow pursuant to this Article III.

(e) No Fractional Shares. No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender of certificates formerly representing Company Common Shares or otherwise in the Merger, and in lieu thereof, any fractional Parent Common Share shall be rounded up to the nearest whole Parent Common Share; provided that, prior to applying the sentence next preceding with respect to any holder of Company Common Shares, all Company Common Shares held by such holder shall be aggregated, taking into account all certificates formerly representing Company Common Shares delivered by such holder and the aggregate number of Company Common Shares represented thereby, and after giving effect to the exercise of any Company Options or Company Warrants to be exercised by such holder in connection with the Closing.

(f) Further Rights in Company Common Shares. All Merger Consideration issued and paid upon conversion of the Company Common Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Shares.

(g) Unclaimed Merger Consideration. The Exchange Agent shall upon demand promptly return any portion of the Merger Consideration that remains undistributed six months after the Effective Time, and any holders of Company Common Shares immediately prior to the Effective Time who have not theretofore complied with this Article III shall thereafter look only to Parent (subject to applicable abandoned property, escheat and similar Laws) for the Merger Consideration. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered within three years of the Effective Time, subject to applicable Law, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of the Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(h) No Liability. None of Parent, the Company, Merger Sub or the Surviving Corporation shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by holder thereof claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by Parent or the Exchange Agent in their respective discretion, the posting by such holder of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate; the Exchange Agent or Parent, as applicable, shall deliver to such holder the appropriate Merger Consideration in exchange for the Company Common Shares represented by such lost, stolen or destroyed Certificate.

Section 3.5 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law, or pursuant to other applicable Orders. To the extent that amounts are so withheld from the Merger Consideration, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares or Company Options in respect of whom such deduction and withholding was made.

Section 3.6 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and, thereafter, there shall be no further registration of Transfers of Company Common Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided herein or by applicable Laws. On and after the Effective Time, any certificates presented to the Exchange Agent or Parent for any reason shall be cancelled and retired, and the holder thereof shall only have the right to receive the Merger Consideration, without interest, upon the terms and subject to the conditions hereof.

Section 3.7 Company Options.

(a) Before the Effective Time, the Company shall take all action necessary such that each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that is not surrendered to Parent

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as provided in Section 3.7(b) within 30 days of the Closing Date shall be cancelled. As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 3.7, including making the appropriate election under Section 8.3 of the Company’s 2003 Omnibus Stock Option Plan or 2000 Omnibus Stock Option Plan. The Company shall use its Best Efforts to prevent the acceleration of any Company Option in connection with the Merger or other Transactions.

(b) After the Effective Time, promptly upon the surrender by the optionee for exchange of a Company Option granted pursuant to any Company Stock Option Plan, Parent shall grant the optionee thereof a new option (each, a “New Option”) under a Parent Stock Option Plan to purchase Parent Common Shares subject to, and exercisable upon, the terms and conditions of the Contracts evidencing such Company Option previously Made Available to Parent, except:

(1) from and after the Effective Time, Parent and the Parent Board or the Compensation Committee of the Parent Board, as the case may be, shall be substituted for the Company and the Company Subsidiaries and their respective Boards of Directors and committees thereof for the purpose of administering the terms and conditions of the substituted New Option;

(2) all references to the Company (or any Company Subsidiary) shall be replaced by references to Parent;

(3) all references to the Company (or any Company Subsidiary) or its state of incorporation, address and similar information shall be replaced by references to Parent and its state of incorporation, address and other corresponding information;

(4) all references to Company Common Shares shall be replaced by references to Parent Common Shares;

(5) the number of Parent Common Shares subject to the substituted New Option shall equal the product of the number of Company Common Shares subject to the surrendered Company Option times the Exchange Ratio (with such product being rounded to the nearest whole number of Parent Common Shares);

(6) the exercise price per Parent Common Share under the substituted New Option shall be equal to the quotient of exercise price per Company Common Share under the surrendered Company Option divided by the Exchange Ratio (with such exercise price not to be less than the par value per Parent Common Share); and

(7) any other changes required by Section 3.7(c) shall be made.

Upon such surrender of a Company Option and the grant of a New Option, such Company Option shall terminate and be of no further force or effect.

(c) The adjustments provided in this Section 3.7 with respect to any Company Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner that complies with Code Section 424(a). Except as otherwise provided in this Section 3.7, the duration and other terms of each substituted New Option shall, to the extent permitted by Law and otherwise reasonably practicable, be the same as the corresponding surrendered Company Option (taking into account any changes thereto, including acceleration thereof, provided for in the Company Stock Option Plan by reason of this Agreement or the Transactions).

(d) Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the assumption of the Company Options held by Company Insiders pursuant to Section 3.7(a) shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of the Company who becomes subject to the provisions of Section 16 of the Exchange Act in respect of Parent (a “Company Insider”).

(e) The Company and Parent shall take all commercially reasonable actions that are necessary in order to effect the foregoing provisions of this Section 3.7 as of the Effective Time.

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(f) The total number of Parent Common Shares issuable under all Parent Stock Option Plans immediately after the Effective Time shall not exceed 2,450,000.

Section 3.8 Unvested Company Shares. Parent Common Shares delivered as Merger Consideration pursuant to this Article III in exchange for Company Common Shares that immediately prior to the Effective Time were restricted, not fully vested or subject to Repurchase Rights (“Unvested Company Shares”) shall be subject to the same terms, conditions, restrictions, vesting arrangements or Repurchase Rights, including rights to dividends and voting rights, that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time (and, except as set forth in Section 3.8 of the Company Disclosure Schedules, no vesting, acceleration, or lapse of Repurchase Rights, shall occur with respect to such Unvested Company Shares by reason of the Merger), and, notwithstanding any other provision of this Article III, Parent shall be entitled to place or have placed appropriate legends or other restrictions on the certificates representing such Parent Common Shares or to delay the delivery or release of such Parent Common Shares to the holder of such Unvested Company Shares. By virtue of this Agreement, all outstanding Repurchase Rights with respect to Unvested Company Shares that the Company may hold immediately prior to the Effective Time shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Repurchase Rights may be exercised by Parent for each Unvested Company Share by paying to the former holder thereof the repurchase price in effect for such Unvested Company Share immediately prior to the Effective Time divided by the Exchange Ratio and retaining the Parent Common Shares for which such Unvested Company Share may have otherwise been exchanged. Following the Effective Time, no Unvested Company Share, or right thereto, may be Encumbered or Transferred by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Indebtedness or other Liability of such Person, prior to the distribution to such Person of the Parent Common Shares exchangeable therefor in accordance with this Agreement.

Section 3.9 Company Warrants. At the Effective Time, each then-outstanding Company Warrant disclosed in Section 4.3(d) of the Company Disclosure Schedules shall be assumed by Parent (and the Company covenants and agrees to Amend each Company Warrant to provide for such assumption if necessary to ensure that no Commitment to acquire any Company Common Shares or any other Equity Interests of the Company will remain outstanding after the Effective Time), subject to, and exercisable upon, the same terms and conditions as under the applicable Company Warrant (as Amended and made available to Parent prior to the date hereof), except:

(1) all references to the Company shall be replaced by references to Parent;

(2) all references to the Company or its state of incorporation, address and similar information shall be replaced by references to Parent and its state of incorporation, address and other corresponding information;

(3) all references to Company Common Shares shall be replaced by references to Parent Common Shares;

(4) the number of Parent Common Shares subject to the Company Warrant, as assumed, shall equal the product of the number of Company Common Shares subject to such Company Warrant times the Exchange Ratio (with such product being rounded to the nearest whole number of Parent Common Shares);

(5) the exercise price per Parent Common Share under the Company Warrant, as assumed, shall be equal to the quotient of exercise price per Company Common Share under such Company Warrant divided by the Exchange Ratio (with such exercise price not to be less than the par value per Parent Common Share); and

(6) the anti-dilution provisions, if any, of such Company Warrant shall not apply to, and the exercise price of such Company Warrant shall not be effected by, the issuance of the Merger Consideration.

Upon surrender of a Company Warrant to Parent for exchange, Parent shall issue to the registered holder thereof a new warrant of like tenor, subject to the changes and other provisions specified in this Section 3.9.

Section 3.10 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Common Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be cancelled and retired or be

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exchangeable for the Merger Consideration and will be paid for by the Surviving Corporation in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Company Common Shares shall cease, and such Company Common Shares shall be deemed cancelled and retired as of the Effective Time and the holder thereof shall have the right to receive the Merger Consideration as provided in this Article III. The Company shall give Parent (i) prompt notice of any written demands (or purported demands) for appraisal received by the Company with respect to shares of capital stock of the Company, withdrawals (or attempted withdrawals) of such demands, and any other written instruments served pursuant to Section 262 of the DGCL or other applicable Law and received by the Company relating to stockholder appraisal rights, and (ii) the opportunity to direct, in its reasonable business judgment, all negotiations and proceedings with respect to exercise of such appraisal rights. The Company shall not, except with Parent’s prior written consent, (1) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (2) offer to settle, or settle, any such demands, (3) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (4) agree to do any of the foregoing.

Section 3.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all Contracts, Property, rights, privileges and powers of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Parent shall cause them to take, all such lawful and necessary action.

Section 3.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. Nothing in this Section 3.12 shall be interpreted as requiring any change in the amount or kind of Merger Consideration payable to any Company stockholder in connection with the Merger.

Section 3.13 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a “purchase.”

Section 3.14 Escrow Agreement; Escrow Account.

(a) At the Closing, Parent shall deliver to the Escrow Agent, on behalf of the pre-Merger stockholders of the Company, stock certificates evidencing a number of shares equal to 15% of (i) the number of Parent Common Shares issuable at Closing pursuant to Section 3.1(a), and (ii) the total number of Parent Common Shares for which the DiGenova Warrant may be exercised (collectively, the “Escrow Stock”); provided, however, that Parent may deduct from the Escrow Stock the amount, if any, owing to Parent at the time of the Closing pursuant to Section 8.2(b), using the cash value per share set forth in the sentence next succeeding. Parent shall cause the Escrow Agent to deposit the Escrow Stock into an escrow account with the Escrow Agent (the “Escrow Account”) for the purpose of securing the indemnification obligations set forth in Article VIII, with each Parent Common Shares being valued at $2.67 per share, subject to equitable adjustment in the event of any post-Closing Capitalization Adjustment of Parent Common Shares. The Escrow Agent shall maintain the Escrow Account for such purposes until the date one calendar year after the Effective Time (the “Escrow Period”); provided, however, that in the event any Indemnified Parties have made any claims under Article VIII prior to the end of the Escrow Period, the Escrow Period and the release of any Escrow Assets shall be tolled, and a number of Parent Common Shares having an aggregate value up to the sum of the maximum aggregate amount of such claims shall remain in the Escrow Account as security and not be released to the pre-Merger Stockholders and Silvano DiGenova (“DiGenova”), until all such claims shall have been fully and finally resolved and settled, as provided in the Escrow Agreement. The Escrow Account shall be subject to the terms and provisions of Section 8.2 and the Escrow Agreement.

(b) Releases of Escrow Stock from the Escrow Account shall be subject to the terms and conditions of an Escrow Agreement substantially in the form of Exhibit C (with such amendments thereto as DGSE and the Escrow Agent may agree with the consent of the Stockholder Agent, such consent not to be unreasonably withheld, conditioned or delayed, the “Escrow Agreement”) and Section 3.4(e).

(c) In the event that this Agreement is adopted by the stockholders of the Company, then all such stockholders shall, without further act of any such stockholder, be deemed to have consented to and approved (i) the terms and conditions of the Escrow Agreement, (ii) the use of the Escrow Account as collateral to secure

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the rights of the Indemnified Parties under Article VIII, and (iii) the appointment by the Stockholders receiving Parent Common Shares in the Merger of the Stockholder Agent as their exclusive agent, attorney-in-fact and representative for and on behalf of each such Person (other than holders of Dissenting Shares) under this Agreement and the Escrow Agreement.

(d) In the event of any inconsistency between this Agreement and the Escrow Agreement regarding the powers, authorities, rights, duties, obligations or liabilities of the Escrow Agent, the terms and provisions of the Escrow Agreement shall control.

Section 3.15 Transfer Of Contingent Rights.

(a) The Merger Consideration and the interests in the Escrow Account, and the provisions of this Article III and the Escrow Agreement related thereto, are intended solely for the benefit of the Persons who immediately prior to the Effective Time were Stockholders. Without limiting the generality of Section 10.5, except as expressly provided in Section 3.15(b), no Person may sell, assign or otherwise Transfer (whether in connection with any sale, assignment or other Transfer of any Parent Common Shares or otherwise) to any other Person (i) any interest in any Merger Consideration not distributed to such first Person, including any interest in the Escrow Account, or in any portion thereof, or (ii) any right to participate, in whole or in part, in the distribution of any Merger Consideration or to obtain any proceeds or shares from the Escrow Account pursuant to Section 3.14 or the Escrow Agreement; and any attempt to do so shall be null and void ab initio and of no force or effect. In no event shall the right to receive contingent shares be evidenced by a negotiable instrument or certificated security, or be readily marketable.

(b) Notwithstanding Section 3.15(a) and Section 10.5, an interest in Merger Consideration may be assigned or Transferred involuntarily pursuant to bequest, the laws of intestate succession or the order of a court in connection with a settlement of property rights incident to divorce.

ARTICLE IV.
COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement, except as set forth, with respect to any specific Section or subsection in this Article IV, in the corresponding section or subsection of the schedules the Company has delivered to Parent concurrently with the execution and delivery hereof (the “Company Disclosure Schedules”) as follows (it being understood that the disclosure of any matter or item in the Company Disclosure Schedules shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Material Adverse Effect” or any word or phrase of similar import, and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company):

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary other than in such jurisdictions where the failure to be so qualified individually or in the aggregate would not have a Material Adverse Effect on the Company.

(b) Section 4.1(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the Company Subsidiaries and the jurisdictions of their organization. Except as set forth on Section 4.1(b) of the Company Disclosure Schedules, none of the Company and the Company Subsidiaries holds an Equity Interest in any other Entity. The Company directly, or indirectly through the ownership of a Company Subsidiary, is the

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owner of all of the issued and outstanding Equity Interests in each Company Subsidiary, and all such Equity Interests are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(b) of the Company Disclosure Schedules, all of the issued and outstanding Equity Interests of each Company Subsidiary are owned directly by the Company, or indirectly through the ownership of a Company Subsidiary, free and clear of all Encumbrances and are not subject to any preemptive right or right of first refusal created by Law or the Organizational Documents of such Company Subsidiary or any Contract to which such Company Subsidiary is a party or by which it is bound. There are no outstanding Commitments or other Contracts of any character relating to the issued or unissued Equity Interests or other Securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such Equity Interests or Securities.

Section 4.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The Company has Made Available to Parent a true, correct and complete copy of the Company’s Certificate of Incorporation, as Amended (the “Company Certificate of Incorporation”), and the Company’s Bylaws, as Amended (the “Company Bylaws”), in each case as now in effect. The Company has Made Available to Parent a true, correct and complete copy of the Organizational Documents of each Company Subsidiary, in each case as Amended and now in effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its Organizational Documents. Except as set forth in Section 4.2 of the Company Disclosure Schedules, (i) true, correct and complete copies of all Minute Books of the Company and the Company Subsidiaries have been Made Available to Parent, and (ii) the Minute Books of the Company and each Company Subsidiary Made Available to Parent contain accurate summaries of all meetings of directors and stockholders (or equivalent managers and owners) or actions by written consent of the directors and stockholders (or equivalent managers and owners) of the Company and the respective Company Subsidiaries through the date of this Agreement or the Closing Date, as the case may be.

Section 4.3 Capitalization.

(a) The authorized capital shares of the Company consist of 20,000,000 Company Common Shares and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Shares”). As of December 31, 2006, 4,808,280 Company Common Shares (other than treasury shares) were issued and outstanding, all of which are validly issued and fully paid, nonassessable and free of preemptive rights (excluding shares held in the treasury of the Company). As of the Closing Date (after giving effect to the conversions pursuant to Stanford’s Conversion Agreement), no Company Preferred Shares will be issued and outstanding. As of December 31, 2006, the following (and only the following) Company Preferred Shares were (i) authorized and (ii) issued and outstanding (all of which issued and outstanding shares were validly issued and are fully paid, nonassessable and free of preemptive rights, excluding shares held in the treasury of the Company):

Designation of Series of Company Preferred Shares	Shares of Series Authorized	Shares of Series Issued and Outstanding on Date Hereof

Series A $5.00 Redeemable 8% Convertible Preferred Stock	125,000	0
Series B $1.00 Convertible Preferred Stock	3,400,000	3,400,000
Series D $1.00 Convertible Preferred Stock	2,000,000	2,000,000
Series E $1.00 Convertible Preferred Stock	2,500,000	2,500,000

(b) Except for the Company Common Shares reserved for issuance as set forth in this Section 4.3 or in Section 4.3 of the Company Disclosure Schedules, there are no Commitments or other rights or Contracts obligating the Company or any Company Subsidiary to issue or sell any Equity Interests, or Securities convertible into or exchangeable for Equity Interests, in the Company or any Company Subsidiary. Since the Company Balance Sheet Date, the Company has not issued any Equity Interests, or Securities convertible into or exchangeable for such Equity Interests, other than those Company Common Shares reserved for issuance as set forth in this Section 4.3 or in Section 4.3 of the Company Disclosure Schedules. All issued and outstanding Company Common Shares and all outstanding Company Options were issued, and all repurchases of Company Common Shares were made, in material compliance with all applicable Laws.

(c) As of December 31, 2006, the Company has reserved 1,145,000 Company Common Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Stock Option Plans, of which

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356,250 shares are subject to outstanding and unexercised Company Options and 788,750 shares remain available for issuance thereunder, and 3,000 Company Common Shares for Company Options granted outside the Company Stock Option Plans. As of December 31, 2006, no outstanding Company Common Shares were subject to Repurchase Rights. Section 4.3(c)(1) of the Company Disclosure Schedules identifies (i) the name and full address of each Person who held Company Options or Company Common Shares subject to a Repurchase Right as of December 31, 2006, (ii) the particular Company Stock Option Plan pursuant to which such Company Option was granted or such Company Common Shares were issued, (iii) the date on which such Company Option was granted or such Company Common Shares were issued, (iv) the exercise or base price of such Company Option or the repurchase price of such Company Common Shares, (v) the number of Company Common Shares subject to such Company Option or Repurchase Right or value covered thereby, (vi) the number of Company Common Shares as to which such Company Option had vested (or such Repurchase Right had lapsed) at such date, (vii) the applicable vesting schedule for such Company Option or such Company Common Shares and whether the exercisability or vesting of such Company Option, or lapsing of the Repurchase Right, will be accelerated or affected in any way by the Merger or the transactions contemplated hereby (whether alone or in combination with any other event or condition, such as termination of employment), (viii) the date on which such Company Option or Repurchase Right expires, and (ix) in the case of shares subject to a Repurchase Right, the material terms of any promissory note delivered in payment of the purchase price for such Company Common Shares (including limitations on recourse). All Company Options are nonqualified options under the Code. Section 4.3(c)(2) of the Company Disclosure Schedules sets forth a true, correct and complete list of all holders of outstanding Company Options that are held by Persons that are not employees of the Company or any Company Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons). All of the Company Common Shares subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The terms of each of the Company Stock Option Plans and the applicable stock option agreements permit (or, pursuant to action taken or to be taken by the Company prior to the Closing Date, will permit) the assumption by Parent of all outstanding Company Options, whether vested or unvested, as provided in this Agreement, without the consent or approval of the holders of such securities or any other party. True, correct and complete copies of each of the Company Stock Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Stock Option Plan and all agreements and instruments relating to or issued under the Company Stock Option Plans or Company Options that differ in any material respect from such standard form agreements (it being understood that any extension of the term, acceleration of vesting or reduction in the exercise price shall be deemed material) have been Made Available to Parent, and such agreements and instruments have not been Amended since being Made Available to Parent, and there are no agreements, understandings or commitments to Amend such agreements or instruments in any case from those Made Available to Parent. Each Company Option (i) has been granted in accordance with the terms of the applicable Company Stock Option Plan, (ii) has been granted with an exercise price at least equal to the fair market value of the Company Common Shares on the grant date, and (iii) has a grant date that is the date the option would be considered granted for tax, corporate law and under generally accepted accounting principles (that is, no Company Option has been backdated).

(d) Section 4.3(d) of the Company Disclosure Schedules sets forth all outstanding Company Warrants and other Commitments (other than Company Options disclosed in Section 4.3(c) of the Company Disclosure Schedules). The Company has Made Available to Parent complete and correct copies of all Company Warrants and Contracts governing such other Commitments, in each case as Amended to date. At the Effective Time, no Company Options, Company Warrants or other Commitments to acquire any Equity Interests of the Company shall be outstanding, except for (i) Company Options disclosed in Section 4.3(c) of the Company Disclosure Schedules and to be assumed by Parent pursuant to Section 3.7, and (ii) Company Warrants disclosed in Section 4.3(d) of the Company Disclosure Schedules and to be assumed by Parent pursuant to Section 3.9.

(e) Section 4.3(e) of the Company Disclosure Schedules sets forth all outstanding Contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or (iv) granting any preemptive or anti-dilutive right with respect to; any Company Common Shares or any other Equity Interests in the Company or any Company Subsidiary.

(f) After giving effect to the conversion of Preferred Shares pursuant to the Conversion Agreements on the date hereof, (i) as of the date hereof and (ii) if each of the Exemption Conditions is then satisfied, as of the

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record date for the determination of the stockholders of the Company entitled to vote at the Company Stockholders Meeting; not more than 25 percent of the Outstanding Company Common Shares is or will be, as the case may be, held by Persons who have addresses within the State of California according to the records of the Company or its transfer agent. If each of the Exemption Conditions are satisfied as of such record date, the exchange of the Merger Consideration for the outstanding shares of capital stock of the Company will be exempt from the qualification requirements of the California Securities Law of 1968, as amended, by virtue of the exemption provided by Section 25103(c) thereof. “Outstanding Company Common Shares” means, as of the date of determination, the total number of outstanding Company Common Shares and Company Common Shares subject to outstanding Company Options, minus the sum of (1) any Company Common Shares held to the knowledge of the Company in the names of broker-dealers or nominees of broker-dealers, and (2) any Company Common Shares and such Company Options controlled by any one Person who controls directly or indirectly 50 percent or more of the outstanding Company Common Shares. “Exemption Conditions” means, as of a date of determination, each of the following conditions: (A) no Equity Interests (other than Company Common Shares issued upon the exercise of Company Options outstanding on the date hereof), or Commitments to acquire Equity Interests, in the Company shall have been issued or redeemed after the date hereof and prior to or on such date of determination, (B) between the date hereof and such date of determination, no stockholder of the Company shall have acquired direct or indirect control of additional Company Common Shares, such that such stockholder then controls directly or indirectly 50% or more of the outstanding Company Common Shares, and (C) the sum of (1) the number of Company Common Shares or Company Options to acquire Company Common Shares held on the date hereof by Persons who have addresses without the State of California and which prior to or on such date of determination shall have become held by Persons who have addresses within the State of California (including by means of a change of address of record of any such a Person or upon the exercise of any such Company Option), plus (2) the quotient of (x) the number of Company Common Shares held on the date hereof by Persons who have addresses without the State of California which are then held to the knowledge of the Company in the names of broker-dealers or nominees of broker-dealers, divided by (y) four; shall be less than 100,000.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a signatory, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (other than, on the date hereof, the Company Stockholder Approval), including the filing of the Certificate of Merger pursuant to the DGCL. The execution and delivery of this Agreement and each Related Agreement to which it is a signatory by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including said filing of the Certificate of Merger, have been duly and validly authorized by all necessary corporate action (other than, on the date hereof, the Company Stockholder Approval). Assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement and each Related Agreement to which the Company is a signatory has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board has unanimously (A) approved and declared advisable this Agreement, each Related Agreement to which the Company is a signatory, the Merger and the other Transactions applicable to it, (B) determined that this Agreement and each Related Agreement to which it is a signatory and the terms and conditions of the Merger and other Transactions are fair to, advisable and in the best interests of the Company and its stockholders, and (C) directed that the adoption of this Agreement and the approval of this Agreement, the Merger, and the Stockholder Agent Appointment be submitted to the Company’s stockholders for approval at a meeting of such stockholders and recommended that all of the Company’s stockholders adopt and approve this Agreement and approve the Merger, and the Stockholder Agent Appointment; provided, however, that after the date hereof the Company Board acting in good faith may withdraw its recommendation. The affirmative vote of the holders of a majority of the voting power of all Company Common Shares and Company Preferred Shares issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt and approve this Agreement and approve the Merger (the “Company Stockholders Meeting”) is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement under applicable Law and the Company’s Organizational Documents (the “Company Stockholder Approval”).

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(b) Assuming the representation set forth in Section 5.24 is true and correct, the Company has taken all appropriate actions so that the restrictions on “business combinations” contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the Company’s stockholders or the Company Board.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Related Agreements to which the Company is a signatory by the Company do not, and the performance of this Agreement and such Related Agreements by the Company will not, (i) conflict with or violate any provision of the Organizational Documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Stockholder Approval and assuming that all Consents described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or by which any Property of the Company or any Company Subsidiary is bound or affected, (iii) result in the creation of any Encumbrance on any of the Properties of the Company or any Company Subsidiary, or (iv) require any Consent under, or result in any Breach of, any Company Material Contract or Company Permit, in each case except as set forth in Section 4.5 of the Company Disclosure Schedules.

(b) The execution and delivery of this Agreement and the Related Agreements to which the Company is a signatory by the Company do not, and the performance of this Agreement and such Related Agreements by the Company and then consummation of the Transactions will not, require any Consent of, or filing with or notification to, any Governmental Entity, except under or in relation to (i) the Exchange Act, (ii) the Securities Act, (iii) any applicable Blue Sky Laws, (iv) the rules and regulations of Parent’s Principal Market, (v) the filing and recordation of the Certificate of Merger as required by the DGCL (together with the Consents, filings and notifications enumerated in clauses (i) through (iv) next preceding, the “Specified Consents”), and (vi) such other Consents and filings with or notifications to Governmental Entities the failures of which to make or obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Company or Parent.

Section 4.6 Permits; Compliance With Law.

(a) Each of the Company and each Company Subsidiary is in possession of all material Governmental Permits, and has made all material filings, applications and registrations with any Governmental Entity, in each case that are necessary for the Company and each Company Subsidiary to own, lease or operate its Properties, or to carry on its respective businesses substantially in the manner described in the Company SEC Reports filed prior to the date hereof or the Closing Date, as the case may be, and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Related Agreement to which it is a signatory, or (iii) have a Material Adverse Effect on the Company.

(b) None of the Company and the Company Subsidiaries is in conflict with, or in default or violation of, (A) in any material respect, any Law applicable to the Company or any Company Subsidiary or by which any Property of the Company or any Company Subsidiary is bound or affected, or (B) any Company Permit, except, with respect to clause (A) next preceding, for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Related Agreement to which it is a signatory, or (iii) have a Material Adverse Effect on the Company. None of the Company Permits will be terminated or impaired or will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or any Related Agreement to which it is a signatory.

(c) Neither the Company nor any Company Subsidiary has, within the last three years, received any warning, notice, notice of violation or probable violation, notice of revocation or other communication from or on behalf of any Governmental Entity, alleging (x) any conflict with, or default or violation of, any Company

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Permit, or (y) that the Company or any Company Subsidiary requires any Company Permit for its business as currently conducted that is not currently held by it. Except as set forth in Section 4.6 of the Company Disclosure Schedules, to the Company’s Actual Knowledge, no investigation or inquiry by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, in each case with respect to any alleged or claimed violation of Law applicable to the Company or any Company Subsidiary or by which any Property of the Company or any Company Subsidiary is bound or affected.

(d) Neither the Company nor any of the Company Subsidiaries, nor to the Company’s Actual Knowledge, any director, officer, Affiliate or employee thereof, has on behalf of or with respect to the Company engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed all SEC Reports required under applicable Law to be filed by it with the SEC since the effective date of the filing of the initial Form 10-SB by the Company. All of the Company SEC Reports have been Made Available to Parent.

(b) As of their respective dates, each Company SEC Report (i) complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the SEC Rules applicable to such Company SEC Report, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (A) in the case of a Company SEC Report filed prior to the date of this Agreement that was amended or superseded prior to the date of this Agreement, by the filing of such amending or superseding Company SEC Report, and (B) in the case of a Company SEC Report filed after the date of this Agreement that is amended or superseded prior to the Effective Time, by the filing of such amending or superseding Company SEC Report. None of the Company Subsidiaries is required to file any SEC Reports with the SEC.

(c) As of their respective dates, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including the statement of stockholders’ equity, (all of the foregoing, the “Company Financial Statements”) (i) complied as to form in all material respects with the SEC Rules applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of Company’s and the Company Subsidiaries’ operations and cash flows for the periods indicated in accordance with GAAP, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments in accordance with GAAP. Neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, except for (A) liabilities incurred since the Company Balance Sheet Date in the Ordinary Course of Business which are of the type that typically recur and which do not result from any Breach of Contract, tort or default or violation of any Law, (B) those specifically set forth or specifically and adequately reserved against in the Company Balance Sheet, and (C) the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement and the Transactions accruing after the Company Balance Sheet Date. Except as reflected in the Company Financial Statements, neither the Company nor any Company Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated by the SEC). The Company has not had any disagreement with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or to date during the current fiscal year. The books and records of the Company and each Company Subsidiary have been maintained, and are being maintained, in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent in all material respects with such books and records.

(d) No investigation by the SEC with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened.

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(e) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of SOX, with respect to such reports. For purposes of this Section 4.7(e), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in SOX. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated by the SEC thereunder with respect to the Company SEC Reports.

(f) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has Made Available to Parent accurate and complete copies of all material policies, manuals and other documents promulgating such internal accounting controls. Except as set forth in Section 4.7(f) of the Company Disclosure Schedules, to the Company’s Knowledge, there are no “material weaknesses” (as defined by the PCAOB) and there are no series of multiple “significant deficiencies” (as defined by the PCAOB) that are reasonably likely to collectively represent a “material weakness” in the design or operation of the Company’s internal controls and procedures, and to the Company’s Knowledge, there are no significant deficiencies in the design or operation of the Company’s internal controls and procedures. To the Company’s Knowledge, since the date of the filing of its initial Form 10-SB, there has been no fraud that involves management or other employees who have a significant role in the Company’s internal controls and procedures.

(g) To the Company’s Knowledge, Singer Lewak Greenbaum & Goldstein LLP, which has expressed its opinion with respect to the Company Financial Statements as of June 30, 2004, June 30, 2005 and June 30, 2006 and for each of the Company’s fiscal years in the three-year period ended June 30, 2006, and included in the Company SEC Reports (including the related notes), is “independent” with respect to the Company and the Company Subsidiaries within the meaning of Regulation S-X and, together with the Company’s prior independent public accounting firm Haskell & White LLP, has been “independent” within such meaning at all times since January 1, 2002. The Company has made such disclosure of non-audit services performed by Singer Lewak Greenbaum & Goldstein LLP or Haskell & White LLP in its proxy statements with respect to its annual meetings of its stockholders as is required under the Exchange Act, Securities Act and SEC Rules, and all such non-audit services have been approved in advance by the audit committee of the Company Board. The Company is in compliance with the applicable criteria for continued listing of the Company Common Shares on the OTCBB.

Section 4.8 Disclosure Documents.

(a) The Company Information included in, or incorporated by reference into, the Form S-4, Proxy Statement and any Other Filings, and any amendments or supplements thereto, will, at the Applicable Times, comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the SEC Rules and other applicable Laws.

(b) The information supplied or to be supplied by or on behalf of the Company or any of its officers, directors or stockholders for inclusion or use, or incorporation by reference, in (i) the Form S-4, (ii) the Proxy Statement, or (iii) any other document (including any report filed by the Company or Parent under the Exchange Act) filed with any Governmental Entity in connection with the Transactions, or in each case any amendment or supplement thereto; in each case do not and will not, at the Applicable Times, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein regarding the Company Information, in light of the circumstances under which they are made, not misleading. The Company Information provides all information relating to the Company or its operations,

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business, directors, officers, Subsidiaries and stockholders required to be provided by the provisions of the Securities Act, the Exchange Act and the SEC Rules, including form S-4 and Regulation 14A.

(c) Notwithstanding the foregoing provisions of this Section 4.8, the Company makes no representation or warranty, and assumes no responsibility, with respect to statements made or incorporated by reference in the Form S-4, the Proxy Statement or any Other Filings, or in each case any amendment or supplement thereto, supplied by Parent (other than Company Information so supplied) for inclusion or incorporation by reference therein.

Section 4.9 Absence of Certain Changes or Events. Since the Company Balance Sheet Date, except as specifically disclosed in the Company SEC Reports filed thereafter or as set forth in Section 4.9 of the Company Disclosure Schedules, the Company and each Company Subsidiary has conducted its business only in the Ordinary Course of Business and, since such date:

(a) no Events have caused a Material Adverse Effect on the Company;

(b) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, Securities or Property) in respect of, any of the Company’s Equity Interests, or any purchase, redemption or other acquisition by the Company of any of the Company’s Equity Interests or any other Securities of the Company or any Commitments for any such Equity Interests of Securities, other than repurchases from employees or consultants following their termination pursuant to the terms of existing Repurchase Rights;

(c) there has not been any Capitalization Adjustment of any of the Company’s Equity Interests;

(d) there has not been any increase in compensation or fringe benefits paid or payable to any of the officers, directors or managers or employees of the Company or any Company Subsidiary at the vice president or director level or higher, or who earn base salary of more than $75,000 per year, or any payment by the Company or any of the Company Subsidiaries of any bonus to any of their officers, directors or managers or employees at the vice president or director level or higher, or who earn base salary of more than $75,000 per year, or any granting by the Company or any of the Company Subsidiaries of any increase in severance or termination pay, or any entry by the Company or any of the Company Subsidiaries into, or material Amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any Transactions, or any subsequent event, other than increases in the Ordinary Course of Business in base salary and target bonuses for employees who are not officers of the Company, in an amount that does not exceed 50% of such base salary, in connection with periodic compensation or performance reviews or for ordinary course severance and release agreements as made in connection with the termination of employment that do not provide severance in excess of the Company’s standard policies;

(e) there has not been any change by the Company or any of the Company Subsidiaries in its accounting methods, principles or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP;

(f) there has not been any sale, transfer, or other disposition of any Company IP Rights or any other Properties by the Company or any of the Company Subsidiaries, except in the Ordinary Course of Business;

(g) neither the Company nor any Company Subsidiary has made any loan, advance or capital contribution to, or investment in, any Person, including any director, officer or Affiliate of the Company, other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or Entities that became wholly-owned Subsidiaries made in the Ordinary Course of Business, (ii) investments made in accordance with the Company’s investment guidelines, a copy of which has been Made Available to Parent, in the Ordinary Course of Business, (iii) routine travel and entertainment expense advances in the Ordinary Course of Business and in accordance with the Company’s travel and expense policy, a copy of which has been Made Available to Parent, and (iv) loans and advances to third party customers made in the Ordinary Course of Business;

(h) there has not been any material change with respect to the management or other key personnel of the Company, any termination of employment of any such employees or a material number of employees, or any

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material labor dispute or material claim of unfair labor practices involving the Company or any Company Subsidiary; and

(i) neither the Company nor any Company Subsidiary has agreed, whether in writing or otherwise, to take any action described in this Section 4.9.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedules lists as of the date of this Agreement, with respect to the Company and the Company Subsidiaries and their respective ERISA Affiliates, (i) all employee benefit plans within the meaning of Section 3(3) of ERISA, (ii) each loan from the Company, any Company Subsidiary or any such ERISA Affiliate to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, salary continuation, sabbatical, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, currently effective or terminated, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) any employment or service agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits), compensation agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee, or consultant (provided that, for (1) former and current consultants, and (2) former directors, officers and employees; such arrangements need only be listed if unsatisfied obligations of the Company or any Company Subsidiary of greater than $10,000 remain thereunder) of the Company or any Company Subsidiary (all of the foregoing described in clauses (i) through (vi) next preceding, collectively, the “Company Benefit Plans”). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Company Benefit Plans. The Company has not, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any person who was, at any time since such date, an officer or director of the Company.

(b) Prior to the date of this Agreement, the Company has Made Available to Parent a true, correct and complete copy of each Company Benefit Plan and all current and prior related plan documents (including adoption agreements, vendor contracts and administrative services agreements, trust documents, insurance policies or contracts (including policies relating to fiduciary liability insurance covering the fiduciaries of such Company Benefit Plans), bonds required by ERISA, employee booklets, summary plan descriptions and other authorizing documents, summaries of material modifications and any material written employee communications relating thereto) and has, with respect to each Company Benefit Plan that is subject to ERISA reporting requirements, Made Available to Parent true, correct and complete copies of the Form 5500 reports filed for the last three plan years (including all audits, financial statements, schedules and attachments thereto, where applicable). Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has (i) obtained from the IRS a current favorable determination letter as to its qualified status under the Code and as to the exemption from tax under the provisions of Code Section 501(a) of each trust created thereunder, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also Made Available to Parent a true, correct and complete copy of the most recent such Internal Revenue Service determination letter, advisory letter or opinion letter issued with respect to each Company Benefit Plan, and, to the Company’s Knowledge, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Company Benefit Plan subject to Section 401(a) of the Code. The Company has also Made Available to Parent all registration statements and prospectuses and investment policy statements prepared in connection with each Company Benefit Plan, where applicable. All individuals who, pursuant to the terms of any Company Benefit Plan, are entitled to participate in such Company Benefit Plan, are currently participating in such Company Benefit Plan or have been offered an opportunity to do so. None of the Company and the Company Subsidiaries and their respective ERISA Affiliates sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

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(c) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as Amended (“COBRA”), or applicable state law. There has been no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA. To the Company’s Actual Knowledge, each Company Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by applicable Law (including ERISA and the Code), and the Company and the Company Subsidiaries, and their respective ERISA Affiliates, each has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no Actual Knowledge of any material default or in violation by any other party to, any of the Company Benefit Plans. None of the Company and the Company Subsidiaries and their respective ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Benefit Plans. All contributions required to be made by the Company or any Company Subsidiary or any of their respective ERISA Affiliates to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business after the Company Balance Sheet Date as a result of the operations of the Company and the Company Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Benefit Plan intended to include a Code Section 401(k) arrangement, the Company and each Company Subsidiary and their respective ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Benefit Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is a self-insured plan. No Company Benefit Plan is covered by, and none of the Company and the Company Subsidiaries and their respective ERISA Affiliates has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Company Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan. No Action has been brought, or to the Actual Knowledge of the Company or any Company Subsidiary, is threatened, against the Company or any Company Subsidiary or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(d) None of the Company and the Company Subsidiaries and their respective ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code. There has been no termination or partial termination of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(e) Each compensation and benefit plan required by Law or applicable custom or rule of the relevant jurisdiction to be maintained or contributed to outside of the United States (each such plan, a “Foreign Plan”) by the Company or any Company Subsidiary is listed in Section 4.10(e) of the Company Disclosure Schedules, except for plans maintained by Governmental Entities. As regards each such Foreign Plan, (i) such Foreign Plan is in compliance with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan, (ii) the Company and each Company Subsidiary, and each of their respective ERISA Affiliates, has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, and (iii) such Foreign Plan has been administered in accordance with its terms and applicable Law.

(f) Section 4.10(f) of the Company Disclosure Schedules lists each person who the Company reasonably believes is, with respect to the Company or any Company Subsidiary or any of their respective ERISA Affiliates, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) determined as of the date hereof.

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(g) Section 4.10(g) of the Company Disclosure Schedules lists as of the date of this Agreement each employee of the Company or any Company Subsidiary who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(h) Except as set forth in Section 4.10(h) of the Company Disclosure Schedules, none of the execution and delivery of this Agreement or the consummation of the Transactions (or the Transactions in combination with any subsequent transactions or events, other than transactions or events initiated solely by Parent) will (i) result in any employee, director or consultant of the Company or any Company Subsidiary becoming entitled to any deferred compensation, bonus or severance pay or materially increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary, (ii) result in the acceleration of the time of payment or vesting, or an increase in the amount of any compensation due to any employee, director or consultant of the Company or any Company Subsidiary, except as may be required under Section 411(d)(3) of the Code, (iii) result in forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any of their employees, directors or consultants, or (iv) result in a payment that would be considered an “excess parachute payment” and treated as nondeductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(i) To the Company’s Knowledge, the Company has neither granted, nor is a party to, any Contract that grants any compensation, equity award, or bonus, that fails to comply in good faith with the provisions of Section 409A of the Code.

(j) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act. The Company and each Company Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no controversies pending or, to the Actual Knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies have or could reasonably be expected to result in an Action before any Governmental Entity.

(k) Neither the Company nor any of the Company Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet in accordance with GAAP, and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Section 4.10(k) of the Company Disclosure Schedules. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any person employed by the Company or any Company Subsidiary. The Company has no Actual Knowledge of any activities or proceedings of any labor union to organize the employees of the Company or any Company Subsidiary. There is no labor dispute, strike or group work stoppage against the Company or any Company Subsidiary pending or to the Actual Knowledge of the Company threatened that may interfere with the respective business activities of the Company or any Company Subsidiary.

(l) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. No Key Employee of the Company or any Company Subsidiary has given notice of termination or resignation to the Company or any Company Subsidiary, nor does the Company otherwise have

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Actual Knowledge that any such Key Employee intends to terminate his or her employment with the Company or any Company Subsidiary. The employment of each of the employees of the Company or any Company Subsidiary is “at will” and the Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, and the employment of each employee of the Company and each Company Subsidiary may be terminated without prior notice and without financial liability to the Company or any Company Subsidiary (other than as provided under applicable Law or as set forth in Section 4.10(a) of the Company Disclosure Schedule).

(m) The Company has Made Available to Parent a true, correct and complete list of the names of all current officers, directors, consultants and employees of the Company and each Company Subsidiary showing each such person’s name, position, rate of annual remuneration, status as exempt/non-exempt and bonuses for the current fiscal year and the most recently completed fiscal year.

(n) The Company has Made Available to Parent, with respect to the Company and the Company Subsidiaries, true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and forms of agreements with current and former consultants or advisory board members, (iv) all forms of confidentiality, non-competition or invention agreements by and between current and former employees, consultants or others and the Company or any Company Subsidiary (and a true, correct and complete list of employees, consultants or others not subject thereto), (v) all management organization charts, (vi) all agreements or insurance policies providing for the indemnification of any officers or directors of the Company or any Company Subsidiary, (vii) a summary of the Company’s standard severance policy, (viii) a summary of outstanding liability for termination payments and benefits to current and former directors, officers, employees and consultants of the Company or any Company Subsidiary, and (ix) a schedule of bonus commitments made to employees of the Company or any Company Subsidiary.

(o) The Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as Amended (“WARN Act”), or any similar Law. In the past two years (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company of any Company Subsidiary, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

Section 4.11 Customers. Neither the Company nor any of the Company Subsidiaries has any outstanding material dispute concerning its goods or services with any coin or jewelry dealer, auction house, third party website, independent sales agent or other customer, retailer or distributor who, in the twelve months ending September 30, 2006, was one of the 20 largest sources of consolidated revenue for the Company and the Company Subsidiaries, based on amounts paid or payable during such periods (each, a “Significant Company Customer”). Each Significant Company Customer is listed on Section 4.11 of the Company Disclosure Schedules. Neither the Company nor any of the Company Subsidiaries has received any written notice from any Significant Company Customer that such Person (i) will not continue as a customer or distributor of the Company or any Company Subsidiary after the Merger, (ii) intends to terminate or materially modify existing Contracts or relationships with the Company or any Company Subsidiary, or (iii) intends to materially reduce the amount of business conducted with the Company and the Company Subsidiaries.

Section 4.12 Contracts. Section 4.12 of the Company Disclosure Schedules specifically identifies (by the applicable subsection set forth below in this Section 4.12) each Company Material Contract (other than this Agreement or any Related Agreement). The term “Company Material Contract” shall include each of the following Contracts to which the Company or any Company Subsidiary is a party to or by which the Company or any Company Subsidiary is bound (in each case, other than this Agreement or any Related Agreement):

(a) any Contract with any Significant Company Customer;

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(b) any Contract generating, or that is reasonably likely to generate, more than 5% of revenues for the Company and the Company Subsidiaries over the twelve month period from the date of this Agreement, other than those set forth on Section 4.12(j) of the Company Disclosure Schedules;

(c) any Contract with any director, officer, employee or consultant that would require the Company or any Company Subsidiary to make any payments in connection with the Merger, or upon termination of employment, but excluding any Contract (i) that is terminable at-will or, in the case of consultants, with 30 or fewer days of notice by the Company or any of the Company Subsidiaries without cost, liability or financial obligations (other than accrued regular compensation and benefits through the date of termination, including any such notice period), or (ii) under which the Company and the Company Subsidiaries collectively have paid or are obligated to pay less than $10,000;

(d) any Contract for indemnification (other than standard indemnification provisions in Contracts entered into by the Company or any Company Subsidiary in the Ordinary Course of Business) or any guaranty;

(e) any Contract containing any covenant limiting in any respect the right of the Company or any of the Company Subsidiaries to (i) engage, participate or compete in any line of business, market or geographic area, (ii) develop, market or distribute products or services, (iii) conduct business with any Person, (iv) solicit the employment of, or hire, any Person, or (v) compete with any Person; or granting any exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, “most favored nation” rights, rights of first negotiation or other exclusive rights or similar terms to any Person, but in each case excluding Contracts containing limitations that (A) are not material to the Company or any Company Subsidiary, and (B) do not limit the ability of the Company or any Company Subsidiary to develop or market additional products or services;

(f) any Lease for real or personal property in which the amount of payments that the Company or any of the Company Subsidiaries is required to make on an annual basis exceeds $25,000;

(g) any Contract pursuant to the express terms of which the Company or any of the Company Subsidiaries is currently obligated to pay in excess of $25,000 (or, in the case of a Contract for the purchase of inventory made in the Ordinary Course of Business, $50,000) in any one year period that is not terminable by the Company or the Company Subsidiaries without penalty upon notice of ninety (90) days or less;

(h) any Contract currently in force relating to the disposition or acquisition by the Company or any of the Company Subsidiaries after the date hereof of (i) assets with a book value exceeding $25,000 (or, in the case of the sale of inventory made in the Ordinary Course of Business, $50,000) , or (ii) Equity Interests in an Entity;

(i) any Contract pursuant to which the Company or any Company Subsidiary is a licensor of Intellectual Property or agrees to Encumber, not assert, Transfer or sell rights in or with respect to any Intellectual Property, except for distribution contracts with retail outlets, independent sales agents, other distributors and end users entered into by the Company or any Company Subsidiary in the Ordinary Course of Business;

(j) any joint venture Contract or any other Contract that involves a sharing of revenues in excess of $10,000, or involves a sharing of profits, cash flows, expenses or losses, with other Persons, or the payment of royalties to any other Person, other than Contracts identified in Section 4.12(a) of the applicable Company Disclosure Schedule;

(k) any Contract currently required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act, other than those currently on file with the SEC (including any Amendments to Contracts filed as of the Company Balance Sheet Date that are required to be filed);

(l) any Contract containing a “standstill” provision with respect to any Equity Interests of the Company;

(m) any Contract in effect on the date of this Agreement, including any Company Stock Option Plan, relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Common Shares or any other Equity Interests or Securities of the Company or any of the Company Subsidiaries, or any Commitments to purchase or otherwise acquire any such Company Common Shares, Equity Interests or Securities, except for the Company Stock Option Plans, the Company Options and Company Warrants disclosed in Section 4.3 of the applicable Company Disclosure Schedule;

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(n) any Contract under which the Company or any Company Subsidiary is obligated to provide consulting services, development services, professional services or support services (other than maintenance and support customer contracts on the Company’s standard, unmodified forms), in each case excluding (i) Contracts that are terminable by the Company or Company Subsidiary on notice of thirty (30) days or less without penalty in excess of $25,000, individually or in the aggregate, and without any ongoing material obligations, and (ii) Contracts that generated less than $25,000 in revenue to the Company during the 12 months preceding the date of this Agreement;

(o) any Contract with any investment banker, broker, advisor or similar Person, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the Transactions, other than (i) the Company Engagement Letter, and (ii) Contracts with service providers entered into in the Company’s Ordinary Course of Business with fees to be paid based on the provider’s customary hourly rates;

(p) any Contract pursuant to which the Company or any of the Company Subsidiaries has acquired a business or Entity, or assets of a business or Entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Entity (other than the Company Subsidiaries), in either case which was entered into within the three years preceding the date hereof or under which any Liabilities exist;

(q) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries in an aggregate principal amount in excess of $25,000 is outstanding or may be incurred on the terms thereof, and the respective principal amounts currently outstanding thereunder as of the date hereof; or

(r) any other Contract not listed in subsections (a)-(q) next preceding that individually provides for payments to or by the Company or any Company Subsidiary in excess of $50,000, or pursuant to which the Company or any Company Subsidiary have been paid, or expects to be paid, more than $50,000 in any consecutive 12-month period, or that individually provides for payments by the Company or any Company Subsidiary in excess of $50,000 or is otherwise material to the Company or the Company Subsidiaries or their respective businesses, operations, financial condition, properties or assets (other than employee offer letters in the Ordinary Course of Business).

Except as set forth on Section 4.12 of the Company Disclosure Schedules, all Company Material Contracts are in written form. The Company has Made Available to Parent true, correct and complete copies of each Company Material Contract, as Amended to date. Each Company Material Contract is (i) valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s Knowledge, each other party thereto, and (ii) in full force and effect. The Company and each Company Subsidiary has in all material respects performed all material obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s Knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract. As of the date hereof, none of the Company and the Company Subsidiaries has Knowledge of, or has received notice from the other contracting party of, any actual or alleged material Breach of any Company Material Contract. There exists no Breach with respect to the Company or any Company Subsidiary or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice or the lapse of time or both, would reasonably be expected to constitute a material Breach of such Company Material Contract.

Section 4.13 Litigation. Except as set forth in Section 4.13 of the Company Disclosure Schedules, (i) there is no Action pending or, to the Company’s Actual Knowledge, threatened against the Company or any Company Subsidiary or, to the Company’s Actual Knowledge, for which the Company or any Company Subsidiary is obligated to indemnify a third party, (ii) none of the Company and the Company Subsidiaries is subject to any outstanding Order, and (iii) to the Company’s Knowledge, there has been no refusal to indemnify or denial of indemnification and no intention to refuse indemnification, by any third party in connection with any past, pending or threatened Action with respect to which the Company or any Company Subsidiary is or may be entitled to indemnification from any third party. Except as set forth in Section 4.13 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has any Action pending against any other Person. There has not been since June 30, 2005, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing

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concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, violation of Company policy or other misfeasance or malfeasance issues.

Section 4.14 Environmental Matters.

(a) The Company and each Company Subsidiary is in material compliance with all Environmental Laws.

(b) Neither the Company nor any Company Subsidiary has received notification regarding any existing or potential Environmental Claims against the Company or any Company Subsidiary, nor have any of them received any written notification of any allegation of any actual or potential responsibility for, or any Action regarding, (i) any violation of Environmental Laws, or (ii) any Environmental Release or threatened Environmental Release at any Facilities of any Materials of Environmental Concern generated or transported by the Company or any Company Subsidiary.

(c) There has been no Environmental Release at any Facilities of the Company or any Company Subsidiary of any Materials of Environmental Concern in quantities that could trigger the need for investigation or remediation pursuant to any Environmental Laws.

Section 4.15 Intellectual Property.

(a) Unless otherwise expressly provided herein, the following terms, whenever used in this Agreement, shall have the meanings ascribed to them in this Section 4.15(a):

(1) “Company IP” means (i) all Intellectual Property used in the conduct of the business of the Company or any Company Subsidiary as currently conducted by the Company and the Company Subsidiaries, and (ii) all other Company-Owned IP.

(2) “Company-Owned IP” means all Intellectual Property owned by the Company or any Company Subsidiary.

(3) “Company Products” means, collectively, (i) all products and services that are currently being published, marketed, licensed, sold, leased, auctioned, distributed or performed, or offered for publication, licensing, sale, lease, distribution or performance or at auction, by or on behalf of the Company or any Company Subsidiary, and (ii) all products or services currently under development by the Company or any Company Subsidiary or that the Company or any of the Company Subsidiaries are Contractually obligated to develop.

(b) The Company and the Company Subsidiaries (i) own and have independently developed or acquired, or (ii) have the valid right or license (exclusive or non-exclusive, as applicable) to, all Company IP. The Company IP is sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted and to the Company’s Knowledge as currently proposed to be conducted by the Company or any Company Subsidiary.

(c) Neither the Company nor any of the Company Subsidiaries has (i) transferred ownership of any material Company-Owned IP to any third party, (ii) knowingly permitted any material Company-Owned IP to enter the public domain, or (iii) permitted any material Company Registered Intellectual Property or application therefor to lapse (other than through the expiration of Registered Intellectual Property at the end of its maximum statutory term or the abandonment of trademarks or service marks in the Ordinary Course of Business using reasonable business judgment).

(d) Except as set forth in Section 4.15(d) of the Company Disclosure Schedules, the Company and the Company Subsidiaries own and have good and exclusive title to all Company-Owned IP and all Company Registered Intellectual Property, free and clear of any Encumbrances. Except as set forth in Section 4.15(d) of the Company Disclosure Schedules, the right, license and interest of the Company and the Company Subsidiaries in and to all Third Party Intellectual Property Rights licensed by the Company or a Company Subsidiary are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties).

(e) Except as set forth in Section 4.15(e) of the Company Disclosure Schedules, none of the execution and delivery or effectiveness of this Agreement, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement or the Related Agreements to which it is a signatory, will

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cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP, or impair the right of the Company, any Company Subsidiary or Parent to use, possess, sell or license any Company-Owned IP or any portion thereof. After the Closing, all Company-Owned IP will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party subject to any existing license and distribution agreements with third parties.

(f) Section 4.15(f) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, and for each item of such Registered Intellectual Property, (i) the jurisdictions in which such Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, and (ii) the legal counsel (if any) assisting in the initial registration or the maintenance of such Registered Intellectual Property.

(g) Each item of Company Registered Intellectual Property is subsisting (or, in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been or will be timely paid, and all documents, recordations and certificates in connection with such Registered Intellectual Property currently required to be filed have been or will be timely submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording the Company’s and the Company Subsidiaries’ ownership interests therein.

(h) Except as set forth in Section 4.15(h) of the Company Disclosure Schedules, to the Company’s Actual Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP by any third party, including any employee or former employee of the Company or any Company Subsidiary. Except as set forth in Section 4.15(h) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has initiated any lawsuit, mediation or arbitration for infringement or misappropriation of any Intellectual Property.

(i) Except as set forth in Section 4.15(i) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has (i) been sued in any Action (or received any written notice or, to the Actual Knowledge of the Company, threat) that involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right or which contests the validity, ownership or right of the Company or any Company Subsidiary to exercise any Intellectual Property right, or (ii) received any written communication that puts the Company or any Company Subsidiary on notice of or involves an offer to license or grant any Third Party Intellectual Property Right or immunities in respect thereof.

(j) The operation of the business of the Company and the Company Subsidiaries as such business is currently conducted and, to the Actual Knowledge of the Company, as currently proposed to be conducted by the Company or any Company Subsidiary, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Company Product, and (ii) the Company’s or any Company Subsidiary’s use of any product, device or process used in the business of the Company or the Company Subsidiaries as currently conducted and, to the Actual Knowledge of the Company, as currently proposed to be conducted by the Company or any Company Subsidiary, does not and will not infringe or misappropriate any Third Party Intellectual Property Rights and does not and, to the Actual Knowledge of the Company, will not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction in which the Company or any of the Company Subsidiaries conducts business.

(k) None of the Company-Owned IP, the Company Products, the Company and the Company Subsidiaries is subject to any judicial or governmental Action or outstanding Order (A) restricting in any manner the use, transfer, or licensing by the Company or any Company Subsidiary of any Company-Owned IP or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP or Company Product, or (B) restricting the conduct of the business of the Company or any Company Subsidiary in order to accommodate Third Party Intellectual Property Rights.

(l) Neither the Company nor any Company Subsidiary has received any written opinion of legal counsel that any Company Product or the operation of the business of the Company or any Company Subsidiary, as previously or currently conducted, infringes or misappropriates any Third Party Intellectual Property Rights.

(m) Except as set forth in Section 4.15(m) of the Company Disclosure Schedules, each of the Company and the Company Subsidiaries has secured from all of its consultants, employees and independent contractors who

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independently or jointly contributed to the conception, reduction to practice, creation or development of any material Company-Owned IP, an assignment of inventions and ownership agreement, in the form Made Available to Parent, assigning all such third party’s Intellectual Property in such contribution that the Company or any Company Subsidiary does not already own by operation of Law, and no such third party has retained any rights or licenses with respect thereto.

(n) To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(o) To the Company’s Knowledge, the employment of any employee of the Company or any Company Subsidiary or the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Company Subsidiary to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Company Subsidiary, whether such liability is based on contractual or other legal obligations to such third party.

(p) Except as set forth in Section 4.15(p) of the Company Disclosure Schedules, to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP.

(q) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in the Company IP Rights. All use, disclosure or appropriation of such information owned by the Company or any Company Subsidiary by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between the Company or a Company Subsidiary and such third party. All use, disclosure or appropriation of such information by the Company and the Company Subsidiaries not owned by the Company or any Company Subsidiary has been pursuant to the terms of a written agreement between the Company or such Company Subsidiary and the owner of such information, or is otherwise lawful.

(r) Except as set forth in Section 4.15(r) of the Company Disclosure Schedules, to the Company’s Knowledge, neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, Company IP, or (ii) distributed Open Source Materials in conjunction with any Company IP.

(s) To the Company’s Knowledge, no (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person (other than funds received in consideration for the Company Equity Interests or Indebtedness incurred on commercially reasonable terms) was used in the development of the Company-Owned IP.

Section 4.16 Taxes.

(a) The Company and the Company Subsidiaries and each affiliated, combined, consolidated or unitary group of which the Company or any Company Subsidiary is or has been a member (each, a “Company Group”) have timely filed all material federal, state, local, and foreign Tax Returns required to be filed by it in the manner prescribed by applicable Laws and all such Tax Returns were true, complete and correct in all material respects. Except with respect to Taxes that are immaterial in amount, all Taxes of the Company and the Company Subsidiaries (whether or not shown or required to be shown on any Tax Return) that are due and payable have been timely paid in full and the accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) reflected in the Company Balance Sheet (rather than any notes thereto) are adequate in accordance with GAAP to cover all unpaid Taxes

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of the Company and the Company Subsidiaries. Except with respect to Taxes that are immaterial in amount, all reserves for Taxes as adjusted for operations and transactions and the passage of time through the Effective Time in accordance with past custom and practice of the Company and the Company Subsidiaries are adequate in accordance with GAAP to cover all unpaid Taxes of the Company and the Company Subsidiaries accruing through the Effective Time.

(b) The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and to the Knowledge of the Company, the Company and the Company Subsidiaries have withheld and paid over all other Taxes required to have been withheld and paid over, and the Company and the Company Subsidiaries have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in each case in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Encumbrances on any of the Properties of the Company or any Company Subsidiary with respect to Taxes.

(c) Except as set forth in Section 4.16(c) of the Company Disclosure Schedules, no audit of material Tax Returns or other examination of the Company, any Company Subsidiary or any member of any Company Group is pending or threatened in writing. No deficiencies have been asserted against the Company or any Company Subsidiary as a result of examinations by any Tax Authority and no issue has been raised by any examination conducted by any Tax Authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. Each deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any Tax Authority has been paid or is being contested in good faith and in accordance with the Law and is fully reserved for on the Company Balance Sheet in accordance with GAAP. No claim has ever been made by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in such jurisdiction. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of other Tax Authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Effective Time. Neither the Company nor any of the Company Subsidiaries has granted any power of attorney that is currently in force with respect to any material Taxes or Tax Returns.

(d) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary.

(e) The Company and each Company Subsidiary have disclosed on their federal income tax returns all material positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has been a party to or participated in any way in a transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including any “listed transaction”) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 1.6111-2.

(f) Except as set forth in Section 4.16(f) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has been a member of any Company Group other than the Company Group of which the Company is the parent. None of the Company or any Company Subsidiary has any liability for, or any indemnification or reimbursement obligation with respect to, (i) Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local Law), (ii) material Taxes of any Person as transferee or successor, or (iii) material Taxes of any Person by contract for Taxes. Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary (nor any officer of the Company or any Company Subsidiary) is a party to any Contract (including this Agreement, the Related Agreement and the arrangements contemplated hereby and thereby) that, individually or collectively, could give rise to the payment of any amount (whether in cash or

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property, including shares of capital stock) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(h) Neither the Company nor any Company Subsidiary has agreed or is required to make any adjustment under Code Section 481(a) or Section 482 (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law).

(i) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(j) Neither the Company nor any Company Subsidiary has had or maintained a permanent establishment other than in its country of organization.

(k) Section 4.16(k) of the Company Disclosure Schedule sets forth information with respect to each of the Company and the Company Subsidiaries as of the most recent practicable date regarding any material Tax holidays or foreign rulings to which the Company or any Company Subsidiary (as the case may be) is subject.

(l) Neither the Company nor any Company Subsidiary has incurred, and no state of affairs exist that could result in the Company or any Company Subsidiary incurring, any penalty under Section 6662(e) of the Code.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Schedules contains a true, correct and complete list of policies and bonds of insurance maintained by the Company and each Company Subsidiary, and the Company has Made Available to Parent true, correct and complete copies of such policies and bonds of insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received written notification of any threatened termination of, or material premium increase with respect to, any such policies or bonds.

Section 4.18 Opinion of Financial Advisor. The Company Board has received the written opinion of Stenton Leigh Valuation Group, Inc. (the “Company Financial Advisor”) addressed to the Company Board, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares (other than Affiliates of the Company), and the Company has delivered to Parent a true, correct and complete copy of such opinion solely for informational purposes.

Section 4.19 Brokers. Except for any fees set forth in Section 4.19 of the Company Disclosure Schedules, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other Transaction. The Company is not obligated to continue to use the services of the Company Financial Advisor following the Merger or to pay the fees or expenses of the Company Financial Advisor in connection with any transaction other than the Merger following consummation of the Merger.

Section 4.20 Properties. Neither the Company nor Company Subsidiary owns any real property interests. Section 4.12 of the Company Disclosure Schedules lists all material real property Leases to which the Company or any Company Subsidiary is a party and each Amendment thereto that is now in effect. All such current Leases are in full force and effect, are valid and effective in accordance with their respective terms, and, except as set forth in Section 4.20 of the Company Disclosure Schedules, none of the Company and the Company Subsidiaries and, to the Actual Knowledge of the Company, no other party, is in Breach of any such Lease that would give rise to a material claim against the Company or any Company Subsidiary.

Section 4.21 Interested Party Transactions. Except as disclosed in the Company SEC Reports, since December 31, 2005, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

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Section 4.22 Export and Import Laws. The Company and each Company Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of U.S. Export and Import Laws. Without limiting the generality of the foregoing, (i) the Company and each Company Subsidiary has obtained all export licenses and other approvals required for its exports of products, Intellectual Property, software and technologies from the United States, (ii) the Company and each Company Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals, (iii) there are no pending or, to the Company’s Actual Knowledge, threatened claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals, (iv) to the Company’s Knowledge, there are no conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s export transactions that may give rise to any future claims, and (v) no Consents in respect of any export licenses of the Company are required in connection with the Merger or the change in control of the Company, or such Consents can be obtained expeditiously without material cost.

Section 4.23 Pseudo-Foreign Corporation. The Company is not as of the date hereof, and will not be as of the date of the Company Stockholder Meeting, the Closing Date or the Effective Time, a “foreign corporation” subject to the requirements of Section 2115(b) of the California General Corporation Law.

Section 4.24 Representations Complete. Except as set forth in Section 4.24 of the Company Disclosure Schedules, none of the representations or warranties made by the Company, and no financial statement, other written financial information or statements made in any exhibit, schedule or certificate Made Available or furnished by the Company to Parent pursuant to this Agreement or any Related Agreement, or furnished by the Company in or in connection with documents mailed or delivered to the stockholders of the Company or Parent for use in soliciting their approval of this Agreement and the Merger, contains or will contain at the Closing Date any untrue statement of a material fact or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each jointly and severally represents and warrants to the Company that the statements contained in this Article V (or, with respect to Merger Sub, the statements contained in Section 5.1(a), Section 5.4, Section 5.5 and Section 5.23, to the extent applicable to it) are true, correct and complete as of the date of this Agreement, except as set forth, with respect to any specific Section or subsection in this Article V, in the corresponding section or subsection of the schedules Parent (on behalf of itself and Merger Sub) has delivered to the Company concurrently with the execution and delivery hereof (the “Parent Disclosure Schedules”) as follows (it being understood that the disclosure of any matter or item in the Parent Disclosure Schedules shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Material Adverse Effect” or any word or phrase of similar import, and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent):

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Parent and each Parent Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted. Each of Parent and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary other than in such jurisdictions where the failure to be so qualified individually or in the aggregate would not have a Material Adverse Effect on Parent.

(b) Section 5.1(b) of the Parent Disclosure Schedules sets forth a true, correct and complete list of all of the Parent Subsidiaries and the jurisdictions of their organization. Except as set forth on Section 5.1(b) of the Parent

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Disclosure Schedules, none of the Parent or any Parent Subsidiary holds an Equity Interest in any other Entity. Parent directly, or indirectly through the ownership of a Parent Subsidiary, is the owner of all of the issued and outstanding Equity Interests in each Parent Subsidiary, and all such Equity Interests are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.1(b) of the Parent Disclosure Schedules, all of the issued and outstanding Equity Interests of each Parent Subsidiary are owned directly by Parent, or indirectly through the ownership of a Parent Subsidiary, free and clear of all Encumbrances and are not subject to any preemptive right or right of first refusal created by Law or the Organizational Documents of such Parent Subsidiary or any Contract to which such Parent Subsidiary is a party or by which it is bound. There are no outstanding Commitments or other Contracts of any character relating to the issued or unissued Equity Interests or other Securities of any Parent Subsidiary, or otherwise obligating Parent or any Parent Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such Equity Interests or Securities.

Section 5.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. Parent has Made Available to the Company a true, correct and complete copy of Parent’s Articles of Incorporation, as Amended (the “Parent Certificate of Incorporation”), and the Parent’s Bylaws, as Amended (the “Parent Bylaws”), in each case as now in effect. Parent has Made Available to the Company a true, correct and complete copy of the Organizational Documents of each Parent Subsidiary, in each case as Amended and now in effect. Neither Parent nor any Parent Subsidiary is in material violation of any of the provisions of its Organizational Documents. Except as set forth in Section 5.2 of the Parent Disclosure Schedules, (i) true, correct and complete copies of all Minute Books of Parent and the Parent Subsidiaries have been Made Available to the Company, and (ii) the Minute Books of Parent and each Parent Subsidiary Made Available to the Company contain accurate summaries of all meetings of directors and stockholders (or equivalent managers and owners) or actions by written consent of the directors and stockholders (or equivalent managers and owners) of Parent and the respective Parent Subsidiaries through the date of this Agreement or the Closing Date, as the case may be.

Section 5.3 Capitalization.

(a) The authorized capital shares of Parent consist of 10,000,000 Parent Common Shares. As of December 31, 2006, 4,913,290 Parent Common Shares (other than treasury shares) were issued and outstanding, all of which are validly issued and fully paid, nonassessable and free of preemptive rights (excluding shares held in the treasury of Parent).

(b) Except for (i) Parent Common Shares reserved for issuance as set forth in this Section 5.3 or in Section 5.3 of the Parent Disclosure Schedules, and (ii) Commitments under the Transaction Documents; there are no Commitments or other rights or Contracts obligating Parent or any Parent Subsidiary to issue or sell any Equity Interests, or Securities convertible into or exchangeable for Equity Interests, in Parent or any Parent Subsidiary. Since the Parent Balance Sheet Date, Parent has not issued any Equity Interests, or Securities convertible into or exchangeable for such Equity Interests, other than those Parent Common Shares reserved for issuance as set forth in this Section 5.3 or in Section 5.3 of the Parent Disclosure Schedules. All issued and outstanding Parent Common Shares and all outstanding Parent Options were issued, and all repurchases of Parent Common Shares were made, in material compliance with all applicable Laws.

(c) As of December 31, 2006, Parent has reserved 2,450,000 Parent Common Shares for issuance to employees, non-employee directors and consultants pursuant to Parent Stock Option Plans, of which 1,403,134 shares are subject to outstanding and unexercised Parent Options and 1,046,866 shares remain available for issuance thereunder. As of December 31, 2006, no outstanding Parent Common Shares were subject to Repurchase Rights. Section 5.3(c)(1) of the Parent Disclosure Schedules identifies (i) the name and full address of each Person who held Parent Options or Parent Common Shares subject to a Repurchase Right as of December 31, 2006, (ii) the particular Parent Stock Option Plan pursuant to which such Parent Option was granted or such Parent Common Shares were issued, (iii) the date on which such Parent Option was granted or such Parent Common Shares were issued, (iv) the exercise or base price of such Parent Option or the repurchase price of such Parent Common Shares, (v) the number of Parent Common Shares subject to such Parent Option or Repurchase Right or value covered thereby, (vi) the number of Parent Common Shares as to which such Parent Option had vested (or such Repurchase Right had lapsed) at such date, (vii) the applicable vesting schedule for such Parent Option or such Parent Common Shares and whether the exercisability or vesting of such Parent Option, or lapsing of the Repurchase Right, will be accelerated or affected in any way by the Merger or the transactions contemplated hereby (whether alone or in combination with any other event or condition, such as termination of employment), (viii) the date on which such Parent Option or Repurchase Right

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expires, and (ix) in the case of shares subject to a Repurchase Right, the material terms of any promissory note delivered in payment of the purchase price for such Parent Common Shares (including limitations on recourse). Section 5.3(c)(2) of the Parent Disclosure Schedules sets forth a true, correct and complete list of all holders of outstanding Parent Options that are held by Persons that are not employees of Parent or any Parent Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons). All of the Parent Common Shares subject to issuance under Parent Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. True, correct and complete copies of each of the Parent Stock Option Plans and the standard form of all agreements and instruments relating to or issued under each Parent Stock Option Plan and all agreements and instruments relating to or issued under Parent Stock Option Plans or Parent Options that differ in any material respect from such standard form agreements have been Made Available to the Company, and such agreements and instruments have not been Amended since being Made Available to the Company, and there are no agreements, understandings or commitments to Amend such agreements or instruments in any case from those Made Available to the Company.

(d) Section 5.3(d) of the Parent Disclosure Schedules sets forth all outstanding Parent Warrants and other Commitments (other than Parent Options disclosed in Section 5.3(c) of the Parent Disclosure Schedules). Parent has Made Available to the Company complete and correct copies of all Parent Warrants and Contracts governing such other Commitments, in each case as Amended to date.

(e) Section 5.3(e) of the Parent Disclosure Schedules sets forth all outstanding Contractual obligations of Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or (iv) granting any preemptive or anti-dilutive right with respect to; any Parent Common Shares or any other Equity Interests in Parent or any Parent Subsidiary.

Section 5.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a signatory, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (other than, on the date hereof, the Parent Stockholder Approval), including, with respect to Merger Sub, the filing of the Certificate of Merger pursuant to the DGCL. The execution and delivery of this Agreement and each Related Agreement to which Parent or Merger Sub is a signatory by Parent or Merger Sub, as the case may be, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including, in the case of Merger Sub, said filing of the Certificate of Merger, have been duly and validly authorized by all necessary corporate action (other than, on the date hereof, the Parent Stockholder Approval). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement and each Related Agreement to which Parent or Merger Sub is a signatory has been duly authorized and validly executed and delivered by Parent or Merger Sub, as the case may be, and constitutes its legal, valid and binding obligation, enforceable against Parent or Merger Sub, as the case may be, in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Parent Board and the Board of Directors of Merger Sub each has unanimously (A) approved and declared advisable this Agreement, each Related Agreement to which Parent or Merger Sub, as the case may be, is a signatory, the Merger and the other Transactions applicable to it, (B) determined that this Agreement and each Related Agreement to which Parent or Merger Sub, as the case may be, is a signatory and the terms and conditions of the Merger and other Transactions are fair to, advisable and in the best interests of Parent or Merger Sub, as the case may be, and its stockholders, and (C) directed that the adoption of this Agreement and the approval of this Agreement, the Merger and the Parent Authorized Stock Increase be submitted to Parent’s or Merger Sub’s, as the case may be and as applicable, stockholders for approval at a meeting of such stockholders and recommended that all of Parent’s or Merger Sub’s, as the case may be, stockholders adopt and approve this Agreement and approve the Merger and, in the case of Parent, the Parent Authorized Stock Increase; provided, however, that after the date hereof the Parent Board acting in good faith may withdraw its recommendation. The affirmative vote of the holders of a majority of all Parent Common Shares present in person or by proxy and voting at the meeting of Parent’s stockholders to adopt and approve this Agreement and approve the Merger (the “Parent Stockholders Meeting”) is the only vote of the holders of capital stock of Parent necessary to adopt this Agreement under applicable Law, including the NPCA, the Nasdaq Marketplace Rules and Parent’s Organizational Documents (the “Parent Stockholder Approval”).

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Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a signatory by Parent or Merger Sub, as the case may be, do not, and the performance of this Agreement and such Related Agreements by Parent or Merger Sub, as the case may be, will not, (i) subject to obtaining approval by Parent’s stockholders for the Parent Authorized Stock Increase, conflict with or violate any provision of the Organizational Documents of Parent or any Parent Subsidiary, (ii) subject to obtaining the Parent Stockholder Approval and approval of the sole stockholder of Merger Sub and assuming that all Consents described in Section 5.5(b) have been obtained and all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary, or by which any Property of Parent or any Parent Subsidiary is bound or affected, (iii) result in the creation of any Encumbrance on any of the Properties of Parent or any Parent Subsidiary, or (iv) require any Consent under, or result in any Breach of, any Parent Material Contract or Parent Permit, in each case except as set forth in Section 5.5 of the Parent Disclosure Schedules.

(b) The execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a signatory by Parent or Merger Sub, as the case may be, do not, and the performance of this Agreement and such Related Agreements by Parent or Merger Sub, as the case may be, and then consummation of the Transactions will not, require any Consent of, or filing with or notification to, any Governmental Entity, except for the Specified Consents and such other Consents and filings with or notifications to Governmental Entities the failures of which to make or obtain, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

Section 5.6 Permits; Compliance With Law.

(a) Each of Parent and each Parent Subsidiary is in possession of all material Governmental Permits, and has made all material filings, applications and registrations with any Governmental Entity, in each case that are necessary for Parent and each Parent Subsidiary to own, lease or operate its Properties, or to carry on its respective businesses substantially in the manner described in Parent SEC Reports filed prior to the date hereof or the Closing Date, as the case may be, and substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of Parent Permits would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement, (ii) otherwise prevent or materially delay performance by Parent of any of its material obligations under this Agreement or any Related Agreement to which it or Merger Sub is a signatory, or (iii) have a Material Adverse Effect on Parent.

(b) None of Parent and the Parent Subsidiaries is in conflict with, or in default or violation of, (A) in any material respect, any Law applicable to Parent or any Parent Subsidiary or by which any Property of Parent or any Parent Subsidiary is bound or affected, or (B) any Parent Permit, except, with respect to clause (B) next preceding, for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger or any other transactions contemplated by this Agreement, (ii) otherwise prevent or materially delay performance by Parent of any of its material obligations under this Agreement or any Related Agreement to which it or Merger Sub is a signatory, or (iii) have a Material Adverse Effect on Parent. None of the Parent Permits will be terminated or impaired or will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or any Related Agreement to which it or Merger Sub is a signatory.

(c) Neither Parent nor any Parent Subsidiary has, within the last three years, received any warning, notice, notice of violation or probable violation, notice of revocation or other communication from or on behalf of any Governmental Entity, alleging (x) any conflict with, or default or violation of, any Parent Permit, or (y) that Parent or any Parent Subsidiary requires any Parent Permit for its business as currently conducted that is not currently held by it. Except as set forth in Section 5.6 of Parent Disclosure Schedules, to Parent’s Actual Knowledge, no investigation or inquiry by any Governmental Entity with respect to Parent or any Parent Subsidiary is pending or threatened, in each case with respect to any alleged or claimed violation of Law applicable to Parent or any Parent Subsidiary or by which any Property of Parent or any Parent Subsidiary is bound or affected.

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(d) Neither Parent nor any of Parent Subsidiaries, nor to Parent’s Actual Knowledge, any director, officer, Affiliate or employee thereof, has on behalf of or with respect to Parent engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed all SEC Reports required under applicable Law to be filed by it with the SEC in the last five years. All of the Parent SEC Reports have been Made Available to the Company.

(b) As of their respective dates, each Parent SEC Report (i) complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the SEC Rules applicable to such Parent SEC Report, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (A) in the case of a Parent SEC Report filed prior to the date of this Agreement that was amended or superseded prior to the date of this Agreement, by the filing of such amending or superseding Parent SEC Report, and (B) in the case of a Parent SEC Report filed after the date of this Agreement that is amended or superseded prior to the Effective Time, by the filing of such amending or superseding Parent SEC Report. None of the Parent Subsidiaries is required to file any SEC Reports with the SEC.

(c) As of their respective dates, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”), (i) complied as to form in all material respects with the published SEC Rules applicable thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and the consolidated results of Parent’s and the Parent Subsidiaries’ operations and cash flows for the periods indicated in accordance with GAAP, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments in accordance with GAAP. Neither Parent nor any Parent Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole, except for (A) liabilities incurred since the Parent Balance Sheet Date in the Ordinary Course of Business which are of the type that typically recur and which do not result from any Breach of Contract, tort or default or violation of any Law, (B) those specifically set forth or specifically and adequately reserved against in the Parent Balance Sheet, and (C) the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement and the Transactions. Except as reflected in the Parent Financial Statements, neither Parent nor any Parent Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated by the SEC). Except as set forth in the Parent SEC Reports, Parent has not had any disagreement with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or to date during the current fiscal year. The books and records of Parent and each Parent Subsidiary have been maintained, and are being maintained, in all material respects in accordance with applicable legal and accounting requirements, and the Parent Financial Statements are consistent in all material respects with such books and records.

(d) No investigation by the SEC with respect to Parent or any Parent Subsidiary is pending or, to the Knowledge of Parent, threatened.

(e) Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to Parent and the Parent Subsidiaries required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is communicated to the Parent’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Section 302 of SOX, with respect to such reports. For purposes of this Section 5.7(e), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in SOX. Each of the principal executive officer and the

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principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated by the SEC thereunder with respect to the Parent SEC Reports.

(f) Parent maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has Made Available to the Company accurate and complete copies of all material policies, manuals and other documents promulgating such internal accounting controls. Except as set forth in Section 5.7(f) of the Parent Disclosure Schedules, to Parent’s Knowledge, there are no “material weaknesses” (as defined by the PCAOB) and there are no series of multiple “significant deficiencies” (as defined by the PCAOB) that are reasonably likely to collectively represent a “material weakness” in the design or operation of Parent’s internal controls and procedures, and to Parent’s Knowledge, there are no significant deficiencies in the design or operation of Parent’s internal controls and procedures. To Parent’s Knowledge, in the last five years, there has been no fraud that involves management or other employees who have a significant role in Parent’s internal controls and procedures.

(g) To Parent’s Knowledge, (A) BKR Cornwell Jackson, which has expressed its opinion with respect to the Parent Financial Statements as of December 31, 2004 and as of December 31, 2005, and for each of Parent’s fiscal years in the two-year period ended December 31, 2005, and (B) CF & Co., L.L.P., which has expressed its opinion with respect to the Parent Financial Statements as of December 31, 2003 and for Parent’s fiscal year in the one-year period ended December 31, 2003; in each case included in the Parent SEC Reports (including the related notes), is “independent” with respect to Parent and the Parent Subsidiaries within the meaning of Regulation S-X and has been “independent” within such meaning at all times since January 1, 2002. Parent has made such disclosure of non-audit services performed by BKR Cornwell Jackson or CF & Co., L.L.P. in its proxy statements with respect to its annual meetings of its stockholders as is required under the Exchange Act, Securities Act and SEC Rules, and all such non-audit services have been approved in advance by the audit committee of the Parent Board. Parent is in compliance with the applicable criteria for continued listing of the Parent Common Shares on the Parent’s Principal Market.

Section 5.8 Disclosure Documents.

(a) The Parent Information included in, or incorporated by reference into, the Form S-4, Proxy Statement and any Other Filings, and any amendments or supplements thereto, will, at the Applicable Times, comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the SEC Rules and other applicable Laws.

(b) The information supplied or to be supplied by or on behalf of Parent or any of its officers, directors or stockholders for inclusion or use, or incorporation by reference, in (i) the Form S-4, (ii) the Proxy Statement, or (iii) any other document (including any report filed by the Company or Parent under the Exchange Act) filed with any Governmental Entity in connection with the Transactions, or in each case any amendment or supplement thereto; in each case do not and will not, at the Applicable Times, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein regarding the Parent Information, in light of the circumstances under which they are made, not misleading. The Parent Information provides all information relating to Parent or its operations, business, directors, officers, Subsidiaries and stockholders required to be provided by the provisions of the Securities Act, the Exchange Act and the SEC Rules, including form S-4 and Regulation 14A.

(c) Notwithstanding the foregoing provisions of this Section 5.8, Parent makes no representation or warranty, and assumes no responsibility, with respect to statements made or incorporated by reference in the Form S-4, the Proxy Statement or any Other Filings, or in each case any amendment or supplement thereto, supplied by the Company (other than Parent Information so supplied) for inclusion or incorporation by reference therein.

Section 5.9 Absence of Certain Changes or Events. Since the Parent Balance Sheet Date, except as specifically disclosed in the Parent SEC Reports filed thereafter, as contemplated hereby or as set forth in Section 5.9 of the

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Parent Disclosure Schedules, Parent and each Parent Subsidiary has conducted its business only in the Ordinary Course of Business and, since such date:

(a) no Events have caused a Material Adverse Effect on Parent;

(b) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, Securities or Property) in respect of, any of Parent’s Equity Interests, or any purchase, redemption or other acquisition by Parent of any of Parent’s Equity Interests or any other Securities of Parent or any Commitments for any such Equity Interests of Securities, other than repurchases from employees or consultants following their termination pursuant to the terms of existing Repurchase Rights;

(c) there has not been any Capitalization Adjustment of any of Parent’s Equity Interests;

(d) there has not been any increase in compensation or fringe benefits paid or payable to any of the officers, directors or managers or employees of Parent or any Parent Subsidiary at the vice president or director level or higher, or who earn base salary of more than $100,000 per year, or any payment by Parent or any of the Parent Subsidiaries of any bonus to any of their officers, directors or managers or employees at the vice president or director level or higher, or who earn base salary of more than $100,000 per year, or any granting by Parent or any of the Parent Subsidiaries of any increase in severance or termination pay, or any entry by Parent or any of the Parent Subsidiaries into, or material Amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent of the nature of any Transactions, or any subsequent event, other than increases in the Ordinary Course of Business in base salary and target bonuses for employees who are not officers of Parent, in an amount that does not exceed 50% of such base salary, in connection with periodic compensation or performance reviews or for ordinary course severance and release agreements as made in connection with the termination of employment that do not provide severance in excess of Parent’s standard policies;

(e) there has not been any change by Parent or any of the Parent Subsidiaries in its accounting methods, principles or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP;

(f) there has not been any sale, transfer, or other disposition of any Parent IP Rights or any other Properties by Parent or any of the Parent Subsidiaries, except in the Ordinary Course of Business;

(g) neither Parent nor any Parent Subsidiary has made any loan, advance or capital contribution to, or investment in, any Person, including any director, officer or Affiliate of Parent, other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or Entities that became wholly-owned Subsidiaries made in the Ordinary Course of Business, (ii) investments made in accordance with Parent’s investment guidelines, a copy of which has been Made Available to the Company, in the Ordinary Course of Business, (iii) routine travel and entertainment expense advances in the Ordinary Course of Business and in accordance with Parent’s travel and expense policy, a copy of which has been Made Available to the Company, and (iv) loans and advances to third party customers in the Ordinary Course of Business;

(h) there has not been any material change with respect to the management or other key personnel of Parent, any termination of employment of any such employees or a material number of employees, or any material labor dispute or material claim of unfair labor practices involving Parent or any Parent Subsidiary; and

(i) neither Parent nor any Parent Subsidiary has agreed, whether in writing or otherwise, to take any action described in this Section 5.9.

Section 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Parent Disclosure Schedules lists as of the date of this Agreement, with respect to Parent and the Parent Subsidiaries and their respective ERISA Affiliates, (i) all employee benefit plans within the meaning of Section 3(3) of ERISA, (ii) each loan from Parent, any Parent Subsidiary or any such ERISA Affiliate to an employee in excess of $5,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, salary continuation, sabbatical, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, retirement, deferred

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compensation or incentive plans, programs or arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, currently effective or terminated, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) any employment or service agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits), compensation agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee, or consultant (provided that, for (1) former and current consultants, and (2) former directors, officers and employees; such arrangements need only be listed if unsatisfied obligations of Parent or any Parent Subsidiary of greater than $5,000 remain thereunder) of Parent or any Parent Subsidiary (all of the foregoing described in clauses (i) through (vi) next preceding, collectively, the “Parent Benefit Plans”). Parent has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Parent Benefit Plans. Parent has not, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any person who was, at any time since such date, an officer or director of Parent.

(b) Prior to the date of this Agreement, Parent has Made Available to the Company a true, correct and complete copy of each Parent Benefit Plan and all current and prior related plan documents (including adoption agreements, vendor contracts and administrative services agreements, trust documents, insurance policies or contracts (including policies relating to fiduciary liability insurance covering the fiduciaries of such Parent Benefit Plans), bonds required by ERISA, employee booklets, summary plan descriptions and other authorizing documents, summaries of material modifications and any material written employee communications relating thereto) and has, with respect to each Parent Benefit Plan that is subject to ERISA reporting requirements, Made Available to the Company true, correct and complete copies of the Form 5500 reports filed for the last three plan years (including all audits, financial statements, schedules and attachments thereto, where applicable). Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has (i) obtained from the IRS a current favorable determination letter as to its qualified status under the Code and as to the exemption from tax under the provisions of Code Section 501(a) of each trust created thereunder, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Parent has also Made Available to the Company a true, correct and complete copy of the most recent such Internal Revenue Service determination letter, advisory letter or opinion letter issued with respect to each Parent Benefit Plan, and, to Parent’s Knowledge, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Parent Benefit Plan subject to Section 401(a) of the Code. Parent has also Made Available to the Company all registration statements and prospectuses and investment policy statements prepared in connection with each Parent Benefit Plan, where applicable. All individuals who, pursuant to the terms of any Parent Benefit Plan, are entitled to participate in such Parent Benefit Plan, are currently participating in such Parent Benefit Plan or have been offered an opportunity to do so. None of Parent and the Parent Subsidiaries and their respective ERISA Affiliates sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

(c) Except as set forth in Section 5.10(c) of the Parent Disclosure Schedules, none of the Parent Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under COBRA, or applicable state law. There has been no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Parent Benefit Plan that is not exempt under Section 408 of ERISA. To Parent’s Actual Knowledge, each Parent Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by applicable Law (including ERISA and the Code), and Parent and the Parent Subsidiaries, and their respective ERISA Affiliates, each has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no Actual Knowledge of any material default or in violation by any other party to, any of the Parent Benefit Plans. None of Parent and the Parent Subsidiaries and their respective ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Parent Benefit Plans. All contributions required to be made by Parent or any Parent Subsidiary or any of their respective ERISA Affiliates to any Parent Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business after the Parent Balance Sheet Date as a result of the operations of Parent and the Parent Subsidiaries after the Parent Balance Sheet Date). In addition, with respect

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to each Parent Benefit Plan intended to include a Code Section 401(k) arrangement, the Parent and each Parent Subsidiary and their respective ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Parent Benefit Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is a self-insured plan. No Parent Benefit Plan is covered by, and none of Parent and the Parent Subsidiaries and their respective ERISA Affiliates has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Parent Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Benefit Plan. No Action has been brought, or to the Actual Knowledge of Parent or any Parent Subsidiary, is threatened, against Parent or any Parent Subsidiary or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(d) None of Parent and the Parent Subsidiaries and their respective ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code. There has been no termination or partial termination of any Parent Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(e) Each Foreign Plan of Parent or any Parent Subsidiary is listed in Section 5.10(e) of the Parent Disclosure Schedules, except for plans maintained by Governmental Entities. As regards each such Foreign Plan, (i) such Foreign Plan is in compliance with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan, (ii) Parent and each Parent Subsidiary, and each of their respective ERISA Affiliates, has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, and (iii) such Foreign Plan has been administered in accordance with its terms and applicable Law.

(f) Section 5.10(f) of the Parent Disclosure Schedules lists each person who Parent reasonably believes is, with respect to Parent or any Parent Subsidiary or any of their respective ERISA Affiliates, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) determined as of the date hereof.

(g) Section 5.10(g) of the Parent Disclosure Schedules lists as of the date of this Agreement each employee of Parent or any Parent Subsidiary who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(h) Except as set forth in Section 5.10(h) of the Parent Disclosure Schedules, none of the execution and delivery of this Agreement or the consummation of the Transactions (or the Transactions in combination with any subsequent transactions or events, other than transactions or events initiated solely by the Company) will (i) result in any employee, director or consultant of Parent or any Parent Subsidiary becoming entitled to any deferred compensation, bonus or severance pay or materially increase or otherwise enhance any benefits otherwise payable by Parent or any Parent Subsidiary, (ii) result in the acceleration of the time of payment or vesting, or an increase in the amount of any compensation due to any employee, director or consultant of Parent or any Parent Subsidiary, except as may be required under Section 411(d)(3) of the Code, (iii) result in forgiveness in whole or in part of any outstanding loans made by Parent or any Parent Subsidiary to any of their employees, directors or consultants, or (iv) result in a payment that would be considered an “excess parachute payment” and treated as nondeductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(i) To Parent’s Knowledge, Parent has neither granted, nor is a party to, any Contract that grants any compensation, equity award, or bonus, that fails to comply in good faith with the provisions of Section 409A of the Code.

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(j) Each of Parent and the Parent Subsidiaries is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act. Parent and each Parent Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants. Neither Parent nor any Parent Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no controversies pending or, to the Actual Knowledge of Parent, threatened, between Parent or any Parent Subsidiary and any of their respective employees, which controversies have or could reasonably be expected to result in an Action before any Governmental Entity.

(k) Neither Parent nor any of the Parent Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Parent has established a reserve for such amount on the Parent Balance Sheet in accordance with GAAP, and (ii) pursuant to Contracts entered into after the Parent Balance Sheet Date and disclosed on Section 5.10(k) of the Parent Disclosure Schedules. Neither Parent nor any Parent Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any person employed by Parent or any Parent Subsidiary. Parent has no Actual Knowledge of any activities or proceedings of any labor union to organize the employees of Parent or any Parent Subsidiary. There is no labor dispute, strike or group work stoppage against Parent or any Parent Subsidiary pending or to the Actual Knowledge of Parent threatened that may interfere with the respective business activities of Parent or any Parent Subsidiary.

(l) To the Knowledge of Parent, no employee of Parent or any Parent Subsidiary is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or any Parent Subsidiary because of the nature of the business conducted or presently proposed to be conducted by Parent or any Parent Subsidiary or to the use of trade secrets or proprietary information of others. No Key Employee of Parent or any Parent Subsidiary has given notice of termination or resignation to Parent or any Parent Subsidiary, nor does Parent otherwise have Actual Knowledge that any such Key Employee intends to terminate his or her employment with Parent or any Parent Subsidiary. The employment of each of the employees of Parent or any Parent Subsidiary is “at will” and Parent and each Parent Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, and the employment of each employee of Parent and each Parent Subsidiary may be terminated without prior notice and without financial liability to the Parent or any Parent Subsidiary (other than as provided under applicable Law or as set forth in Section 5.10(a) of the Parent Disclosure Schedules).

(m) Parent has Made Available to the Company a true, correct and complete list of the names of all current officers, directors, consultants and employees of Parent and each Parent Subsidiary showing each such person’s name, position, rate of annual remuneration, status as exempt/non-exempt and bonuses for the current fiscal year and the most recently completed fiscal year.

(n) Parent has Made Available to the Company, with respect to Parent and the Parent Subsidiaries, true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and forms of agreements with current and former consultants or advisory board members, (iv) all forms of confidentiality, non-competition or invention agreements by and between current and former employees, consultants or others and Parent or any Parent Subsidiary (and a true, correct and complete list of employees, consultants or others not subject thereto), (v) all management organization charts, (vi) all agreements or insurance policies providing for the indemnification of any officers or directors of Parent or any Parent Subsidiary, (vii) a summary of Parent’s standard severance policy, (viii) a summary of outstanding liability for termination payments and benefits to current and former directors, officers, employees and consultants of Parent or any Parent Subsidiary, and (ix) a schedule of bonus commitments made to employees of Parent or any Parent Subsidiary.

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(o) Parent and each Parent Subsidiary is in compliance in all material respects with the WARN Act or any similar Law. In the past two years (i) Parent has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent of any Parent Subsidiary, and (iii) Parent has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Parent has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

Section 5.11 Customers. Neither Parent nor any of the Parent Subsidiaries has any outstanding material dispute concerning its goods or services with any jewelry dealer or other wholesale customer or distributor who, in the six months ending September 30, 2006, was one of the 20 largest sources of consolidated revenue for Parent and the Parent Subsidiaries, based on amounts paid or payable during such periods (each, a “Significant Parent Customer”). Each Significant Parent Customer is listed on Section 5.11 of the Parent Disclosure Schedules. Neither Parent nor any of the Parent Subsidiaries has received any written notice from any Significant Parent Customer that such Person (i) will not continue as a customer or distributor of Parent or any Parent Subsidiary after the Merger, (ii) intends to terminate or materially modify existing Contracts or relationships with Parent or any Parent Subsidiary, or (iii) intends to materially reduce the amount of business conducted with Parent and the Parent Subsidiaries.

Section 5.12 Contracts. Section 5.12 of the Parent Disclosure Schedules specifically identifies (by the applicable subsection set forth below in this Section 5.12) each Parent Material Contract (other than this Agreement or any Related Agreement). The term “Parent Material Contract” shall include each of the following Contracts to which Parent or any Parent Subsidiary is a party to or by which Parent or any Parent Subsidiary is bound (in each case, other than this Agreement or any Related Agreement):

(a) any Contract with any Significant Parent Customer;

(b) any Contract generating, or that is reasonably likely to generate, more than $100,000 in revenues for Parent and the Parent Subsidiaries over the twelve month period from the date of this Agreement, other than those set forth on Section 5.12(i) of the Parent Disclosure Schedules;

(c) any Contract with any director, officer, employee or consultant that would require Parent or any Parent Subsidiary to make any payments in connection with the Merger, or upon termination of employment, but excluding any Contract (i) that is terminable at-will or, in the case of consultants, with 30 or fewer days of notice by Parent or any of the Parent Subsidiaries without cost, liability or financial obligations (other than accrued regular compensation and benefits through the date of termination, including any such notice period), or (ii) under which Parent and the Parent Subsidiaries collectively have paid or are obligated to pay less than $100,000;

(d) any Contract for indemnification (other than standard indemnification provisions in Contracts entered into by Parent or any Parent Subsidiary in the Ordinary Course of Business) or any guaranty;

(e) any Contract containing any covenant limiting in any respect the right of Parent or any of the Parent Subsidiaries to (i) engage, participate or compete in any line of business, market or geographic area, (ii) develop, market or distribute products or services, (iii) conduct business with any Person, (iv) solicit the employment of, or hire, any Person, or (v) compete with any Person; or granting any exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, “most favored nation” rights, rights of first negotiation or other exclusive rights or similar terms to any Person, but in each case excluding Contracts containing limitations that (A) are not material to Parent or any Parent Subsidiary, and (B) do not limit the ability of Parent or any Parent Subsidiary to develop or market additional products or services;

(f) any Lease for real or personal property in which the amount of payments that Parent or any of the Parent Subsidiaries is required to make on an annual basis exceeds $25,000;

(g) any Contract pursuant to the express terms of which Parent or any of the Parent Subsidiaries is currently obligated to pay in excess of $25,000 in any one year period that is not terminable by Parent or the Parent Subsidiaries without penalty upon notice of ninety (90) days or less;

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(h) any Contract currently in force relating to the disposition or acquisition by Parent or any of the Parent Subsidiaries after the date hereof of (i) assets with a book value exceeding $25,000; or (ii) Equity Interests in an Entity;

(i) any Contract pursuant to which Parent or any Parent Subsidiary is a licensor of Intellectual Property or agrees to Encumber, not assert, Transfer or sell rights in or with respect to any Intellectual Property, except for distribution contracts with retail outlets, independent sales agents, other distributors and end users entered into by Parent or any Parent Subsidiary in the Ordinary Course of Business;

(j) any joint venture Contract or any other Contract that involves a sharing of revenues in excess of $25,000, or involves a sharing of profits, cash flows, expenses or losses, with other Persons, or the payment of royalties to any other Person, other than Contracts identified in Section 5.12(a) of the applicable Parent Disclosure Schedule;

(k) any Contract currently required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act, other than those currently on file with the SEC (including any Amendments to Contracts filed as of the Parent Balance Sheet Date that are required to be filed);

(l) any Contract containing a “standstill” provision with respect to any Equity Interests of Parent;

(m) any Contract in effect on the date of this Agreement, including any Parent Stock Option Plan, relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Parent Common Shares or any other Equity Interests or Securities of Parent or any of the Parent Subsidiaries, or any Commitments to purchase or otherwise acquire any such Parent Common Shares, Equity Interests or Securities, except for the Parent Stock Option Plans, the Parent Options and Parent Warrants disclosed in Section 5.3 of the applicable Parent Disclosure Schedule;

(n) any Contract under which Parent or any Parent Subsidiary is obligated to provide consulting services, development services, professional services or support services (other than maintenance and support customer contracts on Parent’s standard, unmodified forms), in each case excluding (i) Contracts that are terminable by Parent or the Parent Subsidiary on notice of thirty (30) days or less without penalty in excess of $25,000, individually or in the aggregate, and without any ongoing material obligations, and (ii) Contracts that generated less than $25,000 in revenue to Parent during the 12 months preceding the date of this Agreement;

(o) any Contract with any investment banker, broker, advisor or similar Person, or any accountant, legal counsel or other Person retained by Parent, in connection with this Agreement and the Transactions, other than Contracts with service providers entered into in Parent’s Ordinary Course of Business with fees to be paid based on the provider’s customary hourly rates;

(p) any Contract pursuant to which Parent or any of the Parent Subsidiaries has acquired a business or Entity, or assets of a business or Entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Entity (other than the Parent Subsidiaries), in either case which was entered into within the three years preceding the date hereof or under which any Liabilities exist;

(q) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of Parent or any of the Parent Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred on the terms thereof, and the respective principal amounts currently outstanding thereunder as of the date hereof; or

(r) any other Contract not listed in subsections (a)-(q) next preceding that individually provides for payments to or by Parent or any Parent Subsidiary in excess of $50,000, or pursuant to which Parent or any Parent Subsidiary have been paid, or expects to be paid, more than $50,000 in any consecutive 12-month period, or that individually provides for payments by Parent or any Parent Subsidiary in excess of $50,000 or is otherwise material to Parent or the Parent Subsidiaries or their respective businesses, operations, financial condition, properties or assets (other than employee offer letters in the Ordinary Course of Business).

Except as set forth on Section 5.12 of the Parent Disclosure Schedules, all Parent Material Contracts are in written form. Parent has Made Available to the Company true, correct and complete copies of each Parent Material Contract, as Amended to date. Each Parent Material Contract is (i) valid and binding on Parent and each Parent

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Subsidiary party thereto and, to the Parent’s Knowledge, each other party thereto, and (ii) in full force and effect. Parent and each Parent Subsidiary has in all material respects performed all material obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent’s Knowledge, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract. As of the date hereof, none of Parent and the Parent Subsidiaries has Knowledge of, or has received notice from the other contracting party of, any actual or alleged material Breach of any Parent Material Contract. There exists no Breach with respect to Parent or any Parent Subsidiary or, to the Knowledge of Parent, with respect to any other contracting party, which, with the giving of notice or the lapse of time or both, would reasonably be expected to constitute a material Breach of such Parent Material Contract.

Section 5.13 Litigation. Except as set forth in Section 5.13 of the Parent Disclosure Schedules, (i) there is no Action pending or, to Parent’s Actual Knowledge, threatened against Parent or any Parent Subsidiary or, to Parent’s Actual Knowledge, for which Parent or any Parent Subsidiary is obligated to indemnify a third party, (ii) none of Parent and the Parent Subsidiaries is subject to any outstanding Order, and (iii) to Parent’s Knowledge, there has been no refusal to indemnify or denial of indemnification and no intention to refuse indemnification, by any third party in connection with any past, pending or threatened Action with respect to which Parent or any Parent Subsidiary is or may be entitled to indemnification from any third party. Except as set forth in Section 5.13 of the Parent Disclosure Schedules, neither Parent nor any Parent Subsidiary has any Action pending against any other Person. There has not been since December 31, 2005, nor are there currently, any internal investigations or inquiries being conducted by Parent, the Parent Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, violation of Parent policy or other misfeasance or malfeasance issues.

Section 5.14 Environmental Matters.

(a) Parent and each Parent Subsidiary is in material compliance with all Environmental Laws.

(b) Neither Parent nor any Parent Subsidiary has received notification regarding any existing or potential Environmental Claims against Parent or any Parent Subsidiary, nor have any of them received any written notification of any allegation of any actual or potential responsibility for, or any Action regarding, (i) any violation of Environmental Laws, or (ii) any Environmental Release or threatened Environmental Release at any Facilities of any Materials of Environmental Concern generated or transported by Parent or any Parent Subsidiary.

(c) There has been no Environmental Release at any Facilities of Parent or any Parent Subsidiary of any Materials of Environmental Concern in quantities that could trigger the need for investigation or remediation pursuant to any Environmental Laws.

Section 5.15 Intellectual Property.

(a) Unless otherwise expressly provided herein, the following terms, whenever used in this Agreement, shall have the meanings ascribed to them in this Section 5.15(a):

(1) “Parent IP” means (i) all Intellectual Property used in the conduct of the business of Parent or any Parent Subsidiary as currently conducted by Parent and the Parent Subsidiaries, and (ii) all other Parent-Owned IP.

(2) “Parent-Owned IP” means all Intellectual Property owned by Parent or any Parent Subsidiary.

(3) “Parent Products” means, collectively, (i) all products and services that are currently being published, marketed, licensed, sold, leased, auctioned, distributed or performed, or offered for publication, licensing, sale, lease, distribution or performance or at auction, by or on behalf of Parent or any Parent Subsidiary, and (ii) all products or services currently under development by Parent or any Parent Subsidiary or that Parent or any of the Parent Subsidiaries are Contractually obligated to develop.

(b) Parent and the Parent Subsidiaries (i) own and have independently developed or acquired, or (ii) have the valid right or license (exclusive or non-exclusive, as applicable) to, all Parent IP. The Parent IP is sufficient for the conduct of the business of Parent and the Parent Subsidiaries as currently conducted and to Parent’s Knowledge as currently proposed to be conducted by Parent or any Parent Subsidiary.

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(c) Neither Parent nor any of the Parent Subsidiaries has (i) transferred ownership of any material Parent-Owned IP to any third party, (ii) knowingly permitted any material Parent-Owned IP to enter the public domain, or (iii) permitted any material Parent Registered Intellectual Property or application therefor to lapse (other than through the expiration of Registered Intellectual Property at the end of its maximum statutory term or the abandonment of trademarks or service marks in the Ordinary Course of Business using reasonable business judgment).

(d) Except as set forth in Section 5.15(d) of the Parent Disclosure Schedules, Parent and the Parent Subsidiaries own and have good and exclusive title to all Parent-Owned IP and all Parent Registered Intellectual Property, free and clear of any Encumbrances. Except as set forth in Section 5.15(d) of the Parent Disclosure Schedules, the right, license and interest of Parent and the Parent Subsidiaries in and to all Third Party Intellectual Property Rights licensed by Parent or a Parent Subsidiary are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties).

(e) Except as set forth in Section 5.15(e) of the Parent Disclosure Schedules, none of the execution and delivery or effectiveness of this Agreement, the consummation of the Transactions and the performance by Parent of its obligations under this Agreement or the Related Agreements to which it is a signatory, will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Parent-Owned IP, or impair the right of Parent or any Parent Subsidiary to use, possess, sell or license any Parent-Owned IP or any portion thereof.

(f) Section 5.15(f) of the Parent Disclosure Schedule lists all Parent Registered Intellectual Property, and for each item of such Registered Intellectual Property, (i) the jurisdictions in which such Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, and (ii) the legal counsel (if any) assisting in the initial registration or the maintenance of such Registered Intellectual Property.

(g) Each item of Parent Registered Intellectual Property is subsisting (or, in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been or will be timely paid, and all documents, recordations and certificates in connection with such Registered Intellectual Property currently required to be filed have been or will be timely submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording Parent’s and the Parent Subsidiaries’ ownership interests therein.

(h) Except as set forth in Section 5.15(h) of the Parent Disclosure Schedules, to Parent’s Actual Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Parent-Owned IP by any third party, including any employee or former employee of Parent or any Parent Subsidiary. Except as set forth in Section 5.15(h) of the Parent Disclosure Schedules, neither Parent nor any Parent Subsidiary has initiated any lawsuit, mediation or arbitration for infringement or misappropriation of any Intellectual Property.

(i) Except as set forth in Section 5.15(i) of the Parent Disclosure Schedules, neither Parent nor any Parent Subsidiary has (i) been sued in any Action (or received any written notice or, to the Actual Knowledge of Parent, threat) that involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right or which contests the validity, ownership or right of Parent or any Parent Subsidiary to exercise any Intellectual Property right, or (ii) received any written communication that puts Parent or any Parent Subsidiary on notice of or involves an offer to license or grant any Third Party Intellectual Property Right or immunities in respect thereof.

(j) The operation of the business of Parent and the Parent Subsidiaries as such business is currently conducted and, to the Actual Knowledge of Parent, as currently proposed to be conducted by Parent or any Parent Subsidiary, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Parent Product, and (ii) Parent’s or any Parent Subsidiary’s use of any product, device or process used in the business of Parent or the Parent Subsidiaries as currently conducted and, to the Actual Knowledge of Parent, as currently proposed to be conducted by Parent or any Parent Subsidiary, does not and will not infringe or misappropriate any Third Party Intellectual Property Rights and does not and, to the Actual Knowledge of Parent, will not constitute unfair

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competition or unfair trade practices under the Laws of any jurisdiction in which Parent or any of the Parent Subsidiaries conducts business.

(k) None of the Parent-Owned IP, the Parent Products, Parent and the Parent Subsidiaries is subject to any judicial or governmental Action or outstanding Order (A) restricting in any manner the use, transfer, or licensing by Parent or any Parent Subsidiary of any Parent-Owned IP or any Parent Product, or which may affect the validity, use or enforceability of any such Parent-Owned IP or Parent Product, or (B) restricting the conduct of the business of Parent or any Parent Subsidiary in order to accommodate Third Party Intellectual Property Rights.

(l) Neither Parent nor any Parent Subsidiary has received any written opinion of legal counsel that any Parent Product or the operation of the business of Parent or any Parent Subsidiary, as previously or currently conducted, infringes or misappropriates any Third Party Intellectual Property Rights.

(m) Except as set forth in Section 5.15(m) of the Parent Disclosure Schedules, each of Parent and the Parent Subsidiaries has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any material Parent-Owned IP, an assignment of inventions and ownership agreement, in the form Made Available to the Company, assigning all such third party’s Intellectual Property in such contribution that Parent or any Parent Subsidiary does not already own by operation of Law, and no such third party has retained any rights or licenses with respect thereto.

(n) To Parent’s Knowledge, no current or former employee, consultant or independent contractor of Parent or any Parent Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Parent or any Parent Subsidiary or using trade secrets or proprietary information of others without permission, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Parent or any Parent Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(o) To Parent’s Knowledge, the employment of any employee of Parent or any Parent Subsidiary or the use by Parent or any Parent Subsidiary of the services of any consultant or independent contractor does not subject Parent or any Parent Subsidiary to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Parent or any Parent Subsidiary, whether such liability is based on contractual or other legal obligations to such third party.

(p) Except as set forth in Section 5.15(p) of the Parent Disclosure Schedules, to Parent’s Knowledge, no current or former employee, consultant or independent contractor of Parent or any Parent Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Parent-Owned IP.

(q) Parent and the Parent Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in the Parent IP Rights. All use, disclosure or appropriation of such information owned by Parent or any Parent Subsidiary by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Parent or a Parent Subsidiary and such third party. All use, disclosure or appropriation of such information by Parent and the Parent Subsidiaries not owned by Parent or any Parent Subsidiary has been pursuant to the terms of a written agreement between Parent or such Parent Subsidiary and the owner of such information, or is otherwise lawful.

(r) Except as set forth in Section 5.15(r) of the Parent Disclosure Schedules, to Parent’s Knowledge, neither Parent nor any Parent Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, Parent IP, or (ii) distributed Open Source Materials in conjunction with any Parent IP.

(s) To Parent’s Knowledge, no (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person (other than funds received in

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consideration for the Parent Equity Interests or Indebtedness incurred on commercially reasonable terms) was used in the development of the Parent-Owned IP.

Section 5.16 Taxes.

(a) Parent and the Parent Subsidiaries and each affiliated, combined, consolidated or unitary group of which Parent or any Parent Subsidiary is or has been a member (each, a “Parent Group”) have timely filed all material federal, state, local, and foreign Tax Returns required to be filed by it in the manner prescribed by applicable Laws and all such Tax Returns were true, complete and correct in all material respects. Except with respect to Taxes that are immaterial in amount, all Taxes of Parent and the Parent Subsidiaries (whether or not shown or required to be shown on any Tax Return) that are due and payable have been timely paid in full and the accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) reflected in the Parent Balance Sheet (rather than any notes thereto) are adequate in accordance with GAAP to cover all unpaid Taxes of Parent and the Parent Subsidiaries. Except with respect to Taxes that are immaterial in amount, all reserves for Taxes as adjusted for operations and transactions and the passage of time through the Effective Time in accordance with past custom and practice of Parent and the Parent Subsidiaries are adequate in accordance with GAAP to cover all unpaid Taxes of Parent and the Parent Subsidiaries accruing through the Effective Time.

(b) Parent and the Parent Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and to the Knowledge of Parent, Parent and the Parent Subsidiaries have withheld and paid over all other Taxes required to have been withheld and paid over, and Parent and the Parent Subsidiaries have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in each case in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Encumbrances on any of the Properties of Parent or any Parent Subsidiary with respect to Taxes.

(c) Except as set forth in Section 5.16(c) of the Parent Disclosure Schedules, no audit of material Tax Returns or other examination of Parent, any Parent Subsidiary or any member of any Parent Group is pending or threatened in writing. No deficiencies have been asserted against Parent or any Parent Subsidiary as a result of examinations by any Tax Authority and no issue has been raised by any examination conducted by any Tax Authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. Each deficiency resulting from any audit or examination relating to Taxes of Parent or any Parent Subsidiary by any Tax Authority has been paid or is being contested in good faith and in accordance with the Law and is fully reserved for on the Parent Balance Sheet in accordance with GAAP. No claim has ever been made by an authority in a jurisdiction where Parent or any of the Parent Subsidiaries does not file Tax Returns that Parent or any Parent Subsidiary, as the case may be, is or may be subject to Tax in such jurisdiction. Neither Parent nor any Parent Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of other Tax Authorities that will be binding on Parent or any Parent Subsidiary with respect to any period following the Effective Time.

(d) Neither Parent nor any Parent Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Parent or any Parent Subsidiary.

(e) Parent and each Parent Subsidiary have disclosed on their federal income tax returns all material positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither Parent nor any Parent Subsidiary has been a party to or participated in any way in a transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including any “listed transaction”) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 1.6111-2.

(f) Except as set forth in Section 5.16(f) of the Parent Disclosure Schedules, neither Parent nor any Parent Subsidiary has been a member of any Parent Group other than the Parent Group of which Parent is the parent. None of Parent or any Parent Subsidiary has any liability for, or any indemnification or reimbursement obligation with respect to, (i) Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local Law), (ii) material Taxes of any Person as transferee or successor, or (iii) material Taxes of any Person by contract for Taxes. Neither Parent nor any Parent Subsidiary is a party to

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any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(g) Except as set forth in Section 5.16(g) of the Parent Disclosure Schedules, neither Parent nor any Parent Subsidiary (nor any officer of Parent or any Parent Subsidiary) is a party to any Contract (including this Agreement, the Related Agreement and the arrangements contemplated hereby and thereby) that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(h) Neither Parent nor any Parent Subsidiary has agreed or is required to make any adjustment under Code Section 481(a) or Section 482 (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise. Neither Parent nor any Parent Subsidiary will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law).

(i) Neither Parent nor any Parent Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(j) Neither Parent nor any Parent Subsidiary has had or maintained a permanent establishment other than in its country of organization.

(k) Section 5.16(k) of Parent Disclosure Schedule sets forth information with respect to each of Parent and the Parent Subsidiaries as of the most recent practicable date regarding any material Tax holidays or foreign rulings to which Parent or any Parent Subsidiary (as the case may be) is subject.

(l) Neither Parent nor any Parent Subsidiary has incurred, and no state of affairs exist that could result in Parent or any Parent Subsidiary incurring, any penalty under Section 6662(e) of the Code.

Section 5.17 Insurance. Section 5.17 of the Parent Disclosure Schedule contains a true, correct and complete list of policies and bonds of insurance maintained by Parent and each Parent Subsidiary, and the Parent has Made Available to the Company true, correct and complete copies of such policies and bonds of insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Parent and each Parent Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of Parent, neither Parent nor any Parent Subsidiary has received written notification of any threatened termination of, or material premium increase with respect to, any such policies or bonds.

Section 5.18 Opinion of Financial Advisor. In the event that the Parent Board has resolved to retain a financial advisor and a fairness opinion in connection with the Merger, the Parent Board has received the written opinion of such financial advisor (the “Parent Financial Advisor”) addressed to the Parent Board, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Parent Common Shares, and Parent has delivered to the Company a true, correct and complete copy of such opinion solely for informational purposes.

Section 5.19 Brokers. Neither Parent nor any Affiliate of Parent is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other Transaction.

Section 5.20 Properties.

(a) Section 5.20(a) of the Parent Disclosure Schedules lists all real property owned by Parent or any Parent Subsidiary.

(b) Section 5.20(b) of the Parent Disclosure Schedules lists all material real property Leases to which Parent or any Parent Subsidiary is a party and each Amendment thereto that is now in effect. All such current Leases are in full force and effect, are valid and effective in accordance with their respective terms, and, except as set forth in Section 5.20(b) of the Parent Disclosure Schedules, none of Parent and the Parent Subsidiaries

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and, to the Actual Knowledge of Parent, no other party, is in Breach of any such Lease that would give rise to a material claim against Parent or any Parent Subsidiary.

Section 5.21 Interested Party Transactions. Except as disclosed in the Parent SEC Reports, since December 31, 2005, no event has occurred and no relationship exists that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

Section 5.22 Export and Import Laws. Parent and each Parent Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of U.S. Export and Import Laws. Without limiting the generality of the foregoing, (i) Parent and each Parent Subsidiary has obtained all export licenses and other approvals required for its exports of products, Intellectual Property, software and technologies from the United States, (ii) Parent and each Parent Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals, (iii) there are no pending or, to Parent’s Actual Knowledge, threatened claims against Parent or any Parent Subsidiary with respect to such export licenses or other approvals, and (iv) to Parent’s Knowledge, there are no conditions or circumstances pertaining to Parent’s or any Parent Subsidiary’s export transactions that may give rise to any future claims.

Section 5.23 Capitalization, Ownership and Prior Activities of Merger Sub.

(a) The authorized capital shares of Merger Sub consist of 1,000 shares of common stock, par value $0.0001 per share. As of the date hereof, all of such shares were issued and outstanding, all of which are held and owned directly by Parent and are validly issued and fully paid, nonassessable and free of preemptive rights. There are no Commitments or other rights or Contracts obligating Parent or Merger Sub to issue or sell any Equity Interests, or Securities convertible into or exchangeable for Equity Interests, in Merger Sub.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization, the execution and deliver of this Agreement and the Related Agreement to which it is a signatory and the Transactions, Merger Sub has not and, prior to the Effective Time, will not have (i) incurred, directly or indirectly through any Subsidiary or Affiliate, any Liabilities, (ii) engaged in any business activities, or (iii) entered into any Contracts with any Person.

Section 5.24 Interested Stockholders. None of Parent or any of its Affiliates is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

Section 5.25 Representations Complete. Except as set forth in Section 5.25 of the Parent Disclosure Schedules, none of the representations or warranties made by Parent, and no financial statement, other written financial information or statements made in any exhibit, schedule or certificate Made Available or furnished by Parent to the Company pursuant to this Agreement or any Related Agreement, or furnished by Parent in or in connection with documents mailed or delivered to the stockholders of Parent or the Company for use in soliciting their approval of this Agreement and the Merger, contains or will contain at the Closing Date any untrue statement of a material fact or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.
COVENANTS

Section 6.1 SEC Reports; Preparation of Form S-4 and Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent shall, subject to the full and prompt assistance of the Company and Stanford, prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement shall be included as a prospectus (it being understood by the parties that Parent intends to file a post-effective amendment to the Form S-4 to include the Company FY 2006 Financial Statements and updated Parent and pro forma financial statements therein prior to requesting the effectiveness of the Form S-4). The Company shall promptly provide, and shall use its Best Efforts to cause the other stockholders of the Company promptly to supply, to Parent and its Representatives any and all information in writing concerning the Company, its business, operations, directors, officers, Subsidiaries, stockholders or any other matters which may in Parent’s reasonable discretion be required for inclusion in the Form S-4 or Proxy Statement, or to respond to any comments from the SEC thereon, or reasonably requested by Parent in connection therewith. The Company and Stanford shall promptly

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provide to Parent and its Representatives any and all information in writing concerning Stanford’s business, controlling persons or any other matters which may in Parent’s reasonable discretion be required for inclusion in the Form S-4 or Proxy Statement, or to respond to any comments from the SEC thereon, or reasonably requested by Parent in connection therewith. Parent and the Company shall additionally prepare and file with the SEC any Other Filings as and when required or requested by the SEC in connection with this Agreement, the Related Agreements or the Transactions (the “Other Merger Filings”). Prior to filing the Proxy Statement or any Other Merger Filing with the SEC or any other Governmental Entity, Parent and the Company shall provide the other of them with reasonable opportunity to review and comment on each such filing in advance.

(b) Each of Parent and the Company shall use its reasonable Best Efforts to have the Form S-4 declared effective under the Securities Act by the SEC as promptly as practicable after the filing thereof with the SEC. Each of Parent and the Company shall advise the other of them promptly after it receives notice of any SEC request for an amendment or supplement to the Form S-4, the Proxy Statement or any Other Merger Filing or comments thereon and responses thereto or requests by the SEC for additional information. Parent and the Company shall use their respective Best Efforts to promptly respond to any comments from the SEC on the Form S-4, Proxy Statement or any Other Merger Filing.

(c) The Proxy Statement shall solicit proxies for the approval by the stockholders of Parent of (i) this Agreement and the Merger, (ii) an increase in the number of Parent Common Shares authorized in the Parent Certificate of Incorporation to 30,000,000 Parent Common Shares (or such other number as Parent in its discretion deems will provide sufficient reserve authorized shares for the issuance of the Merger Consideration, the issuance of Parent Common Shares upon the exercise of Company Warrants assumed pursuant to Section 3.9, and such additional shares as the Parent Board in its sole discretion deems prudent to have authorized) (the “Parent Authorized Stock Increase”), and (iii) subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), such other matters as Parent deems appropriate for approval of its stockholders in furtherance of the Transactions.

(d) The Proxy Statement shall solicit proxies for the approval by the stockholders of the Company of (i) this Agreement and the Merger, (ii) the irrevocable appointment and constitution of the Stockholder Agent (for avoidance of doubt, including its successors hereunder) as the exclusive agent, attorney-in-fact and representative of the Stockholders in relation to or in connection with this Agreement, the Escrow Agreement and the Transactions contemplated hereby and thereby, and (iii) subject to the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), such other matters as the Company deems appropriate for approval of its stockholders in furtherance of the Transactions.

(e) Parent and the Company shall each use its reasonable Best Efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall promptly provide the Proxy Statement, as amended or supplemented from time to time, to the Company for use in connection with the meeting of the stockholders of the Company to approve, among other matters, this Agreement and the Merger.

(f) Parent shall use its Best Efforts to take any action (other than qualifying to do business or registering as a broker-dealer in any jurisdiction in which it is not now so qualified or registered) required to be taken under any applicable Blue Sky Laws in connection with the issuance of Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and its stockholders as may be reasonably requested in connection with any such action.

(g) Parent agrees that the Form S-4 and the Proxy Statement (other than with respect to Company Information) shall not, at any Applicable Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that the Form S-4 and the Proxy Statement (other than with respect to Parent Information) shall not, at any Applicable Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the final conclusion of the Parent Stockholders Meeting or Company Stockholders Meeting any Events occur relating to Parent or the Company, or any of their respective officers, directors, stockholders or Subsidiaries, is discovered or learned by Parent, the Company or Stanford which, individually or together, (i) should be set forth in an amendment or supplement to the Form S-4, the Proxy Statement or any Other

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Merger Filing, so that the Form S-4, Proxy Statement or Other Merger Filing would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) cause the Form S-4, Proxy Statement or Other Merger Filing to become incorrect, incomplete or misleading in any material respect, or (iii) under the Securities Act, the Exchange Act or the SEC Rules, are otherwise required to be set forth in an amendment or supplement to the Form S-4, Proxy Statement or Other Merger Filing; then in each such case, the Person which discovers or learns of such Events shall promptly inform the other of them of such Events in writing, and Parent and the Company shall cooperate with each other, including by providing each other with any necessary or desirable corrected, updated or supplemental information, in promptly filing with the SEC or its staff or any other Governmental Entities or officials thereof, and, to the extent required by the Securities Act, the Exchange Act, the SEC Rules or other applicable Law, Parent and the Company shall cooperate with each other in mailing to the their respective stockholders, any appropriate amendment or supplement to the Form S-4, the Proxy Statement or Other Merger Filing in order to cause the Form S-4, the Proxy Statement and Other Merger Filing to comply with the Securities Act, the Exchange Act, the SEC Rules and other applicable Law, and not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or any Other Merger Filing, and (ii) all orders of the SEC relating to the Form S-4.

(i) The Parties hereto acknowledge and agree that Parent shall be responsible for directing and controlling the gathering of information for and the preparation of all disclosures (including information relating to the Company) to be included in the Form S-4, the Proxy Statement and the Other Merger Filings and the filing thereof with the SEC. Parent hereby covenants to use its Best Efforts to do so on its own behalf and on behalf of the Company at the earliest practicable date and to proceed with due diligence to respond to any comments from the SEC or the staff of the SEC as promptly as practicable with a view to having the Form S-4 declared effective at the earliest practicable date. Without limiting the generality of the foregoing, Parent shall use its Best Efforts (and, with respect to the Company, shall cause Merger Sub to use its Best Efforts under the Management Agreement) (i) to promptly complete and file, or cause to be filed, the Form S-4, the Proxy Statement and the Other Merger Filings along with any amendments or supplements thereto required or requested by the SEC, (ii) to have the Form S-4 be declared effective, (iii) to call, arrange and hold the respective special stockholders’ meetings of Parent and the Company to seek the stockholder approvals described herein, and (iv) to take such other actions as may be reasonable or necessary to effectuate the foregoing.

Section 6.2 Parent Stockholders Meeting.

(a) Promptly after the date on which the Form S-4 is declared effective by the SEC and mailed to Parent’s stockholders, Parent shall take all lawful and commercially reasonable action necessary in accordance with the NPCA, the rules and regulations of its Principal Market and its Organizational Documents to call, notice, convene and hold the Parent Stockholders Meeting. Parent shall use its Best Efforts to hold the Parent Stockholders Meeting within forty-five days of the date the SEC declares the Form S-4 effective. In connection with the Parent Stockholders Meeting, Parent shall (i) subject to applicable Laws, use its Best Efforts (including postponing or adjourning the Parent Stockholders Meeting to obtain a quorum or to solicit additional proxies) to obtain the Parent Stockholder Approval, and (ii) otherwise comply with all applicable Law pertaining to the Parent Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn, delay or postpone the Parent Stockholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Form S-4 or Proxy Statement is provided to its stockholders, or (ii) if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting.

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(b) Until the termination of this Agreement in accordance with its terms, Parent’s obligation to call, give notice or convene and hold the Parent Stockholders Meeting in accordance with this Section 6.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer, or by any withholding, withdrawal or modification of the recommendation of the Company Board in favor of the Company Stockholder Approval.

(c) Prior to the Closing Date, Parent shall take all necessary action as the sole stockholder of Merger Sub to effect the due authorization and approval of this Agreement and the approval of the Merger by the Board of Directors and the stockholders of Merger Sub.

Section 6.3 Company Stockholders Meeting.

(a) Promptly after the date on which the Form S-4 is declared effective by the SEC and mailed to the Company’s stockholders, the Company shall take all lawful and commercially reasonable action necessary in accordance with the DGCL, the rules and regulations of its Principal Market and its Organizational Documents to call, notice, convene and hold the Company Stockholders Meeting. The Company shall use its Best Efforts to hold the Company Stockholders Meeting within forty-five days of the date the SEC declares the Form S-4 effective. In connection with the Company Stockholders Meeting, the Company shall (i) subject to applicable Laws, use its Best Efforts (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum or to solicit additional proxies) to obtain the Company Stockholder Approval and Stockholder Agent Appointment, and (ii) otherwise comply with all applicable Law pertaining to the Company Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, delay or postpone the Company Stockholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Form S-4 or Proxy Statement is provided to its stockholders, (ii) at Parent’s request to permit Parent to register or qualify the Parent Common Shares to be issued as Merger Consideration under applicable Blue Sky Laws, or (iii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient the Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) Until the termination of this Agreement in accordance with its terms, the Company’s obligation to call, give notice or convene and hold the Company Stockholders Meeting in accordance with this Section 6.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer, or by any withholding, withdrawal or modification of the recommendation of the Company Board in favor of the Company Stockholder Approval.

Section 6.4 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of its and each Company Subsidiary’s Representatives to, (i) provide to Parent and Parent’s Representatives access, at reasonable times upon prior notice, to the officers, employees, agents, properties, offices and other facilities and books and records of the Company and the Company Subsidiaries, and (ii) furnish promptly such information concerning the business, properties, insurance, Contracts, prospects, Property, Liabilities, Tax Returns, Tax elections and all other workpapers and studies relating to Taxes, personnel, internal financial statements and other aspects of the Company and the Company Subsidiaries as Parent or Parent’s Representatives may reasonably request. Notwithstanding the foregoing, the Company may restrict the foregoing access to the extent that (A) any Law of any Governmental Entity applicable to the Company requires the Company or any Company Subsidiary to restrict or prohibit such access to any such Properties or information, (B) Parent’s access to the information would breach the Company’s confidentiality obligations to a third party (provided that upon Parent’s reasonable request the Company shall use its reasonable efforts to obtain such third party’s consent to permit Parent access to such information, subject to appropriate confidentiality protections), or (C) disclosure of any such information or document would result in the loss of the Company’s or any Company Subsidiary’s attorney-client privilege. Subject to compliance with applicable Laws, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent to meet with one or more Representatives of Parent to discuss any material changes or developments in the operational matters of the Company and each Company Subsidiary and the general status of the ongoing operations of the Company and the Company Subsidiaries.

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(b) From the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary and each of its and each Parent Subsidiary’s Representatives to, (i) provide to the Company and the Company’s Representatives access, at reasonable times upon prior notice, to the officers, employees, agents, properties, offices and other facilities and books and records of Parent and Parent Subsidiaries, and (ii) furnish promptly such information concerning the business, properties, insurance, Contracts, prospects, Property, Liabilities, Tax Returns, Tax elections and all other workpapers and studies relating to Taxes, personnel, internal financial statements and other aspects of Parent and the Parent Subsidiaries as the Company or the Company’s Representatives may reasonably request. Notwithstanding the foregoing, Parent may restrict the foregoing access to the extent that (A) any Law of any Governmental Entity applicable to Parent requires Parent or any Parent Subsidiary to restrict or prohibit such access to any such Properties or information, (B) the Company’s access to the information would breach Parent’s confidentiality obligations to a third party (provided that upon the Company’s reasonable request Parent shall use its reasonable efforts to obtain such third party’s consent to permit the Company access to such information, subject to appropriate confidentiality protections), or (C) disclosure of any such information or document would result in the loss of Parent’s or any Parent Subsidiary’s attorney-client privilege. Subject to compliance with applicable Laws, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Parent shall confer from time to time as reasonably requested by the Company to meet with one or more Representatives of the Company to discuss any material changes or developments in the operational matters of Parent and each Parent Subsidiary and the general status of the ongoing operations of Parent and the Parent Subsidiaries.

(c) The parties hereto acknowledge that Parent, the Company and Stanford have previously executed that certain Mutual Confidentiality Agreement, effective April 1, 2006 (as Amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 6.5 Notice of Acquisition Proposals. Each of Parent and the Company agrees that, as promptly as practicable (but in no event more than twenty-four hours after receipt), it shall advise the other of them orally and in writing of (i) an Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, including, in each such case, (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Each of Parent and the Company shall (x) keep the other of them informed, as promptly as practicable, of the status and details (including any Amendments or proposed Amendments) of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (y) provide to the other of them, as promptly as practicable, a copy of all written materials and other information provided to it in connection with any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Parent and the Company each shall provide the other of them with at least three (3) Business Days prior written notice (or such lesser prior notice as provided to the members of its Board of Directors but in no event less than twenty-four (24) hours) of any meeting of its Board of Directors at which the its Board of Directors is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer.

Section 6.6 Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those Persons who were, in the Company’s reasonable judgment at the record date for the Company Stockholders Meeting, “affiliates” (each such Person, a “Company Affiliate”) of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use its Best Efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each Company Affiliate, and Stanford agrees to deliver, an affiliate letter (an “Affiliate Letter”) in a customary form reasonably satisfactory to Parent. Parent shall be entitled to place legends as specified in such Affiliates Letters on the certificates representing any Parent Common Shares to be received by such Company Affiliates pursuant to the Merger, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Shares, consistent with the terms of such Affiliate Letters.

Section 6.7 Certain Notices. Parent and the Company shall notify the other of them in writing promptly after learning of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any other Transaction, (ii) any notice or other communication from any Governmental Entity in connection with the Merger or any other Transaction, (iii) any Action by or before any Governmental Entity initiated by or against it or any of its Subsidiaries, or known by it or any of its Subsidiaries to be threatened against it or any such Subsidiary or any of their respective directors, officers, employees or

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stockholders in their capacity as such, or of any verbal or written correspondence from any Person asserting or implying a claim against it or any of its Subsidiaries or with respect to any of its Properties (including Intellectual Property), (iv) any Event not in the Ordinary Course of Business of it or any of its Subsidiaries that, individually or in the aggregate with any other such Events, (A) have a Material Adverse Effect on it, or (B) is reasonably likely to cause any of the conditions to closing set forth in Article VII not to be satisfied, or (v) any claim, or any verbal or written inquiry by any Tax Authority regarding Taxes payable by it or any of its Subsidiaries. Parent and the Company shall give prompt notice to the other of them of any representation or warranty made by it contained in this Agreement or any Related Agreement to which it is a signatory becoming untrue or inaccurate, or its failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Related Agreement to which it is a signatory, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.8 Public Announcements. Parent and the Company shall use their respective Best Efforts to agree to the text of the press release announcing the execution and delivery of this Agreement. Parent and the Company shall provide to each other any subsequent press releases and public written statements or filings related to this Agreement, the Related Agreements, the Merger or the other Transactions and shall consult with each other before issuing or making any such release or written public statement or filing. Neither the Company nor the Parent shall issue any such press release or make any such public written statement or filing without the prior written consent of the other of them (such consent not to be unreasonably withheld, delayed or conditioned); provided that either Parent of the Company may, without obtaining the prior consent of the other of them, issue such press release or make such public statements or filings, including the filing of SEC Reports, as such party determines in good faith, following consultation with legal counsel, are required by applicable Law or the rules and regulations of its Principal Market, if it has used reasonable efforts under the circumstances to first consult and reach agreement with the other of them. The Company and Parent shall cause their respective employees, officers and directors to comply with this Section 6.8.

Section 6.9 Certain Litigation. Parent and the Company shall promptly advise the other of them orally and in writing of any Action commenced after the date hereof against it or any of its directors by any of its stockholders relating to this Agreement, any Related Agreement, the Merger or the other Transactions, and shall keep the other of them reasonably informed regarding any such Action. Parent and the Company shall give the other of them the opportunity to consult with it regarding the defense or settlement of any such Action and shall consider the views of the other of them with respect to such Action and shall not settle any such Action without the prior written consent of the other of them (which consent shall not be unreasonably withheld).

Section 6.10 Employees.

(a) From and after the Effective Time, Parent and the Merger Sub shall have the rights and obligations described in this Section 6.10 regarding the individuals who were employees of the Company immediately prior to the Effective Time and who continue employment with the Company, a Parent Subsidiary or Parent following the Effective Time (“Continuing Employees”). With respect to any potential Continuing Employee (i) Parent and the Company shall confer and work together in good faith to determine appropriate employment terms, and (ii) the Company shall, in good faith, cooperate with Parent and assist Parent with its efforts to enter into offer letters, assignment of invention agreements and related documents after the date of this Agreement and in any event prior to the Closing Date.

(b) Within a reasonable period of time after the last Business Day of each calendar month after the date of this Agreement and on or about the date that is five Business Days prior to the expected Closing Date, if there shall have been any change in the information required to be set forth in Section 4.10(f) of the Company Disclosure Schedules, the Company shall, deliver to Parent a revised Section 4.10(f) of the Company Disclosure Schedules, which sets forth each person who the Company reasonably believes is, with respect to the Company or any of its ERISA Affiliates, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as of the date such revised Section 4.10(f) is delivered to Parent.

(c) Parent, in the event it does not continue the employee welfare benefit plans sponsored and maintained by the Company, will take commercially reasonable efforts after the Effective Time to cause Continuing Employees to be eligible for employee welfare benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Parent or its Subsidiaries. To the extent Parent elects to

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have Continuing Employees, and their eligible dependents where applicable, participate in Parent’s employee benefit plans, programs or policies following the Effective Time, (i) Parent shall allow such Continuing Employees, and their eligible dependents where applicable, to participate in such plans, programs and policies on terms substantially similar to those provided to similarly situated employees of Parent or its Subsidiaries, (ii) each Continuing Employee will, to the extent reasonably practicable, receive credit for purposes of eligibility to participate and vesting under such plans, programs and policies for years of service with the Company or any Company Subsidiary prior to the Effective Time, provided such credit does not result in duplication of benefits, and (iii) Parent, to the extent required by applicable Law and as permitted by the terms of the applicable group health plans, shall give credit for any co-payments or deductibles paid during the year in which the Closing Date occurs and shall use is commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which Continuing Employees and their eligible dependents will participate to be waived.

Section 6.11 Termination of Benefit Plans. Unless Parent provides contrary written notice to the Company, effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all Company Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). The Company shall provide Parent with a reasonable opportunity to review and comment on the resolutions to be adopted by the Company’s Board of Directors and other action to be taken to effect the termination of the 401(k) Plans.

Section 6.12 Parent Board. Subject to the applicable fiduciary duties of the Parent Board, or any applicable committee thereof, and compliance by Parent and the Parent Board, or such committee, in good faith with applicable Law, including the SEC Rules and the listing rules of Parent’s Principal Market, Parent shall recommend the following directors to constitute the Parent Board upon the consummation of the Merger (the “Post-Merger Parent Board”): Dr. L.S. Smith; William H. Oyster; two current Independent directors of the Parent Board; two Independent nominees to be designated by Stanford prior to the filing of the Form S-4; and David Rector. Effective as of the Effective Time, (i) the Parent Board, if necessary, shall resolve to change the number of directors to serve on the Parent Board, within the range permitted by Parent’s Organizational Documents, to effectuate the Post-Merger Parent Board, (ii) each director of the Parent Board not included in the Post-Merger Parent Board shall resign, and (iii) the remaining directors of the Parent Board shall fill any vacancies on the Parent Board as necessary to effectuate the Post-Merger Parent Board.

Section 6.13 Company Board.

(a) Subject to the applicable fiduciary duties of the Company Board, or any applicable committee thereof, and compliance by the Company and the Company Board, or such committee, in good faith with applicable Law, including the SEC Rules and the listing rules of the Company’s Principal Market, the Company shall recommend the following directors to constitute the Company Board promptly after the effectiveness of this Agreement: Scott Williamson, John Benson, William H. Oyster, Mitchell Stolz and David Rector (the “Interim Company Board”). Effective as of the date hereof, (i) each director of the Company Board not included in the Interim Company Board shall resign, and (ii) the remaining directors of the Company Board shall fill any vacancies on the Company Board as necessary to effectuate the Interim Company Board.

(b) Parent shall have the right to appoint a designee as an observer to the Company Board and any committee thereof. Such designee shall be given notice of all regular and special meetings at the same time and in the same manner as the directors of the Company.

Section 6.14 Tax Matters. None of Parent, Merger Sub and the Company shall, and none of them shall permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.15 Third Party Consents.

(a) The Company shall use its reasonable Best Efforts to obtain and deliver to Parent at or prior to the Closing all Consents and waivers under each Contract listed or described (or required to be listed or described) in Section 4.5 of the Company Disclosure Schedule.

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(b) Parent shall use its reasonable Best Efforts to obtain and deliver to the Company at or prior to the Closing all Consents and waivers under each Contract listed or described (or required to be listed or described) in Section 5.5 of the Parent Disclosure Schedule.

Section 6.16 Best Efforts. Subject to Article IX, each Party agrees to use its Best Efforts, and to cooperate with the other Parties, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) taking all reasonable actions to satisfy the respective conditions set forth in Article VII, including (A) promptly completing and filing, or causing to be filed, the Form S-4, the Proxy Statement and the Other Merger Filings, and any necessary amendments or supplements thereto, (B) using its commercially reasonable efforts to have the Form S-4 declared effective, and (C) arranging, convening and holding the Parent Stockholders Meeting or Company Stockholders Meeting to seek the approvals described herein, and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other Transactions.

Section 6.17 Refinancings.

(a) The Company shall use its Best Efforts to amend and restate that certain Commercial Loan and Security Agreement, dated October 1, 2003 (as Amended from time to time, including on the date hereof, the “Stanford LOC”), with Stanford, as lender, subject to and effective immediately prior to the consummation of the Merger, in the form attached hereto as Exhibit D (the “Amended and Restated Stanford LOC”). The Company shall not Amend the terms and provisions of the Amended and Restated Stanford LOC without the written consent of Parent.

(b) Parent shall use its Best Efforts to amend and restate that certain Loan Agreement, dated as of December 22, 2005, by and between Parent and Texas Capital Bank, National Association, and any applicable Loan Documents (as such term is defined in such Loan Agreement), to permit (i) the Merger, and (ii) the Surviving Corporation to grant to Stanford under the Amended and Restated Stanford LOC a security interest in and other Liens on all of the Properties of the Surviving Corporation and its Subsidiaries, including all Equity Interests of the Subsidiaries of the Surviving Corporation, and to take all reasonable further action as required by Stanford to perfect such security interest and Liens (including the delivery of any stock certificates to Stanford and the amendment of UCC-1 financing statements).

(c) In consideration of the amendments and restatements specified in Section 6.17(a) and for the exchange of outstanding Company Indebtedness pursuant to the Note Exchange Agreement, at the Closing or as soon thereafter as reasonably practicable, Parent shall issue to (i) Stanford and its assignees specified in Schedule 1, warrants substantially in the form of Exhibit E, exercisable for a period of seven years from the date hereof for an aggregate of 845,634 Parent Common Shares at an exercise price of $1.89 per share (the “A Warrants”); and (ii) Stanford and its assignees specified in Schedule 2, warrants substantially in the form of Exhibit E, exercisable for a period of seven years from the date hereof for an aggregate of 863,000 Parent Common Shares at an exercise price of $0.001 per share (the “B Warrants”). As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC a registration statement registering the issuance of the A Warrants and B Warrants, and Parent shall use its reasonable Best Efforts to have such registration statement declared effective under the Securities Act by the SEC as promptly as practicable after the filing thereof with the SEC (it being agreed that Parent shall be deemed to have prepared and filed such registration statement as promptly as practicable if Parent includes the A Warrants and the B Warrants on the Form S-4 as initially filed with the SEC).

Section 6.18 Indemnification.

(a) For four years after the Effective Time, Parent shall cause to be maintained directors’ and officers’ liability insurance policies (“D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each individual who is an officer or director of the Company and is listed on Section 6.18 of the Company Disclosure Schedules (the “Insured Parties”) and is covered as of the date hereof or hereafter by the Company’s D&O Insurance on terms with respect to coverage and amounts, to the extent reasonably available to Parent, no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per annum equal to 150% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual

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premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such four-year period as much coverage as is reasonably practicable for the Maximum Amount; and, provided, further, that Parent and the Surviving Corporation shall have the right (and prior to the Effective Time the Company shall take any action reasonably requested by Parent to perfect such right) to cause coverage to be extended under the Company’s D&O Insurance by obtaining a four-year “tail” policy on terms and conditions no less advantageous, to the extent reasonably available to Parent, than the Company’s existing D&O Insurance provided by one or more commercial insurance providers, and such “tail” policy shall satisfy in full the obligations of Parent and the Surviving Corporation under this Section 6.18.

(b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Entity and shall not be the continuing or surviving Entity of such consolidation or merger, or (ii) transfers all or substantially all of its Properties to any Person; then in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume, fulfill and honor in all respects the obligations set forth in this Section 6.18.

(c) This Section 6.18 shall survive the consummation of the Merger, is intended to benefit each of the Insured Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each Insured Party and his or her heirs and representatives, and may not be amended, altered or repealed with respect to any Insured Party after the Effective Time without the prior written consent of such Insured Party; provided that until the Effective Time, any Amendment of this Agreement shall be exclusively governed by Section 9.3.

ARTICLE VII.
CLOSING CONDITIONS

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the other Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing by Parent (on behalf of itself and Merger Sub) or the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. (i) The Company Stockholder Approval shall have been obtained, and (ii) the Stockholders shall have approved the Stockholder Agent Appointment.

(b) Parent Stockholder Approval. (i) Either the Parent Stockholder Approval shall have been obtained, or such approval shall not be required either under the NPCA or for continued listing by the rules and regulations of Parent’s Principal Market, and (ii) the stockholders of Parent shall have approved the Parent Authorized Stock Increase.

(c) No Adverse Law or Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and prevents or prohibits consummation of any Transaction.

(d) Registration and Qualification of Parent Common Shares. The SEC shall (i) have declared the Form S-4 effective under the Securities Act, (ii) not have issued a stop order suspending the effectiveness of the Form S-4, and not have initiated or threatened to initiate any proceedings for that purpose. Any material Blue Sky Laws applicable to the issuance of the Parent Common Shares constituting Merger Consideration shall have been complied with and no stop order or similar Order shall have been issued or threatened in respect of any Parent Common Shares constituting Merger Consideration by any applicable state securities commissioner or court of competent jurisdiction.

(e) No Adverse Order. No Order shall be in effect which (i) prohibits, restrains or substantially interferes with the consummation of the Merger or any other Transaction; (ii) relates to any Transaction and imposes upon Parent, Merger Sub or the Company damages that are material to Parent, Merger Sub or the Company; (iii) prohibits or limits in any respect Parent’s right, power or ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any Equity Interests in the Surviving Corporation or to own, operate or control the Surviving Corporation or any material portion of the business or Property of Parent or the Surviving Corporation; or (iv) has or would have a material adverse effect on the Company or on Parent’s

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ability to operate the Surviving Corporation’s business, or to own, use and enjoy the Property of the Surviving Corporation, after consummation of the Transactions.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived, in whole or in part:

(a) Preferred Stock Conversions. All issued and outstanding Company Preferred Shares shall have been tendered for conversion into Company Common Shares immediately prior to the Effective Time, such that, at the Effective Time, no Company Preferred Shares shall be issued and outstanding.

(b) Conversion Agreements. Stanford and DiGenova shall each be in compliance with their respective Conversion Agreements, which shall each be in full force and effect.

(c) Note Exchange Agreement. (i) Stanford and the Company shall have executed and delivered to Parent the Note Exchange Agreement, substantially in the form of Exhibit F (the “Note Exchange Agreement”), to be entered into by and between Parent, the Company and Stanford, and (ii) Stanford shall have tendered to the Company an amount of outstanding Company debt, and the notes evidencing such debt, for exchange for Company Common Shares, all as provided in the Note Exchange Agreement.

(d) Stanford LOC Refinancings. The Company and Stanford shall have executed and delivered the Amended and Restated Stanford LOC, as contemplated by Section 6.17(a).

(e) Termination and Release. (i) Stanford, Stanford Financial Group Company (“SFG”), Stanford Venture Capital Holdings, Inc. (“SVCH”), and the Company shall have executed and delivered the Termination and Release Agreement, substantially in the form of Exhibit G (the “Termination and Release Agreement”), and (ii) DiGenova shall have executed and delivered the supplement attached as Exhibit A to that certain Termination and Release Agreement, made and entered into as of the date hereof, by and between Parent, Merger Sub, the Company, DiGenova, Stanford, SFG and Stanford Venture Capital Holdings, Inc.

(f) Escrow Agreement. The Stockholder Agent shall have entered into the Escrow Agreement, which shall be in full force and effect as of the Closing Date.

(g) Corporate Governance Agreement. Stanford shall have executed and delivered the Corporate Governance Agreement, substantially in the form of Exhibit I, which shall be in full force and effect as of the Closing Date.

(h) Other Related Agreements. Stanford, SFG and SVCH shall have executed and delivered to Parent and the Company each other Related Agreement to which such Person is to be a party or signatory.

(i) Legal Opinion. The Company shall have delivered a legal opinion of Rutan & Tucker LLP, counsel to the Company, in substantially the form of Exhibit K, with such standard and customary procedures, qualifications and limitations as are in form and substance reasonably satisfactory to Parent and its counsel.

(j) Stanford Deliverables. Stanford shall have delivered or caused to be delivered to Parent all of the following agreements, instruments and documents:

(1) an executed officers’ certificate, substantially in the form of Exhibit J, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of Stanford, certifying the fulfillment of certain conditions specified therein;

(2) a legal opinion of Adorno & Yoss LLP, counsel to Stanford, in substantially the form of Exhibit L, with such standard and customary procedures, qualifications and limitations as are in form and substance reasonably satisfactory to DGSE and its counsel; and

(3) an Affiliate Letter from Stanford.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived, in whole or in part:

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(a) Parent Line of Credit Modifications. Parent shall have executed and delivered an amendment to its loan agreement and related documents, as contemplated by Section 6.17(b).

(b) Registration Rights Agreement. Parent shall have duly executed and delivered a registration rights agreement, substantially in the form of Exhibit H (the “Registration Rights Agreement”), in respect of the Parent Common Shares issuable upon the exercise of the A Warrants and the B Warrants and certain other Parent Common Shares.

(c) Parent Officers’ Certificate. Parent shall have delivered to the Company an executed officers’ certificate, substantially in the form of Exhibit M, dated the Closing Date, signed by the Chief Executive Officer, the Chief Financial Officer and the Chief Operations Officer of Parent, certifying the fulfillment of the conditions specified in Section 7.3(a) and Section 7.3(b).

(d) Warrants. Parent shall have duly executed and tendered (subject only to the exchange of the debt contemplated by the Note Exchange Agreement) to Stanford and its assignees the A Warrants and the B Warrants pursuant to Section 6.17(c), and the SEC shall have declared a registration statement covering the issuance by Parent of the A Warrants and the B Warrants to Stanford and its assignees effective under the Securities Act.

(e) Other Deliverables. Parent shall have delivered or caused to be delivered to the Company all of the agreements, instruments and documents required to be delivered to the Company pursuant to the foregoing provisions of this Section 7.3, together with:

(1) a legal opinion of Sheppard, Mullin, Richter & Hampton, LLP, special counsel to the Company, in substantially the form attached hereto as Exhibit N, with such standard and customary procedures, qualifications and limitations as are in form and substance reasonably satisfactory to Superior and its counsel;

(2) certificates dated as of a date within a reasonable period of time prior to the Closing Date as to the good standing of Parent, Merger Sub and each material Parent Subsidiary, executed by the appropriate officials of the applicable state of incorporation, organization or formation, and each other jurisdiction in which Parent or each material Parent Subsidiary is licensed or qualified to do business as a foreign corporation;

(3) a certificate executed by the secretary of Parent certifying, as complete and accurate as of the Closing Date, (i) the complete Organizational Documents of Parent and each material Parent Subsidiary, and (ii) the resolutions or actions of each of the stockholders of Parent and the Board of Directors of Parent approving this Agreement or the Merger; and

(4) the written resignations of directors of the Parent Board, if any, as required by Section 6.12.

ARTICLE VIII.
SURVIVAL OF REPRESENTATIONS, WARRANTIES
AND COVENANTS; INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants.

(a) The representations, warranties and certifications of Parent, Merger Sub and the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement by such Person or on its behalf, shall remain in effect until, and shall expire on, the Closing Date, except that:

(1) the representations and warranties contained in Section 4.3 (Capitalization) shall survive until the date one calendar year after the Closing Date;

(2) neither the Escrow Termination Date nor any of the other foregoing time limits shall apply to claims based upon fraud or willful misrepresentation; and

(3) the representation, warranty, covenant or obligation that is the subject matter of a Claim Notice made in accordance with Section 8.1(c) on or before the Escrow Termination Date, or such later date as applies to the survival of such representation, warranty, covenant or obligation pursuant to this Section

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8.1(a), shall not so expire with respect to such Claim Notice or any subsequent Claim Notice that is reasonably related to the subject matter of such initial Claim Notice, but rather shall remain in full force and effect until such time as each and every claim that is based upon the claims or alleged facts or circumstances of such initial Claim Notice has been fully and finally resolved, either by means of a written settlement agreement or by the dispute resolution procedure set forth in Section 8.6.

(b) The representations, warranties, certifications, covenants and obligations of Parent, Merger Sub and the Company, and the rights and remedies that may be exercised by any Person having a right to indemnification pursuant to this Article VIII, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any Knowledge of, any of the Indemnified Parties or any of their Representatives.

(c) For purposes of this Agreement, a “Claim Notice” relating to a particular representation, warranty, covenant or obligation shall be deemed to have been delivered if any Indemnified Party, acting in good faith, delivers to the Stockholder Agent (with a copy to the Escrow Agent) a written notice stating that such Indemnified Party believes that there is or has been a possible breach of such representation, warranty, covenant or obligation and containing (i) a brief description of the circumstances supporting such Indemnified Party’s belief that there is or has been such a possible breach; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a direct or indirect result of such possible breach.

(d) It is the intent of the parties hereto that all indemnification obligations under this Article VIII shall apply without regard to whether or not (x) any Indemnifying Party was negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation, or (y) any Indemnifying Party otherwise caused or created, or is claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through its own acts or omissions or otherwise. Notwithstanding the foregoing, the indemnification obligation of the Indemnifying Parties shall be reduced to the extent that an Indemnified Party receives insurance proceeds or other payment from a third party that specifically covers the Losses for which the Indemnifying Parties otherwise would be required to indemnify such Indemnified Party pursuant to this Article VIII. If an Indemnified Party receives insurance proceeds or other payment from a third party that specifically covers Losses for which one or more of the Indemnifying Parties previously paid such Indemnified Party pursuant to this Article VIII, then such Indemnified Party shall refund to the Indemnifying Parties an amount equal to the lesser of (i) the amount that the Indemnifying Parties previously paid to such Indemnified Party relating to such Losses, and (ii) the amount of such insurance proceeds or other payment.

Section 8.2 Indemnification; Closing Balance Sheet; Escrow Account.

(a) From and after the Closing Date, the Stockholders entitled to Merger Consideration and DiGenova (collectively, the “Indemnifying Parties”) shall, subject to Section 8.3 (including the limitations on recourse), defend, indemnify and hold Parent and its Representatives and Affiliates (including the Surviving Corporation) (collectively, the “Indemnified Parties”) harmless against all Losses incurred by the Indemnified Parties directly or indirectly as a result of any inaccuracy or Breach of any representation, warranty or certification of the Company specified in Section 8.1(a)(1) (without giving effect to (i) any Updated Disclosure Schedules, or (ii) to any sections of the Disclosure Schedules, or portions thereof, identified in Section 8.2 of the Parent Disclosure Schedules delivered on or prior to the date hereof); provided that the Indemnifying Parties shall have no obligation to defend, indemnify or hold the Indemnified Parties harmless against Losses (A) to the extent accrued for in the Closing Balance Sheet, or (B) for avoidance of doubt, for any inaccuracy or Breach of any representation, warranty or certification of the Company not specified in Section 8.1(a)(1).

(b) The Company shall use its Best Efforts to prepare and file with the SEC a quarterly report on Form 10-Q for the Company’s fiscal quarter ended December 31, 2006 prior to February 15, 2007 (or, if not then filed, as promptly thereafter as practicable). On or prior to such filing date, Parent shall prepare and deliver to the Stockholder Agent a certificate calculating the difference of (x) the Minimum Company Stockholders Equity, minus (y) the stockholders’ equity reflected in the consolidated financial statements contained in such Form 10-Q (such difference, the “Balance Sheet Correction”). For example, if such stockholders’ equity were -$4,000,000, then the Balance Sheet Correction would be $876,572, but if such stockholders’ equity were -$3,000,000, the Balance Sheet Correction would be $0 and no payment would be made under this Section

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8.2(b). Notwithstanding clause (A) to the proviso in Section 8.2(a), if the Balance Sheet Correction is a positive number, then the Indemnifying Parties shall, subject to Section 8.3 (including the limitations on recourse), pay to Parent as an indemnity hereunder the full amount of the Balance Sheet Correction. If the Balance Sheet Correction is a negative number, no adjustment will be made and no payments will be due to any Party. The Parties, and, by approval of this Agreement or the Merger, the Stockholders entitled to Merger Consideration, (i) acknowledge that the Minimum Company Stockholders Equity, which is based on financial information represented by the Company to be true and correct, constitutes the basis for calculating the amount of the Exchanged Debt (as such term is defined in the Note Exchange Agreement), and (ii) agree that the amount of the Balance Sheet Correction, if positive, constitutes a Loss to Parent.

(c) The Indemnifying Parties shall, subject to Section 8.3 (including the limitations on recourse), pay to the Company as an indemnity hereunder any amounts paid by the Company to or at the request of the Stockholder Agent pursuant to Section 8.5(i). The Parties, and, by approval of this Agreement or the Merger, the Stockholders entitled to Merger Consideration, agree that any payments to or at the request of the Stockholder Agent under Section 8.5(i) constitutes a Loss to the Company.

(d) As security for the indemnity provided to the Indemnified Parties in this Article VIII and by virtue of this Agreement and the Certificate of Merger, Parent shall deposit the Escrow Stock into the Escrow Account pursuant to the terms set forth in Section 3.14 and the Escrow Agreement.

Section 8.3 Limitation on Indemnification.

(a) Notwithstanding any provision of this Agreement to the contrary, after the Closing Date, the Indemnifying Parties shall have no obligation to indemnify any Indemnified Parties until the aggregate of all Losses suffered by the Indemnified Parties exceeds $100,000 (the “Basket Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses including the Basket Amount; provided, however, that any Losses resulting from a willful or intentional Breach of this Agreement or any Transaction Document or fraud by any party hereto shall not be subject to such Basket Amount.

(b) Notwithstanding any provision of this Agreement to the contrary, in the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this Article VIII, such Indemnified Party shall be entitled to recover such Losses solely from the Escrow Account pursuant to the terms and conditions set forth in the Escrow Agreement, at the rate per share of Escrow Stock specified in Section 3.14(a), until no additional amounts remain in the Escrow Account. Subject to Section 8.8, the Indemnifying Parties shall have no liability for Losses in excess of the Escrow Stock deposited in the Escrow Account under Section 3.14(a), the DiGenova Warrant, and the Escrow Agreement (including the proceeds thereof and distributions thereon), and the Indemnified Parties shall have recourse solely against the Escrow Stock and the other Escrow Assets.

(c) Subject to Section 8.8 and any claim based on the enumerated representations set forth in Section 8.1(a), no claim for indemnification hereunder or otherwise with respect to a breach of this Agreement may be made by any Indemnified Party after the Escrow Termination Date.

Section 8.4 Indemnification Procedures. All claims for indemnification under this Article VIII shall be asserted and resolved as follows:

(a) Third Party Claims.

(1) Notice. In the event an Indemnified Party becomes aware of a third-party claim that such Indemnified Party believes may result in a demand against the Escrow Account, such Indemnified Party (or Parent on its behalf) shall promptly notify the Stockholder Agent of such claim; provided that the failure to so notify the Stockholder Agent shall not relieve any Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such third-party claim is prejudiced by the failure to give such notice.

(2) Defense. If an Indemnified Party (or Parent on its behalf) provides notice to the Stockholder Agent pursuant to Section 8.4(a)(1) of the assertion of a third-party claim, the Stockholder Agent shall be entitled to participate in the defense of such third-party claim and, to the extent that it wishes (unless (i) the Stockholder Agent is also a Person against whom the third-party claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Stockholder Agent fails

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to provide reasonable assurance to the Indemnified Party of both (x) its financial capacity to defend such third-party claim, and (y) its ability to provide indemnification, including against the Escrow Account, with respect to such third-party claim), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party. After notice from the Stockholder Agent to the Indemnified Party of its election to assume the defense of such third-party claim, the Stockholder Agent shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under Article VIII for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Stockholder Agent assumes the defense of a third-party claim, (A) such assumption shall establish conclusively for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (B) no compromise or settlement of such third-party claims may be effected by the Stockholder Agent without the Indemnified Party’s written consent unless (1) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (2) the sole relief provided is monetary damages that are paid in full by the Stockholder Agent (including with Escrow Stock from the Escrow Account), and (3) the Indemnified Party shall have no liability with respect to any compromise or settlement of such third-party claims effected without its written consent. If notice is given to a Stockholder Agent of the assertion of any third-party claim and the Stockholder Agent does not, within ten days after the Indemnified Party’s notice is provided, provide notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Stockholder Agent and Indemnifying Parties shall be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Party.

(3) Exception. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Stockholder Agent, assume the exclusive right to defend, compromise or settle such third-party claim, but the Stockholder Agent shall not be bound by any determination of any third-party claim (including the Losses incurred in connection therewith) so defended for the purposes of this Agreement or any compromise or settlement effected without its written consent.

(4) Disputes. Any dispute between any Indemnified Party and the Stockholder Agent under this Section 8.4(a) shall be resolved pursuant to the dispute resolution procedures described in Section 8.4(b) and Section 8.6.

(5) Finality. In the event that the Stockholder Agent has conducted any defense or consented to any settlement under this Section 8.4(a), neither the Stockholder Agent nor any of the Indemnifying Parties shall have the right, power or authority to object to the amount of any claim by any Indemnified Party against the Escrow Account or otherwise with respect to and in accordance with such settlement.

(b) Non-Third Party Claims.

(1) In the event an Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, such Indemnified Party shall with reasonable promptness deliver a Claim Notice with respect to such claim to the Stockholder Agent (with a copy to the Escrow Agent). If the Stockholder Agent does not notify such Indemnified Party within thirty (30) calendar days from the date of receipt of such Claim Notice that the Stockholder Agent disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Parties hereunder. In case the Stockholder Agent shall object in writing to any claim made in accordance with this Section 8.4(b)(1), the Indemnified Party shall have fifteen (15) calendar days to respond in a written statement to the objection of the Stockholder Agent. If after such fifteen (15) calendar day period there remains a dispute as to any claim, the Indemnified Party and Stockholder Agent shall attempt in good faith for sixty (60) calendar days to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and Stockholder Agent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If such parties do not so agree, the Indemnified Party and Stockholder Agent shall resolve such dispute pursuant to Section 8.6.

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(2) If Parent or any Indemnified Party is making a claim against the Escrow Account, the Escrow Agent shall refrain from disbursing any portion of the Escrow Account until resolution of such dispute pursuant to this Section 8.4 (including, if applicable, Section 8.6).

(c) Failure to Provide Notice. An Indemnified Party’s failure to give reasonably prompt notice to the Stockholder Agent of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Parties of any liability which the Indemnifying Parties may have to such Indemnified Party, unless the failure to give such notice materially and adversely prejudiced the Indemnifying Parties.

Section 8.5 Stockholder Agent.

(a) Appointment. By adopting and approving this Agreement, approving the Merger, and appointing and constituting the Stockholder Agent as their exclusive agent, attorney-in-fact and representative for purposes of this Agreement, the Escrow Agreement and the Transactions contemplated hereby and thereby at the Company Stockholder Meeting, the stockholders of the Company shall have (i) appointed and constituted the Stockholder Agent their exclusive agent, attorney-in-fact and representative in relation to or in connection with this Agreement, the Escrow Agreement and the Transactions contemplated hereby and thereby, (ii) consented to and authorized the Stockholder Agent to take or omit to take any and all actions and to make or omit to make any and all decisions required or permitted to be taken by it under this Agreement or the Escrow Agreement, and (iii) consented to and approved the terms and provisions of the Escrow Agreement; in each case without any further action on the part of any such stockholder. As evidenced by the execution of the Limited Joinder Agreement or by countersigning the Escrow Agreement, as applicable, the Stockholder Agent accepts such appointment as stockholder agent to act on behalf of the Stockholders with respect to the matters contemplated by this Agreement and the Escrow Agreement.

(b) Rights and Duties. The Stockholder Agent shall serve as the exclusive agent, attorney-in-fact and representative for the Stockholders in relation to or in connection with this Agreement, the Merger Agreement and the Transactions, including the following rights, authorities, powers, duties and obligations:

(1) to provide and receive notices and other communications;

(2) to agree to, negotiate, enter into settlements and compromises of, make claims and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims made or any other action to be taken by or on behalf of any Indemnifying Parties, or on its own behalf in its capacity as Stockholder Agent, under this Article VIII or under the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing;

(3) to use the Escrow Stock, cash, investments and other assets held from time to time in the Escrow Account (the “Escrow Assets”) as collateral to secure the rights, and to demand and withdraw Escrow Assets to satisfy the claims, of the Indemnified Parties under this Article VIII and the Escrow Agreement;

(4) to demand, withdraw and use the Escrow Assets to reimburse certain reasonable out-of-pocket fees and expenses of the Stockholder Agent as provided in Section 3.14(b) and in the Escrow Agreement; and

(5) to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of any of the foregoing.

(c) Actions of the Stockholder Agent. A decision, act, omission, agreement, settlement, claim, consent or instruction of the Stockholder Agent in relation to any matter referred to in Section 3.14(b) or this Article VIII or in the Escrow Agreement shall constitute a decision, act, omission, agreement, settlement, claim, consent or instruction, as the case may be, for all of the Stockholders, and shall be final, binding and conclusive upon each and every Stockholder, and Parent and the Escrow Agent may, without further inquiry, conclusively rely upon any such decision, act, omission, agreement, settlement, claim, consent or instruction of the Stockholder Agent as being the decision, act, omission, agreement, settlement, claim, consent or instruction, as the case may be, of each and every Stockholder. Parent and the Escrow Agent each is hereby relieved from any liability to any Person for any acts done by them in accordance with or in reliance upon any decision, act, omission, agreement, settlement, claim, consent or instruction of the Stockholder Agent; provided, however, that if Parent has in fact received a valid written notice of the appointment of a successor Stockholder Agent, upon the effectiveness of

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such appointment, Parent, and upon notification of such successor Stockholder Agent from Parent, the Escrow Agent, and the Stockholders shall be obligated to recognize, and shall be able to so rely only upon the decisions, acts, omissions, agreements, settlements, claims, consents and instructions of, such successor Stockholder Agent as the Stockholder Agent for all purposes under this Agreement and the Escrow Agreement. Neither Parent nor the Escrow Agent shall incur any liability to any Person with respect to any action taken or suffered by it in good faith in reliance on the Stockholder Agent as aforesaid.

(d) Resignation and Removal. The Stockholder Agent may resign at any time by written notice to Parent and the Escrow Agent effective not earlier than twenty days after receipt thereof by DGSE and the Escrow Agent, and the Stockholder Agent may be removed at any time by written notice signed by Stockholders holding not less than a majority of the Closing Company Common Shares (exclusive of Dissenting Shares), as conclusively evidenced by Exhibit A to the Escrow Agreement, effective not earlier than ten days after receipt thereof by Parent and the Escrow Agent.

(e) Successors. The Stockholders shall have the sole right, power and authority to appoint a successor Stockholder Agent. The Stockholders may appoint a new or substitute Stockholder Agent in a written instrument delivered to Parent and the Escrow Agent; provided that such successor Stockholder Agent (A) was an Affiliate of the Company immediately preceding the Merger, (B) was or is a director or officer of the Company or the Surviving Corporation, or (C) is reasonably acceptable to Parent. Such instrument shall (1) represent and warrant that (i) it is signed by Stockholders holding not less than a majority of the Closing Company Common Shares, exclusive of Dissenting Shares, and (B) the successor Stockholder Agent is qualified to act as such pursuant to the proviso next preceding, (2) irrevocably appoint and constitute the successor Stockholder Agent (for avoidance of doubt, including its successors hereunder) as the exclusive agent, attorney-in-fact and representative of the Stockholders in relation to or in connection with this Agreement, the Escrow Agreement and the Transactions contemplated hereby and thereby, (3) be countersigned by such successor Stockholder Agent, accepting such appointments and agreeing to be fully bound by the duties and obligations, and to exercise the rights, powers and authorities, of the Stockholder Agent under this Agreement and the Escrow Agreement, and (4) otherwise be in form and substance reasonably satisfactory to Parent. Parent shall be under no obligation whatsoever to investigate the accuracy of any representation made in such written instrument and shall be fully protected in relying on the accuracy thereof in good faith, irrespective of any notice by any Person other than the Stockholder Agent to the contrary. If the Stockholders shall have failed to appoint a successor Stockholder Agent within ten days of the resignation or removal of the Stockholder Agent as provided in this Section 8.5(e), Parent may petition any court of competent jurisdiction for the appointment of a successor Stockholder Agent or for other appropriate relief, with due regard to the qualifications for a successor Stockholder Agent specified in the proviso to the first sentence of this Section 8.5(e), and any such resulting appointment shall be binding upon all Stockholders, all parties hereto and all beneficiaries hereof. Upon such an appointment of a successor Stockholder Agent, the Stockholder Agent shall accept such appointment, and thereby be effectively constituted the Stockholder Agent for all purposes of this Agreement and the Escrow Agreement, by (i) countersigning this Agreement and the Escrow Agreement, agreeing to be bound by and subject hereto and thereto, or (ii) executing a joinder agreement in form and substance satisfactory to Parent.

(f) Vacancy. If at any time there is no Stockholder Agent, Parent or the Escrow Agent may in its sole discretion, but shall not be obligated to, serve notices on all Stockholders at the address of such Stockholders appearing on Exhibit A to the Escrow Agreement, and such service shall be deemed notice for all purposes hereof, but shall under no circumstances be obligated to accept any notices from, or to negotiate with, any Stockholder.

(g) Exculpation. The Stockholder Agent shall not be liable for any act done or omitted under this Agreement or the Escrow Agreement as Stockholder Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. In performing any duties hereunder or under the Escrow Agreement, to the maximum extent permitted by applicable law, the Stockholder Agent shall not be directly or indirectly liable to any party, or any Affiliates of any party, for damages, losses, expenses or other Liabilities, whether sounding in tort, contract or otherwise, arising from its acts or omissions, including for their active negligence or other wrongful act of the Stockholder Agent, except for the acts of gross negligence or willful misconduct of the Stockholder Agent.

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(h) No Bond or Compensation. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall receive no compensation for its services.

(i) Reimbursement of Fees and Expenses. Subject to the terms, limitations and conditions of this Section 8.5(i), the Stockholder Agent shall be entitled to reimbursement from the Company for the out-of-pocket fees, costs and expenses reasonably incurred by the Stockholder Agent on behalf of the Stockholders in connection with the exercise and performance of its powers, rights, authorities, duties and obligations under the agency granted and appointments made, or deemed granted or made, in this Section 8.5.

(1) The Company shall reimburse the Stockholder Agent in cash for the out-of-pocket fees, costs and expenses, including reasonable attorneys’ fees, reasonably incurred by the Stockholder Agent in connection with performing and exercising its rights, authorities, powers, duties and obligations on behalf of the Stockholders under this Agreement and the Escrow Agreement up to (but not exceeding) an aggregate amount of $100,000, or such greater amount as Parent may in its sole and absolute discretion agree at the request of the Stockholder Agent (such amount, the “Stockholder Agent Expense Cap”).

(2) The Stockholder Agent may request reimbursement from Parent only upon the presentation of invoices and receipts for the amount requested and upon written certification that (i) such invoices and receipts are true and correct, (ii) such amount has been and shall be used strictly in accordance with the terms and provisions of this Article VIII and the Escrow Agreement, and (iii) such amount, together with (x) all amounts theretofore paid to the Stockholder Agent (for avoidance of doubt, including any predecessors in such capacity) pursuant to this Agreement, and (y) all amounts theretofore requested by the Stockholder Agent from Parent pursuant to this Section 8.5(i) and not paid or finally denied; do not exceed the Stockholder Agent Expense Cap.

(3) Any dispute between Parent and the Stockholder Agent regarding a claim by the Stockholder Agent for reimbursement of its fees, costs and expenses, whether arising under this Agreement, the Escrow Agreement or otherwise, shall be resolved pursuant to the dispute resolution procedures described in Section 8.6.

(4) The Stockholder Agent shall not have recourse against the Escrow Account, Parent, any Stockholder or, except for an aggregate amount not to exceed the Stockholder Agent Expense Cap, the Company, for any of its fees, costs or expenses hereunder or otherwise.

Section 8.6 Resolution of Conflicts.

(a) Arbitration. If no agreement can be reached after good faith negotiation between the Indemnified Parties and the Stockholder Agent pursuant to Section 8.4(b)(1), or if a dispute arises concerning the reimbursement of Stockholder Agent fees and expenses, the Person defending the claim (the “Defending Party”), may, by written notice to the Person asserting the claim (the “Prosecuting Party”), demand arbitration of the matter, which arbitration shall be conducted by a single arbitrator. The Prosecuting Party and the Defending Party shall use their respective Best Efforts to agree on the arbitrator, provided that if they cannot so agree within ten (10) Business Days (or such longer period as they may agree), either the Prosecuting Party or the Defending Party can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Defending Party and Prosecuting Party an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the other of them about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusions of law, which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in a Claim Notice shall be binding and conclusive upon the Prosecuting Party, the Defending Party, the parties hereto, the Stockholders, the Indemnified Parties, the Indemnifying Parties, and, notwithstanding any other provision of this Article VIII, the Escrow Agent, if applicable, and each of such Persons shall be entitled to act in accordance with such decision and the Escrow Agent, if applicable, shall be entitled to make or withhold payments out of the Escrow Account in accordance therewith.

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(b) Judgment; Venue; Arbitration Expenses. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas, Texas under the commercial rules then in effect for JAMS. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

Section 8.7 No Contribution. The Stockholder Agent herby irrevocably waives, and acknowledges and agrees that it shall not, on behalf of the Indemnifying Parties, or otherwise, have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification or other rights any Indemnified Party may have under or in connection with this Agreement.

Section 8.8 Fraud; Willful Misrepresentation. Notwithstanding any provision in this Agreement to the contrary, the liability of any Person for fraud or willful misrepresentation on the part of such Person shall not be subject to any limitations set forth in this Article VIII. Without limiting the generality of the foregoing, any claim with respect to such liability need not be presented within the time limits set forth in Section 8.1(a)(1) and shall be subject only to the applicable statutes of limitation, and notwithstanding Section 8.9, any such claim shall be cumulative to any remedies provided in this Article VIII.

Section 8.9 Exclusive Remedies. Except as set forth in Section 8.8, the remedies set forth in this Article VIII and elsewhere in this Agreement shall be the sole and exclusive remedies of the parties hereto and the Indemnified Parties against any Indemnifying Party, Stockholder or any party hereto with respect to any claim relating to this Agreement or the Merger and the facts and circumstances relating and pertaining thereto.

Section 8.10 Purchase Price Adjustment. Any payments made pursuant to this Article VIII shall be treated for tax purposes as an adjustment to the Merger Consideration.

ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the Parties under this Agreement, at law or in equity):

(a) by the mutual written consent of Parent and the Company, pursuant to resolutions adopted by their respective Boards of Directors;

(b) by either Parent or by resolution of the Independent Committee:

(1) if (i) the Merger shall not have been consummated prior to (A) March 31, 2007, or (B) if Parent has received notice from the SEC that the SEC will review the Form S-4 or any other Parent SEC Report or Company SEC Report, which review is responsible for a delay in the SEC declaring the Form S-4 effective, the date six months after the date Parent first filed the Form S-4 with the SEC (such date, the “Outside Date”), (ii) the terminating party is not, on the date of termination, in Material Breach of this Agreement, and (iii) the terminating party has not Breached this Agreement in a manner which is responsible for delaying the effectiveness of the Form S-4;

(2) if (i) Stanford or its assigns declares or notifies the Company of an “Event of Default” under the Stanford LOC or an “Additional Default” under that certain Forbearance Agreement, made as of the date hereof (the “Forbearance Agreement”), by and between the Company and Stanford, (ii) Stanford or its assigns demands payment of any principal due under the Amended and Restated Commercial Note issued by the Company to Stanford in connection with the amendment of the Stanford LOC on the date hereof, (iii) Stanford or its assigns exercises any rights or remedies against the Company, or seizes any collateral of the Company, under the Stanford LOC (other than for collection of accrued and unpaid interest), or (iv) the Forbearance Period (as defined in the Forbearance Agreement) expires or terminates and is not extended upon the request of Parent or the Company within five days of such request;

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(3) if (i) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action (including the failure to take action) permanently restraining, enjoining or otherwise prohibiting any Transaction, and such Order or other action shall have become final and nonappealable, (ii) the terminating party is not, on the date of termination, in Material Breach of this Agreement; and (iii) the terminating party has not Breached this Agreement in a manner which is responsible for such Order having been issued or such action having been taken;

(4) if (i) the Company Stockholder Approval or Stockholder Agent Appointment shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof, (ii) the terminating party is not, on the date of termination, in Material Breach of this Agreement, and (iii) the terminating party has not Breached this Agreement in a manner which is responsible for the failure to obtain the Company Stockholder Approval or Stockholder Agent Appointment, as the case may be; or

(5) if (i) the satisfaction of a closing condition of the terminating party in Article VII is impossible; (ii) the terminating party is not, on the date of termination, in Material Breach of this Agreement; and (iii) the terminating party has not Breached this Agreement in a manner causing the impossibility of satisfying such closing condition; and

(c) by Stanford if the Merger shall not have been consummated prior to the Outside Date.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either the Company, Parent or Stanford as provided in Section 9.1, all obligations and Liabilities of the parties hereto under this Agreement shall forthwith terminate and become void and there shall be no Liability or obligation on the part of any party hereto or their respective Subsidiaries, officers, directors or stockholders, except (i) with respect to any breaches of Section 6.4 or Section 6.8, (ii) for the terms and provisions of the Confidentiality Agreement or Section 9.5, (iii) with respect to any Liabilities or damages incurred or suffered by a party as a result of the willful breach by any other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, (iv) for avoidance of doubt, amounts owed under the Shared Expenses Agreement, and (v) the provisions of Article I and Article X, to the extent applicable to clauses (i)-(iv) next preceding.

Section 9.3 Amendment. This Agreement may be amended, supplemented or otherwise modified at any time prior to the Effective Time upon the execution and delivery of a written instrument executed by each of the parties hereto; provided, however, that, after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, if required by applicable Law or the rules and regulations of the applicable party’s Principal Market, such amendment shall require an additional Company Stockholder Approval or Parent Stockholder Approval, as the case may be.

Section 9.4 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by any other party with any of its agreements and covenants set forth herein, or (iv) waive the satisfaction of any conditions to its obligations contained herein; provided, however, that, after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, if required by applicable Law or the rules and regulations of the applicable party’s Principal Market, such extension or waiver shall require an additional Company Stockholder Approval or Parent Stockholder Approval, as the case may be. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but neither such a written extension or waiver, nor the failure to insist on strict compliance with an obligation, covenant, agreement or condition, shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.5 Fees and Expenses. Subject to the terms and provisions of that certain letter agreement, dated April 3, 2006 (the “Shared Expenses Agreement”), by and among Parent, the Company and Stanford, regarding the sharing of certain expenses related to the exploration of a possible business combination between Parent and the Company, which agreement shall remain and continue in full force and effect in accordance with its terms, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same.

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ARTICLE X.
GENERAL PROVISIONS

Section 10.1 Notices. All notices, requests, instructions or other documents to be given or delivered under this Agreement shall be in writing and shall be deemed given: (i) five Business Days following the deposit of registered or certified mail in the United States mails, postage prepaid, (ii) when confirmed by telephone confirmation, if sent by facsimile or email (but only if followed by transmittal by reputable national courier service or hand delivery on the next Business Day), (iii) when delivered, if delivered personally to the intended recipient, and (iv) one Business Day following delivery to a reputable national courier service for overnight delivery, postage prepaid; and in each case, addressed to a party at the following address for such party:

If to Parent, Merger Sub or the Surviving Corporation, addressed to it at:

DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234
Attn: Dr. L.S. Smith
Facsimile: [omitted]
Email: [omitted]

with a copy (which shall not constitute notice and which shall not be required for delivery to be effective) to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130-2006
Attn: John J. Hentrich, Esq.
Facsimile: [omitted]
Email: [omitted]

If to the Company, addressed to it at:

Superior Galleries, Inc.
9478 W. Olympic Boulevard
Beverly Hills, California 90212
Attn: Chair, Special Independent Committee
Facsimile: [omitted]
Email: [omitted]

with copies (which shall not constitute notice and which shall not be required for delivery to be effective) to Stanford and to:

Rutan & Tucker LLP
611 Anton Boulevard Suite 1400
Costa Mesa, California 92626-1931
Attn: Thomas Brockington, Esq.
Facsimile: [omitted]
Email: [omitted]

If to Stanford, addressed to it at:

Stanford International Bank Ltd.
c/o Stanford Financial Group
6075 Poplar Avenue
Memphis, Tennessee 38119
Attn: James M. Davis, Chief Financial Officer
Facsimile: [omitted]
Email: [omitted]

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with a copy (which shall not constitute notice and which shall not be required for delivery to be effective) to:

Adorno & Yoss LLP
2525 Ponce de Leon Blvd., Suite 400
Miami, Florida 33134-6012
Attn: Seth P. Joseph, Esq.
Facsimile: [omitted]
Email: [omitted]

Any party hereto may change its address, email address or fax number for purposes hereof to such other address, email address or fax number as such party may have previously furnished to the other parties hereto in writing in accordance with this Section 10.1.

Section 10.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.4 Entire Agreement. This Agreement (together with the Exhibits, Schedules, Company Disclosure Schedules, Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Related Agreements, and any certificates, schedules and proxies delivered pursuant hereto or thereto, constitute the entire agreement and understanding of the parties hereto in respect of its and their subject matter and supersede all prior agreements and undertakings by or among the parties, both written and oral, among the parties, or any of them, with respect to the subject matter hereof or thereof (including the Original Agreement and that certain Limited Joinder Agreement, made and entered into as of July 12, 2006, by and among the Parties hereto, which agreements are superseded in their entirety by this Agreement and the Limited Joinder Agreement, respectively).

Section 10.5 Assignment. Neither this Agreement nor any of the rights, interests, Liabilities or obligations hereunder or under the Escrow Agreement shall be assigned by any of the parties hereto, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void and of no force or effect. Notwithstanding the foregoing, Merger Sub may, in its sole discretion, assign any and all rights, interests and obligations under this Agreement or under the Escrow Agreement to any wholly-owned Subsidiary of Parent.

Section 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in (i) Section 6.18 with respect to Insured Parties, (ii) Article VIII with respect to Indemnified Parties, and (iii) Section 8.5 with respect to the Escrow Agent.

Section 10.7 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the performance of the obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts negotiated, executed and to be performed entirely within such State, except that the Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of any Texas district court and any state appellate court therefrom within the County of Dallas in the State of Texas (or, if the Texas district court declines to accept jurisdiction over a particular matter, any state or federal court within said County) in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating hereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or

76

proceeding may be heard and determined in such Texas state court or, to the extent permitted by law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Texas state or federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Texas state or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.7(d).

Section 10.8 Disclosure. Any matter set forth in any section of a party’s disclosure schedule shall be considered disclosed for other sections of such disclosure schedule, but only to the extent that it would be readily apparent that such matter on its face would apply to a particular other section of such disclosure schedule. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 10.9 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute but one and the same agreement.

Section 10.10 Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, email or similar electronic or digital transmission pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

Section 10.11 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

Section 10.12 Specific Performance. Each of the parties hereto acknowledges and agrees that any breach or non-performance of, or default under, any of the terms and provisions hereof would cause substantial and irreparable damage to the other parties hereto, and that money damages would be an inadequate remedy therefor. Accordingly, each of the parties hereto agrees that each of them shall be entitled to seek equitable relief, including specific performance and injunctive relief, in the event of any such breach, non-performance or default in any action, suit or proceeding instituted in any court of the United States or any State having competent jurisdiction, or before any arbitrator or referee, in addition to any other remedy to which such party may be entitled, at law or in equity. Each party hereto agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

Section 10.13 Time. Time is of the essence in the performance of this Agreement.

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Section 10.14 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger, if any, shall be paid by the stockholders of the Company.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK ]

78

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

DGSE COMPANIES, INC.

By:	/s/ Dr. L.S. Smith
Dr. L.S. Smith Chairman and Chief Executive Officer

DGSE MERGER CORP.

By:	/s/ William H. Oyster
William H. Oyster Chief Executive Officer

SUPERIOR GALLERIES, INC.

By:	/s/ Silvano DiGenova
Silvano DiGenova Chief Executive Officer

79

EXHIBIT A.

FORM OF CERTIFICATE OF MERGER

(Attached)

Exh. A

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is    Superior Galleries, Inc.   , a Delaware corporation, and the name of the corporation being merged into this surviving corporation is    DGSE Merger Corp.   , a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is    Superior Galleries, Inc.   , a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of    DGSE Merger Corp.   , a Delaware corporation, except that Article I [ and Article IV ] of such Certificate of Incorporation shall be amended to read in [ its | their respective ] entirety as follows:

[I.](1)

The name of this corporation is:  Superior Galleries, Inc.

[IV.

The total number of shares of capital stock which the corporation shall have authority to issue is 6,000,000 shares of common stock, $0.0001 par value per share. ](1)

FIFTH: The merger is to become effective on    the filing of this Certificate of Merger   .

SIXTH: The Agreement of Merger is on file at    9478 W. Olympic Boulevard, Beverly Hills, California 90212   , the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the       day of                                   , A.D., 2007.

By:
Authorized Officer
William H. Oyster Chief Executive Officer

——————

(1)

Included bracketed language if DGSE Companies, Inc. elects to increase the authorized capital stock pursuant to Section 2.5 of the Amended and Restated Agreement and Plan of Merger and Reorganization.

Exh. A

EXHIBIT B.

FORM OF LETTER OF TRANSMITTAL

(Attached)

Exh. B

DGSE COMPANIES, INC.

LETTER OF TRANSMITTAL
To Accompany Certificates Formerly Representing Shares of Common Stock
of
SUPERIOR GALLERIES, INC.

Mail or deliver this Letter of Transmittal, or a facsimile,
together with the certificate(s) representing your Shares, to:

Registrar & Transfer Company (the “Exchange Agent”)
10 Commerce Drive
Cranford, NJ 07016

Attn: ___________________

Telephone Assistance:
___-___-_____

To the Stockholders of Superior Galleries, Inc.:

This Letter of Transmittal is being delivered in connection with the merger (the “Merger”) of Superior Galleries, Inc., a Delaware corporation (“Superior”), with DGSE Merger Corp., a Delaware corporation and a wholly-owned subsidiary of DGSE Companies, Inc., a Nevada corporation (“DGSE”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, made and entered into as of January 6, 2007. The Merger became effective on ________ ___, 2007.  Pursuant to the Merger, Superior common stockholders will receive, in exchange for each of their shares of Superior common stock, 0.2731 of a share of DGSE common stock (collectively the “DGSE Shares”), rounded up (in the case of fractional shares) to the nearest whole number of DGSE Shares.

No dividends or other distributions declared or made after the Merger with respect to DGSE Shares with a record date thirty or more days after the Merger but prior to the surrender of a certificate formerly representing any shares of Superior common stock (“Superior Shares”) will be paid or due to the holder of such certificate exchangeable therefor.

Letters of Transmittal, properly completed, must accompany the surrendered certificates formerly representing Superior Shares. All surrendered certificates must be accompanied by an appropriate Letter of Transmittal.

The undersigned, subject to the terms and conditions set forth In this Letter of Transmittal, hereby surrenders the following certificates (the “Certificates”) formerly representing Superior Shares listed in the following box to DGSE.  Please issue the new DGSE Companies, Inc. certificate in the name shown above to the above address unless instructions are given in the boxes below.

Method of delivery of the certificate(s) is at the option and risk of the owner thereof. See Instruction 1.

If your Certificate(s) have been lost, stolen, misplaced or mutilated contact the Exchange Agent at ___-___-_____, See Instruction 5.

DESCRIPTION OF SHARES SURRENDERED (Please fill in. Attach separate schedule if needed)
Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections	Certificate No(s)	Number of Shares

Total Shares

Exh. B

The undersigned understands and agree that I (we) will not be able to change my (our) mind after delivering this Letter of Transmittal and my (our) Certificate(s) to the Exchange Agent.  The undersigned acknowledges and accepts the indemnification provisions set forth in Article VIII of the Merger Agreement.  The undersigned approves the selection and authorization of Stanford International Bank, Ltd., a company organized under the laws of Antigua and Barbuda, as the exclusive agent and representative of the stockholders (the “Stockholder Agent”).  The undersigned understands and agrees that my (our) receipt of the merger consideration will subject me (us) to all of the terms and conditions in the Merger Agreement, including without limitation those terms and conditions with respect to the Stockholder Agent, as well as to all of the terms and conditions set forth in the Merger Agreement with respect to the escrow and the Escrow Agreement.

Please carefully read the enclosed instructions for surrendering your Certificate(s).

Exh. B

CERTIFICATE HOLDER(S) SIGN HERE

The undersigned hereby represents and warrants that the undersigned has full power and authority to complete and deliver this Letter of Transmittal and to deliver for surrender and cancellation the above described Certificate(s) delivered herewith and that the rights represented by the Certificate(s) are free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim.  The undersigned will, upon request, execute any additional documents necessary or desirable to complete the surrender of the Certificate(s) surrendered herewith.  All authority conferred shall survive the death or incapacity of the undersigned and all obligations of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

SPECIAL ISSUANCE INSTRUCTIONS

Complete ONLY if the new certificate is to be issued in a name which differs from the name on the surrendered Certificate(s).  Issue to:

Name(s): (Print Name)

Address: (Print Address, including Zip Code)

(Please also complete the enclosed Substitute Form W-9 AND see instructions regarding signature guarantee.  See Instructions 3, 4 & 6.)

SPECIAL DELIVERY INSTRUCTIONS

Complete ONLY if the new certificate is to be mailed to some address other than the address reflected above.  Mail to:

Name(s): (Print Name)

Address: (Print Address, including Zip Code)

YOU MUST SIGN IN THE BOX BELOW	Also: Sign and provide your tax ID number on the enclosed Substitute Form W-9

SIGNATURE(S) REQUIRED
Signature(s) of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear on stock certificate(s).  If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title.  See Instructions 2, 3 or 4.

Registered Holder

Registered Holder

Title, if any

Date

 Phone

SIGNATURE(S) GUARANTEED (IF REQUIRED)
See Instruction 3.

Unless the Certificate(s) is surrendered by the registered holder(s) thereof or for the account of a member of the Securities Transfer Agents’ Medallion Program (STAMP), Stock Exchange Medallion Program (SEMP) or New York Stock Exchange Medallion Signature Guarantee Program (MSP), the signature(s) to the left must be guaranteed by such a member. See Instruction 3.

Authorized Signature

Name of Firm

Address of Firm (Print Address, including Zip Code)

Exh. B

INSTRUCTIONS FOR SURRENDERING CERTIFICATES
(Please read these instructions carefully)

1. Method of Delivery: Your old Certificate(s) and the Letter of Transmittal must be sent or delivered to the Exchange Agent. Do not send them to Superior or DGSE. The method of delivery of Certificate(s) to be surrendered to the Exchange Agent at the address set forth on the front of the Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective and the risk of loss will pass, only when received by the Exchange Agent. If the Certificate(s) is sent by mail, registered mail with return receipt requested and properly insured, is suggested.  A return envelope is enclosed.

2. New Certificate issued in the Same Name: If the new certificate is to be issued in the same name as the surrendered Certificate(s) is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered Certificate(s) is registered.  Do not sign the Certificate(s).  Signature guarantees are not required if the Certificate(s) surrendered herewith is submitted by the registered owner of the Superior Shares formerly represented by such Certificate(s) and the section entitled “Special Issuance Instructions” has been left blank, or is for the account of an Eligible Institution.

If any of the Superior Shares surrendered herewith are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the Certificate(s). If any Superior Shares are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians attorneys-in fact, officers of corporations or others acting in a fiduciary or representative capacity, who are not identified as such in the registration, must be accompanied by proper evidence of the signer’s authority to act.

3. New Certificate issued in Different Name: If the section entitled “Special Issuance Instructions” is completed then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such member is an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in the United States, members of the National Association of Securities Dealers or banks and trust companies in the United States.

If the surrendered Certificate(s) is registered in the name of a person other than the signer of this Letter of Transmittal, or if issuance is to be made to a person other than the signer of this Letter of Transmittal, or if issuance is to be made to a person other than the registered owner(s), then the surrendered Certificate(s) must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owner(s) appears on such Certificate(s) or stock power(s), with the signature(s) on the Certificate(s) or stock power(s), guaranteed by an Eligible Institution as provided herein.

4. Special Issuance and Delivery Instructions.  Indicate the name and address in which the new certificate is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. The stockholder is required to give the social security number or employer identification number of the record owner of the Superior Shares. If Special Issuance Instructions have been completed, the stockholder named therein will be considered the record owner for this purpose.

5. Letter of Transmittal Required: Surrender of Certificate(s) Lost Certificate(s): You will not receive your new certificate unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the Certificate(s) formerly representing your Superior Shares and any required accompanying evidences of authority. If your Certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange Agent for Instructions at __-___-____ prior to submitting your Certificate(s) for exchange.

6. Substitute Form W 9: Under Federal income tax law, a non exempt stockholder is required to provide the Exchange Agent with such stockholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Substitute Form W 9.  If the Certificate(s) is in more than one name or is not in the name of the actual owner, consult the enclosed Substitute Form W 9 Guidelines for additional guidance on which number to report.

Exh. B

7. Resolution of Disputes. Any and all disputes with respect to Letters of Transmittal will be resolved by DGSE and its decision will be conclusive and binding on all concerned. DGSE may delegate this function to the Exchange Agent in whole or in part. DGSE or the Exchange Agent shall have the absolute right in its sole discretion to reject any and all Letters of Transmittal and surrenders of Certificates that are deemed by either of them to be not in proper form or to waive any immaterial irregularities or defects in any Letter of Transmittal or in the surrender of any Certificate. Surrenders of Certificates will not be deemed to have been made until all defects or irregularities that have not been waived have been cured.

8. Backup Withholding. The surrendering stockholder must check the box in Part III of the enclosed Substitute Form W 9 if a TIN has not been issued and the stockholder has applied for a TIN or intends to apply for a TIN in the near future. If a TIN has been applied for and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 28% on all cash payments to such surrendering stockholder of any cash consideration due for their former Superior Shares. Please review the enclosed Guidelines for Certification of Taxpayers Identification Number on Substitute Form W 9 for additional details on what TIN to give the Exchange Agent.

Exh. B

EXHIBIT C.

FORM OF ESCROW AGREEMENT

(See Annex B)

Exh. C

EXHIBIT D.

FORM OF AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT

(See Annex C)

Exh. D

EXHIBIT E.

FORM OF WARRANT

(See Annex H)

Exh. E

EXHIBIT F.

FORM OF NOTE EXCHANGE AGREEMENT

(See Annex D)

Exh. F

EXHIBIT G.

FORM OF STANFORD TERMINATION AND RELEASE AGREEMENT

(See Annex E)

Exh. G

EXHIBIT H.

FORM OF REGISTRATION RIGHTS AGREEMENT

(See Annex F)

Exh. H

EXHIBIT I.

FORM OF CORPORATE GOVERNANCE AGREEMENT

(See Annex G)

Exh. I

EXHIBIT J.

FORM OF STANFORD OFFICER’S CERTIFICATE

(Omitted)

Exh. J

EXHIBIT K.

FORM OF COMPANY LEGAL OPINION

(Omitted)

Exh. K

EXHIBIT L.

FORM OF STANFORD LEGAL OPINION

(Omitted)

Exh. L

EXHIBIT M.

FORM OF PARENT OFFICERS’ CERTIFICATE

(Omitted)

Exh. M

EXHIBIT N.

FORM OF PARENT LEGAL OPINION

(Omitted)

Exh. N

SCHEDULE 1

A WARRANT DISTRIBUTION AND ALLOCATION

Name	Address	% of Underlying Shares

Stanford International Bank, Ltd.	[ ] St. John’s, Antigua West Indies	50.00%
Daniel T. Bogar	[ ] Hollywood, Fl. 33019	11.56%
William R. Fusselmann	[ ] Key Biscayne, FL 33149	11.56%
Osvaldo Pi	[ ] Pinecrest, FL 33156	11.56%
Ronald M. Stein	[ ] Miami Beach, Fl. 33141	11.56%
Charles M. Weiser	[ ] Hollywood, FL 33021	1.87%
Tal Kimmel	[ ] Miami, FL 33131	1.87%

Sch. 1

SCHEDULE 2

B WARRANT DISTRIBUTION AND ALLOCATION

Name	Address	% of Underlying Shares

Stanford International Bank, Ltd.	[ ] St. John’s, Antigua West Indies	50.0%
Daniel T. Bogar	[ ] Hollywood, Fl. 33019	12.5%
William R. Fusselmann	[ ] Key Biscayne, FL 33149	12.5%
Osvaldo Pi	[ ] Pinecrest, FL 33156	12.5%
Ronald M. Stein	[ ] Miami Beach, Fl. 33141	12.5%

Sch. 2

ANNEX B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made and entered into as of ____________ __, 2007 (this “Agreement”), by and among (i) DGSE Companies, Inc., a Nevada corporation (together with its successors and permitted assigns, “DGSE”), (ii) Stanford International Bank Ltd., a company organized under the laws of Antigua and Barbuda, as agent and representative for the Stockholders (as defined below) of Superior (as defined below) (in such capacity, together with any successors in such capacity, the “Stockholder Agent”), and (iii) American Stock Transfer & Trust Company, a New York corporation, as securities intermediary and escrow agent (in such capacity, the “Escrow Agent”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in that certain Amended and Restated Agreement and Plan of Merger and Reorganization, made and entered into as of January 6, 2007 (the “Merger Agreement”), by and among DGSE, DGSE Merger Corp., a Delaware corporation (“Merger Sub”), Superior Galleries, Inc., a Delaware corporation (f/k/a Tangible Asset Galleries, Inc., a Nevada corporation) (“Superior”), and the Stockholder Agent.

RECITALS

WHEREAS, the Merger Agreement provides for the merger of Superior with and into Merger Sub, with Superior as the surviving company and a wholly-owned subsidiary of DGSE (the “Merger”);

WHEREAS, pursuant to the Merger, all outstanding capital stock of Superior may be exchanged for shares of common stock, par value $0.01 per share, of DGSE (the “DGSE Common Stock”), subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, Section 3.14 and ARTICLE VIII of the Merger Agreement provide that a separate escrow account (the “Escrow Account”) shall be established for the purpose of securing the indemnification obligations of the stockholders of Superior listed from time to time on Exhibit A (collectively, the “Stockholders”) set forth in Article VIII of the Merger Agreement;

WHEREAS, the Stockholders have adopted and approved the Merger Agreement and irrevocably appointed and constituted the Stockholder Agent as their exclusive agent and representative for purposes of the Merger Agreement and this Agreement;

WHEREAS, simultaneously with the effectiveness of this Agreement, DGSE shall deliver to the Escrow Agent, on behalf of the Stockholders, shares of DGSE Common Stock as provided in Section 1, which shares shall be deposited in the Escrow Account;

WHEREAS, pursuant to the DiGenova Warrant, (i) DiGenova has agreed that a portion of the shares to be issued upon the exercise of such warrant shall be subject to the escrow provisions of the Merger Agreement and this Agreement, (ii) upon exercise of the DiGenova Warrant, DGSE is obligated to deposit a portion of the shares for which such warrant is exercised into the Escrow Account for the purpose of securing the indemnification obligations of the Stockholders and DiGenova set forth in Article VIII of the Merger Agreement (the “Warrant Shares”), and (iii) the holder of such warrant has irrevocably appointed and constituted the Stockholder Agent as its exclusive agent and representative for purposes of the applicable provisions of the Merger Agreement and this Agreement;

WHEREAS, the Escrow Agent desires to act as the escrow agent as provided in this Agreement; and

WHEREAS, the Parties desire to establish the terms and conditions pursuant to which the Escrow Account shall be established and maintained.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto (collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

1. Commencement of Duties; Escrow Account.

1.1 Commencement of Duties. Upon receipt by the Escrow Agent of the shares of DGSE Common Stock provided in Section 1.2, (i) the Escrow Agent shall deliver a notice to DGSE and to the Stockholder Agent acknowledging such receipt, and (ii) the Escrow Agent shall hold any Escrow Cash (defined below), the Escrow Shares (defined below) and any proceeds of the foregoing (other than Escrow Share Dividends (defined below)) in escrow pursuant to the terms of this Agreement. The Escrow Agent shall hold and safeguard the Escrow Account during the Escrow Period (defined below), shall treat such accounts as trust funds in accordance with the terms of this Agreement and not as the property of the Escrow Agent, DGSE, the Stockholders or the Stockholder Agent and shall hold and dispose of the cash and shares in the Escrow Account only in accordance with the terms set forth in this Agreement.

1.2 Initial Share Deposits. Simultaneously with the effectiveness of this Agreement, DGSE shall deliver to the Escrow Agent, on behalf of the Stockholders and for the benefit of the Indemnified Parties, including as beneficiaries and secured parties, stock certificates evidencing the number of shares of DGSE Common Stock as determined in accordance with Section 3.14(a) of the Merger Agreement, issued in the name of the Escrow Agent, in its capacity as escrow agent hereunder, or its nominee, and containing the restrictive legend set forth on Exhibit C, for deposit in the Escrow Account as security for the Indemnified Parties, as further provided herein. Upon the exercise of the DiGenova Warrant, DGSE shall deliver to the Escrow Agent, on behalf of DiGenova and for the benefit of the Indemnified Parties, including as beneficiaries and secured parties, stock certificates evidencing the number of shares of DGSE Common Stock as determined in accordance with Section 6 of the DiGenova Warrant, issued in the name of the Escrow Agent, in its capacity as escrow agent hereunder, or its nominee, and containing the restrictive legend set forth on Exhibit C, for deposit in the Escrow Account as security for the Indemnified Parties, as further provided herein. The shares of DGSE Common Stock held in the Escrow Account from time to time shall collectively be referred to as the “Escrow Shares”.

1.3 Investment of Escrow Cash. Upon receipt of any cash, including upon the sale or liquidation of, or the declaration of any cash dividend or distribution (other than an Escrow Share Dividend) in respect of, any Escrow Shares (any such cash, the “Escrow Cash”), the Escrow Agent shall invest and re-invest such cash (i) solely at the risk of the beneficiaries of the Escrow Account; (ii) in the name of the Escrow Agent or its nominee; and (iii) in such amounts and in such Permitted Investments (as defined below) as DGSE may designate in writing from time to time. Income, if any, resulting from the investment of the Escrow Cash or the liquidation of Permitted Investments shall be retained by the Escrow Agent and will be considered, for all purposes of this Agreement, to be part of the Escrow Cash deposited in the Escrow Account. “Permitted Investments” means an investment in any of the following accounts, securities and instruments: (i) demand deposits, certificates of deposit, bankers acceptances, time deposits and other deposit accounts with commercial banks organized under the laws of the United States of American, or any State thereof, having an aggregate capital and surplus in excess of $100,000,000 and, to the extent applicable, having a maturity of not more than 180 days from the date of investment therein; (ii) investments in marketable direct obligations of, or obligations unconditionally and fully guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) and maturing not more than one year from the date of investment therein; (iii) open market commercial paper rated at least “A1” or “P1” or better by a nationally recognized statistical rating organization and maturing not more than one year from the issuance thereof; (iv) money market and other mutual funds invested solely in (A) the types of Permitted Investments described in clauses (i) through (iii), inclusive, of this definition of Permitted Investments, and (B) investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business. Any interest earnings from any Permitted Investment shall be credited upon receipt by the Escrow Agent to the Escrow Fund.

1.4 Escrow Share Dividends, Etc. Any dividends distributed by DGSE in respect of Escrow Shares, other than stockholder rights associated with a stockholder rights plan which by their terms are not separable from the Escrow Shares, (all such dividends, “Escrow Share Dividends”) shall not become Escrow Cash, Escrow

Shares or Escrow Assets and shall not be deposited in the Escrow Account, but shall be promptly distributed in accordance with Section 2.7.

1.5 Share Distributions, Etc. Any shares of DGSE Common Stock or other equity securities issued or distributed (including shares issued in connection with a stock split or other reclassification or recapitalization) (“New Shares”) in respect of Escrow Shares that have not been released from the Escrow Account, other than Escrow Share Dividends, shall be deposited in the Escrow Account and become a part thereof, and shall be considered Escrow Shares for all purposes of this Agreement. New Shares issued in respect of shares of DGSE Common Stock that have been paid or released from the Escrow Account shall not be deposited in the Escrow Account, but shall be distributed to the respective record holders of such paid or released shares.

1.6 Voting of Shares. The Stockholders shall be entitled to vote their respective pro rata portion of Escrow Shares, based on their respective percentage interest as set forth on Exhibit A (which shall include, with respect to DiGenova, the shares deposited in the Escrow Account pursuant to the DiGenova Warrant). DGSE shall deliver any communications it distributes to its stockholders qua stockholders, including notices of meetings, annual reports and proxy statements, to the Stockholder Agent at the time such communications are delivered to its other stockholders. The Stockholder Agent shall deliver such communications to the respective Stockholders and, in accordance with the instructions received from the Stockholders, direct the Escrow Agent in writing as to the exercise of voting rights pertaining to the Escrow Shares as to which such voting instructions have been received, and not to act with respect to any Escrow Shares for which no or invalid instructions have been received from any Stockholders, and the Escrow Agent shall comply with any such written instructions from the Stockholder Agent. To the extent of the absence of such instructions from the Stockholder Agent, the Escrow Agent shall not vote any Escrow Shares. Beyond the delivery of DGSE proxies or consents to the Stockholders as aforesaid, the Stockholder Agent shall have no obligation to solicit consents or proxies from the Stockholders for purposes of any such vote.

1.7 Issued and Outstanding. The Escrow Shares shall appear as issued and outstanding shares on the books and records of DGSE.

1.8 Transferability of Interests by Stockholders. The interests of the Stockholders in the Escrow Account, or the Escrow Cash, Escrow Shares, Permitted Investments and other assets from time to time held in the Escrow Account (collectively, the “Escrow Assets”), may not be sold, assigned or otherwise Transferred, other than strictly in accordance with the limited exceptions provided in Section 3.15 of the Merger Agreement. The applicable Stockholder effecting, or any Party who has actual notice of, any such permitted sale, assignment or other Transfer shall promptly provide notice thereof to the Escrow Agent, Stockholder Agent and DGSE thereof, and no such sale, assignment or other Transfer shall be valid or effective unless so made and until such notice has been duly provided.

2. Escrow Account.

2.1 Escrow Period. The Escrow Agent shall establish the Escrow Account immediately upon the effectiveness of this Agreement, and will terminate the Escrow Account at 5:00 p.m., Pacific time, on the date (as adjusted pursuant hereto, the “Expiration Date”) that is one calendar year after the Effective Time (such period of time, as adjusted pursuant hereto, the “Escrow Period”); provided, however, that in the event DGSE notifies the Escrow Agent that any Indemnified Party has made a claim under Article VIII of the Merger Agreement prior to the Expiration Date which claim has not yet been fully and finally resolved and settled on the Expiration Date (an “Unresolved Claim”), the Escrow Period shall be extended, the Expiration Date, the termination of the Escrow Account, and the release of shares of DGSE Common Stock having an aggregate value of the maximum aggregate amount of all Unresolved Claims shall be delayed, until the earlier to occur of (i) ten Business Days after DGSE notifies the Escrow Agent and the Stockholder Agent that it has determined that each Unresolved Claim has been fully and finally resolved, settled and satisfied, and (ii) the date no Escrow Assets remain in or are due to the Escrow Account.

2.2 Funding. The Escrow Agent shall deposit cash (if any) and shares of DGSE Common Stock in the Escrow Account as provided in Section 1.

2.3 Use of Account.

(a) Indemnified Party Claims. The Stockholders have agreed to indemnify, defend and hold harmless DGSE and its Representatives and Affiliates (including the Surviving Corporation) (collectively, the “Indemnified Parties”) in Section 8.2 of the Merger Agreement from and against any Losses, as set forth in Article VIII of the Merger Agreement. DiGenova has additionally agreed to indemnify, defend and hold harmless the Indemnified Parties in Section 6 of the DiGenova Warrant. The Stockholder Agent, on behalf of the Stockholders, expressly agrees, and by virtue of the approval of the Merger and the Merger Agreement each Stockholder has agreed and consented, and by virtue of accepting the DiGenova Warrant DiGenova has agreed and consented, that the Escrow Assets (i) shall be available to satisfy, including as security for, such indemnity obligations, subject to the limitations and in the manner provided for in this Agreement, and (ii) are subject to release and payment to DGSE or other Indemnified Parties upon the terms and subject to the conditions set forth herein and in the Merger Agreement.

(b) Distributions. The Escrow Agent shall establish and maintain the Escrow Account solely for the purposes of (i) satisfying the indemnification obligations of the stockholders of Superior and DiGenova under the Merger Agreement, and (ii) distributing any assets remaining in the Escrow Account upon the expiration of the Escrow Period as provided in Section 2.7.

2.4 Claims.

(a) Indemnified Party. The Escrow Agent shall distribute assets from the Escrow Account to satisfy the claim of an Indemnified Party only upon receipt of: (i) joint instructions executed by DGSE and the Stockholder Agent; (ii) a final written decision of an arbitrator submitted by DGSE on behalf of the applicable Indemnified Party, or (iii) a final non-appealable order of a court of competent jurisdiction submitted by DGSE on behalf of the applicable Indemnified Party; in each case containing instructions to the Escrow Agent concerning the release of assets from the Escrow Account (including the name of the payee and the amount of the payment). Upon payment in full of a claim so received pursuant to Section 2.5, the Escrow Agent shall deem such claim finally resolved, settled and satisfied for purposes of this Agreement. In the event there are insufficient assets to pay the claims of all Indemnified Parties, the claims made by DGSE shall be satisfied first and all other claims shall be satisfied on a pro rata basis from the remaining assets.

2.5 Payments from Escrow Account. In the event any Indemnified Party is entitled to payment on a claim from the Escrow Account, the Escrow Agent shall make such payment:

(a) first, out of any Escrow Cash then held in the Escrow Account,

(b) second, if commercially reasonable or upon the written request of DGSE, out of cash received upon the liquidation of any Permitted Investments or other assets (other than Escrow Shares) then held in the Escrow Account; and

(c) finally, out of the Escrow Shares by delivering to such Indemnified Party a number of Escrow Shares from the Escrow Account having a value equal to the remaining amount of the payment due, with such shares being valued at the per-share value equal to $2.67 (the “Share Value”); provided, however, that in the event of any Capitalization Adjustment with respect to the DGSE Common Stock occurring after the Effective Time, the Share Value shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Section 2.5(c) prior to such Capitalization Adjustment (it being understood that DGSE shall promptly notify the Escrow Agent of any Capitalization Adjustment).

Any distribution of Escrow Assets to an Indemnified Party pursuant to this Section 2 shall be deemed paid by the Stockholders on a pro rata basis. calculated in accordance with the percentages set forth opposite the respective Stockholder names on Exhibit A.

2.6 Release. During the ten Business Days prior to the expiration of the Escrow Period, the Escrow Agent shall use its commercially reasonable efforts to liquidate all Escrow Assets (other than Escrow Shares and Escrow Cash) held in the Escrow Account so that no Escrow Assets other than Escrow Shares and Escrow Cash will remain in the Escrow Account upon the expiration of the Escrow Period. Upon the expiration of the Escrow Period, or as soon as reasonably practicable thereafter, subject to Section 4.12, the Escrow Agent shall distribute all of the Escrow Assets then held in the Escrow Account to the Stockholders pursuant to Section 2.7.

2.7 Distribution. Any distribution of all or a portion of the Escrow Assets then held in the Escrow Account to the Stockholders pursuant to Section 2.6, or of any Escrow Share Dividends pursuant to Section 1.4, shall be distributed on a pro rata basis to the stockholders of Superior immediately prior to the Merger, and to DiGenova with respect to the Warrant Shares, in accordance with the percentages set forth opposite such stockholders’ respective names on Exhibit A; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Assets or Escrow Share Dividends otherwise distributable to any stockholder who is identified on Exhibit A as (i) being a Dissenting Stockholder, or (ii) not having prior to such distribution surrendered its stock certificates formerly representing Company Common Shares pursuant to the terms of the Merger Agreement (or theretofore delivered the affidavit and bond, if any, specified in Section 3.4(i) of the Merger Agreement). Any such withheld Escrow Assets or Escrow Share Dividends shall be delivered to DGSE promptly after the expiration of the Escrow Period, and, with respect to such Stockholders other than Dissenting Stockholders, shall be delivered by DGSE to the Stockholders to whom such Escrow Assets or Escrow Share Dividends would have otherwise been distributed upon surrender of their certificates representing Company Common Shares (or delivery of such affidavit and bond, if any). The Escrow Agent shall distribute Escrow Assets or Escrow Share Dividends to the respective Stockholders by mailing a check representing the funds, or directing the transfer agent for the Escrow Shares to deliver a stock certificate representing such Escrow Shares or Escrow Share Dividends, due to such Stockholder at its address shown on Exhibit A. No fractional Escrow Shares shall be distributed to the Stockholders pursuant to this Agreement and, upon notification of a permitted distribution to the Stockholders, DGSE shall provide, or cause its transfer agent to provide, stock certificates evidencing a number of shares that each Stockholder shall receive rounded up to the nearest whole number of shares.

2.8 Calculations. Notwithstanding anything herein to the contrary, the Person requesting a distribution shall make any and all calculations required to be made pursuant to this Section 2, including the value of the Escrow Shares, and certify the same to the Escrow Agent.

3. Stockholder Agent. The Parties acknowledge and accept the provisions of Section 8.5 of the Merger Agreement concerning the Stockholder Agent, which are incorporated herein by reference. Any successor Stockholder Agent under the Merger Agreement shall become the Stockholder Agent hereunder, as provided in such Section 8.5.

4. Escrow Agent.

4.1 Appointment and Acceptance. DGSE and the Stockholder Agent hereby appoint the Escrow Agent as escrow agent in relation to or in connection with this Agreement and the Merger Agreement. The approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of Superior constitutes, without any further action on the part of any such stockholders, the consent and authorization of each of such stockholders for the Escrow Agent to act as the escrow agent pursuant to the terms and provisions hereof. The Escrow Agent hereby accepts such appointments.

4.2 Duties. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions that the Escrow Agent may receive from DGSE and the Stockholder Agent from time to time as provided herein, upon which instructions the Escrow Agent may conclusively rely.

4.3 Compliance with Orders, Etc. The Escrow Agent is authorized to comply with and obey orders, awards, judgments or decrees of any court of law or arbitration tribunal, notwithstanding any notices, warnings or other communications from any party hereto or any other Person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitration tribunal, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

4.4 Certain Notices. DGSE shall promptly notify the Escrow Agent of the Closing Date, any Capitalization Adjustment, and the expiration of the Escrow Period. Upon the expiration of the Escrow Period, DGSE shall update Exhibit A to indicate each Stockholder’s name, current mailing address (as notified to DGSE by the applicable Stockholder) and how many Escrow Shares are to be distributed to each Stockholder.

4.5 Additional Instructions. The Escrow Agent may from time to time request further information, instructions or direction from DGSE or the Stockholder Agent, as the case may be, as it reasonably deems necessary in the performance of its duties hereunder, and DGSE or the Stockholder Agent, as applicable, shall use their respective commercially reasonable efforts promptly to provide such information, instructions or direction, upon which the Escrow Agent may conclusively rely.

4.6 Limitation of Liability. In performing any duties hereunder, the Escrow Agent shall not be liable to any party hereto for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that the Escrow Agent in good faith believes to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel (whether such counsel will be regularly retained or specifically employed) in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party hereto or beneficiary hereof. The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4.7 Disputes. If any controversy arises between the parties to this Agreement, or with any other Person, concerning the subject matter of this Agreement, the Escrow Agent shall not be required to determine the controversy or to take any action regarding it. Furthermore, the Escrow Agent may file an action of interpleader requiring the parties hereto to answer and litigate any claims and rights amongst themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and Escrow Assets; provided, however, that all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action shall be reimbursed equally by the Stockholders (subject to Section 4.13), on the one hand, and DGSE, on the other hand, it being agreed and understood that the Escrow Agent shall have a prior lien upon the Escrow Assets with respect to its costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action, superior to the interests of any other Person. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement, except for any liability for obligations or acts or omissions that have already occurred, and only to the extent set forth herein.

4.8

Indemnification. DGSE and the Stockholders (subject to Section 4.13), and their respective successors and assigns, shall jointly and severally indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, attorneys fees and disbursements, that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement. Such indemnification shall survive the resignation or removal of the Escrow Agent, or the termination of this Agreement.

4.9 Resignation and Removal. The Escrow Agent may resign at any time upon sixty days written notice to DGSE and the Stockholder Agent, and the duties of the Escrow Agent shall terminate at the time specified in such notice (but not less than sixty days after delivery to DGSE). The Escrow Agent may be removed at any time by notice from DGSE, and the duties of the Escrow Agent shall terminate at the time specified in such notice. Upon the termination of its duties hereunder, the Escrow Agent shall promptly deliver the balance of the Escrow Assets, and any documentation or notices or other communications relating to the Escrow Account, the Escrow Assets or this Agreement, then in its possession to a successor escrow agent, as identified by a written notice delivered by DGSE to the Escrow Agent.

4.10 Successors. DGSE may appoint the successor escrow agent (i) without the consent of the Stockholder Agent if such successor is a commercial bank organized under the laws of the United States of America, or any State thereof, having an aggregate capital and surplus in excess of $50,000,000 and being a “securities intermediary” for purposes of the applicable Uniform Commercial Code, or (ii) with the consent of the Stockholder Agent (which the Stockholder Agent may not unreasonably withhold, delay or condition). If DGSE shall have failed to appoint a successor escrow agent prior to the termination of the Escrow Agent’s duties as provided in this Section 4.10, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, with due regard to the qualifications for a successor escrow agent specified in clause (i) next preceding, and any such resulting appointment shall be binding upon all of the parties hereto and beneficiaries hereof. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties (but not accrued liabilities) of the predecessor escrow agent as if originally named as escrow agent. Upon resignation in accordance with this Section 4.10, the Escrow Agent shall be discharged from any further duties and liability under this Agreement, except for any liability for obligations or acts or omissions that have already occurred, and only to the extent set forth herein.

4.11 Fees. All fees of the Escrow Agent for performance of its duties under this Agreement shall be paid one-half by DGSE and (subject to Section 4.13) one-half by the Stockholders. Exhibit B sets forth the usual fees and charges agreed upon for services of the Escrow Agent as contemplated by this Agreement. In the event the Escrow Agent renders any service not provided for in Exhibit B, or if the parties request a substantial modification of its terms, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Account, the Escrow Agent’s reasonable costs and expenses shall be paid (i) in the case the Escrow Agent is made a party to any litigation by DGSE or the Stockholder Agent, by DGSE or the Stockholders, as the case may be, or (ii) otherwise, one-half by DGSE and (subject to Section 4.13) one-half by the Stockholders.

4.12 Set-Off. In the event that the Escrow Agent is authorized to make disbursements to any party to or beneficiary of this Agreement pursuant to and in accordance with the terms of this Agreement, and fees and expenses are due and payable to the Escrow Agent pursuant to the terms of this Agreement by the party or beneficiary receiving such disbursement, the Escrow Agent is hereby authorized to offset such amounts due and payable to it against such disbursement to such party or beneficiary.

4.13 Limitations on Stockholder Payments. The obligations of the Stockholders to make payments to the Escrow Agent hereunder, other than pursuant to Section 5 (as to which the limitations of this Section 4.13 shall not apply), shall be strictly and exclusively limited to the Escrow Assets and Escrow Share Dividends. If the Escrow Assets and Escrow Share Dividends shall be insufficient to pay the fees of or other amounts due to the Escrow Agent hereunder, DGSE shall make such payments on behalf of the Stockholders (subject to reimbursement in the event any Escrow Assets or Escrow Share Dividends thereafter become available).

5. Tax Matters. The Escrow Agent shall be responsible for reporting any interest earned, as of each calendar year-end, on the Escrow Cash or Permitted Investments, or any cash dividends or other distributions made in respect of the Escrow Shares, to the IRS, whether or not such income was distributed by the Escrow Agent during any particular year. The Stockholder Agent shall provide a completed IRS Form W 8 (an original W-8 is required) or Form W 9 to the Escrow Agent upon the signing of this Agreement. The Escrow Agent may delay accepting any Escrow Cash until the IRS forms shall have been provided. Notwithstanding Section 4.13, each Stockholder, severally but not jointly, covenants and agrees to indemnify and hold the Escrow Agent harmless against all liability for tax withholding or reporting for any payments made by the Escrow Agent to such Stockholder pursuant to this Agreement. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return, other than 1099-INT reporting, with respect to any transaction, whether or not related to the Agreement or any Related Agreements, that occurs outside of the Escrow Account.

6. Miscellaneous.

6.1 Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)

all references in this Agreement to designated “Articles,” “Sections” and other subdivisions, or to designated “Exhibits,” “Schedules” or “Appendices,” are to the designated Articles, Sections and other subdivisions of, or the designated Exhibits, Schedules or Appendices to, this Agreement;

(b)

references to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)

references to any agreement, document or instrument means such agreement, document or instrument as Amended and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, annexes, appendices, exhibits, schedules and other attachments thereto;

(d)

references to “dollars” or “cash”, and the “$” symbol, are references to the lawful money of the United States of America;

(e)

with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(f)

the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”;

(g)

the term “or” shall not be exclusive;

(h)

pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender;

(i)

whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa; and

(j)

the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

6.2 Titles and Headings. The section and paragraph titles and headings contained herein are inserted purely as a matter of convenience and for ease of reference and shall be disregarded for all other purposes, including the construction, interpretation or enforcement of this Agreement or any of its terms or provisions.

6.3 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. Each of the parties hereto acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

6.4 Assignment. DGSE may assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Without limiting the generality of Section 1.8, none of the Stockholders may assign any of its rights or interests or delegate any of its duties or obligations under this Agreement without the prior written consent of DGSE, which consent may be withheld in DGSE’s sole and absolute discretion. The Stockholder Agent may assign and delegate its rights, powers, obligations and duties under this Agreement only as provided in Section 8.5 of the Merger Agreement. The Escrow Agent may assign and delegate its rights, powers, obligations and duties under this Agreement only as provided in Section 4.10. Any purported assignment not in full compliance with this Section 6.4 shall be null and void and of no force or effect ab initio. Subject to the sentence next preceding, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and express beneficiaries hereof and their respective successors and permitted assigns

6.5 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by DGSE, the Stockholder Agent and, if adversely affected thereby, the Escrow Agent; provided, however, that DGSE shall have the right to amend Exhibit A by written notice to the Escrow Agent and Stockholder Agent to the extent (i) Exhibit A does not accurately or completely list the Stockholders of Superior or their stock ownership immediately prior to the Merger, (ii) any Stockholder changes its current mailing address (it being agreed that the Stockholder Agent may certify to DGSE from time to time a new address of any Stockholder), (iii) any Stockholder delivers the required stock certificate or affidavit in lieu thereof, or (iv) a Stockholder sells, assigns or otherwise Transfers its interests in the Escrow Account, or any Escrow Cash, Escrow Stocks, Permitted Investments or other assets from time to time held therein, as permitted by Section 1.8. Any modification, amendment, alteration or supplement to the Merger Agreement which has or may have an adverse effect upon the Escrow Agent shall not be effective for purposes of this Agreement absent the written consent of the Escrow Agent, such consent not to be unreasonably withheld.

6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, tribunal or other governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties agree that such governmental body, arbitrator or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

6.7 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. No waiver by any party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

6.8 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) upon receipt if sent via registered or certified mail, return receipt requested, in the U.S. mails, postage prepaid, (ii) when sent if sent by facsimile or email; provided, however, that the facsimile or email is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following delivery to a reputable national courier service for overnight delivery; and in each case, addressed to a party at the following address:

(a)	If to DGSE, addressed to it at:

DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234
Attn: Dr. L.S. Smith
Facsimile: [omitted]
Email: [omitted]

with a copy (which shall not constitute notice and which shall not be required for effective delivery) to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130-2006
Attn: John J. Hentrich, Esq.
Facsimile: [omitted]
Email: [omitted]

(b)	If to the Stockholder Agent, addressed to it at:

Stanford International Bank Ltd.
c/o Stanford Financial Group
6075 Poplar Avenue
Memphis, Tennessee 38119
Attn: James M. Davis, Chief Financial Officer
Facsimile: [omitted]
Email: [omitted]

with a copy (which shall not constitute notice and which shall not be required for effective delivery) to:

Carlton Fields, P.A.
4000 Bank of America Tower at International Place
100 S.E. Second Street
Miami, Florida 33131
Attn: Seth P. Joseph, Esq.
Facsimile: [omitted]
Email: [omitted]

(c)	If to the Escrow Agent, addressed to it at:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
Attention: Herbert J. Lemmer
Facsimile: [omitted]
Email: [omitted]

Or in each case to such other address, email address or fax number as the party to whom the notice, request, instruction or other document is given may have previously furnished to the other parties in writing in the manner set forth in this Section 6.8.

6.9 Governing Law. This Agreement and the performance of the transactions and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts negotiated, executed and to be performed entirely within such State.

6.10 Entire Agreement. This Agreement, and to the extent of the definitions defined in the Merger Agreement and used herein, the Merger Agreement, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated by this Agreement. In case of any conflict between the Merger Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

6.11 Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties to this Agreement, the Indemnified Parties and the Stockholders, and their respective permitted successors and assigns, and no other Person shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.

6.12 Jurisdiction; No Jury Trial; Service of Process. The terms and provisions of Section 10.7 (d) (Waiver of Trial by Jury) of the Merger Agreement are hereby incorporated by reference herein and shall apply to this Agreement mutatis mutandis, as if expressly set forth herein.

6.13 Submission to Jurisdiction; No Jury Trial. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in any court of competent jurisdiction in the County of Dallas, Texas. ALL PARTIES HERETO AND EXPRESS BENEFICIARIES HEREOF HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HERETO AND EXPRESS BENEFICIARIES HEREOF HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

6.14 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

6.15 Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

DGSE COMPANIES, INC.

By:
Dr. L.S. Smith Chairman and Chief Executive Officer

STANFORD INTERNATIONAL BANK LTD., as Stockholder Agent

By:
James M. Davis Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Escrow Agent

By:
Herbert J. Lemmer Vice President

EXHIBIT A

SUPERIOR STOCKHOLDERS

Stockholder	Address	Superior Share Ownership	TIN	Delivered Stock Certificates or Affidavit in Lieu Thereof	Dissenting Stockholder

				☐	☐
				☐	☐

Exh. A

EXHIBIT B

ESCROW AGENT FEES

Fee: $7,500, plus out-of-pocket expenses.

Exh. B

EXHIBIT C

RESTRICTIVE LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND OTHER ESCROW PROVISIONS SET FORTH IN: (1) AN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, MADE AND ENTERED INTO AS OF JANUARY 6, 2007, BY AND AMONG DGSE COMPANIES, INC., DGSE MERGER CORP., SUPERIOR GALLERIES, INC., AND STANFORD INTERNATIONAL BANK LTD., AS STOCKHOLDER AGENT (TOGETHER WITH ITS SUCCESSOR IN SUCH CAPACITY, THE “STOCKHOLDER AGENT”); AND (2) AN ESCROW AGREEMENT, BY AND AMONG DGSE COMPANIES, INC., AMERICAN STOCK TRANSFER & TRUST COMPANY, AS ESCROW AGENT, AND THE STOCKHOLDER AGENT, MADE AND ENTERED INTO AS OF ________________, 2007. COPIES OF THE AFORESAID AGREEMENTS ARE ON FILE AT THE PRINCIPAL OFFICE OF DGSE COMPANIES, INC. AND SHALL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST.

Exh. C

ANNEX C

AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT

THIS IS AN AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT made this ____ day of ___________, 2007 (this “Agreement”), by and between:

Stanford Financial Group Company, a company having its principal office at, 6075 Poplar Avenue, Memphis, Tennessee 38119 (hereinafter referred to as “Lender”), and Superior Galleries, Inc., a Delaware corporation with a place of business at 9478 W. Olympic Blvd., Beverly Hills, California 90212 (hereinafter referred to as “Borrower”), with reference to the following facts:

RECITALS

A. Pursuant to a Commercial Loan and Security Agreement originally dated October 1, 2003, as amended (the “Existing Loan Agreement”), Stanford Financial Group Company (“SFG”) has provided certain credit facilities to Borrower. On November 30, 2004, the Lender was assigned all of SFG’s right, title and interest in the Existing Loan Agreement and the promissory note issued thereunder.

B. Pursuant to the Existing Loan Agreement, Lender provides Borrower a revolving credit facility of up to Nineteen Million Eight Hundred Ninety Two Thousand Three Hundred and Forty Dollars ($19,892,340).

C. Borrower and Lender wish to enter into this Agreement, which shall amend and restate the Existing Loan Agreement in its entirety and which hereinafter shall govern the terms and conditions under which Lender shall provide credit facilities to Borrower.

NOW, THEREFORE, THE PARTIES HERETO DO HEREBY AGREE AS FOLLOWS (reference being hereby made to Section 10 below for the definition of certain capitalized terms used herein):

Section 1. The Loans, Advances, Interest, Security Interest, Financing Statements, Collateral, Subordinations.

1.1 Loan Authorization

(a) The First Revolving Loan

Subject to all the terms and conditions of this Agreement, including the preconditions to loan advances as herein provided and so long as there exists no Event of Default nor any event which with the passage of time, the giving of notice or both would constitute an Event of Default, Lender will make advances to Borrower (the “First Revolving Loan”) in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) Five Million Five Hundred Thousand Dollars ($5,500,000) or (ii) the Borrowing Base. Advances under the First Revolving Loan shall be made in minimum amounts of One Hundred Thousand Dollars ($100,000) for each advance. The First Revolving Loan shall be evidenced by the First Revolving Loan Note in the form of Schedule “A-1” attached hereto and made a part hereof (referred to herein as the “First Revolving Loan Note”). The aforesaid First Revolving Loan Note and advances thereunder may be continued or extended by mutual agreement of the parties; provided, however, the parties acknowledge that Lender is under no obligation to extend the term of the First Revolving Loan and whether or not to continue or extend the term of the First Revolving Loan is in the Lender’s sole and absolute discretion. Notwithstanding the above provisions, the security interest granted to Lender in the Collateral as herein defined shall not in any way be limited to such amount or be dependent upon the use to which such funds are put but shall at all times fully secure the Obligations (as hereinafter defined).

(b) The Second Revolving Loan

Subject to all the terms and conditions of this Agreement, including the preconditions to loan advances as herein provided and so long as there exists no Event of Default nor any event which with the passage of time, the giving of notice or both would constitute an Event of Default, Lender will make advances to Borrower (the “Second Revolving Loan”) in an aggregate principal amount outstanding at any time not to exceed Six Million Dollars ($6,000,000). Advances under the Second Revolving Loan shall be made in minimum amounts of One Hundred Thousand Dollars ($100,000) for each advance. The Second Revolving Loan shall be evidenced by a

Second Revolving Loan Note in the form of Schedule “A-2” attached hereto and made a part hereof (referred to herein as the “Second Revolving Loan Note”). The aforesaid Second Revolving Loan Note and advances thereunder may be continued or extended by mutual agreement of the parties; provided, however, the parties acknowledge that Lender is under no obligation to extend the term of the Second Revolving Loan and whether or not to continue or extend the term of the Second Revolving Loan is in the Lender’s sole and absolute discretion. Notwithstanding the above provisions, the security interest granted to Lender in the Collateral (as hereinafter defined) shall not in any way be limited to such amount or be dependent upon the use to which such funds are put but shall at all times fully secure the Obligations (as hereinafter defined). It is the specific intent of the parties that advances under the Second Revolving Loan shall be made without regard to the Borrowing Base and that the entire principal amount of the Second Revolving Loan shall be available to Borrower.

1.2 Obligations

It is specifically agreed by Borrower and Lender that in the event that further financial accommodations of any type, including, but not limited to, letters of credit, coverage of overdrafts and the like, are now or hereafter extended by Lender to Borrower, the parties intend that this Agreement shall govern any and all such financial accommodations. An extension of the foregoing, all advances now or hereafter made by Lender to Borrower pursuant to this Agreement and/or any of the other Documents or any renewal or extensions thereof or otherwise, whether or not evidenced by notes, and all liability whether now existing or hereafter arising, absolute or contingent, direct or indirect with respect to or under letters of credit, banker’s acceptances or guarantees now or hereafter established by Lender pursuant to this Agreement, together with all other obligations and indebtedness of every kind and nature, whether now existing or hereafter arising, absolute or contingent, direct or indirect, under or pursuant to this Agreement or any of the other Documents or otherwise, of Borrower to Lender, to the extent the same are outstanding from time to time, are sometimes collectively referred to herein as the “Obligations”.

1.3 Interest

All amounts outstanding from time to time under either of the Notes shall bear interest at a per annum rate equal to a daily average of the Prime Rate as reported in the Wall Street Journal. Upon the occurrence of an Event of Default, interest shall accrue for the period of time for which any payment was due, during any applicable grace or cure period, and at all times while such default shall continue at a rate of five percent (5%) per annum greater than the rate then in effect. In the event that the total amount of any payment required under either of the Notes is not received by Lender within fifteen (15) days after its due date, Borrower shall pay to Lender a late charge equal to five percent (5%) of any such late payment.

1.4 Repayment

(a) The First Revolving Loan Note and the Second Revolving Loan Note shall provide that the payment of interest only for the actual number of days elapsed in each payment period on the daily outstanding principal balance of the First Revolving Loan and the Second Revolving Loan, respectively, shall be due and payable in monthly payments in arrears on the 10th day of each month commencing __________ 10, 2007 and continuing on the tenth (10th) day of each month thereafter until the entire outstanding principal balance and accrued interest has been paid in full.

(b) For all advances under the First Revolving Loan, Borrower shall repay said advances in full upon disposition of the Collateral on the basis of which such advances were made, with the understanding that “disposition” shall be defined as follows: (i) for auctions, the settlement date for the auction or whenever the Collateral is shipped, whichever is later, (ii) for dealer inventory financing, when Borrower receives good funds from the dealer; (iii) for loans to Borrower itself, as necessary to repay advances which are outstanding in an aggregate amount in excess of the limitations set forth in the first sentence of Section 1.1(a).

(c) Notwithstanding anything herein, the entire outstanding principal balance of all advances under the First Revolving Loan and the Second Revolving Loan and accrued and unpaid interest thereon shall be due and payable on ____________, 2011 unless said maturity date shall be extended in writing by Lender in accordance with this Agreement.

Payment of principal or interest shall be deemed received by Lender only upon receipt of good funds as determined by Lender.

1.5 Limitation on Use of Funds

Borrower may use advances of proceeds of the Loan only for (a) general corporate purposes of Borrower and (b) Permitted Inter-Company Transactions. Borrower agrees that to the extent any funds are made available to it under this Agreement, they shall be used in strict accordance with the policies set forth in Schedule “B” hereof, and that a material violation by Borrower of any such policy, which violation is not cured within ten (10) days after written notice of same is given by Lender to Borrower, shall be an Event of Default hereunder. Borrower shall certify to Lender quarterly, on each of the compliance certificates that Borrower delivers to Lender under clauses (i) and (ii) of Section 3.5, that Borrower has used the proceeds of each advance made to Borrower hereunder during the relevant fiscal quarter for purposes permitted under this Section 1.5. In addition, Borrower hereby agrees that Lender, not more frequently than once each year, following at least thirty (30) days notice to Borrower, shall have the option to engage an independent accounting firm, at Borrower’s expense, to conduct an independent compliance audit with respect to Borrower’s obligations hereunder.

1.6 Security

As security for the performance of Borrower’s Obligations pursuant to this Agreement, and the other Documents, Borrower hereby mortgages, pledges and assigns to Lender, and gives and grants to Lender a security interest in all of its right, title and interest in and to the items and types of property described or referred to below, whether now owned or hereafter acquired, and the proceeds and products thereof (all of which property is herein collectively called the “Collateral”), which security interest has and shall remain first and prior to all other security interests therein and which Collateral shall remain free and clear of all mortgages, pledges, security interests, liens and other encumbrances and restrictions on the transfer thereof, except as specifically set forth below and in Schedule “D” attached hereto:

(i) Accounts

All accounts (as such term is defined in the Uniform Commercial Code) of Borrower.

(ii) Third-Party Owned Inventory

All inventories of every kind owned by third parties, presently existing or hereafter acquired, wherever located, including all goods intended for auction sale or owned by third parties, against which Borrower has loaned funds and which serve as collateral therefor, and all contract rights with respect to any of the same and all documents representing any of the same, all whether now or hereafter in Borrower’s possession or in which Borrower may now have or may hereafter acquire any interest, all whether now existing or hereafter arising (the “Third-Party-Owned Inventory”). (For the avoidance of doubt, the Third-Party Owned Inventory shall not include inventory owned by third parties and consigned to Borrower, as to which Borrower has not made any loans to the consignor and with respect to which Borrower has no payment obligation to the consignor prior to the sale of such consigned inventory.) The security interest in the Third-Party-Owned Inventory shall continue in all Collateral described in this paragraph (except goods sold as provided in Section 9-307(1) of the Uniform Commercial Code), notwithstanding the sale, exchange or other disposition hereof by Borrower (sale, exchange or other disposition of any of said Collateral is not authorized by Lender, other than sale in the ordinary course of business).

(iii) Borrower-Owned Inventory

All items of Borrower’s wholesale and retail inventory, presently existing or hereafter acquired, wherever located, and all contract rights with respect to any of the same and all documents representing any of the same, all whether now owned or hereafter acquired by Borrower or in which Borrower may now have or may hereafter acquire any ownership interest, all whether now existing or hereafter arising (the “Borrower-Owned Inventory”). The security interest in the Borrower-Owned Inventory shall continue in all Collateral described in this paragraph (except goods sold as provided in Section 9-307(1) of the Uniform Commercial Code), notwithstanding the sale, exchange or other disposition hereof by Borrower (sale, exchange or other disposition of any of said Collateral is not authorized by Lender, other than sale in the ordinary course of business).

(iv) Notes and Liens

All promissory notes and related loan and security documents relating to or evidencing any loans made by Borrower, whether presently existing or hereafter acquired by Borrower, or in which Borrower may now have or may hereafter acquire any interest, including without limitation, any ownership interest or security or collateral interest, all whether now existing or hereafter arising.

(v) Documents

All documents and instruments relating to any and all loans made by Borrower, whether presently existing or hereafter acquired by Borrower, or in which Borrower may now have or may hereafter acquire any interest, including without limitation, any ownership interest or security or collateral interest, all whether now existing or hereafter arising.

(vi) Records

All books, records and other documents of every nature relating to the above described types of property, including, without limitation, all tapes, cards, discs, cassettes, papers, documents and computer software in the possession or control of Borrower, or any Affiliate of Borrower, all whether now owned or hereafter acquired by Borrower or in which Borrower now has or may hereafter acquire any interest, including without limitation, any ownership interest or security or collateral interest, all whether now existing or hereafter arising.

(vii) Insurance Policies

All rights in, to and under policies of insurance on said Inventory, including claims or rights to payment and proceeds heretofore or hereafter arising therefrom, with respect to the herein described types of property, all whether now owned or hereafter acquired by Borrower or in which Borrower may now have or may hereafter acquire any interest, including without limitation, any ownership interest or security or collateral interest, all whether now existing or hereafter arising.

(viii) Proceeds and Products

All proceeds and all products of all Collateral described above.

1.7 Financing Statements

Borrower hereby authorizes Lender to file financing statements pursuant to the provisions of the Uniform Commercial Code with respect to the Collateral in which Lender has been granted a security interest by Borrower pursuant to the provisions of this Agreement and the other Documents. Borrower hereby agrees to execute any and all further documents deemed necessary by Lender, in its sole discretion, to perfect its security interest in the Collateral and authorizes the Lender to file any and all further documents deemed necessary by Lender, in its sole discretion, to perfect its interest in the Collateral, including without limitation, any UCC financing statements.

1.8 [Intentionally Omitted.]

1.9 Insurance on the Collateral

Borrower is contemporaneously with the execution hereof delivering to Lender a Certificate or Certificates of Insurance (and shall deliver the originals of the policies referred to herein upon request of Lender), respecting hazard (including, but not limited to, fire and extended coverage including “all risk”), liability, loss of rental and flood (if any of the Borrower’s tangible assets are located on premises in a special flood hazard area), with coverage for the fair market value at the time of a loss of the Collateral and in an amount of at least Two Million ($2,000,000) Dollars with no co-insurance. Borrower shall further be required to provide evidence to Lender of adequate property insurance for all Collateral, which shall list the Lender as loss payee as its interests may appear.

Section 2. Representations and Warranties

Borrower hereby represents and warrants to Lender that:

2.1 Incorporation and Qualification

Borrower is a corporation duly organized and validly existing and in good standing under the laws of Delaware, has the corporate power to own its assets and conduct its business as it is now being conducted and is qualified to do business in each jurisdiction wherein the nature of the business conducted by it or the property owned or held under lease by it make such qualification necessary.

2.2 Capitalization, Business and Subsidiaries

Except as disclosed on Schedule “F” attached hereto and made a part hereof, as of the date of this Agreement, Borrower does not own stock of any other corporation, active or inactive. The information set forth on Schedule “G” attached hereto with respect to Borrower and as to Borrower’s authorized, issued and outstanding capital stock, all of which stock has been duly authorized and validly issued and is fully paid and non-assessable, the holders of such stock, the officers, the directors, the principal and other places of business, the place where its Inventory, Equipment and Records of its Accounts are kept, and Borrower’s present business activities and status, is complete and accurate as of the date of this Agreement. As of the date of this Agreement, Borrower neither has a place of business nor maintains or stores any of the Collateral at any location other than those set forth in Schedule “G” attached hereto.

2.3 Corporate Authorization

Borrower has the corporate power to execute, deliver, and carry out the terms and provisions of this Agreement and the other Documents to which it is a party and has taken all necessary corporate and legal action with respect thereto (including, without limitation, obtaining any consent of stockholders required by law or its Certificate of Incorporation or By-Laws), and this Agreement and such other Documents to which it is a party have been duly authorized, executed and delivered by it and constitute its valid, legal and binding agreement and obligation in accordance with the terms thereof and Lender is entitled to the benefits thereof in accordance with such terms.

2.4 Financial Statements

There have been furnished to Lender financial statements of Borrower described or referred to in Schedule “H” attached hereto and made a part hereof. Each such financial statement, including the comments and notes contained therein, fairly presents the financial position of the entity or business to which such statement applies at the date thereof and the results of its operations for the period purported to be covered thereby. Each such financial statement has been prepared in conformity with Generally Accepted Accounting Principles applied on a consistent basis throughout all periods involved, subject, in the case of unaudited statements, to normal year-end audit adjustments.

2.5 Indebtedness

As of the date of this Agreement, Borrower has no material outstanding indebtedness except for liabilities reflected in said financial statements and liabilities incurred since the date thereof to trade creditors in the ordinary course of business and/or except as described or set forth in Schedule “I” attached and made apart hereof and has performed and complied with all of the terms of such Indebtedness and all instruments and agreements relating thereto and no default exists as of the date hereof nor does there exist any state of facts which would after notice or lapse of time, or both, constitute a default under or with respect to any such Indebtedness, instruments or agreements.

2.6 Title to Properties and Assets; Liens, etc.

Borrower has good and marketable title to its properties and assets, including, but not limited to the Collateral, free and clear of any mortgage, pledge, lien, lease, encumbrance or charge other than those set forth on Schedule “J” attached hereto and made a part hereof, with respect to assets (if any) other than the Collateral. No financing statement under the Uniform Commercial Code which names Borrower as debtor has been filed in any state or other jurisdiction which covers the Collateral and has not been terminated except as set forth on Schedule “J”. As of the date of this Agreement, Borrower has not signed any such financing statement or any security agreement authorizing any mortgagee or secured party thereunder to file any such financing statement on the Collateral or its assets except in connection herewith or as set forth on Schedule “J” attached hereto. As of the date of this Agreement, Borrower is not a consignor or lessee under any consignment agreement or lease agreement, except as described in Schedule “J” attached hereto.

2.7 Patents, Trademarks, etc.

Borrower owns or holds licenses for the use of or has the right to use all patents, trademarks, service marks, trade names, copyrights and rights necessary for the conduct of its business as now conducted and as contemplated, including those identified in Schedule “K” attached hereto and made a part hereof.

2.8 Litigation, etc.

Except as set forth in Schedule “L” attached hereto and made a part hereof, as of the date of this Agreement, there are no actions, proceedings or investigations pending or to the knowledge of Borrower threatened (or any basis therefor known to it) which, either in any case or in the aggregate, might result in any material adverse change in Borrower’s business, prospects, profits, properties, liabilities, operations, or conditions (financial or otherwise), or which might affect its ability to perform this Agreement or any other Documents executed by it.

2.9 Changes in Condition

Since the date of the financial statements referred to in Schedule “H” there has been no material adverse change, by reason of any matter or cause whatsoever, in Borrower’s business, prospects, profits, properties, liabilities, operations or condition (financial or otherwise).

2.10 Tax Returns and Payments

All tax returns and reports required by law to be filed by Borrower have been duly filed or the time for filing has been extended and all taxes, assessments, fees and other governmental charges (U.S., foreign, state or local or other) upon Borrower or upon any of its properties, assets, income or franchises, which are due and payable have been paid. To the best of Borrower’s knowledge the provisions on Borrower’s books respectively, regarding income taxes for all fiscal periods to date are adequate according to Generally Accepted Accounting Principles.

2.11 Compliance With Instruments, Charter and Law

Borrower is in full compliance with and is not in-violation or default of any term or provision of (a) its charter, Certificate of Incorporation or by-laws, if a corporation, (b) any loan agreement, debt instrument, mortgage or indenture, (c) any other material contract, agreement or instrument, (d) any judgment, decree or order, nor has it, he or she been notified of any violation of any statute, rule or regulation including but not limited to the Occupational Safety and Health Act and the Employee Retirement Income Security Act (“ERISA”), and the regulations issued by the Department of Environmental Protection and (e) any licensing or governmental requirement. The execution, delivery, performance of, and compliance with this Agreement or any of the other Documents will not result in any such violation or default or be in conflict with any such term or provision or result in the creation of any mortgage, lien, encumbrance or charge upon any of Borrower’s properties or assets except in favor of Lender and there is no such term or provision which materially adversely affects or in the future may materially adversely affect its business, prospects, profits, properties, liabilities, operations or condition (financial or otherwise) or its ability to perform this Agreement or any of the other Documents executed by Borrower. As of the date of this Agreement, all material contracts, agreements, mortgages, indentures, instruments, judgments, decrees and orders to which Borrower is a party or which are effective against it are listed in Schedule “M” attached except entered into in the normal course of business.

2.12 Governmental Consents, etc.

No consent, approval or authorization for designation, declaration or filing with any governmental authority, federal, foreign or other is required in connection with the execution and delivery of this Agreement or the Documents or the consummation of any transaction contemplated hereby or thereby by Borrower. While no consent is required by the Securities and Exchange Commission, Borrower will be required to file a form 8-K, and will comply with such requirements.

2.13 Solvency

Borrower is solvent, having assets of a value which exceeds the amount of its liabilities and is able to and will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is engaged and is about to engage.

2.14 Change of name, etc.

As of the date of this Agreement, except as set forth on Schedule “N” attached hereto and made a part hereof, Borrower has not within five (5) years changed its name, been a party to any consolidation or merger other than the Merger, acquired all or a substantial portion of the assets of any Person or purchased any of its or his assets included in the Collateral from a Person not in the business of selling such assets.

2.15 Full Disclosure

The financial statements referred to in Section 2.4 hereof do not, nor does this Agreement or any Schedule hereto or any other Document, certificate or statement furnished to Lender by Borrower in connection with this Agreement, contain any untrue statement of a material fact or omit to state a fact necessary in order to make the statements contained therein and herein not misleading. Borrower is not aware of any fact which materially adversely affects or in the future may materially and adversely affect its business, prospects, profits, properties, liabilities, operations or condition (financial or otherwise), or its ability to perform this Agreement or any other Document executed by it, which has not been set forth or referred to herein, in any report or statement filed by Borrower or Parent with the Securities and Exchange Commission or in a certificate or statement furnished by Borrower to Lender.

2.16 No Event of Default

No Event of Default or event or condition that with the passage of time or giving of notice or both might become an Event of Default has occurred or exists.

Section 3. Affirmative Covenants

Except with the prior written consent of Lender, Borrower covenants and agrees that so long as there is outstanding any portion of the First Revolving Loan or the Second Revolving Loan, or any agreement of Lender to make advances to Borrower, it will comply or cause compliance with the following provisions:

3.1 Punctual Payment

Borrower will duly and punctually pay all principal, interest, charges and other items included in the First Revolving Loan or the Second Revolving Loan which is owing by it in accordance with the provisions hereof and of the other Documents.

3.2 Prompt Payment of Taxes, Mortgages, Leases and Indebtedness

Borrower will promptly pay and discharge, or cause to be paid and discharged, on the date due so as to prevent the accruing of interest thereon, all lawful taxes, assessments, and governmental charges or levies imposed upon items of the Collateral owned by it, or in which it has an interest or upon its income, profits, property or business or of any of its Subsidiaries. Borrower will promptly pay or cause to be paid when due (or in conformity with customary trade terms) all of its other Indebtedness incident to its operations and will promptly pay and perform all of its obligations under leases of real and personal property and under material contracts and will promptly notify Lender of any default or notice of alleged default received with respect to any such Indebtedness, lease or contract.

3.3 Conduct of Business

Borrower will do all things necessary to preserve, renew and keep in full force and effect and in good standing, its current corporate existence, qualification and any franchises, licenses, patents, trademarks and items necessary to continue its business. It will maintain its properties and assets in good order and repair, all in compliance with applicable federal, state, and local judgments, decrees, orders, statutes, rules and regulations, including but not limited to state and federal environmental regulations and those of the Occupational Safety and Health Administration.

3.4 Insurance

Borrower will maintain insurance in amounts, coverage and with insurers satisfactory to Lender with respect to the Collateral owned by it, or in which they have an interest and their other properties and business against loss or damage to the extent that property of similar character is usually so insured by other companies engaged in a similar business. Without limiting the foregoing, such insurance shall include (a) liability insurance in such amounts and covering such risks as Lender may reasonably require, (b) all worker’s compensation and other employees’ liability insurance as may be required by law, and (c) property insurance with respect to the items of the Collateral constituting tangible personal property and fixtures, and with respect to the other properties both real and personal, including, if necessary, flood insurance, to the full extent of the insurable value thereof, and covering such risks as Lender may reasonably require. All of Borrower’s property insurance policies with respect to the Collateral shall contain loss payable and/or mortgagee clauses in form and substance reasonably satisfactory to Lender, naming Lender as loss payee as appropriate and providing (i) that all proceeds thereunder shall be payable to Lender as its interests may appear, and (ii) that such insurance shall not be affected by any act or neglect of the insured or owner of the property described in said policy, and (iii) that such policy and loss payable clause may not be canceled, amended or terminated unless Lender has received written notice thereof at least thirty (30) days’ prior to the effective date of such cancellation, amendment or termination. Borrower will furnish a certificate with respect to the insurance at the time which is in force pursuant to this Section 3.4, specifying the amount and character of coverage, identifying the insurers and certifying as to no default in the payment of current premiums thereon and will furnish Lender with original or duplicate original copies of all policies. All insurance proceeds for any occurrence or any series of related occurrences which exceed Ten Thousand Dollars ($10,000) and which are subject to a security interest under this Agreement may, upon Lender’s request, in Lender’s sole and absolute discretion, be paid to Lender and shall be applied by Lender to the payment of any of the principal, whether or not due, or interest or such other obligation or Indebtedness which constitutes a part of the Loan as Lender may determine in its sole discretion. Proceeds of Ten Thousand Dollars ($10,000) or less shall be payable to Borrower for general corporate purposes. Borrower does hereby grant Lender an Irrevocable Power of Attorney and appoint Lender as its attorney-in-fact (said power of Attorney being coupled with an interest) for the sole purpose of executing, negotiating and signing any drafts, checks, instruments or documents to carry out the terms hereof.

3.5 Accounting Financial Statements and Other Information

Borrower will maintain a system of accounts established and administered in accordance with Generally Accepted Accounting Principles consistently applied. Borrower will deliver or cause to be delivered to Lender:

Financial Reports

(i) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, consolidated and consolidating financial statements of Parent and its Subsidiaries (including, after the Merger, Borrower), including a balance sheet as of the end of period, and statements of income for the period(s) that have been included as part of the consolidated financial statement disclosure of Parent’s SEC Form 10-Q filing, which in the case only of the consolidated financial statements of Parent, have been reviewed by Parent’s appointed independent accounting firm, along with statements of cash flows for that period. In connection with the delivery of such quarterly financial statements, an officer, on behalf of Borrower, will provide written representation that there is no knowledge of an Event of Default or an event that with notice or lapse of time or both could constitute and Even of Default, has occurred and is continuing or if in the opinion of said individual an Event of Default or such an event has occurred and is continuing a statement as to the nature thereof and the action which Borrower proposes to take with respect thereto (the provision for such a statement herein shall in no way be construed as a consent to the existence of such an Event of Default and of the granting of time to cure);

(ii) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, consolidated and consolidating financial statements of Parent (including, after the Merger, Borrower), including a balance sheet as of the end of such fiscal year and statements of income for the year(s) that have been included as part of the consolidated financial statement disclosure of Parent’s SEC Form 10-K filing, which in the case only of the consolidated financial statements of Parent, have been audited by Parent’s appointed independent accounting firm, and statements of cash flow for that period. In connection with the delivery of such annual financial statements, an officer, on behalf of Borrower, will provide written representation that there is no knowledge of an Event of Default or an event that with notice or lapse of time or both could constitute an Event of Default, has occurred and is continuing or if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (the provisions for such a statement herein shall in no way be construed as a consent to the existence of such an Event of Default or the granting of time to cure).

(iii) within ten (10) days after filing thereof copies of all federal and state income tax returns for Parent.

(iv) such financial information from Borrower as shall reasonably be requested by Lender.

(v) as soon as reasonably practicable, upon reasonable request of Lender such other data and information (financial and otherwise) bearing upon or related to Borrower’s financial condition, results of operations, assets and/or Borrower’s projections of cash flow and profit and loss, all as Lender from time to time may reasonably request.

(vi) within fifteen (15) days after the end of each calendar month, a list of the Borrower’s aged accounts receivable and a complete list of Borrower’s inventory duly certified by the chief financial officer of Borrower and such other information relating to Borrower’s accounts receivable as Lender shall request at such times as Lender shall request upon such forms and using such procedures as Lender shall reasonably require.

3.6 Inspection

Borrower will permit Lender and any authorized representatives of Lender, at Lender’s sole cost and expense and upon reasonable notice to Borrower, to visit and inspect any of its offices or any of its or his Affiliates, including all items of Collateral and its and their books and records, including books and records relating to accounts receivable (and to make extracts therefrom), and to discuss its and their affairs, finances and accounts, with its and their employees with Borrower’s consent, all at such times during normal business hours and as often and continuously as may be reasonably requested by Lender.

3.7 Notice of Certain Events and Changes

As soon as reasonably practicable after becoming aware of any condition, event or state of facts which constitutes an Event of Default under this Agreement or which, after notice or lapse of time, or both, would constitute an Event of Default, Borrower will give written notice to Lender specifying the nature and period of existence thereof. Borrower will promptly give Lender written notice of any condition, event or state of facts which causes or may cause material loss or depreciation in the value of the Collateral and of the commencement or threat of any action, proceeding or investigation, or the occurrence or existence of any other event, matter or cause whatsoever, which either in any case or in the aggregate results or might result in any material adverse change in its business, prospects, profits, properties, operations or condition (financial or otherwise). Borrower will give Lender written notice of any change in its place or places of business, any change of location of any item of the Collateral having a book value in excess of Fifty Thousand Dollars ($50,000), except as items of Collateral may be moved in the ordinary course of business.

3.8 Application of Proceeds

Borrower agrees that it will apply the funds provided to it pursuant to this Agreement in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Borrower agrees that it will not, directly or indirectly, apply any part of such proceeds to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any use which will cause a violation of any other regulation of the Board of Governors of the Federal Reserve System or of any regulations, interpretations or rulings thereunder.

3.9 Governmental Notices

As soon as reasonably practicable upon the issuance thereof, Borrower will send to Lender a copy of all orders issued by any federal, state or municipal regulatory authority under any laws or regulations adopted thereby, which, if enforced, would have a material adverse effect upon its condition whether financial, operating, or otherwise, and further, Borrower will as soon as reasonably practicable send to Lender copies of all reports or other materials filed by it with or issued to it by the U.S. Securities and Exchange Commission, and all reports, notices or statements sent by Borrower to its stockholders.

3.10 Maintenance of Property and Collateral

Borrower shall maintain its properties and the Collateral in good repair, working order and condition and make all needed and proper repairs, renewals, replacements, additions or improvements thereto and immediately notify

Lender of any event causing loss or depreciation in the value of the Collateral and the amount of such loss or depreciation. Borrower shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, and in the event Lender’s security interest in the Collateral or a part thereof would be impaired by an adverse decision, allow Lender to contest or defend any such claim or demand in Borrower’s name, at Borrower’s reasonable cost, charge and expenses, and pay to Lender upon demand all costs and expenses, including without limitation, attorney’s fees incurred by Lender in connection therewith.

3.11 Payment of Lender Expenses

Borrower shall pay to Lender on demand any and all reasonable expenses including attorneys fees incurred or expended by Lender in the collection or attempted collection of the Obligations, in protecting and/or enforcing the rights of Lender against Borrower, and in sustaining and/or enforcing the security interest and other liens, if any, granted to Lender hereunder and under all related agreements, instruments and documents.

Section 4. Negative Covenants

Except with the prior express written consent of Lender, Borrower covenants and agrees that so long as there is outstanding any portion of either of the Loans, or so long as this Agreement has not been terminated if there is no amount outstanding under either of the Loans, it will not:

4.1 Liens

Directly or indirectly, create, incur, assume or permit to exist any mortgage, lien, charge or encumbrance on or pledge or deposit of or conditional sale, lease or other title retention agreement with respect to any Collateral, whether now owned or hereafter acquired, or be bound by or subject to any agreement or option to do so, provided that the foregoing restrictions shall not apply to:

(a) liens for taxes, assessments or governmental charges or levies the payment of which is not at the time required by Section 3.2;

(b) liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation or unemployment insurance or to secure the performance of tenders, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(c) liens, charges and encumbrances related to the conduct of its business or the ownership of its or his properties or assets which are not incurred in connection with the borrowing of money and which in the aggregate are not material;

(d) statutory or common law possessory liens for charges incurred in the ordinary course of business the payment of which is not yet due;

(e) the mortgages, liens and encumbrances referred to or described in Schedules “D” and “J” attached hereto;

(f) liens created hereunder;

4.2 Restrictions on Indebtedness

Directly or indirectly, create, incur, assume, guarantee, agree to purchase or repurchase, pay or provide funds in respect of, or otherwise become or be or remain liable, contingently, directly or indirectly, with respect to any Indebtedness other than:

(a) Indebtedness hereunder;

(b) Current liabilities for trade and other obligations incurred in the ordinary course of its business not as a result of borrowing;

(c) presently existing indebtedness specifically described in Schedule “I” attached hereto, none of which shall be prepaid without Lender’s prior written consent.

(d) Indebtedness in respect of endorsements made in connection with the deposit of items for credit or collection in the normal and ordinary course of business.

4.3 Restrictions on Investments, Loan, etc.

Purchase or otherwise acquire or own any stock or other securities or Indebtedness of any other Person, or make or permit to be outstanding any loan or advance or capital contribution to any other Person, other than:

(a) presently outstanding loans, advances and investments described in Schedules “H” and “I” attached hereto;

(b) Indebtedness of customers for merchandise sold or services rendered in the ordinary course of business;

(c) Indebtedness pursuant to Third Party Loans made in accordance with the policies listed in Schedule B;

(d) investments in bills or bonds issued by the government of the United States of America and/or Certificates of Deposit issued by a bank having a net worth of at least Fifty Million Dollars ($50,000,000) and/or securities issued by and purchased from Lender; and

(e) Permitted Inter-Company Transactions.

4.4 Stock Issuance, Dividends, Distributions, Redemptions and Directors’ Fees

Issue any additional shares of stock, directly or indirectly, declare, order, pay, make or set apart any sum or property for the redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of its stock of any class now or hereafter outstanding or for the payment of any dividends on any of such stock, except for Permitted Inter-Company Transactions and quarterly dividends payable concurrently with payments to Lender under Section 9 hereof, or pay any directors’ fees.

4.5 Sale of Assets and Collateral, Consolidation, Merger or Acquisition of Assets

Directly or indirectly, sell, abandon or otherwise dispose of the Collateral or any part thereof, except for sales and consignments of Inventory in the ordinary course of Borrower’s business, or replacement with Collateral of like value and quality, or directly or indirectly sell, abandon or otherwise dispose of all or any portion of its properties or assets or, except pursuant to the Merger, consolidate with or merge into any other corporation, or permit any other corporation to consolidate with or merge into it or acquire all or a substantial portion of the assets of another Person or form or acquire any Subsidiary.

4.6 Transactions With Affiliates

Enter into any transaction with any Affiliate other than in the ordinary course of business and on terms not less favorable to it than are at the time available to it from any Non-Affiliate, except for Permitted Inter-Company Transactions and as otherwise authorized by this Agreement.

4.7 Partnerships, Joint Ventures, Other Businesses

Create or participate in the creation of any partnership, joint venture, corporation, or other entity (including but not limited to any subsidiaries) or engage in any business other than the business presently conducted by it, except in the ordinary course of business.

4.8 Subordinate Debt Payments

Pay principal or interest on Subordinate Debt (present or future) except as authorized in this Agreement.

4.9 Expenditures for Capital Assets

Make any expenditure for capital assets (other than for routine repairs and maintenance which are not required to be capitalized as hereinafter set forth) unless, immediately after giving effect thereto the aggregate amount expended or to be expended on account of all such expenditures by the Borrower in any fiscal year commencing with the current fiscal year of Borrower would not exceed the amount of One Hundred Thousand Dollars ($100,000). The following shall be deemed to be expenditures for capital assets as subject to the limitations of this Section 4.10:

(a) Expenditures for acquisition, major repairs and maintenance which, in accordance with generally accepted accounting principles, are or should be capitalized, and

(b) All lease rentals and other amounts payable under leases entered into after the date hereof whether “true leases” or finance leases other than renewals and extensions of leasing existing on the date hereof and all amounts payable under contracts or arrangements for the purchase of property for payment of the purchase price for such property as deferred in whole or in part.

4.10 Changes in Locations, Name, etc.

Borrower shall give written notice as soon as practicable, and shall take such steps as Lender may deem necessary or advisable to continue the perfection and priority of the security interest granted pursuant hereto, prior to taking any of the following actions: (i) changing the location of its chief executive office; (ii) permitting any Inventory to be kept at a location other than that specified in Schedule G; (iii) changing its name, existence as a corporation, jurisdiction of incorporation or formation, or corporate structure to such an extent that any financing statement filed by Lender in connection with this Agreement would become seriously misleading.

Section 5. Events of Default

If any one or more of the following events (“Events of Default”) shall occur:

(a) If Borrower shall fail to make payment of any part or installment of principal or interest on any advance made under either of the Loans or on any other Obligations when any such payment shall be due and payable, whether at any stated maturity or by demand, acceleration or otherwise; or

(b) If Borrower shall be in default in the performance of or compliance with any other term, covenant or condition applicable to it contained in this Agreement or contained in any other Documents, and shall have failed to cure such default for thirty (30) days after receipt of written notice from the Lender.

(c) If any representation or warranty made by or on behalf of Borrower in this Agreement or in the Schedules hereto, or in any of the other Documents, or in connection with the transactions contemplated hereby and thereby shall be false or incorrect in any material respect; or

(d) If Borrower shall default in the payment of any Indebtedness for borrowed money, including, but not limited to, the indebtedness which is referred to in Schedule “I” attached hereto or shall default with respect to any of the terns of any evidence of such Indebtedness or of any indenture or other agreement relating thereto, or if Borrower shall commit any material breach or be in default under any contract set forth in Schedule “M” attached hereto; or

(e) If Borrower shall make an assignment for the benefit of creditors, or shall admit in writing an inability to pay debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or shall fail to deny the material allegations of a petition filed against it for any such relief, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, or its directors or majority stockholders shall take any action looking to its dissolution or liquidation, or it shall cease doing business as a going concern; or

(f) If, within ninety (90) days after the commencement of any proceeding against Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment, without its consent or acquiescence of any trustee, receiver or liquidator of itself or himself or of all or any substantial part of its properties, such appointment shall not have been vacated;

(g) If an event of default shall occur under a Third Party Loan and is continuing or an event which pursuant to the provisions of the Third Party Loan Documents with the lapse of time and/or notice specified therein would become such an event of default has occurred and is continuing;

then, and in any such event, in addition to its rights and remedies under this Agreement, the other Documents and any other instruments, Lender may at its option declare the Notes and the Obligations or any portion thereof to be immediately due and payable, whereupon the same shall forthwith mature together with interest accrued thereon and together with any and all costs of collection, including, but not limited to, reasonable attorney’s fees without notice and without presentment, demand or protest, all of which are hereby waived.

Section 6. Payment Terms.

Payment of all sums due hereunder shall become due and shall be payable on __________, 2011. Borrower shall make each payment of principal of, and interest on, the Loans and of fees and all other amounts payable by Borrower under this Agreement, in good funds no later than 5:00 p.m. (Eastern time) on the date when due and payable, without condition or deduction for any counterclaim, defense, recoupment or setoff, in Federal or other funds immediately available to Lender at its address referred to herein and in the Note. All payments received by Lender after 5:00 p.m. (Eastern time) shall be deemed to have been received by Lender on the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon at the then applicable rate, shall be payable for such extended time. Notwithstanding the foregoing, upon the occurrence and continuance of an Event of Default, all sums due hereunder shall, at the option of the Lender, become immediately due and payable upon written notice to Borrower.

Section 7. Remedies, Provisions re: Collateral, etc.

In the event of an occurrence of an Event of Default which has not been cured or waived within thirty (30) days after notice from Lender to Borrower of such occurrence, Lender:

(a) may proceed to protect and enforce its rights if Lender deems necessary to do so by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any agreement contained herein or in any other Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted thereby or by law, equity or otherwise.

(b) without limitation of any rights and remedies of Lender as a secured party under the Uniform Commercial Code and any rights or remedies set forth in any of the Documents, Lender shall have all of the following rights and remedies with respect to the Collateral or any portion thereof:

(i) Lender may, at any time and from time to time, with or without judicial process and the aid or assistance of others, reasonably enter upon any premises in which any of the Collateral may be located and, without resistance or interference by Borrower, take possession of the Collateral and/or dispose of any part or all of the Collateral on any such premises; and/or require Borrower to assemble and make available to Lender at the expense of Borrower any part or all of the Collateral at any place or time designated by Lender which is reasonably convenient to Borrower and Lender; and/or remove any part or all of the Collateral from any premises on which any part may be located for the purpose of effecting sale or other disposition thereof and/or sell, resell, lease, assign and deliver, grant options for or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing, at public or private sale or proceedings, by one or more contracts, in one or more parcels, at the same or different times, with or without having the Collateral at the place of sale or other disposition, for cash and/or credit and upon any reasonable and customary terms, at such place(s) and time(s) and to such Persons as Lender shall deem best, all without demand for performance or any notice or advertisement whatsoever, except that the owner of the items to be sold shall be given fifteen (15) business days’ written notice of the place and time of any public sale or of the time after which any private sale or other intended disposition is to be made, which notice Borrower hereby agrees shall be reasonable notice thereof. If any of the Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to pay for same and in such event Lender may resell such Collateral. Lender may buy any part or all of the Collateral at any public sale and if any part or all of the Collateral is of a type customarily sold in a recognized market or is of the type which is the subject of widely distributed in standard price quotations Lender may buy at private sale and may make payment therefor by application of all or a part of either Loan.

(ii) Lender shall apply the cash proceeds from any sale or other disposition of the Collateral first, to the reasonable expenses of retaking, holding, preparing for sale, selling, leasing and otherwise disposing of such Collateral, and to reasonable attorneys’ fees and all legal expenses, travel and other expenses which are to be paid or reimbursed to Lender pursuant hereto or pursuant to the other Documents, second, to all accrued interest, fees and charges outstanding with respect to the Loans, third, to all other outstanding portions of the Loans, fourth, if there is any surplus, to any other secured parties having an interest in the Collateral known to Lender in accordance with their interests, and fifth, if there is any surplus, to Borrower; provided, however, that Borrower shall remain liable with respect to unpaid portions of the Loans.

(iii) Any of the proceeds of the Collateral received by Borrower after demand by Lender for repayment of all or any part of the Loans, shall not be commingled with any other of its property but shall be segregated, held by Borrower in trust as the exclusive property of Lender, and it will immediately deliver to Lender the identical checks, monies, or other proceeds of Collateral.

(iv) At its option, Lender may pay for insurance on the Collateral and taxes, assessments or other charges which Borrower fails to pay in accordance with the provisions hereof or of any related agreement, instrument or document and may discharge any security interest or lien upon the Collateral. No such payment or discharge of any such security interest or lien shall be deemed to constitute a waiver by Lender of the violation of any covenant by Borrower as a result of Borrower’s failure to make any such payment or Borrower’s suffering of any such security interest or lien. Any payment made or expense incurred by Lender pursuant to this or any other provisions of this Agreement shall be added and become a part of the Obligations of Borrower to Lender, shall bear interest at a rate per annum as provided for in the Notes, and shall be payable on demand.

Section 8. Cumulative Remedies; No Waivers, etc.

No right, power or remedy granted to Lender in this Agreement or in the other Documents is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to in this Agreement, in the other Documents or otherwise available to Lender at law or in equity, and the exercise or beginning of exercise by Lender of any one or more of such rights, powers or remedies, shall not preclude the simultaneous or later exercise by Lender of any or all of such other rights, powers or remedies. No waiver by, nor any failure or delay on the part of Lender in any one or more instances to insist upon strict performance or observance of one or more covenants or conditions hereof, or of the other Documents shall in any way be, or be construed to be, a waiver thereof or to prevent Lender’s rights to later require the strict performance or observance of such covenants or conditions, or otherwise prejudice Lender’s rights, powers or remedies.

Section 9. Partial Invalidity, Waivers

(a) If any term or provision of this Agreement or any of the other Documents or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable by reason of any applicable law, the remainder of this Agreement and the other Documents, or application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement and the other Documents shall be valid and be enforced to the fullest extent permitted by law. To the full extent, however, that the provisions of any such applicable law may be waived, they are hereby waived by Borrower to the end that this Agreement and the other Documents shall be deemed to be valid and binding obligations enforceable in accordance with their terms.

(b) To the extent permitted by applicable law, Borrower hereby waives presentment, demand, protest, notice of protest, notice of default or dishonor, notice of payments and non-payments, or of any default.

(c) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTHERWISE HAVE THE RIGHT UNDER ANY FEDERAL OR STATE STATUTE OR REGULATION IN CONNECTION WITH THE OBTAINING BY LENDER OF ANY PREJUDGMENT REMEDY BY REASON OF THIS AGREEMENT, OR BY REASON OF BORROWER’S OBLIGATIONS OR ANY RENEWALS OR EXTENSIONS OF THE SAME. BORROWER ALSO WAIVES ANY AND ALL OBJECTION WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY LENDER OF ANY RIGHT OF SET-OFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW.

Section 10. Definitions

As used herein, the following terms have the following meanings:

Account Debtor: means a Person who is obligated on an account.

Agreement: this Amended and Restated Loan and Security Agreement, as it may be amended, amended and restated, renewed or supplemented from time to time.

Affiliate: with reference to any Person, any director, officer or employee of such Person, any corporation, association, firm or other entity in which such Person has a direct or indirect substantial interest or by which such Person is directly or indirectly controlled or is under direct or indirect substantial common control with such Person. For purposes of this Agreement, Borrower, Parent and the Parent Subsidiaries are Affiliates of one another.

Bankruptcy Code: Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, or any successor statute.

Borrower: the meaning specified on page 1.

Borrowing Base: as of any date, an amount equal to the sum of: (a) seventy percent (70%) of Eligible Accounts on such date, plus (b) seventy percent (70%) of the value of Eligible Inventory, based upon the lower of cost (computed on a first-in-first-out basis), fair market value or orderly liquidation value as determined by Lender.

Borrowing Base Certificate: a certificate in the form of Schedule “O” attached hereto.

Collateral: the meaning specified in Section 1.6.

Documents: this Agreement, the Notes, all collateral assignments of the notes and liens described in Section 1.6(a)(iv), all UCC-1 Financing Statements, and all other agreements, documents and instruments heretofore, now or hereafter executed and delivered pursuant to this Agreement or pursuant to any of the aforesaid documents.

Eligible Accounts: all accounts of Borrower that are deemed by Lender in the exercise of its sole and absolute discretion to be eligible for inclusion in the calculation of the Borrowing Base net of any and all interest, finance charges, sales tax, fees, returns, discounts, claims, credits, charges, contra accounts, exchange contracts or other allowances, offsets and rights of offset, deductions, counterclaims, disputes, rejections, shortages or other defenses and all credits owed or allowed by Borrower upon any of its accounts and further reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement. Eligible Accounts shall not include the following:

(a) accounts which remain unpaid more than ninety (90) days past their invoice dates;

(b) accounts which are not due and payable within sixty (60) days after their invoice dates;

(c) accounts owing by a single Account Debtor if twenty percent (20%) or more of the aggregate balance owing by said Account Debtor is ineligible pursuant to clauses (a) or (b) above;

(d) accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill and hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

(e) accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the continental United States of America, or with respect to which the Account Debtor is not subject to service of process in the continental United States of America, unless such accounts are backed in full by irrevocable letters of credit or insurance in form and substance satisfactory to Lender issued or confirmed by a domestic commercial bank acceptable to Lender;

(f) accounts with respect to which the Account Debtor is the United States of America or any other federal governmental body unless such accounts are duly assigned to Lender in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable);

(g) accounts with respect to which Borrower is or may be liable to the Account Debtor for goods sold or services rendered by such Account Debtor, but only to the extent of such liability to such Account Debtor;

(h) accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the applicable Account Debtor or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor thereon;

(i) accounts which are not invoiced within thirty (30) days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto;

(j) accounts which are not subject to a first priority perfected security interest in favor of Lender;

(k) that portion of an account balance owed by a single Account Debtor which exceeds fifteen percent (15%) of total accounts otherwise deemed eligible hereunder; and

(l) accounts with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year.

Eligible Inventory: as at any date of determination, all inventory owned by and in the possession of Borrower and located in the United States of America that Lender, in its sole and absolute discretion, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following is not Eligible Inventory:

(a) work-in-process;

(b) finished goods which do not meet the specifications of the purchase order for such goods;

(c) inventory with respect to which Lender does not have a valid, first priority and fully perfected security interest;

(d) inventory with respect to which there exists any security interest or lien in favor of any Person other than Lender;

(e) packaging and shipping materials, products and labels;

(f) inventory that is obsolete;

(g) inventory produced in violation of the Fair Labor Standards Act, in particular provisions contained in Title 29 U.S.C. 215 (a)(i); and

(h) inventory located at a location for which Lender does not have a valid landlord’s or warehouseman’s waiver or subordination on terms and conditions acceptable to Lender in its sole discretion and inventory located at any location other than those listed on Schedule “G”.

Financial Statements: the reports, statements and other information to be delivered to Lender pursuant to Section 3.5.

First Revolving Loan: the meaning specified in Section 1.1(a).

First Revolving Loan Note: the meaning specified in Section 1.1(a).

Generally Accepted Accounting Principles: generally accepted accounting principles and practices in the United States of America, consistently applied.

Indebtedness: as applied to a Person, (a) all items, except items of capital stock or of surplus or of unappropriated retained earnings or of amounts accrued for deferred income taxes if in compliance with Section 3.2, which in accordance with Generally Accepted Accounting Principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such person as at the date of which Indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lease, lien or conditional sale or other title retention agreement existing on any property or asset owned or held by such person subject thereto, whether or not such indebtedness shall have been assumed, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed, discounted or agreed contingently or otherwise to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become liable directly or indirectly with respect thereto.

Lender: the meaning specified on page 1.

Loans: collectively, the First Revolving Loan and the Second Revolving Loan.

Merger: the merger of DGSE Merger Corp., a Delaware corporation (“Merger Corp.”) and wholly-owned subsidiary of Parent, with and into Borrower, by which Borrower shall become a wholly-owned Subsidiary of Parent, on the terms and conditions set forth in that certain Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of January 6, 2007, by and among Parent, Merger Corp., Borrower and the stockholder agent named therein.

Notes: collectively, the First Revolving Loan Note and the Second Revolving Loan Note.

Obligations: the meaning specified in Section 1.2.

Parent: DGSE Companies, Inc., a Nevada corporation and, following the consummation of the Merger, the sole stockholder of Borrower.

Parent Subsidiary: a Subsidiary of Parent other than Borrower.

Permitted Inter-Company Transaction: a cash dividend or distribution made by Borrower to Parent in accordance with any applicable restrictions of the General Corporation Law of the State of Delaware or a loan by Borrower to Parent or to a Parent Subsidiary, in each case with the proceeds of advances made by Lender to Borrower under the First Revolving Loan or the Second Revolving Loan, provided that:

(a) Parent has executed and delivered to Lender a limited continuing guaranty of the Obligations, in form and substance reasonably satisfactory to Lender, covering an amount of the Obligations not to exceed the sum of (x) the aggregate amount of all such dividends or distributions to Parent, less all amounts contributed by Parent to Borrower as capital in return for such dividends or distributions, and (y) the aggregate outstanding principal balance of all such inter-company loans to Parent or any Parent Subsidiary; and

(b) Parent has executed and delivered to Lender a security agreement in form and substance reasonably satisfactory to Lender, pursuant to which Parent has granted Lender a second-priority security interest in all Stanford Collateral (as defined in the Intercreditor Agreement, dated as of July ___, 2006, entered into by and between Texas Capital Bank, National Association, a national banking association Lender (“TCB”), Lender and Parent), subject only to the first-priority security interest of TCB.

Person: a corporation, an association, a partnership, an organization, a business, an individual or a government or political subdivision thereof or any governmental agency.

Second Revolving Loan: the meaning specified in Section 1.1(b).

Second Revolving Loan Note: the meaning specified in Section 1.1(b).

Subsidiary: with reference to any Person, a corporation, or similar association or entity of which not less than a majority of the outstanding shares of the class or classes of stock, have by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, association or entity, of which are at the time owned or controlled, directly or indirectly, by such Person or by a Subsidiary of such Person.

Third Party Loan Documents: all agreements, documents and instruments heretofore, now or hereafter executed and delivered pursuant to any Third Party Loans made by Borrower.

Uniform Commercial Code: the Uniform Commercial Code as in effect from time to time in the State of Texas, including, without limitation, any amendments thereto which are effective after the date hereof.

Section 11. Expenses

Borrower agrees to indemnify and save Lender harmless from, and to pay or reimburse Lender for, all reasonable charges, costs, damages, liabilities and expenses, including, without limitation, reasonable attorneys’

fees, if any, incurred by Lender in defending or protecting the security interests and liens granted pursuant to this Agreement or the other Documents, or the priority of any thereof, or in the performance of any obligation of Borrower in connection with the Collateral or in the attempted enforcement or enforcement of this Agreement or the other Documents, or in the collection or attempted collection of any of the obligations owing under any thereof, or in the realization or attempted realization upon the Collateral.

Section 12. Further Assurances; Possession of Collateral; Custodians

Borrower will deliver to Lender such financing statements and other instruments constituting or evidencing items of the Collateral as may be reasonably requested by Lender to better assure it with respect to the security interests granted to it pursuant to this Agreement and the other Documents. To the extent permitted by applicable law, Borrower hereby authorizes Lender to file, in the name of Borrower, financing statements which Lender in its sole discretion deems necessary to further perfect the security interests granted under this Agreement and the other Documents.

Section 13. Survival of Agreements, Representations and Warranties etc.

All agreements, representations and warranties contained herein or made in writing by or on behalf of Borrower, in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Documents shall survive any investigation at any time made by Lender and any disposition of the Loans by Lender and, to the extent applicable, shall be deemed to be made a new by each of them each time an advance is made pursuant hereto or pursuant to the other Documents. All statements contained in any certificate or other instrument delivered by or on behalf of Borrower pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties made hereunder.

Section 14. Failure to Perform

If Borrower shall fail to observe or perform any of the covenants hereof, Lender may pay such reasonable amount or incur reasonable liabilities to remedy or attempt to remedy any such failure, and all such payments made and liabilities incurred shall be for the account of Borrower and shall be in Lender’s sole discretion or shall be withdrawn from Borrower’s accounts maintained with Lender.

Section 15. Notices, etc.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to be duly delivered upon actual receipt if by facsimile, email or over night courier, and five (5) days after mailing if by first class registered mail, return receipt requested

(a) if to Lender:

Lender:	Stanford International Bank Ltd. No. 11 Pavilion Drive, St. John’s, Antigua, West Indies Attn: James M. Davis, Chief Financial Officer Facsimile: [omitted] Email: [omitted]

with a copy to:

Adorno & Yoss LLP 225 Ponce de Leon Boulevard, Suite 400 Coral Gables, FL 33134 Attn: Seth P. Joseph, Esq. Facsimile: [omitted] Email: [omitted]

or at such other address as may have been furnished in writing by Lender to Borrower; or

(b) if to Borrower:

Borrower:	Superior Galleries, Inc. 9478 W. Olympic Blvd. Beverly Hills, California 90212 Attn: Chief Executive Officer Facsimile: [omitted] Email: [omitted]

with a copy to:

DGSE Companies, Inc. 2817 Forest Lane Dallas, TX 75234 Attn: Dr. L.S. Smith Facsimile: [omitted] Email: [omitted]

with an additional copy to:

Sheppard, Mullin, Richter & Hampton, LLP 12275 El Camino Real, Suite 200 San Diego, California 92130-2006 Attn: John J. Hentrich, Esq. Facsimile: [omitted] Email: [omitted]

or at such other address as may have been furnished in writing by Borrower to Lender.

Section 16. Amendments and Waivers

Neither this Agreement nor any other Document nor any term hereof or thereof may be changed, waived, discharged or terminated except by a writing signed by the party to be charged.

Section 17. Term

The term of this Agreement and the other Documents shall be from the date hereof and continue until all amounts due hereunder are paid in full. Any expiration or termination of this Agreement shall not affect any rights of Lender under this Agreement or under the other Documents and upon any such expiration or termination Borrower shall be obligated to forthwith pay all of the Loans and Borrower shall continue to be bound by all of the provisions of this Agreement until all of the Loans shall have been paid in full.

Section 18. Conditions Precedent

18.1 The obligation of Lender to make the Loans and advances to be made by it hereunder is subject to the following conditions precedent;

(a) Approval of Lender Counsel

All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for Lender.

(b) Proof of Corporate Action

Lender shall have received certified copies of all corporate action taken by Borrower to authorize the execution and delivery of this Agreement and the Notes and Loans hereunder, and such other documents as Lender or its counsel shall reasonably request.

(c) Corporate Documents and Opinions

Borrower is furnishing to Lender a certificate of good standing of the state of its incorporation, resolutions, incumbency certificates, and other documents which Borrower acknowledges are being relied upon by Lender, and such other documents are to be in the form and of the content as may be satisfactory to Lender and its counsel.

(d) Loan Documents

Receipt by Lender of the Notes fully executed by Borrower, UCC-1 Financing Statements in form satisfactory for filing with the Delaware Secretary of State and other material documents required by Lender.

(e) Insurance

Receipt by Lender of the policies of insurance in compliance with Section 1.9.

(f) Opinion of Counsel

Lender shall have received from counsel to Borrower a written opinion, reasonably satisfactory to Lender.

(g) Representations and Warranties

The Representations and Warranties contained in Section 2 herein shall be true on and as of the date of closing.

(h) Collateral

Receipt by Lender of any of the Collateral where possession by Lender is necessary to perfect its security interest therein.

(i) Merger

Lender shall have received satisfactory evidence that the Merger has been consummated.

(j) Parent Approval

Lender shall have received satisfactory written approval by Parent of the terms and provisions of this Agreement and the other Documents.

18.2 The obligation of the Lender to make each subsequent advance to be made by it hereunder is subject to the conditions precedent that:

(a) No Event of Default

No Event of Default specified in Section 5 hereof, and no event which pursuant to the provisions of Section 5 with the lapse of time and/or notice specified therein would become such an Event of Default, has occurred and is continuing; and

(b) No Material Adverse Change

There has been no material adverse change in the consolidated financial condition of Borrower and its consolidated subsidiaries; and

(c) Representations and Warranties

The Representations and Warranties contained in Section 2 are true and correct.

Lender shall have received a certificate of the CEO and CFO of Borrower certifying as of the date of the current advance that (i) no Event of Default specified in Section 5 hereof exists or is continuing, (ii) no material change has taken place with regard to its financial condition as represented to Lender and (iii) the Representations and Warranties contained in Section 2 are still true and correct.

18.3 By delivering the Notes and each other Document to Lender and receiving the Loans and advances, Borrower represents that no Event of Default specified in Section 5 hereof exists or is continuing and no material adverse change has taken place with regard to its financial condition as represented to Lender.

18.4 Loan Administration.

Advances made under the Loans shall be as follows:

(a) A request for an advance shall be made by Borrower giving Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing, whether such proposed borrowing will be a borrowing under this First Revolving Loan or the Second Revolving Loan, and the proposed borrowing date, not later than 2:00 p.m. Eastern time one (1) business day prior to the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default.

(b) In the case of each request for an advance under the First Revolving Loan, Borrower shall deliver to Lender, concurrently with delivery of the notice of borrowing required by clause (a) of this Section 18.4, a Borrowing Base Certificate executed by Borrower and prepared as of a date not more than thirty (30) business days prior to the date of such requested advance.

(c) Borrower hereby authorizes Lender to disburse the proceeds of each revolving credit advance requested by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to written direction from Borrower.

(d) All revolving credit advances and other extensions of credit to or for the benefit of Borrower shall constitute one general Obligation of Borrower and shall be secured by Lender’s lien upon all of the Collateral.

(e) Lender shall enter all revolving credit advances as debits to a loan account in the name of Borrower and shall also record in said loan account all payments made by Borrower on any Obligations and all proceeds of Collateral which are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower. All payments and collections shall be applied first to fees, costs and expenses due and owing under the Documents, then to interest due and owing under the Documents, and then to principal outstanding under the Loan.

(f) Lender will account to Borrower monthly with a statement of the Loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notices shall be deemed an objection to those items specifically objected to therein.

(g) Borrower shall establish one or more bank accounts for deposits of advances made under the Loans and for deposits of repayments of Third Party Loans, and shall assign such accounts to Lender. Borrower shall not deposit advances from Lender or repayments from borrowers under Third Party Loans into any other accounts.

Section 19. Setoff.

Borrower hereby gives Lender a security interest in, and a right of set-off for the Loans upon or against, all the deposits, credits, Collateral, and property of Borrower, now or hereafter in the possession or control of Lender or in transit to it. Lender may at any time apply or set-off the same, or any part thereof, to either of the Loans even though unmatured.

Section 20. Miscellaneous

(a) This Agreement and each other document granting Lender a security interest in the Collateral is a security agreement within the meaning of the Uniform Commercial Code. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. To the extent there is any inconsistency between the terms of this Agreement and any of the other Documents, this Agreement shall control. All of the terms of this Agreement and the other Documents shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, successors and assigns of the parties hereto, whether so expressed or not, and by any other holder or holders at the time of the Loan or any part thereof. The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and by the several parties hereto in separate counterparts, but all of which together shall constitute one and the same instrument.

(b) This Agreement is between the Lender and the Borrower only and shall not be relied upon by any third party. Without limiting the foregoing, Lender shall have no liability to any third party whatever (including without limitation Borrower or anyone conducting business with any of the foregoing) in the event Lender for any reason and at any time determines not to advance sums under the Notes and/or for any reason or otherwise exercises its rights under this Agreement and/or the other Documents.

(c) Subject to Section 552(a) of the Bankruptcy Code, the security interests granted hereby extends to the Collateral, whether acquired before or after the commencement of a case under the Bankruptcy Code.

Section 21. CHOICE OF LAW; CONSENT TO JURISDICTION.

THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE NOTES IS COMMENCED BY LENDER IN THE STATE COURTS OF THE STATE OF TEXAS OR IN THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF TEXAS. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS DESCRIBED IN SECTION 15 HEREOF. ANY MATTERS AFFECTING THE ENFORCEMENT OR INTERPRETATION OF LENDER’S SECURITY INTEREST IN THE COLLATERAL SHALL (TO THE EXTENT NOT GOVERNED BY TEXAS LAW PURSUANT TO THE AGREEMENT SET FORTH HEREIN) BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE OR CALIFORNIA, AS APPLICABLE.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day first above mentioned.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:

BORROWER Superior Galleries, Inc.

By:
Name: Title:

LENDER Stanford Financial Group Company

By:
James M. Davis Its Chief Executive Officer

COMMERCIAL LOAN AND SECURITY AGREEMENT SCHEDULES

[ TO COME ]

ANNEX D

NOTE EXCHANGE AGREEMENT

THIS NOTE EXCHANGE AGREEMENT is made and entered into as of ________ __, 2007 (this “Agreement”), by and between Superior Galleries, Inc., a Delaware corporation (f/k/a Tangible Asset Galleries, Inc., a Nevada corporation) (the “Company”), and Stanford International Bank Ltd., a corporation organized under the laws of Antigua and Barbuda (together with its successors, “SIBL”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in that certain Amended and Restated Agreement and Plan of Merger and Reorganization, made and entered into as of January 6, 2007 (the “Merger Agreement”), by and among the Company, DGSE Companies, Inc., a Nevada corporation (“Parent”), DGSE Merger Corp., a Nevada corporation (“Merger Sub”), and SIBL, as stockholder agent.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the Merger Agreement and the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation, upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, in the Merger, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive shares of Common Stock of Parent (as set forth in Article III of the Merger Agreement), on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Chapters 78 and 92A of Title 7 of the Nevada Revised Statutes (the “NPCA”);

WHEREAS, pursuant to that certain Commercial Loan and Security Agreement originally dated October 1, 2003 (as amended as of March 29, 2005 and as further amended as of April 6, 2006 and on January 6, 2007, the “Loan Agreement”), Stanford Financial Group Company, a Florida corporation (“SFG”), has provided certain credit facilities to the Company;

WHEREAS, on November 30, 2004, SIBL was indirectly assigned all of SFG’s right, title and interest in the Loan Agreement, and the Note issued thereunder;

WHEREAS, the obligation of Parent and Merger Sub to consummate the Merger is conditioned on SIBL exchanging Eight Million Three Hundred Ninety-Two Thousand Three Hundred Forty Dollars ($8,392,340) of principal and interest outstanding under the Loan Agreement (such amount, the “Exchanged Debt”) into 4,936,671 shares (the “Exchanged Shares”) of the common stock of the Company (the “Common Shares”) in accordance with the terms and conditions set forth herein, and SIBL is willing to agree to do so subject to the satisfaction of the conditions herein and all conditions to the obligations of the Company and Parent set forth in the Merger Agreement;

WHEREAS, in consideration of SIBL entering into this Agreement and certain amendments to the Loan Agreement, as contemplated in the Merger Agreement, Parent has agreed to issue to SIBL and its designees, at the Effective Time, certain A Warrants and B Warrants; and

WHEREAS, SIBL desires to exchange the Exchanged Debt for the Exchanged Shares to induce Parent and Merger Sub to enter into the Merger Agreement and to consummate the Merger and other Transactions, including the issuance of the afore-referenced warrants.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

1. Exchange of Debt. SIBL and the Company hereby agree, subject to (i) the issuance of the Exchanged Shares as provided in Section 2, (ii) the consummation of the Merger pursuant to the Merger Agreement immediately after the Exchange Time, (iii) the issuance of the A Warrants and the B Warrants pursuant to the Merger Agreement (subject to Section 3 of the Limited Joinder Agreement), and (iv) the tendering by SIBL of the notes evidencing the Exchanged Debt to the Company; to exchange the Exchanged Debt for the Exchanged Shares, such exchange to occur immediately prior to the Effective Time (the “Exchange Time”) and simultaneously with, and conditioned upon, the issuance of the Exchanged Shares. Upon the issuance of such Exchanged Shares, the Exchanged Debt shall automatically be cancelled and retired and shall cease to exist, and the holder of the portion of any note that, immediately prior to the Exchange Time, represented issued and outstanding Exchanged Debt shall cease to have any rights with respect thereto, including any claims for any default occurring or other liability arising prior to the Exchange Time, except the right to receive, upon the surrender of such portion of the note, the certificates for the Exchanged Shares contemplated by Section 2.

2. Issuance of Shares. At the Exchange Time and simultaneously with the exchanges contemplated by Section 1, and subject to the conditions thereof, the Company shall issue to SIBL the Exchanged Shares in exchange for the cancellation of the Exchanged Debt. All Common Shares issued and paid upon exchange of the Exchanged Debt in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Exchanged Debt.

3. Capitalization Adjustments to Shares. In the event of any Capitalization Adjustment with respect to the Common Shares occurring after the date of this Agreement and prior to the Exchange Time, all references in this Agreement to specified numbers of Common Shares affected thereby, and all calculations provided for that are based upon numbers of Common Shares, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such Capitalization Adjustment.

4. Representations and Warranties. SIBL represents and warrants to the Company as follows:

(a) Investment Purpose. SIBL is acquiring the Common Shares issuable upon the exchange of the Exchanged Debt (collectively, the “Securities”) for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

(b) Accredited Investor Status. SIBL is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and it has not been formed solely for the purpose of acquiring the Securities.

(c) Reliance on Exemptions. SIBL understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying in part upon the truth and accuracy of, and SIBL’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of SIBL set forth herein in order to determine the availability of such exemptions and the eligibility of SIBL to acquire the Securities.

(d) Transfer or Resale. SIBL understands that the Securities have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned, pledged, hypothecated or transferred unless (A) subsequently registered thereunder, (B) SIBL shall have delivered to the Company an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that such Securities may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) SIBL provides the Company with such documents and certificates as the Company may reasonably request to demonstrate to its satisfaction that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto).

(e) No General Solicitation. SIBL is not acquiring the Securities as a result of any advertisement, article, notice or other communication regarding any Securities published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(f) Adequate Information. SIBL is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire the Securities.

(g) Sophistication and Experience. SIBL, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities and has so evaluated the merits and risks of such investment.

(h) Ability to Bear Risk. SIBL is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(i) Relationship. SIBL either has a preexisting personal or business relationship with the Company or any of its officers, directors or controlling persons, or by reason of its business or financial experience or the business or financial experience of its professional advisers who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect its own interests in connection with the exchange of the Exchanged Debt and the acquisition of the Securities.

(j) Legend. SIBL understands that the stock certificates representing the Common Shares shall bear a restrictive legend in substantially the following form (or another legend substantially in such form as the transfer agent for the Company may from time to time use generally on certificates evidencing restricted securities of the Company):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL, IN A FORM REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

5. Governing Law; Jurisdiction. This Agreement shall be governed in all respects by the laws of the State of Texas applicable to contracts negotiated, executed and to be performed entirely within such State. All suits, actions or proceedings arising out of, or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal or state court of competent subject matter jurisdiction sitting in Dallas County, Texas.

6. Construction. The rules of construction specified in Section 1.3 (Construction) of the Merger Agreement are hereby incorporated by reference herein and shall apply to this Agreement mutatis mutandis, as if expressly set forth herein.

7. Titles and Headings. The section and paragraph titles and headings contained herein are inserted purely as a matter of convenience and for ease of reference and shall be disregarded for all other purposes, including the construction, interpretation or enforcement of this Agreement or any of its terms or provisions.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

9. Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, email or similar electronic or digital transmission pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

10. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof.

11. Notices. All notices, requests, instructions or other documents to be given or delivered under this Agreement shall be given in the manner, with the effect and to the address, email address or fax number to be used for such Party as provided in Section 10.1 of the Merger Agreement.

12. Amendment; Waiver. This Agreement and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Party against which enforcement of the same is sought and by Parent. This Agreement may be amended only by a writing executed by all Parties and by Parent.

13. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

14. Specific Performance; Injunctive Relief. Each of the Parties acknowledges and agrees that any breach or non-performance of, or default under, any of the terms and provisions hereof would cause substantial and irreparable damage to the other parties hereto, and that money damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that each of them shall be entitled to seek equitable relief, including specific performance and injunctive relief, in the event of any such breach, non-performance or default in any Action instituted in any court of the United States or any state having competent jurisdiction, or before any arbitrator, in addition to any other remedy to which such Party may be entitled, at law or in equity.

15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court, tribunal or other governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that such governmental body, arbitrator or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

16. Further Assurances. At any time, and from time to time, after the effective date, each Party will execute such additional instruments and take such action as may be reasonably requested by any other Party to confirm or perfect title to any property interests transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

17. Third-Party Beneficiaries. This Agreement is made solely for the benefit of the Parties and Parent, and their respective permitted successors and assigns, and no other Person shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.

18. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties. Each of the Parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

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D-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SUPERIOR GALLERIES, INC.

By:
Name: Title:

STANFORD INTERNATIONAL BANK LTD.

By:
James M. Davis Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED: DGSE COMPANIES, INC.

By:
Dr. L.S. Smith Chairman and Chief Executive Officer

D-2

ANNEX E

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT is made and entered into as of _______ __, 2007 (this “Agreement”), by and among (i) DGSE Companies, Inc., a Nevada corporation (together with its successors and permitted assigns, “Parent”), (ii) DGSE Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (together with its successors and permitted assigns, “Merger Sub”), (iii) Superior Galleries, Inc., a Delaware corporation (f/k/a Tangible Asset Galleries, Inc., a Nevada corporation) (together with its predecessors and successors, the “Company” or “Superior”), (iv) Stanford International Bank Ltd., a company organized under the laws of Antigua and Barbuda (together with its successors, “SIBL”), (v) Stanford Financial Group Company, a corporation organized under the laws of the State of Florida (together with its successors, “SFG”), and (vi) Stanford Venture Capital Holdings, Inc., a corporation organized under the laws of the State of Delaware (together with its successors, “SVCH”, and, together with SIBL and SFG, the “Stanford Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in that certain Amended and Restated Agreement and Plan of Merger and Reorganization, made and entered into as of January 6, 2007 (the “Merger Agreement”), by and among Parent, Merger Sub, Superior, and the stockholder agent.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the Merger Agreement and the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation;

WHEREAS, SIBL is a key stockholder of Superior, SFG is the primary lender to Superior, and SVCH is a consultant to Superior;

WHEREAS, Parent has requested various Parties to terminate various Contracts in place among various of them and Superior as a condition to Parent consummating the Merger; and

WHEREAS, each Stanford Party desires to execute and deliver this Agreement to induce Parent and Merger Sub to consummate the Merger and the other Transactions; and

WHEREAS, the execution and delivery of this Agreement by the Stanford Parties and the Company is a condition precedent to Parent and Merger Sub consummating the Merger and the other Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (collectively, the “Parties”), intending to be legally bound, hereby agree as follows as of the Effective Time:

Section 1. Release.

(a) Release. Each of the Stanford Parties, on behalf of itself and its Affiliates (all of the foregoing, individually, a “Releasor”, and, collectively, the “Releasors”), hereby irrevocably and forever releases and discharges Parent, the Company and Merger Sub, and each of their respective individual, joint or mutual, past, present and future stockholders, Affiliates, controlling persons, directors, officers, managers, employees, consultants, contractors, agents, financial, banking and legal advisors and other representatives, and the respective successors and assigns of each of them, (all of the foregoing, individually, a “Releasee” and, collectively, the “Releasees”) from any and all claims, demands, actions, orders, obligations, contracts, debts, and Liabilities whatsoever, whether absolute or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, vested or unvested, joint or several, due or to become due, executory, determined, determinable or otherwise, both at law and in equity, (collectively, “Claims”) which any Stanford Party or any other Releasor now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Effective Time or on account of or arising out of any matter, cause or event occurring, whether in any Stanford Party’s or any other Releasor’s capacity as a direct or indirect stockholder of the Company, as a beneficial owner or record holder of any Equity Interests of the Company, as an consultant or adviser to the Company or in any other capacity or due to any relationship with the Company or any of its Subsidiaries, contemporaneously with or prior to the Effective Time, including (a) any dissenter’s, appraisal or similar rights under applicable Law, (b) any rights to bring any lawsuit or claim action against any Person in the name or on behalf of the Company or Merger Sub, (c) any right pursuant to any Contract or any Releasee’s Organizational Documents, (d) any claim pursuant to the Securities Act, Exchange Act, the SEC Rules or other securities or “blue sky” Laws, (e) any rights to indemnification or reimbursement from any Releasee, whether pursuant to their respective Organizational Documents or pursuant to any Contracts, applicable Law or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release: (i) any indebtedness, together with interest thereon, of the Company under the Stanford LOC; (ii) any obligations or Liabilities of the Surviving Corporation under the Amended and Restated Stanford LOC; (iii) any obligations or Liabilities of Parent under the limited guaranty and security agreement entered into in connection with the Amended and Restated Stanford LOC; (iv) any contractual Liabilities of Parent or Merger Sub under the Merger Agreement or any Related Agreement; or (v) any statutory or regulatory Liabilities of Parent or Merger Sub under the Securities Act, Exchange Act or the SEC Rules in connection with the Merger and other Transactions.

(b) No Actions. Upon the Closing, each Stanford Party irrevocably covenants to refrain, and to cause its Affiliates to refrain, from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any matter purported to be released by Section 1(a).

(c) Indemnity. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Stanford Parties shall jointly and severally indemnify and hold harmless each Releasee from and against all Losses, Liabilities, Claims, damages (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of any Stanford Party or any Releasor of any claim or other matter sought to be released pursuant to Section 1(a), (ii) the assertion by any third party of any Claim or demand against any Releasee which Claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of any Stanford Party or any other Releasor against such third party of any Claims or other matters sought to be released pursuant to Section 1(a), or (iii) the breach by any Stanford Releasor of the terms of Section 1(b).

(d) Unknown Claims. It is the intention of the Parties that the release provisions in Section 1(a) and Section 1(b) shall be effective as a bar to each and every Claim, demand and action specified in Section 1(a) and Section 1(b). In furtherance of this intention, each Stanford Party hereby waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, and any and all statutes of other jurisdictions to the same or similar effect. Section 1542 of the Civil Code of the State of California provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Stanford Party acknowledges that it may, after execution of this Agreement, discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands or action, and agrees that the release provisions in Section 1(a) and Section 1(b) shall be and remain in full force and effective in all respects notwithstanding any such differences or additional facts.

Section 2. Terminations. Without limitation of Section 1, the Parties agree as follows:

(a) Consulting Agreement. SVCH and the Company hereby covenant and agree (i) to terminate that certain Consulting Agreement, dated January 31, 2003 (as Amended from time to time, the “Consulting Agreement”), by and between the Company and SVCH, in its entirety, including, notwithstanding anything to the contrary in the Consulting Agreement, Sections 4 and 7 thereof, except for the confidentiality obligations set forth in Sections 5(b), 5(c) and 5(d) thereof, which shall survive, and (ii) that neither SVCH nor the Company has any Liabilities to the other of them under the Consulting Agreement. SVCH hereby warrants that it has complied with its obligations under Section 5 of the Consulting Agreement.

Section 3. Representations. Each Party hereby represents and warrants to each other Party that:

(a) It has the full power, capacity, authority and right to execute and deliver this Agreement and to perform its obligations hereunder, and under the Merger Agreement as affected hereby.

(b) This Agreement has been duly authorized by all necessary action and constitutes such Party’s valid and binding agreement, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) No approval, authorization, consent or filing (other than any obligation to file certain information pursuant to the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) is required in connection with its execution, delivery and performance of this Agreement which has not heretofore been obtained or made.

Section 4. Effectiveness. Notwithstanding any provision hereof to the contrary, it is the intention of the Parties that this Agreement shall become effective at the Effective Time, and the terms and provisions of Section 1 and Section 2 shall apply as of the Effective Time. If the Merger Agreement is terminated prior to the consummation of the Merger, the covenants contained herein shall be deemed abandoned and this Agreement shall forthwith become null and void and without force or effect.

Section 5. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties. Each of the Parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

Section 6. Miscellaneous. The terms and provisions of Section 1.3 and Article X of the Merger Agreement are hereby incorporated by reference herein and shall apply to this Agreement mutatis mutandis, as if expressly set forth herein.

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E-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

DGSE COMPANIES, INC.

By:
Dr. L.S. Smith Chairman and Chief Executive Officer

DGSE MERGER CORP.

By:
William H. Oyster Chief Executive Officer

SUPERIOR GALLERIES, INC.

By:
Silvano DiGenova Chief Executive Officer

STANFORD INTERNATIONAL BANK LTD.

By:
James M. Davis Chief Financial Officer

STANFORD FINANCIAL GROUP COMPANY

By:
James M. Davis Chief Financial Officer

STANFORD VENTURE CAPITAL HOLDINGS, INC.

By:
James M. Davis Chief Financial Officer

ANNEX F

DGSE COMPANIES, INC.
A Nevada Corporation

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of ___________ __, 2007 (this “Agreement”), is entered into by and between DGSE COMPANIES, INC, a Nevada corporation (the “Company”), and STANFORD INTERNATIONAL BANK LTD. and its successors (“SIBL”) as the proposed purchaser of certain shares of the Company’s capital stock.

RECITALS

WHEREAS, the Company, Superior Galleries, Inc., a Delaware corporation (f/k/a Tangible Asset Galleries, Inc., a Nevada corporation) (“Superior”), DGSE Merger Corp., a Delaware corporation (“Merger Sub”), and SIBL, as stockholder agent, have entered into that certain Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of January 6, 2007 (the “Merger Agreement”);

WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Superior have approved and declared advisable the Merger Agreement and the merger of Merger Sub with and into Superior (the “Merger”), with Superior being the surviving corporation;

WHEREAS, in the Merger, one hundred percent (100%) of the issued and outstanding shares of capital stock of Superior will be converted into the right to receive shares of Common Stock of the Company (as set forth in Article III of the Merger Agreement), on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Chapters 78 and 92A of Title 7 of the Nevada Revised Statutes (the “NPCA”);

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders the adoption and approval of the Merger Agreement;

WHEREAS, Superior has informed the Company that the affirmative vote of the holders of a majority of all issued and outstanding shares of common stock of Superior entitled to vote on the Merger has been obtained with respect to the adoption of the Merger Agreement and approval of the Merger;

WHEREAS, pursuant to that certain Conversion Agreement, dated as of January 6, 2007 (the “Conversion Agreement”), by and between Superior and SIBL, SIBL has agreed to convert and exchange all of the 7,500,000 shares of preferred stock of Superior previously held by SIBL into 3,600,806 shares of the common stock, $0.001 par value per share, of Superior (the “Superior Common Stock”);

WHEREAS, pursuant to a Commercial Loan and Security Agreement originally dated October 1, 2003 (as amended as of March 29, 2005 and as further amended as of March 31, 2006 and on January __, 2007, the “Loan Agreement”), by and between Superior and SIBL, SIBL has provided certain credit facilities to the Company;

WHEREAS, pursuant to that certain Note Exchange Agreement, dated as of the date hereof (the “Note Exchange Agreement”), by and between Superior and SIBL, SIBL has agreed to exchange $8,392,340 of the amount outstanding under the Loan Agreement into 4,936,671 shares of Superior Common Stock;

WHEREAS, in connection with the Merger, all shares of Superior Common Stock held by SIBL (including the shares of Superior Common Stock received upon conversion of the preferred shares and upon exchange of the debt, as described above) will be converted into and exchanged for shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”);

WHEREAS, pursuant to an amendment and restatement of the Loan Agreement, to be made effective immediately prior to the Merger (as so amended and restated, the “New Loan Agreement”), SIBL has agreed to provide certain credit facilities to Superior and, indirectly, to the Company;

WHEREAS, in connection with the transactions contemplated by the Note Exchange Agreement and the New Loan Agreement, the Company has agreed in Section 6.17(c) of the Merger Agreement to grant to SIBL, and its assignees, “A” warrants and “B” warrants (collectively, the “Warrants”) to purchase an aggregate of 1,708,634 shares of Common Stock (collectively, the “Warrant Shares”);

WHEREAS, SIBL has assigned Warrants (collectively, the “Assignee Warrants”) exercisable for an aggregate of 854,317 Warrant Shares (collectively, the “Assignee Warrant Shares”) to DANIEL T. BOGAR, RONALD M. STEIN, WILLIAM R. FUSSELMANN, CHARLES M. WEISER and OSVALDO PI (each, an “Assignee”, and, collectively, the “Assignees”), as provided in the Merger Agreement; and

WHEREAS, the Company desires to grant to SIBL and to each of the Assignees, as applicable, the registration rights set forth herein with respect to Warrants, the Warrant Shares, the shares of Common Stock issuable upon the exercise of the warrants issuable in the event of a registration default pursuant to Section 5(f) hereof (the “Default Warrant Shares”) and the shares of Common Stock issued as a dividend or other distribution with respect to the Warrant Shares (the “Distribution Shares”) (the Warrant Shares, the Default Warrant Shares and the Distribution Shares, collectively and interchangeably, are referred to herein as the “Securities”).

AGREEMENT

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. RECITALS

The foregoing recitals are true and accurate and hereby incorporated into this Agreement.

2. CERTAIN DEFINITIONS

As used herein:

(a) “Commission” means the Securities and Exchange Commission.

(b) “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 11 hereof.

(c) “Merger Shares” means the shares of Common Stock issued to SIBL or an Assignee in connection with the Merger; provided, however, that Merger Shares shall not include any such shares sold, assigned or otherwise transferred or disposed of by the Holder (i) to the public either pursuant to a registration statement or Rule 144, or (ii) in a private transaction. In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock, such adjustment shall be deemed to be made in the definition of “Merger Shares” as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement.

(d) “Registrable Security” means collectively, the Warrant Shares, the Default Warrant Shares and the Distribution Shares; provided, however, that Registrable Securities shall not include any such shares sold, assigned or otherwise transferred or disposed of by the Holder (i) to the public either pursuant to a registration statement or Rule 144, or (ii) in a private transaction. In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock, such adjustment shall be deemed to be made in the definition of “Registrable Security” as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement.

(e) “Rule 144” means Rule 144 (or any similar provision then in force) promulgated under the Securities Act.

(f) “Securities Act” means the Securities Act of 1933, as amended.

(g) “SIBL Warrant Shares” means, collectively, all Warrant Shares other than Assignee Warrant Shares.

(h) “SIBL Warrants” means, collectively, all Warrants other than Assignee Warrants.

(i) “Trading Day” means any business day on which the primary market on which the Common Stock trades is open for business.

3. RESTRICTIONS ON TRANSFER

SIBL acknowledges and understands that prior to the registration of the Securities as provided herein, and upon the expiration of the registration period provided for herein, the Securities are and will be, as the case may be, “restricted securities” as defined in Rule 144. SIBL understands that no disposition or transfer of the Securities may be made by SIBL in the absence of (i) an opinion of counsel to SIBL, in form and substance reasonably satisfactory to the Company, that such transfer may be made without registration under the Securities Act, or (ii) such registration.

4. COMPLIANCE WITH REPORTING REQUIREMENTS

 As long as SIBL or any Assignee owns any Securities, until the seventh anniversary of the date hereof, (i) if the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company covenants to use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act which are required to be filed in order to satisfy the current public information requirements of Rule 144(c)(1), or (ii) otherwise, if Rule 144(k) is not available to SIBL or any Assignee with respect to any Securities then held, the Company will prepare and furnish to SIBL or any Assignee, as applicable, and make publicly available in accordance with Rule 144(c)(2), such information as is required for SIBL or any Assignee to sell such Registrable Securities under Rule 144.

5. REGISTRATION RIGHTS

(a) If the Company shall not have prepared and filed with the Commission a registration statement under the Securities Act registering the Registrable Securities for resale by SIBL and the Assignees prior to the Effective Time (as such term is defined in the Merger Agreement), the Company shall prepare and file such a registration statement with the Commission on Form S-3 (or such other form under the Securities Act as the Company shall then be entitled to use) to register the resale of the Registrable Securities within five (5) calendars days of the Effective Time. The registration statement registering the Registrable Securities for resale, including the prospectus included therein and as amended or supplemented from time to time, is hereinafter referred to as the “Registration Statement”.

(b) If the Registration Statement has not become effective prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective not later than 90 calendar days after the Effective Time. The Company will notify the Holders and its transfer agent of the declaration by the Commission of the effectiveness of the Registration Statement within a reasonable time thereafter.

(c) The Company will maintain the Registration Statement or post-effective amendment filed under this Section 5 effective under the Securities Act until the earliest of (i) the date that none of the Registrable Securities covered by such Registration Statement are or may become issued and outstanding, (ii) the date that all of the Registrable Securities have been sold pursuant to such Registration Statement, (iii) the date that the Registrable Securities may be sold under the provisions of Rule 144 without limitation as to volume, (iv) the date all Registrable Securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, and (v) three years from the date the Registration Statement became effective. Thereafter, if SIBL or any Assignee owns any Registrable Securities, the Company shall, if it continues to be eligible to use a Form S-3 and at the expense of SIBL and such Assignees (including, notwithstanding the provisions of Section 5(d), the payment by SIBL and such Assigns of all Registration Expenses), maintain the Registration Statement effective under the Securities Act to register the resale of Registrable Securities.

(d) All fees, disbursements and out-of-pocket expenses and costs incurred by the Company in connection with the preparation and filing of the Registration Statement under this Section 5, or filing any amendments or supplements thereto, and in complying with applicable securities and blue sky laws (including, without limitation, all attorneys’ and auditors’ fees of the Company) (the “Registration Expenses”) shall be borne by the Company. The Holders shall bear the cost of underwriting and/or brokerage discounts, fees and commissions, if any, applicable to the Registrable Securities being registered. The Holders and their counsel shall have a reasonable period, not to exceed 7 Trading Days, to review the proposed Registration Statement or any amendment thereto, prior to filing with the Commission, and the Company shall provide the Holders with copies of any comment letters received from the Commission with respect thereto within a reasonable time following receipt thereof, if in the Company’s judgment it is lawful to do so without requiring public disclosure of the same under Regulation FD or breaching any of its obligations under any agreement with SIBL or its affiliates. The Company shall qualify any of the Registrable Securities for sale in such states as the Holders reasonably designate and shall furnish indemnification in the manner provided in Section 8 hereof. However, the Company shall not be required to qualify in any state which will require an escrow or other restriction relating to the Company and/or the Holders, or which will require the Company to qualify to do business in such state or require the Company to file therein any general consent to service of process. The Company at its expense will supply SIBL or the Assignees, as applicable, with copies of the Registration Statement and the prospectus included therein and other related documents in such quantities as may be reasonably requested by SIBL or the Assignees.

(e) The Company shall not be required by this Section 5 to include the Registrable Securities in the Registration Statement which is to be filed if, in the opinion of counsel for both the Holders and the Company (or, should they not agree, in the opinion of another counsel experienced in securities law matters acceptable to counsel for the Holders and the Company) the proposed offering or other transfer as to which such registration is requested is exempt from applicable federal and state securities laws and would result in all purchasers or transferees obtaining securities which are not “restricted securities,” as defined in Rule 144.

(f) Subject to Section 5(i) hereof, in the event that (i) a Registration Statement is not filed by the Company in a timely manner as set forth in this Section 5, (ii) such Registration Statement is not declared effective by the Commission in the period set forth in Section 5(b) hereof, or (iii) such Registration Statement is not maintained as effective by the Company for the applicable period set forth in Section 5(c) hereof (each a “Registration Default”), then the Company will issue to each Holder as of the first day of such Registration Default and for every consecutive quarter in which such Registration Default is occurring, as liquidated damages, and not as a penalty, warrants to purchase five percent (5%) of the aggregate number of shares of Common Stock of the Company issuable upon the exercise in full of the A Warrants then held by such Holder upon the same terms and conditions therein stated (“Default Warrants”) until such corresponding Registration Default no longer exists (“Liquidated Damages”); provided, however, that the issuance of such Default Warrants shall not relieve the Company from its obligations to register the Registrable Securities pursuant to this Section 5(f). As used herein, the “A Warrants” means the seven-year warrants, exercisable at $1.89 per share, issued to SIBL and its assignees pursuant to the Merger Agreement.

If the Company does not issue the Default Warrants to the Holders as set forth above, the Company will pay any Holder’s reasonable costs of any action in a court of law to cause compliance with this Section 5(f), including reasonable attorneys’ fees, in addition to the Default Warrants. The registration of the Registrable Securities pursuant to this Section 5 shall not affect or limit a Holder’s other rights or remedies as set forth in this Agreement.

(g) Upon the occurrence of an Incidental Registration Event (as defined below), the Company shall send to each Holder written notice of such determination and, if within 20 days after receipt of such notice, such Holder shall so request in writing (which request shall specify the Incidental Registrable Securities (as defined below) intended to be disposed of by such Holder and the intended method of disposition thereof), the Company shall use its commercially reasonable efforts to include in such registration statement all or any part of such Holder’s Incidental Registrable Securities that such Holder requests to be registered; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of all such securities, the Company may, at its election, give written notice of such determination to each requesting Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Incidental Registrable Securities in connection with such registration and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Incidental Registrable Securities, for the same period as the delay in registering such other securities. Notwithstanding the foregoing, if, in connection with any offering involving an underwriting of the Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of the Common Stock included in any such registration statement because, in such underwriter’s judgment, such limitation is necessary based on market conditions: (A) if the registration statement is for a public offering of common stock on a “firm commitment” basis with gross proceeds to the Company of at least $15,000,000 (a “Qualified Public Offering”), the Company may exclude, to the extent so advised by the underwriters, the Incidental Registrable Securities from the underwriting; provided, however, that if the underwriters do not entirely exclude the Incidental Registrable Securities from such Qualified Public Offering, the Company shall be obligated to include in such registration statement, with respect to any requesting Holder, only an amount of Incidental Registrable Securities equal to the product of (i) the total number of Incidental Registrable Securities that remain available for registration after the underwriter’s cutback and (ii) such Holder’s percentage of ownership of all the Incidental Registrable Securities then outstanding (on an as-converted basis) (the “Registrable Percentage”); and (B) if the registration statement is not for a Qualified Public Offering, the Company shall be obligated to include in such registration statement, with respect to the requesting Holder, only an amount of Incidental Registrable Securities equal to the product of (i) the number of Incidental Registrable Securities that remain available for registration after the underwriter’s cutback and (ii) such Holder’s Registrable Percentage. For purposes of determining the underwriter’s cutback and each Holder’s Registrable Percentage, any shares of Common Stock beneficially owned by Smith which are included in any registration statement referred to in the preceding sentence shall be included in such calculation and such shares of Common Stock beneficially owned by Smith shall be subject to the underwriter’s cutback on a pro rata basis. If any Holder disapproves of the terms of any underwriting referred to in this paragraph, it may elect to withdraw therefrom by written notice to the Company and the underwriter. No incidental right under this Section 5(g) shall be construed to limit any registration required under the other provisions of this Agreement.

(h) “Incidental Registration Event” means the Company determines to register under the Securities Act (including pursuant to a demand of any stockholder of the Company exercising registration rights) any shares of its Common Stock (i) at a time when any Registrable Securities that are required to be included in an effective Registration Statement hereunder are not covered by any effective Registration Statement, or (ii) beneficially owned by Dr. L.S. Smith (“Smith”) for resale other than shares acquired by Smith upon the exercise of options outstanding on the date hereof, or granted subsequent to the date hereof pursuant to a Company employee benefit plan, at a time when any Registrable Securities or Merger Shares are outstanding and are not covered by any effective Registration Statement; other than, in either case, on a registration statement on Form S-4 or Form S-8 or any similar or successor form or any other registration statement relating to a merger or other business combination transaction, an exchange offer, an offering of securities solely to the Company’s existing security holders or employees, or to securities issued pursuant to a dividend reinvestment plan. “Incidental Registrable Securities” means (i) with respect to an Incidental Registration Event specified in clause (i) of the definition of Incidental Registration Event, the Registrable Securities required to be included in an effective Registration Statement hereunder which are not so covered, and (ii) with respect to an Incidental Registration Event specified in clause (ii) of the definition of Incidental Registration Event, the outstanding Registrable Securities or Merger Shares which are not covered by any effective Registration Statement.

(i) Notwithstanding the foregoing provisions of this Section 5, if in the good faith judgment of the Company, following consultation with legal counsel, the Company (i) delivers a Blackout Notice (as defined below) to the Holders, or determines that it would be detrimental to the Company or its stockholders for the Registration Statement (or any amendment or supplement thereto) to be filed or for resales of Registrable Securities to be made pursuant to the Registration Statement due to the existence of a material development or potential material development involving the Company that the Company would be obligated to disclose in the Registration Statement, which disclosure (i) would be premature or otherwise inadvisable at such time, (ii) cannot then be made by the Company despites its commercially reasonable efforts, or (iii) is reasonably likely to have a material adverse effect on the Company or its stockholders; then in each such case, the Company shall have the right to (A) immediately defer such filing for a period of not more than sixty (60) days beyond the date by which the Registration Statement was otherwise required hereunder to be filed, or (B) suspend use of the Registration Statement for a period of not more than thirty (30) consecutive days (any such deferral or suspension period, a “Blackout Period”). Each Holder acknowledges that it would be seriously detrimental to the Company and its stockholders for the Registration Statement to be filed (or remain in effect) during a Blackout Period and therefore essential to defer such filing (or suspend the use thereof) during such Blackout Period and agrees to cease any disposition of the Registrable Securities during such Blackout Period. The Company may not designate more than two Blackout Periods in any twelve (12) month period.

6. COVENANTS OF HOLDERS

(a) Each Holder will cooperate with the Company in all respects in connection with this Agreement, including timely supplying all information (including a Registration Statement Questionnaire) reasonably requested by the Company from time to time (which shall include all information regarding such Holder and proposed manner of sale of the Registrable Securities required to be disclosed in any Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Registrable Securities and entering into and performing its obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering, including any confirmation of, or additional or supplemental, information or documents the Company may request for purposes of filing amendments to such registration statement or amendments or supplements to the prospectus contained therein. Nothing in this Agreement shall obligate any Holder to consent to be named as an underwriter in any Registration Statement unless required by the Commission (in which case the applicable Holder may withdraw its Registrable Securities from the Registration Statement). Notwithstanding anything to the contrary herein, (i) any delay or delays caused by a Holder by failure to cooperate as required hereunder shall not constitute a breach of the terms hereof as to such Holder, and (ii) the Company shall have no obligation to register, or to maintain the registration, of any Registrable Securities of any Holder on any registration statement if such Holder has not timely provided any such information or documents to the Company in connection with such registration statement.

(b) Each Holder shall comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to any registration statement.

(c) Upon receipt of a notice from the Company of the occurrence of any event or passage of time that (i) makes the financial statements included in a registration statement ineligible for inclusion therein, (ii) makes any statement made in a registration statement or any prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect, or (iii) requires any revisions to a registration statement, any prospectus contained therein or any other documents so that, in the case of such registration statement or such prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (each such notice, a “Blackout Notice”); each Holder who has Registrable Securities registered under such registration statement shall forthwith discontinue disposition of such Registrable Securities under such registration statement until such Holder’s receipt of the copies of the supplemented prospectus or amended registration statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus or registration statement. The Company may provide appropriate stop orders to enforce the provisions of this Section 6(c).

(d) Each Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to any registration statement which would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

7. REGISTRATION PROCEDURES

If and whenever the Company is required by any of the provisions of this Agreement to effect the registration of any of the Registrable Securities under the Securities Act, the Company shall (except as otherwise provided in this Agreement), use commercially reasonable efforts to, subject to the Holders’ assistance and cooperation as reasonably required with respect to the Registration Statement:

(a) (i) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act during the applicable period with respect to the sale or other disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended methods of distribution by the Holders thereof set forth in the Registration Statement or prospectus (including prospectus supplements with respect to the sales of Registrable Securities from time to time in connection with a registration statement pursuant to Rule 415 promulgated under the Securities Act) and (ii) take all lawful action such that each of the Registration Statement and any amendment thereto does not, when it becomes effective, and any prospectus or prospectus supplement thereafter filed, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) (i) prior to the filing with the Commission of any Registration Statement (including any amendments thereto) and the distribution or delivery of any prospectus (including any supplements thereto), provide draft copies thereof to the Holders as required by Section 5(d) hereof and reflect in such documents all such comments as the Holders (and their counsel) reasonably may propose (provided that the Company shall not be liable under Section 5(f) or otherwise for any delay in filing or effectiveness if such delay is fairly attributable to such comments); (ii) furnish to each of the Holders such numbers of copies of a prospectus including a preliminary prospectus or any amendment or supplement to any prospectus, as applicable, in conformity with the requirements of the Securities Act, and such other documents, as any of the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Holder; and (iii) provide to the Holders copies of any comments and communications from the Commission relating to the Registration Statement, if in the Company’s judgment it is lawful to do so without requiring public disclosure of the same under Regulation FD or breaching any of its obligations under any agreement with SIBL or its affiliates;

(c) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as any of the Holders shall reasonably request (subject to the limitations set forth in Section 5(d) hereof), and do any and all other acts and things which may be necessary or advisable to enable such Holder to consummate the public sale or other disposition in such jurisdiction of the Registrable Securities owned by such Holder;

(d) list such Registrable Securities on the primary trading market where the Common Stock of the Company is listed as of the effective date of the Registration Statement, if the listing of such Registrable Securities is then permitted under the rules of such market;

(e) notify the Holders at any time when a prospectus relating thereto covered by the Registration Statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and the Company shall prepare and use is commercially reasonable efforts to file a curative amendment under Section 7(a) hereof as soon as reasonably practicable and during such period, the Holders shall not make any sales of Registrable Securities pursuant to the Registration Statement;

(f) after becoming aware of such event, notify each of the Holders who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the Commission of any stop order or other suspension of the effectiveness of the Registration Statement as soon as reasonably practicable and take all reasonable action to effect the withdrawal, rescission or removal of such stop order or other suspension;

(g) cooperate with the Holders to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts, as the case may be, as any of the Holders reasonably may request and registered in such names as any of the Holders may request; and, within three Trading Days after a Registration Statement which includes Registrable Securities is declared effective by the Commission, deliver and cause legal counsel selected by the Company to deliver to the transfer agent for the Registrable Securities (with copies to the Holders) an appropriate instruction and, to the extent necessary, an opinion of such counsel;

(h) in the event of an underwritten offering, promptly include or incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as the managers reasonably agree should be included therein and to which the Company does not reasonably object and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after it is notified of the matters to be included or incorporated in such prospectus supplement or post-effective amendment; and

(i) maintain a transfer agent and registrar for the Common Stock.

8. INDEMNIFICATION

(a) To the maximum extent permitted by law, the Company agrees to indemnify and hold harmless each of the Holders, each person, if any, who controls any of the Holders within the meaning of the Securities Act, and each director, officer, shareholder, employee or agent of the foregoing (each of such indemnified parties, a “Distributing Investor”) against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees and expenses), to which the Distributing Investor may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, or any related final prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent, and only to the extent, that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by any Distributing Investor, its counsel, affiliates or agents, specifically for use in the preparation thereof or by any Distributing Investor’s failure to deliver to a purchaser a copy of the most recent prospectus (including any amendments or supplements thereto). This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) To the maximum extent permitted by law, each Distributing Investor agrees that it will indemnify and hold harmless the Company, and each officer, director, employee or agent of the Company or person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees and expenses) to which the Company or any such officer, director, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, or any related final prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, final prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by such Distributing Investor, its counsel or affiliates, specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability which the Distributing Investor may otherwise have under this Agreement. Notwithstanding anything to the contrary herein, the Distributing Investor shall be liable under this Section 8(b) for only that amount as does not exceed the net proceeds to such Distributing Investor as a result of the sale of Registrable Securities pursuant to a Registration Statement.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action against such indemnified party, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party except to the extent the failure of the indemnified party to provide such written notification actually prejudices the ability of the indemnifying party to defend such action. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified parties shall have the right to employ one or more separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (ii) the named parties to any such action (including any interpleaded parties) include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by its counsel that there may be one or more legal defenses available to the indemnifying party different from or in conflict with any legal defenses which may be available to the indemnified party or any other indemnified party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party). No settlement of any action against an indemnified party shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld so long as such settlement includes a full release of claims against the indemnified party.

All fees and expenses of the indemnified party (including reasonable costs of defense and investigation in a manner not inconsistent with this Section 8 and all reasonable attorneys’ fees and expenses) shall be paid to the indemnified party, as incurred, within 10 Trading Days of written notice thereof to the indemnifying party; provided, that the indemnifying party may require such indemnified party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such indemnified party is not entitled to indemnification hereunder.

9. CONTRIBUTION

In order to provide for just and equitable contribution under the Securities Act in any case in which (i) the indemnified party makes a claim for indemnification pursuant to Section 8 hereof but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 8 hereof provide for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party, then the Company and the applicable Distributing Investor shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees and expenses), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the applicable Distributing Investor on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Distributing Investor agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Notwithstanding any other provision of this Section 9, in no event shall (i) any of the Distributing Investors be required to undertake liability to any person under this Section 9 for any amounts in excess of the dollar amount of the proceeds received by such Distributing Investor from the sale of such Distributing Investor’s Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Registration Statement under which such Registrable Securities are registered under the Securities Act and (ii) any underwriter be required to undertake liability to any person hereunder for any amounts in excess of the aggregate discount, commission or other compensation payable to such underwriter with respect to the Registrable Securities underwritten by it and distributed pursuant to such Registration Statement.

10. NOTICES

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile or email (upon receipt of confirmation of error-free transmission or mailing a copy of such confirmation, postage prepaid by certified mail, return receipt requested) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

Company:	DGSE Companies, Inc. 2817 Forest Lane Dallas, Texas 75234 Attn: Dr. L. S. Smith Facsimile: [omitted] Email: [omitted]

With a copy to:	Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, California 92130-2006 Attn: John J. Hentrich, Esq. Facsimile: [omitted] Email: [omitted]

SIBL:	Stanford International Bank Ltd. 6075 Poplar Avenue Memphis, TN 38119 Attention: James M. Davis, Chief Financial Officer Facsimile: [omitted] Email: [omitted]

With a copy to:	Adorno & Yoss, P.A. 2525 Ponce de Leon Blvd., Suite 400 Miami, Florida 33134 Attention: Seth P. Joseph, Esquire Facsimile: [omitted] Email: [omitted]

If to the Assignees:	William R. Fusselmann [omitted] Key Biscayne, Florida 33149 Facsimile: [omitted] Email: [omitted]

Daniel T. Bogar [omitted] Hollywood, Florida 33021 Facsimile: [omitted] Email: [omitted]

Ronald M. Stein [omitted] Miami Beach, Florida 33141 Facsimile: [omitted] Email: [omitted]

Osvaldo Pi [omitted] Pinecrest, Florida 33156 Facsimile: [omitted] Email: [omitted]

Charles M. Weiser [omitted] Hollywood, Florida 33021 Facsimile: [omitted] Email: [omitted]

11. ASSIGNMENT

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned without the prior written consent of (i) the Company, in the case of an assignment by a Holder, or (ii) Holders owning a majority of the shares of Company common stock constituting the outstanding Registrable Securities from time to time (a “Majority of Holders”), in the case of an assignment by the Company. Any assignment in violation of the preceding sentence shall be null and void and of no force or effect.

12. GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any party in the federal courts of Texas or the state courts of the State of Texas, and each of the parties consents to the jurisdiction of such courts and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

13. NO DELAY OF REGISTRATION

No Holder shall have any right, and each Holder covenants and agrees not to commence any action or proceeding, to obtain or seek an injunction restraining or otherwise delaying any registration by the Company as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

14. TERMINATION OF REGISTRATION RIGHTS

A Holder shall not be entitled to exercise any rights provided herein after the first date on which all Registrable Securities then held by such Holder may immediately be sold under Rule 144 during any 90-day period taking into consideration the volume restrictions specified in Rule 144.

15. MISCELLANEOUS

(a) Entire Agreement. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to their terms, constitutes the entire agreement among the parties hereto with respect to the subject matters hereof and thereof, and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to such subject matters.

(b) Amendments. This Agreement may not be amended except by an instrument in writing signed by the Company and a Majority of Holders. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders must be given by Holders of all of the Registrable Securities which such waiver or consent affects.

(c) Waiver. No waiver of any provision of this Agreement shall be deemed a waiver of any other provisions or shall a waiver of the performance of a provision in one or more instances be deemed a waiver of future performance thereof. No waiver by any party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be effective unless in writing and signed by (i) the Company, if the waiver is sought to be enforced by any Holder, or (ii) a Majority of Holders, if the waiver is sought to be enforced by the Company.

(d) Construction. This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

(e) Binding Effect of Agreement. This Agreement shall inure to the benefit of, and be binding upon the successors and permitted assigns of each of the parties hereto.

(f) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction.

(g) Attorneys’ Fees. If any action should arise between the parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys’ fees.

(h) Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.

(i) Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of this Agreement.

(j) Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

(k) Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, email or similar electronic or digital transmission pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

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F-1

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed, as of the date first written above.

DGSE COMPANIES, INC.

By:
Dr. L.S. Smith Chief Executive Officer

STANFORD INTERNATIONAL BANK LTD.

By:
James M. Davis Chief Financial Officer

F-2

ANNEX G

CORPORATE GOVERNANCE AGREEMENT

THIS CORPORATE GOVERNANCE AGREEMENT is made and entered into as of __________ __, 2007 (this “Agreement”), by and among (i) DGSE Companies, Inc., a Nevada corporation (together with its successors and permitted assigns, “DGSE”), (ii) Stanford International Bank, Ltd., a company organized under the laws of Antigua and Barbuda (together with its successors and permitted assigns, “SIBL”), and (iii) Dr. L.S. Smith, an individual resident of the State of Texas (together with his heirs and assigns, “Smith” and, together with SIBL, the “Stockholders”).

RECITALS

WHEREAS, DGSE, its wholly-owned subsidiary, DGSE Merger Corp., a Delaware corporation (“Merger Sub”), Superior Galleries, Inc., a Delaware corporation (f/k/a Tangible Asset Galleries, Inc., a Nevada corporation) (“Superior”), and SIBL, as stockholder agent, made and entered into that certain Amended and Restated Agreement and Plan of Merger and Reorganization as of January 6, 2007 (as amended, modified or supplemented from time to time, the “Merger Agreement”);

WHEREAS, the Merger Agreement provides for the merger of Superior with and into Merger Sub, with Superior as the surviving company and a wholly-owned subsidiary of DGSE (the “Merger”);

WHEREAS, pursuant to the Merger, all outstanding capital stock of Superior may be exchanged for shares of common stock, par value $0.01 per share, of DGSE (the “DGSE Common Stock”), subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, SIBL is currently the largest stockholder of Superior and Smith is currently the largest stockholder of DGSE;

WHEREAS, the stockholders of Superior and DGSE need to approve the Merger Agreement in order for the Merger to be consummated and Smith and SIBL desire to induce each other to support and approve the Merger Agreement and to enter into support agreements in relation thereto; and

WHEREAS, Smith and SIBL desire to establish in this Agreement certain terms and conditions concerning the post-Merger board of directors of DGSE (the “DGSE Board”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto (collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

1. Certain Definitions. Unless otherwise expressly provided herein, the following terms, whenever used in this Agreement, shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any specified Person, (1) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (2) any other Person who is a director, officer, managing member or general partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, of the specified Person or a Person described in clause (1) next above, (3) another Person of whom the specified Person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (4) another Person in whom the specified Person has a substantial beneficial interest or as to whom the specified Person serves as trustee or in a similar capacity, or (5) if applicable, any member of the Immediate Family of the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Associate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act (or any successor regulation thereto).

“Beneficially Own” means, with respect to any Person, any securities:

(a) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants, options or otherwise;

(b) which such Person or any such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act as such rule is in effect on the date of this Agreement), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed to “Beneficially Own” any security under this subparagraph (b) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy given in response to a public proxy or consent solicitation made by DGSE pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations promulgated under the Exchange Act; or

(c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has an agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (b) next above) or disposing of any voting securities of DGSE; provided, however, that nothing in this subparagraph (c) shall cause a person engaged in business as an underwriter of securities to “Beneficially Own” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting under the Securities Act until the expiration of forty days after the date of such acquisition.

The related term “Beneficial Owner” shall have the correlative meaning.

“Common Stock” means the common stock, par value $0.01 per share, of DGSE, or any capital stock into which such common stock may be converted or exchanged.

“DGSE Shares” means, with respect to any Stockholder, all shares of DGSE capital stock (or any capital stock into which such capital stock may be converted or exchanged) Beneficially Owned by such Stockholder.

“Director” means any director on the DGSE Board.

“Effective Time” means the effective time of the consummation of the Merger.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, labor organization, unincorporated organization, or other enterprise, association, organization or business entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” means an “officer” (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act on the date hereof) of DGSE.

“Immediate Family” means, with respect to any individual, such individual’s (i) children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, former spouses, siblings, nieces, nephews, or current or former mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including in each case by adoption, and (ii) any other individual sharing such individual’s household (other than a tenant or employee).

“Independent Director” means a Director or Nominee (i) who is not and has never been an officer or employee of DGSE, Superior or SIBL or their respective Affiliates or Associates, or of any Entity that derived 5% or more of its revenues or earnings in any of its three most recent fiscal years from transactions involving DGSE, Superior, SIBL or any Affiliate or Associate of any of them, (ii) who has no affiliation, compensation, consulting or contracting arrangement with DGSE, Superior or SIBL or their respective Affiliates or Associates or any other Entity such that a reasonable person would regard such individual as likely to be unduly influenced by management of DGSE, Superior or SIBL, respectively, or their respective Affiliates or Associates, and (iii) who is a Director the DGSE Board has determined, or a Nominee the DGSE Board is reasonably likely to determine, to be “independent” within the meaning of the applicable listing rules of DGSE’s principal trading market from time to time and Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1) promulgated thereunder.

“Person” means any (i) individual, (ii) group (within the meaning of Section 13 of the Exchange Act), (iii) supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority of any nature (including any legislature, agency, board, body, bureau, branch, department, division, commission, instrumentality, court, tribunal, magistrate, justice or other entity exercising governmental or quasi-governmental powers, or (iv) any Entity.

“SEC” means the United States Securities and Exchange Commission.

“SEC Rules” means the rules and regulations promulgated by the SEC under the Securities Act, the Exchange Act or SOX.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

2. Board of Directors.

2.1 Nominations. From and after the Effective Time, (i) for so long as SIBL shall Beneficially Own at least 15% of the outstanding shares of Common Stock as of the record date for the applicable meeting at which directors are to be elected to the DGSE Board, SIBL shall have the right to nominate up to two Independent Directors for election to the DGSE Board, (ii) for so long as Smith shall Beneficially Own at least 10% of the outstanding shares of Common Stock as of the record date for the applicable meeting at which directors are to be elected to the DGSE Board, Smith shall have the right to nominate up to two Independent Directors for election to the DGSE Board, (iii) for so long as Smith is an executive officer of DGSE, Smith shall have the right to be nominated for election to the DGSE Board, and (iv) as long as William H. Oyster (“Oyster”) is an executive officer of DGSE, Oyster shall have the right to be nominated for election to the DGSE Board (all of the foregoing six nominees, collectively, the “Nominees”). All Nominees shall be individuals at least 18 years of age.

2.2 Audit Committee Financial Expert. The Stockholders shall use their reasonable efforts to nominate at least one Independent Director who is qualified as an “audit committee financial expert”, as such term is defined for purposes of Item 401(h)(2) of Regulation S-K of the SEC Rules (or satisfies the applicable requirements of any successor rule or regulation thereto).

2.3 Notice of Elections, Etc. DGSE shall provide to each Stockholder entitled to nominate Nominees hereunder and to each executive officer entitled to be nominated as a Nominee hereunder 15 days prior written notice of any intended mailing of notice to its stockholders for a meeting at which directors are to be elected, and any such Stockholder or executive officer, as the case may be, shall notify DGSE in writing, prior to such mailing, of each Nominee nominated by such Stockholder or whether such executive officer requests to be nominated, as the case may be. If any such Stockholder or executive officer fails to give notice to DGSE as set forth in this Section 2.3, it shall be deemed that the Nominee of such Stockholder then serving as a Director shall be its Nominees for reelection or that such executive officer requests to be nominated, as the case may be.

2.4 DGSE Solicitation and Voting of Shares. Subject to the applicable fiduciary duties of the DGSE Board, or any applicable committee thereof, and compliance by DGSE and the DGSE Board, or such committee, in good faith with applicable law, including the SEC Rules and the listing rules of DGSE’s principal trading market, DGSE and the DGSE Board shall, in connection with any vote or meeting of DGSE stockholders at which directors to the DGSE Board are to be elected, (i) cause each Nominee to be included in the slate of nominees recommended by the DGSE Board to DGSE’s stockholders for election as directors, and (ii) use its reasonable efforts to cause the election of each Nominee, including (A) including each Nominee in DGSE’s proxy statement (provided such Nominee promptly provides any information DGSE reasonably requests in connection with the preparation of its proxy statement, including a duly completed director’s questionnaire in such form as DGSE may reasonably provide to such Nominee), (B) recommending a vote for each Nominee, and (C) soliciting proxies in favor of each Nominee’s election to the DGSE Board.

2.5 SIBL Voting. As long as SIBL Beneficially Owns any Common Stock of DGSE, SIBL shall, in its capacity as a stockholder of DGSE, take all reasonable actions, including voting all DGSE Shares which are Beneficially Owned by SIBL in person or by proxy at any annual or special meeting of DGSE stockholders called for the purpose of voting on the election of directors, or executing a written consent in lieu thereof in respect of such DGSE Shares, to elect (i) Smith as a Director if nominated and then an Executive Officer, and (ii) Oyster as a Director if nominated and then an Executive Officer. SIBL shall take all such other actions, including providing instructions to its nominated Directors and causing its Affiliates and Associates to vote all DGSE Shares respectively owned or controlled by them, as may be required to effectuate the intents and purposes of the foregoing.

2.6 Non-Qualified Nominees. If the DGSE Board determines in good faith that a Nominee elected as a Director who is required to be an Independent Director does not qualify as an Independent Director or is otherwise not qualified to serve as a Director pursuant to Section 2.1, the nominating Stockholder shall take all action necessary to cause such Director to resign from office and the DGSE Board may, in compliance with DGSE’s Bylaws as in effect from time to time, remove such Director from office.

2.7 Replacement of Directors. If (i) any Nominee shall fail to be elected as a Director, or (ii) any Nominee elected as a Director shall cease to serve as a Director, whether by virtue of death, resignation (including because such Nominee is required to resign pursuant to the last sentence of Section 2.1), removal or otherwise, before his or her successor has been duly elected and qualified at a meeting of DGSE stockholders at which Directors are to be elected; and in either case a vacancy exists on the DGSE Board, then the Stockholder who had nominated such Nominee or former Director, as the case may be, shall have the right to nominate a replacement Nominee who satisfies the applicable qualifications of such unelected Nominee or former Director, as the case may be, to fill such vacancy within 30 days of the date of such vacancy. In any such case, subject to the applicable fiduciary duties of the DGSE Board, or any applicable committee thereof, and compliance by DGSE and the DGSE Board, or such committee, in good faith with applicable law, including the SEC Rules and the listing rules of DGSE’s principal trading market, the remaining Directors shall act to elect such replacement Nominee to fill such vacancy.

3. Miscellaneous.

3.1 Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions, or to designated “Exhibits,” “Schedules” or “Appendices,” are to the designated Articles, Sections and other subdivisions of, or the designated Exhibits, Schedules or Appendices to, this Agreement;

(b) references to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”;

(d) the term “or” shall not be exclusive;

(e) pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender;

(f) whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa; and

(g) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

3.2 Titles and Headings. The section and paragraph titles and headings contained herein are inserted purely as a matter of convenience and for ease of reference and shall be disregarded for all other purposes, including the construction, interpretation or enforcement of this Agreement or any of its terms or provisions.

3.3 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties. Each of the Parties acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

3.4 Assignment. None of the Parties may assign any of its rights or interests or delegate any of its duties or obligations under this Agreement without the prior written consent of the other Parties, which consent may be withheld in each Party’s sole discretion. Any purported assignment not in full compliance with this Section 3.4 shall be null and void and of no force or effect ab initio. Subject to the sentence next preceding, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and express beneficiaries hereof and their respective heirs, executors, administrators, successors and permitted assigns

3.5 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the Parties.

3.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court, tribunal or other governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that such governmental body, arbitrator or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

3.7 No Waiver. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, or any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance. No waiver by any Party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

3.8 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Dallas, Texas before one arbitrator. The arbitration shall be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on any award may be entered in any court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

3.9 Specific Performance. The Parties declare that it is impossible to measure in money the damages that would accrue to a Party by reason of another Party’s failure to perform any of the obligations hereunder. Each Party therefore consents to an order of specific performance with respect to any of its obligations hereunder. Any Party against whom an order for specific performance is sought hereby waives any claim or defense therein that the moving party has an adequate remedy at law or that money damages would provide an adequate remedy. It shall, however, be the election of the moving party as to whether or not to seek specific performance. An order for specific performance shall be among the remedies that can be granted pursuant to an arbitration instituted under Section 3.8 and enforced by any court of competent jurisdiction. Additionally, solely for the purpose of provisional relief prior to the commencement of the arbitration process provided for in Section 3.8 or pending a determination on the merits pursuant to such arbitration process, any Party may seek from an appropriate court injunctive relief, trustee process, attachments, equitable attachments or similar relief.

3.10 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) upon receipt if sent via registered or certified mail, return receipt requested, in the U.S. mails, postage prepaid, (ii) when sent if sent by facsimile or email; provided, however, that the facsimile or email is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following delivery to a reputable national courier service for overnight delivery; and in each case, addressed to a Party at the following address for such Party:

(a)  If to DGSE, addressed to it at:

DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234
Attn: Dr. L.S. Smith
Facsimile: [omitted]
Email: [omitted]

with a copy (which shall not constitute notice and which shall not be required for delivery to be effective) to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130-2006
Attn: John J. Hentrich, Esq.
Facsimile: [omitted]
Email: [omitted]

(b)  If to Smith, addressed to him at:

Dr. L.S. Smith
519 Interstate 30, #243
Rockwall, Texas 75087
Facsimile:
Email: [omitted]

(c)  If to SIBL, addressed to it at:

Stanford International Bank Ltd.
c/o Stanford Financial Group
6075 Poplar Avenue
Memphis, Tennessee 38119
Attn: James M. Davis, Chief Financial Officer
Facsimile: [omitted]
Email: [omitted]

with a copy (which shall not constitute notice and which shall not be required for delivery to be effective) to:

Adorno & Yoss LLP
2525 Ponce de Leon Blvd., Suite 400
Miami, Florida 33134-6012
Attn: Seth P. Joseph, Esq.
Facsimile: [omitted]
Email: [omitted]

Or in each case to such other address, email address or fax number as the Party to whom the notice, request, instruction or other document is given may have previously furnished to the other Parties in writing in the manner set forth in this Section 3.10.

3.11 Governing Law. This Agreement and the performance of the transactions and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts negotiated, executed and to be performed entirely within such State by residents thereof.

3.12 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated by this Agreement.

3.13 Third-Party Beneficiaries. This Agreement is made solely for the benefit of the Parties and their respective permitted successors and assigns, and, except to the extent provided in Section 2 regarding Oyster, no other Person shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.

3.14 Submission to Jurisdiction; No Jury Trial. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in any court of competent jurisdiction in the County of Dallas, Texas. ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

3.15 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

3.16 Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

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G-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

DGSE COMPANIES, INC.

By:
Dr. L.S. Smith Chairman and Chief Executive Officer

STANFORD INTERNATIONAL BANK, LTD.

By:
James M. Davis Chief Financial Officer

DR. L.S. SMITH

G-2

ANNEX H

NEITHER THIS WARRANT NOR THE WARRANT SHARES (AS HEREINAFTER DEFINED) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT AND THE WARRANT SHARES MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND SUCH LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.

Warrant No. ____

WARRANT
For the Purchase of Common Stock of
DGSE COMPANIES, INC.
a Nevada corporation

VOID AFTER 5:00 P.M., EASTERN STANDARD TIME, ON ________, 2014.

_________ Shares	_________, 2007

FOR VALUE RECEIVED, DGSE COMPANIES, INC., a Nevada corporation (together with its successors, the “Company”), hereby certifies that STANFORD INTERNATIONAL BANK LTD. (the “Holder”) is entitled, subject to the provisions of this Warrant, to purchase from the Company up to ___________ shares of common stock (the “Common Shares”), par value $0.01 per share (“Common Stock”), of the Company, at an initial exercise price equal to $______ per Common Share (the “Exercise Price”), during the period commencing ________, 2007 (the “Date of Issuance”) and expiring at 5:00 P.M., Eastern Standard time, on ________, 2014 (the “Expiration Date”).

The number of Common Shares to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth. The Common Shares deliverable upon such exercise, or the entitlement thereto upon such exercise, and as so adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares”. The warrants issued on the same date hereof bearing the same terms and conditions as this Warrant shall be collectively referred to as the “Warrants”.

The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held subject to, all of the conditions, limitations and provisions set forth herein.

1. EXERCISE OF WARRANT

(a) By Payment of Cash. This Warrant may be exercised by its presentation and surrender to the Company at its principal office (or such office or agency of the Company as it may designate in writing to the Holder hereof), commencing on the Date of Issuance and expiring at 5:00 P.M., Eastern Standard time, on the Expiration Date, with the Warrant Exercise Form attached hereto duly completed and executed and accompanied by payment (either in cash or by certified or official bank check or by wire transfer, payable to the order of the Company) of the Exercise Price for the number of shares specified in such form.

The Company agrees that the Holder hereof shall be deemed the record owner of such Common Shares as of the close of business on the date on which this Warrant shall have been presented and payment made for such Common Shares as aforesaid whether or not the Company or its transfer agent is open for business. Certificates for the Common Shares so purchased shall be delivered to the Holder hereof within a reasonable time, not exceeding 15 days, after the rights represented by this Warrant shall have been so exercised. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant of like tenor evidencing the rights of the Holder hereof to purchase the balance of the shares purchasable hereunder as soon as reasonably practicable.

Notwithstanding anything to the contrary set forth above, each exercise of this Warrant shall cover at least the lesser of (i) 10,000 Common Shares (as adjusted for stock splits, stock dividends, combinations and the like), and (ii) the total number of Common Shares then subject to the Warrant.

(b) Cashless Exercise. In lieu of the payment method set forth in Section 1(a) above, if the Common Stock is then traded or listed on a Principal Market (as defined below), the Holder may elect to exchange all or some of this Warrant for the Common Shares equal to the value of the amount of this Warrant being exchanged on the date of exchange. If the Holder elects to exchange this Warrant as provided in this Section 1(b), the Holder shall tender to the Company this Warrant for the amount being exchanged, along with the Warrant Exercise Form attached hereto duly completed and executed indicating the Holder’s election to exchange some or all of this Warrant, and the Company shall issue to the Holder the number of Common Shares computed using the following formula:

X =	Y × (A − B)
A

Where: X =	The number of Common Shares to be issued to the Holder.

	Y =	The number of Common Shares for which this Warrant is being exercised (as adjusted to the date of such calculation).

	A =	The Market Price (as defined below) of one Common Share.

	B =	The Exercise Price (as adjusted to the date of such calculation).

The Warrant exchange shall take place on the date specified in the form of notice or if the date the notice is received by the Company is later than the date specified in the notice, on the date the notice is received by the Company.

As used herein, the term “Market Price” at any date shall be the arithmetic mean of the last reported sale price or closing price for the most recent five consecutive Trading Days ending on such date (or, if such date is not a Trading Day, the next preceding Trading Day) on which trading occurred on such Principal Market in the Common Stock; the term “Trading Day” means any day other than a Saturday or a Sunday on which the Company’s Principal Market is open for trading in equity securities; and the term “Principal Market” means the Nasdaq Capital Market, the New York Stock Exchange, the Nasdaq Global Market, the American Stock Exchange, the OTC Bulletin Board or any other national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whichever is at the time the principal trading exchange, market or inter-dealer or automated quotation system for the Common Stock.

(c) “Easy Sale” Exercise. In lieu of the payment method set forth in Section 1(a) above, when permitted by law and applicable regulations (including rules of the Nasdaq and National Association of Securities Dealers (“NASD”)), the Holder may pay the aggregate Exercise Price (the “Exercise Amount”) through a “same day sale” commitment from the Holder (and if applicable a broker-dealer that is a member of the NASD (an “NASD Dealer”)), whereby the Holder irrevocably elects to exercise this Warrant and to sell a portion of the shares so purchased to pay the Exercise Amount and the Holder (or, if applicable, the NASD Dealer) commits upon sale (or, in the case of the NASD Dealer, upon receipt) of such shares to forward the Exercise Amount directly to the Company.

2. COVENANTS BY THE COMPANY

The Company covenants and agrees as follows:

(a) Reservation of Shares. During the period within which the rights represented by this Warrant may be exercised, the Company shall, at all times, reserve and keep available out of its authorized capital stock, solely for the purposes of issuance upon exercise of this Warrant, such number of its Common Shares as shall be issuable upon the exercise of this Warrant. If at any time the number of authorized Common Shares shall not be sufficient to effect the exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose. The Company shall have analogous obligations with respect to any other securities or property issuable upon exercise of this Warrant.

(b) Valid Issuance, etc. All Common Shares which may be issued upon exercise of the rights represented by this Warrant included herein will be, upon payment in full thereof, validly issued, fully paid, non-assessable and free from all liens of the Company.

(c) Taxes. All original issue taxes payable in respect of the issuance of Common Shares upon the exercise of the rights represented by this Warrant shall be borne by the Company, but in no event shall the Company be responsible or liable for income taxes or transfer taxes upon the issuance or transfer of this Warrant or the Warrant Shares. The Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for Common Shares in any name other than that of the Holder of this Warrant, and in such case the Company shall not be required to issue or deliver any stock certificate or security until such tax or other charge has been paid, or it has been established to the Company’s reasonable satisfaction that no tax or other charge is due.

(d) Fractional Shares. The Company shall not be required to issue certificates representing fractions of Common Shares. In lieu of any fractional interests, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

3. EXCHANGE OR ASSIGNMENT OF WARRANT

This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other warrants of like tenor but different denominations, entitling the Holder to purchase in the aggregate the same number of Common Shares then purchasable hereunder. Subject to the provisions of this Warrant and the receipt by the Company of any required representations and agreements, upon surrender of this Warrant to the Company with the Warrant Assignment Form annexed hereto duly completed and executed and funds sufficient to pay any transfer tax or charge, the Company shall, without additional charge, execute and deliver a new warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. In the event of a partial assignment of this Warrant, the new warrants issued to the assignee and the Holder shall in the aggregate be exercisable for the same number of Common Shares as the number of Common Shares purchasable under this Warrant at the time of the partial assignment.

4. RIGHTS OF THE HOLDER

The Holder shall not, by virtue hereof, be entitled to any voting or other rights of a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant.

5. ADJUSTMENT OF EXERCISE PRICE

(a) Common Stock Dividends; Common Stock Splits; Reclassification. If the Company, at any time while this Warrant is outstanding, shall (a) pay a stock dividend on its Common Stock, (b) split or subdivide outstanding shares of Common Stock into a larger number of shares (or reverse split or combine the outstanding shares of Common Stock into a smaller number of shares) or (c) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then (i) the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event and (ii) the number of shares of the Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or, in the case of a subdivision or re-classification, shall become effective immediately after the effective date thereof.

(b) Rights; Options; Warrants or Other Securities. If the Company, at any time while this Warrant is outstanding, shall fix a record date for the issuance of rights, options, warrants or other securities to all the holders of its Common Stock entitling them to subscribe for or purchase, convert to, exchange for or otherwise acquire shares of Common Stock for no consideration or at a price per share less than the Exercise Price, the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company (including the exercise price paid for Convertible Securities) would purchase at the Exercise Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance date plus the number of additional shares of Common Stock offered for subscription, purchase, conversion, exchange or acquisition, as the case may be. Such adjustment shall be made whenever such rights, options, warrants or other securities are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options, warrants or other securities.

(c) Subscription Rights. If the Company, at any time while this Warrant is outstanding, shall fix a record date for the distribution to holders of its Common Stock, evidence of its indebtedness or assets or rights, options, warrants or other security (excluding those referred to in Sections 5(a) or 5(b) above and excluding Excluded Securities) entitling them to subscribe for or purchase, convert to, exchange for or otherwise acquire any security, then in each such case the Exercise Price at which this Warrant shall thereafter be exercisable shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the per-share Market Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith, and the denominator of which shall be the per-share Market Price as of such record date.

(d) Rounding. All calculations under this Section 5 shall be made to the nearest 1/10th of a cent or the nearest l/100th of a share, as the case may be.

(e) Notice of Adjustment. Whenever the Exercise Price is adjusted pursuant to this Section 5, the Company shall promptly deliver to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be signed by the chairman, chief executive officer, chief operating officer or chief financial officer of the Company.

(f) Treasury Shares. For purposes of this Section 5, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

(g) Change of Control; Compulsory Share Exchange. In case of (A) any Change of Control Transaction (as defined below) or (B) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (each, an “Event”), lawful provision shall be made (which may be conditioned upon the surrender and exchange of this Warrant for a warrant of like tenor, subject to such adjustments as may be reasonably necessary to account for the applicable transaction, including proportionate adjustments to the Exercise Price) so that the Holder shall have the right thereafter to exercise this Warrant for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Event, and the Holder shall be entitled upon such Event to receive upon exercise hereof such amount of shares of stock and other securities, cash or property as the shares of the Common Stock of the Company into which this Warrant could have been exercised immediately prior to such Event (without taking into account any limitations or restrictions on the exercisability of this Warrant) would have been entitled. The terms of any such Event shall include such terms so as to continue to give to the Holder the right to receive the securities, cash or property set forth in this Section 5(g) upon any exercise or redemption following such Event, and, in the case of an Event specified in clause (A) above, the successor corporation or other entity (if other than the Company) resulting from such reorganization, merger or consolidation, or the person acquiring the properties and assets, or such other controlling corporation or entity as may be appropriate, shall expressly assume the obligation to deliver the securities or other assets which the Holder is entitled to receive hereunder. The provisions of this Section 5(g) shall similarly apply to successive Events. “Change of Control Transaction” means the occurrence of any (i) merger or consolidation of the Company with or into another entity, unless the holders of the Company’s securities immediately prior to such transaction or series of transactions continue to hold at least 50% of such securities following such transaction or series of transactions, or (ii) a sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company in one or a series of related transactions.

(h) Issuances Below Exercise Price. Subject to the last paragraph of this Section 5(h), if the Company, at any time while this Warrant is outstanding:

(i) issues or sells, or is deemed to have issued or sold, any Common Stock (other than any Excluded Securities (as defined below));

(ii) in any manner grants, issues or sells any rights, options, warrants, options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than any Excluded Securities) (such rights, options or warrants being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) or reprices of any of the Company’s issued and outstanding Options or Convertible Securities (other than reprices triggered by the issuance of this Warrant or any other warrants being issued on the date hereof); or

(iii) in any manner issues or sells any Convertible Securities (other than any Excluded Securities);

for (a) with respect to paragraph (i) above, a price per share, or (b) with respect to paragraphs (ii) or (iii) above, a price per share for which Common Stock is issuable upon the exercise of such Options (together with the price per optioned share, if any, paid for the issuance of such Options) or upon conversion or exchange of such Convertible Securities; in either case, which is less than the Exercise Price in effect immediately prior to such issuance or sale, then, immediately after such issuance, sale or grant, the Exercise Price shall be adjusted by multiplying the Exercise Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such Common Stock or Convertible Securities, together with any consideration receivable upon the exercise or conversion of such Convertible Securities, then issued would purchase at the Exercise Price then in effect; and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale plus the number of shares of Common Stock then issued or issuable upon the exercise of any Convertible Securities then issued. No modification of the issuance terms shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Options or Convertible Securities.

“Excluded Securities” means (i) options to be granted pursuant to a stock option plan approved by the stockholders of the Company or by Stanford International Bank Ltd. (“Stanford”), (ii) shares of Common Stock issued upon conversion or exercise of warrants, options or other securities convertible into Common Stock which are or become outstanding on the date hereof or which are described in clause (i) next above, (iii) shares of Common Stock or securities convertible into or exercisable for shares of Common Stock issued or deemed to be issued by the Company in connection with a strategic acquisition by the Company of the assets or business, or division thereof, of another entity which acquisition has been approved by Stanford in writing or by the stockholders of the Company, (iv) issuances of rights in connection with the adoption of a stockholder rights plan, or (v) any other issuance of securities referred to in Sections 5(a), 5(b) or 5(c) above.

Notwithstanding anything herein to the contrary, no adjustment shall be made to the Exercise Price hereunder as a result of the first 100,000 shares of Common Stock issued or issuable upon the exercise of Options or the conversion or exchange of Convertible Securities issued during any fiscal year of the Company while this Warrant is outstanding. If this amount is exceeded in any such fiscal year, the Exercise Price shall be adjusted in accordance with the provisions hereof based solely on the shares of Common Stock sold or the exercise price or conversion price of the Options and Convertible Securities issued, as applicable, thereafter, without any adjustment in respect of the initial 100,000 shares of Common Stock, Options or Convertible Securities issued in such fiscal year.

(i) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 5(h), the following shall be applicable:

(i) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities listed or quoted on a national securities exchange or national quotation system, in which case the amount of consideration received by the Company will be the arithmetic average of the closing sale price of such security for the five (5) consecutive trading days immediately preceding the date of receipt thereof. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or such listed or quoted securities will be determined in good faith by the Board of Directors of the Company.

(ii) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.002.

(iii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(iv) Other Events. If any event occurs that would adversely affect the rights of the Holder of this Warrant but is not expressly provided for by this Section 5 (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Holder; provided, however, that no such adjustment will increase the Exercise Price.

(j) Notice of Certain Events. If:

(i) the Company shall declare a dividend (or any other distribution) on its Common Stock;

(ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;

(iii) the Company shall authorize the granting to the holders of all of its Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights (other than issuances of rights in connection with the adoption of a stockholder rights plan);

(iv) the approval of any stockholders of the Company shall be required in connection with any capital reorganization, reclassification of the Company’s capital stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of exercise of this Warrant, and shall cause to be delivered to the Holder, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided the Company may exclude any information which it deems to be material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (b) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Nothing herein shall prohibit the Holder from exercising this Warrant during the 10-day period commencing on the date of such notice.

(k) Increase in Exercise Price. In no event shall any provision in this Section 5 cause the Exercise Price to be greater than the Exercise Price on the date of issuance of this Warrant, except for a reverse split or other combination of the outstanding shares of Common Stock into a smaller number of shares as referenced in Section 5(a) above. Notwithstanding anything to the contrary in this Section 5, in the event of any adjustment of the Exercise Price or in the securities into which this Warrant may be exercised, the Exercise Price shall be increased as necessary such that the Exercise Price shall be not less than the par value of the shares of capital stock for which this Warrant may be exercised.

6. INVESTMENT INTENT

Unless, prior to the exercise of the Warrant, the issuance of the Warrant Shares has been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Warrant Exercise Form shall be accompanied by a representation of the Holder to the Company to the effect that such shares are being acquired for investment and not with a view to the distribution thereof, and such other representations and documentation as may be required by the Company, unless in the opinion of counsel to the Company such representations or other documentation are not necessary to comply with the Securities Act.

7. RESTRICTIONS ON TRANSFER

(a) Transfer to Comply with the Securities Act. Holder understands that, unless a registration statement relating to the resale of this Warrant and the Warrant Shares shall then be effective under the Securities Act, this Warrant and the Warrant Shares shall be “restricted securities” (as that term is defined in Rule 144 promulgated under the Securities Act). Neither this Warrant nor any Warrant Shares or other securities issuable upon exercise hereof may be sold, assigned, pledged, transferred or otherwise disposed of except in compliance with applicable state securities or “blue sky” laws and as follows: (1) to a person who, in the opinion of counsel satisfactory to the Company, is a person to whom this Warrant or the Warrant Shares may legally be transferred without registration and without the delivery of a current prospectus under the Securities Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 7 with respect to any resale, assignment, pledge, transfer or other disposition of such securities; or (2) to any person upon delivery of a prospectus then meeting the requirements of the Securities Act relating to such securities and the offering thereof for such sale, assignment, pledge, transfer or other disposition.

(b) Legend. Subject to the terms hereof, upon exercise of this Warrant and the issuance of the Warrant Shares, all certificates representing such Warrant Shares (or other securities issuable hereunder) shall bear on the face or reverse thereof substantially the following legend (or another legend substantially in such form as the transfer agent for the Company may from time to time use generally on certificates evidencing restricted securities of the Company):

THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

8. REPRESENTATIONS AND WARRANTIES OF HOLDER

In connection with the issuance of this Warrant, Holder specifically represents and warrants to the Company by acceptance of this Warrant as follows:

(a) If an entity, Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has the requisite entity power and authority to exercise the Warrant and purchase the Warrant Shares.

(b) Holder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, and is not a registered broker-dealer under Section 15 of the Exchange Act.

(c) Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in this Warrant and, upon exercise hereof, the Warrant Shares, and has so evaluated the merits and risks of such investment. The undersigned is able to bear the economic risk of an investment in this Warrant and the Warrant Shares and, at the present time, is able to afford a complete loss of such investment.

(d) Holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant.

(e) Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Securities Act.

(f) Holder is not acquiring this Warrant or purchasing any Warrant Shares as a result of any advertisement, article, notice or other communication regarding this Warrant or the Warrant Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g) Holder understands that neither this Warrant nor the Warrant Shares has been registered under the Securities Act and neither may be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement in compliance with Section 5 under the Securities Act, or (ii) in accordance with all applicable securities and “blue sky” laws of the states of the United States and other jurisdictions. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.

(h) To the extent a registration statement under the Securities Act is not in effect, Holder understands and acknowledges that (i) this Warrant is, and the Warrant Shares (if any) will be, issued and sold to it without registration under the Securities in a private placement that is exempt from the registration provisions of the Securities , and (ii) the availability of such exemption depends in part on, and that the Company and its counsel is relying upon, the accuracy and truthfulness of the foregoing representations and Holder hereby consents to such reliance.

9. LOST, STOLEN OR DESTROYED WARRANTS

In the event that the Holder certifies to the Company that this Warrant has been lost, stolen or destroyed and provides (a) a letter, in form reasonably satisfactory to the Company, to the effect that it will indemnify the Company from any loss incurred by it in connection therewith, and/or (b) an indemnity bond in such amount as is reasonably required by the Company, the Company having the option of electing either (a) or (b) or both, the Company may, in its sole discretion, accept such letter and/or indemnity bond in lieu of the surrender of this Warrant as required by Section 1 hereof.

10. SUBSEQUENT HOLDERS

Every Holder hereof, by accepting the same, agrees with any subsequent Holder hereof and with the Company that this Warrant and all rights hereunder are issued and shall be held subject to all of the terms, conditions, limitations and provisions set forth in this Warrant, and further agrees that the Company and its transfer agent, if any, may deem and treat the registered holder of this Warrant as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

11. NOTICES

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile or email (upon receipt of confirmation of error-free transmission and mailing a copy of such confirmation, postage prepaid by certified mail, return receipt requested) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed the other party at the following address, or at such other addresses as a party may designate by five days advance written notice to the other party hereto.

Company:	DGSE Companies, Inc. 2817 Forest Lane Dallas, Texas 75234 Attn: Dr. L.S. Smith Facsimile: [omitted] Email: [omitted]

with a copy to:	Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, California 92130-2006 Attn: John J. Hentrich, Esq. Facsimile: [omitted] Email: [omitted]

Holder:	Stanford International Bank Ltd. c/o Stanford Financial Group 6075 Poplar Avenue Memphis, Tennessee 38119 Attention: James M. Davis, Chief Financial Officer Facsimile: [omitted] Email: [omitted]

with a copy to:	Adorno & Yoss LLP 2525 Ponce de Leon Boulevard, 4th Floor Coral Gables, Florida 33134 Attention: Seth P. Joseph Facsimile: [omitted] Email: [omitted]

12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

This Warrant shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Warrant may be brought against any party in the federal courts of Texas or the state courts of the State of Texas, and each of the parties consents to the jurisdiction of such courts and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. WAIVER

This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

DGSE COMPANIES, INC.

By:
Dr. L.S. Smith Chairman and Chief Executive Officer

DGSE COMPANIES, INC.

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the attached Warrant dated __________ _____, 200___ (the “Warrant”), pursuant to the provisions of (SELECT ONE) [ Section 1(a) of the Warrant, to the extent of purchasing _____________ shares (the “Shares”) of the common stock, par value $0.01 per share (the “Common Stock”), of DGSE Companies, Inc., a Nevada corporation (the “Company”), and encloses herewith in cash or by certified or official bank check or by wire transfer, payable to the order of the Company, a payment of $_________ in payment therefor, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the Shares ] (OR) [ Section 1(b) of the Warrant to the extent of _________ shares of the common stock, par value $0.01 per share (the “Common Stock”), of DGSE Companies, Inc., a Nevada corporation (the “Company”), which based on an estimated Market Price of $_____ per share would result in the issuance to the Holder of _______ shares (the “Shares”) of Common Stock ] .

As of the date hereof, the undersigned represents and warrants to the Company as follows:

(a) If an entity, the undersigned is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has the requisite entity power and authority to exercise the Warrant and purchase the Shares.

(b) The undersigned is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Act”), and is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended.

(c) The undersigned, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The undersigned is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(d) The undersigned is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant.

(e) The undersigned is acquiring the Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(f) The undersigned is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g) The undersigned understands that the Shares have not been registered under the Act and may not be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Act or pursuant to an effective registration statement in compliance with Section 5 under the Act, or (ii) in accordance with all applicable securities and “blue sky” laws of the states of the United States and other jurisdictions. The undersigned is aware of the provisions of Rule 144 promulgated under the Act.

(h) To the extent a registration statement under the Act is not in effect, the undersigned understands and acknowledges that (i) the Shares are being issued and sold to it without registration under the Act in a private placement that is exempt from the registration provisions of the Act, and (ii) the availability of such exemption depends in part on, and that the Company and its counsel is relying upon, the accuracy and truthfulness of the foregoing representations and the undersigned hereby consents to such reliance.

Please issue a certificate or certificates representing the Shares in the name of the undersigned or in the name of the undersigned’s nominee as is specified below. [ Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or the undersigned’s nominee as is specified below. ]

Name of Holder

Signature of Holder or Authorized Representative

Social Security Number or Tax Identification Number

Signature, if jointly held

Name and Title of Authorized Representative

Address of Holder

Nominee of Holder (if applicable)

Date

DGSE COMPANIES, INC.

WARRANT ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ (“Assignee”) the rights represented by the within Warrant to purchase ____________ shares of common stock, par value $0.01 per share (the “Common Stock”), of DGSE Companies, Inc., a Nevada corporation (the “Company”), to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of the Company with full power of substitution in the premises. The undersigned has informed Assignee that Assignee must make the representations and warranties contained in this form in connection with said transfer, and the undersigned has no reason to belief that Assignee cannot make such representations.

As of the date hereof, the Assignee represents and warrants to the Company as follows:

(a) If an entity, Assignee is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has the requisite entity power and authority to exercise the Warrant and purchase the shares of Common Stock deliverable upon such exercise (the “Warrant Shares”).

(b) Assignee is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Act”), and is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended.

(c) Assignee, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in this Warrant and, upon exercise hereof, the Warrant Shares, and has so evaluated the merits and risks of such investment. The undersigned is able to bear the economic risk of an investment in this Warrant and the Warrant Shares and, at the present time, is able to afford a complete loss of such investment.

(d) Assignee is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant.

(e) Assignee is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(f) Assignee is not acquiring this Warrant or purchasing any Warrant Shares as a result of any advertisement, article, notice or other communication regarding this Warrant or the Warrant Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g) Assignee understands that neither the Warrant nor the Warrant Shares has been registered under the Act and neither may be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Act or pursuant to an effective registration statement in compliance with Section 5 under the Act, or (ii) in accordance with all applicable securities and “blue sky” laws of the states of the United States and other jurisdictions. The Assignee is aware of the provisions of Rule 144 promulgated under the Act.

(h) To the extent a registration statement under the Act is not in effect, Assignee understands and acknowledges that (i) the Warrant is, and the Warrant Shares (if any) will be, issued and sold to it without registration under the Act in a private placement that is exempt from the registration provisions of the Act, and (ii) the availability of such exemption depends in part on, and that the Company and its counsel is relying upon, the accuracy and truthfulness of the foregoing representations and the Assignee hereby consents to such reliance.

Please issue a new Warrant of like tenor for the assigned portion of the attached Warrant in the name of the Assignee or the Assignee’s nominee as is specified below. [ Please issue a new Warrant of like tenor for the unassigned portion of the attached Warrant in the name of the undersigned or the undersigned’s nominee as is specified below. ]

Name of Holder

Signature of Holder or Authorized Representative

Social Security Number or Tax Identification Number of Holder

Signature, if jointly held

Name and Title of Authorized Representative

Address of Holder

Nominee of Holder (if applicable)

Date

Name of Assignee

Signature of Assignee or Authorized Representative

Social Security Number or Tax Identification Number of Assignee

Signature, if to be jointly held

Name and Title of Authorized Representative

Address of Assignee

Nominee of Assignee (if applicable)

ANNEX I

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made and entered into as of January 6, 2007 (this “Agreement”), by and between DGSE Merger Corp., a Delaware corporation (“DGSE”), and Superior Galleries, Inc., a Delaware corporation (f/k/a Tangible Asset Galleries, Inc., a Nevada corporation) (“Superior”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in that certain Amended and Restated Agreement and Plan of Merger and Reorganization, made and entered into as of the date hereof (the “Merger Agreement”), by and among DGSE Companies Inc., a Nevada corporation (“Parent”), DGSE, Superior and Stanford International Bank, Ltd., a company organized under the laws of Antigua and Barbuda (together with its successors, “Stanford”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Superior have approved and declared advisable the Merger Agreement and the merger of DGSE with and into Superior (the “Merger”), with Superior being the surviving corporation;

WHEREAS, Superior is engaged in the business, inter alia, of the sale of rare coins on a retail, wholesale, and auction basis; and

WHEREAS, key personnel of DGSE have substantial expertise that is useful to Superior, and Superior and DGSE desire that, during the Term hereof, DGSE shall supply the services of certain of its corporate officers to serve as senior management of Superior.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

1. Appointment. Superior hereby appoints DGSE to render the Services described in Section 2 for the term of this Agreement.

2. Services.

2.1 DGSE shall provide two or three senior executives (the “Interim Executives”), on a part-time basis, for the term of this Agreement (the “Term”), to serve as the senior management of Superior. These individuals are initially anticipated to be William H. Oyster as interim Chief Executive Officer, Scott Williamson as interim Chief Operating Officer, and John Benson as interim Chief Financial Officer and interim Vice President, Finance. The interim Chief Executive Officer shall report to the Company Board, and the other Interim Executives shall report to the interim Chief Executive Officer.

2.2 During the term of this Agreement, DGSE shall render to Superior, by and through the Interim Executives and such of DGSE’s Representatives and Affiliates and Representatives of such Affiliates as DGSE, in its sole discretion, shall from time to time designate, management, advisory, consulting and other services in relation to operations, inventory management, litigation, strategic planning, sales, restructuring, marketing and financial oversight, including the selection, retention and supervision of independent auditors and outside legal counsel and the authority to approve hiring, discipline, and termination of all Superior employees, consultants and contractors (the “Services”), in consultation with the Company Board.

3. Limitations.

3.1 The Interim Executives shall not effectuate any material business transaction between DGSE (or any of its Affiliates) and Superior (or any of its Affiliates), except (i) as expressly contemplated by the Merger Agreement, (ii) in the Ordinary Course of Business of each of DGSE and Superior, (iii) for permitted intercompany transactions on the terms described in Schedule 3.1 hereto, or (iv) after consulting with and obtaining the approval of the Special Interim Committee of the Company Board, comprised of the Superior directors who are not affiliated with DGSE, initially to consist of Mitchell Stolz and David Rector (the “Independent Committee”).

3.2 The Interim Executives shall not materially change the strategic direction of Superior’s business, except (i) for changes to Superior’s strategic direction described in Schedule 3.2 hereto, or (ii) after consulting with and obtaining the approval of the Independent Committee. The Parties acknowledge and agree that Superior has been operating with heavy losses for an extended period of time and that DGSE shall have broad authority to implement a turnaround, including changing the focus, strategy and direction of Superior as DGSE in its business judgment and discretion deems appropriate, and Superior authorizes and directs the Independent Committee to cooperate with DGSE in implementing DGSE’s turnaround strategy.

4. Payment.

4.1 In consideration for DGSE providing the Services, Superior shall pay DGSE fees in the amount of (i) $50,000 per month for the services of the Interim Executives, and (ii) the hourly compensation rate, without mark-up, for the services of all other DGSE Representatives. Fees shall accrue and be payable on a daily basis. Fee payments shall be non-refundable.

4.2 Superior shall reimburse DGSE, as accrued, for all of its reasonable out-of-pocket expenses, including travel, lodging and related costs for the Interim Executives and other DGSE Representatives for travel to the offices of Superior or otherwise incurred to perform the Services.

4.3 Superior shall pay to DGSE $60,000 concurrently with the execution of this Agreement as an advance payment and retainer for all amounts becoming due under the Agreement, and DGSE may charge its fees and out-of-pocket expenses directly against the retainer as the same accrue. On the first business day of each succeeding calendar month during the term hereof, Superior shall restore the balance of such retainer to $60,000. If at any time the balance of the retainer shall fall below $5,000, Superior shall advance additional funds reasonably requested by DGSE as a retainer. DGSE shall have no obligation to provide any of its Services to Superior, or to incur any out-of-pocket expenses on behalf of Superior, if it shall not be reasonably assured of obtaining indefeasible payment for its Services. DGSE shall be obligated to return any unearned retainer upon the termination of this Agreement.

5. Term of Agreement. The Term shall commence on the date hereof, and shall continue until the first to occur of the following (or such later time as DGSE and Superior may agree in writing): (i) the consummation of the Merger; (ii) the termination of the Merger Agreement; and (iii) the Outside Date. The Parties acknowledge that nothing contained in this Agreement shall obligate either DGSE or Superior to consummate the Merger, and that all commitments related to the consummation of the Merger are set forth in the Merger Agreement.

6. Other Business.

6.1 DGSE and its Affiliates may engage in or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with Superior, notwithstanding that representatives of DGSE or any of its Affiliates are serving on the Company Board or as senior management of the Company. None of DGSE nor any of its Affiliates, as a stockholder, officer or director of Superior, shall have any obligation to offer first to Superior any business opportunity or venture of any kind, nature or description that DGSE or any such Affiliate may wish to pursue from time to time, independently or with others. Nothing in this Agreement shall be deemed to prohibit DGSE or any of its Affiliates from dealing, or otherwise engaging in business, with Persons transacting business with Superior. Superior shall not have any rights or obligations by virtue of this Agreement or the transactions contemplated hereby, in or to any independent venture of DGSE or its Affiliates, or the income or profits or losses or distributions derived therefrom, and such ventures shall not be deemed wrongful or improper even if competitive with the business of Superior.

6.2 During the Term the Interim Executives are expected to continue their current services to DGSE on a part-time basis. Nothing herein shall in any way preclude DGSE or its officers, employees, agents, representatives, members or affiliates, including the Interim Executives, from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by Superior.

7. Confidentiality.

7.1 The Parties acknowledge that DGSE, Superior and Stanford have previously executed that certain Mutual Confidentiality Agreement, effective April 1, 2006 (as amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

7.2 Notwithstanding anything to the contrary in the Confidentiality Agreement, the Parties acknowledge that each may use Residuals for any purpose. “Residuals” means any “Confidential Information” (as defined in the Confidentiality Agreement) and any ideas, concepts, know-how and techniques contained therein retained in the unaided memories of any employee or agent of a Party who has had access to Confidential Information. Memory is deemed unaided if an individual has not intentionally memorized the relevant information for the purpose of retaining and subsequently using or disclosing it for purposes unrelated to the purpose of disclosure.

7.3 Notwithstanding anything to the contrary in the Confidentiality Agreement, the Parties acknowledge that the Interim Executives may use the Confidential Information in connection with providing the Services, including (i) delivering Confidential Information to counterparties to Superior Contracts, (ii) complying with investigations by Governmental Entities, (iii) providing financial and other information to Superior’s independent public auditing firm, and (iv) publicly disclosing the Confidential Information as the Interim Executives in good faith deem necessary to comply with Superior’s reporting obligations under the Securities Act, the Exchange Act, SOX or the SEC Rules.

7.4 DGSE and Superior acknowledge and agree that they are competitors operating in the same line of business and that certain customers, suppliers, vendors and employees in this business are known to both DGSE and Superior and that each Party has access to information regarding such customers, suppliers, vendors and employees that is not Confidential Information. The Party disclosing Confidential Information (“Discloser”) acknowledges that use of such information will not be restricted by, or, in and of itself, be deemed to violate, any provision of this Agreement. If a customer or employee of one Party becomes a customer or employee, respectively, of the other Party, each Party acknowledges and agrees that such other Party will have no liability with respect thereto unless such Party can affirmatively prove that the Party receiving Confidential Information (“Recipient”) used Confidential Information to solicit a customer or employee of Discloser to become a customer or employee, respectively, of Recipient. Furthermore, each Party understands that the other Party may currently or in the future be developing information internally, or receiving information from other Party that may be similar to Discloser’s information. Accordingly, nothing in this Agreement or the Confidentiality Agreement will be construed as a representation or inference that Recipient will not enter into a line of business, that, without violation of this Agreement, would compete with the business of the other Party, assuming there is no misuse of Confidential Information.

8. D&O Insurance. Upon the execution of this Agreement, Superior shall use its commercially reasonably efforts to add the Interim Executives and new members of the Company Board as named beneficiaries under its insurance policy for directors and officers.

9. Exculpation; Limitation of Liability. Each Party agrees, on behalf of itself and its Affiliates, that in performing any duties hereunder, to the maximum extent permitted by applicable law, DGSE and its Representatives, including the Interim Executives, shall not be directly or indirectly liable to any Party, or any Affiliates of any Party, for damages, losses, expenses or other Liabilities, whether sounding in tort, contract or otherwise, arising from their acts or omissions, including for their active negligence, violations of federal or state securities laws, breaches of fiduciary duties, or other wrongful act of DGSE or any such Representative, except for the acts of gross negligence or willful misconduct of such Person. DGSE or its Representatives may consult with legal counsel (whether such counsel will be regularly retained or specifically employed and whether such counsel is engaged by DGSE or Superior) in connection with providing the Services and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. IN NO EVENT SHALL DGSE OR ANY INTERIM EXECUTIVE BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER (OTHER THAN FOR DAMAGES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY DGSE OR THE INTERIM EXECUTIVE), (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (iii) DAMAGES WHICH IN THE AGGREGATE WOULD EXCEED THE AMOUNT OF FEES PAID TO DGSE UNDER THIS AGREEMENT (OTHER THAN FOR DAMAGES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY DGSE OR THE INTERIM EXECUTIVE). Each Party hereby agrees to defend, indemnify and hold harmless DGSE and its Representatives for any Liabilities to any Affiliate of such Party to the extent the provisions of this Section 9 would limit such Liabilities if such Affiliate were a party and signatory hereto.

10. Indemnification.

10.1 Superior shall defend, indemnify and hold DGSE, the Interim Executives and their respective Representatives and Affiliates (collectively, the “Indemnified Parties”) harmless from and against all damages, losses, expenses or other Liabilities incurred by the Indemnified Parties directly or indirectly as a result of providing the Services during the Term, including, to the maximum extent permitted by applicable law, for the active negligence, violations of federal or state securities laws, breaches of fiduciary duties, or other wrongful act of an Indemnified Party; provided, however, that Superior shall not be liable for any loss caused by the gross negligence or willful misconduct of an Indemnified Party.

10.2 All claims for indemnification under this section shall be asserted and resolved as follows:

(a) Third party claims.

(1) If an Indemnified Party becomes aware of a third-party claim that such Indemnified Party believes may result in a loss to such Indemnified Party, such Indemnified Party (or DGSE on such Indemnified Party’s behalf) shall promptly notify Superior of such claim; provided that the failure to so notify Superior shall not relieve Superior of any liability that it may have to any Indemnified Party, except to the extent that Superior demonstrates that the defense of such third-party claim is materially prejudiced by the failure to give such notice.

(2) If an Indemnified Party (or DGSE on its behalf) provides notice to Superior of the assertion of a third-party claim, Superior shall be entitled to assume the defense of such third-party claim unless (i) Superior is also a Person against whom the third-party claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) Superior fails to provide reasonable assurance to the Indemnified Party of both (x) the financial capacity of Superior to defend such third-party claim, and (y) the ability of Superior to provide indemnification or to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party. After notice from Superior to the Indemnified Party of its election to assume the defense of such third-party claim, Superior shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If Superior assumes the defense of a third-party claim, (A) such assumption shall establish conclusively for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (B) no compromise or settlement of such third-party claims may be effected by Superior without the Indemnified Party’s prior written consent unless (1) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (2) the sole relief provided is monetary damages that are paid in full by Superior, and (3) the Indemnified Party shall have no liability with respect to any compromise or settlement of such third-party claims effected without its written consent. If notice is given to Superior of the assertion of any third-party claim and Superior does not, within ten days after the Indemnified Party’s notice is provided, provide notice to the Indemnified Party of the election of Superior to assume the defense of such third-party claim, then the Indemnified Party may assume the defense of such third-party claim at the expense of Superior. Superior shall be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Party.

(3) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to Superior, assume the exclusive right to defend, compromise or settle such third-party claim, but Superior shall not be bound by any determination of any third-party claim (including the losses incurred in connection therewith) so defended for the purposes of this Agreement or any compromise or settlement effected, without its written consent.

(4) Any dispute between any Indemnified Party and Superior under this section shall be resolved pursuant to the dispute resolution procedures described in Section 10.2(b) and Section 12.

(5) If Superior has conducted any defense or consented to any settlement under this section, Superior shall not have the right, power or authority to object to the amount of any claim by any Indemnified Party with respect to and in accordance with such settlement.

(b) Non-third party claims.

(1) If an Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, such Indemnified Party shall with reasonable promptness deliver a notice with respect to such claim to Superior. Such notice shall set forth (i) a brief description of the circumstances supporting such Indemnified Party’s claim against Superior; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential losses that have arisen and may arise related to such claim. If Superior does not notify such Indemnified Party within 30 calendar days from the date of receipt of such notice that Superior disputes such claim, the amount of such claim shall be conclusively deemed a liability of Superior hereunder. In case Superior shall object in writing to any claim made in accordance with this section, the Indemnified Party shall have 15 calendar days to respond in a written statement to the objection of Superior. If after such 15 calendar day period there remains a dispute as to any claim, the Indemnified Party and Superior shall attempt in good faith for 60 calendar days to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and Superior should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If such parties do not so agree, the Indemnified Party and Superior shall resolve such dispute pursuant to Section 12 and Section 15.6.

10.3 An Indemnified Party’s failure to give reasonably prompt notice to Superior of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve Superior of any liability which Superior may have to such Indemnified Party, unless the failure to give such notice materially and adversely prejudiced Superior.

10.4 Each Party, on its own behalf, and on behalf of its Affiliates, agrees that DGSE shall not owe any fiduciary duties to such Party or its Affiliates, in any capacity (including as a stockholder or creditor of Superior) in the performance of any of the Services.

11. Right of Setoff. Superior hereby grants to DGSE a right of setoff upon any and all monies, securities or other property of Superior, and the proceeds therefrom, now or hereafter held or received by or in transit to DGSE from or for the account of Superior (including any amounts held as a retainer hereunder), whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon and against any and all claims or other Actions of Superior against DGSE, or any sums owing from DGSE to Superior, at any time arising or existing. The right of setoff granted pursuant to this Section 11 shall be cumulative of and in addition to DGSE’s common law right of setoff.

12. Arbitration.

12.1 If a dispute arises concerning the matters contemplated by this Agreement, the Party defending the claim (the “Defending Party”), may, by written notice to the Party asserting the claim (the “Prosecuting Party”), demand arbitration of the matter, which arbitration shall be conducted by a single arbitrator. The Prosecuting Party and the Defending Party shall use their respective best efforts to agree on the arbitrator, provided that if they cannot so agree within ten business days (or such longer period as they may agree), either the Prosecuting Party or the Defending Party can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Defending Party and Prosecuting Party an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the other of them about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent Law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusions of Law, which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive.

12.2 Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas, Texas under the commercial rules then in effect for JAMS. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

13. Notices. All notices, requests, instructions or other documents to be given or delivered under this Agreement shall be in writing and shall be deemed given: (i) five Business Days following the deposit of registered or certified mail in the United States mails, postage prepaid, (ii) when confirmed by telephone confirmation, if sent by facsimile or email, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one Business Day following delivery to a reputable national courier service for overnight delivery, postage prepaid; and in each case, addressed to a Party at the following address for such Party:

If to DGSE, addressed to it at:

DGSE Merger Corp.
2817 Forest Lane
Dallas, Texas 75234
Attn: Dr. L.S. Smith
Facsimile: [omitted]
Email: [omitted]

with a copy (which shall not constitute notice and which shall not be required for delivery to be effective) to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130-2006
Attn: John J. Hentrich, Esq.
Facsimile: [omitted]
Email: [omitted]

If to Superior, addressed to it at:

Superior Galleries, Inc.
9478 W. Olympic Boulevard
Beverly Hills, California 90212
Attn: Chair, Special Independent Committee
Facsimile: [omitted]
Email: [omitted]

with copies (which shall not constitute notice and which shall not be required for delivery to be effective) to:

Rutan & Tucker LLP
611 Anton Boulevard Suite 1400
Costa Mesa, California 92626-1931
Attn: Thomas Brockington, Esq.
Facsimile: [omitted]
Email: [omitted]

and:

Stanford International Bank Ltd.
c/o Stanford Financial Group
6075 Poplar Avenue
Memphis, Tennessee 38119
Attn: James M. Davis, Chief Financial Officer
Facsimile: [omitted]
Email: [omitted]

and:

Adorno & Yoss LLP
2525 Ponce de Leon Blvd., Suite 400
Miami, Florida 33134-6012
Attn: Seth P. Joseph, Esq.
Facsimile: [omitted]
Email: [omitted]

Any Party may change its address, email address or fax number for purposes hereof to such other address, email address or fax number as such Party may have previously furnished to the other Parties in writing in accordance with this Section 13.

14. Status. The Parties intend that DGSE shall be an independent contractor pursuant to this Agreement, and that this Agreement shall not be construed to create or give rise to any partnership, agency or joint venture.

15. Miscellaneous.

15.1 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

15.3 Entire Agreement. This Agreement, together with the Merger Agreement and the Confidentiality Agreement, constitute the entire agreement and understanding of the Parties in respect of the subject matter of this Agreement and supersede all prior agreements and undertakings by or among the Parties, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement.

15.4 Assignment. Neither this Agreement nor any of the rights, interests, Liabilities or obligations hereunder shall be assigned by any of the Parties, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void and of no force or effect; provided that DGSE may assign its rights and obligations hereunder to any of its Affiliates.

15.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in (i) Section 10 with respect to Indemnified Parties and (ii) Section 8 with respect to Interim Executives and new members of the Superior board of directors.

15.6 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the performance of the obligations of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts negotiated, executed and to be performed entirely within such State.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of any Texas district court and any state appellate court therefrom within the County of Dallas in the State of Texas (or, if the Texas district court declines to accept jurisdiction over a particular matter, any state or federal court within said County) in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Texas state court or, to the extent permitted by law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Texas state or federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Texas state or federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each Party irrevocably consents to service of process in the manner provided for notices under this Agreement. Nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.7 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute but one and the same agreement.

15.8 Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, email or similar electronic or digital transmission pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

15.9 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies in this Agreement that are expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

15.10 Time. Time is of the essence in the performance of this Agreement.

15.11 Interpretation. The terms and provisions of Section 1.3 of the Merger Agreement are hereby incorporated by reference herein and shall apply to this Agreement mutatis mutandis, as if expressly set forth herein.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

I-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

DGSE MERGER CORP.

By:	/s/ William H. Oyster
William H. Oyster Chief Executive Officer

SUPERIOR GALLERIES, INC.

By:	/s/ Silvano DiGenova
Silvano DiGenova Chief Executimve Officer

I-2

SCHEDULE 3.1

PERMITTED INTERCOMPANY TRANSACTIONS

The following transactions may be effected between DGSE Merger Corp. and its Affiliates (collectively, “DGSE”) and Superior Galleries, Inc. and its Affiliates (collectively, “Superior”):

1. DGSE and Superior may each consign jewelry, watches, coins, collectibles, and any other inventory to the other for sale to customers at the standard DGSE dealer rates.

2. DGSE may pay Superior standard dealer rates for scrap gold, silver, and other metals.

3. DGSE may repair jewelry, watches, and other inventory items for Superior or Superior’s customers at standard dealer rates.

4. Each may sell the other inventory as needed based on standard DGSE dealer rates.

5. DGSE may consign rare coins to Superior for auction at the preferred standard auction consignment rates charged by Superior.

6. DGSE may write appraisals for Superior jewelry inventory or Superior customer jewelry and charge the standard customer rates.

7. Either company may consign to the other items to be sold on eBay or other Internet sites; such items may be consigned to Superior to establish DGSE’s interest in such items.

Sch-3.1

SCHEDULE 3.2

APPROVED STRATEGIC CHANGES

DGSE Merger Corp., acting through the Interim Executives and its other Representatives (collectively, “DGSE”), is authorized to change the strategic direction of Superior Galleries, Inc. and its Affiliates (collectively, “Superior”) in, inter alia, the following manner:

1. DGSE may reassign Superior personnel between operating activities, or substantially increase or decrease staffing levels.

2. DGSE may increase or decrease Superior’s emphasis on any or all of the following operating activities:

2.1 auction;

2.2 wholesale;

2.3 retail;

2.4 over the counter buying and selling (second-hand transactions);

2.5 scrap processing;

2.6 trading;

2.7 dealer wholesale; and

2.8 any other activity in which Superior is currently engaged.

3. DGSE may change Superior’s accounting hardware and software.

4. DGSE may modify Superior’s corporate policies regarding compensation and fringe benefits.

5. DGSE may change Superior’s advertising form and policy.

6. DGSE may introduce new business related to jewelry, watches, diamonds.

Sch-3.2

ANNEX J

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DGSE Companies, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

RESOLVED: That Article Fourth of the Articles of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“Fourth. The total authorized capital stock of the Corporation shall consist of Thirty Million (30,000,000) shares of Common Stock of the par value of one cent ($0.01) per share.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):    X

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07

J-1

ANNEX K

December 21, 2006

Board of Directors
Superior Galleries, Inc.
9478 West Olympic Boulevard
Beverly Hills, CA 90212

Gentlemen:

Stenton Leigh Valuation Group, Inc. (“Stenton Leigh” or “SL”) has been advised that, DGSE Companies, Inc. (formerly known as Dallas Gold and Silver Exchange, Inc.) (“DGSE”) and Superior Galleries, Inc. (“SPGR” or the “Company”) have entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Under the Merger DGSE will issue an aggregate of 3,700,000 shares of DGSE common stock currently valued at $2.65 per share, or a total value of $9,805,000 to the shareholders of SPGR in exchange for a wholly owned interest in SPGR. This business arrangement is referred to herein as the “Transaction”.

We have been retained to render an opinion as to whether, on the date of this opinion, the Transaction is fair, from a financial point of view, to the SPGR minority shareholders.

We have not been requested to opine as to, and the opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for SPGR, the decision on whether SPGR should complete the Transaction, or other alternatives to the Transaction that might exist for SPGR. The amount of consideration being paid by DGSE to acquire the existing operating business of SPGR was determined pursuant to negotiations between the relevant parties and not pursuant to recommendations of SL.

In arriving at its opinion, SL took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, SL:

•

Reviewed the Merger/ Agreement;

•

Reviewed publicly available financial information and other data with respect to SPGR, including the Annual Report on Form 10-K for the years ended June 30, 2005, and June 30, 2006;

•

Reviewed publicly available financial information and other data with respect to SPGR, including the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, December 31, 2005, March 31, 2006, and September 30, 2006, and discussed performance to December 15, 2006 with SPGR management;

•

Reviewed publicly available financial information and other data with respect to DGSE, including the Annual Report on Form 10-K for the year ended December 31, 2005;

•

Reviewed publicly available financial information and other data with respect to DGSE, including the Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, and discussed performance to December 15, 2006 with SPGR management;

•

Reviewed and analyzed the Transaction’s pro-forma impact on SPGR’s capitalization;

•

Reviewed and analyzed the Transaction’s pro-forma impact on SPGR’s securities outstanding and stockholder ownership;

•

Reviewed the planned conversion features of debt to equity by Stanford International Bank Ltd and planned issuance of warrants to Stanford International Bank Ltd at the closing of the Transaction;

•

Considered the historical financial results and present financial condition of SPGR and DGSE;

•

Reviewed the trading market for the common stock of SPGR and DGSE;

•

Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to SPGR and DGSE;

•

Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of SPGR and DGSE.

SL also performed such other analyses and examinations as it deemed appropriate and held discussions with SPGR and DGSE management in relation to certain financial and operating information furnished to SL, including financial analyses with respect to their respective business and operations.

In arriving at its opinion, SL relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, SL relied upon the assurances of SPGR and DGSE management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, SL assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. SL did not make a physical inspection of the properties and facilities of SPGR and DGSE. In addition, SL did not attempt to confirm whether SPGR and DGSE had good title to their respective assets.

SL assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. SL assumes that the Transaction will be consummated substantially in accordance with the terms set forth in the Merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the stockholders of SPGR.

SL’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of December 15, 2006. Accordingly, although subsequent developments may affect its opinion, SL has not assumed any obligation to update, review or reaffirm its opinion.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, SL made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, SL may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be SL’s view of the value of SPGR’s assets. The estimates contained in SL’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, SL’s analyses and estimates are inherently subject to substantial uncertainty. SL believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by SL in connection with the preparation of its opinion. The analyses performed were prepared solely as part of SL’s analysis of the fairness, from a financial point of view, of the Transaction to the minority stockholders, and were provided to SPGR’s board of directors in connection with the delivery of SL’s opinion. The opinion of SL was just one of the many factors taken into account by SPGR’s board of directors in making its determination to approve the Transaction, including those described elsewhere in the SPGR information statement.

Our opinion is for the use and benefit of the Company’s Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company whether such stockholder should take any action, if required, in connection with the contemplated Transaction. SL does not express any opinion as to the future performance of DGSE, or the price at which DGSE’s common stock would trade at any time in the future. Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Transaction is fair, from a financial point of view, to the Company’s minority stockholders.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. Neither SL nor its principals beneficially own any interest in SPGR or DGSE. SL has not provided any other services to SPGR or DGSE and SL’s fee for providing the fairness opinion is not contingent on the completion of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of SL, except that this opinion may be reproduced in full in, and references to the opinion and to SL and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

/s/ STENTON LEIGH VALUATION GROUP, INC.
STENTON LEIGH VALUATION GROUP, INC.

K-1

ANNEX L

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
(APPRAISAL RIGHTS)

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

L-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.

Under Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, but only if such person (i) did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is not eligible for indemnification. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, but only if such person (i) did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, Section 78.7502(3) provide for mandatory indemnification for him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Section further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Registrant’s Articles of Incorporation provides that any person who is or was a director or officer of the corporation shall not be personally liable for any breach of his or her fiduciary duties as a director or officer, except to the extent such liability may not be eliminated by applicable law from time to time in effect.

The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

The Registrant maintains liability insurance for the benefit of its directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. See Index of Exhibits.

(b) Schedules. Schedules have been omitted since the information required is not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

2. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

1. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April  20, 2007.

DGSE Companies, Inc.

By:	/s/ Dr. L.S. Smith
Dr. L.S. Smith Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April  20, 2007.

Name	Title

/s/ Dr. L.S. Smith	Chief Executive Officer (Principal Executive Officer), Secretary and Chairman of the Board (Director)
Dr. L.S. Smith

/s/ John Benson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
John Benson

*	President, Chief Operating Officer and Director
William H. Oyster

*	Director
William P. Cordeiro

*	Director
Craig Alan-Lee

*

Executed pursuant to a power of attorney filed with this Registration Statement.

By:	/s/ Dr. L.S. Smith
Attorney in Fact

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description	Previously Filed Herein	Incorporated by Reference	Form	Date Filed with SEC	Exhibit No.
2.1	Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of January 6, 2007		×	8-K	January 9, 2007	2.1
2.2	Limited Joinder Agreement, dated as of January 6, 2007		×	8-K	January 9, 2007	2.9
3.1	Articles of Incorporation dated September 17, 1965		×	8-A12G	June 23, 1999	3.1
3.2	Certificate of Amendment to Articles of Incorporation, dated October 14, 1981		×	8-A12G	June 23, 1999	3.2
3.3	Certificate of Resolution, dated October 14, 1981		×	8-A12G	June 23, 1999	3.3
3.4	Certificate of Amendment to Articles of Incorporation , dated July 15, 1986		×	8-A12G	June 23, 1999	3.4
3.5	Certificate of Amendment to Articles of Incorporation, dated August 23, 1998		×	8-A12G	June 23, 1999	3.5
3.6	Certificate of Amendment to Articles of Incorporation, dated June 26, 1992		×	8-A12G	June 23, 1999	3.6
3.7	Certificate of Amendment to Articles of Incorporation, dated June 26, 2001		×	8-K	July 3, 2001	1.0
3.8	By-laws, dated March 2, 1992		×	8-A12G	June 23, 1999	3.7
4.1	Specimen Common Stock Certificate	×
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding validity	×
8.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding certain tax matters	×
10.1	Renewal, Extension And Modification Agreement dated January 28, 1994, by and among DGSE Corporation and Michael E. Hall And Marian E. Hall		×	10-KSB	March 1995	10.2
10.2	Lease Agreement dated June 2, 2000 by and between SND Properties and Charleston Gold and Diamond Exchange, Inc.		×	10-KSB	March 29, 2001	10.1
10.3	Lease agreement dated October 5, 2004 by and between Beltline Denton Road Associates and Dallas Gold & Silver Exchange		×	10-K	April 15, 2005	10.2
10.4	Lease agreement dated December 1, 2004 by and between Stone Lewis Properties and Dallas Gold & Silver Exchange		×	10-K	April 15, 2005	10.3
10.5	Lease agreement dated November 18, 2004 by and between Hinkle Income Properties LLC and American Pay Day Centers, Inc.		×	10-K	April 15, 2005	10.4
10.6	Lease Agreement dated January 17, 2005 by and between Belle-Hall Development Phase III Limited Partnership and DGSE Companies, Inc.	×
10.7	Loan Agreement, dated as of December 22, 2005, between DGSE Companies, Inc. and Texas Capital Bank, N.A.		×	8-K/A	August 17, 2006	10.1
10.8	First Amendment to Loan Agreement and Other Loan Documents, dated as of August 14, 2006, between DGSE Companies, Inc. and Texas Capital Bank, N.A.		×	8-K/A	August 17, 2006	10.2
10.9	Support Agreement, DGSE stockholders, dated as of January 6, 2007		×	8-K	January 9, 2007	99.1
10.10	Securities Exchange Agreement, dated as of January 6, 2007		×	8-K	January 9, 2007	99.2
10.11	Warrant to DiGenova, issued January 6, 2007		×	8-K	January 9, 2007	99.3

Exhibit No.	Description	Previously Filed Herein	Incorporated by Reference	Form	Date Filed with SEC	Exhibit No.

10.12	Support Agreement, Superior stockholders, dated as of January 6, 2007		×	8-K	January 9, 2007	99.5
21	List of Subsidiaries	×
23.1	Consent of BKR Cornwell Jackson	×
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP	×
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP	See Exhibits 5.1 and 8.1
24.1	Powers of Attorney	×
99.1	Form of Proxy – DGSE Companies	×
99.2	Form of Proxy – Superior Galleries	×
99.3	Consent of David Rector	×
99.4	Consent of Mitchell T. Stoltz	×
99.5	Consent of Richard Matthew Gozia	×